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INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

As filed with the Securities and Exchange Commission on March 18, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KITE REALTY GROUP TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	11-3715772 (I.R.S. Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN 46204
(317) 577-5600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John A. Kite
Chairman of the Board and Chief Executive Officer
Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David W. Bonser Paul D. Manca Michael E. McTiernan Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, D.C. 20004 Tel: (202) 637-5600 Fax: (202) 637-5910	David E. Brown Justin R. Howard Rosemarie A. Thurston Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel: (404) 881-7000 Fax: (404) 881-7777

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Shares, par value $0.01 per share	201,100,963	N/A	$895,870,000	$115,388.06

(1)
Represents the estimated maximum number of common shares, $0.01 par value per share, of Kite Realty Group Trust ("Kite Realty") to be issued in connection with the merger described herein based on 117,809,586 shares of common stock, par value $0.001 per share, of Inland Diversified Real Estate Trust, Inc. ("Inland Diversified") outstanding as of March 3, 2014, multiplied by the maximum exchange ratio of 1.707 Kite Realty common shares for each share of Inland Diversified common stock.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(2) under the Securities Act.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1 million of the proposed maximum aggregate offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Kite Realty Group Trust may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION
DATED MARCH 18, 2014

JOINT PROXY STATEMENT/PROSPECTUS

To the Shareholders of Kite Realty Group Trust and the Stockholders of Inland Diversified Real Estate Trust, Inc.:

        The board of trustees of Kite Realty Group Trust, which we refer to as Kite Realty, and the board of directors of Inland Diversified Real Estate Trust, Inc., which we refer to as Inland Diversified, each have approved an agreement and plan of merger, dated as of February 9, 2014, which we refer to as the merger agreement, by and among Kite Realty, KRG Magellan, LLC, which we refer to as Merger Sub, and Inland Diversified. Pursuant to the merger agreement, Kite Realty and Inland Diversified will combine through a merger of Inland Diversified with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. The combined company, which we refer to as the Combined Company, will retain the name "Kite Realty Group Trust" and will continue to trade on the New York Stock Exchange, or NYSE, under the symbol "KRG." John A. Kite, the current chairman of the board of trustees and chief executive officer of Kite Realty, will continue to serve as the chairman of the board of trustees and chief executive officer of the Combined Company and three designees of Inland Diversified will be appointed to the Kite Realty board of trustees following the merger. The obligations of Kite Realty and Inland Diversified to effect the merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement (including the approvals of each company's shareholders).

        If the merger is completed pursuant to the merger agreement, each outstanding share of common stock of Inland Diversified immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive between 1.707 and 1.650 common shares of beneficial interest of Kite Realty, which we refer to as Kite Realty common shares, based on the exchange ratio in the merger agreement, which we refer to as the exchange ratio. The exact exchange ratio is based on the volume-weighted average trading price of Kite Realty common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder meeting with respect to the approval of the merger and the other transactions contemplated by the merger agreement, which we refer to as the average trading price, but cannot be higher than 1.707 or lower than 1.650. If the average trading price is:

  •
  equal to or less than $6.36, the exchange ratio will equal 1.707;

  •
  between $6.36 and $6.58, the exchange ratio will equal $10.85 divided by the average trading price; and

  •
  $6.58 or greater, the exchange ratio will equal 1.650.

        If, for example, the Inland Diversified special meeting was held on [    •    ], 2014, the average trading price would have been $[    •    ], resulting in an exchange ratio of [    •    ] and an implied value per share of Inland Diversified common stock of $[    •    ] based on such average trading price. The actual exchange ratio may be higher or lower than this example depending upon the actual average trading price. In addition, the trading price of the Kite Realty common shares will continue to fluctuate after the determination of the actual exchange ratio.

        Based on the number of shares of Inland Diversified common stock outstanding on [    •    ], 2014, the latest practicable date prior to the record date for the Inland Diversified special meeting of stockholders, we expect between [    •    ] million and [    •    ] million Kite Realty common shares to be issued in connection with the merger. We anticipate that, after giving effect to the merger, continuing Kite Realty common shareholders will own between 40.6% and 41.4% of the diluted common equity of the Combined Company, and former Inland Diversified stockholders will own between 58.6% and 59.4% of the diluted common equity of the Combined Company.

        Kite Realty and Inland Diversified each will be holding a special meeting of their respective shareholders. At the Kite Realty special meeting, Kite Realty shareholders will be asked to vote on (i) a proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, (ii) a proposal to approve an amendment to Kite Realty's Articles of Amendment and Restatement of Declaration of Trust, as amended, which we refer to as the Kite Realty declaration of trust amendment, to increase the number of authorized Kite Realty common shares in order to have sufficient shares available to issue to Inland Diversified stockholders in the merger and to have additional shares available following the merger, and (iii) a proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposals to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement and to approve the Kite Realty declaration of trust amendment. At the Inland Diversified special meeting, Inland Diversified stockholders will be asked to vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement and (ii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

        The record date for determining the shareholders entitled to receive notice of, and to vote at, the Kite Realty special meeting and the Inland Diversified special meeting is [    •    ], 2014. The merger cannot be completed unless the Inland Diversified stockholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock, the Kite Realty shareholders approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement by the affirmative vote of a majority of the votes cast on the matter by holders of Kite Realty common shares and the Kite Realty shareholders approve the Kite Realty declaration of trust amendment by the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

        The Kite Realty board of trustees, which we refer to as the Kite Realty Board, has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Kite Realty and the Kite Realty shareholders, and (ii) approved, adopted and declared advisable the merger agreement and the merger and approved, adopted and declared advisable the Kite Realty declaration of trust amendment. The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, FOR the proposal to approve the Kite Realty declaration of trust amendment and FOR the proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the issuance of Kite Realty common shares pursuant to the merger agreement and to approve the Kite Realty declaration of trust amendment.

        The Inland Diversified board of directors, which we refer to as the Inland Diversified Board, based on the unanimous recommendation of an independent special committee of the Inland Diversified Board, has (i) determined that the terms of the merger and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Inland Diversified and its stockholders, (ii) approved and declared advisable the merger, and (iii) approved and adopted the merger agreement. The Inland Diversified Board recommends that Inland Diversified stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to approve one or more adjournments of the Inland Diversified special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

        In addition to being a joint proxy statement, this document is also a prospectus for Kite Realty common shares that will be issued to Inland Diversified stockholders pursuant to the merger agreement.

        This joint proxy statement/prospectus contains important information about Kite Realty, Inland Diversified, the merger, the merger agreement and the special meetings. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled "Risk Factors" beginning on page [    •    ].

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Kite Realty special meeting or the Inland Diversified special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the applicable special meeting. Please note that the failure to vote your shares of Inland Diversified common stock is the equivalent of a vote against the merger, as described herein, and the failure to vote your Kite Realty common shares is the equivalent of a vote against the Kite Realty declaration of trust amendment, as described herein.

Sincerely,
John A. Kite	Barry L. Lazarus
Chairman and Chief Executive Officer	President and Chief Operating Officer
Kite Realty Group Trust	Inland Diversified Real Estate Trust, Inc.

        Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated [    •    ], 2014, and is first being mailed to Kite Realty shareholders and Inland Diversified stockholders on or about [    •    ], 2014.

KITE REALTY GROUP TRUST

30 S. Meridian Street, Suite 1100
Indianapolis, Indiana 46204

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2014

To the Shareholders of Kite Realty Group Trust:

        You are invited to attend a special meeting of shareholders of Kite Realty Group Trust, a Maryland real estate investment trust, or "REIT," which we refer to as Kite Realty. The meeting will be held on [    •    ], [    •    ], 2014, at [    •    ] a.m., Eastern Time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204. At the meeting, shareholders will consider and vote upon the following matters:

  •
  a proposal to approve the issuance of common shares of beneficial interest of Kite Realty, which we refer to as Kite Realty common shares, to the stockholders of Inland Diversified Real Estate Trust, Inc., a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes, which we refer to as Inland Diversified, pursuant to the Agreement and Plan of Merger dated as of February 9, 2014, as it may be amended or modified from time to time (a copy of which is attached as Annex A to this joint proxy statement/prospectus accompanying this notice), which we refer to as the merger agreement, by and among Kite Realty, KRG Magellan, LLC, which we refer to as Merger Sub, and Inland Diversified, pursuant to which Inland Diversified will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty, which we refer to as the merger;

  •
  a proposal to approve an amendment to Kite Realty's Articles of Amendment and Restatement of Declaration of Trust, as amended, which we refer to as the Kite Realty declaration of trust amendment, to increase the total number of authorized common shares of beneficial interest of Kite Realty from 200,000,000 to [    •    ]; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the share issuance proposal and the declaration of trust amendment proposal.

THE KITE REALTY BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE SHARE ISSUANCE PROPOSAL, ARE IN THE BEST INTERESTS OF KITE REALTY AND THE KITE REALTY SHAREHOLDERS, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE KITE REALTY DECLARATION OF TRUST AMENDMENT. THE KITE REALTY BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS.

        Kite Realty shareholders of record at the close of business on [    •    ], 2014, are entitled to receive this notice and vote at the Kite Realty special meeting and any adjournments thereof.

        The proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on this proposal by holders of Kite Realty common shares. The issuance of Kite Realty common shares to Inland Diversified stockholders cannot occur, and therefore the merger cannot be completed, without the approval of this proposal by Kite Realty shareholders.

        The proposal to approve the Kite Realty declaration of trust amendment to increase the total number of authorized Kite Realty common shares requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares. The Kite Realty declaration of trust cannot be amended to increase the total number of authorized Kite Realty common shares, and therefore the merger cannot be completed, without the approval of this proposal by Kite Realty shareholders.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Kite Realty special meeting.

        Your vote is important. Whether or not you expect to attend the Kite Realty special meeting in person, we urge you to vote your Kite Realty common shares as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your Kite Realty common shares may be represented and voted at the Kite Realty special meeting. If your Kite Realty common shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder of your Kite Realty common shares.

By Order of the Board of Trustees of
Kite Realty Group Trust
Thomas R. Olinger
 Secretary

Indianapolis, Indiana
[    •    ], 2014

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

2901 Butterfield Road
Oak Brook, Illinois 60523

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    •    ], 2014

To the Stockholders of Inland Diversified Real Estate Trust, Inc.:

        You are invited to attend a special meeting of the stockholders of Inland Diversified Real Estate Trust, Inc., a Maryland corporation, which we refer to as Inland Diversified. The meeting will be held on [    •    ], 2014, at [    •    ] a.m., local time, at Inland Diversified corporate headquarters, 2901 Butterfield Road, Oak Brook, IL 60523, to consider and vote upon the following matters:

  •
  a proposal to approve the merger of Inland Diversified with and into KRG Magellan, LLC, a wholly owned subsidiary of Kite Realty Group Trust, which we refer to as the merger, pursuant to the Agreement and Plan of Merger, dated as of February 9, 2014, as it may be amended or modified from time to time (a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), which we refer to as the merger agreement, by and among Kite Realty Group Trust, KRG Magellan, LLC, and Inland Diversified, and the other transactions contemplated by the merger agreement; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

THE INLAND DIVERSIFIED BOARD, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF THE INLAND DIVERSIFIED BOARD, HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF INLAND DIVERSIFIED AND ITS STOCKHOLDERS, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT. THE INLAND DIVERSIFIED BOARD RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS.

        Only Inland Diversified stockholders of record at the close of business on [    •    ], 2014, are entitled to receive this notice and vote at the special meeting and any adjournments thereof.

        The proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock entitled to vote on such proposal. If you fail to vote or submit your proxy, it will have the same effect as a vote against the proposal to approve the merger and the other transactions contemplated by the merger agreement. The merger cannot be completed without the approval by the Inland Diversified stockholders of this proposal.

        Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

        Your vote is important. Whether or not you expect to attend the Inland Diversified special meeting in person, we urge you to vote your shares of Inland Diversified common stock as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of Inland Diversified common stock may be represented and voted at the Inland Diversified special meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Cathleen M. Hrtanek Secretary

Dated [    •    ], 2014
Oak Brook, Illinois

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Kite Realty and Inland Diversified from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Kite Realty's proxy solicitor or Inland Diversified's proxy solicitor:

If you are a Kite Realty shareholder: If you are an Inland Diversified stockholder:

Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014

        Investors may also consult Kite Realty's or Inland Diversified's website for more information concerning the merger described in this joint proxy statement/prospectus. Kite Realty's website is www.kiterealty.com. Inland Diversified's website is www.inlanddiversified.com. Each company's public filings are also available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request copies of any documents, please do so by [    •    ], 2014 in order to receive them before the special meetings.

        For more information, see "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

 ABOUT THIS DOCUMENT

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Kite Realty (File No. 333-[    •    ]) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of Kite Realty for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the Kite Realty common shares to be issued to Inland Diversified stockholders in exchange for shares of Inland Diversified common stock pursuant to the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Kite Realty, KRG Magellan, LLC, and Inland Diversified, as such agreement may be amended or modified from time to time and which we refer to as the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of Kite Realty and Inland Diversified for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the Kite Realty special meeting and a notice of meeting with respect to the Inland Diversified special meeting.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2014. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Kite Realty shareholders or Inland Diversified stockholders nor the issuance by Kite Realty of its common shares to Inland Diversified stockholders pursuant to the merger agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Kite Realty has been provided by Kite Realty and information contained in this joint proxy statement/prospectus regarding Inland Diversified has been provided by Inland Diversified.

i

ii

iii

QUESTIONS AND ANSWERS

        The following are answers to some questions that Kite Realty shareholders and Inland Diversified stockholders may have regarding the proposed transaction between Kite Realty and Inland Diversified and the other proposals being considered at the Kite Realty special meeting and the Inland Diversified special meeting. Kite Realty and Inland Diversified urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

        Unless stated otherwise, all references in this joint proxy statement/prospectus to:

  •
  "Kite Realty," "we," or "our" are to Kite Realty Group Trust, a Maryland real estate investment trust;

  •
  "Kite Realty OP" are to Kite Realty Group, L.P., a Delaware limited partnership of which Kite Realty serves as sole general partner;

  •
  "Kite Realty common shares" are to the common shares of beneficial interest, $0.01 par value per share, of Kite Realty;

  •
  "Merger Sub" are to KRG Magellan, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Kite Realty;

  •
  "Inland Diversified" are to Inland Diversified Real Estate Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes;

  •
  the "Kite Realty Board" are to the board of trustees of Kite Realty;

  •
  the "Inland Diversified Board" are to the board of directors of Inland Diversified;

  •
  the "Inland Diversified Special Committee" are to the independent special committee of the Inland Diversified Board;

  •
  the "merger agreement" are to the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Kite Realty, Merger Sub, and Inland Diversified, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

  •
  the "merger" are to the merger of Inland Diversified with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty pursuant to the terms of the merger agreement;

  •
  the "declaration of trust amendment" are to the proposed amendment to Kite Realty's Articles of Amendment and Restatement of Declaration of Trust, as amended, to increase the number of authorized Kite Realty common shares in order to have sufficient shares available to issue to Inland Diversified stockholders in the merger and to have additional shares available following the merger;

  •
  the "Combined Company" are to Kite Realty and its subsidiaries after the effective time of the merger;

  •
  the "NYSE" are to the New York Stock Exchange; and

  •
  "REIT" are to a real estate investment trust.

Q:
What is the proposed transaction?

A:
Kite Realty and Inland Diversified are proposing a combination of their companies through the merger of Inland Diversified with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty, pursuant to the terms of the merger agreement. Immediately following the effectiveness of the merger, Kite Realty expects to convey its membership interest in Merger Sub to Kite Realty OP, in exchange for the receipt by Kite Realty of a number of additional limited partnership units in Kite Realty OP equal to the number of Kite Realty common shares issued to the stockholders of Inland Diversified in connection with the merger. The Combined Company will retain the name "Kite Realty Group Trust" and the Combined Company's common shares will continue to be listed and traded on the NYSE under the symbol "KRG."

Q:
What will holders of Inland Diversified common stock receive in connection with the merger? When will they receive it?

A:
At the effective time of the merger, each share of common stock of Inland Diversified outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive between 1.707 and 1.650 Kite Realty common shares, based on the volume-weighted average trading price of Kite Realty common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder meeting with respect to the approval of the merger and the other transactions contemplated by the merger agreement. We refer to the number of Kite Realty common shares that each share of Inland Diversified common stock will be converted into in the merger as the exchange ratio, and we refer to those Kite Realty common shares as the per share merger consideration.

If the average trading price is equal to or less than $6.36, the exchange ratio will equal 1.707, if the average trading price is between $6.36 and $6.58, the exchange ratio will equal $10.85 divided by the average trading price, and if the average trading price is $6.58 or greater, the exchange ratio will equal 1.650.

If, for example, the Inland Diversified special meeting was held on [    •    ], 2014, the average trading price would have been $[    •    ], resulting in an exchange ratio of [    •    ] and an implied value per share of Inland Diversified common stock of $[    •    ] based on such average trading price. The actual exchange ratio may be higher or lower than this example depending upon the actual average trading price. In addition, the market value of the Kite Realty common shares will continue to fluctuate after the determination of the actual exchange ratio, depending on the trading price of the Kite Realty common shares after such determination. Neither Kite Realty, nor any Kite Realty subsidiary, will receive any merger consideration for any share of Inland Diversified common stock owned by them.

To the extent that an Inland Diversified stockholder would otherwise be entitled to receive a fraction of a Kite Realty common share, computed on the basis of the aggregate number of shares of Inland Diversified common stock held by such holder, such holder shall instead receive a cash payment in lieu of a fractional share in an amount equal to such fraction multiplied by the volume-weighted average price of a Kite Realty common share for the last full trading day ending immediately prior to the effective time of the merger, as reported by Bloomberg.

  The chart below shows the implied value, based on the average trading price, of the per share merger consideration to be issued upon the consummation of the merger at various average trading prices:

Average trading price of Kite Realty common shares	Applicable exchange ratio	Implied value per share of Inland Diversified common stock
$6.15	1.707	$10.50
$6.25	1.707	$10.67
$6.36	1.707	$10.85
$6.45	1.682	$10.85
$6.58	1.650	$10.85
$6.70	1.650	$11.06
Q:
Will Inland Diversified stockholders continue to receive the same rate of distributions after the merger?

A:
No. The Kite Realty Board has historically chosen to pay a lower percentage of its earnings to its shareholders in the form of distributions than Inland Diversified and instead uses a greater portion of such earnings to fund additional growth and for other purposes. Inland Diversified has historically paid a higher percentage of its earnings in distributions. For example, as disclosed in each of their Form 10-Ks filed with the SEC, for the year ended December 31, 2013, Kite Realty paid 46.4% of its funds from operations in distributions, and retained the balance for future growth opportunities, while Inland Diversified paid 78.5% of its funds from operations in distributions. Due to these differing payout practices, Inland Diversified has historically paid a higher distribution rate per share than Kite Realty and retained fewer earnings for future investments. For example, based on a $10 per share purchase price, each holder of Inland Diversified common stock currently receives distributions at an annual rate of 6%. Based on the price of the Kite Realty common shares as of the date of the merger agreement, Kite Realty currently pays an annual distribution rate of approximately 3.9%. Although decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Kite Realty Board, which reserves the right to change Kite Realty's dividend practices at any time and for any reason, based on Kite Realty's historical payout practices, Inland Diversified stockholders should initially expect a reduction in the annual distribution rate on their investment as a result of the merger. In addition, Kite Realty has historically paid distributions quarterly, rather than monthly as has been Inland Diversified's practice.

Q:
How will Kite Realty shareholders be affected by the merger and the issuance of Kite Realty common shares to Inland Diversified stockholders in the merger?

A:
After the merger, each Kite Realty shareholder will continue to own the Kite Realty common shares that such shareholder held immediately prior to the merger. As a result, each Kite Realty shareholder will continue to own common shares in the Combined Company, which will be a larger company with more assets. However, because Kite Realty will be issuing new Kite Realty common shares to Inland Diversified stockholders in the merger, each outstanding Kite Realty common share immediately prior to the merger will represent a smaller percentage of the aggregate number of Combined Company common shares outstanding after the merger.

Upon completion of the merger, we anticipate that continuing Kite Realty common shareholders will own between 40.6% and 41.4% of the diluted common equity of the Combined Company, and former Inland Diversified stockholders will own between 58.6% and 59.4% of the diluted common equity of the Combined Company.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The Inland Diversified Board is using this joint proxy statement/prospectus to solicit proxies of Inland Diversified stockholders in connection with a special meeting to approve the merger and the other transactions contemplated by the merger agreement. The Kite Realty Board is using this joint proxy statement/prospectus to solicit proxies of Kite Realty shareholders in connection with a special meeting to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement and the Kite Realty declaration of trust amendment. In addition, Kite Realty is using this joint proxy statement/prospectus as a prospectus for Inland Diversified stockholders because Kite Realty is offering its common shares in exchange for shares of Inland Diversified common stock in the merger. The merger cannot be completed unless:

•
the holders of a majority of votes cast by Kite Realty common shareholders vote on the matter to approve the issuance of the Kite Realty common shares;

•
the holders of two-thirds of the outstanding Kite Realty common shares vote to approve the declaration of trust amendment to increase the number of authorized Kite Realty common shares in order to have sufficient shares available to issue to Inland Diversified stockholders in the merger and to have additional shares available following the merger; and

•
the holders of a majority of the outstanding shares of Inland Diversified common stock vote to approve the merger and the other transactions contemplated by the merger agreement.

Kite Realty and Inland Diversified will hold separate meetings of their respective shareholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the shareholder meetings and you should read it carefully. The enclosed voting materials allow you to vote your Kite Realty common shares and/or Inland Diversified common stock, as applicable, without attending your company's special meeting.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:
What proposals am I being asked to vote on at the shareholder meetings?

A:
Kite Realty.    At the Kite Realty special meeting, Kite Realty shareholders will be asked to consider and vote upon the following proposals:

•
a proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement;

•
a proposal to approve the Kite Realty declaration of trust amendment to increase the authorized common shares of beneficial interest of Kite Realty from 200,000,000 to [    •    ]; and

•
a proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the share issuance proposal and approval of the declaration of trust amendment proposal.

Inland Diversified.    At the Inland Diversified special meeting, Inland Diversified stockholders will be asked to consider and vote upon the following proposals:

•
a proposal to approve the merger and the other transactions contemplated by the merger agreement; and

•
a proposal to approve one or more adjournments of the Inland Diversified special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Q:
Will Kite Realty and Inland Diversified continue to pay distributions prior to the effective time of the merger?

A:
Yes. The merger agreement permits Kite Realty to continue to pay regular quarterly dividends in accordance with past practice, at an annualized rate not to exceed $0.30 per common share, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement also permits Inland Diversified to continue to pay regular monthly dividends in accordance with past practice, at an annualized rate not to exceed $0.60 per share of common stock and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. In addition, the merger agreement permits Kite Realty to pay to its shareholders immediately prior to the effective time of the merger an additional dividend at an annualized rate not to exceed $0.30 per share if the last regular quarterly dividend paid by Kite Realty was paid more than 15 days prior to the closing date of the merger.

Q:
When and where are the special meetings?

A:
The Kite Realty special meeting will be held at Kite Realty corporate headquarters, 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, on [    •    ], 2014, commencing at [    •    ] a.m., Eastern Time.

The Inland Diversified special meeting will be held at Inland Diversified corporate headquarters, 2901 Butterfield Road, Oak Brook, IL 60523 on [    •    ], 2014, commencing at [    •    ] a.m., local time.

Q:
Who can vote at the special meetings and how many votes do I have?

A:
Kite Realty.    All Kite Realty common shareholders of record as of the close of business on [    •    ], 2014, the record date for determining shareholders entitled to notice of and to vote at the Kite Realty special meeting, are entitled to receive notice of and to vote at the Kite Realty special meeting. As of [    •    ], 2014, there were [    •    ] Kite Realty common shares outstanding, held by approximately [    •    ] holders of record. Each Kite Realty common share is entitled to one vote on each proposal presented at the Kite Realty special meeting.

Inland Diversified.    All Inland Diversified stockholders of record as of the close of business on [    •    ], 2014, the record date for determining stockholders entitled to notice of and to vote at the Inland Diversified special meeting, are entitled to receive notice of and to vote at the Inland Diversified special meeting. As of [    •    ], 2014, there were [    •    ] shares of Inland Diversified common stock outstanding held by approximately [    •    ] holders of record. Each share of Inland Diversified common stock is entitled to one vote on each proposal presented at the Inland Diversified special meeting.

Q:
What constitutes a quorum?

A:
Kite Realty.    Kite Realty's amended and restated bylaws, which we refer to as Kite Realty's bylaws, provide that the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum.

Inland Diversified.    Inland Diversified's bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast fifty percent (50%) of all the votes entitled to be cast at the Inland Diversified special meeting on any matter will constitute a quorum.

  Shares that are voted, in person or by proxy, and shares abstaining from voting are treated as present at each of the Kite Realty special meeting and the Inland Diversified special meeting, respectively, for purposes of determining whether a quorum is present.

Q:
What vote is required to approve the proposals?

A:
Kite Realty.

•
Approval of the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding Kite Realty common shares.

•
Approval of the Kite Realty declaration of trust amendment to increase the total number of authorized Kite Realty common shares requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

•
Approval of one or more adjournments of the Kite Realty special meeting requires the affirmative vote of the holders of a majority of the Kite Realty common shares present in person or by proxy at the special meeting, if a quorum is not present, or a majority of the votes cast on the matter, if a quorum is present.

Inland Diversified.

•
Approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock.

•
Approval of one or more adjournments of the Inland Diversified special meeting requires the affirmative vote of a majority of the votes cast on the matter, whether or not a quorum is present.

Q:
How does the Kite Realty Board recommend that Kite Realty shareholders vote on the proposals?

A:
After careful consideration, the Kite Realty Board has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Kite Realty and its shareholders, and (ii) approved, adopted and declared advisable the merger agreement and the merger and approved, adopted and declared advisable the Kite Realty declaration of trust amendment. The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, FOR the declaration of trust amendment proposal and FOR the adjournment proposal.

For a more complete description of the recommendation of the Kite Realty Board, see "The Merger—Recommendation of the Kite Realty Board and Its Reasons for the Merger" beginning on page [    •    ].

Q:
How does the Inland Diversified Board recommend that Inland Diversified stockholders vote on the proposals?

A:
After careful consideration, based on the unanimous recommendation of the Inland Diversified Special Committee, the Inland Diversified Board has (i) determined that the terms of the merger and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Inland Diversified and its stockholders, (ii) approved and declared advisable the merger, and (iii) approved and adopted the merger agreement. The Inland Diversified Board recommends that Inland Diversified stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the adjournment proposal.

  For a more complete description of the recommendation of the Inland Diversified Board, see "The Merger—Recommendation of the Inland Diversified Board and Its Reasons for the Merger" beginning on page [    •    ].

Q:
Have any shareholders already agreed to approve the merger?

A:
No.

Q:
If my Kite Realty common shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my Kite Realty common shares for me?

A:
No. Unless you instruct your broker, bank or other nominee how to vote your Kite Realty common shares held in street name, your shares will NOT be voted. If you hold your Kite Realty common shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker, bank or other nominee with instructions on how to vote your shares.

Q:
What happens if I do not vote for a proposal?

A:
Kite Realty.    If you are a Kite Realty shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•
With respect to the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, it will have no effect on the result of the vote on this proposal, provided that a quorum is otherwise present at the special meeting, although abstentions will be considered present for the purpose of determining the presence of a quorum;

•
With respect to the proposal to approve the Kite Realty declaration of trust amendment proposal, it will have the same effect as a vote "AGAINST" the proposal; and

•
with respect to the adjournment proposal, if you are present in person or by proxy at the shareholders' meeting but a quorum is not present, it will have the same effect as a vote "AGAINST" the proposal, and if you are not present in person or by proxy at the shareholders' meeting or a quorum is present, it will not have an effect on the proposal.

Inland Diversified.    If you are an Inland Diversified stockholder and fail to vote or abstain from voting:

•
with respect to the proposal to approve the merger and the other transactions contemplated by the merger agreement, it will have the same effect as a vote "AGAINST" this proposal; and

•
with respect to the adjournment proposal, it will have no effect on the result of the vote on this proposal.

Q:
When is the merger expected to be completed?

A:
Kite Realty and Inland Diversified expect to complete the merger as soon as reasonably practicable following satisfaction of all of the required conditions. If the shareholders of Kite Realty approve the issuance of Kite Realty common shares in connection with the merger and approve the Kite Realty declaration of trust amendment and the stockholders of Inland Diversified approve the merger and the other transactions contemplated by the merger agreement, and if the other conditions to closing the merger are satisfied or waived, it is expected that the merger will be completed in the second or third quarter of 2014. However, there is no assurance that the conditions to the merger will be satisfied or that the merger will close.

Q:
Do I need to do anything with my share certificates or book-entry shares now?

A:
No. You should not submit or attempt to exchange your share certificates or book-entry shares at this time. After the merger is completed, if you held shares of Inland Diversified common stock, the exchange agent for the Combined Company will send you a letter of transmittal and instructions for exchanging your shares of Inland Diversified common stock for Kite Realty common shares pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, an Inland Diversified stockholder will receive common shares of the Combined Company pursuant to the terms of the merger agreement. The value of any fractional interests of Kite Realty common shares to which a holder would otherwise be entitled will be paid in cash.

If you are a Kite Realty shareholder, you are not required to take any action with respect to your Kite Realty common shares. Such shares will continue to represent shares of the Combined Company after the merger.

Q:
What are the anticipated U.S. federal income tax consequences to me of the proposed merger?

A:
The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The closing of the merger is conditioned on the receipt by each of Kite Realty and Inland Diversified of an opinion from its respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, U.S. holders of shares of Inland Diversified common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Kite Realty common shares in exchange for shares of Inland Diversified common stock in connection with the merger, except with respect to cash received in lieu of fractional Kite Realty common shares. Holders of shares of Inland Diversified common stock should read the discussion under the heading "The Merger—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [    •    ] and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger in their particular circumstances.

Q:
Are Kite Realty shareholders or Inland Diversified stockholders entitled to dissenters' or appraisal rights?

A:
No. Neither holders of Kite Realty common shares nor holders of Inland Diversified common stock are entitled to dissenters' or appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card forwarded by your broker, bank or other nominee and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your Kite Realty common shares and/or your shares of Inland Diversified common stock will be represented and voted at the Kite Realty special meeting or the Inland Diversified special meeting, as applicable.

  Please refer to your proxy card or voting instruction card to see which voting options are available to you.

  The method by which you submit a proxy will in no way limit your right to vote at the Kite Realty special meeting or the Inland Diversified special meeting, as applicable, if you later decide to attend the meeting in person. However, if your Kite Realty common shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the Kite Realty special meeting.

Q:
How will my proxy be voted?

A:
All Kite Realty common shares entitled to vote and represented by properly completed proxies received prior to the Kite Realty special meeting, and not revoked, will be voted at the Kite Realty special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your Kite Realty common shares should be voted on a matter, the Kite Realty common shares represented by your proxy will be voted as the Kite Realty Board recommends and therefore FOR the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, FOR the proposal to approve the Kite Realty declaration of trust amendment, and FOR the proposal to adjourn the Kite Realty special meeting, if necessary or appropriate in the view of the Kite Realty Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If your shares are held in "street name" with a broker, bank or other nominee, and you do not provide voting instructions to your broker, bank or other nominee, your Kite Realty common shares will NOT be voted at the Kite Realty special meeting.

All shares of Inland Diversified common stock entitled to vote and represented by properly completed proxies received prior to the Inland Diversified special meeting, and not revoked, will be voted at the Inland Diversified special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Inland Diversified common stock should be voted on a matter, the shares of Inland Diversified common stock represented by your proxy will be voted as the Inland Diversified Board recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the Inland Diversified special meeting, if necessary or appropriate in the view of the Inland Diversified Board, to solicit additional proxies in favor of the proposal if there are not sufficient votes at the time of such adjournment to approve the proposal.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Kite Realty special meeting or the Inland Diversified special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of Kite Realty or the Secretary of Inland Diversified, as applicable, in time to be received before the Kite Realty special meeting or the Inland Diversified special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Kite Realty special meeting or the Inland Diversified special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

  •
  by attending the Kite Realty special meeting or the Inland Diversified special meeting, as applicable, and voting in person; simply attending the Kite Realty special meeting or the Inland Diversified special meeting, as applicable, without voting will not revoke your proxy or change your vote.

  If your Kite Realty common shares are held in an account at a broker, bank or other nominee and you desire to change your vote or vote in person, you should contact your broker, bank or other nominee for instructions on how to do so.

Q:
What does it mean if I receive more than one set of voting materials for the Kite Realty special meeting or the Inland Diversified special meeting?

A:
You may receive more than one set of voting materials for the Kite Realty special meeting and/or the Inland Diversified special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you hold your Kite Realty common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Kite Realty common shares. If you are a holder of record and your Kite Realty common shares or shares of Inland Diversified common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:
What happens if I am a shareholder of both Kite Realty and Inland Diversified?

A:
You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:
Do I need identification to attend the Kite Realty or Inland Diversified special meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Kite Realty common shares or Inland Diversified common stock, as applicable. If your Kite Realty common shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned Kite Realty common shares on the applicable record date.

Q:
Will a proxy solicitor be used?

A:
Kite Realty has engaged Morrow & Co., LLC, referred to herein as Morrow, to assist in the solicitation of proxies for the Kite Realty special meeting, and Kite Realty estimates it will pay Morrow a fee of approximately $[    •    ]. Kite Realty has also agreed to reimburse Morrow for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Morrow against certain losses, costs and expenses. In addition to mailing proxy solicitation material, Kite Realty's trustees, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Kite Realty's trustees, officers or employees for such services.

Inland Diversified has also engaged Morrow to assist in the solicitation of proxies for the Inland Diversified special meeting and estimates that it will pay Morrow a fee of approximately $[    •    ]. Inland Diversified has also agreed to reimburse Morrow for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation materials, Inland Diversified's directors or officers and certain employees of Inland

  Diversified's business manager may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Inland Diversified's directors or officers or employees of Inland Diversified's business manager for such services.

Q:
Who can answer my questions?

A:
If you have any questions about the merger or the other matters to be voted on at the special meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Kite Realty shareholder:	If you are an Inland Diversified stockholder:
Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: Banks and brokers: (203) 658-9400 Shareholders: (800) 460-1014

 SUMMARY

        The following summary highlights some of the information contained in this joint proxy statement/ prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated by the merger agreement, Kite Realty and Inland Diversified encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ]. We have included page references to direct you to a more complete description of the topics presented in this summary.

 The Companies

Kite Realty Group Trust (See page [    •    ])

        Kite Realty is a full-service, vertically integrated REIT engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. At December 31, 2013, the company owned interests in a portfolio of 72 operating and redevelopment properties totaling approximately 12.4 million square feet and two properties currently under development totaling 0.8 million square feet. Kite Realty's primary business objectives are to increase the cash flow and consequently the value of its properties, achieve sustainable long-term growth and maximize shareholder value primarily through the operation, development, redevelopment and select acquisition of well-located community and neighborhood shopping centers.

        Kite Realty conducts all of its business through its operating partnership, Kite Realty OP, of which Kite Realty is the sole general partner, and its subsidiaries. As of December 31, 2013, Kite Realty held a 95.0% interest in Kite Realty OP.

        Kite Realty's common shares are listed on the NYSE, trading under the symbol "KRG."

        Kite Realty was formed as a REIT in the state of Maryland in 2004, and Kite Realty OP was formed as a limited partnership in the state of Delaware in 2004. Kite's principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number is (317) 577-5600.

        Merger Sub, a wholly owned subsidiary of Kite Realty, is a Maryland limited liability company formed on February 5, 2014, for the purpose of effecting the merger. Upon completion of the merger, Inland Diversified will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Immediately following the effectiveness of the merger, Kite Realty expects to convey its membership interest in Merger Sub to Kite Realty OP, in exchange for the receipt by Kite Realty of a number of additional limited partnership units in Kite Realty OP equal to the number of Kite Realty common shares issued to the stockholders of Inland Diversified in connection with the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Inland Diversified Real Estate Trust, Inc. (See page [    •    ])

        Inland Diversified is a public, non-traded REIT formed to acquire and manage commercial real estate located in the United States and Canada. Inland Diversified focuses primarily on the acquisition and management of retail properties and, to a lesser extent, other property types including office, industrial and multi-family properties.

        As of [    •    ], 2014, Inland Diversified owned 91 retail properties, three office properties and one industrial property, collectively totaling approximately 11.5 million square feet, and multi-family properties with a total of 444 units. Following the completion of Inland Diversified's announced disposition of its single-tenant, net-lease portfolio, assuming the sale of all of the properties contemplated to be sold therein, Inland Diversified will own 57 retail properties, collectively totaling approximately 10.2 million square feet, and multi-family properties with a total of 444 units.

        Inland Diversified's sponsor, Inland Real Estate Investment Corporation, which we refer to herein as "IREIC," is a subsidiary of The Inland Group, Inc. Inland Diversified is externally managed and advised by Inland Diversified Business Manager & Advisor, Inc., which we refer to herein as the "Business Manager," which is a wholly owned subsidiary of IREIC. Inland Diversified's properties are managed by Inland Diversified Real Estate Services LLC, Inland Diversified Asset Services LLC, Inland Diversified Leasing Services LLC and Inland Diversified Development Services LLC, which we refer to herein collectively as the "Property Managers."

        Inland Diversified was formed as a Maryland corporation in June 2008 and has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the tax year ended December 31, 2009. Inland Diversified's principal executive offices are located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and its toll free telephone number is (800) 826-8228. Because it is externally managed and advised, Inland Diversified has no employees.

        Additional information regarding Inland Diversified is included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed by Inland Diversified with the SEC on March 13, 2014, a copy of which is attached hereto as Annex F and is incorporated herein by reference.

The Combined Company (See page [    •    ])

        The Combined Company will retain the name "Kite Realty Group Trust" and will continue to be a Maryland REIT. The Combined Company will continue to be a publicly traded REIT engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. The Combined Company is expected to have a pro forma equity market capitalization of approximately $2.1 billion and an enterprise value of approximately $3.9 billion. Immediately after the merger, the Combined Company's asset base will consist primarily of interests in a portfolio of 131 operating, development and redevelopment properties totaling approximately 20.3 million square feet across 26 states, assuming the completion of Inland Diversified's announced disposition of its single-tenant net lease portfolio prior to the merger.

        The Combined Company will conduct all of its business through Kite Realty OP. The Combined Company will own an approximately [    •    ]% partnership interest in Kite Realty OP.

        The common shares of the Combined Company will continue to be listed on the NYSE, trading under the symbol "KRG."

        The Combined Company's principal executive offices will continue to be located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number will be (317) 577-5600.

The Merger

The Merger Agreement (See page [    •    ])

        Kite Realty, Merger Sub and Inland Diversified have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Kite Realty and Inland Diversified encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger and the other transactions contemplated by the merger agreement.

The Merger (See page [    •    ])

        Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Inland Diversified will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. The common shares of the Combined Company, including the Kite Realty common shares to be issued in the merger, are expected to be listed and traded on the NYSE under the symbol "KRG."

        Upon completion of the merger, we estimate that continuing Kite Realty common shareholders will own between 40.6% and 41.4% of the diluted common equity of the Combined Company, including the Kite Realty common shares to be issued in the merger, and former Inland Diversified stockholders will own between 58.6% and 59.4% of the diluted common equity of the Combined Company.

Merger Consideration (See page [    •    ])

        At the effective time of the merger, each share of common stock of Inland Diversified outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive between 1.707 and 1.650 Kite Realty common shares, based on the average trading price of Kite Realty common shares. If the average trading price is equal to or less than $6.36, the exchange ratio will equal 1.707, if the average trading price is between $6.36 and $6.58, the exchange ratio will equal $10.85 divided by the average trading price, and if the average trading price is $6.58 or greater, the exchange ratio will equal 1.650.

        If, for example, the Inland Diversified special meeting was held on [    •    ], 2014, the average trading price would have been $[    •    ], resulting in an exchange ratio of [    •    ] and an implied value per share of Inland Diversified common stock of $[    •    ] based on such average trading price. The actual exchange ratio may be higher or lower than this example depending upon the actual average trading price. In addition, the market value of the Kite Realty common shares will continue to fluctuate after the determination of the actual exchange ratio, depending on the trading price of the Kite Realty common shares after such determination. Neither Kite Realty, nor any Kite Realty subsidiary, will receive any merger consideration for any share of Inland Diversified common stock owned by them.

Ancillary Agreements

Master Liquidity Event Agreement (See page [    •    ])

        Concurrently with the execution of the merger agreement, Inland Diversified entered into a Master Liquidity Event Agreement, which is referred to herein as the "Master Agreement," with the Business Manager, the Property Managers, and certain other affiliates of the Business Manager. The Master Agreement provides, among other things, that:

  •
  The liquidity event fee payable to the Business Manager by Inland Diversified upon the consummation of the merger, which is required to be paid pursuant to the terms of the Third Amended and Restated Business Management Agreement, dated as of July 10, 2013, between the Business Manager and Inland Diversified, which is referred to herein as the "Business Management Agreement," was agreed to be $10.235 million; provided, that the total amount of the liquidity event fee will be increased to not more than $12.0 million in the event that the Business Manager achieves certain cost savings thresholds for Inland Diversified prior to the closing of the merger.

  •
  The quarterly management fees payable to the Business Manager pursuant to the terms of the Business Management Agreement and the monthly management fees payable to the Property Managers pursuant to the terms of the individual Real Estate Management Agreements by and between Inland Diversified and the Property Managers, which are collectively referred to herein as the "Property Management Agreements," will be paid by Inland Diversified in accordance with past practices through the closing of the merger. The prorated management fees with respect to the quarter or month, as applicable, in which the closing of the merger occurs will be paid by Inland Diversified at closing of the merger based on the Business Manager's estimates of such fees and are subject to a post-closing adjustment based on the actual amounts due, which adjustment is payable by Kite Realty, as the surviving entity in the merger, or the Business Manager, as the case may be. The expense reimbursements payable to the Business Manager and the Property Managers pursuant to the terms of the Business Management Agreement and the Property Management Agreements will be reimbursed by Inland Diversified in accordance with past practices through the closing of the merger. Any unpaid expense reimbursements as of the closing of the merger will be paid following the closing of the merger by Kite Realty, as the surviving entity in the merger.

  •
  Except as provided for in the Master Agreement, none of the Business Manager, the Property Managers or any of their respective affiliates are entitled to receive, in connection with the consummation of the merger or the sale of Inland Diversified's single-tenant, net-lease property portfolio, or any transactions contemplated thereby, any additional incentive fee or other liquidity, disposition, brokerage, or other fees of any kind from Inland Diversified or any of its affiliates.

  •
  The Business Management Agreement, the Property Management Agreements and certain other agreements by and between Inland Diversified and the Business Manager, the Property Managers and/or their affiliates will automatically terminate without further notice or action, or Inland Diversified will withdraw from such agreements, as the case may be, effective as of the closing of the merger.

  •
  The Business Manager and the Property Managers waived the non-solicitation provisions and, effective as of the closing of the merger, the non-hire provisions of the Business Management Agreement and the Property Management Agreements with respect to certain individuals employed by the Business Manager and the Property Managers in order to permit (i) Inland Diversified and Kite Realty to engage in discussions with such individuals regarding the employment of such individuals with Kite Realty, and (ii) Kite Realty or its affiliates to hire such individuals following the closing of the merger.

  •
  In the event that the merger agreement is terminated prior to the consummation of the merger, the Master Agreement will automatically terminate and be of no further effect.

        The foregoing summary of the Master Agreement is subject to, and qualified in its entirety by reference to, the full text of the Master Agreement, a copy of which is attached hereto as Annex B and is incorporated herein by reference. For additional information on the Master Agreement, see "Ancillary Agreements—Master Liquidity Event Agreement" beginning on page [    •    ].

Transition Services Arrangements (See page [    •    ])

        Concurrently with the execution of the merger agreement, Kite Realty and its operating partnership, Kite Realty OP, entered into the following arrangements with the Business Manager,

certain of the Property Managers and their affiliates and certain representatives of the Business Manager and Property Managers with respect to various consulting and transition services:

  •
  a Transition Services Agreement among the Business Manager, The Inland Real Estate Group, Inc. and Kite Realty OP pursuant to which the Business Manager will provide certain business management services for 60 days following the closing of the merger (with two 30-day renewal terms at Kite Realty's option) in order to assist in the transition of the business management of Inland Diversified's assets from the Business Manager to Kite Realty in exchange for (i) a one-time management fee of $1.36 million payable by Kite Realty OP upon the closing of the merger, and (ii) certain hourly fees for the various business services performed by the Business Manager at the request of Kite Realty OP, payable monthly by Kite Realty OP;

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  a Management Agreement among Kite Realty OP and Inland Diversified Real Estate Services LLC, one of the Property Managers, pursuant to which Inland Diversified Real Estate Services LLC will provide property management services with respect to the Inland Diversified retail properties for a period of 90 days following the closing of the merger (with automatic 30-day renewal periods until either party gives notice of non-renewal or Kite Realty terminates the agreement) in exchange for a market-based monthly management fee based on a percentage of the gross revenues of the properties under management;

  •
  separate Management Agreements among Kite Realty OP and Community Property Management Corp., an affiliate of the Business Manager, with respect to each Inland Diversified multi-family property pursuant to which Community Property Management Corp. will provide property management services for a period of 90 days following the closing of the merger (with automatic 30-day renewal periods until either party gives notice of non-renewal) in exchange for a market-based monthly management fee based on a percentage of the gross revenues of the properties under management; and

  •
  an Interim Services and Consulting Agreement with each of Barry L. Lazarus, a member of the Inland Diversified Board and the President and Chief Operating Officer of Inland Diversified, JoAnn McGuinness, President of Inland Diversified Real Estate Services, LLC, and Elizabeth McNeeley, Senior Vice President, Treasurer and Secretary of Inland Diversified Real Estate Services, LLC, pursuant to which each such individual will serve as a consultant to Kite Realty in connection with transition planning and other matters related to the closing of the merger in exchange for a lump-sum consulting fee, payable upon and subject to the closing of the merger.

        For additional information on these transition services arrangements, see "Ancillary Agreements" beginning on page [    •    ].

Recommendation of the Kite Realty Board (See page [    •    ])

        After careful consideration, the Kite Realty Board has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Kite Realty and its shareholders, and (ii) approved, adopted and declared advisable the merger agreement and the merger and approved, adopted and declared advisable the Kite Realty declaration of trust amendment. Certain factors considered by the Kite Realty Board in reaching its decision to approve and adopt the merger agreement and the merger can be found in the section of this joint proxy/statement/prospectus entitled "The Merger—Recommendation of the Kite Realty Board and Its Reasons for the Merger" beginning on page [    •    ].

        Furthermore, the Kite Realty Board has unanimously approved, adopted and declared advisable the Kite Realty declaration of trust amendment to increase the total number of authorized Kite Realty common shares from 200,000,000 to [    •    ] in order to have sufficient shares available to issue to

Inland Diversified stockholders pursuant to the merger agreement and to have additional shares available following the merger.

        The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve the issuance of Kite Realty common shares pursuant to the merger agreement, FOR the declaration of trust amendment, and FOR the adjournment proposal.

Recommendation of the Inland Diversified Board (See page [    •    ])

        After careful consideration, based on the unanimous recommendation of the Inland Diversified Special Committee, the Inland Diversified Board has (i) determined that the terms of the merger and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Inland Diversified and its stockholders, (ii) approved and declared advisable the merger and (iii) approved and adopted the merger agreement. The Inland Diversified Board recommends that the Inland Diversified stockholders vote FOR the Inland Diversified merger proposal and FOR the adjournment proposal.

Risk Factors Related to the Merger (See page [    •    ])

        You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the section "Risk Factors—Risk Factors Related to the Merger" beginning on page [    •    ].

The Kite Realty Special Meeting (See page [    •    ])

        The Kite Realty special meeting will be held at Kite Realty headquarters, 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, on [    •    ], [    •    ], 2014, at [    •    ] a.m., Eastern Time.

        At the Kite Realty special meeting, Kite Realty shareholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Kite Realty common shares to the stockholders of Inland Diversified pursuant to the merger agreement, pursuant to which Inland Diversified will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty;

  •
  a proposal to approve the Kite Realty declaration of trust amendment to increase the total number of authorized common shares of beneficial interest of Kite Realty from 200,000,000 to [    •    ]; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the share issuance proposal and the declaration of trust amendment proposal.

        Approval of the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding Kite Realty common shares.

        Approval of the Kite Realty declaration of trust amendment to increase the total number of authorized Kite Realty common shares requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

        Approval of one or more adjournments of the Kite Realty special meeting requires the affirmative vote of the holders of a majority of the votes cast on the proposal, whether or not a quorum is present.

        Kite Realty shareholders of record at the close of business on [    •    ], 2014 are entitled to receive this notice and vote at the Kite Realty special meeting and any adjournments or postponements thereof.

        At the close of business on the record date, trustees and executive officers of Kite Realty and their affiliates were entitled to vote [    •    ] Kite Realty common shares, or approximately [    •    ]% of the Kite Realty common shares issued and outstanding on that date. Kite Realty currently expects that the Kite Realty trustees and executive officers will vote their Kite Realty common shares in favor of the Kite Realty share issuance proposal, the declaration of trust amendment proposal and the adjournment proposal to be considered at the Kite Realty special meeting, although none of them is obligated to do so.

        Your vote as a Kite Realty shareholder is important. Accordingly, please promptly submit your proxy whether or not you plan to attend the Kite Realty special meeting in person.

The Inland Diversified Special Meeting (See page [    •    ])

        The Inland Diversified special meeting will be held at Inland Diversified corporate headquarters, 2901 Butterfield Road, Oak Brook, IL 60523, at [    •    ], on [    •    ], 2014, at [    •    ] a.m., local time.

        At the Inland Diversified special meeting, the Inland Diversified stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger and the other transactions contemplated by the merger agreement; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

        Approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock.

        Approval of one or more adjournments of the Inland Diversified special meeting requires the affirmative vote of a majority of the votes cast on the proposal, whether or not a quorum is present.

        Inland Diversified stockholders of record at the close of business on [    •    ], 2014 are entitled to receive this notice and vote at the Inland Diversified special meeting and any adjournments or postponements thereof.

        At the close of business on the record date, directors and executive officers of Inland Diversified and their affiliates were entitled to vote [    •    ] shares of Inland Diversified common stock, or approximately [    •    ]% of the Inland Diversified common stock issued and outstanding on that date. Inland Diversified currently expects that the Inland Diversified directors and executive officers will vote their shares of Inland Diversified common stock in favor of the merger proposal and the adjournment proposal, although none of them is obligated to do so.

        Your vote as an Inland Diversified stockholder is very important. Accordingly, please promptly submit your proxy whether or not you plan to attend the Inland Diversified special meeting in person.

Trustees and Management of Kite Realty After the Merger (See page [    •    ])

        Following the consummation of the merger, the Combined Company's board of trustees will consist of nine members, six of whom will be current trustees of Kite Realty and three of whom will be designated by Inland Diversified, subject to the trustees designated by Inland Diversified being "independent" based on the rules and regulations of the NYSE, applicable regulations promulgated by the SEC and the standards set forth in Kite Realty's corporate governance guidelines, and not having been party to or involved in any legal proceedings or other events that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act. The six continuing Kite Realty trustees are John A. Kite, [    •    ],[    •    ], [    •    ], [    •    ] and [    •    ]. The three Inland Diversified designees are Lee A. Daniels, Gerald W. Grupe and Charles H. Wurtzebach, all of whom are current independent directors of Inland Diversified.

        Each of the executive officers of Kite Realty immediately prior to the effective time of the merger will continue as an executive officer of the Combined Company following the effective time of the merger. John A. Kite, Kite Realty's current chief executive officer and chairman of the board of trustees, will serve as chief executive officer and chairman of the board of trustees of the Combined Company, Thomas K. McGowan, Kite Realty's current president and chief operating officer, will serve as president and chief operating officer of the Combined Company, and Daniel R. Sink, Kite Realty's current executive vice president and chief financial officer, will serve as executive vice president and chief financial officer of the Combined Company.

Interests of Kite Realty's Trustees and Executive Officers in the Merger (See page [    •    ])

        In considering the recommendation of the Kite Realty Board to approve the proposal to issue Kite Realty common shares in the merger, Kite Realty shareholders should be aware that some of the executive officers and trustees of Kite Realty have financial interests in the merger that are different from, or in addition to, the interests of Kite Realty shareholders generally. The Kite Realty Board was aware of these interests and considered them, among other matters, in making its recommendation. For additional information, see "The Merger—Interests of Kite Realty's Trustees and Executive Officers in the Merger" beginning on page [    •    ].

        In addition, the consummation of the merger may have permitted John A. Kite, Thomas K. McGowan and Daniel R. Sink, Kite Realty's executive officers, to terminate their employment agreements with Kite Realty for good reason and thereby entitled them to certain financial benefits. However, in connection with the execution of the merger agreement, John A. Kite, Thomas K. McGowan and Daniel R. Sink entered into amendments to their employment agreements, pursuant to which they agreed that the merger will not constitute a change of control under the terms of their existing employment agreements. These amendments preclude the foregoing individuals from being able to terminate their employment with Kite Realty for good reason solely on account of the consummation of the merger.

Interests of Inland Diversified's Directors and Executive Officers in the Merger (See page [    •    ])

        In considering the recommendation of the Inland Diversified Board to approve the merger and the other transactions contemplated by the merger agreement, Inland Diversified stockholders should be aware that certain directors and executive officers of Inland Diversified may have interests in the merger that may be different from, or in addition to, the interests of Inland Diversified stockholders generally, and which may create potential conflicts of interest. The Inland Diversified Board was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the other transactions contemplated thereby and making its recommendation that the Inland Diversified stockholders approve the merger and the other transactions contemplated by the merger agreement. For additional information, see "The Merger—Interests of Inland Diversified's Directors and Executive Officers in the Merger" beginning on page [    •    ].

Deregistration of Inland Diversified Common Stock (See page [    •    ])

        If the merger is completed, Inland Diversified common stock will be deregistered under the Exchange Act, and Inland Diversified will no longer file periodic reports with the SEC.

 No Dissenters' or Appraisal Rights in the Merger (See page [    •    ])

        Holders of Kite Realty common shares are not entitled to dissenters' or appraisal rights in connection with the merger because, among other things, the common shares of Kite Realty are listed on the NYSE.

        Holders of Inland Diversified common stock are not entitled to dissenters' or appraisal rights and may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by Maryland General Corporation Law (the "MGCL"), Inland Diversified's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the Inland Diversified Board, upon the affirmative vote of a majority of the board, shall determine that such rights apply. The Inland Diversified Board has made no such determination.

Conditions to Completion of the Merger (See page [    •    ])

        A number of conditions must be satisfied or, to the extent permitted by law, waived before either Kite Realty or Inland Diversified is obligated to complete the merger. These include, among others:

  •
  approval of the issuance of the Kite Realty common shares in connection with the merger and the approval of the Kite Realty declaration of trust amendment by the Kite Realty shareholders;

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  approval of the merger and the other transactions contemplated by the merger agreement by the Inland Diversified stockholders;

  •
  a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective, no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority prohibiting the consummation of the merger or any other transactions contemplated by the merger agreement, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that makes the consummation of the merger illegal;

  •
  the Kite Realty common shares to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

  •
  with respect to Kite Realty's obligation to complete the merger, the completion of the previously announced sale by Inland Diversified of certain single tenant, net-lease commercial real estate properties to Realty Income Corporation, which we refer to as the net-lease transactions;

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  with respect to Kite Realty's obligation to complete the merger, the acquisition by Inland Diversified of certain replacement properties in connection with the net-lease transactions;

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  the accuracy of the representations and warranties made by the other party in the merger agreement and performance by the other party of its obligations under the merger agreement (subject in each case to certain materiality standards);

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  the absence of any material adverse effect being experienced by the other party;

  •
  the receipt by each party of an opinion from the other party's legal counsel regarding the other party's qualification as a REIT within the meaning of the Code; and

  •
  the receipt by each party of an opinion from its legal counsel regarding the merger's qualification as a reorganization within the meaning of the Code.

        Neither Kite Realty nor Inland Diversified can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

Regulatory Approvals Required for the Merger (See page [    •    ])

        Kite Realty and Inland Diversified are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the merger or the other transactions contemplated by the merger agreement.

No Solicitation and Adverse Recommendation Change (See page [    •    ])

        Under the merger agreement, each of Kite Realty and Inland Diversified has agreed it will not, nor will it permit any of its subsidiaries to, and will not authorize or permit any of its, or any of its subsidiaries', directors, trustees, officers, employees, advisors, agents or other representatives to (and will use its reasonable best efforts to cause its and its subsidiaries' representatives not to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to an Acquisition Proposal (as defined below under "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions"), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any third party any non-public information or data in connection with, any Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case related to an Acquisition Proposal (other than certain confidentiality agreements) or requiring or having the effect of requiring Kite Realty or Inland Diversified, as applicable, to abandon, terminate or violate its obligations under the merger agreement or fail to consummate the merger, or (iv) agree to or propose publicly or agree to do any of the foregoing.

        However, prior to obtaining the applicable approval of their shareholders at their respective shareholder meetings, each of Inland Diversified and Kite Realty may, under certain specified circumstances, furnish non-public information to and participate in negotiations with a third party making a bona fide written Acquisition Proposal that did not result from a breach of the merger agreement. Each of Inland Diversified and Kite Realty must notify the other party promptly (but in no event later than one business day) after receipt of any Acquisition Proposal, request for any non-public information or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal.

        Additionally, prior to obtaining the applicable approval of their shareholders at their respective shareholder meetings, each of the Kite Realty Board, the Inland Diversified Special Committee or the Inland Diversified Board may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors' or trustees', as applicable, duties under applicable law.

Termination of the Merger Agreement (See page [    •    ])

        The merger agreement may be terminated at any time before the effective time of the merger by the mutual written consent of Kite Realty and Inland Diversified.

        The merger agreement may also be terminated prior to the effective time of the merger by either Kite Realty or Inland Diversified if:

  •
  the merger has not been consummated on or before August 31, 2014 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date), subject to an extension if the replacement properties for the net-lease transactions have not yet been acquired;

  •
  a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining or otherwise prohibiting the merger, and such action has become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such order or action was primarily due to the failure of such party to comply with any provision of the merger agreement); or

  •
  shareholders of Kite Realty failed to approve the issuance of Kite Realty common shares in connection with the merger and the Kite Realty declaration of trust amendment, or shareholders of Inland Diversified failed to approve the merger and the other transactions contemplated by the merger agreement, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party's shareholder approval was primarily due to the party's material breach of certain provisions of the merger agreement).

Kite Realty may also decide to terminate the merger agreement if:

  •
  Inland Diversified has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach, either individually or in the aggregate, if occurring or continuing on the closing date, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by August 31, 2014 (provided that this termination right will not be available if Kite Realty is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

  •
  at any time prior to the approval of the Inland Diversified stockholders, if the Inland Diversified Board or any committee thereof (i) has made an Adverse Recommendation Change (as defined below under "The Merger Agreement—Covenants and Agreements—Adverse Recommendation Change") and Kite Realty terminates the merger agreement within 30 days of the date Kite Realty receives notice of the Adverse Recommendation Change, (ii) after public announcement or disclosure of an Acquisition Proposal or an intention to make an Acquisition Proposal for Inland Diversified, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Inland Diversified's stockholders of the approval of the merger and the other transactions contemplated by the merger agreement within 10 business days of being requested to do so by Kite Realty, (iii) fails to recommend to Inland Diversified's stockholders the approval of the merger and the other transactions contemplated by the merger agreement in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Inland Diversified or any of its subsidiaries to enter into a definitive agreement for, an Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the merger agreement prohibiting the solicitation of Acquisition Proposals by Inland Diversified (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an alternative acquisition agreement); or

  •
  at any time prior to the approval of the Kite Realty shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal (as defined below under "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions"); provided, that such termination will be null and void unless Kite Realty concurrently pays the termination fee set forth in the merger agreement and as described under "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Kite Realty to Inland Diversified" and enters into an alternative acquisition agreement relating to such Superior Proposal.

        Inland Diversified has reciprocal termination rights with respect to the merger agreement as Kite Realty described above.

Termination Fees and Expenses (See page [    •    ])

        Generally, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. However, if the merger agreement is terminated because either party fails to obtain the approval of its shareholders, among other reasons, such party will be required to pay the other party reasonable documented out-of-pocket expenses actually incurred up to a maximum of $8 million. In certain other circumstances, Kite Realty may be obligated to pay to Inland Diversified a termination fee of $30 million or Inland Diversified may be obligated to pay to Kite Realty a termination fee of up to $43 million.

U.S. Federal Income Tax Considerations (See page [    •    ])

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the merger is conditioned on the receipt by each of Kite Realty and Inland Diversified of an opinion from its respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, U.S. holders of shares of Inland Diversified common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Kite Realty common shares in exchange for shares of Inland Diversified common stock in connection with the merger, except with respect to cash received in lieu of fractional Kite Realty common shares.

        For further discussion of the material U.S. federal income tax consequences of the merger and the ownership of common stock of the Kite Realty, see "The Merger—U.S. Federal Income Tax Considerations" beginning on page [    •    ].

        Holders of shares of Inland Diversified common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger and the ownership of common stock of Kite Realty.

Accounting Treatment of the Merger

        Kite Realty prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The merger will be accounted for by applying the acquisition method. Based on the fact that Kite Realty is the entity issuing the equity securities and that Kite Realty Board members and senior management will represent a majority of the board and senior management of the Combined Company, and based on certain other factors described in more detail under the heading "The Merger—Accounting Treatment," Kite Realty is considered the acquirer for accounting purposes. Therefore, Kite Realty will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of Inland Diversified, and Kite Realty will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the merger.

 Opinion of Kite Realty's Financial Advisors

Opinion of BofA Merrill Lynch

        In connection with the merger, on February 9, 2014, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, one of Kite Realty's financial advisors, delivered to the Kite Realty Board its oral opinion (which was subsequently confirmed in writing), as to the fairness, from a financial point of view and as of the date of the opinion, to Kite Realty of the exchange ratio provided for pursuant to the merger agreement. The full text of the written opinion, dated February 9, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Kite Realty Board (in its capacity as such) for the benefit and use of the Kite Realty Board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the merger. BofA Merrill Lynch's opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter. See "The Merger—Opinion of Kite Realty's Financial Advisors" beginning on page [    •    ].

Opinion of Barclays

        In connection with the merger, on February 9, 2014, Barclays Capital Inc., which we refer to as Barclays, one of Kite Realty's financial advisors, delivered to the Kite Realty Board its oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid by Kite Realty pursuant to the merger agreement was fair, from a financial point of view, to Kite Realty. The full text of Barclays' written opinion, dated February 9, 2014, is attached as Annex D to this joint proxy/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion. See "The Merger—Opinion of Kite Realty's Financial Advisors" beginning on page [    •    ].

Opinion of Inland Diversified's Financial Advisor

        In connection with the merger, Wells Fargo Securities, LLC, which we refer to as Wells Fargo Securities, rendered an opinion, dated February 9, 2014, to the Inland Diversified Special Committee as to the fairness, from a financial point of view and as of such date, to Inland Diversified stockholders (other than Kite Realty, Merger Sub and their respective affiliates) of the exchange ratio provided for pursuant to the merger agreement. The full text of Wells Fargo Securities' written opinion is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to the Inland Diversified Special Committee (in its capacity as such) for its information and use in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger or any related transactions. Wells Fargo Securities' opinion did not address the merits of the underlying decision by Inland Diversified to enter into the merger agreement or the relative merits of the merger or any related transactions compared with other business strategies or transactions available or that have been or might be considered by the management, the Inland Diversified Special Committee or the Inland Diversified Board or in which Inland Diversified might engage. Under the terms of its engagement, Wells Fargo Securities has acted as an independent contractor, not as an agent or fiduciary. Wells Fargo Securities' opinion does not constitute a recommendation to the Inland Diversified Special Committee or the Inland Diversified Board or any other person or entity in respect of the merger or any related transactions, including as to how any Inland Diversified stockholder should vote or act in connection with the merger, any related transactions or any other matters.

 Selected Historical Financial Information of Kite Realty

        The following table sets forth selected consolidated financial information for Kite Realty. The selected consolidated statements of operations and comprehensive income data for each of the years in the five-year period ended December 31, 2013 and the selected consolidated balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2013 have been derived from Kite Realty's audited consolidated financial statements. The following information should be read together with Kite Realty's historical consolidated financial statements and notes thereto and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Kite Realty's Annual Report on Form 10-K for the year ended December 31, 2013, all of which are contained in the reports of Kite Realty filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

	Year Ended December 31
	2013	2012	2011	2010	2009
	($ in thousands, except share and per share data)
Operating Data:
Total rental related revenue	$129,489	$96,539	$89,116	$83,243	$84,621
Expenses:
Property operating	21,729	16,756	16,830	16,181	16,319
Real estate taxes	15,263	12,858	12,448	10,681	10,906
General, administrative, and other	8,211	7,117	6,274	5,361	5,700
Acquisition costs	2,215	364	—	—	—
Litigation charge, net	—	1,007	—	—	—
Depreciation and amortization	54,479	38,835	33,114	36,063	28,608

Total expenses	101,897	76,937	68,666	68,286	61,533

Operating income	27,592	19,602	20,450	14,957	23,088
Interest expense	(27,994)	(23,392)	(21,625)	(24,831)	(23,645)
Income tax (expense) benefit of taxable REIT subsidiary	(262)	106	1	(266)	22
Non-cash gain from consolidation of subsidiary	—	—	—	—	1,635
Gain on sale of unconsolidated property	—	—	4,320	—	—
Remeasurement loss on consolidation of Parkside Town Commons, net	—	(7,980)	—	—	—
Other (expense) income, net	(63)	209	607	884	2,709

(Loss) income from continuing operations	(727)	(11,455)	3,753	(9,256)	3,809
Discontinued operations:
Income from operations, excluding impairment charge	835	656	1,630	70	398
Impairment charge	(5,371)	—	—	—	(5,385)
Gain on debt extinguishment	1,242	—	—	—	—
Gain (loss) on sale of operating property	486	7,094	(398)	—	—

(Loss) income from discontinued operations	(2,808)	7,750	1,232	70	(4,987)

Consolidated net (loss) income	(3,535)	(3,705)	4,985	(9,186)	(1,178)
Net loss (income) attributable to noncontrolling interests:	685	(629)	(4)	915	(603)

Net (loss) income attributable to Kite Realty Group Trust:	(2,850)	(4,334)	4,981	(8,271)	(1,781)
Dividends on preferred shares:	(8,456)	(7,920)	(5,775)	(377)	—

Net loss attributable to common shareholders	$(11,306)	$(12,254)	$(794)	$(8,648)	$(1,781)

Loss per common share—basic and diluted:
(Loss) income from continuing operations attributable to Kite Realty Group Trust common shareholders	$(0.09)	$(0.26)	$(0.03)	$(0.14)	$0.05
(Loss) income from discontinued operations attributable to Kite Realty Group Trust common shareholders	(0.03)	0.08	0.02	0.00	(0.08)

Net loss attributable to Kite Realty Group Trust common shareholders	$(0.12)	$(0.18)	$(0.01)	$(0.14)	$(0.03)

Weighted average Common Shares outstanding—basic and diluted	94,141,738	66,885,259	63,557,322	63,240,474	52,146,454

Distributions declared per Common Share	$0.2400	$0.2400	$0.2400	$0.2400	$0.3325

Net loss attributable to Kite Realty Group Trust common shareholders:
(Loss) income from continuing operations	$(8,686)	$(17,571)	$(1,891)	$(8,706)	$2,681
Discontinued operations	(2,620)	5,317	1,097	58	(4,462)

Net loss attributable to Kite Realty Group Trust common shareholders	$(11,306)	$(12,254)	$(794)	$(8,648)	$(1,781)

	As of December 31
	2013	2012	2011	2010	2009
	($ in thousands)
Balance Sheet Data:
Investment properties, net	$1,644,478	$1,200,336	$1,095,721	$1,047,849	$1,044,799
Cash and cash equivalents	18,134	12,483	10,042	15,395	19,958
Total assets	1,763,927	1,288,657	1,193,266	1,132,783	1,140,685
Mortgage and other indebtedness	857,144	699,909	689,123	610,927	658,295
Total liabilities	962,895	774,365	737,807	658,689	710,929
Redeemable noncontrolling interests in Kite Realty OP	43,928	37,670	41,836	44,115	47,307
Kite Realty Group Trust shareholders' equity	753,557	473,086	409,372	423,065	375,078
Noncontrolling interests	3,548	3,536	4,251	6,914	7,371
Total liabilities and equity	1,763,927	1,288,657	1,193,266	1,132,783	1,140,685

 Selected Historical Financial Information of Inland Diversified

        The following table sets forth selected consolidated financial information for Inland Diversified. The selected consolidated statements of operations and other comprehensive income data for each of the years in the five-year period ended December 31, 2013 and the selected consolidated balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2013 have been derived from Inland Diversified's audited consolidated financial statements included in Inland Diversified's Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is included in Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. The following information should be read together with Inland Diversified's historical consolidated financial statements and notes thereto and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Inland Diversified's Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is included in Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ]. All amounts shown below are in thousands, except for share and per share amounts.

	December 31,
	2013	2012	2011	2010	2009
Total assets	$2,327,598	$2,393,523	$1,010,386	$450,114	$26,439
Mortgages, credit facility and securities margin payable including held for sale	$1,248,273	$1,249,422	$464,956	$192,871	$—

	For the years ended December 31,
	2013	2012	2011	2010	2009
Total income	$185,808	$113,364	$64,430	$16,504	$96
Net (loss) income attributable to common stockholders	$(283)	$2,616	$(2,279)	$(1,743)	$(297)
Net (loss) income attributable to common stockholders per common share, basic and diluted(a)	$0.00	$0.03	$(0.05)	$(0.13)	$(0.81)
Distributions declared to common stockholders	$70,002	$54,687	$25,263	$8,203	$212
Distributions per weighted average common share(a)	$0.60	$0.60	$0.60	$0.60	$0.15
Cash flows provided by (used in) operating activities	$84,333	$56,670	$27,872	$2,658	$(342)
Cash flows used in investing activities	$(43,606)	$(1,215,402)	$(454,168)	$(346,755)	$(9,691)
Cash flows (used in) provided by financing activities	$(44,793)	$1,134,777	$445,649	$369,262	$25,369
Weighted average number of common shares outstanding, basic and diluted	116,667,708	91,146,154	42,105,681	13,671,936	367,888

(a)
The net (loss) income attributable to common stockholders, per common share basic and diluted is based upon the weighted average number of common shares outstanding for the year or period ended. The distributions per common share are based upon the weighted average number of common shares outstanding for the year or period ended.

 Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of Kite Realty and Inland Diversified after giving effect to the merger as well as to Kite Realty's 2013 property acquisitions and related equity issuances. The unaudited pro forma financial information assumes that the merger is accounted for by applying the acquisition method. The unaudited pro forma condensed consolidated balance sheet data gives effect to the merger as if it had occurred on December 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2013 gives effect to the merger as if it had occurred on January 1, 2013, the beginning of the earliest period presented. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of Kite Realty incorporated herein by reference and of Inland Diversified included in Inland Diversified's Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is included in Annex F to this joint proxy statement/prospectus and is incorporated herein by reference.

	For the Year Ended December 31, 2013
	Kite Realty Historical	Kite Realty Pro Forma Adjustments	Kite Realty Pro Forma	Inland Diversified Historical	Pro Forma Adjustments	Combined Company Pro Forma
	(Dollars in thousands)
Statement of Operations Data:
Total Revenue	$129,488	$29,504	$158,992	$185,808	$3,324	$348,124
Total expenses(B)	$101,896	$26,044	$127,940	$152,657	$10,575	$291,172	(A)
Operating income	$27,592	$3,460	$31,052	$33,151	$(7,251)	$56,952
(Loss) income from continuing operations	$(727)	$1,609	$882	$(5,482)	$8,020	$3,420
Net loss from continuing operations attributable to common shareholders	$(8,497)	$1,172	$(7,325)	$(7,922)	$7,799	$(7,448)

	For the Year Ended December 31, 2013
	Kite Realty Historical	Inland Diversified Historical	Inland Pro Forma Adjustments	Pro Forma Adjustments	Kite Realty Pro Forma
	(Dollars in thousands)
Balance Sheet Data:
Investment properties	$1,877,058	$1,667,505	$—	$381,725	$3,926,288
Total assets	$1,763,927	$2,327,598	$(233,713)	$115,460	$3,973,272
Total liabilities	$962,894	$1,363,778	$(256,029)	$(157,130)	$1,913,513
Total equity	$757,105	$895,870	$22,316	$272,590	$1,947,881

(A)
Does not include an estimated $17-19 million in annual general, administrative and Business Manager cost savings that Kite Realty expects to achieve following the closing of the merger.

(B)
Includes depreciation and amortization.

 Unaudited Comparative Per Share Information

        The following table sets forth for the year ended December 31, 2013, selected per share information for Kite Realty common shares on a historical and pro forma combined basis and for Inland Diversified common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2013, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of Kite Realty and Inland Diversified contained in their respective Forms 10-K for the year ended December 31, 2013. Kite Realty's Form 10-K for the year ended December 31, 2013, is incorporated by reference into this joint proxy statement/prospectus. Inland Diversified's Annual Report on Form 10-K for the year ended December 31, 2013, is included in Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

        The Inland Diversified pro forma equivalent per common share amounts were calculated by multiplying the Kite Realty pro forma amounts by an assumed exchange ratio of 1.707.

	Kite Realty		Inland Diversified
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Year Ended December 31, 2013
Income (loss) from continuing operations attributable to common stockholders per common share, basic and diluted	$(0.09)	$(0.02)	$(0.07)	$(0.03)
Cash dividends declared per common share	$0.24	$0.24	$0.60	$0.60
Book value per common share	$4.98	$5.55	$7.60	$9.47

RISK FACTORS

        In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," whether you are a Kite Realty shareholder or an Inland Diversified stockholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Kite Realty and Inland Diversified because these risks will also affect the Combined Company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2013 of Kite Realty, whose Annual Report is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, and Inland Diversified, whose Annual Report is attached hereto as Annex F and incorporated herein by reference. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

 Risks Related to the Merger

The number of and value of the Kite Realty common shares that Inland Diversified stockholders will receive in the merger will fluctuate based on the trading price of the Kite Realty common shares.

        At the effective time of the merger, each share of common stock of Inland Diversified outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive a number of Kite Realty common shares based on a floating exchange ratio between 1.707 and 1.650 Kite Realty common shares for each share of Inland Diversified common stock. The exact exchange ratio will be determined based on the "average trading price" of the Kite Realty common shares, which is equal to the volume-weighted average trading price of Kite Realty common shares for the ten consecutive trading days ending on the third trading day preceding Inland Diversified's stockholder meeting to approve the merger. As a result, at the effective time of the merger, each outstanding share of Inland Diversified common stock will be converted into the right to receive:

  •
  1.707 Kite Realty common shares, if the average trading price is equal to or less than $6.36;

  •
  between 1.707 and 1.650 Kite Realty common shares, if the average trading price is more than $6.36 or less than $6.58 (with such exchange ratio being determined by dividing $10.85 by the average trading price); and

  •
  1.650 Kite Realty common shares, if the average trading price is $6.58 or greater.

        As a result of the fluctuation of the exchange ratio, the number of Kite Realty common shares to be received by Inland Diversified stockholders upon consummation of the merger will vary between 1.707 and 1.650 Kite Realty common shares per share of Inland Diversified common stock depending on the average trading price. Furthermore, even after the determination of the actual exchange ratio, the market value of the Kite Realty common shares that Inland Diversified stockholders will be entitled to receive in the merger will continue to fluctuate depending on the trading price of the Kite Realty common shares prior to the closing of the merger. These variances may arise due to, among other things:

  •
  market reaction to the announcement of the merger;

  •
  changes in the respective businesses, operations, assets, liabilities and prospects of Kite Realty and Inland Diversified;

  •
  changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Company;

  •
  market assessments of the likelihood that the merger will be completed;

  •
  interest rates, general market and economic conditions and other factors generally affecting the market prices of Kite Realty common shares and Inland Diversified common stock;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Kite Realty and Inland Diversified operate; and

  •
  other factors beyond the control of Kite Realty and Inland Diversified, including those described or referred to elsewhere in this "Risk Factors" section.

        Inland Diversified does not have the right to terminate the merger agreement based on a decline in the market price of Kite Realty common shares.

The merger and related transactions are subject to approval by stockholders of both Kite Realty and Inland Diversified.

        The merger cannot be completed unless (i) the Inland Diversified stockholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock, and (ii) the Kite Realty shareholders approve (a) the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement by the affirmative vote of a majority of the votes cast on the matter by holders of Kite Realty common shares and (b) the Kite Realty declaration of trust amendment by the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

The voting power of Kite Realty shareholders and Inland Diversified stockholders will be diluted by the merger.

        The merger will dilute the ownership position of the Kite Realty shareholders and result in Inland Diversified stockholders having an ownership stake in the Combined Company that is smaller than their current stake in Inland Diversified. Upon completion of the merger, we estimate that continuing Kite Realty common shareholders will own between 40.6% and 41.4% of the issued and outstanding common shares of the Combined Company, and former Inland Diversified stockholders will own between 58.6% and 59.4% of the issued and outstanding common shares of the Combined Company, in both cases depending on the actual exchange ratio. Consequently, Kite Realty shareholders and Inland Diversified stockholders, as a general matter, will have less influence over the management and policies of the Combined Company after the effective time of the merger than they currently exercise over the management and policies of Kite Realty and Inland Diversified, respectively.

Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of both Kite Realty and Inland Diversified.

        If the merger is not completed, the ongoing businesses of Kite Realty and Inland Diversified could be adversely affected and each of Kite Realty and Inland Diversified will be subject to a variety of risks associated with the failure to complete the merger, including the following:

  •
  Kite Realty being required, under certain circumstances, to pay to Inland Diversified a termination fee of $30 million and/or reimburse Inland Diversified's transaction expenses up to an amount equal to $8 million;

  •
  Inland Diversified being required, under certain circumstances, to pay to Kite Realty a termination fee of up to $43 million and/or reimburse Kite Realty's transaction expenses up to an amount equal to $8 million;

  •
  incurrence of substantial costs incurred by both companies in connection with the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

  •
  diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

  •
  reputational harm due to the adverse perception of any failure to successfully complete the merger.

Furthermore, if the merger is not completed, Inland Diversified stockholders will not have the opportunity to achieve liquidity through the merger and the Inland Diversified Board will continue to review other liquidity alternatives, which may not occur in the near term or on terms as attractive as the terms of the proposed merger. If the merger is not completed, these risks could materially affect the business, financial results and stock prices of both Kite Realty and Inland Diversified.

The pendency of the merger could adversely affect the business and operations of Inland Diversified.

        Prior to the effective time of the merger, some tenants or vendors of Inland Diversified may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Inland Diversified, regardless of whether the merger is completed. Similarly, current and prospective employees of the Business Manager or the Property Manager may experience uncertainty about their future roles with the Combined Company following the merger, which may materially adversely affect the ability of the Business Manager or the Property Manager to attract and retain key personnel during the pendency of the merger. In addition, due to operating restrictions in the merger agreement, Inland Diversified and Kite Realty may be unable, during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Inland Diversified or Kite Realty or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

        The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Inland Diversified and Kite Realty to solicit, initiate, knowingly encourage or facilitate any Acquisition Proposal. With respect to any written, bona fide Acquisition Proposal received by either Inland Diversified or Kite Realty, the other party generally has an opportunity to offer to modify the terms of the merger agreement in response to such proposal before the Inland Diversified Board or the Kite Realty Board, as the case may be, or committee thereof, may withdraw or modify its recommendation to their respective shareholders in response to such Acquisition Proposal or terminate the merger agreement to enter into a definitive agreement with respect to such Acquisition Proposal. Upon termination of the merger agreement in certain circumstances, one of the parties may be required to pay a substantial termination fee and/or expense reimbursement to the other party. See "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions" beginning on page [    •    ], "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Inland Diversified to Kite Realty" beginning on page [    •    ], and "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Kite Realty to Inland Diversified" beginning on page [    •    ].

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Inland Diversified or Kite Realty from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the merger agreement.

The merger agreement contains provisions that grant both the Inland Diversified Board and the Kite Realty Board a general ability to terminate the merger agreement to enter into an agreement providing for a Superior Proposal.

        Inland Diversified and Kite Realty each may terminate the merger agreement to enter into an agreement providing for a Superior Proposal, if, among other things, its respective board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its duties under applicable law. If the merger is not completed, the ongoing businesses of Inland Diversified and Kite Realty could be adversely affected and each of Inland Diversified and Kite Realty will be subject to several risks, including the risks described elsewhere in this "Risk Factors" section.

The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies' ability to complete the transactions.

        The completion of the merger is subject to certain conditions, including, among others, the (i) closing of the previously announced sale by Inland Diversified of certain net-lease commercial real estate properties to Realty Income Corporation, (ii) completion of the redeployment of certain proceeds from these transactions to acquire replacement properties for purposes of Section 1031 of the Code, (iii) receipt of the requisite approvals of Inland Diversified stockholders and Kite Realty shareholders, and (iv) other customary closing conditions set forth in the merger agreement. While it is currently anticipated that the merger will be completed late in the second quarter or in the third quarter of 2014, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied.

        Furthermore, in the event the acquisition of the replacement properties and the subsequent approval of Kite Realty's shareholders are the only conditions to closing (other than those conditions that by their nature are to be and are capable of being satisfied at the closing) that have not been satisfied by August 31, 2014, then the outside date will be automatically extended to the date that is 225 days after the closing of the sale of the nine net-lease properties. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when Inland Diversified stockholders would receive the merger consideration, if at all.

If the merger is not consummated by August 31, 2014 (unless automatically extended under certain circumstances), either Kite Realty or Inland Diversified may terminate the merger agreement.

        Either Inland Diversified or Kite Realty may terminate the merger agreement if the merger has not been consummated by August 31, 2014, which date will be automatically extended until the date that is 225 days after the closing of the sale by Inland Diversified of certain net-lease commercial real estate properties to Realty Income Corporation, if all conditions to closing have been satisfied by August 31, 2014 other than the redeployment of the proceeds of these property sale transactions to acquire replacement properties for purposes of Section 1031 of the Code, the subsequent approval of Kite Realty's shareholders and other conditions that by their nature are to be and are capable of being satisfied at closing. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the merger. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page [    •    ].

Some of the directors and executive officers of Inland Diversified have interests in seeing the merger completed that are different from, or in addition to, those of the other Inland Diversified stockholders.

        Some of the directors and executive officers of Inland Diversified have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of Inland Diversified generally. These interests relate to, among other things, affiliations between certain directors and executive officers of Inland Diversified and the Business Manager and the Property Managers. These interests, among other things, may influence or may have influenced the directors and executive officers of Inland Diversified to support or approve the merger. See "The Merger—Interests of Inland Diversified's Directors and Executive Officers in the Merger" beginning on page [    •    ].

Risks Related to the Combined Company Following the Merger

The Combined Company expects to incur substantial expenses related to the merger.

        The Combined Company expects to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies. In addition, there are a large number of Inland Diversified systems that will need to be integrated into Kite Realty's systems, including property management, revenue management, tenant payment, lease administration, website content management, purchasing, accounting, payroll, fixed assets and financial reporting, which will require significant expense and diversion of management's attention from operating the business.

        Although Kite Realty and Inland Diversified have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger.

Following the merger, the Combined Company may be unable to integrate Kite Realty's business with Inland Diversified successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.

        The merger involves the combination of two companies that currently operate as independent public companies. Although the Combined Company is expected to benefit from certain synergies, including cost savings, the Combined Company may encounter potential difficulties in the integration process including:

  •
  the inability to successfully combine Kite Realty's business with Inland Diversified in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

  •
  the complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and tenant bases;

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  the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

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  complexities associated with applying Kite Realty's standards, controls, procedures and policies over a significantly larger base of assets;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

  •
  performance shortfalls as a result of the diversion of management's attention caused by completing the merger and integrating the companies' operations.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company's management, the disruption of the Combined Company's ongoing business or inconsistencies in the Combined Company's operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the Combined Company.

Following the merger, the Combined Company may be unable to retain key employees.

        The success of the Combined Company after the merger will depend in part upon its ability to retain key Kite Realty employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company following the merger. Accordingly, no assurance can be given that Kite Realty or, following the merger, the Combined Company will be able to retain key employees.

Kite Realty's plan to sell certain of Inland Diversified's assets subsequent to closing may not close on its expected terms or at all, which could adversely impact the Combined Corporation's indebtedness and business strategy.

        Following the closing of the merger, Kite Realty plans to evaluate Inland Diversified's portfolio, dispose of certain of Inland Diversified's assets, including certain multifamily assets and Inland Diversified's securities portfolio, and utilize the proceeds to reduce the Combined Company's indebtedness. In the event that the merger is consummated but Kite Realty's plan to sell Inland Diversified's assets is not consummated on its expected terms or at all, then the indebtedness of the Combined Company will be higher than anticipated. Such an increase in indebtedness could adversely affect the Combined Company's financial condition, results of operations, its ability to raise capital and its credit ratings. Furthermore, in such event, the Combined Company would own a controlling interest in certain multi-family assets and a securities portfolio, which are assets that are not a core part of Kite Realty's strategy. Kite Realty's resulting portfolio of assets may not be perceived favorably by analysts and investors, which could adversely affect the trading price of the Combined Corporation's common shares. Additionally, the Combined Company would be subject to various risks associated with owning these assets.

The merger will result in changes to the board of trustees of the Combined Company that may affect the strategy of the Combined Company as compared to that of Kite Realty and Inland Diversified independently.

        If the parties complete the merger, the composition of the board of trustees of the Combined Company will change. Following the closing, the Combined Company's board of trustees will consist of nine members, six of whom will be current trustees of Kite Realty and three of whom will be designated by Inland Diversified. The new composition of the board of trustees may affect the business strategy and operating decisions of the Combined Company upon the completion of the merger.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the merger.

        Following the merger, the Combined Company expects to continue to expand its operations through additional acquisitions of properties, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Company's expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Risks Related to an Investment in the Combined Company's Common Shares

The market price of the common shares of the Combined Company may be affected by factors different from those affecting the price of Kite Realty common shares before the merger.

        Upon completion of the merger, we estimate that continuing Kite Realty common shareholders will own between 40.6% and 41.4% of the issued and outstanding common shares of the Combined Company, and former Inland Diversified stockholders will own between 58.6% and 59.4% of the issued and outstanding common shares of the Combined Company.

        The results of operations of the Combined Company, as well as the market price of the common shares of the Combined Company after the merger, may be affected by factors in addition to those currently affecting Kite Realty's or Inland Diversified's results of operations and the market prices of Kite Realty common shares. These factors include:

  •
  the possibility that Inland Diversified stockholders, who prior to the merger have held Inland Diversified common stock which is not traded on a stock exchange and thus is difficult to sell, may wish to monetize their investment by selling the Kite Realty common shares they receive in the merger and thereby increase the likelihood of a decline in the market price of Kite Realty common shares;

  •
  a greater number of shares of the Combined Company outstanding as compared to the number of currently outstanding shares of Kite Realty;

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  different shareholders;

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  different markets; and

  •
  different assets and capitalizations.

        Accordingly, the historical financial results of Kite Realty and Inland Diversified and the historical market prices of Kite Realty common shares may not be indicative of these matters for the Combined Company after the merger. For a discussion of the businesses of Kite Realty and Inland Diversified and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by Kite Realty and Inland Diversified into this joint proxy statement/prospectus referred to under "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

The market price of the Combined Company's common shares may decline as a result of the merger.

        The market price of the Combined Company's common shares may decline as a result of the merger if the Combined Company does not achieve the perceived benefits of the merger or the effect of the merger on the Combined Company's financial results is not consistent with the expectations of financial or industry analysts.

        In addition, upon consummation of the merger, Kite Realty shareholders and Inland Diversified stockholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities. Current shareholders of Kite Realty and Inland Diversified may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of the Combined Company's common shares. For example, because prior to the merger holders of Inland Diversified common stock were unable to sell their shares through a stock exchange, a significant number of Inland Diversified's stockholders may wish to monetize their investment by selling the Kite Realty common shares they receive in the merger. If, following the effective time of the merger, large amounts of the Combined Company's common shares are sold, the price of the Combined Company's common shares could decline.

After the merger is completed, Inland Diversified stockholders who receive Kite Realty common shares in the merger will have different rights that may be less favorable than their current rights as Inland Diversified stockholders.

        After the closing of the merger, Inland Diversified stockholders who receive Kite Realty common shares in the merger will have different rights than they currently have as Inland Diversified stockholders which may be less favorable than their current rights as Inland Diversified stockholders. For a detailed discussion of the significant differences between the current rights of a stockholder of Inland Diversified and the rights of a shareholder of the Combined Company following the merger, see "Comparison of Rights of Shareholders of Kite Realty and Stockholders of Inland Diversified" beginning on page [    •    ].

Following the merger, the Combined Company will not pay dividends at the rate currently paid by Inland Diversified and may not continue to pay dividends at or above the rate currently paid by Kite Realty.

        Following the merger, stockholders of Inland Diversified will not receive dividends at the same rate that they did as stockholders of Inland Diversified. The Kite Realty Board has historically chosen to pay a lower percentage of its earnings to its shareholders in the form of distributions than Inland Diversified and instead uses a greater portion of such earnings to fund additional growth and for other purposes. Inland Diversified has historically paid a much higher percentage of its earnings in distributions. For example, as disclosed in each of their Form 10-Ks filed with the SEC, for the year ended December 31, 2013, Kite Realty paid 46.4% of its funds from operations in distributions, and retained the balance for future growth opportunities, while Inland Diversified paid 78.5% of its funds from operations in distributions. Due to these differing payout practices, Inland Diversified has historically paid a higher distribution rate per share than Kite Realty and retained fewer earnings for future investments. For example, based on a $10 purchase price, each holder of Inland Diversified common stock currently receives distributions at an annual rate of 6%. Based on the Kite Realty share price as of the date of the merger agreement, Kite Realty currently pays an annual distribution rate of approximately 3.9%. Inland Diversified stockholders should initially expect a reduction in the annual distribution rate on their investment as a result of the merger. In addition, Kite Realty has historically paid distributions quarterly, rather than monthly as has been Inland Diversified's practice.

        In addition, Kite Realty shareholders may not receive dividends at the same rate that they did prior to the merger.

        Decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of Kite Realty's board of trustees, which reserves the right to change Kite Realty's dividend practices at any time and for any reason. Changes to dividend practices may occur for various reasons, including the following:

  •
  the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company's cash requirements, capital spending plans, cash flow or financial position; and

  •
  the amount of dividends that the Combined Company's subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

        Shareholders of the Combined Company will have no contractual or other legal right to dividends that have not been declared by the Combined Company's board of directors.

Counterparties to certain agreements with Inland Diversified may exercise contractual rights under such agreements in connection with the merger.

        Inland Diversified is a party to certain loan agreements that give the counterparty lender certain rights, including notice and consent rights, in connection with the merger. Any such counterparty lender may request modifications of its loan agreements or payment of a fee as a condition to granting a waiver or consent under the agreements. There can be no assurance that such lender counterparties will not exercise their rights under these loans agreements or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Company.

The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company's results after the merger, and accordingly, you have limited financial information on which to evaluate the Combined Company.

        The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger and certain other transactions expected to be consummated immediately following the merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the merger and the other transactions expected to be consummated in connection with the merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the merger and the other transactions expected to be consummated immediately following the merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the merger and the other transactions expected to be consummated in connection with the merger that Kite Realty and Inland Diversified believe are reasonable under the circumstances. Kite Realty and Inland Diversified cannot assure you that the assumptions will prove to be accurate over time.

The Combined Company will have a significant amount of indebtedness following the merger and may need to incur more in the future.

        The Combined Company will have substantial indebtedness following completion of the merger. In addition, in connection with executing the Combined Company's business strategies following the merger, the Combined Company expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:

  •
  hindering the Combined Company's ability to adjust to changing market, industry or economic conditions;

  •
  limiting the Combined Company's ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions;

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  limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

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  making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and

  •
  placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company's ability to arrange additional financing will depend on, among other factors, the Combined Company's financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Company's control. If the Combined Company is able to obtain additional financing, the Combined Company's credit ratings could be further adversely affected, which could further raise the Combined Company's borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The increase in Kite Realty's authorized shares of beneficial interest may have anti-takeover effects.

        The increase in the authorized number of common shares of beneficial interest of Kite Realty could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of Kite Realty more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of Kite Realty by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Kite Realty Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Kite Realty Board although perceived to be desirable by some stockholders.

Risks Related to Tax

Kite Realty may incur adverse tax consequences if Kite Realty has failed or fails, or if Inland Diversified has failed, to qualify as a REIT for U.S. federal income tax purposes.

        Each of Kite Realty and Inland Diversified has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the merger. Kite Realty intends to operate in a manner that it believes allows it to qualify as a REIT after the merger. Neither Kite Realty nor Inland Diversified has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as Kite Realty does and will continue to do after the merger). The determination of various factual matters and circumstances not entirely within the control of Kite Realty or Inland Diversified may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Kite Realty and Inland Diversified must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

        If Kite Realty loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

  •
  it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

  •
  it could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

  •
  unless it is entitled to relief under applicable statutory provisions, neither it nor any "successor" corporation, trust or association could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified;

  •
  if it were to re-elect REIT status, it would have to distribute all earnings and profits from non-REIT years before the end of the first new REIT taxable year; and

  •
  for the ten years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

        Even if Kite Realty retains its REIT status, if Inland Diversified loses its REIT status for a taxable year before the merger, Kite Realty will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

  •
  unless it is entitled to relief under applicable statutory provisions, Kite Realty, as the "successor" trust to Inland Diversified, could not elect to be taxed as a REIT until the fifth taxable year following the year during which Inland Diversified was disqualified;

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  Kite Realty, as the successor by merger to Inland Diversified, would be subject to any corporate income tax liabilities of Inland Diversified, including penalties and interest;

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  assuming that Kite Realty otherwise maintained its REIT qualification, Kite Realty would be subject to tax on the built-in gain on each asset of Inland Diversified existing at the time of the merger if Kite Realty were to dispose of the Inland Diversified asset for up to ten years following the merger; and

  •
  assuming that Kite Realty otherwise maintained its REIT qualification, Kite Realty would succeed to any earnings and profits accumulated by Inland Diversified for taxable periods that it did not qualify as a REIT, and Kite Realty would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits.

        In addition, if there is an adjustment to Inland Diversified's taxable income or dividends paid deductions, Kite Realty could elect to use the deficiency dividend procedure in order to maintain Inland Diversified's REIT status. That deficiency dividend procedure could require Kite Realty to make significant distributions to its shareholders and to pay significant interest to the IRS.

        As a result of these factors, Kite Realty's failure (before or after the merger), or Inland Diversified's failure (before the merger), to qualify as a REIT could impair Kite Realty's ability after the merger to expand its business and raise capital, and would materially adversely affect the value of Kite Realty's common shares.

In certain circumstances, even if Kite Realty qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state and other taxes, which would reduce Kite Realty's cash available for distribution to its stockholders.

        Even if Kite Realty has qualified, and, after the merger, continues to qualify, as a REIT, it may be subject to U.S. federal, state, or other taxes. For example, net income from the sale of properties that are "dealer" properties sold by a REIT (a "prohibited transaction" under the Code) will be subject to a 100% tax. In addition, Kite Realty may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, Kite Realty may decide to retain capital gain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, Kite Realty's stockholders would be treated as if they earned that income and paid the tax on it directly. Kite Realty and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which Kite Realty indirectly owns its assets. Any U.S. federal or state taxes Kite Realty (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Company to stockholders. See "The Merger—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares" beginning on page [    •    ].

The merger may have adverse tax consequences.

        The parties intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and they will receive legal opinions to that effect from their respective counsel, Hogan Lovells US LLP and Alston & Bird LLP. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger were to fail to qualify as a reorganization, then an Inland Diversified stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Kite Realty common shares and cash in lieu of fractional Kite Realty common shares received by the Inland Diversified stockholder in the merger; and (ii) the Inland Diversified stockholder's adjusted tax basis in its Inland Diversified common stock. See "The Merger—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [    •    ].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain statements that are not in the present or past tense or that discuss Kite Realty's and/or Inland Diversified's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon current beliefs as to the outcome and timing of future events. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Kite Realty and Inland Diversified operate and beliefs of and assumptions made by their respective management, involve uncertainties that could significantly affect the financial results of Kite Realty, Inland Diversified or the Combined Company. There can be no assurance that actual future developments affecting Kite Realty, Inland Diversified or the Combined Company will be those anticipated by Kite Realty or Inland Diversified. Examples of forward-looking statements include expectations as to the timing of the closing of the merger and the anticipated property and security dispositions intended to be made by Kite Realty and Inland Diversified, estimated cash capitalization rates, anticipated administrative and operating synergies and other benefits from the merger and the increased scale from the Combined Company, the anticipated impact of the merger on net debt ratios, credit ratings, cost of capital, projected fully diluted FFO, projected adjusted FFO, share of depreciation and amortization, reported FFO per share, projected net operating income, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of Kite Realty or Inland Diversified) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties:

  •
  changes in the real estate industry and in performance of the financial markets and interest rates;

  •
  the demand for and market acceptance of either company's properties for rental purposes;

  •
  the ability of either company to enter into new leases or renewal leases on favorable terms;

  •
  the amount and growth of either company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions and competition in those areas where either company owns properties;

  •
  risks associated with joint venture partners;

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  risks associated with the ownership and development of real property;

  •
  the outcome of claims and litigation involving or affecting either company;

  •
  increases in each company's and the Combined Company's cost of borrowing as a result of changes in interest rates and other factors;

  •
  the ability of each company and the Combined Company to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

  •
  the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions;

  •
  applicable regulatory changes;

  •
  risks associated with acquisitions, including the integration of the Combined Company's businesses;

  •
  risks associated with achieving expected revenue synergies, cost savings and other benefits from the merger and the increased scale of the Combined Company;

  •
  risks associated with the companies' ability to consummate the merger and the timing of the closing of the merger;

  •
  each company's ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; and

  •
  other risks and uncertainties detailed from time to time in Kite Realty's or Inland Diversified's SEC filings.

        Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the business, financial condition, liquidity, cash flows and financial results of either company could differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Kite Realty does not undertake to update forward-looking statements except as may be required by law.

 THE COMPANIES

Kite Realty Group Trust

        Kite Realty is a full-service, vertically integrated REIT engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. At December 31, 2013, the company owned interests in a portfolio of 72 operating and redevelopment properties totaling approximately 12.4 million square feet and two properties currently under development totaling 0.8 million square feet. Kite Realty's primary business objectives are to increase the cash flow and consequently the value of its properties, achieve sustainable long-term growth and maximize shareholder value primarily through the operation, development, redevelopment and select acquisition of well-located community and neighborhood shopping centers.

        Kite Realty conducts all of its business through its operating partnership, Kite Realty OP, of which Kite Realty is the sole general partner, and its subsidiaries. As of December 31, 2013, Kite Realty held a 95.0% interest in Kite Realty OP.

        Kite Realty's common shares are listed on the NYSE, trading under the symbol "KRG."

        Kite Realty was formed as a REIT in the state of Maryland in 2004, and Kite Realty OP was formed as a limited partnership in the state of Delaware in 2004. Kite's principal executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number is (317) 577-5600.

        Merger Sub, a wholly owned subsidiary of Kite Realty, is a Maryland limited liability company formed on February 5, 2014, solely for the purpose of effecting the merger. Upon completion of the merger, Inland Diversified will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

        Additional information about Kite Realty and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

Inland Diversified Real Estate Trust, Inc.

        Inland Diversified is a public, non-traded REIT. Inland Diversified was formed to acquire and manage commercial real estate located in the United States and Canada. Inland Diversified focuses primarily on the acquisition and management of retail properties and, to a lesser extent, other property types including office, industrial and multi-family properties. Inland Diversified owns these assets directly or indirectly through interests in REITs or other real estate operating companies or joint ventures.

        As of March [    •    ], 2014, Inland Diversified owned 91 retail properties, three office properties and one industrial property, collectively totaling 11.5 million square feet, and multi-family properties with a total of 444 units. Following the completion of Inland Diversified's announced disposition of its single-tenant net lease portfolio, assuming the sale of all of the properties contemplated to be sold therein, Inland Diversified will own 57 retail properties, collectively totaling approximately 10.2 million square feet, and multi-family properties with a total of 444 units.

        On August 24, 2009, Inland Diversified commenced its initial public offering on a "best efforts" basis of up to $5.0 billion in shares of its common stock to the public in its primary offering at $10.00 per share and up to $475 million in shares of its common stock to its stockholders pursuant to its distribution reinvestment plan at $9.50 per share. The primary offering terminated on August 23, 2012, and effective November 13, 2013, the Inland Diversified Board suspended the Inland Diversified distribution reinvestment plan. Inland Diversified sold 119,839,478 shares of its common stock, including 9,353,542 shares issued pursuant to its distribution reinvestment plan, in its public offering, resulting in aggregate gross offering proceeds of approximately $1.18 billion.

        Inland Diversified's sponsor, IREIC, is a subsidiary of The Inland Group, Inc. Inland Diversified is externally managed and advised by the Business Manager, a wholly owned subsidiary of IREIC. Inland Diversified's properties are managed by the Property Managers.

        Inland Diversified was formed as a Maryland corporation in June 2008 and has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with the tax year ended December 31, 2009. Inland Diversified's offices are located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and its toll free telephone number is (800) 826-8228. Because it is externally managed and advised, Inland Diversified has no employees.

        Additional information about Inland Diversified and its subsidiaries, including but not limited to information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, market risk, stock ownership of beneficial owners and management, directors and executive officers, executive compensation and related party transactions is set forth in Inland Diversified's annual report on Form 10-K for the fiscal year ended December 31, 2013, which is included herewith as Annex F, and which is incorporated herein by reference. See also "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

The Combined Company

        The Combined Company will retain the name "Kite Realty Group Trust" and will continue to be a Maryland real estate investment trust. The Combined Company will continue to be a publicly traded REIT engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. The Combined Company is expected to have a pro forma equity market capitalization of approximately $2.1 billion and an enterprise value of approximately $3.9 billion. We currently expect that after the merger, the Combined Company's asset base will consist primarily of interests in a portfolio of 131 retail operating, development and redevelopment properties totaling approximately 20.3 million square feet across 26 states, assuming the completion of Inland Diversified's announced disposition of its single-tenant net lease portfolio prior to the merger. The Combined Company's portfolio will be concentrated in select core markets in Florida, Indiana, Texas and throughout the southeastern United States.

        The Combined Company will conduct all of its business through Kite Realty OP. The Combined Company will own an approximately [    •    ]% partnership interest in Kite Realty OP.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "KRG."

        The Combined Company's principal executive offices will continue to be located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and its telephone number will be (317) 577-5600.

Combined Company Property Portfolio Information

        The Combined Company is expected to have a pro forma equity market capitalization of approximately $2.1 billion and an enterprise value of approximately $3.9 billion. Assuming completion of Inland Diversified's sale of its single-tenant portfolio, we currently expect that the Combined Company will own 131 retail properties with approximately 20.3 million square feet in 26 states.

        The geographic diversification and property-type diversification of the Combined Company's real estate by annualized base rent is expected to be as set forth in the charts below upon the closing of the merger:

Geographic Diversification by Annual Base Rent(1)(2)(3)	Property-Type Diversification by Annual Base Rent(1)(2)

(1)
Includes development and redevelopment and pro forma for Kite Realty's sale of 50th & 12th and Inland Diversified's announced sale of its single-tenant portfolio to Realty Income.

(2)
Kite Realty excludes ground leases; Inland Diversified includes ground leases.

(3)
Geographic diversification excludes Kite Realty's two commercial properties.

 THE KITE REALTY SPECIAL MEETING

Date, Time and Place

        The Kite Realty special meeting will be held at Kite Realty headquarters, 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, on [    •    ], [    •    ], 2014, at [    •    ] a.m., Eastern Time.

Purpose of the Kite Realty Special Meeting

        At the Kite Realty special meeting, Kite Realty shareholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement;

  •
  a proposal to approve the Kite Realty declaration of trust amendment to increase the authorized common shares of beneficial interest of Kite Realty from 200,000,000 to [    •    ]; and

  •
  a proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the share issuance proposal and the Kite Realty declaration of trust amendment proposal.

Recommendation of the Kite Realty Board

        After careful consideration, the Kite Realty Board has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Kite Realty and its shareholders, and (ii) approved, adopted and declared advisable the merger agreement and the merger and approved, adopted and declared advisable the Kite Realty declaration of trust amendment. Certain factors considered by the Kite Realty Board in reaching its decision to approve and adopt the merger agreement and the merger can be found in the section of this joint proxy/statement/prospectus entitled "The Merger—Recommendation of the Kite Realty Board and Its Reasons for the Merger" beginning on page [    •    ].

        The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, FOR the proposal to approve the Kite Realty declaration of trust amendment and FOR the proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposals to approve the issuance of Kite Realty common shares pursuant to the merger agreement and to approve the Kite Realty declaration of trust amendment.

 Kite Realty Record Date; Who Can Vote at the Kite Realty Special Meeting

        Only Kite Realty shareholders of record at the close of business on the record date, [    •    ], 2014, or their duly appointed proxies, are entitled to receive notice of the Kite Realty special meeting and to vote the shares of Kite Realty common shares that they held on the record date at the Kite Realty special meeting, or any postponement or adjournment of the Kite Realty special meeting. The only class of shares that can be voted at the Kite Realty special meeting is Kite Realty common shares. Each Kite Realty common share is entitled to one vote on all matters that come before the shareholders at the Kite Realty special meeting.

        Shareholders who attend the meeting may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Shareholders who hold their shares in "street name" (that is, through a bank, broker or other nominee) will need to bring a copy of the brokerage statement reflecting their stock ownership as of [    •    ], 2014.

        On the record date, there were approximately [    •    ] Kite Realty common shares outstanding and entitled to vote at the Kite Realty special meeting.

Quorum

        A quorum of Kite Realty shareholders is necessary to hold a valid special meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. On the record date, there were [    •    ] Kite Realty common shares outstanding and entitled to vote. Thus, [    •    ] Kite Realty common shares must be represented by shareholders present in person or by proxy at the Kite Realty special meeting to have a quorum for the Kite Realty special meeting.

        Abstentions and any broker non-votes will be counted towards the quorum requirement. If there is no quorum, the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the Kite Realty special meeting to another date. The chairman of the Kite Realty special meeting also has the power to adjourn the Kite Realty special meeting under Kite Realty's bylaws.

Vote Required for Approval

        Approval of the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding Kite Realty common shares.

        Approval of the Kite Realty declaration of trust amendment to increase the total number of authorized Kite Realty common shares requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

        Approval of one or more adjournments of the Kite Realty special meeting requires the affirmative vote of the holders of a majority of the votes cast on the matter, whether or not a quorum is present.

Abstentions and Broker Non-Votes

        If you are a Kite Realty shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

  •
  With respect to the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, it will have no effect on the result of the vote on this proposal provided that a quorum is otherwise present, although abstentions will be considered present for the purpose of determining the presence of a quorum;

  •
  With respect to the proposal to approve the Kite Realty declaration of trust amendment proposal, it will have the same effect as a vote "AGAINST" the proposal; and

  •
  With respect to the adjournment proposal, if you are present in person or by proxy at the shareholders' meeting but a quorum is not present, it will have the same effect as a vote "AGAINST" the proposal, and if you are not present in person or by proxy at the shareholders' meeting or a quorum is present, it will not have an effect on the proposal.

        Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the Kite Realty special meeting is considered "non-routine," such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your Kite Realty common shares, your Kite Realty common shares will not be considered present at the Kite Realty special meeting and will not be voted on any of the proposals.

        A broker non-vote occurs when shares held in "street name" by a broker, bank, or nominee that are present in person or represented by proxy at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker, bank, or nominee does not have discretionary voting power on such proposal. Because all proposals for the Kite Realty special meeting are "non-routine", broker non-votes will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal, but not with respect to another proposal. Please see "—Shares held in "Street Name""for a discussion of how to vote your shares held in "street name."

Voting by Kite Realty Trustees, Executive Officers and Significant Shareholders

        At the close of business on the record date, trustees and executive officers of Kite Realty and their affiliates were entitled to vote [    •    ] Kite Realty common shares, or approximately [    •    ]% of the Kite Realty common shares issued and outstanding on that date. Kite Realty currently expects that the Kite Realty trustees and executive officers will vote their Kite Realty common shares in favor of the Kite Realty share issuance proposal, the declaration of trust amendment proposal and the adjournment proposal to be considered at the Kite Realty special meeting, although none of them is obligated to do so.

Manner of Submitting Proxy

        Whether you plan to attend the Kite Realty special meeting in person, you should submit your proxy as soon as possible.

        If you own Kite Realty common shares in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your Kite Realty common shares. You have four voting options:

  •
  In Person. To vote in person, come to the Kite Realty special meeting and you will be able to vote by ballot. To ensure that your Kite Realty common shares are voted at the Kite Realty special meeting, the Kite Realty Board recommends that you submit a proxy even if you plan to attend the Kite Realty special meeting.

  •
  Mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Kite Realty before the Kite Realty special meeting, Kite Realty will vote your Kite Realty common shares as you direct.

  •
  Telephone. To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [    •    ], 2014 to be counted.

  •
  Internet. To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on [    •    ], 2014 to be counted.

        The Internet and telephone voting options available to holders of record are designed to authenticate Kite Realty shareholders' identities, to allow Kite Realty shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 11:59 p.m. Eastern Time on [    •    ], 2014 (or in the event of an adjournment or postponement, such later date as shall be established). Submitting a proxy will not affect your right to vote in person if you decide to attend the Kite Realty special meeting.

        If a proxy card is signed and returned without an indication as to how the Kite Realty common shares represented by the proxy are to be voted with regard to a particular proposal, the Kite Realty common shares represented by the proxy will be voted FOR each such proposal. As of the date of this joint proxy statement/prospectus, Kite Realty has no knowledge of any business that will be presented for consideration at the Kite Realty special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Kite Realty. In accordance with the Kite Realty bylaws and Maryland law, business transacted at the Kite Realty special meeting will be limited to those matters set forth in such notice.

        Your vote as a Kite Realty shareholder is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Kite Realty special meeting in person.

 Shares held in "Street Name"

        If a Kite Realty shareholder holds Kite Realty common shares in a stock brokerage account or if its shares are held by a bank or nominee (that is, in "street name"), in order for the shares to be voted, such shareholder must provide the record holder of its shares with instructions on how to vote its shares of Kite Realty common shares. Kite Realty shareholders should follow the voting instructions provided by their broker, bank or nominee. Without such instructions, your shares will NOT be voted on any of the proposals to be voted upon at the Kite Realty special meeting, which will have the same effect as described above under "—Abstentions and Broker Non-Votes." Please note that Kite Realty shareholders may not vote Kite Realty common shares held in street name by returning a proxy card directly to Kite Realty or by voting in person at the Kite Realty special meeting unless they provide a "legal proxy," which Kite Realty shareholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold Kite Realty common shares on behalf of their customers may not give a proxy to Kite Realty to vote those shares without specific instructions from their customers. If a Kite Realty shareholder does not instruct its broker, bank or nominee to vote with respect to a proposal, then the broker, bank or nominee may not vote those shares in respect of that proposal, and it will have the effects described above under "—Abstentions and Broker Non-Votes."

Revocation of Proxies or Voting Instructions

        Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Kite Realty special meeting. If your Kite Realty common shares are registered in your own name, you may revoke your proxy in one of the following ways by:

  •
  submitting notice in writing to Kite Realty's Secretary at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, that you are revoking your proxy that bears a date later than the date of the proxy that you are revoking and that is received before the Kite Realty special meeting;

  •
  submitting another proxy card bearing a later date and mailing it so that it is received before the Kite Realty special meeting;

  •
  submitting another proxy using the Internet or telephone voting procedures; or

  •
  attending the Kite Realty special meeting and voting in person, although simply attending the Kite Realty special meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the Kite Realty special meeting in order to revoke a prior proxy.

        Your last vote is the vote that will be counted.

        If you have instructed a broker, bank or other nominee to vote your Kite Realty common shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

        If you have questions about how to vote or revoke your proxy, you should contact Kite Realty's proxy solicitor, Morrow, toll-free at (800) 460-1014.

Tabulation of Votes

        Kite Realty will appoint an inspector of election for the Kite Realty special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

        Kite Realty is soliciting proxies for the Kite Realty special meeting from Kite Realty shareholders. Kite Realty will bear the entire cost of soliciting proxies from Kite Realty shareholders. In addition to this mailing, Kite Realty's trustees and officers may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Kite Realty common shares held of record by those persons, and Kite Realty will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

        Kite Realty has engaged Morrow to assist in the solicitation of proxies for the Kite Realty special meeting and will pay Morrow a fee of approximately $[    •    ], plus reimbursement of out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of Morrow is 470 West Avenue, Stamford, CT 06902. You can call Morrow toll-free at (800) 460-1014.

Adjournment

        In addition to the other proposals being considered at the Kite Realty special meeting, Kite Realty shareholders are also being asked to approve a proposal that will give the Kite Realty Board authority to adjourn the Kite Realty special meeting, if necessary or appropriate in the view of the Kite Realty Board, to solicit additional proxies in favor of the other proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If this proposal is approved, the Kite Realty special meeting could be successively adjourned to any date, not later than 120 days after the record date for the Kite Realty special meeting. In addition, the Kite Realty Board could postpone the Kite Realty special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Kite Realty special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

        If a quorum does not exist, the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the Kite Realty special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve any other proposal, the Kite Realty special meeting may be adjourned if the votes cast, in person or by proxy, at the Kite Realty special meeting in favor of the adjournment proposal exceed the votes cast, in person or by proxy, against the adjournment proposal. In addition, the chairman of the Kite Realty special meeting also has the power to adjourn the Kite Realty special meeting under Kite Realty's bylaws.

 Assistance

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Kite Realty special meeting, please contact Kite Realty's proxy solicitor:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone:
Shareholders: (800) 460-1014

PROPOSALS SUBMITTED TO KITE REALTY SHAREHOLDERS

Approval of Share Issuance Pursuant to the Merger Agreement

(Proposal 1 on the Kite Realty Proxy Card)

        Kite Realty shareholders are asked to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the issuance of Kite Realty common shares in the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page [    •    ] and "The Merger Agreement" beginning on page [    •    ]. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

        Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

        Approval of the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement requires the affirmative vote of a majority of votes cast on the matter by holders of outstanding Kite Realty common shares.

Recommendation of the Kite Realty Board

        The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement.

 Approval of the Declaration of Trust Amendment

(Proposal 2 on the Kite Realty Proxy Card)

        The Kite Realty declaration of trust currently allows Kite Realty to issue up to 200,000,000 common shares of beneficial interest, $0.01 par value per share, and 40,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of [    •    ], 2014, Kite Realty had [    •    ] common shares outstanding, held by [    •    ] holders of record.

        Kite Realty expects to issue between [    •    ] and [    •    ] common shares in connection with the merger. On a pro forma basis, upon completion of the merger, Kite Realty will have between [    •    ] and [    •    ] common shares outstanding, and [    •    ] common shares reserved for issuance pursuant to outstanding equity awards.

        In order to provide Kite Realty with additional Kite Realty common shares sufficient to complete the merger and to have additional shares available in the future for issuance, on [    •    ], 2014, the Kite Realty Board adopted a resolution approving and declaring advisable and in the best interests of Kite Realty and its shareholders the Kite Realty declaration of trust amendment to increase the total number of authorized common shares of beneficial interest from 200,000,000 to [    •    ]. The Kite Realty Board further directed that the proposed action be submitted for consideration by Kite Realty's shareholders.

        The proposed Kite Realty declaration of trust amendment would delete the current Section 6.1 of the Kite Realty declaration of trust and replace it with the following:

  "Section 6.1    Authorized Shares.    The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue [    •    ] common shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 40,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares")."

        The primary purpose of the declaration of trust amendment is to provide Kite Realty with additional Kite Realty common shares sufficient to complete the merger and to have additional shares available for future general corporate purposes, including capital raising transactions, employee benefit plans, acquisitions and other corporate uses. The proposed increase in authorized shares is not in response to any takeover proposal and is not intended to be used as an anti-takeover mechanism. Kite Realty currently has no definitive plans or understandings with respect to the issuance of any common shares except as described in this joint proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

        Approval of the declaration of trust amendment to increase the total number of authorized Kite Realty common shares requires the affirmative vote of the holders of two-thirds of the outstanding Kite Realty common shares.

        If Kite Realty's shareholders do not approve the declaration of trust amendment, then Kite Realty will not be able to increase the total number of authorized Kite Realty common shares from 200,000,000 to [    •    ], and Kite Realty will be limited in the amount of common shares that are currently available for issuance in the future. Kite Realty currently does not have a sufficient number of authorized common shares available to effect the issuance of shares to Inland Diversified's stockholders pursuant to the merger agreement. Accordingly, approval of the declaration of trust amendment is required in connection with the merger.

 Recommendation of the Kite Realty Board

        The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve the Kite Realty declaration of trust amendment to increase the total number of authorized Kite Realty common shares.

 Adjournment Proposal

(Proposal 3 on the Kite Realty Proxy Card)

        The Kite Realty special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Kite Realty Board, in favor of the other proposals on the Kite Realty proxy card if there are not sufficient votes at the time of such adjournment to approve such proposals.

        Kite Realty is asking Kite Realty shareholders to approve the adjournment of the Kite Realty special meeting, if necessary or appropriate in the view of the Kite Realty Board if there are not sufficient votes at the time of such adjournment to approve the other proposals. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, whether or not a quorum is present.

Recommendation of the Kite Realty Board

        The Kite Realty Board unanimously recommends that Kite Realty shareholders vote FOR the proposal to approve one or more adjournments of the Kite Realty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the issuance of Kite Realty common shares pursuant to the merger agreement and to approve the Kite Realty declaration of trust amendment.

 Other Business

        As of the date of this joint proxy statement/prospectus, Kite Realty does not intend to bring any other matters before the shareholders at the Kite Realty special meeting, and Kite Realty has no knowledge of any business that will be presented for consideration at the Kite Realty special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Kite Realty. In accordance with the Kite Realty bylaws and Maryland law, business transacted at the Kite Realty special meeting will be limited to those matters set forth in such notice.

 THE INLAND DIVERSIFIED SPECIAL MEETING

Date, Time and Place

        The Inland Diversified special meeting will be held at Inland Diversified corporate headquarters, 2901 Butterfield Road, Oak Brook, IL 60523 on [    •    ], [    •    ], 2014, at [    •    ] a.m., local time, or at any adjournment or postponement thereof.

Purpose of the Inland Diversified Special Meeting

        At the Inland Diversified special meeting, the Inland Diversified stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger and the other transactions contemplated by the merger agreement (a copy of which is attached as Annex A to this joint proxy statement/prospectus), which we refer to as the Inland Diversified merger proposal; and

  •
  a proposal to approve one or more adjournments of the Inland Diversified special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval of the Inland Diversified merger proposal, which we refer to as the adjournment proposal.

Recommendation of the Inland Diversified Board

        After careful consideration, the Inland Diversified Board, based on the unanimous recommendation of the Inland Diversified Special Committee, has (i) determined that the terms of the merger and the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of, Inland Diversified and its stockholders, (ii) approved and declared advisable the merger, and (iii) approved and adopted the merger agreement. Certain factors considered by the Inland Diversified Board in reaching its decision to approve the merger and the merger agreement can be found in the section of this joint proxy statement/prospectus entitled "The Merger—Recommendation of the Inland Diversified Board and Its Reasons for the Merger" beginning on page [    •    ].

        The Inland Diversified Board recommends that Inland Diversified stockholders vote FOR the proposal to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Inland Diversified special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

 Inland Diversified Record Date; Who can Vote at the Inland Diversified Special Meeting

        Only Inland Diversified stockholders of record at the close of business on [    •    ], 2014, the record date for the Inland Diversified special meeting, are entitled to receive notice of the Inland Diversified special meeting and to vote the shares of Inland Diversified common stock that they held on the record date at the Inland Diversified special meeting or any postponement or adjournment thereof. The only classes of stock entitled to vote at the Inland Diversified special meeting are Inland Diversified common stock. Each share of Inland Diversified common stock is entitled to one vote on all matters that come before the Inland Diversified special meeting.

        On the record date [    •    ] shares of Inland Diversified common stock were issued and outstanding and held by [    •    ] holders of record.

 Quorum

        A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of stockholders entitled to cast fifty percent (50%) of all the votes entitled to be cast at the Inland Diversified special meeting on any matter will constitute a quorum. As of [    •    ], 2014, there were [    •    ] shares of Inland Diversified common stock outstanding. Thus, assuming there is no change in the number of shares of Inland Diversified common stock outstanding, stockholders holding [    •    ] shares of Inland Diversified common stock must be present, in person or by proxy, at the Inland Diversified special meeting to have a quorum for the Inland Diversified special meeting.

        Abstentions will be counted towards the quorum requirement. If there is no quorum, the chairman of the Inland Diversified special meeting may adjourn the Inland Diversified special meeting to another date not more than 120 days after the record date, without notice other than announcement at the meeting, until a quorum is present or represented.

Vote Required for Approval

        Approval of the Inland Diversified merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock entitled to vote on such proposal at the Inland Diversified special meeting.

        Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Inland Diversified special meeting.

Abstentions

        Abstentions and broker non-votes will be included in the calculation of the number of shares of Inland Diversified common stock present at the special meeting for purposes of determining whether a quorum has been achieved. Abstentions will have the same effect as a vote "AGAINST" the Inland Diversified merger proposal and will have no effect on the adjournment proposal.

Voting by Inland Diversified Directors, Executive Officers and Significant Stockholders

        Inland Diversified currently expects that the Inland Diversified Directors intend to vote any shares of Inland Diversified common stock held by them in favor of the Inland Diversified merger proposal and the adjournment proposal, although none of them is obligated to do so. As of [    •    ], 2014, the record date, the directors and executive officers of Inland Diversified beneficially owned, in the aggregate, [    •    ] shares of Inland Diversified common stock entitled to vote at the Inland Diversified special meeting, or [    •    ]% of the Inland Diversified common stock entitled to vote at the Inland Diversified special meeting.

Manner of Submitting Proxy

        A proxy card is enclosed for use by the Inland Diversified stockholders. Inland Diversified requests that the Inland Diversified stockholders sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. The Inland Diversified stockholders may also direct the vote for their shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Inland Diversified common stock represented by it will be voted at the Inland Diversified special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

        If a proxy card is signed and returned without an indication as to how the shares of Inland Diversified common stock represented by the proxy are to be voted with regard to a particular proposal, the Inland Diversified common stock represented by the proxy will be voted FOR each such proposal. As of the date of this joint proxy statement/prospectus, Inland Diversified has no knowledge of any business that will be presented for consideration at the Inland Diversified special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Inland Diversified. In accordance with the Inland Diversified bylaws and Maryland law, business transacted at the Inland Diversified special meeting will be limited to those matters set forth in such notice.

Revocation of Proxies or Voting Instructions

        Inland Diversified stockholders of record may change their vote or revoke their proxy at any time before the final vote at the Inland Diversified special meeting by:

  1.
  submitting another properly completed proxy card in time to be received before the Inland Diversified special meeting or by submitting a later dated proxy by telephone or over the Internet in which case the later-submitted proxy will be recorded and the earlier proxy revoked;

  2.
  submitting written notice that the Inland stockholder is revoking the proxy to the Inland Diversified Corporate Secretary, 2901 Butterfield Road, Oak Brook, Illinois 60523, in time to be received before the Inland Diversified special meeting; or

  3.
  voting in person at the Inland Diversified special meeting.

        Attending the Inland Diversified special meeting without voting will not, by itself, revoke an Inland Diversified stockholder's proxy.

Tabulation of Votes

        Inland Diversified will appoint an inspector of election for the Inland Diversified special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

        The cost of proxy solicitation for the Inland Diversified special meeting will be borne by Inland Diversified. In addition to the use of mail, proxies may be solicited by Inland Diversified's officers and directors and certain employees of the business manager, without additional remuneration, in person, by telephone or any other electronic means of communication deemed appropriate. Inland Diversified will also require brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursements to such firms for the cost of forwarding these materials.

        Inland Diversified has engaged Morrow to assist in the solicitation of proxies for the Inland Diversified special meeting and will pay Morrow a fee of approximately $[    •    ], plus reimbursement of out-of-pocket expenses a. The address of Morrow is 470 West Avenue, Stamford, CT 06902. You can call Morrow toll-free at (800) 460-1014.

Adjournment

        In addition to the merger proposal being considered at the Inland Diversified special meeting, Inland Diversified stockholders are also being asked to approve a proposal that will give the Inland Diversified Board authority to adjourn the Inland Diversified special meeting, if necessary or appropriate in the view of the Inland Diversified Board, to solicit additional proxies in favor of the merger proposal if there are not sufficient votes at the time of such adjournment to approve the merger proposal. If the Inland Diversified special meeting is convened and this proposal is approved, the Inland Diversified special meeting could be successively adjourned to any date not later than

120 days after the record date for the Inland Diversified special meeting. In addition, the Inland Diversified Board could postpone the Inland Diversified special meeting before it is convened, whether for the purpose of soliciting additional proxies or for other reasons, to any date not later than 120 days after the original record date for the Inland Diversified special meeting. If the Inland Diversified special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at any reconvened meeting.

        If a quorum does not exist, the chairman of the Inland Diversified special meeting may adjourn the Inland Diversified special meeting to a date not more than 120 days after the original record date for the Inland Diversified special meeting.

        If a quorum exists, but there are not enough affirmative votes to approve the merger proposal, the Inland Diversified special meeting may be adjourned if a majority of the votes cast at the Inland Diversified special meeting are cast FOR the adjournment proposal. In addition, the chairman of the Inland Diversified special meeting also has the power to adjourn the Inland Diversified special meeting under Inland Diversified's bylaws.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Inland Diversified special meeting, please contact:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone:
Shareholders: (800) 460-1014

 PROPOSALS SUBMITTED TO INLAND DIVERSIFIED STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Inland Diversified Proxy Card)

        Inland Diversified stockholders are asked to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Merger" beginning on page [    •    ] and "The Merger Agreement" beginning on page [    •    ]. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. If this proposal is not approved, the merger will not be completed.

        Inland Diversified is requesting that Inland Diversified stockholders approve the merger and the other transactions contemplated by the merger agreement.

        Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Inland Diversified common stock entitled to vote on this proposal at the Inland Diversified special meeting.

Recommendation of the Inland Diversified Board

        The Inland Diversified Board recommends that Inland Diversified stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement.

 Adjournment Proposal

(Proposal 2 on the Inland Diversified Proxy Card)

        The Inland Diversified special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the Inland Diversified merger proposal.

        If, at the Inland Diversified special meeting, the number of shares of Inland Diversified common stock present or represented by proxy and voting in favor of the Inland Diversified merger proposal is insufficient to approve such proposal, Inland Diversified intends to move to adjourn the Inland Diversified special meeting in order to enable the Inland Diversified Board to solicit additional proxies for approval of the proposal.

        Inland Diversified is requesting that Inland Diversified stockholders approve the adjournment of the Inland Diversified special meeting, if necessary or appropriate, to another time and/or place for the purpose of soliciting additional proxies in favor of the Inland Diversified merger proposal.

        Approval of this proposal requires that a majority of the votes cast in person or by proxy at the Inland Diversified special meeting are cast FOR this proposal.

Recommendation of the Inland Diversified Board

        The Inland Diversified Board recommends that Inland Diversified stockholders vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Inland Diversified merger proposal.

 Other Business

        At this time, Inland Diversified does not intend to bring any other matters before the Inland Diversified special meeting, and Inland Diversified does not know of any matters to be brought before the Inland Diversified special meeting by others. If, however, any other matters properly come before the Inland Diversified special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the Inland Diversified special meeting or any adjournment or postponement thereof will be deemed authorized to vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE MERGER

        The following is a description of the material aspects of the merger. While Kite Realty and Inland Diversified believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to the Kite Realty shareholders and the Inland Diversified stockholders. Kite Realty and Inland Diversified encourage the Kite Realty shareholders and the Inland Diversified stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the merger.

General

        Each of the Kite Realty Board and the Inland Diversified Board has approved the merger agreement and the transactions contemplated thereby. In the merger, Inland Diversified will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty. Kite Realty will continue as the Combined Company, and Inland Diversified stockholders will receive the merger consideration described below under "The Merger Agreement—Merger Consideration; Effects of the Merger."

Background of the Merger

        Inland Diversified is a Maryland corporation incorporated in June 2008 that has elected to be taxed as a REIT for U.S. federal income tax purposes. Inland Diversified is a non-traded, externally-advised REIT with a focus on the acquisition and development of a diversified portfolio of commercial real estate located in the United States and Canada. On August 24, 2009, Inland Diversified commenced an initial public offering on a "best efforts" basis of up to $5 billion of its common stock, at a price of $10.00 per share, and up to $475 million of its common stock to its stockholders pursuant to its distribution reinvestment plan at a price of $9.50 per share, which we refer to as the DRP. The "best efforts" portion of the offering was terminated in August 2012, and effective November 13, 2013, the Inland Diversified Board suspended the DRP. Inland Diversified sold 119,839,478 shares of its common stock, including 9,353,542 shares issued pursuant to the DRP, in its public offering, resulting in aggregate gross offering proceeds of approximately $1.18 billion. As of December 31, 2012, all of the capital raised by Inland Diversified had been invested in 133 retail properties, four office properties and two industrial properties, collectively totaling 12.4 million square feet, and two multi-family properties totaling 444 units.

        Given the composition of the assets owned and operated by Inland Diversified, the Inland Diversified Board and the Business Manager were of the view that continuing to hold Inland Diversified's assets and maintaining Inland Diversified's medium-term strategy as a non-traded REIT following the completion of its offering of common stock would not likely enhance value for its stockholders. In light of the foregoing, it was the view of the Inland Diversified Board that Inland Diversified should undertake an evaluation of potential alternatives to create liquidity for its stockholders. On February 19, 2013, Inland Diversified issued a press release announcing that the next step in its plan was for the Inland Diversified Board to meet with investment banking firms to discuss Inland Diversified's interest in creating a liquidity event for Inland Diversified's stockholders.

        On April 15, 2013, a representative of a publicly held, exchange-traded REIT, which we refer to as Party A, sent an unsolicited letter to Barry L. Lazarus, our President and Chief Operating Officer and a director of Inland Diversified, proposing an acquisition of Inland Diversified in which Inland Diversified stockholders would receive common stock of Party A having a value of $10.00 per Inland Diversified share. This proposal was subject to, among other things, completion of substantial due diligence and negotiation of definitive documentation. Subsequently on that date, the Inland Diversified

Board met to discuss Party A's proposal. After asking Mr. Lazarus, Mr. Robert D. Parks, Chairman of the Inland Diversified Board, and Ms. Heidi N. Lawton, a director of Inland Diversified, each of whom had certain relationships with Party A, to excuse themselves, the remaining directors discussed such alternatives. The remaining directors also discussed the merits of establishing a committee of independent and disinterested directors to review, evaluate and negotiate strategic alternatives available to Inland Diversified. The remaining directors concluded, with advice from outside counsel, that a special committee would be an effective way to address potential, actual or perceived conflicts of interest. Following this discussion, the Inland Diversified Board determined to establish a special committee, which we refer to as the Inland Diversified Special Committee, to direct the evaluation, review of and negotiation of strategic alternatives and to approve such a transaction to the extent permitted under Maryland law. Following a discussion, the Inland Diversified Board determined that the Inland Diversified Special Committee would consist of Charles H. Wurtzebach, Lee A. Daniels and Gerald W. Grupe, with Dr. Wurtzebach serving as Chairman. The directors concluded that each of these individuals was independent and free from conflicts of interest. The Inland Diversified Board also determined to defer a response to Party A pending completion of the Inland Diversified Special Committee's evaluation of potential strategic alternatives available to Inland Diversified.

        On April 19, 2013, the Inland Diversified Special Committee retained Alston & Bird LLP, or Alston & Bird, to serve as independent counsel to the Inland Diversified Special Committee. On April 30, 2013, the Inland Diversified Special Committee met with representatives of Alston & Bird to discuss the Inland Diversified Special Committee's evaluation of potential strategic alternatives and the legal framework associated with that evaluation, as well as a number of related considerations. Also at this meeting, at the invitation of the Inland Diversified Special Committee, a number of investment banking firms with significant experience advising REITs, including Wells Fargo Securities, discussed with the Inland Diversified Special Committee their qualifications to serve as a financial advisor to the Inland Diversified Special Committee in connection with its evaluation of potential strategic alternatives. At subsequent meetings of the Inland Diversified Special Committee on May 3 and May 6, 2013, other investment banking firms with significant experience advising REITs also reviewed their qualifications with the Inland Diversified Special Committee at the Inland Diversified Special Committee's invitation.

        On May 8, 2013, the Inland Diversified Special Committee approved the engagement of Wells Fargo Securities as its financial advisor in connection with its evaluation of potential strategic alternatives based on, among other factors, Wells Fargo Securities' institutional knowledge of non-exchange traded and listed REIT industries, its capacity to provide the functions of a full service investment banking firm and its experience in advising other companies in similar matters. Following Wells Fargo Securities' engagement, at the request of the Inland Diversified Special Committee, Wells Fargo Securities began to prepare an overview of potential strategic alternatives to Inland Diversified, including a merger or sale of the company, listing of Inland Diversified's shares on an exchange (with or without an associated public offering of additional shares or a tender offer for outstanding shares), internalizing management functions currently provided by the Business Manager or continuing to operate on a stand-alone basis without an immediate liquidity event. Also on this date, at the request of the Inland Diversified Special Committee, Mr. Lazarus provided an overview regarding the calculation of the compensation that would be payable to the Business Manager in connection with various potential liquidity events.

        On May 29, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. Wells Fargo Securities discussed with the Inland Diversified Special Committee a market overview relating to REITs, including recent merger and acquisition, capital raising and stock exchange listing activity. Wells Fargo Securities also described the review undertaken to date regarding Inland Diversified and management's business plan and next steps for continued review as well as the inbound expression of initial interest in a transaction involving Inland Diversified that had been received.

        On June 7, 2013, the Inland Diversified Board announced publicly that it had formed the Inland Diversified Special Committee to review alternatives for a potential liquidity event and that the Inland Diversified Special Committee had retained Wells Fargo Securities to serve as its financial advisor. Also on that date, the Business Manager provided a proposal regarding the terms, including fees payable, on which the Business Manager would facilitate the transition of certain management functions and personnel in connection with various liquidity alternatives.

        On June 18, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. Wells Fargo Securities discussed with the Inland Diversified Special Committee financial matters regarding Inland Diversified and potentially available strategic alternatives. Wells Fargo Securities noted that market conditions were relatively favorable to pursue a sale for cash or a strategic merger, and that these alternatives could be explored relatively quickly and without disruption of Inland Diversified's current business plan, while maintaining the option to pursue different liquidity alternatives if proposals for a cash sale or strategic merger were unacceptable.

        On June 19, 2013, Party A provided Dr. Wurtzebach with an unsolicited letter proposing a merger with Inland Diversified in which Inland Diversified stockholders would receive Party A's stock having a value equal to $9.45 per Inland Diversified share, plus $1.05 in cash per Inland Diversified share.

        On June 25, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and the Business Manager present. At the request of the Inland Diversified Special Committee, representatives of the Business Manager discussed with the Inland Diversified Special Committee the Business Manager's transition support proposal, the need for retention of key personnel of the Business Manager to facilitate the successful completion of a strategic transaction and the status of a proposed amendment to Inland Diversified's agreement with the Business Manager to clarify the fees payable upon the completion of various transactions.

        On July 2, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird present, to discuss further the Business Manager's transition support proposal. Also at this meeting, the Inland Diversified Special Committee discussed the advisability of conducting reciprocal due diligence with Party A in order to allow Party A to refine its indication of interest regarding a potential transaction with Inland Diversified and instructed Alston & Bird to prepare and begin negotiating a confidentiality and standstill agreement with Party A.

        On July 8, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. Wells Fargo Securities updated the Inland Diversified Special Committee regarding market conditions, potential parties, including Kite Realty and Party A, that might be interested in a transaction involving Inland Diversified and general process for the solicitation of third-party indications of interest. Specifically, Wells Fargo Securities and the Inland Diversified Special Committee discussed the possibility that certain parties may be interested only in a transaction involving Inland Diversified's portfolio of single-tenant, net-lease properties and that these parties might assign a higher value to that portfolio than those parties interested in a transaction involving the entire company. The Inland Diversified Special Committee discussed a process for preparing property and corporate-level financial projections for use in connection with the third-party solicitation process. The Inland Diversified Special Committee also discussed Party A's indication of interest and whether it would be advisable to explore further that indication of interest, prior to pursuing a broader process, but did not reach any conclusion.

        On July 9, 2013, the Inland Diversified Special Committee met, with representatives of the Business Manager present. At the Inland Diversified Special Committee's request, the Business Manager discussed a number of aspects related to the Business Manager's transition support proposal in the context of a business combination involving Inland Diversified. The Inland Diversified Special Committee also requested, due to the expertise of the Business Manager in REITs and the real estate industry generally, that the Business Manager provide its perspective on potential merger candidates.

        On July 10, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird present. Representatives of Alston & Bird discussed with the Inland Diversified Special Committee the committee's legal duties associated with its ongoing evaluation of strategic alternatives. At the request of the Inland Diversified Special Committee, representatives of the Business Manager joined the meeting to discuss further the Business Manager's transition support proposal in the context of a business combination involving Inland Diversified, as well as the Business Manager's perspective regarding a possible business combination involving Party A. Also on that date, Inland Diversified and the Business Manager entered into a Third Amended and Restated Business Management Agreement to clarify the fees payable upon the completion of various strategic transactions.

        On July 11, 2013, a private equity sponsor, with significant experience in the real estate industry, or Party B, provided an unsolicited indication of interest proposing an all-cash acquisition of Inland Diversified at a price per share below the range of values proposed by Party A. This proposal was subject to, among other things, completion of substantial due diligence and negotiation of definitive documentation.

        On July 12, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. The Inland Diversified Special Committee discussed the indications of interest received from Party A and Party B. The Inland Diversified Special Committee also discussed potential synergies that might be afforded as a result of a business combination with Party A and received an update from Wells Fargo Securities regarding merger and acquisition activity involving REITs. The Inland Diversified Special Committee discussed a potential process for engaging in discussions with Party A, with a view toward maintaining flexibility to engage in discussions with other interested parties as the Inland Diversified Special Committee continued to assess potential strategic alternatives.

        On July 16, 2013, Inland Diversified entered into a confidentiality and standstill agreement with Party A. Throughout the remainder of July 2013, Inland Diversified and Party A engaged in limited reciprocal due diligence and discussed a number of transaction terms.

        On August 5, 2013, Party A provided the Inland Diversified Special Committee with a revised letter proposing a merger with Inland Diversified in which Inland Diversified stockholders would receive Party A common stock having a value equal to $10.64 per Inland Diversified share, subject to, among other things, completion of due diligence and negotiation of definitive documentation.

        On August 7, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. Wells Fargo Securities discussed financial terms and other aspects of Party A's most recent proposal. The Inland Diversified Special Committee discussed the potential benefits of a combination with Party A and potential responses to Party A's proposal, and authorized Dr. Wurtzebach and Wells Fargo Securities to communicate to Party A the Inland Diversified Special Committee's views regarding key transaction terms, including allocation of closing risk and corporate governance of the resulting company.

        On August 21, 2013, Party A provided the Inland Diversified Special Committee with a letter generally reiterating, without material changes, the terms of Party A's August 5th proposal. Later that day, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss a response to Party A's August 5th proposal. The next day, representatives of Party A confirmed to Wells Fargo Securities that Party A was unwilling to modify its August 5th proposal to address the Inland Diversified Special Committee's concerns. On August 22nd and 23rd, the Inland Diversified Special Committee again met, with representatives of Wells

Fargo Securities and Alston & Bird present, to discuss Party A's proposal. At its August 23 meeting, the Inland Diversified Special Committee concluded that, unless Party A could provide a more detailed business plan for the combined company following a merger, as well as increase the consideration payable to Inland Diversified stockholders, it would be advisable to commence the third-party solicitation process previously discussed in order to ascertain the interest of other parties in a transaction involving Inland Diversified. Wells Fargo Securities discussed with the Inland Diversified Special Committee other potentially interested strategic and financial buyers, including Parties A and B and Kite Realty, and timing of a potential transaction process.

        On August 26, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. The Inland Diversified Special Committee authorized Wells Fargo Securities to contact a targeted group of potential strategic and financial buyers, including Party B and Kite Realty, to ascertain their interest in a strategic transaction involving Inland Diversified or its single-tenant, net-lease portfolio. The Inland Diversified Special Committee also authorized Wells Fargo Securities to inform Party A of the third-party solicitation process approved by the Inland Diversified Special Committee and to request that Party A participate in that process on a non-exclusive basis.

        During late-August and early-September 2013, in accordance with the directives of the Inland Diversified Special Committee, Wells Fargo Securities contacted 60 parties, consisting of 34 financial buyers, 17 strategic buyers and nine parties believed to be interested only in Inland Diversified's single-tenant, net-lease portfolio, to enter into confidentiality and standstill agreements with Inland Diversified and receive limited non-public information. Of this group, 26 parties, consisting of 10 financial buyers, including Party B, nine strategic buyers, including Kite Realty, and seven single-tenant buyers, entered into confidentiality and standstill agreements with Inland Diversified and received limited non-public information regarding Inland Diversified and its real estate portfolio.

        On August 29, 2013, Kite Realty and Inland Diversified entered into a non-disclosure agreement to provide Kite Realty access to non-public information related to Inland Diversified, and Inland Diversified access to non-public information related to Kite Realty.

        On September 20, 2013, at the direction of the Inland Diversified Special Committee, Wells Fargo Securities provided, on behalf of Inland Diversified, a bid procedures letter to parties that had executed confidentiality and standstill agreements with Inland Diversified requesting the submission of non-binding written initial indications of interest for a strategic transaction with Inland Diversified. On September 24, 2013, a similar letter was sent to parties expressing interest in Inland Diversified's single-tenant, net-lease portfolio.

        Between September 27 and October 4, 2013, non-binding indications of interest were received from one financial buyer (Party B) and five strategic buyers, including Kite Realty and Party A, to acquire Inland Diversified, and non-binding indications of interest were received from two strategic buyers to acquire Inland Diversified's single-tenant, net-lease portfolio.

  •
  Kite Realty proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive 1.65 shares of Kite Realty per Inland Diversified share, which would have had an implied value equal to approximately $9.88 per Inland Diversified share based on the five-day, volume-weighted average trading price of Kite Realty common shares prior to the submission of its indication of interest. Kite Realty's indication of interest assumed the sale of Inland Diversified's single-tenant, net-lease portfolio for at least $500 million.

  •
  Party A submitted a revised non-binding indication of interest proposing an acquisition of Inland Diversified in which Inland Diversified stockholders would receive shares of Party A's common stock having a value equal to $8.52 per Inland Diversified share based upon the five-day, volume-weighted average trading price for Party A's common stock immediately prior to execution of a definitive agreement, and a distribution of $2.12 in cash to be funded from proceeds from the sale of Inland Diversified's single-tenant, net-lease portfolio. Alternatively, Party A indicated that it was willing to pursue an acquisition of Inland Diversified in which Inland Diversified stockholders would receive shares of Party A's common stock having a value equal to $10.42 per Inland Diversified share based upon the average trading price for Party A's common stock immediately prior to execution of a definitive agreement, without a requirement that Inland Diversified's single-tenant, net-lease portfolio be sold.

  •
  Party B proposed an acquisition of Inland Diversified at an effective price of approximately $10.30 in cash per Inland Diversified share, after giving effect to a proposed suspension of Inland Diversified's dividend pending closing.

  •
  Party C, a strategic buyer, proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive shares of Party C having a value of $8.43 per Inland Diversified share, based on Party C's five-day, volume-weighted average stock price prior to the submission of its indication of interest.

  •
  Party D, also a strategic buyer, proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive shares of Party D having a value equal to $7.85 per Inland Diversified share based upon the trading price for Party D's common stock prior to execution of a definitive agreement and $2.15 per share in cash. Party D's indication of interest assumed the sale of Inland Diversified's single-tenant, net-lease portfolio for at least $506 million and the sale of Inland Diversified's multi-family portfolio for at least $55 million, the net proceeds of which would be used to fund the cash portion of the consideration.

  •
  Party E, also a strategic buyer, proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive 50% shares of Party E and 50% cash, having an aggregate value of between $9.80 and $10.10 per Inland Diversified share.

  •
  Realty Income Corporation, or Realty Income, submitted a non-binding indication of interest proposing an acquisition of Inland Diversified's single-tenant, net-lease portfolio at a purchase price of $505 million.

  •
  Another strategic buyer submitted a non-binding indication of interest proposing an acquisition of Inland Diversified's single-tenant, net-lease portfolio at a purchase price below that offered by Realty Income.

The remaining parties that had executed confidentiality agreements with Inland Diversified did not submit proposals.

        On October 9, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss the indications of interest then received to date regarding a potential transaction. The discussion included an assessment of the level of due diligence completed and remaining diligence to be completed by each interested party, likelihood of closing, the strategic rationale for the combination of Inland Diversified with each interested party, and the opportunity for future growth and stockholder value presented by each proposed business combination. The Inland Diversified Special Committee authorized negotiations with Realty Income regarding the proposed acquisition of Inland Diversified's single-tenant, net-lease portfolio, since Realty Income's proposal offered greater value for that portfolio than could be obtained as part of a transaction involving the entire company and several of the proposals for a transaction involving the entire company were conditioned upon a sale of this portfolio for cash. Following that discussion, representatives of Party A joined the meeting to clarify certain aspects of Party A's indication of interest and to provide Party A's perspective on the synergies and perceived benefits of a business combination between Inland Diversified and Party A.

        From mid-October through early December 2013, representatives of Alston & Bird, Wells Fargo Securities and the Business Manager worked with Realty Income to complete its due diligence and to negotiate definitive agreements for the acquisition of Inland Diversified's single-tenant, net-lease portfolio.

        Between October 11 and October 21, 2013, Dr. Wurtzebach and representatives of Alston & Bird and Wells Fargo Securities held discussions with representatives of Party A, and the Inland Diversified Special Committee held several meetings, regarding the Inland Diversified Special Committee's concerns about Party A's proposal, including price, allocation of closing risk and corporate governance of the resulting company.

        On October 18, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird, Wells Fargo Securities and the Business Manager present. At the Inland Diversified Special Committee's request, the Business Manager discussed the fees that would be payable to the Business Manager in the event of a business combination transaction and the services that the Business Manager would be willing to provide in connection with a business combination transaction.

        On October 22, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss the status of Party A's proposal. At that meeting, the Inland Diversified Special Committee authorized continued discussions with, and solicitation of new indications of interest, from other interested strategic buyers, including Kite Realty.

        On October 24, 2013, the Inland Diversified Special Committee and representatives of Alston & Bird and Wells Fargo Securities met with John A. Kite, Kite Realty's Chairman and Chief Executive Officer, Daniel R. Sink, Kite Realty's Chief Financial Officer, Thomas K. McGowan, Kite Realty's President and Chief Operating Officer, and representatives of Kite Realty's financial advisors, to discuss Kite Realty and its indication of interest for a proposed business combination with Inland Diversified. Between October 26 and November 8, 2013, the Inland Diversified Special Committee held similar meetings with three other strategic buyers, including Party A, which submitted indications of interest.

        Beginning on October 28, 2013, Wells Fargo Securities delivered a letter to each of the parties, including Kite Realty and Party A, which had submitted indications of interest regarding a potential business combination with Inland Diversified providing instructions for the submission of updated proposals, that assumed the sale of Inland Diversified's single-tenant, net leased portfolio for at least $505 million, and requesting comments on a draft merger agreement.

        By November 11, 2013, three updated indications of interest were received, including from Kite Realty, to acquire Inland Diversified, and one previous indication of interest was reconfirmed.

  •
  Kite Realty proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive 1.65 shares of Kite Realty per Inland Diversified share, which would have had an implied value equal to approximately $10.58 per Inland Diversified share based on the five-day, volume-weighted average trading price of Kite Realty common shares prior to the submission of its indication of interest. Kite Realty's indication of interest assumed the sale of Inland Diversified's single-tenant, net-lease portfolio for at least $505 million.

  •
  Party C proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive shares of Party C having a value of $10.39 per Inland Diversified share, based on Party C's five-day, volume-weighted average stock price prior to the submission of its indication of interest.

  •
  Party D proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive a fixed number of shares of Party D which had a value equal to approximately $8.40 per Inland Diversified share based on the five-day, volume-weighted average trading price of Party D's shares prior to the submission of its indication of interest and $2.00 per share in cash. Party D's indication of interest assumed the sale of Inland Diversified's single-tenant, net-lease portfolio for at least $505 million, the net proceeds of which would be used to fund the cash portion of the consideration.

  •
  Party A also confirmed that its previous indication of interest dated October 4, 2013, in which Inland Diversified stockholders would receive a combination of shares of Party A's common stock having a value equal to $8.52 per Inland Diversified share and $2.12 per share in cash, to be funded from proceeds of the sale of Inland Diversified's single-tenant, net-lease portfolio, remained unchanged.

        On November 15, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to review the updated indications of interest received. After discussing the relative merits of each proposal, including the implied value offered, an overview of each party submitting a proposal and the opportunity for future growth and stockholder value resulting from the proposed business combinations, the Inland Diversified Special Committee concluded that it would be advisable to pursue Party A's proposal.

        On November 19, 2013, Inland Diversified and Party A entered into an exclusivity agreement providing for the parties' exclusive negotiations regarding a business combination until December 9, 2013. Throughout the remainder of November and early December 2013, Alston & Bird, Wells Fargo Securities and representatives of Party A engaged in negotiations regarding the terms and conditions for a possible transaction, exchanged multiple drafts of a proposed merger agreement and engaged in reciprocal due diligence. On December 6, 2013, following negotiations between the parties regarding various due diligence and other open items, Inland Diversified and Party A agreed to extend the term of the exclusivity agreement through December 16, 2013.

        On December 11, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss the status of negotiations with Party A. Representatives of Alston & Bird provided a due diligence update and described Party A's request for a closing condition relating to a due diligence matter and other open terms in the merger agreement. Wells Fargo Securities discussed with the Inland Diversified Special Committee financial aspects of Party A's proposal. After discussion, the Inland Diversified Special Committee instructed Dr. Wurtzebach to inform Party A of the Inland Diversified Special Committee's view that the due diligence matter raised did not justify the requested closing condition and that the Inland Diversified Special Committee would not accept Party A's positions on those matters as a basis for further negotiations. Later that day, at the request of the Inland Diversified Special Committee, Alston & Bird and Wells Fargo Securities led a similar discussion with the full Inland Diversified Board (other than Ms. Lawton).

        Throughout early December 2013, negotiations continued with Realty Income to finalize the terms and conditions for a sale of Inland Diversified's single-tenant, net-lease portfolio. On December 15, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to review the proposed final forms of purchase and sale agreements with Realty Income. Representatives of Alston & Bird described the terms of the documentation that Realty Income was prepared to execute and Wells Fargo Securities summarized the financial terms of the proposed transaction with Realty Income. After discussion, the Inland Diversified Special Committee unanimously resolved to recommend to the full Inland Diversified Board the entry into definitive documentation for the sale of the single-tenant, net-lease portfolio to Realty Income.

        Following the meeting of the Inland Diversified Special Committee, the full Inland Diversified (other than Ms. Lawton) Board met to review the proposed terms of the sale of Inland Diversified's single-tenant, net-lease portfolio to Realty Income. After discussion, the Inland Diversified Board approved the final terms of the sale of Inland Diversified's single-tenant, net-lease portfolio to Realty Income. Later that day, Inland Diversified executed definitive purchase and sale agreements with

Realty Income with respect to Inland Diversified's single-tenant, net-lease portfolio and, on December 17, 2013, Inland Diversified issued a press release announcing the sale.

        Throughout the remainder of December 2013 and early January 2014, representatives of Alston & Bird, Wells Fargo Securities, the Business Manager and representatives of Party A engaged in conversations regarding due diligence matters raised by Party A and various potential approaches for resolving those matters.

        In late December 2013 and early January 2014, representatives of Wells Fargo Securities were contacted by representatives of Kite Realty, Party C and Party D which inquired as to whether the announcement of the sale of Inland Diversified's single-tenant, net-lease portfolio represented an opportunity to resubmit a proposal for a transaction involving Inland Diversified.

        On December 30, 2013, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss the inquiries received. After discussion, the Inland Diversified Special Committee determined that it would be advisable to request that each of Party A, Kite Realty, Party C and Party D update its proposals in light of the announcement of the sale of Inland Diversified's single-tenant, net-lease portfolio. Later that day, in accordance with the Inland Diversified Special Committee's directives, Wells Fargo Securities contacted such parties requesting updated proposals by January 6, 2014 and providing selected updated information regarding Inland Diversified.

        On January 6, 2014, Wells Fargo Securities received revised, non-binding indications of interest from Kite Realty, Party C and Party D.

  •
  Kite Realty proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive a fixed number of shares of Kite Realty per Inland Diversified share, which would have a value equal to $10.50 per Inland Diversified share based on the average trading price for Kite Realty common shares during a measurement period prior to the execution of a definitive merger agreement.

  •
  Party C proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive a combination of shares of Party C's common stock and cash having a value of $10.75 per Inland Diversified share, to be determined during a period prior to closing of the merger, with Party C retaining the right to select the mixture of stock and cash.

  •
  Party D proposed an acquisition of Inland Diversified in which Inland Diversified stockholders would receive a combination of common stock, preferred stock and cash having a nominal value of $10.80 per Inland Diversified share.

After discussion, the Inland Diversified Special Committee determined that the transactions proposed by Kite Realty and Party C had the greatest likelihood of completion and presented the greatest opportunity for future growth in stockholder value post-closing. The Inland Diversified Special Committee also discussed a number of difficulties associated with valuing the preferred stock component of Party D's proposal and determined not to explore further Party D's proposal. The Inland Diversified Special Committee also noted that, before arriving at a conclusion, it would be advisable to brief Kite Realty and Party C on the due diligence matter raised by Party A and to confirm that Kite Realty and Party C would not require a closing condition relating to that matter.

        On January 9, 2014, representatives of Kite Realty, Hogan Lovells US, LLP, which we refer to as Hogan Lovells, legal counsel to Kite Realty, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, and Barclays Capital Inc., which we refer to as Barclays, financial advisors to Kite Realty and jointly referred to as the Advisors, had a conference call with representatives of Alston & Bird and Wells Fargo Securities. Representatives of Alston & Bird described the due diligence matter previously raised by Party A.

        On January 10, 2014, representatives of Party C, its legal counsel and financial advisor had a conference call with representatives of Alston & Bird and Wells Fargo Securities. Representatives of Alston & Bird described the due diligence matter previously raised by Party A.

        Also on January 10, 2014, in accordance with the Inland Diversified Special Committee's directives, representatives of Wells Fargo Securities contacted the financial advisor to Party A to invite Party A to submit a revised proposal providing for a fixed amount of cash, as well as a fixed exchange ratio, by January 12, 2014 and to inform Party A's financial advisor that the previously proposed closing condition continued to be unacceptable.

        On January 12, 2014, Party A provided to Dr. Wurtzebach a revised, non-binding indication of interest and a revised draft merger agreement. Although the merger agreement included certain requested amendments, the merger agreement continued to provide that Inland Diversified stockholders would receive a combination of stock and a variable amount of cash, depending upon, among other things, the net proceeds received by Inland Diversified from the sale of its single-tenant, net-lease portfolio. Subsequently on that date, in accordance with the Inland Diversified Special Committee's directives, representatives of Wells Fargo Securities informed Party A's financial advisor that the proposal submitted did not fulfill the requirements previously set forth by the Inland Diversified Special Committee.

        On January 13, 2014, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss the revised proposals from Kite Realty, Party A and Party C. Wells Fargo Securities reviewed the proposals submitted by each such party. Given continuing volatility for REIT stocks generally, the Inland Diversified Special Committee discussed the ability of each party to move quickly toward completion of due diligence and execution of a definitive agreement and potential risks associated with proceeding with multiple parties simultaneously. The Inland Diversified Special Committee noted that although the proposals submitted by Party A and Party C nominally offered more value than the Kite Realty proposal, Party A's proposal regarding governance of the Combined Company going forward was less attractive and the previous negotiations with Party A created substantial uncertainty as to the speed with which Party A could complete due diligence and finalize a definitive agreement, if at all. Also, the fixed price nature of Party C's proposal would not allow Inland Diversified's stockholders to participate in any appreciation in Party C's stock resulting from the announcement of a transaction with Inland Diversified. The Inland Diversified Special Committee also discussed the possibility that Kite Realty would likely be unwilling to recommence negotiations if Inland Diversified could not reach a definitive agreement with Party A. The Inland Diversified Special Committee instructed Dr. Wurtzebach to contact Mr. Kite to discuss an exchange ratio of 1.65 Kite Realty common shares per Inland Diversified share, subject to Inland Diversified's stockholders receiving Kite Realty common shares having a value of at least $10.50 per Inland Diversified share, based on the average trading price for Kite Realty common shares immediately prior to execution of a definitive agreement, to reconfirm that Kite Realty would not require a closing condition in response to the due diligence matter discussed and to consider the dividend paying capacity of the Combined Company and Kite Realty's development pipeline. The Inland Diversified Special Committee further authorized Alston & Bird, pending a favorable outcome from this conversation, to provide a draft exclusivity agreement to Kite Realty.

        Later on January 13, 2014, Party A provided to Dr. Wurtzebach and Wells Fargo Securities a revised draft merger agreement contemplating a fixed amount of cash payable to Inland Diversified stockholders, without reference to the net proceeds received by Inland Diversified from the sale of its single-tenant, net-lease portfolio.

        Later that day, the Inland Diversified Special Committee met again, with representatives of Alston & Bird and Wells Fargo Securities present. Dr. Wurtzebach updated the Inland Diversified Special Committee on his conversation with Mr. Kite, noting that although Kite Realty's advisors were in the process of confirming various items, it did not appear that Kite Realty would require a closing condition relating to the due diligence matter discussed and that he otherwise had a constructive discussion with Mr. Kite. After discussion, the Inland Diversified Special Committee authorized the execution of an exclusivity agreement with Kite Realty for a limited period of time in order for Kite Realty to complete due diligence and finalize the terms of a definitive merger agreement. Later that day, Mr. Kite contacted Dr. Wurtzebach to propose that the exchange ratio be set at 1.65 Kite Realty common shares per Inland Diversified share, assuming that the average trading price for Kite Realty common shares immediately prior to execution of a definitive agreement would not result in an implied value to Inland Diversified stockholders of less than $10.40 nor more than $10.70 per Inland Diversified share. Dr. Wurtzebach suggested that he would have to obtain the Inland Diversified Special Committee's input, but was prepared to recommend an exchange ratio of 1.65 Kite Realty common shares, assuming that the average trading price would not imply a value to Inland Diversified stockholders of less than $10.50 nor more than $10.75 per share, to which Mr. Kite subsequently agreed.

        On January 14, 2014, Dr. Wurtzebach contacted a representative of the Business Manager to inform him of the Inland Diversified Special Committee's intent to enter into an exclusivity agreement with Kite Realty and to express the Inland Diversified Special Committee's view that it was important for the Business Manager to reach an agreement with Inland Diversified regarding the fees payable to the Business Manager, responsibility for severance payments and retention bonuses to employees of the Business Manager and other transition matters as soon as possible.

        On January 15, 2014, Inland Diversified and Kite Realty entered into an exclusivity agreement providing for the parties' exclusive negotiations regarding a business combination until February 7, 2014.

        On January 16, 2014, Alston & Bird provided Hogan Lovells with a draft merger agreement.

        On January 22, 2014, Dr. Wurtzebach met in person with a representative of the Business Manager to reiterate the importance of reaching an agreement with the Business Manager regarding the matters discussed on January 14th. Also on that date, members of the Inland Diversified Special Committee and representatives of the Business Manager met with Mr. Kite, Mr. Sink and representatives of Kite Realty's financial advisors to, among other things, review Inland Diversified's and Kite Realty's properties and discuss the dividend paying capacity of the Combined Company and potential impact of certain tax considerations regarding the sale of Inland Diversified's single-tenant, net-lease portfolio on the timing for the closing of the proposed merger.

        On January 22 and January 24, 2014, Alston & Bird provided drafts of the master liquidity event agreement to the Business Manager's legal counsel.

        On January 24 and 25, 2014, Dr. Wurtzebach engaged in discussions with representatives of the Business Manager regarding the amount of the liquidity event fee that would be payable under the Third Amended and Restated Business Management Agreement, proposed severance payments and retention bonuses to employees of the Business Manager and various other transition matters.

        On January 26, 2014, the Kite Realty Board met, with members of senior management and representatives of Hogan Lovells, BofA Merrill Lynch and Barclays present. Mr. Kite provided the Kite

Realty Board with an overview of the proposed transaction and explained the current status of the negotiations, including the fact that Kite Realty had entered into an exclusivity agreement with Inland Diversified. The Kite Realty Board informally agreed that management of Kite Realty should continue pursuing the proposed transaction.

        On January 27, 2014, Hogan Lovells provided Alston & Bird with initial comments on the draft merger agreement previously circulated.

        On January 28, 2014, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss a number of legal matters raised by the Hogan Lovells draft merger agreement and possible resolution of such matters. The Inland Diversified Special Committee instructed Alston & Bird to discuss the draft with Hogan Lovells with a view toward narrowing the open issues.

        On January 29, 2014, representatives of Alston & Bird and Hogan Lovells met by telephone to discuss the draft merger agreement. Among other points, the parties discussed (i) fees payable if either party were to terminate the merger agreement in certain circumstances, (ii) expense reimbursement in the event that a party's stockholders fail to approve the transaction, (iii) termination fees payable in the event that the sale of Inland Diversified's single-tenant, net-lease portfolio failed to close, (iv) the ability to solicit acquisition proposals and (v) Kite Realty's request that the closing of the merger be conditioned upon the receipt of certain lender consents.

        On January 31, 2014, Alston & Bird provided Hogan Lovells with a revised draft merger agreement proposing that (i) each party pay a termination fee of 3.0% of its equity value in order to accept a competing acquisition proposal, (ii) Inland Diversified reimburse up to $3.0 million of Kite Realty's out-of-pocket expenses in the event that the sale of Inland Diversified's single-tenant, net-lease portfolio failed to close, (iii) neither party would reimburse the expenses of the other party in the event that party's stockholders failed to approve the transaction, (iv) a breach of the provisions of the merger agreement relating to the solicitation of acquisition proposals not give rise to the immediate payment of a termination fee and (v) the closing of the merger not be conditioned upon the receipt of certain lender consents.

        Also on January 31, 2014, Inland Diversified completed the first tranche of the sale of its single-tenant, net-lease portfolio to Realty Income.

        On February 1, 2014, the Business Manager's legal counsel provided a revised draft of the master liquidity event agreement to Alston & Bird which proposed, among other things, that (i) Inland Diversified would be responsible for reimbursement to the Business Manager and Property Managers of certain severance and retention bonus payments made by the Business Manager and the Property Managers to their employees in connection with the merger, (ii) the Business Manager and Inland Diversified would enter into a transition services agreement pursuant to which Inland Diversified would pay the Business Manager an estimated fee of approximately $3.5 million, and (iii) Inland Diversified would assume from the Business Manager various service agreements between the Business Manager and affiliates of the Business Manager and the Business Manager's lease for office space as of the closing of the merger.

        On February 2, 2014, the Kite Realty Board met, with representatives from Hogan Lovells, BofA Merrill Lynch and Barclays present. Prior to this meeting, management circulated to the Kite Realty Board discussion materials relating to the proposed transaction. At this meeting, management of Kite Realty and representatives of BofA Merrill Lynch and Barclays provided the Kite Realty Board with an overview of Inland Diversified and a preliminary valuation analysis. Representatives of Hogan Lovells reviewed with the Kite Realty Board certain legal aspects of the proposed transaction, including negotiations regarding obtaining lender consents and the mechanics of the net-lease property sale.

        On February 3, 2014, representatives of Alston & Bird and Hogan Lovells met by telephone to discuss the draft merger agreement. Also on February 3, 2014, representatives of Alston & Bird met by telephone with representatives of Hogan Lovells and the Business Manager's legal counsel to discuss the revised draft of the master liquidity event agreement provided by the Business Manager's legal counsel on February 1, 2014.

        On February 4, 2014, Hogan Lovells provided Alston & Bird with comments on the draft merger agreement previously circulated proposing that (i) Kite Realty pay a termination fee of 3.0% of its equity value and Inland Diversified pay a termination fee of 3.5% of its equity value in order to accept a competing acquisition proposal, (ii) Inland Diversified reimburse up to $8.0 million of Kite Realty's out-of-pocket expenses in the event that the sale of Inland Diversified's single-tenant, net-lease portfolio failed to close, plus an additional fee of $5.0 million in the event that Inland Diversified failed to acquire certain replacement properties following the closing of the sale of its single-tenant, net-lease portfolio, (iii) each party would reimburse up to $8.0 million in expenses of the other party in the event that party's stockholders fail to approve the transaction, (iv) a breach of the provisions of the merger agreement relating to the solicitation of acquisition proposals would give rise to the immediate payment of a termination fee and (v) the closing of the merger would be conditioned upon the receipt of certain lender consents.

        On February 5, 2014, representatives of Hogan Lovells contacted a representative of Alston & Bird to discuss further Kite Realty's request that the closing of the merger be conditioned upon the receipt of certain lender consents.

        Also on February 5, 2014, each of the members of the Inland Diversified Special Committee received a letter from Party A reiterating Party A's interest in a transaction with Inland Diversified on terms previously proposed.

        On February 6, 2014, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. At this meeting, Wells Fargo Securities discussed with the Inland Diversified Special Committee financial aspects of the proposed transaction with Kite Realty and representatives of Alston & Bird provided the Inland Diversified Special Committee with an update on the status of the negotiations of the merger agreement and related documentation. Following this meeting, at the request of the Inland Diversified Special Committee, Wells Fargo Securities and Alston & Bird also reviewed these matters with the full Inland Diversified Board (other than Ms. Lawton). After the meeting of the full Inland Diversified Board, the Inland Diversified Special Committee reconvened, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss possible resolutions of the remaining open items in the merger agreement. The Inland Diversified Special Committee instructed Alston & Bird to provide Hogan Lovells with a revised draft merger agreement proposing that (i) each party pay a termination fee based on an equal percentage of its equity value in order to accept a competing acquisition proposal, (ii) Inland Diversified reimburse up to $8.0 million of Kite Realty's out-of-pocket expenses in the event that the sale of Inland Diversified's single-tenant, net-lease portfolio failed to close, plus an additional fee of $3.0 million in the event that Inland Diversified failed to acquire certain replacement properties following the closing of the sale of its single-tenant, net-lease portfolio, (iii) each party would reimburse up to $8.0 million in expenses of the other party in the event that such party's stockholders failed to approve the transaction, (iv) a breach of the provisions of the merger agreement relating to the solicitation of acquisition proposals would give rise to a requirement that the breaching party reimburse certain expenses of the other party, but would not otherwise give rise to the immediate payment of a termination fee, and (v) the closing of the merger would not be conditioned upon the receipt of certain lender consents.

        From February 6 through February 8, 2014, Dr. Wurtzebach engaged in conversations with representatives of the Business Manager regarding Inland Diversified's severance and retention bonuses payable to employees of the Business Manager and a number of other transition matters.

        On the morning of February 7, 2014, Alston & Bird provided a revised draft of the master liquidity event agreement to Hogan Lovells and the Business Manager's legal counsel which, among other things, (i) clarified that Inland Diversified would not reimburse the Business Manager or the Property Managers for the payment of certain severance or retention bonuses to executive officers of the Business Manager and the Property Managers, (ii) removed the transition services agreement (and related fee) concept, and (iii) removed the requirement that Inland Diversified assume from the Business Manager various service agreements between the Business Manager and affiliates of the Business Manager and the Business Manager's lease for office space. Following the delivery of the revised Alston & Bird draft of the master liquidity event agreement, representatives of Alston & Bird and the Business Manager's legal counsel met by telephone to discuss Alston & Bird's revised draft of the master liquidity event agreement.

        On the afternoon of February 7, 2014, the Business Manager's legal counsel provided a revised draft of the master liquidity event agreement to Alston & Bird and Hogan Lovells which provided, among other things, that Inland Diversified, or its successor as a result of the merger, would reimburse the Business Manager at the closing of the merger for fees incurred by the Business Manager in connection with the termination of various service agreements between the Business Manager and its affiliates and for the remaining lease payments due under the Business Manager's lease for office space.

        Also on February 7, 2014, the Kite Realty Board met, with members of senior management and representatives of Hogan Lovells, BofA Merrill Lynch and Barclays present. Prior to this meeting, BofA Merrill Lynch and Barclays circulated to the Kite Realty Board discussion materials and Hogan Lovells circulated to the Kite Realty Board a summary of the proposed transaction documents. At this meeting, Mr. Kite provided an update on the status of discussions with Inland Diversified, including the exchange ratio. Kite Realty's financial advisors reviewed with the Kite Realty Board the financial aspects of the proposed transaction with Inland Diversified, including the synergies that the management of Kite Realty indicated could be realized. Representatives from Hogan Lovells reviewed with the Kite Realty Board the legal aspects of the proposed transaction with Inland Diversified, and discussed with the Kite Realty Board its fiduciary duties in connection with this transaction. At this meeting, Mr. Kite noted the recent downturn in the trading price of Kite Realty's common shares, and the pressure that this recent downturn put on the agreed upon exchange ratio.

        Later on February 7, 2014, and following the meeting of the Kite Realty Board, representatives of BofA Merrill Lynch and Barclays contacted Wells Fargo Securities to discuss certain financial terms of the merger, including the proposed exchange ratio. Representatives of BofA Merrill Lynch and Barclays noted that, given the recent trading prices of Kite Realty common shares at the time, the exchange ratio would be 1.707 Kite Realty common shares per Inland Diversified share. To account for potential changes in the trading prices of Kite Realty common shares during the period between the signing and the closing of a potential merger, the representatives of BofA Merrill Lynch and Barclays proposed to Wells Fargo Securities an adjustment mechanism whereby the initial exchange ratio would be fixed at 1.707 shares of Kite Realty per Inland Diversified share, but that if (i) prior to the closing of the merger, an average trading price of Kite Realty common shares during a measurement period before the closing exceeded $6.30 per share but was less than $6.52 per share, then the exchange ratio would be adjusted, such that each Inland Diversified share would be converted into Kite Realty common shares having an implied value equal to $10.75 and (ii) if an average trading price of Kite Realty common shares during a measurement period was equal to or greater than $6.52 per share, then the exchange ratio would be fixed at 1.650 Kite Realty common shares per Inland Diversified share, thereby allowing Inland Diversified stockholders to participate in any further appreciation of Kite

Realty common shares prior to the closing of the merger. Also on that date, Inland Diversified and Kite Realty agreed to extend the expiration of the exclusivity agreement until the end of the day on February 10, 2014.

        On the evening of February 7, 2014 and again on the morning of February 8, 2014, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present, to discuss Kite Realty's revised exchange ratio proposal. After discussion, the Inland Diversified Special Committee instructed Dr. Wurtzebach to contact Mr. Kite and propose that an exchange ratio of 1.707 Kite Realty common shares per Inland Diversified share, subject to adjustment as described above, would be acceptable, provided that the price above which the exchange ratio would be fixed at 1.65 Kite Realty common shares per Inland Diversified share should be $6.67 per share, which would imply a value per Inland Diversified share of $11.00.

        On the morning of February 8, 2014, Alston & Bird provided a revised draft of the master liquidity event agreement to Hogan Lovells and the Business Manager's legal counsel which, among other things, removed the provisions which contemplated that Inland Diversified would reimburse the Business Manager for fees incurred by the Business Manager in connection with the termination of various service agreements between the Business Manager and its affiliates and for the remaining lease payments due under the Business Manager's lease for office space.

        On the evening of February 8, 2014, Hogan Lovells provided Alston & Bird with a revised draft merger agreement proposing that (i) each party pay a termination fee of 3.5% of such party's equity value in order to accept a competing acquisition proposal, (ii) a breach by either party of the provisions of the merger agreement related to the solicitation of acquisition proposals would give rise to the immediate payment by such breaching party of a termination fee equal to 3.5% of such party's equity value and (iii) the closing of the merger would not be conditioned upon the receipt of certain lender consents, provided that Kite Realty would be entitled to delay the closing of the merger if necessary to obtain such lender consents.

        Throughout the remainder of February 8, 2014 and the morning of February 9, 2014, Dr. Wurtzebach, at the instruction of the Inland Diversified Special Committee, Mr. Kite and their respective advisors engaged in multiple conversations regarding the exchange ratio. Inland Diversified and Kite subsequently agreed on an initial exchange ratio of 1.707 shares of Kite Realty per Inland Diversified share, provided that if (i) prior to the closing of the merger, an average trading price of Kite Realty common shares during a measurement period before the closing exceeded $6.36 per share but was less than $6.58 per share then the exchange ratio would be adjusted to a floating exchange ratio of Kite Realty common shares per Inland Diversified share, such that each Inland Diversified share would be converted into Kite Realty common shares having an implied value equal to $10.85 and (ii) if an average trading price of Kite Realty common shares during a measurement period was equal to or greater than $6.58 per share, then the exchange ratio would be fixed at 1.650 Kite Realty common shares per Inland Diversified share.

        Throughout the remainder of February 9, 2014, the parties worked to finalize the terms of the merger agreement.

        On the morning of February 9, 2014, the Business Manager's legal counsel provided a revised draft of the master liquidity event agreement to Alston & Bird and Hogan Lovells. This draft reflected minor revisions and reserved comment with respect to the amount of the liquidity event fee payable to the Business Manager by Inland Diversified pursuant to the Business Management Agreement in connection with the merger, or the liquidity event fee.

        Throughout the remainder of February 9, 2014, representatives of Alston & Bird, Hogan Lovells and the Business Manager's legal counsel met via telephone to discuss and provide comments to the master liquidity event agreement. On the afternoon of February 9, 2014, representatives of the Business

Manager's legal counsel contacted representatives of Alston & Bird to propose that the liquidity event fee be increased from $10.235 million to $12.0 million. Following discussions between Dr. Wurtzebach and representatives of the Business Manager on the afternoon of February 9, 2014, it was agreed that the liquidity event fee would be increased up to $12.0 million in the event that the Business Manager achieved up to $3.0 million in certain cost savings for Inland Diversified prior to the closing of the merger.

        On the afternoon of February 9, 2014, the Kite Realty Board met again, with members of senior management and representatives of Hogan Lovells, BofA Merrill Lynch and Barclays present. Prior to this meeting, BofA Merrill Lynch and Barclays circulated to the Kite Realty Board discussion materials and Hogan Lovells circulated to the Kite Realty Board current drafts of the transaction documents. Mr. Kite provided an update on the proposed transaction with Inland Diversified, including discussions since the last meeting around adjustments to the exchange ratio in the event that Kite Realty's common stock price rebounded prior to the Inland Diversified stockholders meeting. Representatives from Hogan Lovells reviewed the terms of the merger agreement and related documents with the Kite Realty Board. Also at this meeting, BofA Merrill Lynch and Barclays jointly reviewed with the Kite Realty Board their financial analysis of the exchange ratio. BofA Merrill Lynch delivered to the Kite Realty Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 9, 2014, to the effect that, as of that date and based on and subject to the qualifications, limitations and assumptions described in such opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to Kite Realty. Barclays delivered to the Kite Realty Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 9, 2014, to the effect that, as of that date and based on and subject to the qualifications, limitations and assumptions described in such opinion, the exchange ratio to be paid by Kite Realty in the transaction was fair, from a financial point of view, to Kite Realty. Following discussion, the Kite Realty Board, by unanimous vote of all members, approved the merger, the merger agreement, the other transaction documents and the transactions contemplated thereby.

        On the evening of February 9, 2014, Alston & Bird circulated to Hogan Lovells and the Business Manager's legal counsel a final draft of the master liquidity event agreement. This draft provided, among other things, that the liquidity event fee would be increased from $10.235 million to not more than $12.0 million in the event that the Business Manager achieved $3.0 million in certain cost savings for Inland Diversified prior to the closing of the merger.

        Also, on the evening of February 9, 2014, the Inland Diversified Special Committee met, with representatives of Alston & Bird and Wells Fargo Securities present. Prior to this meeting, the final draft of the merger agreement and related materials were provided to the Inland Diversified Special Committee. At the meeting, Wells Fargo Securities reviewed with the Inland Diversified Special Committee its financial analysis of the exchange ratio provided for pursuant to the merger agreement and rendered to the Inland Diversified Special Committee an oral opinion, confirmed by delivery of a written opinion dated February 9, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Inland Diversified common stock (other than Kite Realty, Merger Sub and their respective affiliates).

        Representatives of Alston & Bird then reviewed for the Inland Diversified Special Committee their fiduciary duties, as well as the terms of the merger agreement and the related transaction documents. After discussion, the Inland Diversified Special Committee unanimously adopted resolutions recommending to the Inland Diversified Board that the Inland Diversified Board (i) determine that the terms of the merger and the merger agreement, and the transactions contemplated thereby, are fair to, and in the best interests of, Inland Diversified and its stockholders, (ii) approve and declare the merger, the merger agreement and the transactions contemplate thereby advisable, fair to, and in the best interests of the Inland Diversified and its stockholders, (iii) direct that the merger and the other transactions contemplated by the merger agreement be submitted to a vote of the stockholders of Inland Diversified, and (iv) recommend that Inland Diversified's stockholders vote in favor of approval of the merger and the other transactions contemplated by the merger agreement.

        Following the Inland Diversified Special Committee meeting, the full Inland Diversified Board (other than Ms. Lawton) immediately convened a meeting, with all members of the Inland Diversified Board and representatives of Alston & Bird and Wells Fargo Securities also present. Alston & Bird reviewed the recommendation of the Inland Diversified Special Committee. At the request of the Inland Diversified Special Committee, Wells Fargo Securities confirmed that it had delivered an oral opinion to the Inland Diversified Special Committee and then provided a summary of the related financial analyses performed by Wells Fargo Securities.

        After discussion, the Inland Diversified Board, having received the recommendation of the Inland Diversified Special Committee, approved and declared advisable the merger and recommended that Inland Diversified's stockholders vote in favor of approval of the merger and the other transactions contemplated by the merger agreement.

        The parties subsequently executed the merger agreement, the master liquidity event agreement and related documents on the evening of February 9. Prior to the opening of trading on the following day, Inland Diversified and Kite Realty issued a press release announcing the proposed merger.

Recommendation of the Kite Realty Board and Its Reasons for the Merger

        After careful consideration, the Kite Realty Board, by a unanimous vote of all trustees, at a meeting held on February 9, 2014, determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Kite Realty and its shareholders and approved, adopted and declared advisable the merger agreement and the merger and approved, adopted and declared advisable the Kite Realty declaration of trust amendment. In its evaluation of the merger, the Kite Realty Board consulted with Kite Realty's senior management and legal and financial advisors and carefully considered numerous factors that the Kite Realty Board believed supported its decision, including the following material factors:

  •
  Increased Scale and Market Presence.  The incorporation of the Inland Diversified portfolio will further Kite Realty's strategic goal of becoming a leading owner of high-quality neighborhood and community shopping center assets by increasing the number, size and geographic reach of Kite Realty's portfolio base. The Inland Diversified portfolio will increase the size and scale of Kite Realty's portfolio, consisting of an increase from 74 assets with owned square footage of 10.1 million to 131 assets with owned square footage of 20.3 million. In addition, Inland Diversified's portfolio will expand Kite Realty's presence in key markets such as Texas and Florida and also permit Kite Realty's entry into new, attractive markets such as Las Vegas (NV), Westchester (NY), Bayonne (NJ), Virginia Beach (VA) and Salt Lake City (UT). This increased size and scale is expected to provide an enhanced competitive advantage across existing markets.

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  Improved Diversification.  The Combined Company is expected to have improved geographic diversification which is expected to enhance the strength of the portfolio.

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  High-Quality Portfolio.  The acquisition of the Inland Diversified portfolio advances Kite Realty's primary operating strategy to maximize revenue and maintain or increase occupancy levels by attracting and retaining a strong and diverse tenant base. The Inland Diversified portfolio contains a diverse tenant base with the top ten Inland Diversified tenants comprising 23.9% of total annualized base rent and the largest Inland Diversified tenant comprising only 3.1% of annualized base rent. In addition, Inland Diversified's portfolio had a 95.3% occupancy rate as of December 31, 2013 (excluding multifamily properties).

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  Potential Portfolio Income Growth.  The Kite Realty Board considered that Kite Realty's management believes that there are significant opportunities to increase the net operating income of the Inland Diversified portfolio. These opportunities include refining the tenant composition at certain properties, leasing up vacant space throughout the portfolio, particularly with respect to non-anchor tenants, and pursuing redevelopment and repositioning of certain properties.

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  Attractive Pricing and Cost Savings.  Kite Realty would acquire the Inland Diversified assets at an attractive implied price of $195 per square foot resulting in a projected 6.6% 2014 estimated cash capitalization rate. Also, the geographical overlap between Kite Realty's and Inland Diversified's portfolios in certain key markets and the elimination of third-party management fees and other costs with respect to the Inland Diversified portfolio will create general and administrative cost synergies that would drive higher margins, resulting in estimated gross savings of approximately $17-19 million annually.

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  Balance Sheet Improvement.  The completion of the merger will materially improve Kite Realty's leverage, debt service coverage and other credit metrics. Following completion of the merger, Kite Realty's net indebtedness to 2014 estimated adjusted EBITDA ratio is expected to improve from 7.3x to 6.5x.

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  Increased Free Cash Flow.  The completion of the merger is also expected to significantly increase positive free cash flow of the Combined Company, which would provide Kite Realty with greater available funds for operations, for expanded acquisition and development activities, to repay additional indebtedness and potentially to increase its dividend payouts over time.

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  Increased Liquidity and Improved Access to Capital Markets.  The Combined Company is expected to provide improved liquidity for Kite Realty shareholders as a result of the increased equity capitalization and the increased shareholder base of the Combined Company. The Kite Realty Board anticipates that the larger, more diverse asset base of the Combined Company, with limited near-term debt maturities, is expected to result in a lower cost of capital and provide increased access to capital-raising alternatives, including potential debt financings or issuances of preferred equity.

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  Exchange Ratio.  The Kite Realty Board also considered that the exchange ratio structure, which includes a pricing collar based on the volume-weighted average trading price of Kite Realty's common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder special meeting, provides certainty as to the range of prospective pro forma percentage ownership of the Combined Company.

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  Familiarity with Businesses.  The Kite Realty Board considered Kite Realty management's knowledge of the markets, business, operations, financial condition, earnings and prospects of both Kite Realty and Inland Diversified, taking into account the results of Kite Realty's due diligence review of Inland Diversified, as well as its knowledge of the current and prospective environment in which Kite Realty and Inland Diversified operate, including economic and market conditions.

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  Superior Proposals.  The Kite Realty Board considered that, under certain circumstances, the merger agreement permits Kite Realty, prior to the time Kite Realty shareholders approve the merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with a third party making such a proposal if the Kite Realty Board determines in good faith (after consultation with its outside counsel and financial advisor) that such alternative proposal constitutes a Superior Proposal and the Kite Realty Board determines in good faith (after consultation with outside counsel) that the failure to take such action would be inconsistent with the trustees' duties under applicable law (see the section titled "The Merger

    Agreement—Covenants and Agreements—No Solicitation of Transactions" beginning on page [    •    ]).

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  Limited Ability to Change Recommendation.  The Kite Realty Board considered that the merger agreement, in circumstances not involving a Superior Proposal, permits the Kite Realty Board to withdraw, withhold, modify or qualify its recommendation of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement if a material event, circumstance, change or development occurs after February 9, 2014 that was not known or reasonably foreseeable to the Kite Realty Board on February 9, 2014, and the Kite Realty Board determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with the trustees' duties under applicable law (see the section titled "The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions" beginning on page [    •    ]).

  •
  Opinions of Financial Advisors.

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  the oral opinion of BofA Merrill Lynch, dated February 9, 2014 (which was subsequently confirmed by delivery of a written opinion dated February 9, 2014), to the Kite Realty Board as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger to Kite Realty, as more fully described below in the section entitled "Opinion of BofA Merrill Lynch;" and

  •
  the oral opinion of Barclays, dated February 9, 2014 (which was subsequently confirmed by delivery of a written opinion dated February 9, 2014), to the Kite Realty Board to the effect that, as of February 9, 2014, and subject to the qualifications, limitations and assumptions set forth in Barclays' written opinion, that, from a financial point of view, the exchange ratio to be paid by Kite Realty in the merger was fair to Kite Realty, as more fully described below in the section entitled "The Merger—Opinion of Kite Realty's Financial Advisors."

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  Governance.  The Kite Realty Board considered that the following governance arrangements would enable continuity of management and an effective and timely integration of the two companies' operations:

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  six of the nine members of the board of directors of the Combined Company would be members of the Kite Realty Board; and

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  the senior executives of Kite Realty would serve as the senior executives of the Combined Company.

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  High Likelihood of Consummation.  The Kite Realty Board believes it is highly likely that the merger will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the merger agreement and the absence of any required governmental consents.

        The Kite Realty Board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

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  Under the terms of the merger agreement, in certain circumstances, the Inland Diversified Board can modify or withdraw its recommendation that Inland Diversified stockholders vote in favor of the merger, if failure to take such action would be inconsistent with the directors' duties under applicable law and after compliance with the other requirements set forth in the merger agreement;

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  Under the terms of the merger agreement, Kite Realty must pay Inland Diversified a termination fee of $30 million and/or reimburse certain expenses incurred by Kite Realty in connection with the merger (up to $8 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Kite Realty shareholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative transaction or superior proposal is available to Kite Realty;

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  The terms of the merger agreement placing limitations on the ability of Kite Realty to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an alternative acquisition proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

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  Notwithstanding the likelihood of the merger being completed, the merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on the trading price of Kite Realty common shares and Kite Realty's operating results, particularly in light of the costs incurred in connection with the transaction;

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  The possibility that the proposed sales of Inland Diversified's net-lease assets to Realty Income Corporation or the acquisition of the replacement properties to be acquired by Inland Diversified in connection with the Net-Lease transactions, which are expected to be completed prior to the merger, may not be completed on a timely basis or at all, which may prevent completion of the merger;

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  The potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

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  The obligations under the merger agreement regarding the restrictions on the operation of Kite Realty's business during the period between the signing of the merger agreement and the completion of the merger may delay or prevent Kite Realty from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the merger;

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  Kite Realty and Inland Diversified may be obligated to complete the merger without having obtained appropriate consents, approvals or waivers from, or successfully refinanced, the outstanding indebtedness of Inland Diversified or Kite Realty that requires lender consent or approval to consummate the merger, and the risk that such consummation could trigger the termination of, and mandatory prepayments of amounts outstanding under, certain of Kite Realty's and Inland Diversified's indebtedness;

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  Kite Realty may not realize all of the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the merger within the expected timeframe or at all;

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  The substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Kite Realty and Inland Diversified, and the transaction expenses arising from the merger;

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  The potential risk that the market price of the common shares of the Combined Company may be affected by factors relating to the merger, including increased liquidity for Inland Diversified stockholders; and

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  The other factors described under "Risk Factors."

        The above discussion of the factors considered by the Kite Realty Board is not intended to be exhaustive and is not provided in any specific order or ranking, but does set forth material factors considered by the Kite Realty Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Kite Realty Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual trustees may have held varied views of the relative importance of the factors considered. The Kite Realty Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Kite Realty's management and legal and financial advisors, overall considered these factors to be favorable to, and to support, its determination regarding the merger, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        This explanation of Kite Realty's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the "Cautionary Statement Concerning Forward-Looking Statements" beginning on page [    •    ] of this joint proxy statement/prospectus.

For the reasons set forth above, the Kite Realty Board unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Kite Realty and its shareholders and approved, adopted and declared advisable the merger agreement and the merger. The Kite Realty Board unanimously recommends to Kite Realty's shareholders that they vote "FOR" the proposal to approve the issuance of Kite Realty common shares to Inland Diversified stockholders pursuant to the merger agreement, and FOR the proposal to approve the Kite Realty declaration of trust amendment.

 Recommendation of the Inland Diversified Board and Its Reasons for the Merger

        After careful consideration, the Inland Diversified Special Committee unanimously recommended that the Inland Diversified Board (i) determine that the terms of the merger and the merger agreement, and the transactions contemplated thereby, are fair to, and in the best interests of, Inland Diversified and its stockholders, (ii) approve and declare the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of Inland Diversified and its stockholders and (iii) recommend that the Inland Diversified stockholders vote in favor of approval of the merger and the other transactions contemplated by the merger agreement.

        Based on these recommendations by the Inland Diversified Special Committee, the Inland Diversified Board determined that (i) the terms of the merger and the merger agreement, and the transactions contemplated thereby, are advisable, fair to, and in the best interests of, Inland Diversified and its stockholders, (ii) approved and declared advisable the merger, (iii) approved and adopted the merger agreement and (iv) recommended that the Inland Diversified stockholders vote in favor of approval of the merger and the other transactions contemplated by the merger agreement. In evaluating the merger, the Inland Diversified Special Committee consulted with its legal and financial advisors and, in reaching its determinations, the Inland Diversified Board considered a number of factors that the Inland Diversified Board believed supported its decision, including the following material factors:

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  Inland Diversified Board's belief that Inland Diversified stockholders will benefit from owning NYSE-listed shares of Kite Realty that are freely tradable, with no lock-ups or other restrictions on transfer;

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  Inland Diversified stockholders will have the opportunity to participate in the potential future growth of the Combined Company and any future appreciation of Kite Realty common shares after the merger;

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  since the merger consideration consists entirely of shares of Kite Realty, Inland Diversified stockholders will have the freedom to make individual decisions about whether to continue ownership of Kite Realty after closing of the merger or whether to obtain liquidity for their investment by selling their shares;

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  the Inland Diversified Board's belief that the merger will provide a number of strategic and financial benefits, which have the potential to create additional value for Inland Diversified stockholders as shareholders of the Combined Company, including, among others:

  •
  as a result of its strong balance sheet and larger size, the Combined Company is expected to have an improved credit profile, a lower cost of borrowing and enhanced access to capital to fund additional growth;

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  the Combined Company will be able to achieve greater cost synergies and lower general and administrative expenses relative to its asset base than Inland Diversified on a stand-alone basis by allocating the Combined Company's expenses over a larger portfolio;

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  the Combined Company will have the opportunity to reduce balance sheet leverage by retaining the net proceeds from Inland Diversified's sale of its single-tenant, net-lease portfolio;

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  the Combined Company's ownership of a portfolio of high quality real estate assets and increased geographic and tenant diversification as compared to Inland Diversified's current portfolio and tenant base, which should improve the stability of operating cash flows;

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  the Combined Company will have the ability to offer its shareholders a stable and secure dividend with the opportunity for future dividend growth as a result of the increased operating cash flow and lower leverage of the Combined Company;

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  the larger size of the Combined Company is expected to increase leasing leverage with national tenants and facilitate entry into new markets for increased revenues and future growth;

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  the Combined Company will have a significant opportunity to grow earnings through acquisitions and internal rent growth;

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  the Combined Company's well-diversified retail focused portfolio with high quality tenants provides both stability and growth potential; and

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  the Combined Company will have the opportunity to selectively dispose of underperforming assets and redeploy capital into higher quality growth assets;

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  the ability of Inland Diversified's stockholders to benefit, as shareholders of Kite Realty after closing, from Kite Realty's development and redevelopment business, which business Inland Diversified does not currently possess;

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  assuming the average trading price for Kite Realty common shares equals the $6.15 closing price of Kite Realty common shares on February 7, 2014, the last trading day before the announcement of the merger, each outstanding Inland Diversified share would be converted into the right to receive 1.707 Kite Realty common shares having an implied value of $10.50 based on such assumed average trading price for Kite Realty common shares, which would result in a total approximate return of between 14% (assuming an investment in August 2012) and 31% (assuming an investment in September 2009);

  •
  the Inland Diversified Board's belief that the merger will result in greater value to Inland Diversified stockholders than the value that could be expected to be generated from remaining independent, particularly in light of the potential risks and uncertainties associated with that alternative;

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  the Inland Diversified Board's belief that the merger is more favorable to Inland Diversified stockholders than the other liquidity alternatives available to Inland Diversified, which belief was formed based on the Inland Diversified Special Committee's review, with the assistance of Wells

    Fargo Securities, of potential strategic alternatives available to Inland Diversified and consideration of the proposals submitted during the third party solicitation process with respect to a possible business combination transaction, as more fully described under "—Background of the Merger;"

  •
  the knowledge of the Inland Diversified Board and the Inland Diversified Special Committee of the business, operations, financial condition, earnings and prospects of both Kite Realty and Inland Diversified, taking into account the results of Inland Diversified's due diligence review of Kite Realty, as well as its knowledge of the current and prospective environment in which Kite Realty and Inland Diversified operate, including economic and market conditions;

  •
  the opinion, dated February 9, 2014, of Wells Fargo Securities to the Inland Diversified Special Committee as to the fairness, from a financial point of view and as of such date, to holders of Inland Diversified common stock (other than Kite Realty, Merger Sub and their respective affiliates) of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as further described below under the heading "—Opinion of Inland Diversified's Financial Advisor;"

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  the fact that the Combined Company will be self-managed, thereby:

  •
  eliminating the external management structure under which Inland Diversified currently operates, resulting in significant cost savings for the Combined Company without the payment of any internalization fee; and

  •
  benefiting from improved corporate governance and avoiding future conflicts of interest inherent in the external management structure;

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  the Inland Diversified Board's belief that it is highly likely that the merger will be completed in a timely manner based on, among other things, the absence of any significant closing conditions under the merger agreement, other than receipt of stockholder approvals, the closing of the net-lease transactions, and the acquisition of the replacement properties, and the likelihood that the stockholder approvals would be obtained and that the net-lease transactions and the acquisition of the replacement properties would be consummated;

  •
  the overall terms of the merger agreement, including, among other things, the following:

  •
  the ability to participate in negotiations with and to furnish information to any third party that makes an acquisition proposal that the Inland Diversified Board determines in good faith (after consultation with Inland Diversified's counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal and (after consultation with Inland Diversified's counsel) that the failure to take such actions would be inconsistent with the Inland Diversified Board's duties under applicable law;

  •
  the ability of the Inland Diversified Board, under certain circumstances, to withdraw, withhold, modify or qualify its approval or recommendation of the merger agreement, the merger and the other transactions contemplated thereby;

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  the ability of Inland Diversified, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, and the Inland Diversified Board's belief that the termination fee payable to Kite Realty in such case (i) was reasonable in light of the overall terms of the merger agreement, as well as proportional to the termination fee payable by Kite Realty in corresponding circumstances, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a competing proposal;

    •
    the appointment of three designees of Inland Diversified to the Kite Realty Board upon the consummation of the merger, which designees will represent one-third of the total members of the Kite Realty Board after closing; and

    •
    the fact that the merger is subject to approval by the holders of at least a majority of all votes entitled to be cast on the merger agreement by holders of Inland Diversified's common stock;

  •
  the fact that the merger is intended to qualify as a tax-free transaction to the Inland Diversified stockholders for U.S. federal income tax purposes.

        In the course of its deliberations, the Inland Diversified Board also considered various potential risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the possibility that the merger may not be consummated, or that the consummation of the merger may be delayed, for reasons that are beyond the control of Inland Diversified or Kite Realty, including the failure to obtain the required stockholder approvals or the failure of the net-lease transactions or the acquisition of the replacement properties to be consummated;

  •
  the potential risk of diverting the business manager's and Kite Realty's management's focus and resources from operational matters and other strategic opportunities while working to consummate the merger and, in the case of Kite Realty's management, while working to integrate Inland Diversified with Kite Realty;

  •
  the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe;

  •
  risks relating to the ability of Kite Realty to successfully integrate Inland Diversified and its portfolio with Kite Realty in light of Kite Realty's smaller portfolio and lack of experience with a business combination of this size;

  •
  the risk that a different liquidity alternative or a decision to pursue a liquidity event at a later time could ultimately prove to be more beneficial to the Inland Diversified stockholders than the proposed merger with Kite Realty;

  •
  the risk that the price of Kite Realty common shares will decline;

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  the risk that Kite Realty will continue to pay a lower dividend than that currently paid by Inland Diversified;

  •
  risks associated with Kite Realty's development and redevelopment business to which Inland Diversified's stockholders are not currently exposed;

  •
  under certain circumstances, the Kite Realty Board can withdraw, withhold, modify or qualify its approval or recommendation of the merger agreement, the merger and the other transactions contemplated thereby;

  •
  under certain circumstances, the Kite Realty Board can terminate the merger agreement in order to enter into an agreement providing for a superior proposal;

  •
  the obligation to pay Kite Realty a termination fee of up to $43 million and an expense reimbursement of up to $8 million if the merger agreement is terminated under certain circumstances;

  •
  the risks and costs to Inland Diversified if the merger is not consummated, including the diversion of the business manager's attention, the potential disruptive effect on Inland

    Diversified's operating results, particularly in light of the costs incurred in connection with the proposed merger, and Inland Diversified's ability to attract and retain tenants;

  •
  the number of and value of the Kite Realty common shares that Inland Diversified stockholders will receive in the merger will fluctuate based on the trading price of the Kite Realty common shares;

  •
  the substantial costs to be incurred in connection with the transaction by the Combined Company, including the costs of integrating the businesses of Inland Diversified and Kite Realty, and the transaction expenses arising from the merger;

  •
  the ability of the Combined Company to retain key employees;

  •
  the restrictions on the conduct of Inland Diversified's business between the date of the merger agreement and the date of the consummation of the merger;

  •
  the terms of the merger agreement placing limitations on the ability of Inland Diversified to solicit, initiate, knowingly encourage or facilitate any inquiry, proposal or offer with respect to an alternative acquisition proposal or to furnish any non-public information in connection with an alternative acquisition proposal;

  •
  the absence of appraisal rights for Inland Diversified stockholders under Maryland law; and

  •
  the other factors described under the heading "Risk Factors."

        In addition to considering the factors described above, the Inland Diversified Board considered the fact that some of Inland Diversified's directors and executive officers have other interests in the merger that are different from, or in addition to, the interests of the Inland Diversified stockholders generally, as discussed under the heading "Interests of Inland Diversified's Directors and Executive Officers in the Merger" beginning on page [    •    ] of this joint proxy statement/prospectus.

        The above discussion of the factors considered by the Inland Diversified Board is not intended to be exhaustive, but does set forth material factors considered by the Inland Diversified Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Inland Diversified Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Inland Diversified Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with the Inland Diversified Special Committee, the Business Manager and the Inland Diversified Special Committee's legal and financial advisors, and overall considered these factors to be favorable to, and to support, the Inland Diversified Special Committee's and its determination regarding the merger.

        This explanation of the Inland Diversified Board's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the "Cautionary Statement Concerning Forward-Looking Statements" beginning on page [    •    ] of this joint proxy statement/prospectus.

        For the reasons set forth above, the Inland Diversified Board, acting on the unanimous recommendation of the Inland Diversified Special Committee, determined that the terms of the merger and the merger agreement, and the transactions contemplated thereby, are advisable, fair to, and in the best interests of, Inland Diversified and its stockholders, approved and declared advisable the merger and approved and adopted the merger agreement. The Inland Diversified Board recommends to the Inland Diversified stockholders that they vote "FOR" the approval of the merger and the other transactions contemplated by the merger agreement.

 Opinions of Kite Realty's Financial Advisors

Opinion of BofA Merrill Lynch

        Kite Realty has retained BofA Merrill Lynch to act as one of Kite Realty's financial advisors in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Kite Realty selected BofA Merrill Lynch to act as one of Kite Realty's financial advisors in connection with the merger on the basis of BofA Merrill Lynch's experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Kite Realty and its business.

        On February 9, 2014, at a meeting of the Kite Realty Board held to evaluate the merger, BofA Merrill Lynch delivered to the Kite Realty Board an oral opinion, which was confirmed by delivery of a written opinion dated February 9, 2014, to the effect that, as of the date of the opinion and based on and subject to the qualifications, limitations and assumptions described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Kite Realty.

        The full text of BofA Merrill Lynch's written opinion to the Kite Realty Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Kite Realty Board for the benefit and use of the Kite Realty Board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the merger. BofA Merrill Lynch's opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch:

  •
  reviewed certain publicly available business and financial information relating to Inland Diversified and Kite Realty;

  •
  reviewed financial and operating information with respect to the business, operations and prospects of Inland Diversified and its assets furnished to or discussed with BofA Merrill Lynch by the management of Inland Diversified, including certain financial forecasts relating to Inland Diversified prepared by the management of Inland Diversified;

  •
  reviewed an alternative version of the Inland Diversified forecasts referred to above incorporating certain adjustments thereto made by the management of Kite Realty and discussed with the management of Kite Realty its assessments as to the relative likelihood of achieving the future financial results reflected in the Inland Diversified forecasts and the adjusted Inland Diversified forecasts;

  •
  reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of Kite Realty to result from the merger;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Kite Realty and its assets furnished to BofA Merrill Lynch by the management of Kite Realty, including certain financial forecasts relating to Kite Realty prepared by the management of Kite Realty;

  •
  discussed the past and current business, operations, financial condition and prospects of Inland Diversified with members of senior managements of Kite Realty, and discussed the past and current business, operations, financial condition and prospects of Kite Realty with members of senior management of Kite Realty;

  •
  reviewed the potential pro forma financial impact of the merger on the future financial performance of Kite Realty, including the potential effect on Kite Realty's estimated funds from operation, which we refer to herein as FFO), per share and adjusted funds from operation, which we refer to herein as AFFO, per share;

  •
  reviewed the trading history for Kite Realty common shares and a comparison of such trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial information of Inland Diversified and Kite Realty with each other and with similar information of other companies BofA Merrill Lynch deemed relevant;

  •
  reviewed the relative financial contributions of Inland Diversified and Kite Realty to the future financial performance of the Combined Company on a pro forma basis;

  •
  reviewed a draft, dated February 9, 2014, of the merger agreement;

  •
  reviewed information from management of Inland Diversified regarding the principal terms of the transactions contemplated by the Purchase and Sale Agreement (referred to herein as the "Bulwark Purchase Agreement"), dated as of December 16, 2013, between Bulwark Corporation and Realty Income Corporation and the Purchase and Sale Agreement (referred to herein as the "Net-Lease Purchase Agreement"), dated as of December 16, 2013, by and among Inland Diversified, Inland Diversified Cumming Market Place, L.L.C., and Realty Income Corporation; and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the managements of Kite Realty and Inland Diversified that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Inland Diversified forecasts, BofA Merrill Lynch was advised by the management of Inland Diversified, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Inland Diversified as to the future financial performance of Inland Diversified. With respect to the Kite Realty forecasts, the adjusted Inland Diversified forecasts and the cost savings referred to above, BofA Merrill Lynch assumed, at the direction of Kite Realty, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Kite Realty as to the future financial performance of Kite Realty and Inland Diversified and the other matters covered thereby and, based on the assessments of the management of Kite Realty as to the relative likelihood of achieving the future financial results reflected in the Inland Diversified forecasts and the adjusted Inland Diversified forecasts referred to above, BofA Merrill Lynch relied, at the direction of Kite Realty, on the adjusted Inland Diversified forecasts for purposes of its opinion. BofA Merrill Lynch relied, at the direction of Kite Realty, on the assessments of the management of Kite Realty as to Kite Realty's ability to achieve the cost savings and was advised by Kite Realty, and assumed, that the cost savings will be realized in the amounts and at the times projected.

        BofA Merrill Lynch has not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Inland Diversified or Kite Realty, nor has BofA

Merrill Lynch made any physical inspection of the properties or assets of Inland Diversified or Kite Realty. BofA Merrill Lynch also has not made an analysis of, nor did BofA Merrill Lynch express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and BofA Merrill Lynch was advised by managements of Kite Realty and Inland Diversified and therefore assumed, with the consent of Kite Realty, that any such allowances for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. BofA Merrill Lynch did not evaluate the solvency or fair value of Inland Diversified or Kite Realty under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Kite Realty, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Inland Diversified, Kite Realty or the contemplated benefits of the merger. BofA Merrill Lynch assumed, at the direction of Kite Realty, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch. BofA Merrill Lynch was advised by Kite Realty and Inland Diversified that each of Kite Realty and Inland Diversified has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and BofA Merrill Lynch assumed, at the direction of Kite Realty, that following the consummation of the merger, the Combined Company will continue to qualify for U.S. federal income tax purposes as a REIT.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified therein) or any related transactions, including, without limitation, the form or structure of the merger or any terms, aspects or implications of the Bulwark Purchase Agreement or the Net-Lease Purchase Agreement or the transactions contemplated thereby or any other arrangements, agreements or understandings entered into in connection with or related to the merger or otherwise. The opinion of BofA Merrill Lynch is limited to the fairness, from a financial point of view, to Kite Realty of the exchange ratio provided for in the merger and no opinion or view is expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the merger. BofA Merrill Lynch also did not express any view or opinion with respect to, and have relied, with the consent of Kite Realty, upon the assessments of Kite Realty's representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Kite Realty, Inland Diversified and the merger (including the contemplated benefits thereof) as to which BofA Merrill Lynch understands that Kite Realty obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch did not express any opinion as to what the value of Kite Realty common shares actually will be when issued in connection with the merger or the prices at which Kite Realty common shares would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Kite Realty imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill

Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee.

Opinion of Barclays

        Kite Realty has retained Barclays to act as one of Kite Realty's financial advisors in connection with the merger. Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Kite Realty selected Barclays to act as one of Kite Realty's financial advisors in connection with the merger on the basis of Barclays' experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Kite Realty and its business.

        On February 9, 2014, at a meeting of the Kite Realty Board held to evaluate the merger, Barclays delivered to the Kite Realty Board an oral opinion, which was confirmed by delivery of a written opinion dated February 9, 2014, to the effect that, as of the date of the opinion and subject to the qualifications, limitations and assumptions set forth in Barclays' written opinion, that, from a financial point of view, the exchange ratio to be paid by Kite Realty in the merger was fair to Kite Realty.

        The full text of Barclays' written opinion, dated as of February 9, 2014, is attached as Annex D to this joint proxy/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Americas Fairness Opinion Review Committee, is addressed to the Kite Realty Board, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by Kite Realty in the merger and does not constitute a recommendation to any stockholder of Kite Realty as to how such stockholder should vote or act with respect to the merger or any related matter. The terms of the merger were determined through arm's-length negotiations between Kite Realty and Inland Diversified and were unanimously approved by the Kite Realty Board. Barclays was not requested to opine to, and its opinion does not in any manner address, Kite Realty's underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration paid in the merger or otherwise. No limitations were imposed by the Kite Realty Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays reviewed and analyzed:

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  a draft of the merger agreement, dated as of February 9, 2014, and the specific terms of the merger;

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  such publicly available information concerning Kite Realty and Inland Diversified that Barclays believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2012 and their respective Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2013, June 30, 2013 and March 31, 2013;

  •
  financial and operating information with respect to the business, operations and prospects of Kite Realty and its assets furnished to Barclays by Kite Realty, including financial projections of Kite Realty prepared by the management of Kite Realty;

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  financial and operating information with respect to the business, operations and prospects of Inland Diversified and its assets furnished to Barclays by Inland Diversified, including financial projections of Inland Diversified prepared by the management of Inland Diversified as adjusted by the management of Kite Realty, reflecting discussions with the management of Kite Realty of its assessments as to the relative likelihood of achieving the future financial results reflected in such projections;

  •
  a version of the adjusted Inland Diversified projections incorporating adjustments with respect to certain estimates relating to cost savings, asset sales, and related transaction costs prepared by the management of Kite Realty, reflecting discussions with the management of Kite Realty of its assessments as to the relative likelihood of achieving the future financial results reflected in such projections;

  •
  the trading history for Kite Realty common shares from February 9, 2009 to February 7, 2014 and a comparison of such trading history with those of other companies and indices that Barclays deemed relevant;

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  a comparison of the historical financial results and present financial condition of Kite Realty and Inland Diversified with each other and with those of other companies that Barclays deemed relevant;

  •
  information received from management of Inland Diversified regarding the principal terms of the transactions contemplated by the Bulwark Purchase Agreement and the Net-Lease Purchase Agreement;

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  published estimates of independent research analysts with respect to the future financial performance and price target of Kite Realty;

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  the pro forma impact of the merger on the future financial performance of the Combined Company; and

  •
  the relative financial contributions of Kite Realty and Inland Diversified to the future financial performance of the Combined Company on a pro forma basis.

        In addition, Barclays had discussions with the management of Kite Realty concerning the past and current business, operations, assets, liabilities, financial condition and prospects of Kite Realty and Inland Diversified and the potential strategic benefits of the merger, including but not limited to the potential impacts to Kite Realty's growth, portfolio and leverage, and Barclays undertook such other studies, analyses and investigations, and considered such other information and factors, as it deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and Barclays further relied upon the assurances of the management of Kite Realty and Inland Diversified that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Inland Diversified projections referred to above, Barclays assumed, at the direction and with the consent of Kite Realty, that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kite Realty as to the future financial performance of Inland Diversified and that Inland Diversified would perform substantially in accordance with such projections, and Barclays relied upon such projections in arriving at its opinion. With respect to the Kite Realty projections referred to above, upon the advice of the management of Kite Realty, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kite Realty as to the future financial performance of Kite Realty and that Kite Realty would perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Kite Realty or Inland Diversified and Barclays did not make or obtain any evaluations or appraisals of the assets or liabilities of Kite Realty or Inland Diversified. Barclays' opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. Furthermore, Barclays expressed no view or opinion as to what the value of Kite Realty common shares actually will be when issued in connection with the merger or the prices at which Kite Realty common shares will trade at any time, including following announcement or consummation of the merger.

        Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by it. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Kite Realty, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Kite Realty had obtained such advice as it deemed necessary from qualified professionals. Barclays had been advised by Kite Realty and Inland Diversified that each of Kite Realty and Inland Diversified have operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation as a real estate investment trust and Barclays assumed, at the direction of Kite Realty, that following the consummation of the merger, the Combined Company would continue to qualify for U.S. federal income tax purposes as a real estate investment trust. Barclays also did not make an analysis of, nor did Barclays express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and Barclays was advised by the management of Kite Realty and Inland Diversified and therefore assumed, with the consent of Kite Realty, that any such allowances for losses are, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. Barclays expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified therein), including, without limitation, the form or structure of the merger. Barclays also expressed no view or opinion as to any terms or other aspects of the Bulwark Purchase Agreement or the Net-Lease Purchase Agreement and the transactions contemplated thereby, and Barclays assumed, at the direction of Kite Realty, that the transactions contemplated by the Bulwark Purchase Agreement and the Net-Lease Purchase Agreement would be consummated in accordance with the terms of such agreements without waiver, modification or amendment of any material term, condition or agreement thereof.

  Financial Analyses.

        The following represents a brief summary of the material financial analyses presented by the Advisors to the Kite Realty Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by the Advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by the Advisors. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by the Advisors.

        Selected Publicly Traded Companies Analysis.     The Advisors reviewed publicly available financial and stock market information for Kite Realty and the following fourteen publicly traded companies in the strip center real estate investment trust sector:

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  Kimco Realty Corporation

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  Brixmor Property Group Inc.

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  DDR Corp.

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  Regency Centers Corporation

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  Weingarten Realty Investors

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  Retail Properties of America, Inc.

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  Equity One, Inc.

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  Acadia Realty Trust

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  Saul Centers, Inc.

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  Retail Opportunity Investments Corp.

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  Ramco-Gershenson Properties Trust

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  Inland Real Estate Corporation

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  Excel Trust, Inc.

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  Cedar Realty Trust, Inc.

        The Advisors calculated and compared various financial multiples and ratios of Kite Realty, Inland Diversified, and the selected publicly-traded companies. As part of its selected publicly-traded company analysis, the Advisors calculated and analyzed each company's ratio of its stock price to its calendar year 2014 estimated FFO, based on Wall Street research consensus estimates as of February 7, 2014. This resulted in a range of 10.6x to 18.8x estimated FFO multiples with a median of 13.3x, in the case of Inland Diversified, and 14.0x, in the case of Kite Realty. The Advisors also calculated and analyzed each company's ratio of its total enterprise value to its calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization (referred to herein as "EBITDA") based on Wall Street research consensus estimates as of February 7, 2014. This resulted in a range of 12.8x to 19.0x estimated EBITDA multiples with a median of 15.7x, in the case of Inland Diversified, and 15.6x, in the case of Kite Realty. These calculations were based on publicly available financial data and closing prices as of February 7, 2014, the last trading date prior to the delivery of the Advisors' respective opinions.

        The Advisors selected the publicly-traded companies listed above because their businesses and operating profiles are reasonably similar to that of Kite Realty and Inland Diversified, as all the selected companies are in the strip center real estate investment trust sector with operations that, for the purposes of the analysis of the Advisors, may be considered similar to those of Kite Realty and Inland Diversified, but none of the selected companies are identical to or directly comparable to Kite Realty or Inland Diversified. Because of the inherent differences between the business, operations and prospects of Kite Realty and Inland Diversified and those of the selected publicly-traded companies, the Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly-traded company analysis. Accordingly, given that an evaluation of the results of this analysis is not entirely mathematical, the Advisors made certain qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Kite Realty and Inland Diversified and the selected publicly-traded companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, leverage and degree of operational risk between Kite Realty, Inland Diversified and the companies included in the selected company analysis.

        Based upon these judgments, the Advisors selected a range of 13.0x to 15.0x multiples of estimated FFO for Inland Diversified, and a range of a range of 12.0x to 14.0x multiples of estimated FFO for Kite Realty, and the Advisors selected a range of 16.0x to 17.0x multiples of estimated EBITDA for each of Inland Diversified and Kite Realty. In arriving at the implied price per share of Inland Diversified Common Stock based on the 2014 estimated FFO multiple, for the purposes of this analysis, the Advisors also accounted for a hypothetical "special dividend" of $1.43 per share of Inland Diversified Common Stock based on Inland Diversified's net proceeds from the sale of its triple net lease portfolio for $221 million, less $53 million used to repay the outstanding balance on Inland Diversified's credit facility. The Advisors applied such ranges to the Kite Realty projections and the Inland Diversified projections as adjusted by the management of Kite Realty, respectively, to calculate a range of implied prices per share of Kite Realty common shares and Inland Diversified Common Stock and to calculate a range of exchange ratios. The following summarizes the result of these calculations (with amounts in dollars rounded to the nearest $0.10):

  Implied Per Share Equity Value Reference Ranges

Inland Diversified 2014E FFO (reflecting the Special Dividend)	Kite Realty 2014E FFO	Implied Exchange Ratio Range Based on 2014E FFO
$9.60 - $10.80	$6.00 - $7.00	1.37x - 1.80x

Inland Diversified 2014E EBITDA	Kite Realty 2014E EBITDA	Implied Exchange Ratio Range Based on 2014E EBITDA	Merger Exchange Ratio
$9.00 - $10.00	$6.10 - $6.90	1.30x - 1.64x	1.650x - 1.707x

Net Asset Value Analysis

        The Advisors performed a net asset valuation of the real estate portfolios of Kite Realty and Inland Diversified based on management estimates of Kite Realty (in the case of the Kite Realty valuation) and management estimates of Inland Diversified as adjusted by the management of Kite Realty (in the case of the Inland Diversified valuation). The Advisors calculated the estimated net asset value of Kite Realty's and Inland Diversified's operating real estate by selecting capitalization rates ranging from 6.26% to 6.75% for Inland Diversified and ranging from 6.26% to 6.76% for Kite Realty and applying those rates to the calendar year 2014 estimated cash net operating income generated (post management fee) from existing properties and acquisitions as of December 31, 2013 other than, in the case of Kite Realty, its 50th and 12th, Ridge Plaza and Red Bank Commons properties. Further, for the Inland Diversified analysis, the Advisors accounted for the contractual sales price and implied net asset value of the 1031 Exchange assets, and for the Kite Realty analysis, the Advisors accounted for discounted cash flow value of developments and redevelopments, and the book value of construction in progress, net of construction in progress attributable to developments, redevelopments and new leasing activity.

        The Advisors also took into account for purposes of such analysis Kite Realty's and Inland Diversified's cash and cash equivalents, other tangible assets, and liabilities, each estimated as of December 31, 2013. For the Inland Diversified analysis, the Advisors accounted for the net proceeds from the sale of the triple net lease assets, and accounted for the estimated proceeds from a potential sale of the multifamily assets and marketable securities.

        Implied per share equity values for Kite Realty and Inland Diversified were calculated as Kite Realty's and Inland Diversified's implied net asset value divided by the number of shares of issued and outstanding Kite Realty common shares and Inland Diversified Common Stock, respectively. This analysis indicated an approximate per share equity value reference range for Inland Diversified of $9.90 to $11.10 and a per share equity value reference range for Kite Realty of $5.70 to $6.70. Based on this implied per share equity value reference range for Kite Realty and Inland Diversified, the Advisors calculated the following implied exchange ratio range (with amounts in dollars rounded to the nearest $0.10):

Net Asset Value Per Share Ranges
		Implied Exchange Ratio Range Based on Net Asset Value Analysis	Merger Exchange Ratio
Inland Diversified	Kite Realty
$9.90 - $11.10	$5.70 - $6.70	1.48x - 1.95x	1.650x - 1.707x

Discounted Cash Flow Analysis

        The Advisors performed a discounted cash flow analysis of each of Kite Realty and Inland Diversified to calculate and compare the estimated present value of the standalone unlevered free cash flows that Kite Realty and Inland Diversified were forecasted to generate their respective 2014 through 2018 fiscal years based on the management estimates of Kite Realty (in the case of the Kite Realty valuation) and management estimates of Inland Diversified as adjusted by the management of Kite Realty (in the case of the Inland Diversified valuation). The Advisors calculated terminal values for Kite Realty and Inland Diversified by applying terminal forward EBITDA multiples of 15.0x to 16.0x to the estimated calendar year 2018 EBITDA of each of Kite Realty and Inland Diversified. The cash flows and terminal values were then discounted to present values using discount rates ranging from 7.0% to 8.0% and combined to arrive at implied enterprise values.

        Next, for Inland Diversified, net debt was subtracted from the implied Inland Diversified enterprise values, and the amount of Inland Diversified's expected $221 million net proceeds from the sale of its triple net lease portfolio (further assuming that $53 million of these proceeds would be used to repay the outstanding balance on Inland Diversified's credit facility) was added to the implied enterprise values, to arrive at implied equity values for Inland Diversified. For Kite Realty, net debt and a $103 million amount in respect of its preferred stock was subtracted from the implied Kite Realty enterprise values to arrive at implied equity values for Kite Realty.

        The discounted cash flow analysis was repeated for Inland Diversified under two cost savings scenarios. Under one scenario, cost savings were only assumed relating to the assumed 41% pro forma ownership by Kite Realty's stockholders in the Combined Company (referred to herein as the "41% Cost Savings"), and under the other scenario, cost savings were assumed for the entire Combined Company (referred to herein as the "100% Cost Savings"). For the 41% Cost Savings scenario, Inland Diversified's cash flow was adjusted to account for net proceeds of $61 million from sale of the multifamily assets and securities portfolio, a valuation of redeemable operating partnership units at an implied price, the exclusion of accounting adjustments, and to reflect Kite Realty's pro forma ownership of 41% of Inland Diversified, estimated calendar year 2014 cost savings of $12 million, $16 million in transaction costs, and a liquidity event fee of $4 million. For the 100% Cost Savings scenario, Inland Diversified's cash flow was adjusted to account for net proceeds of $61 million from sale of the multifamily assets and securities portfolio, a valuation of redeemable operating partnership units at an implied price, the exclusion of accounting adjustments, estimated calendar year 2014 cost savings of $18 million, $38 million in transaction costs, and a liquidity event fee of $12 million. This analysis indicated the following exchange ratio ranges (with amounts in dollars rounded to the nearest $0.10):

Inland Diversified Implied Per Share Equity Value Reference Range (Standalone)	Inland Diversified Implied Per Share Equity Value Reference Range (with 41% Cost Savings)	Inland Diversified Implied Per Share Equity Value Reference Range (with 100% Cost Savings)	Kite Realty Implied Per Share Equity Value Reference Range
$8.40 - $9.90	$9.20 - $10.60	$10.00 - $11.50	$5.80 - $7.10

Implied Exchange Ratio (Standalone)	Implied Exchange Ratio (with 41% Cost Savings)	Implied Exchange Ratio (with 100% Cost Savings)	Merger Exchange Ratio
1.18x - 1.71x	1.30x - 1.83x	1.41x - 1.98x	1.650x - 1.707x

Contribution Analysis

        The Advisors also reviewed and considered the relative contributions of Kite Realty and Inland Diversified to the estimated calendar year 2014 net operating income, estimated calendar year 2014 EBITDA, estimated calendar year 2014 EBITDA with 41% Cost Savings, and estimated calendar year 2014 EBITDA with 100% Cost Savings, with such analyses indicating an implied exchange ratio range as follows:

Implied Exchange Ratio Range	Merger Exchange Ratio
1.4485x - 1.8388x	1.650x - 1.707x

Other Factors

        In rendering its opinion, the Advisors also reviewed and considered other factors, including:

  •
  A pro forma capitalization analysis of the impact of the merger on (i) the market value of the common equity of Kite Realty and Inland Diversified, (ii) total debt of Kite Realty and Inland Diversified, (iii) net debt of Kite Realty and Inland Diversified, (iv) total enterprise value of Kite Realty and Inland Diversified, and (v) 2014 estimated EBITDA of Kite Realty and Inland Diversified; and

  •
  an accretion/dilution analysis, using financial projections and estimates of cost savings resulting from the transaction provided by the managements of Kite Realty and Inland Diversified as adjusted by the management of Kite Realty, in which the Advisors calculated the accretion/dilution of FFO and AFFO per share of Kite Realty common shares as estimated for the six-month period ending on December 31, 2014 and for calendar year 2015, excluding any potential accounting adjustments that may be applied after the merger.

Miscellaneous—General

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by the Advisors to the Kite Realty Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by the Advisors in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. The Advisors believe that the analyses summarized above must be considered as a whole. The Advisors further believe that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses and opinions of the Advisors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, the Advisors considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kite Realty and Inland Diversified. The estimates of the future performance of Kite Realty and Inland Diversified in or underlying the analyses of the Advisors are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by the analyses of the Advisors. These analyses were prepared solely as part of the analysis, in the case of BofA Merrill Lynch, of the fairness, from a financial point of view, of the exchange ratio provided for in the merger, to Kite Realty, and in the case of Barclays, of the fairness, from a financial point of view, of the exchange ratio to be paid by Kite Realty in the merger, to Kite Realty, and these analyses were provided to the Kite Realty Board in connection with the delivery of each of BofA Merrill Lynch's and Barclays' opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's or Barclays' view of the actual values of Kite Realty or Inland Diversified.

Miscellaneous—BofA Merrill Lynch

        The type and amount of consideration payable in the merger was determined through negotiations between Kite Realty and Inland Diversified, rather than by any financial advisor, and was approved by the Kite Realty Board. The decision to enter into the merger agreement was solely that of the Kite Realty Board. As described above, the opinion and analyses of BofA Merrill Lynch were only one of many factors considered by the Kite Realty Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Kite Realty Board or management with respect to the merger or the exchange ratio.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals.

        In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Kite Realty, Inland Diversified, and certain of their respective affiliates.

        As compensation for its services in connection with the proposed merger, Kite Realty paid BofA Merrill Lynch a fee of $1.0 million upon the delivery of BofA Merrill Lynch's opinion and a fee of $5.0 million will be payable upon completion of the merger against which the amounts paid for the opinion will be credited. Kite Realty also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Kite Realty and have received or in the future may receive compensation for the rendering of these services, including (i) having acted having acted as underwriter or agent for various equity offerings of Kite Realty and certain of its affiliates, (ii) having acted or acting as arranger, book runner, and syndication agent for, and lender under, certain credit facilities, letters of credit and other loans for Kite Realty and certain of its affiliates and (iii) having provided or providing certain treasury and management services and products to Kite Realty. In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Inland Diversified and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, arranger and syndication agent for, and lender under, certain term loans, letters of credit and other loans for Inland Diversified and certain of its affiliates and (ii) having provided or providing certain treasury and management services and products to Inland Diversified.

Miscellaneous—Barclays

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Kite Realty selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed merger.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Kite Realty and Inland Diversified for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        As compensation for its services in connection with the merger, Kite Realty paid Barclays a fee of $1.0 million upon the delivery of Barclays' opinion and a fee of $5.0 million will be payable upon completion of the merger against which the amounts paid for the opinion will be credited. In addition, Kite Realty has agreed to reimburse Barclays for expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Kite Realty and the rendering of Barclays' opinion.

        Barclays has performed various investment banking and financial services for Kite Realty, Inland Diversified, and certain of their affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays acted as joint bookrunner on Kite Realty's equity offering in November 2013.

Opinion of Inland Diversified's Financial Advisor

        Inland Diversified retained Wells Fargo Securities to act as Inland Diversified's financial advisor in connection with the merger. As part of Wells Fargo Securities' engagement, the Inland Diversified Special Committee requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, to Inland Diversified stockholders (other than Kite Realty, Merger Sub and their respective affiliates) of the exchange ratio provided for pursuant to the merger agreement. On February 9, 2014, at a meeting of the Inland Diversified Special Committee held to evaluate the merger, Wells Fargo Securities rendered to the Inland Diversified Special Committee an oral opinion, confirmed by delivery of a written opinion dated February 9, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Inland Diversified stockholders (other than Kite Realty, Merger Sub and their respective affiliates).

        The full text of Wells Fargo Securities' written opinion, dated February 9, 2014, to the Inland Diversified Special Committee is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the Inland Diversified Special Committee (in its capacity as such) for its information and use in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger or any related transactions. Wells Fargo Securities' opinion did not address the merits of the underlying decision by Inland Diversified to enter into the merger agreement or the relative merits of the merger or any related transactions compared with other business strategies or transactions available or that have been or might be considered by the management of Inland Diversified, the Inland Diversified Special Committee or the Inland Diversified Board or in which Inland Diversified might engage. Under the terms of its engagement, Wells Fargo Securities has acted as an independent contractor, not as an agent or fiduciary. Wells Fargo Securities' opinion does not constitute a recommendation to the Inland Diversified Special Committee or the Inland Diversified Board or any other person or entity in respect of the merger or any related transactions, including as to how any Inland Diversified stockholder should vote or act in connection with the merger, any related transactions or any other matters.

        The terms of the merger were determined through negotiations between Inland Diversified and Kite Realty, rather than by any financial advisor, and the decision to enter into the merger agreement was solely that of the Inland Diversified Special Committee and the Inland Diversified Board. Wells Fargo Securities did not recommend any specific form of consideration to the Inland Diversified Special Committee and the Inland Diversified Board or that any specific form of consideration constituted the only appropriate consideration for the merger. The opinion was only one of many factors considered by the Inland Diversified Special Committee and the Inland Diversified Board in their evaluation of the merger and should not be viewed as determinative of the views of the management of Inland Diversified, the Inland Diversified Special Committee or the Inland Diversified Board or any other party with respect to the merger or the consideration payable in the merger.

        In arriving at its opinion, Wells Fargo Securities, among other things:

  •
  reviewed a draft, dated February 9, 2014, of the merger agreement, including the financial terms thereof;

  •
  reviewed certain publicly available business, financial and other information regarding Inland Diversified and Kite Realty, including information set forth in their respective annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2010, 2011 and 2012, draft annual report on Form 10-K for the fiscal year ended December 31, 2013, and quarterly reports on Form 10-Q for the period ended September 30, 2013;

  •
  reviewed certain other business and financial information regarding Inland Diversified and Kite Realty furnished to Wells Fargo Securities by and discussed with the managements of Inland Diversified and Kite Realty, including financial forecasts and estimates relating to Inland Diversified for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Inland Diversified and financial forecasts and estimates relating to Kite

    Realty for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Kite Realty;

  •
  discussed with the managements of Inland Diversified and Kite Realty the operations and prospects of Inland Diversified and Kite Realty, including the historical financial performance and trends in the results of operations of Inland Diversified and Kite Realty;

  •
  discussed with the managements of Inland Diversified and Kite Realty the strategic rationale for the merger and financial and strategic benefits anticipated by the managements of Inland Diversified and Kite Realty to result from the merger;

  •
  participated in discussions and negotiations among representatives of Inland Diversified, Kite Realty and their respective advisors regarding the proposed merger;

  •
  reviewed reported prices and trading activity for Kite Realty common shares;

  •
  analyzed the estimated net asset value of each of Inland Diversified's and Kite Realty's real estate portfolios and other assets based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Inland Diversified and Kite Realty;

  •
  compared certain financial data of Inland Diversified and Kite Realty with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating Inland Diversified and Kite Realty;

  •
  analyzed the estimated present value of the future dividends per share of Inland Diversified and Kite Realty based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Inland Diversified and Kite Realty; and

  •
  considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as Wells Fargo Securities deemed relevant.

        In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and assumed no responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of Inland Diversified and Kite Realty that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to Inland Diversified and Kite Realty utilized in Wells Fargo Securities' analyses, Wells Fargo Securities was advised by the respective managements of Inland Diversified and Kite Realty and, at the direction of the Inland Diversified Special Committee, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions as to the future financial performance of Inland Diversified and Kite Realty, as the case may be, the potential pro forma financial effects of, and potential synergies that may result from, the merger and related transactions and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities' analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there were no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Inland Diversified or Kite Realty since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities. Wells Fargo Securities relied, at the direction of the Inland Diversified Special Committee, upon the assessments of the managements of Inland Diversified and Kite Realty as to (i) the potential impact on Inland Diversified and Kite Realty of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and (ii) the ability to integrate the businesses of Inland Diversified and Kite Realty. Wells Fargo Securities also has relied, at the direction of the Inland Diversified Special Committee, upon the assessments of the management of Inland Diversified as to matters relating to the net-lease transactions, including with respect to the expected timing of closings thereof and the estimated amount and use of the net proceeds therefrom. Wells Fargo Securities assumed, with the Inland Diversified Special Committee's consent, that there would be no developments with respect to any of the foregoing, or any adjustment to the exchange ratio, that would in any respect be meaningful to its analyses or opinion.

        In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of Inland Diversified, Kite Realty or any other entity and it did not make, and was not provided with, any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Inland Diversified, Kite Realty or any other entity. Wells Fargo Securities also did not evaluate the solvency or fair value of Inland Diversified, Kite Realty or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

        In rendering its opinion, Wells Fargo Securities assumed, at the direction of the Inland Diversified Special Committee, that the final form of the merger agreement, when signed by the parties thereto, would not differ from the draft merger agreement reviewed by Wells Fargo Securities in any respect meaningful to its analyses or opinion, that the merger and related transactions would be consummated in accordance with the terms described in the merger agreement and in compliance with all applicable laws and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the merger and related transactions, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on Inland Diversified, Kite Realty, the merger or related transactions. Wells Fargo Securities also assumed, at the direction of the Inland Diversified Special Committee, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Wells Fargo Securities was advised that each of Inland Diversified and Kite Realty has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and further assumed, at the direction of the Inland Diversified Special Committee, that the merger and related transactions would not adversely affect such status or operations.

        Wells Fargo Securities did not express any opinion as to what the value of Kite Realty common shares actually would be when issued pursuant to the merger or the prices at which Kite Realty common shares or Inland Diversified common stock would trade at any time. Wells Fargo Securities' opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of its opinion. Wells Fargo Securities noted for the Inland Diversified Special Committee that the credit, financial and stock markets have experienced significant volatility and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on Inland Diversified, Kite Realty, the merger or related transactions. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw Wells Fargo Securities' opinion or otherwise comment on or consider any such events occurring or coming to its attention after the date of its opinion.

        Wells Fargo Securities' opinion only addressed the fairness, from a financial point of view and as of the date of its opinion, to holders of Inland Diversified common stock (other than Kite Realty, Merger Sub and their respective affiliates) of the exchange ratio provided for pursuant to the merger agreement to the extent expressly specified in its opinion, and did not address any other terms, aspects or implications of the merger or any related transactions, including, without limitation, the form or structure of the merger, the net-lease transactions or any other agreement, arrangement or understanding entered into in connection with or contemplated by the merger, any related transactions or otherwise. In addition, Wells Fargo Securities' opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger or related transactions, or class of such persons, relative to the exchange ratio or otherwise. Wells Fargo Securities also did not express any view or opinion with respect to, and with the Inland Diversified Special Committee's consent relied upon the assessments of representatives of Inland Diversified regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that Inland Diversified obtained such advice as it deemed necessary from qualified professionals. Except as described in this summary, Inland Diversified imposed no other instructions or limitations on Wells Fargo Securities with respect to the investigations made or procedures followed by Wells Fargo Securities in rendering its opinion.

        In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to Inland Diversified common stock or Kite Realty common shares but rather made its determinations as to the fairness, from a financial point of view, of the exchange ratio on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

        In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company or transaction is identical to Inland Diversified, Kite Realty or the merger and an evaluation of Wells Fargo Securities' analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies reviewed.

        In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Inland Diversified, Kite Realty or any other parties to the merger. None of Inland Diversified, Kite Realty, Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

        The following is a summary of the material financial analyses provided on February 9, 2014 to the Inland Diversified Special Committee by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. For purposes of the analyses described below, Wells Fargo Securities evaluated Inland Diversified (and calculated implied per share equity value reference ranges for Inland Diversified) after giving effect to the net-lease transactions, including, based on internal estimates of Inland Diversified's management, the use of the estimated net proceeds from such sale for reinvestment in a like-kind exchange, repayment of Inland Diversified's outstanding credit facility balance and payment of a special dividend as of January 1, 2014. In calculating implied exchange ratio reference ranges from the analyses described below, Wells Fargo Securities (i) compared the low-end of the approximate implied per share equity value reference ranges for Inland Diversified to the high-end of the approximate implied per share equity value reference ranges for Kite Realty in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) compared the high-end of the approximate implied per share equity value reference ranges for Inland Diversified to the low-end of the approximate implied per share equity value reference ranges for Kite Realty in order to calculate the high-end of the implied exchange ratio reference ranges. References in the summary below to the term "exchange ratio" refer to the exchange ratio provided for in the merger as of the date of Wells Fargo Securities' opinion of 1.707x.

        Net Asset Value Analyses.     Wells Fargo Securities performed a net asset value analysis of each of Inland Diversified and Kite Realty utilizing financial information and other data reflected on Inland Diversified's and Kite Realty's respective balance sheets as of December 31, 2013, Inland Diversified's and Kite Realty's public filings, and internal estimates of, and other financial information and data provided by, the respective managements of Inland Diversified and Kite Realty. Wells Fargo Securities derived estimated aggregate net asset value ranges for Inland Diversified and Kite Realty based on the estimated net value of their respective income-producing properties, other tangible real estate assets and non-real estate assets and other investments less the aggregate amount of Inland Diversified's and Kite Realty's respective tangible liabilities and less, in the case of Kite Realty, the aggregate liquidation preference of its outstanding preferred stock. Wells Fargo Securities calculated the estimated net asset value of income-producing properties on an asset-by-asset basis by applying to the calendar year 2014 estimated cash net operating income of such properties weighted-average nominal capitalization rates ranging from 6.37% to 6.87% in the case of Inland Diversified and 6.33% to 6.83% in the case of Kite Realty depending on, among other factors, asset quality, tenant roster, location, current occupancy levels and lease maturity profiles. An implied per share equity value reference range for Inland Diversified was calculated by dividing the implied net asset value range derived for Inland Diversified from such analysis by the number of outstanding shares of Inland Diversified common stock as of December 31, 2013. An implied per share equity value reference range for Kite Realty was calculated by dividing the implied net asset value range derived for Kite Realty from such analysis by the number of outstanding Kite Realty common shares and operating partnership units of Kite Realty as of December 31, 2013. This analysis indicated approximate implied per share equity value reference ranges for Inland Diversified common stock of $9.76 to $11.08 and for Kite Realty common shares of $5.71 to $6.80.

        Based on the approximate implied per share equity value reference ranges for Inland Diversified common stock and Kite Realty common shares described above, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.4353x - 1.9405x	1.707x

         Selected Public Companies Analyses.     Wells Fargo Securities reviewed and compared financial and operating data relating to Inland Diversified and the following eight selected publicly traded real estate investment trusts, referred to below as the Inland Diversified selected REITs:

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  Cedar Realty Trust, Inc.

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  Excel Trust, Inc.

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  Inland Real Estate Corporation

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  Kite Realty

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  Ramco-Gershenson Properties Trust

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  Retail Opportunity Investments Corp.

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  Retail Properties of America, Inc.

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  Weingarten Realty Investors

        Wells Fargo Securities also reviewed and compared financial and operating data relating to Kite Realty with the same selected publicly traded real estate investment trusts (excluding Kite Realty) noted above, referred to below as the Kite Realty selected REITs. The Inland Diversified selected REITs and the Kite Realty selected REITs are collectively referred to below as the selected REITs.

        Wells Fargo Securities reviewed equity values (including operating partnership units) of the selected REITs, based on closing stock prices on February 7, 2014, as multiples of calendar year 2014 estimated funds from operations, referred to as FFO per share, and estimated FFO as adjusted for certain items, including primarily straight-line rent revenues, above market and below market lease amortization, non-cash employee compensation and recurring capital expenditures, referred to as AFFO per share. The overall low to high calendar year 2014 estimated FFO per share and AFFO per share multiples observed for the selected REITs were 10.6x to 16.4x, respectively (with a mean of 12.9x and a median of 12.4x for the Inland Diversified selected REITs and a mean of 13.0x and a median of 12.6x for the Kite Realty selected REITs), and 13.3x to 20.2x, respectively (with a mean of 15.9x and a median of 15.4x for the Inland Diversified selected REITs and a mean of 16.0x and a median of 15.3x for the Kite Realty selected REITs). Wells Fargo Securities then applied selected ranges of calendar year 2014 estimated FFO per share and AFFO per share multiples of 11.5x to 13.0x and 14.5x to 16.0x, respectively, derived from the Inland Diversified selected REITs to corresponding data of Inland Diversified and applied selected ranges of calendar year 2014 estimated FFO per share and AFFO per share multiples of 12.0x to 13.5x and 15.0x to 16.5x, respectively, derived from the Kite Realty selected REITs to corresponding data of Kite Realty. Estimated financial data of the selected REITs was based on public filings and other publicly available information. Estimated financial data of Inland Diversified and Kite Realty was based on internal estimates of the respective managements of Inland Diversified and Kite Realty. This analysis indicated approximate implied per share equity value reference ranges for Inland Diversified common stock based on calendar year 2014 estimated FFO per share and AFFO per share of $8.93 to $9.91 and $10.27 to $11.18, respectively, and approximate implied per share equity value reference ranges for Kite Realty common shares based on calendar year 2014 estimated FFO per share and AFFO per share of $5.99 to $6.73 and $6.63 to $7.30, respectively.

        Based on the approximate implied per share equity value reference ranges for Inland Diversified common stock and Kite Realty common shares described above, Wells Fargo Securities calculated the following implied exchange ratio reference ranges, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:
Exchange Ratio
CY2014E FFO	CY2014E AFFO
1.3259x - 1.6549x	1.4071x - 1.6856x	1.707x

        Dividend Discount Analyses.     Wells Fargo Securities performed dividend discount analyses of Inland Diversified and Kite Realty to calculate a range of implied present values of the dividends that each of Inland Diversified and Kite Realty was forecasted to distribute during the fiscal years ending December 31, 2014 through December 31, 2016 based on internal estimates of the respective managements of Inland Diversified and Kite Realty. Wells Fargo Securities derived implied terminal values by applying to the estimated forward-year FFO of Inland Diversified for the fiscal year ending December 31, 2017 a range of terminal FFO multiples of 11.5x to 13.0x and to the estimated forward-year FFO of Kite Realty for the fiscal year ending December 31, 2017 a range of terminal FFO multiples of 12.0x to 13.5x. Present values (as of January 1, 2014) of dividends and terminal values were then calculated by Wells Fargo Securities using a discount rate range of 10.0% to 12.0%. This analysis indicated approximate implied per share equity value reference ranges for Inland Diversified common stock of $9.37 to $10.65 and for Kite Realty common shares of $6.20 to $7.20.

        Based on the approximate implied per share equity value reference ranges for Inland Diversified common stock and Kite Realty common shares described above, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.3019x - 1.7170x	1.707x

        Other Information.    Wells Fargo Securities observed certain additional factors that were not considered part of Wells Fargo Securities' financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

  •
  publicly available Wall Street research analysts' reports relating to Kite Realty, which indicated stock price targets for Kite Realty common shares of $6.50 per share to $7.50 per share; and

  •
  the potential pro forma financial impact of the merger, based on internal estimates of the managements of Inland Diversified and Kite Realty, on Kite Realty's calendar years 2014 and 2015 estimated FFO per share and AFFO per share excluding any potential accounting adjustments that may be applied after the merger and after giving effect to, among other things, estimated synergies anticipated by the managements of Inland Diversified and Kite Realty to result from the merger and certain asset sales.

Miscellaneous

        Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Inland Diversified selected Wells Fargo Securities to act as its financial advisor because of its qualifications, reputation and experience generally and particularly in the real estate industry and its familiarity with Inland Diversified and its business. The issuance of Wells Fargo Securities' opinion was approved by an authorized committee of Wells Fargo Securities.

        Inland Diversified has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $11.5 million for its services in connection with the merger and the net-lease transactions, portions of which were payable in connection with Wells Fargo Securities' engagement and Inland Diversified's strategic alternatives review, a portion of which was payable upon delivery of its opinion, portions of which are payable in connection with each closing of the net-lease transactions, and approximately $6 million of which is contingent upon consummation of the merger. Inland Diversified also has agreed to reimburse certain of Wells Fargo Securities' expenses, including fees and disbursements of Wells Fargo Securities' counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Wells Fargo Securities' engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. Wells Fargo Securities and its affiliates in the past have provided, currently are providing, and in the future may provide banking and other financial services to Inland Diversified, Kite Realty and their respective affiliates for which Wells Fargo Securities and its affiliates have received and expect to receive fees, including having acted or currently acting as (i) financial advisor for Inland Diversified in connection with the net-lease transactions, (ii) lender under, and as syndication agent, co-documentation agent, joint bookrunner and/or joint lead arranger for, certain credit facilities of Kite Realty OP and (iii) managing underwriter and bookrunner in connection with certain equity offerings of Kite Realty. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Inland Diversified, Kite Realty and their respective affiliates for Wells Fargo Securities' and its affiliates' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Certain Kite Realty Unaudited Prospective Financial Information

        Kite Realty does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Kite Realty is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to the Kite Realty Board and the Inland Diversified Board in connection with the evaluation of the merger. This information also was provided to Kite Realty's and Inland Diversified's respective financial advisors. The inclusion of this information should not be regarded as an indication that any of Kite Realty, Inland Diversified, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. It also was prepared on a standalone basis for Kite Realty, without regard to the impact of the merger on Kite Realty. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings "Risk Factors—Risk Factors Relating to the Merger" beginning on page [    •    ] and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page [    •    ] and the risks described in the periodic reports filed by Kite Realty with the SEC, which reports can be found as described under the heading "Where You Can Find More Information" beginning on page [    •    ]. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Kite Realty's historical GAAP financial statements. Neither Kite Realty's independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The report of Kite Realty's independent auditors contained in the Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this joint proxy statement/prospectus, relates to Kite Realty's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2014 through 2018 for Kite Realty on a standalone basis.

	2014	2015	2016	2017	2018
	(in millions)
EBITDA	$109	$122	$131	$134	$135
Funds from Operations (FFO)	$69	$76	$81	$85	$86
Adjusted Funds from Operations (AFFO)	$61	$67	$76	$81	$83

        Additionally, Kite Realty projected EBITDA of $135 million for the fiscal year ending 2019. For purposes of the unaudited prospective financial information presented herein, Earnings Before Interest Taxes Depreciation and Amortization, or EBITDA, is a non-GAAP financial performance measure composed of net income adjusted for acquisitions, dispositions, developments and large capital expenditures before interest expense, income taxes, depreciation, amortization, extraordinary gains and losses, discontinued operations and adjustments for Kite Realty's share of partnerships and joint ventures on the same basis. FFO is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts, which we refer to as NAREIT, and represents net income, computed in accordance with GAAP, excluding gains or losses from sales and impairments of depreciated property, less preferred dividends, plus depreciation and amortization, and after adjustments for third-party shares of appropriate items. AFFO is a non-GAAP financial performance measure that adjusts FFO for straight-line rents, amortization of in-place leases, gain or loss on the extinguishment of debt, tenant improvements, leasing costs, capital expenditure reserves and amortization of deferred financing costs.

        Inland Diversified and Kite Realty may calculate certain non-GAAP financial metrics including EBITDA, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Kite Realty and Inland Diversified may not be directly comparable to one another.

        In preparing the foregoing unaudited projected financial information, Kite Realty made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and tenant retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings "Risk Factors—Risk Factors Relating to the Merger" beginning on page [    •    ] and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page [    •    ] and the risks described in the periodic reports filed by Kite Realty with the SEC, which reports can be found as described under the heading "Where You Can Find More Information" beginning on

page [    •    ], all of which are difficult to predict and many of which are beyond the control of Kite Realty and/or Inland Diversified and will be beyond the control of the Combined Company. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

        In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Kite Realty management that Kite Realty management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the merger. Kite Realty shareholders and Inland Diversified stockholders are urged to review the most recent SEC filings of Kite Realty for a description of the reported and anticipated results of operations and financial condition and capital resources during 2013, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Kite Realty's Annual Report on Form 10-K for the year ended December 31, 2013, and any subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Kite Realty, Inland Diversified or any other person to any Kite Realty shareholder or any Inland Diversified stockholder regarding the ultimate performance of Kite Realty compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

        KITE REALTY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain Inland Diversified Unaudited Prospective Financial Information

        Inland Diversified does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Inland Diversified is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was prepared by Inland Diversified management and made available to the Inland Diversified Board and the Kite Realty Board in connection with the evaluation of the merger. This information was also provided to Inland Diversified's and Kite Realty's respective financial advisors. The inclusion of this information should not be regarded as an indication that any of Inland Diversified, Kite Realty, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. It also was prepared on a standalone basis for Inland Diversified, without regard to the impact of the merger on Inland Diversified. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Inland Diversified stockholders and Kite Realty shareholders are urged to review the SEC filings of Inland

Diversified for a description of risk factors with respect to the business of Inland Diversified, including, but not limited to, the risks described in Inland Diversified's most recent annual report filed with the SEC on Form 10-K which is attached hereto. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page [    •    ] and "Where You Can Find More Information" beginning on page [    •    ]. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

        Neither Inland Diversified's independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Inland Diversified's independent auditors contained in the Annual Report on Form 10-K for the year ended December 31, 2013, which is attached hereto, relates to Inland Diversified's historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

        The following table presents selected unaudited prospective financial information for Inland Diversified on a standalone basis (assuming the sale of the single-tenant, net-lease properties with the net proceeds utilized to repay the outstanding balance on Inland Diversified's credit facility and the remaining proceeds distributed to the Inland Diversified stockholders as a special dividend of $1.43 per share) for the fiscal years ending December 31, 2014 through 2017, which was subsequently adjusted downward by the management of Kite Realty and provided to Kite Realty's financial advisors for the purposes of their analyses described above under "The Merger—Opinions of Kite Realty's Financial Advisors":

	2014	2015	2016	2017
	(in millions)
EBITDA	$123	$134	$140	$146
Funds from Operations (FFO)	$77	$87	$92	$96
Adjusted Funds from Operations (AFFO)	$72	$82	$85	$90

        For purposes of the unaudited prospective financial information presented herein, EBITDA is a non-GAAP financial performance measure composed of net income (computed in accordance with GAAP) plus Inland Diversified's pro-rata share of interest expense, taxes and depreciation and amortization expense. FFO is a non-GAAP financial performance measure defined by NAREIT, and represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interests, asset impairment, gains or losses on disposition of real estate assets held for investment, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis. AFFO is a non-GAAP financial performance measure composed of FFO (as defined by NAREIT) less the net impact of straight-line rent, above/below market lease amortization, bad debt expense and capital costs including capital expenditures, tenant improvements and leasing commissions.

        Inland Diversified and Kite Realty may calculate certain non-GAAP financial metrics including EBITDA, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Inland Diversified and Kite Realty may not be directly comparable to one another.

        In preparing the foregoing projections, Inland Diversified made a number of assumptions and estimates regarding, among other things, future interest rates, the level of future investments by Inland Diversified and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by Inland Diversified, the ability to refinance certain of Inland Diversified's outstanding indebtedness and the terms of any such refinancing, future market rental rates, property occupancy, lease renewals and capital expenditures. Inland Diversified management believed these assumptions and estimates were reasonable at the time the unaudited prospective financial information was prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on pages [    •    ] and [    •    ], respectively, and in Inland Diversified's most recent annual report filed with the SEC on Form 10-K, which is attached hereto. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of Inland Diversified and/or Kite Realty and will be beyond the control of the Combined Company.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. The inclusion of the above information in this joint proxy statement/prospectus should not be regarded as an indication that Inland Diversified, Kite Realty or their respective officers, directors, affiliates, advisors or other representatives consider such information to be necessarily predictive of actual future events or ultimately achievable. There can be no assurance that the projected results or the underlying assumptions ultimately will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed. In addition, the above information does not give effect to the merger. None of Inland Diversified, Kite Realty or their respective officers, directors, affiliates, advisors or other representatives has made any representations regarding the performance of Inland Diversified compared to the information included in the above unaudited prospective financial information.

        Inland Diversified stockholders and Kite Realty shareholders are urged to review Inland Diversified's most recent SEC filings for a description of Inland Diversified's results of operations and financial condition and capital resources, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Inland Diversified's most recent annual report filed with the SEC on Form 10-K, which is attached hereto. See "Where You Can Find More Information" beginning on page [    •    ].

        INLAND DIVERSIFIED DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Trustees and Management of Kite Realty After the Merger

        Following the consummation of the merger, the Combined Company's board of trustees will consist of nine members, six of whom will be current trustees of Kite Realty and three of whom have been designated by Inland Diversified, subject to the trustees designated by Inland Diversified being "independent" based on the rules and regulations of the NYSE, applicable regulations promulgated by the SEC, and the standards set forth in Kite Realty's corporate governance guidelines, and not having been party to or involved in any legal proceedings or other events that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act.

The six continuing Kite Realty trustees will be John A. Kite, [    •    ], [    •    ], [    •    ], [    •    ] and [    •    ]. The three Inland Diversified designees to the Combined Company's board of trustees will be Lee A. Daniels, Gerald W. Grupe and Charles H. Wurtzebach, all of whom are current independent directors of Inland Diversified.

        Each of the executive officers of Kite Realty immediately prior to the effective time of the merger will continue as an executive officer of the Combined Company following the effective time of the merger. John A. Kite, Kite Realty's current chief executive officer and chairman of the board of trustees, will serve as chief executive officer and chairman of the board of trustees of the Combined Company, Thomas K. McGowan, Kite Realty's current president and chief operating officer, will serve as president and chief operating officer of the Combined Company, and Daniel R. Sink, Kite Realty's current executive vice president and chief financial officer, will serve as executive vice president and chief financial officer of the Combined Company.

Interests of Kite Realty's Trustees and Executive Officers in the Merger

        In considering the recommendation of the Kite Realty Board to approve the issuance of Kite Realty common shares to the stockholders of Inland Diversified pursuant to the merger agreement and the approval of the Kite Realty declaration of trust amendment to increase the number of authorized Kite Realty common shares, Kite Realty shareholders should be aware that certain trustees and executive officers of Kite Realty have certain interests in the merger that may be different from, or in addition to, the interests of Kite Realty shareholders generally, and which may create potential conflicts of interest. The Kite Realty Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and making its recommendation that Kite Realty shareholders approve the issuance of Kite Realty common shares to the Inland Diversified stockholders pursuant to the merger agreement and the approval of the Kite Realty declaration of trust amendment to increase the number of authorized Kite Realty common shares. These interests include those discussed below.

        Following the consummation of the merger, six of the current members of the Kite Realty Board will continue as members of the board of trustees of the Combined Company, including John A. Kite, who will continue to serve as Chairman of the Board of Trustees and Chief Executive Officer, [    •    ], [    •    ], [    •    ], [    •    ] and [    •    ]. In addition, Daniel R. Sink, Kite Realty's Executive Vice President and Chief Financial Officer, will serve as Executive Vice President and Chief Financial Officer of the Combined Company, and Thomas K. McGowan, Kite Realty's President and Chief Operating Officer, will serve as the President and Chief Operating Officer of the Combined Company.

        Certain Kite Realty executives, including John A. Kite, Daniel R. Sink and Thomas K. McGowan, are parties to employment agreements with Kite Realty, each of which provides for, among other things, severance payments and benefits upon a qualifying termination of employment without "cause" or for "good reason" upon or after a "change in control" (each as defined in the applicable employment agreement) of Kite Realty, and, pursuant to the terms of the applicable agreements, these Kite Realty executives are entitled to accelerated vesting of restricted share awards, share options and other equity-based awards upon such qualifying termination. The merger would constitute a "change in control" of Kite Realty for purposes of these employment agreements. However, on February 9, 2014, Kite Realty entered into waiver agreements with each of John A. Kite, Daniel R. Sink and Thomas K. McGowan, which waivers provide that (i) the merger will not constitute a "change in control" for purposes of each of their respective employment agreements, (ii) each of Messrs. Kite, Sink and McGowan consents to the exclusion of the merger from the list of events that constitute grounds for a termination of employment by the executive for "good reason," and (iii) none of Messrs. Kite, Sink and McGowan will have any right or entitlement to receive the severance payments or benefits or the accelerated vesting of their respective restricted share awards, share options or other equity-based awards to which they are otherwise entitled under their respective employment agreements upon termination of their respective employment with Kite Realty solely on account of the consummation of the merger during the one-year period following the merger. Therefore, as a result of such waivers, none of Kite Realty's executive officers is a party to an agreement with Kite Realty, or participates in any Kite Realty plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate to the consummation of the merger.

Interests of Inland Diversified's Directors and Executive Officers in the Merger

        In considering the recommendation of the Inland Diversified Board to approve the merger and the other transactions contemplated by the merger agreement, Inland Diversified stockholders should be aware that certain directors and executive officers of Inland Diversified have interests in the merger that may be different from, or in addition to, the interests of Inland Diversified stockholders generally, and which may create potential conflicts of interest. The Inland Diversified Board was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the other transactions contemplated thereby and making its recommendations that the Inland Diversified stockholders approve the merger and the other transactions contemplated thereby. These interests include those discussed below.

Combined Company Board Seats

        Immediately following the effective time of the merger, the Kite Realty Board will be increased to nine members, with six of the current Kite Realty trustees continuing as trustees of the Combined Company. The Kite Realty Board will fill the three vacancies on the newly expanded board of trustees of the Combined Company by immediately appointing Lee A. Daniels, Gerald W. Grupe and Charles H. Wurtzebach to the board of trustees, subject to the satisfaction by such individuals of the independence standards of the NYSE, the SEC and Kite Realty's corporation governance guidelines and certain additional requirements set forth in the merger agreement.

Affiliations with the Business Manager

        Pursuant to the Master Agreement, upon the closing of the merger the Business Manager is entitled to receive certain fees and expense reimbursements, including a one-time liquidity event fee and reimbursement of severance and retention bonuses paid to certain employees of the Business Manager. For additional information on these fees and expense reimbursements and the Master Agreement, see "Ancillary Agreements—Master Liquidity Event Agreement."

        In addition, concurrently with execution of the merger agreement, the Business Manager, The Inland Real Estate Group, Inc. and Kite Realty OP entered into a Transition Services Agreement pursuant to which the Business Manager will provide certain business management services for 60 days following the closing of the merger (with two 30-day renewal terms at Kite Realty's option) in order to assist in the transition of the business management of Inland Diversified's assets from the Business Manager to Kite Realty. Pursuant to the Transition Services Agreement, the Business Manager is entitled to receive (i) a one-time management fee of $1.36 million payable by Kite Realty OP upon the closing of the merger, and (ii) certain hourly fees for the various business services performed by the Business Manager at the request of Kite Realty OP, payable monthly by Kite Realty OP. For additional information on the Transition Services Agreement, see "Ancillary Agreements—Transition Services Agreement."

        Barry L. Lazarus, a member of the Inland Diversified Board and the President and Chief Operating Officer of Inland Diversified, and Steven T. Hippel, the Treasurer and Chief Financial Officer of Inland Diversified, also serve as executive officers of the Business Manager. Robert D. Parks, the chairman of the Inland Diversified Board, is an executive officer and a principal of The Inland

Group, Inc. and chairman of IREIC, the parent of the Business Manager. Brenda G. Gujral, a member of the Inland Diversified board of directors, is a director of IREIC and a vice president of the Business Manager. The Business Manager and IREIC are both indirect wholly-owned subsidiaries of The Inland Group, Inc.

Affiliations with the Property Managers

        Pursuant to the Master Agreement, the Property Managers are entitled to receive certain fees and expense reimbursements, including reimbursement of severance and retention bonuses paid to certain employees of the Property Managers, upon the closing of the merger. For additional information, see "Ancillary Agreements—Master Liquidity Event Agreement." In addition, concurrently with the execution of the merger agreement:

  •
  Kite Realty OP and Inland Diversified Real Estate Services LLC, one of the Property Managers, entered into a Management Agreement pursuant to which Inland Diversified Real Estate Services LLC will provide property management services with respect to the Inland Diversified retail properties for a period of 90 days following the closing of the merger (with automatic 30-day renewal periods until either party gives notice of non-renewal or Kite Realty terminates the agreement) in exchange for a market-based monthly management fee based on a percentage of the gross revenues of the properties under management; and

  •
  Kite Realty OP and Community Property Management Corp., an affiliate of the Business Manager, entered into Management Agreements pursuant to which Community Property Management Corp. will provide property management services with respect to each Inland Diversified multi-family property for a period of 90 days following the closing of the merger (with automatic 30-day renewal periods until either party gives notice of non-renewal) in exchange for a market-based monthly management fee based on a percentage of the gross revenues of the properties under management.

        Certain directors and officers of Inland Diversified are minority stockholders in the parent companies which indirectly own the Property Managers.

Consulting Arrangements

        In connection with the execution of the merger agreement, Barry L. Lazarus, a member of the Inland Diversified Board and the President and Chief Operating Officer of Inland Diversified, entered into an Interim Services and Consulting Agreement with Kite Realty, pursuant to which Mr. Lazarus will serve as a consultant to Kite Realty in connection with transition planning and other matters related to the closing of the merger. The Consulting Agreement provides that Kite Realty will pay Mr. Lazarus a lump-sum consulting fee, payable upon and subject to the closing of the merger. For additional information, see "Ancillary Agreements—Consulting Agreements."

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Other ($)	Total($)
Barry L. Lazarus(1)	$800,000	NA	NA	$800,000

(1)
In connection with the merger agreement, Barry L. Lazarus, the President and Chief Operating Officer of Inland Diversified, entered into an Interim Services and Consulting Agreement with Kite Realty. The Consulting Agreement provides that Mr. Lazarus will receive a lump-sum consulting fee of $800,000, payable upon, and subject to, the closing of the merger. In the event that Kite Realty terminates the Consulting Agreement prior to the closing of the merger other than for "cause" (as defined in the Consulting

  Agreement), Kite Realty will remain obligated to pay Mr. Lazarus the consulting fee that would otherwise be payable under the Consulting Agreement upon the closing of the merger. For additional information, see "Ancillary Agreements—Consulting Agreements."

Regulatory Approvals Required for the Merger

          Kite Realty and Inland Diversified are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the merger or the other transactions contemplated by the merger agreement.

U.S. Federal Income Tax Considerations

          The discussion below entitled "—Material U.S. Federal Income Tax Consequences of the Merger," summarizes the material federal income tax consequences of the merger for U.S. holders (as defined below) of Inland Diversified common stock.

          The discussion below entitled "—Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares," summarizes the material federal income tax consequences of owning Kite Realty common shares received in connection with the merger.

          This following discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated under the Code, referred to as the Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service, or the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, for example:

  •
  financial institutions;

  •
  pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

  •
  persons acting as nominees or otherwise not as beneficial owners;

  •
  insurance companies;

  •
  broker-dealers;

  •
  except to the extent described in the discussion below entitled "—Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares," tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold Kite Realty common shares or Inland Diversified common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

  •
  regulated investment companies;

  •
  REITs;

  •
  certain U.S. expatriates;

  •
  foreign (non-U.S.) governments;

  •
  except to the extent described in the discussion below entitled "—Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares," non-U.S. holders (as defined below);

  •
  U.S. holders whose "functional currency" is not the U.S. dollar;

  •
  persons who acquired their Kite Realty common shares or Inland Diversified common stock through the exercise of stock options or otherwise in connection with compensation;

  •
  persons who do not hold their Kite Realty common shares or Inland Diversified common stock as capital asset within the meaning of Section 1221 of the Code; and

  •
  for purposes of the discussion below entitled "Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares," persons subject to alternative minimum tax under the Code.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of Inland Diversified common stock or, after the effective time of the merger, Kite Realty common shares, as the case may be, that is:

  •
  an individual who is a citizen or resident of the United States for U.S. income tax purposes;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Inland Diversified common stock (or, following the merger, Kite Realty common shares), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

        This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

        THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER, TO HOLDING AND DISPOSING KITE REALTY COMMON SHARES, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF INLAND DIVERSIFIED COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP OF COMMON STOCK OF KITE REALTY, AND KITE REALTY'S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

 Material U.S. Federal Income Tax Consequences of the Merger

Tax Opinions from Counsel Regarding the Merger

        It is a condition to the completion of the merger that Hogan Lovells US LLP and Alston & Bird LLP each render an opinion to its client to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Kite Realty and Inland Diversified regarding factual matters, and covenants undertaken by Kite Realty and Inland Diversified. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

        Provided the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger will be as follows:

  •
  Inland Diversified will not recognize any gain or loss as a result of the merger.

  •
  A U.S. holder of Inland Diversified common stock will not recognize any gain or loss upon receipt of Kite Realty common shares in exchange for its Inland Diversified common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of the Inland Diversified common shares, as discussed below.

  •
  A U.S. holder will have an aggregate tax basis in the Kite Realty common shares it receives in the merger equal to the U.S. holder's aggregate tax basis in its Inland Diversified common stock surrendered pursuant to the merger, reduced by the portion of the U.S. holder's tax basis in its Inland Diversified common stock surrendered in the merger that is allocable to a fractional share of Kite Realty common shares. If a U.S. holder acquired any of its shares of Inland Diversified common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to Kite Realty common shares received in the merger. U.S. holders that hold multiple blocks of Inland Diversified common stock should consult their tax advisors regarding the proper allocation of their basis among Kite Realty common shares received in the merger under these Treasury Regulations.

  •
  The holding period of the Kite Realty common shares received by a U.S. holder in connection with the merger will include the holding period of the Inland Diversified common stock surrendered in connection with the merger.

  •
  Cash received by a U.S. holder in lieu of a fractional share of Kite Realty common shares in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Kite Realty, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder's tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Merger to Inland Diversified and Inland Diversified Stockholders if the Merger Does Not Qualify as a Reorganization

        If the merger were to fail to qualify as a reorganization, then an Inland Diversified stockholder generally would recognize gain or loss, as applicable, equal to the difference between:

  •
  the sum of the fair market value of the Kite Realty common shares and cash in lieu of fractional shares of Kite Realty common shares received by the Inland Diversified stockholder in the merger; and

  •
  the Inland Diversified stockholder's adjusted tax basis in its Inland Diversified common stock.

        If the merger fails to qualify as a reorganization, so long as Inland Diversified qualified as a REIT at the time of the merger, Inland Diversified generally would not incur a U.S. federal income tax liability so long as Inland Diversified has made distributions (which would be deemed to include for this purpose the fair market value of the Kite Realty common shares issued pursuant to the merger) to Inland Diversified shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to Kite Realty. In the event that such distributions were not sufficient to eliminate all of Inland Diversified's tax liability as a result of the deemed sale of its assets to Kite Realty, Kite Realty would be liable for any remaining tax owed by Inland Diversified as a result of the merger.

        If the merger fails to qualify as a reorganization and Inland Diversified did not qualify as a REIT at the time of the merger, Inland Diversified would generally recognize gain or loss on the deemed transfer of its assets to Kite Realty, and Kite Realty, as its successor, could incur a very significant current tax liability and may be unable to qualify as a REIT.

        The balance of this discussion assumes, unless indicated otherwise, that the merger will qualify as a reorganization.

Backup Withholding

        Certain U.S. holders of Inland Diversified common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the merger. Backup withholding generally will not apply, however, to a U.S. holder of Inland Diversified common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder's U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinion from Counsel Regarding REIT Qualification of Kite Realty

        It is a condition to the obligation of Inland Diversified to complete the merger that Inland Diversified receive an opinion of Hogan Lovells US LLP (or other counsel reasonably acceptable to Inland Diversified) to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, Kite Realty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its past, current and intended future organization and operations will permit Kite Realty to qualify for taxation as a REIT under the Code for its taxable year that includes the effective time of the merger and thereafter. The opinion of Hogan Lovells US LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Kite Realty and Inland Diversified regarding factual matters (including those contained in tax representation letters provided by Kite Realty and Inland Diversified), and covenants undertaken by Kite Realty and Inland Diversified, relating to the organization and operation of Inland Diversified and its subsidiaries and Kite Realty and its subsidiaries.

        This opinion will not be binding on the IRS or the courts. Kite Realty intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of Kite Realty to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Kite Realty, there can be no assurance that the actual operating results of Kite Realty will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Opinion from Counsel Regarding REIT Qualification of Inland Diversified

        It is a condition to the obligation of Kite Realty to complete the merger that Kite Realty receive an opinion of Alston & Bird LLP (or other counsel reasonably acceptable to Kite Realty) to the effect that for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the merger, Inland Diversified has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Aston & Bird LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Inland Diversified regarding factual matters (including those contained in tax representation letters provided by Inland Diversified), and covenants undertaken by Inland Diversified, relating to the organization and operation of Inland Diversified and its subsidiaries.

        This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Inland Diversified to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Inland Diversified will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from Inland Diversified

        As the successor by merger to Inland Diversified, Kite Realty would be liable for other unpaid taxes, including penalties and interest (if any), of Inland Diversified. Moreover, if Inland Diversified were to incur tax liabilities as a result of the failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, Kite Realty would succeed to those tax liabilities as a result of the merger. See "—U.S. Federal Income Tax Consequences of the Merger to Inland Diversified and Inland Diversified Stockholders if the Merger Does Not Qualify as a Reorganization" above.

        In addition, if Inland Diversified loses its REIT status for a taxable year before the merger, Kite Realty would face the following tax consequences:

  •
  unless it is entitled to relief under applicable statutory provisions, Kite Realty, as the "successor" trust to Inland Diversified, could not elect to be taxed as a REIT until the fifth taxable year following the year during which Inland Diversified was disqualified;

  •
  Kite Realty, as the successor by merger to Inland Diversified, would be subject to any corporate income tax liabilities of Inland Diversified, including penalties and interest;

  •
  assuming that Kite Realty maintained its REIT qualification, Kite Realty would be subject to tax on the built-in gain on each asset of Inland Diversified existing at the time of the merger if Kite

    Realty were to dispose of the Inland Diversified asset for up to ten years following the merger; and

  •
  assuming that Kite Realty otherwise maintained its REIT qualification, Kite Realty would succeed to any earnings and profits accumulated by Inland Diversified for taxable periods that it did not qualify as a REIT, and Kite Realty would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits.

        Finally, if there is an adjustment to Inland Diversified's taxable income or dividends paid deductions, Kite Realty could elect to use the deficiency dividend procedure in order to maintain Inland Diversified's REIT status. That deficiency dividend procedure could require Kite Realty to make significant distributions to its shareholders and to pay significant interest to the IRS.

Tax Liabilities and Attributes of Kite Realty

        If Kite Realty were to fail to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, Kite Realty would have to pay U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, Kite Realty would not be able to re-elect REIT status until at least the fifth taxable year after the first taxable year in which such failure occurred.

Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares

        As used in this discussion entitled "—Material U.S. Federal Income Tax Considerations Related to Kite Realty Common Shares," references to "our Company," "we" and "us" mean only Kite Realty Group Trust and not its subsidiaries or affiliates.

        Following is a discussion of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares (the "common shares" or the "shares").

        The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority is available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend on the shareholder's particular tax circumstances. You should consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common shares, our election to be taxed as a REIT for U.S. federal income tax purposes, and potential changes in applicable tax laws.

Taxation of Kite Realty as a REIT

General

        We elected to be taxed as a REIT commencing with our first taxable year ended December 31, 2004. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to shareholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification as a REIT under the Code. We believe that we are organized and have operated, and we intend to continue to operate, in a manner to qualify for taxation as a REIT under the Code. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future change in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code. See "—Failure to Qualify as a REIT."

        The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation

        For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates applicable to non-corporate shareholders. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to U.S. federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends they receive. Dividends received from REITs are generally not eligible for taxation at the preferential dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter "C" corporations, and corporate shareholders of a REIT are not eligible for the dividends received deduction. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a non-REIT "C" corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize.

        Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

  (1)
  We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  (2)
  We (or our shareholders) may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

  (3)
  If we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, such income will be subject to tax at the highest corporate rate.

  (4)
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  (5)
  If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

  (6)
  We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid, if we fail to make the required distributions by the end of a calendar year. The required distributions for each calendar year is equal to the sum of:

  •
  85% of our REIT ordinary income for the year;

  •
  95% of our REIT capital gain net income for the year other than capital gains we elect to retain and pay tax on as described below; and

  •
  any undistributed taxable income from prior taxable years.

  (7)
  We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries do not reflect arm's length terms.

  (8)
  If we acquire any assets from a non-REIT "C" corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the "built-in gain" with respect to those assets if we disposed of those assets within 10 years after they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT "C" corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

  (9)
  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a U.S. shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. shareholder in our common shares.

  (10)
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nevertheless maintain our REIT qualification because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to regular "C" corporations during periods when such assets would have caused us to fail the asset test.

  (11)
  If we fail to satisfy a requirement under the Code which would result in the loss of our REIT qualification, other than a failure to satisfy a gross income test or an asset test as described above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

  (12)
  If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

  (13)
  The earnings of any subsidiaries that are subchapter "C" corporations, including any TRS, are subject to U.S. federal corporate income tax.

        Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and/or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        The Code defines a "REIT" as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

  (3)
  that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

  (5)
  that is beneficially owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding shares or other beneficial interest of which is owned by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

  (7)
  that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

  (8)
  that uses a calendar year for U.S. federal income tax purposes;

  (9)
  that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

  (10)
  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

        The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

        We believe that we have been organized, have operated and have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our declaration of trust contain restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT unless we qualify for certain relief provisions described in the following paragraph.

        To monitor our compliance with condition (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. If we comply with the record-keeping requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We elected to be taxed as a REIT beginning with our first taxable year in 2004, and we have not succeeded to any earnings and profits of a "C" corporation. Therefore, we do not believe we had any undistributed non-REIT earnings and profits.

Effect of Subsidiary Entities

        Ownership of Interests in Partnerships and Limited Liability Companies.     In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

        We have included a brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies and their partners or members below in "—Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies." We have control of our operating partnership and substantially all of the subsidiary partnerships and limited liability companies in which our operating partnership has invested and intend to continue to operate them in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

         Ownership of Interests in Qualified REIT Subsidiaries.     We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below in "—Asset Tests Applicable to REITs."

        Ownership of Interests in Taxable REIT Subsidiaries.     A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain "straight debt" securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by one or more of our taxable REIT subsidiaries, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See "—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Qualified Dividend Income."

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiaries ensure that such taxable REIT subsidiaries will be subject to an appropriate level of U.S. federal income taxation. For example, taxable REIT subsidiaries are limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by our taxable REIT subsidiaries if the economic arrangements between us, our tenants and such taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.
        Kite Realty Holding, LLC and its respective subsidiaries that are corporations are referred to as corporate subsidiaries. Each of the corporate subsidiaries is taxable as a regular "C" corporation and has elected, together with us, to be treated as our taxable REIT subsidiary or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, we may elect, together with other corporations in which we may own directly or indirectly stock, for those corporations to be treated as our taxable REIT subsidiaries.

Gross Income Tests

        To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from investments relating to real property or mortgages on real property, including:

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  "rents from real property";

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

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  interest income derived from mortgage loans secured by real property; and

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  income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income in each taxable year (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

        Beginning with the Company's taxable year beginning on or after January 1, 2005, gross income from certain hedging transactions are excluded from gross income for purposes of the 95% gross income requirement.

        Similarly, gross income from certain hedging transactions entered into after July 30, 2008 is excluded from gross income for purposes of the 75% gross income test. See "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Hedging Transactions."

        Rents from Real Property.     Rents we receive will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property lease.

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  Second, we, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility or a qualified health care property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an "eligible independent contractor" (as described below) and certain other requirements are met;

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  Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

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  Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue or through a TRS. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. We anticipate that any services we provide directly to tenants will be "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants' convenience. We may provide a minimal amount of "non-customary" services to tenants of our properties, other than through an independent contractor, but we intend that our income from these services will not exceed 1% of our total gross income from the property. If the impermissible tenant services income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.

        We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our properties and believe that we have not provided services at levels that will cause us to fail to meet the income tests. We provide services and may provide access to third party service providers at some or all of our properties. Based upon our experience in the retail markets where the properties are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

        Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

        Interest Income.     "Interest" generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        Dividend Income.     Our share of any dividends received from Kite Realty Holding, LLC and from other corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from Kite Realty Holding, LLC or other such corporation to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

        Income from Hedging Transactions.     From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from "clearly identified" hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the 95% gross income test, and will not be treated as gross income for purposes of the 75% gross income test where such instrument was entered into after July 30, 2008. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test where such transaction was entered into after July 30, 2008 provided that the transaction is "clearly identified" before the close of the day on which it was acquired, originated or entered into. In general, for a hedging transaction to be "clearly identified," (a) it must be identified as a hedging transaction before the end of the day on which it is acquired or entered into, and (b) the items or risks being hedged must be identified "substantially contemporaneously" with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Income from Prohibited Transactions.     Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, effective for sales after July 30, 2008, we will not be treated as a dealer in real property with respect to a property that we sell for the purposes of the 100% tax if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year or (c) the fair market value of property sold during the year is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this "safe harbor." We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

        Income from Foreclosure Property.     We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

        Failure to Satisfy the Gross Income Tests.     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed above, under "—Taxation of Kite Realty as a REIT—General," even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

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  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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  rents paid to us by tenants leasing at least 25% of the net leasable space of the REIT's property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the TRS and the charge for the service is separately stated; or

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  the taxable REIT subsidiary's gross income from the service is not less than 150% of the taxable REIT subsidiary's direct cost of furnishing the service.

        While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm's-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests

        At the close of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a qualified REIT subsidiary or an equity interest in any entity treated as a partnership or otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

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  At least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, in some circumstances, stock or debt instruments purchased with new capital. For purposes of this test, real estate assets include interests in real property, such as land and buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

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  Not more than 25% of our total assets may be represented by securities other than those described in the first bullet above.

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  Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

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  Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries we may not own more than 10% of any one issuer's outstanding voting securities.

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  Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

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  For our tax years beginning before January 1, 2009, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. For our tax years beginning on or after January 1, 2009, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including (1) loans to individuals or estates; (2) obligations to pay rent from real property; (3) rental agreements described in Section 467 of the Code; (4) any security issued by other REITs; (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership

(other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, debt will meet the "straight debt" safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer's outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer's debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as "straight debt" solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

        Our operating partnership owns 100% of the interests of Kite Realty Holding, LLC. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in Kite Realty Holding, LLC equal to our proportionate share (by capital) of the operating partnership. Kite Realty Holding, LLC has elected, together with us, to be treated as our taxable REIT subsidiary. So long as Kite Realty Holding, LLC qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interests in our taxable REIT subsidiaries do not exceed, and believe that in the future it will not exceed, 25% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation.

        No independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might disagree with our determinations.

        Failure to Satisfy the Asset Tests.     The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests solely by reason of changes in the relative values of our assets (including, for tax years beginning after July 30, 2008, a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could include an increase in our interest in our operating partnership, the exercise by limited partners of their redemption right relating to units in the operating partnership or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

        The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to:

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  the sum of: (1) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain; and (2) 90% of our after tax net income, if any, from foreclosure property; minus

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  the sum of specified items of non-cash income.

        For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

        We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. In certain circumstances we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our shareholders. See "—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        In addition, if we were to recognize "built-in-gain" (as defined below) on the disposition of any assets acquired from a "C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. "Built-in-gain" is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

        We expect that our REIT taxable income (determined before our deduction for dividends paid) will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements.

        We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Record-Keeping Requirements

        We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

        If we fail to satisfy one or more requirements for REIT qualification other than gross income and asset tests that have specific savings clauses, we can avoid termination of our REIT qualification by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect.

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify for taxation as a REIT, we will not be required to make any distributions to shareholders, and any distributions that we make to shareholders will not be deductible by us. As a result, our failure to qualify for taxation as a REIT would significantly reduce the cash available for distributions by us to our shareholders. In addition, if we fail to qualify for taxation as a REIT, all distributions to shareholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals would receive qualified dividend income that would be taxed at capital gains rates, and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we would be entitled to any statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies

General

        Substantially all of our investments are owned indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are treated as partnerships or as disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for U.S. federal income tax purposes are "pass-through" entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their U.S. federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See "—Requirements for Qualification as a REIT—Effect of Subsidiary Entities—Ownership of Interests in Partnerships and Limited Liability Companies."

Entity Classification

        Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity and assert that such entity is an association taxable as a corporation for U.S. federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Requirements for Qualification as a REIT—Gross Income Tests," and "—Asset Tests." This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify as a REIT" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership's or a subsidiary partnership's or limited liability company's status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        We believe our operating partnership and each of our other partnerships and limited liability companies (other than our taxable REIT subsidiaries) will be treated for U.S. federal income tax purposes as a partnership or disregarded entity. Pursuant to Treasury regulations under Section 7701 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof."

        Our company and the operating partnership currently take the reporting position for U.S. federal income tax purposes that the operating partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. We and the operating partnership believe that the operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. The operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

        If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us in order for us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        If our operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see "—Requirements for Qualification as a

REIT—Asset Tests" above). In this event, the value of our shares could be materially adversely affected (see "—Failure to Qualify as a REIT" above).

Allocations of Partnership Income, Gain, Loss and Deduction

        The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed, or may agree in the future, to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

        If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

Tax Allocations with Respect to the Properties

        Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

        Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as "phantom income" and will be subject to the REIT distribution requirements described in "—Annual Distribution Requirements." Because we rely on our cash distributions from the operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See "—Requirements for Qualification as a REIT" and "—Annual Distribution Requirements." We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future. Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.

Taxation of U.S. Shareholders

Taxation of Taxable U.S. Shareholders

        This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, the term "U.S. shareholder" is a beneficial owner of our shares that is, for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

        Distributions Generally.     So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or "qualified dividend income" will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter "C" corporations.

        Capital Gain Dividends.     We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we properly designate as "capital gain dividends" will be taxable to our taxable U.S. shareholders as long-term capital gains without regard to the period for which the U.S. shareholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

        We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

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  a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%, and taxable to U.S. shareholders that are corporations at a maximum rate of 35%; or

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  an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

        Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares of our shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of Kite Realty as a REIT" and "—Requirements for Qualification as a REIT—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

        Qualified Dividend Income.     With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

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  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

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  the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a "C" corporation with respect to which the Company is required to pay U.S. federal income tax, over (ii) the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any of our taxable REIT subsidiaries, or (iii) a "qualifying foreign corporation," and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

        Passive Activity Losses and Investment Interest Limitations.     Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.

        Dispositions of Our Shares.     If a U.S. shareholder sells, redeems or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. In general, a U.S. shareholder's adjusted basis will equal the U.S. shareholder's acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

        In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of shares of our shares will be subject to a maximum U.S. federal income tax rate of 20%, if our shares are held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of the Company's shares that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. shareholders should consult with their own tax advisors with respect to their capital gain tax liability.

        Capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

        If a shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that we might undertake directly or indirectly.

        Medicare Tax on Unearned Income.     Certain U.S. shareholders that are individuals, estates or trusts are subject to a 3.8% tax on "net investment income," which includes, among other things, dividends on and gains from the sale or other disposition of our common shares. U.S. shareholders should consult their own tax advisors regarding this legislation.

        New Legislation Relating To Foreign Accounts.     Certain payments made after June 30, 2014 (i.e., on or after July 1, 2014) to "foreign financial institutions" in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of their common shares. See "—Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities."

Taxation of Tax-Exempt Shareholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of our shares is financed through a borrowing by the U.S. tax-exempt shareholder), (2) our shares are not otherwise used in an unrelated trade or business of a U.S. tax-exempt shareholder, and (3) we do not hold an asset that gives rise to "excess inclusion income," distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These shareholders should consult with their tax advisors concerning these set aside and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless:

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  either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

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  we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

        The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our declaration of trust, we do not expect to be classified as a "pension-held REIT," and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt shareholders.

Taxation of Non-U.S. Shareholders

        The following discussion addresses the rules governing U.S. federal income taxation of non-U.S. shareholders. For purposes of this summary, "non-U.S. shareholder" is a beneficial owner of our shares that is not a U.S. shareholder (as defined above under "—Taxation of Taxable U.S. Shareholders") or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

        Distributions Generally.     As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as either:

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  ordinary income dividends;

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  long-term capital gain; or

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  return of capital distributions.

        This discussion assumes that our shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

        Ordinary Income Dividends.     A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

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  not attributable to our net capital gain; or

  •
  the distribution is attributable to our net capital gain from the sale of U.S. Real Property Interests, or "USRPIs," and the non-U.S. shareholder owns 5% or less of the value of our common shares at all times during the one-year period ending on the date of the distribution.

        In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder's investment in our shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

        Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

  •
  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

  •
  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business.

        Return of Capital Distributions.     Unless (A) our shares constitute a USRPI, as described in "—Dispositions of Our Shares" below, or (B) either (1) the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder's proportionate share of our earnings and profits, and (2) the non-U.S. shareholder's basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the non-U.S. shareholder's share of our earnings and profits.

        Capital Gain Dividends.     A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

  •
  the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

  •
  the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. common shareholder owns more than 5% of the value of common shares at any point during the one-year period ending on the date on which the distribution is paid.

        Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:

  •
  the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

        Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of our shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. shareholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.

        Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

        Undistributed Capital Gain.     Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder's actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such undistributed capital gain.

        Dispositions of Our Shares.     Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, our shares will constitute a USRPI only if each of the following three statements is true:

  •
  Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

  •
  We are not a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded, we cannot guarantee that we are or will remain a domestically-controlled qualified investment entity; and

  •
  Either (a) our shares are not "regularly traded," as defined by applicable Treasury regulations, on an established securities market; or (b) our shares are "regularly traded" on an established securities market and the selling non-U.S. shareholder has held over 5% of our outstanding common shares any time during the five-year period ending on the date of the sale.

        Specific wash sales rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares of our shares during the 61-day period that begins 30 days prior to such ex-dividend date.

        If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders—Generally

        In general, information-reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments if:

  (1)
  the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

  (2)
  the IRS notifies the payer that the TIN furnished by the payee is incorrect;

  (3)
  there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

  (4)
  there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some shareholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders—Generally

        With certain exceptions, as a general matter, the information reporting and backup withholding requirements described above for a U.S. shareholder will apply to a non-U.S. stockholder with respect to distributions on, or the proceeds from the sale of, our common shares.

        Generally, non-U.S. shareholders can document their status (and thereby generally avoid backup withholding) by providing a proper IRS withholding certificate (such as the IRS Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities

        The Foreign Account Tax Compliance Act ("FATCA"), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

        On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a "foreign financial institution" that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a "foreign financial institution" and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

        Under delayed effective dates provided for in the final regulations and subsequent guidance, the required withholding does not begin until July 1, 2014 with respect to dividends on our stock, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our stock.

        If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Stockholders should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Consequences

State, Local and Foreign Taxes

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a shareholder's state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above.

Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our shares and depositary shares.

        A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to shareholders.

Tax Shelter Reporting

        If a holder of our common shares recognizes a loss as a result of a transaction with respect to our common shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Accounting Treatment

        Kite Realty prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

        Based on the fact that Kite Realty is the entity issuing the equity securities and that Kite Realty Board members and senior management will represent a majority of the board and senior management of the Combined Company, and based on other factors including the fact that the Combined Company will continue to use Kite Realty's NYSE listing and name and will continue to be traded on the NYSE under Kite Realty's ticker symbol after the merger, the fact that the Combined Company's headquarters will be located at Kite Realty's current headquarters in Indianapolis, Indiana, and the fact that the Combined Company will operate with Kite Realty's policies, people, systems, processes, controls, and strategy following the merger, Kite Realty is considered the acquirer for accounting purposes. Therefore, Kite Realty will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of Inland Diversified, and Kite Realty will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the merger.

 No Dissenters' or Appraisal Rights in the Merger

        Holders of Kite Realty common shares are not entitled to dissenters' or appraisal rights in connection with the merger because, among other things, the common shares of Kite Realty are listed on the NYSE.

        Holders of Inland Diversified common stock are not entitled to dissenters' or appraisal rights and may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, Inland Diversified's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the Inland Diversified Board, upon the affirmative vote of a majority of the board, shall determine that such rights apply. The Inland Diversified Board has made no such determination.

Exchange of Shares in the Merger

        Kite Realty has appointed Broadridge Financial Solutions, Inc., which we refer to as the exchange agent, to act as the exchange agent for the exchange of shares of Inland Diversified common stock for Kite Realty common shares. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send to each holder of record of Inland Diversified common stock at the effective time of the merger who holds shares of Inland Diversified common stock in certificated or book-entry form a letter of transmittal and instructions for effecting the exchange of Inland Diversified common stock certificates or book-entry shares for the merger consideration that the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, an Inland Diversified stockholder will receive any whole Kite Realty common shares that such holder is entitled to receive and cash in lieu of any fractional Kite Realty common shares such holder is entitled to receive under the merger agreement. After the effective time of the merger, Inland Diversified will not register any transfers of shares of Inland Diversified common stock.

        Kite Realty shareholders need not take any action with respect to their share certificates or book-entry shares.

Dividends

        Kite Realty currently pays a quarterly dividend on its common shares at an annualized rate of $0.24 per share and Inland Diversified currently pays a daily dividend on its shares of common stock, aggregated and paid monthly, at an annualized rate of $0.60 per share. Each of Kite Realty and Inland Diversified plan to continue its current dividend policy until the closing of the merger. In addition, the merger agreement permits Kite Realty to continue to pay regular dividends, aggregated and paid quarterly in accordance with past practice, at an annualized rate not to exceed $0.30 per common share, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement permits Inland Diversified to pay regular daily dividends, aggregated and paid monthly in accordance with past practice, at an annualized rate not to exceed $0.60 per share of common stock and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. In addition, the merger agreement permits Kite Realty to pay to its shareholders immediately prior to the effective time of the merger an additional dividend at an annualized rate not to exceed $0.30 per share if the last regular quarterly dividend paid by Kite Realty was paid more than 15 days prior to the closing date of the merger.

        Following the closing of the merger, Kite Realty expects to continue its current dividend policy for shareholders of the Combined Company, subject to the discretion of the Combined Company's board of trustees, which reserves the right to change the Combined Company's dividend policy at any time and for any reason. See "Risk Factors—Risks Related to an Investment in the Combined Company's

Common Shares—Following the merger, the Combined Company will not pay dividends at the rate currently paid by Inland Diversified and may not continue to pay dividends at or above the rate currently paid by Kite Realty" on page [    •    ].

Listing of Kite Realty Common Shares

        It is a condition to the completion of the merger that the Kite Realty common shares issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

Deregistration of Inland Diversified Common Stock

        If the merger is completed, Inland Diversified common stock will be deregistered under the Exchange Act, and Inland Diversified will no longer file periodic reports with the SEC.

 THE MERGER AGREEMENT

        This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a shareholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

        This summary may not contain all of the information about the merger agreement that is important to you. Kite Realty and Inland Diversified urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about Kite Realty or Inland Diversified. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of Kite Realty and Inland Diversified filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Kite Realty and Inland Diversified file with the SEC and the other information in this joint proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

        Kite Realty and Inland Diversified acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

 Form, Effective Time and Closing of the Merger

        The merger agreement provides for the combination of Inland Diversified and Kite Realty through the merger of Inland Diversified with and into Merger Sub, with Merger Sub surviving the merger upon the terms and subject to the conditions set forth in the merger agreement. The merger will become effective upon the date and at the time set forth in the articles of merger filed with the Maryland State Department of Assessments and Taxation.

        The merger agreement provides that the closing of the merger will take place on a date and at a time to be mutually agreed upon by Kite Realty, Merger Sub and Inland Diversified but in no event later than the third business day following the date on which the last of the conditions to closing of the merger (described below under "—Conditions to Completion of the Merger") have been satisfied or validly waived by the party entitled to the benefit of such condition (subject to applicable law and other than the conditions that by their terms are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or valid waiver of those conditions), except that Kite Realty may elect to delay the closing of the merger until the earlier of (i) the receipt of certain lender consents, or (ii) the outside date, which date will be automatically extended until the date that is 225 days after the closing of the sale by Inland Diversified of certain net-leased commercial real estate properties to Realty Income Corporation, if all conditions to closing have been satisfied by August 31, 2014 other than the redeployment of the proceeds of these property sale transactions to acquire replacement properties for purposes of Section 1031 of the Code, the subsequent approval of Kite Realty's shareholders and other conditions that by their nature are to be and are capable of being satisfied at closing.

        Immediately following the effectiveness of the merger, Kite Realty expects to convey its membership interest in Merger Sub to Kite Realty OP, the operating partnership of Kite Realty of which Kite Realty serves as sole general partner and which we refer to as Kite Realty OP, in exchange for the receipt by Kite Realty of a number of additional limited partnership units in Kite Realty OP equal to the number of Kite Realty common shares issued to the stockholders of Inland Diversified in connection with the merger. At such time, Merger Sub will become a wholly owned subsidiary of Kite Realty OP.

Organizational Documents of the Surviving Entity

        At the effective time of the merger and by virtue of the merger, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the effective time of the merger will be the certificate of formation and limited liability company agreement of the surviving entity, until thereafter amended in accordance with applicable law and the applicable provisions of such certificate of formation and limited liability company agreement.

Officers of the Surviving Entity

        From and after the effective time of the merger, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the effective time of the merger will be and remain the officers of the surviving entity.

Board of Trustees of the Combined Company

        The Kite Realty Board will take all action necessary to, upon and subject to the occurrence of the effective time of the merger, cause the Kite Realty Board to consist of nine trustees, with six current Kite Realty trustees, including John A. Kite, [    •    ], [    •    ], [    •    ], [    •    ] and [    •    ], continuing as directors of the Combined Company. The Kite Realty Board will fill the three vacancies on the Kite Realty Board by immediately appointing each of Lee A. Daniels, Gerald W. Grupe and Charles H. Wurtzebach, which members are referred to herein as the Inland Diversified designees, provided that each Inland Diversified designee must (i) meet the definition of "independent director" set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC; (ii) meet the independence standards set forth in Kite Realty's corporation governance guidelines; and (iii) not have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act. In the event that any such Inland Diversified designee does not satisfy the applicable independence requirements set forth in clauses (i), (ii), and (iii) above, then Kite Realty and Inland Diversified will work together in good faith to select qualified candidates in a number sufficient to result in a total of three designees of Inland Diversified to serve as trustees on the Kite Realty Board.

        The Inland Diversified designees will serve as trustees of Kite Realty until the next annual meeting of Kite Realty's shareholders and until their successors are duly elected and qualified in accordance with the organizational documents of Kite Realty. The Corporate Governance and Nominating Committee of the Kite Realty Board must consider in good faith the nomination for reelection of each of the Inland Diversified designees at each subsequent annual meeting of Kite Realty's shareholders through the 2015 annual meeting.

 Merger Consideration; Effects of the Merger

Merger Consideration

        At the effective time of the merger, each share of common stock of Inland Diversified outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive between 1.707 and 1.650 Kite Realty common shares, based on the volume-weighted average trading price of Kite Realty common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder meeting with respect to the approval of the merger and the other transactions contemplated by the merger agreement.

        If the average trading price is equal to or less than $6.36, the exchange ratio will equal 1.707, if the average trading price is between $6.36 and $6.58, the exchange ratio will equal $10.85 divided by the average trading price, and if the average trading price is $6.58 or greater, the exchange ratio will equal 1.650.

        If, for example, the Inland Diversified special meeting was held on [    •    ], 2014, the average trading price would have been $[    •    ], resulting in an exchange ratio of [    •    ] and an implied value per share of Inland Diversified common stock of $[    •    ] based on such average trading price. The actual exchange ratio may be higher or lower than this example depending upon the actual average trading price. In addition, the market value of the Kite Realty common shares will continue to fluctuate after the determination of the actual exchange ratio, depending on the trading price of the Kite Realty common shares after such determination. Neither Kite Realty, nor any Kite Realty subsidiary, will receive any merger consideration for any share of Inland Diversified common stock owned by them.

        To the extent that an Inland Diversified stockholder would otherwise be entitled to receive a fraction of a Kite Realty common share, computed on the basis of the aggregate number of shares of Inland Diversified common stock held by such holder, such holder shall instead receive a cash payment in lieu of a fractional share in an amount equal to such fraction multiplied by the volume-weighted average price of a Kite Realty common share for the last full trading day ending immediately prior to the effective time of the merger, as reported by Bloomberg.

Procedures for Surrendering Inland Diversified Stock Certificates

        The conversion of Inland Diversified common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. In accordance with the merger agreement, Kite Realty has appointed an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. At or before the effective time of the merger, Kite Realty will deliver to the exchange agent evidence of the Kite Realty common shares in book-entry form equal to the aggregate shares to be issued as merger consideration and cash in immediately available funds in an amount sufficient to pay for any fractional shares and certain dividends or other distributions on Kite Realty common shares that may be payable to holders of unsurrendered Inland Diversified common stock certificates or book-entry shares of Inland Diversified common stock not transferred. As soon as reasonably practicable after the effective time, the Combined Company will cause the exchange agent to mail (and make available for collection by hand) to each holder of record of Inland Diversified common stock, a letter of transmittal and instructions explaining how to surrender Inland Diversified common stock certificates or transfer shares of Inland Diversified common stock in book-entry form to the exchange agent.

        Each Inland Diversified stockholder that (i) surrenders its stock certificate or transfers its book-entry shares to the exchange agent together with a properly completed and validly executed letter of transmittal, or (ii) in the case of transfer of book-entry shares, causes the receipt by the exchange agent of an "agent's message," and such other documents as may reasonably be required by the exchange agent will be entitled to receive in exchange therefor the merger consideration due to such stockholder (including cash in lieu of any fractional shares and any amounts that such stockholder has the right to receive in respect of certain dividends or other distributions on Kite Realty common shares). After the effective time of the merger, each certificate and book-entry share that previously represented Inland Diversified common stock will only represent the right to receive the merger consideration into which those shares of Inland Diversified common stock have been converted.

Withholding

        All payments under the merger agreement are subject to applicable withholding requirements.

No Dissenters' or Appraisal Rights

        Holders of Kite Realty common shares are not entitled to dissenters' or appraisal rights in connection with the merger because the common shares of Kite Realty are listed on the NYSE.

        Holders of Inland Diversified common stock are not entitled to dissenters' or appraisal rights and may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, Inland Diversified's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the Inland Diversified Board, upon the affirmative vote of a majority of the board, shall determine that such rights apply. The Inland Diversified Board has made no such determination.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by Inland Diversified, on the one hand, and Kite Realty, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of Inland Diversified and Kite Realty filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of Inland Diversified

        The merger agreement includes representations and warranties by Inland Diversified relating to, among other things:

  •
  organization, valid existence, good standing and qualification to conduct business;

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  organizational documents;

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  capital structure;

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  due authorization, execution, delivery and validity of the merger agreement;

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  enforceability of the merger agreement (subject to certain applicable creditors' rights laws and general principles of equity);

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  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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  permits and compliance with law;

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  SEC filings and financial statements;

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  absence of certain changes to Inland Diversified's business since December 31, 2012;

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  absence of undisclosed material liabilities;

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  absence of existing defaults or violations under organizational documents or certain other agreements;

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  litigation;

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  tax matters, including qualification as a REIT;

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  employee benefit plans and employees;

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  accuracy of information supplied for inclusion in the joint proxy statement/prospectus or registration statement;

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  intellectual property;

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  environmental matters;

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  real property and leases;

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  material contracts;

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  insurance;

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  opinion of financial advisor;

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  stockholder vote required in order to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

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  broker's, finder's and similar fees or commissions;

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  inapplicability of the Investment Company Act of 1940, as amended;

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  exemption of the merger and the other transactions contemplated by the merger agreement from Maryland anti-takeover statutes;

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  related party transactions;

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  the net-lease transactions (as further described below under the heading "—Covenants and Agreements—Net-Lease Transactions"); and

  •
  transaction expenses.

Representations and Warranties of Kite Realty

        The merger agreement includes representations and warranties by Kite Realty relating to, among other things:

  •
  organization, valid existence, good standing and qualification to conduct business;

  •
  organizational documents;

  •
  capital structure;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  enforceability of the merger agreement (subject to certain applicable creditors' rights laws and general principles of equity);

  •
  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

  •
  permits and compliance with law;

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  SEC filings and financial statements;

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  absence of certain changes to Kite Realty's business since December 31, 2012;

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  absence of undisclosed material liabilities;

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  absence of existing default or violation under organizational documents or certain other agreements;

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  litigation;

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  tax matters, including qualification as a REIT;

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  employee benefit plans and employees;

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  accuracy of information supplied for inclusion in the joint proxy statement/prospectus or registration statement;

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  intellectual property;

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  environmental matters;

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  real property and leases;

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  material contracts;

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  insurance;

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  opinions of financial advisors;

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  shareholder vote required in order to approve the issuance of Kite Realty common shares in connection with the merger and the approval of the Kite Realty declaration of trust amendment;

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  broker's, finder's and similar fees or commissions;

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  inapplicability of the Investment Company Act of 1940, as amended;

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  exemption of the merger and the other transactions contemplated by the merger agreement from Maryland anti-takeover statutes;

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  related party transactions; and

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  sufficiency of funds to pay the fractional share consideration and all amounts required to be paid by Kite Realty in connection with the transactions contemplated by the merger agreement and any other related fees and expenses.

Definition of "Material Adverse Effect"

        Many of the representations of Inland Diversified and Kite Realty are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, "material adverse effect" means any event, circumstance, change, effect, development, condition or occurrence that (i) has had or would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Inland Diversified and its subsidiaries, taken as a whole, or Kite Realty and its subsidiaries, taken as a whole, as the case may be, or (ii) would prevent or materially impair the ability of Inland Diversified or Kite Realty, as the case may be, to consummate the merger before August 31, 2014. However, for purposes of clause (i) above, any event, circumstance, change, effect, development, condition or occurrence will not be considered a material adverse effect to the extent arising out of or resulting from the following:

  •
  any failure of Inland Diversified or Kite Realty, as applicable, to meet any projections or forecasts, or, in the case of Kite Realty, any decrease in the market price of Kite Realty common shares, or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure or decrease may be taken into account in determining whether there has been a material adverse effect);

  •
  any events, circumstances, changes or effects that affect the commercial real estate industry generally;

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  any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

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  any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world;

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  the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the merger agreement;

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  the negotiation, execution and delivery of the merger agreement, the consummation or anticipation of consummation of the merger or the other transactions contemplated by the merger agreement, or the public announcement of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

  •
  the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of the other party;

  •
  earthquakes, hurricanes, floods or other natural disasters;

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  any damage or destruction of any Inland Diversified or Kite Realty property that is substantially covered by insurance;

  •
  changes in law or GAAP (or any binding interpretation thereof);

  •
  in the case of Inland Diversified, any termination, or threatened termination, of the net-lease purchase agreements or failure of the net-lease transactions to be completed prior to the effective time of the merger (as further described below under the heading "—Covenants and Agreements—Net-Lease Transactions"); or

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  any action made or initiated by any holder of Inland Diversified common stock or Kite Realty common shares, as the case may be, including any derivative claims, arising out of or relating to the merger agreement of the transaction contemplated thereby;

which, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, do not disproportionately affect Inland Diversified and its subsidiaries, taken as a whole, or Kite Realty and its subsidiaries, taken as a whole, as applicable, relative to others in the commercial real estate industry in the United States, and (ii) in the case of the eighth bullet point above, do not disproportionately affect Inland Diversified and its subsidiaries, taken as a whole, or Kite Realty and its subsidiaries, taken as a whole, as applicable, relative to others in the commercial real estate industry in the geographic regions in which Inland Diversified and its subsidiaries, or Kite Realty and its subsidiaries, as applicable, operate.

 Covenants and Agreements

Conduct of Business of Inland Diversified Pending the Merger

        Inland Diversified has agreed to certain restrictions on the conduct of its business and that of its subsidiaries until the earlier to occur of the effective time of the merger and the date, if any, on which the merger agreement is validly terminated. In general, except with Kite Realty's prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement, required by law, or as set forth in the Inland Diversified disclosure letter, Inland Diversified has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Inland Diversified's or any of its subsidiaries' control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of its present officers, (iv) maintain all Inland Diversified insurance policies, and (v) maintain the status of Inland Diversified as a REIT.

        Without limiting the foregoing, Inland Diversified has also agreed that, subject to certain specified exceptions, including those discussed below, and except with Kite Realty's prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement or as set forth in the Inland Diversified disclosure letter, it will not, and it will not cause or permit any of its subsidiaries to, do any of the following:

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  amend or propose to amend its organizational documents or waive the stock ownership limitations set forth in its organizational documents;

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  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Inland Diversified or any of its subsidiaries (other than any wholly owned Inland Diversified subsidiary);

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  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property, or otherwise) with respect to shares of capital stock or other equity securities or ownership interests in Inland Diversified or any of its subsidiaries, except for (i) the declaration and payment by Inland Diversified of regular daily dividends, aggregated and paid monthly in accordance with past practice, at an annualized rate not to exceed $0.60 per share of Inland Diversified common stock, (ii) the payment on the closing date of dividends that have been declared on shares of Inland Diversified common stock in accordance with clause (i) above with record dates prior to the effective time of the merger but that have not been paid, (iii) the declaration and payment of dividends or other distributions to Inland Diversified by any directly or indirectly wholly owned subsidiary of Inland Diversified, (iv) distributions by any subsidiary of Inland Diversified that is not wholly owned, directly or indirectly, by Inland Diversified, in accordance with the requirements of such subsidiary's organizational documents, and (v) distributions reasonably necessary for Inland Diversified to maintain its status as a REIT and avoid or reduce the imposition of entity-level income or excise taxes;

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  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Inland Diversified or any of its subsidiaries, or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Inland Diversified common stock under Inland Diversified's Third Amended and Restated Distribution Reinvestment Plan or Amended and Restated Share Repurchase Program;

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  issue, sell, pledge, dispose, encumber or grant any shares of Inland Diversified's or any of its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Inland Diversified's or any of its subsidiaries' capital stock or other equity interests;

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  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $150,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except acquisitions by Inland Diversified or any wholly owned Inland Diversified subsidiary of or from an existing wholly owned Inland Diversified subsidiary, or acquisitions of real property in the ordinary course of business consistent with past practice that would not, or not reasonably be expected to, prevent, materially alter, or materially delay the ability of Inland Diversified to consummate the merger, or with respect to certain pending acquisitions;

  •
  sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (i) pursuant to the net-lease transactions, (ii) sales, transfers or other dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10 million in the aggregate (less any indebtedness paid off, assumed or for which Inland Diversified or any subsidiary of Inland Diversified is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Inland Diversified to consummate the merger, and (iii) certain pledges of equity interests under Inland Diversified's existing revolving credit facility;

  •
  incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Inland Diversified or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than any wholly owned Inland Diversified subsidiary), except for (i) certain indebtedness incurred under Inland Diversified's existing revolving credit facility, (ii) in connection with the funding of otherwise permitted transactions in amounts not to exceed $50 million in the aggregate, (iii) indebtedness that does not exceed $10 million, individually or in the aggregate, (iv) in connection with any tenant improvements, or (v) in connection with the refinancing of existing indebtedness, subject to certain limitations;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (i) by Inland Diversified or a wholly owned subsidiary of Inland Diversified to Inland Diversified or a wholly owned subsidiary of Inland Diversified, (ii) loans, advances or investments required to be made under any of Inland Diversified's leases or ground leases pursuant to which any third party is a lessee or sublessee on any Inland Diversified property or any existing joint venture arrangements to which an Inland Diversified Subsidiary is a party as of February 9, 2014, and (iii) certain otherwise permitted investments;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract or related party agreement, except (i) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Inland Diversified or any Inland Diversified subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any indebtedness to which Inland Diversified or any Inland Diversified subsidiary is a party as required or necessitated by the merger agreement or the transactions contemplated by the merger agreement, subject to certain limitations, (iii) in connection with any tenant improvements, or (iv) as may be reasonably necessary to comply with the merger agreement;

  •
  enter into, renew, modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, any material lease, except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Inland Diversified or any Inland Diversified subsidiary;

  •
  make any payment, direct or indirect, of any liability of Inland Diversified or any of its subsidiaries before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or in connection with net-lease transactions, and certain other dispositions or refinancings otherwise permitted by the merger agreement;

  •
  waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved for such action on the most recent balance sheet of Inland Diversified filed with the SEC and publicly available prior to February 9, 2014, or (y) that do not exceed $250,000 individually or $1 million in the aggregate, (ii) do not involve the imposition of injunctive relief against Inland Diversified, its subsidiaries, or Merger Sub, (iii) do not provide for any admission of material liability by Inland Diversified or any of its subsidiaries, excluding certain tax matters and certain condemnation proceedings, and (iv) relate to actions by any present, former or purported holders or group of holders of Inland Diversified common stock;

  •
  hire or terminate (without cause) any employee, officer or director of Inland Diversified or any of its subsidiaries or appoint any person to a position of officer or director of Inland Diversified or any of its subsidiaries;

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  increase in any manner the amount, rate or terms of compensation or benefits of any officer or director of Inland Diversified or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

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  enter into or adopt any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement;

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  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to adversely interfere with, do harm to, or compromise the relationship or potential relationship between certain employees of the Inland Diversified's external managers and advisors and Kite Realty or its affiliates;

  •
  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, or make any change with respect to accounting policies, principles or practices, unless required by GAAP or the SEC;

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  enter into any new line of business;

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  fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

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  enter into or modify in a manner adverse to Inland Diversified or Kite Realty any tax protection agreement;

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  make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, to maintain Inland Diversified's REIT qualification or to qualify or preserve the status of a subsidiary of Inland Diversified as a disregarded entity or partnership or as a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

  •
  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Inland Diversified to fail to qualify as a REIT or any of Inland Diversified's subsidiaries to cease to be treated as a partnership or other disregarded entity for federal income tax purposes, a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

  •
  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

  •
  form any new funds or joint ventures;

  •
  make or commit to make any capital expenditures in excess of a specified threshold;

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  amend or modify the compensation terms or any other obligations of Inland Diversified contained in the engagement letter with its financial advisor in connection with the merger in a manner materially adverse to Inland Diversified, any of its subsidiaries, Kite Realty or Merger Sub or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

  •
  take any action that would, or would reasonably be expected to, prevent or delay the consummation of transactions contemplated by the merger agreement; or

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  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        The above restrictions, however, will not prohibit Inland Diversified from taking any action that, in the reasonable judgment of the Inland Diversified Board, upon advice of counsel, is reasonably necessary for Inland Diversified to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the merger or to qualify or preserve certain tax status of Inland Diversified subsidiaries.

Conduct of Business of Kite Realty Pending the Merger

        Kite Realty has agreed to certain restrictions on the conduct of its business and that of its subsidiaries until the earlier to occur of the effective time of the merger and the date, if any, on which the merger agreement is validly terminated. In general, except with Inland Diversified's prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement, required by law, or as set forth in the Kite Realty disclosure letter, Kite Realty has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Kite Realty's or any of its subsidiaries' control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of its present officers, (iv) maintain all Kite Realty insurance policies, and (v) maintain the status of Kite Realty as a REIT.

        Without limiting the foregoing, Kite Realty has also agreed that, subject to certain specified exceptions, including those discussed below, and except with Inland Diversified's prior written consent (which consent shall not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement or as set forth in the Kite Realty disclosure letter, it will not, and it will not cause or permit any of its subsidiaries to, do any of the following:

  •
  amend or propose to amend its organizational documents or waive the stock ownership limitations set forth in its organizational documents;

  •
  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Kite Realty or any of its subsidiaries (other than any wholly owned Kite Realty subsidiary);

  •
  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property, or otherwise) with respect to shares of capital stock or other equity securities or ownership interests in Kite Realty or any of its subsidiaries, except for (i) the declaration and payment by Kite Realty of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at an annualized rate not to exceed $0.30 per Kite Realty common share, (ii) the declaration and payment of dividends on Kite Realty's 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, which we refer to as the Series A Preferred Shares, in accordance with past practice and at an annualized rate not to exceed $2.0625 per share of Series A Cumulative Redeemable Perpetual Preferred Shares, (iii) distributions that are required to be made on units of Kite Realty OP, (iv) dividend payments immediately prior to the effective time of the merger at an annualized rate not to exceed $0.30 per share if the last regular quarterly dividend paid by Kite Realty was paid more than 15 days prior to the closing date of the merger, (v) the declaration and payment of dividends or other distributions to Kite Realty by any directly or indirectly wholly owned subsidiary of Kite Realty, (vi) distributions by any subsidiary of Kite Realty that is not wholly owned, directly or indirectly, by Kite Realty, in accordance with the requirements of such subsidiary's organizational documents, and (vii) distributions reasonably necessary for Kite Realty to maintain its status as a REIT and avoid or reduce entity-level income or excise taxes;

  •
  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Kite Realty or any of its subsidiaries, other than pursuant to provisions of Kite Realty's organizational documents, in connection with the payment of option exercise prices, the withholding of shares to satisfy tax obligations and the redemption of units of Kite Realty OP in accordance with its partnership agreement;

  •
  issue, sell, pledge, dispose, encumber or grant any shares of Kite Realty's or any of its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Kite Realty's or any of its subsidiaries' capital stock or other equity interests;

  •
  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $150,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except acquisitions by Kite Realty or any wholly owned Kite Realty subsidiary of or from an existing wholly owned Kite Realty subsidiary, or acquisitions of real property in the ordinary course of business consistent with past practice that would not, or not reasonably be expected to, prevent, materially alter, or materially delay the ability of Kite Realty to consummate the merger, or with respect to certain pending acquisitions;

  •
  sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (i) by Kite Realty, or any wholly owned Kite Realty subsidiary, with, to or from, any existing wholly owned Kite Realty subsidiary, (ii) sales, transfer or dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10 million in the aggregate (less any indebtedness paid off, assumed or for which Kite Realty or any subsidiary of Kite Realty is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Kite Realty to consummate the merger, and (iii) certain pledges of equity interests under Kite Realty's existing revolving credit facility;

  •
  incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Kite Realty or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than any wholly owned Kite Realty subsidiary), except for (i) certain indebtedness incurred under Kite Realty's existing revolving credit facility, (ii) in connection with the funding of otherwise permitted transactions in amounts not to exceed $50 million in the aggregate, (iii) indebtedness that does not exceed $10 million, individually or in the aggregate, (iv) in connection with any tenant improvements, or (v) in connection with the refinancing of existing indebtedness, subject to certain limitations;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (i) by Kite Realty or a wholly owned subsidiary of Kite Realty to Kite Realty or a wholly owned subsidiary of Kite Realty, (ii) loans, advances or investments required to be made under any of Kite Realty's leases or ground leases pursuant to which any third party is a lessee or sublessee on any Kite Realty property or any existing joint venture arrangements to which a Kite Realty subsidiary is a party as of February 9, 2014, and (iii) certain otherwise permitted investments;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract, except (i) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Kite Realty or any Kite Realty subsidiary, (ii) the entry into any modification or amendment of, or waiver or consent under, any indebtedness to which Kite Realty or any Kite Realty subsidiary is a party as required or necessitated by the merger agreement or the transactions contemplated by the merger agreement, subject to certain limitations, (iii) in connection with any tenant improvements or certain development or redevelopment activities, or (iv) as may be reasonably necessary to comply with the merger agreement;

  •
  enter into, renew, modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, any material lease, except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Kite Realty or any Kite Realty subsidiary;

  •
  make any payment, direct or indirect, of any liability of Kite Realty or any of its subsidiaries before the same comes due in accordance with its terms other than in the ordinary course of business consistent with past practice or in connection with dispositions of certain properties or refinancings of indebtedness that are otherwise permitted;

  •
  waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved for such action on the most recent balance sheet of Kite Realty filed with the SEC and publicly available prior to February 9, 2014, or (y) that do not exceed $250,000 individually or $1 million in the aggregate, (ii) do not involve the imposition of injunctive relief against Kite Realty, its subsidiaries, or Merger Sub, (iii) do not provide for any admission of material liability by Kite Realty, excluding certain tax matters and certain condemnation proceedings, and (iv) relate to actions by any present, former or purported holders or group of holders of Kite Realty common shares;

  •
  hire or terminate (without cause) any named executive officer or trustee of Kite Realty or any of its subsidiaries or promote or appoint any person to a position of named executive officer or trustee of Kite Realty or any of its subsidiaries;

  •
  materially increase the amount, rate or terms of compensation or benefits of any named executive officer or trustee of Kite Realty or any of its subsidiaries, other than in the ordinary course of business and consistent with past practice;

  •
  enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or plan or other compensation or employee benefits arrangement, other than in the ordinary course of business;

  •
  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, or make any change with respect to accounting policies, principles or practices, unless required by GAAP or the SEC;

  •
  enter into any new line of business;

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  fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

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  enter into or modify in a manner adverse to Kite Realty or Inland Diversified any tax protection agreement;

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  make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund except, in each case, to maintain Kite Realty's REIT qualification or to qualify or preserve the status of a subsidiary of Kite Realty as a disregarded entity or partnership or as a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

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  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Kite Realty to fail to qualify as a REIT or any of Kite Realty's subsidiaries to cease to be treated as a partnership or other disregarded entity for federal income tax purposes, a qualified REIT subsidiary or a taxable REIT subsidiary, as the case may be;

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  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

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  form any new funds or joint ventures;

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  make or commit to make any capital expenditures in excess of a specified threshold;

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  amend or modify the compensation terms or any other obligations of Kite Realty contained in the engagement letters with its financial advisors in connection with the merger in a manner materially adverse to Kite Realty, any of its subsidiaries, or Inland Diversified or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

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  take any action that would, or would reasonably be expected to, prevent or delay the consummation of transactions contemplated by the merger agreement; or

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  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        The above restrictions, however, will not prohibit Kite Realty from taking any action that, in the reasonable judgment of the Kite Realty Board, upon advice of counsel, is reasonably necessary for Kite Realty to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the merger or to qualify or preserve certain tax status of Kite Realty subsidiaries.

No Solicitation of Transactions

        Prior to the closing of the merger, each of Kite Realty and Inland Diversified will not, nor will it permit any of its subsidiaries to, and will not authorize or permit any of its, or any of its subsidiaries', directors, trustees, officers, employees, advisors, agents or other representatives to (and will use its reasonable best efforts to cause its and its subsidiaries' representatives not to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to an Acquisition Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any third party any non-public information or data in connection with, any Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to an Acquisition Proposal (other than certain confidentiality agreements) or requiring or having the effect of requiring Kite Realty or Inland Diversified, as applicable, to abandon, terminate or violate its obligations under the merger agreement or fail to consummate the merger, or (iv) agree to or propose publicly or agree to do any of the foregoing.

        Additionally, each of Kite Realty and Inland Diversified will, and will cause each of its subsidiaries and will use its commercially reasonable efforts to cause its, or any of its subsidiaries', directors, trustees, officers, employees, advisors, agents and other representatives to, (i) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third party with respect to any Acquisition Proposal, (ii) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such third party and its representatives, (iii) terminate the access of any such third party to any "data room" hosted by either of the parties, their respective subsidiaries or representatives relating to any Acquisition Proposal, and (iv) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement to which it or any of its affiliates is a party, or any takeover statute, or otherwise fail to enforce any of the foregoing.

        For the purposes of the merger agreement and with respect to either party and its respective subsidiaries, "Acquisition Proposal" means any proposal, offer, or inquiry from any person, entity or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (i) of assets or businesses that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on book value), taken as a whole, immediately prior to such transaction and, in the case of Inland Diversified, immediately following consummation of the net-lease transactions, or (ii) of 20% or more of any class of its capital stock, other equity security or voting power, including any tender offer or exchange offer in which any person, entity or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities, in each case other than the transactions contemplated by the merger agreement, and, in the case of Inland Diversified, other than the sale of assets or equity interests in connection with the net-lease transactions.

        Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to obtaining the applicable approval of their shareholders at their respective shareholder meetings, each of Inland Diversified and Kite Realty may (and may authorize their applicable subsidiaries and representatives to), in response to a bona fide written Acquisition Proposal (that did not result from a breach of the merger agreement) from a third party made after February 9, 2014, (i) furnish non-public information to such third party making the Acquisition Proposal, subject to first entering into a confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between Kite Realty and Inland Diversified and so long as all such information is provided to Inland Diversified or Kite Realty, as applicable, prior to or concurrently with the time that such information is provided to such third party if it has not been provided previously, and (ii) participate in negotiations with the third party making the Acquisition Proposal, in each case, so long as the Inland Diversified Board or the Kite Realty Board, as applicable, has determined in good faith (after consultation with Inland Diversified's or Kite Realty's outside counsel and financial advisors, as applicable) that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (after consultation with Inland Diversified's or Kite Realty's outside counsel, as applicable) the failure to take such actions would be inconsistent with the applicable board's duties under law.

        Each of Inland Diversified and Kite Realty must notify the other party promptly (but in no event later than one business day) after receipt of any Acquisition Proposal or any request for non-public information relating to such party or any of its subsidiaries by any person that informs such party or any of its subsidiaries or their respective representatives that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have or continue discussions or negotiations with such party relating to a possible Acquisition Proposal. The notice will be made orally and confirmed in writing, and will indicate the identity of the person making the Acquisition Proposal or request and the material terms and conditions of the Acquisition Proposal or request (including a copy of the Acquisition Proposal or request if in writing and any related documentation or correspondence). Each party will also promptly (and in any event within one business day) notify the other party, orally and in writing, if it determines to enter into negotiations concerning any Acquisition Proposal or to begin providing nonpublic information or data to any person or entity and in no event will begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Each party will keep the other party informed in all material respects of the status and terms of any such Acquisition Proposal or request on a current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Acquisition Proposal in any material respect. So long as Inland Diversified or Kite Realty, as applicable, complies with such notification and information obligations and provides a copy to the other party of any written request for clarification at least 24 hours prior to the making of the request to the third party, then Kite Realty or Inland Diversified, as applicable, and their respective representatives, may contact in writing any person submitting an unsolicited written Acquisition Proposal after February 9, 2014 (that was not the result of a violation of the no solicitation provisions of the merger agreement) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the applicable board informing itself about such Acquisition Proposal.

        Each of Kite Realty and Inland Diversified have agreed that in the event any of their respective representatives (or the representatives of any of their respective subsidiaries) takes any action which, if taken by Kite Realty or Inland Diversified, as applicable, would constitute a material violation of the foregoing provisions, then that party shall be deemed to be in violation of the no solicitation provisions of the merger agreement.

        For purposes of the merger agreement and with respect to an Acquisition Proposal, "Superior Proposal" means any bona fide Acquisition Proposal made after the date of the merger agreement (except that, for purposes of this definition, the references in the definition of "Acquisition Proposal" to "20%" shall be replaced by "50%"), taking into account all legal, financial, regulatory and any other aspects of the proposal and the person or entity making the proposal, that (i) if consummated, would be more favorable to the stockholders of Inland Diversified or the shareholders of Kite Realty, as applicable, from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions of the merger agreement proposed in writing by the other party in response to any such Acquisition Proposal or otherwise), and (ii) if accepted, is reasonably likely to be completed on the proposed terms on a timely basis.

Adverse Recommendation Change

        Except as described below, neither the Kite Realty Board nor the Inland Diversified Board, (nor any committee thereof), as applicable, may (i) withdraw, withhold, modify or qualify in any manner adverse to the other party (or propose publicly to do so), the approval, recommendation or declaration of advisability by the Kite Realty Board, the Inland Diversified Board or the Inland Diversified Special Committee, as applicable, with respect to the merger agreement or the transactions contemplated by the merger agreement, or (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal. We refer to these described actions as an Adverse Recommendation Change.

        Notwithstanding the foregoing, the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, may make an Adverse Recommendation Change (and in the event that the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, determines any Acquisition Proposal to be a Superior Proposal, terminate the merger agreement) prior to obtaining the approval of its respective shareholders, if and only if:

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  with respect to an Acquisition Proposal:

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  an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of the non-solicitation provisions of the merger agreement) is made to Kite Realty or Inland Diversified, as applicable, and is not withdrawn; and

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    the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, has determined in good faith that (i) (after consultation with Kite Realty's or Inland Diversified's outside counsel and financial advisors, as applicable) such Acquisition Proposal constitutes a Superior Proposal, and (ii) (after consultation with Kite Realty's or Inland Diversified's outside counsel, as applicable) the failure to make an Adverse Recommendation Change would be inconsistent with its duties under applicable law;

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  with respect to circumstances not relating to an Acquisition Proposal:

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  the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, determines in good faith (after consultation with Kite Realty's or Inland Diversified's outside counsel, as applicable) that a material event, circumstance, change or development that was not known or reasonably foreseeable to the applicable board on the date of the merger agreement (and which does not relate to an Acquisition Proposal) has occurred or arisen and becomes known to the applicable board before the approval of its shareholders is obtained; and

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  the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, determines in good faith (after consultation with Kite Realty's or Inland Diversified's outside counsel, as applicable) that failure to make such Adverse Recommendation Change would be inconsistent with its duties under applicable law;

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  four business days, which is referred to herein as the notice period, has elapsed since the party proposing to take such action has given written notice to the other party advising the other party that it intends to make an Adverse Recommendation Change (provided that upon any material amendment to any Superior Proposal giving rise to the notice, the notifying party is required to deliver a new notice and commence a new notice period of three business days), including (i) with respect to any Acquisition Proposal, the material terms and conditions of, and a complete copy of, any Superior Proposal that is the basis of the proposed action and the identity of the person or entity making the proposal, or (ii) with respect to any matter not related to an Acquisition Proposal, the reasons for the Adverse Recommendation Change;

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  during the notice period, the notifying party has negotiated with the other party in good faith regarding any adjustment or modification of the terms of the merger agreement proposed by the other party; and

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  following such notice period, the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, again reasonably determines in good faith that (i) with respect to any Acquisition Proposal (after consultation with Kite Realty's or Inland Diversified's outside counsel and financial advisors, as applicable), the Acquisition Proposal continues to be a Superior Proposal (taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) and that failure to terminate the merger agreement would be inconsistent with the duties of the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, under applicable law, or (ii) with respect to any matter not related to an Acquisition Proposal (after consultation with Kite Realty's or Inland Diversified's outside counsel, as applicable), failure to make the Adverse Recommendation Change would be inconsistent with the duties of the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, under applicable law.

        The merger agreement does not prohibit Kite Realty, Inland Diversified, the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, directly or indirectly through its representatives, from (i) issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position contemplated by Rule 14e-2(a) under the Exchange Act, (ii) making a statement contemplated by Rule 14d-9 under the Exchange Act or

Item 1012(a) of Regulation M-A under the Exchange Act, or (iii) making any disclosure to its shareholders if, in the good faith judgment of the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with the duties of the Kite Realty Board or the Inland Diversified Board (or any committee thereof), as applicable, under applicable law. Any such communication or disclosure described in the previous sentence that addresses the approval, recommendation or declaration of advisability by the Kite Realty Board or the Inland Diversified Board (or any committee thereof) as applicable, will be deemed to be an Adverse Recommendation Change (and subject to the requirements above), unless the communication or disclosure also publicly states that its recommendation that the merger agreement and the transactions contemplated by the merger agreement has not changed.

        Kite Realty and Inland Diversified have agreed not to submit any Acquisition Proposal other than the merger to a vote of its respective shareholders prior to the termination of the merger agreement.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders Meetings

        The merger agreement provides that Kite Realty and Inland Diversified will prepare and cause to be filed with the SEC this joint proxy statement/prospectus and Kite Realty will prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the common shares of Kite Realty issuable in the merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the merger agreement. Kite Realty and Inland Diversified also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, (iii) mail or deliver the joint proxy statement to the shareholders of Kite Realty and Inland Diversified as promptly as practicable after the Form S-4 is declared effective, and (iv) keep the Form S-4 effective for so long as necessary to complete the merger.

        Each of Kite Realty and Inland Diversified will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their shareholders entitled to vote at their respective shareholder meetings and obtain their respective shareholders' approvals as soon as practicable after the Form S-4 is declared effective. Kite Realty will include in the joint proxy statement/prospectus its recommendation to its shareholders that they approve the issuance of Kite Realty common shares in the merger and the approval of the Kite Realty declaration of trust amendment and will use its reasonable best efforts to hold its shareholder meeting as soon as reasonably practicable after the acquisition of the replacement properties to be acquired by Inland Diversified in connection with the net-lease transactions. Inland Diversified will include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the merger and the other transactions contemplated by the merger agreement and will use its reasonable best efforts to hold its stockholder meeting as soon as reasonably practicable after the date of the merger agreement.

Access to Information; Confidentiality

        The merger agreement requires both Kite Realty and Inland Diversified to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, personnel and records, and each of Kite Realty and Inland Diversified are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information (financial or otherwise) concerning its business, properties and personnel as the other party may reasonably request.

        Each of Kite Realty and Inland Diversified will hold, and cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by and in accordance with the terms of the existing confidentiality agreement between Kite Realty and Inland Diversified.

Public Announcements

        Each of Kite Realty, Inland Diversified and Merger Sub have agreed, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, each of Kite Realty, Inland Diversified and Merger Sub will, subject to certain exceptions, not to issue any press release or otherwise make a public statement or filing without obtaining the other party's consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

        From and after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, Kite Realty and Merger Sub will indemnify and hold harmless, among others, any manager, director, officer, trustee or fiduciary of Inland Diversified and its subsidiaries and Kite Realty and its subsidiaries (which we refer to as the indemnified parties), against any losses or claims relating to (i) the indemnified parties' duties or service as a manager, director, officer, trustee or fiduciary of Inland Diversified or its subsidiaries or Kite Realty or its subsidiaries prior to the effective time of the merger, or (ii) the merger agreement or any of the transactions contemplated by the merger agreement.

        For a period of six years after the effective time of the merger, Merger Sub will maintain in effect Inland Diversified's current directors' and officers' liability insurance policy for acts or omissions occurring prior to and through the effective time of the merger. In lieu of the foregoing, Merger Sub may (i) obtain insurance policies from an insurance company with the same or better rating as Inland Diversified's current insurance carrier on terms that are not materially less favorable to Inland Diversified's directors and officers than Inland Diversified's existing policies, or (ii) obtain extended reporting period coverage under Inland Diversified's existing insurance policies or purchase a "tail" policy for a period of six years after the effective time of the merger (so long as the annual premium does not exceed, in any one year, 300% of the annual aggregate premiums under Inland Diversified's existing policies).

Efforts to Complete Transactions; Consents

        Both Kite Realty and Inland Diversified will, and will cause their respective subsidiaries to, use their reasonable best efforts to take all actions and do (and cooperate with the other party in doing) all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including, among other things, taking all actions necessary to satisfy the conditions to closing set forth in the merger agreement, obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities necessary in connection with the merger and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the merger or other transactions contemplated by the merger agreement.

        Kite Realty and Inland Diversified will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the merger.

Notification of Certain Matters; Transaction Litigation

        Kite Realty and Inland Diversified, and their respective representatives, will provide prompt notice to the other party of any notice or other communication received by such party (i) from any governmental authority in connection with the merger or the transactions contemplated by the merger agreement, or (ii) from any person or entity alleging that its consent is or may be required in connection with the merger or the transactions contemplated by the merger agreement.

        Each of Kite Realty and Inland Diversified will provide prompt notice to the other party if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the outside date, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

        Each of Kite Realty and Inland Diversified will provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement. Each party will allow the other party the opportunity to reasonably participate in the defense and settlement of any such litigation and not to agree to a settlement of any such litigation without the other's prior written consent (not to be unreasonably withheld, conditioned or delayed).

Net-Lease Transactions

        Prior to entering into the merger agreement, Inland Diversified entered into two purchase agreements with Realty Income Corporation, pursuant to which Inland Diversified agreed to sell 84 net-leased commercial properties to Realty Income Corporation in exchange for cash and the assumption of debt encumbering the properties to be purchased, which we refer to as the net-lease transactions. Inland Diversified will use its reasonable best efforts to cause the closing of the net-lease transactions to occur prior to the closing of the merger and the occurrence of such closing is also a condition to Kite Realty's obligation to effect the merger. Additionally, Inland Diversified will not amend, modify, terminate or grant any extension of or waiver under any of the purchase agreements related to the net-lease transactions, subject to certain exceptions, without the prior written consent of Kite Realty (such consent not to be unreasonably withheld, conditioned or delayed).

        Pursuant to the terms of one of the purchase agreements related to the net-lease transactions, Inland Diversified has elected to structure the sale of nine of the net-leased properties as "like kind exchanges" under Section 1031 of the Code. Inland Diversified will select and acquire the replacement properties for such exchanges after providing Kite Realty with advance notice of and an opportunity to consult with Inland Diversified regarding the proposed replacement properties and the terms of their acquisition. The acquisition of the replacement properties is a condition to the obligations of both Inland Diversified and Kite Realty to close the merger and must be complete before the Kite Realty special meeting of shareholders. In the event the acquisition of the replacement properties and the subsequent approval of Kite Realty's shareholders are the only conditions to closing (other than those conditions that by their nature are to be and are capable of being satisfied at the closing) that have not been satisfied on the outside date, which is August 31, 2014, then the outside date will be automatically extended to the date that is 225 days after the closing of the sale of the nine net-leased properties.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants related to:

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  Kite Realty using its reasonable best efforts to cause the Kite Realty common shares to be issued in the merger to be approved for listing on the NYSE;

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  each of Inland Diversified and Kite Realty taking all steps to ensure that any disposition of shares of Inland Diversified common stock and any acquisition of Kite Realty common shares in connection with the merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16(b) of the Exchange Act;

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  each of Inland Diversified and Kite Realty using its respective commercially reasonable efforts (before and, as relevant, after the effective time of the merger) to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

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  Inland Diversified's obligation to pay, immediately prior to the effective time, certain dividends that have been declared on shares of Inland Diversified common stock and have not yet been paid;

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  the option of each of Kite Realty and Inland Diversified to pay a ratable dividend to its respective shareholders if the other party declares or pays any dividend in order to maintain its status as a REIT under the Code or to avoid or reduce entity-level income or excise taxes;

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  Inland Diversified and its subsidiaries voting all Kite Realty common shares they beneficially own as of the record date of the Kite Realty special meeting, if any, in favor of approval of the merger agreement and the issuance of Kite Realty common shares to be issued in the merger and the amendment to Kite Realty's declaration of trust, and Kite Realty and its subsidiaries voting all shares of Inland Diversified common stock they beneficially own as of the record date of the Inland Diversified special meeting, if any, in favor of the approval of the merger agreement and the merger;

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  each of Kite Realty, Inland Diversified and Merger Sub using their respective reasonable best efforts to render inapplicable any takeover statutes to the merger and the other transactions contemplated by the merger agreement;

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  the preparation by each of Kite Realty and Inland Diversified of certain tax representation letters related to certain opinions of counsel to be delivered in connection with the merger agreement;

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  termination by Inland Diversified of certain related party contracts and divesting its interests in certain entities;

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  Inland Diversified using commercially reasonable efforts to provide Kite Realty with all reasonably necessary data for Kite Realty's determination to solicit or offer to hire certain employees of Inland Diversified's business manager and property managers and provide assistance to and cooperation with Kite Realty in connection therewith;

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  the Inland Diversified Board adopting such resolutions or taking such other actions as may be required to terminate Inland Diversified's Third Amended and Restated Distribution Reinvestment Plan and Amended and Restated Share Repurchase Program;

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  Kite Realty changing the corporate and entity names of each of the former Inland Diversified subsidiaries within 60 days of the closing date to names that do not include "Inland" or "Inland Diversified" or any derivative thereof;

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  Inland Diversified causing each of its subsidiaries that is treated as a qualified REIT subsidiary to be merged or otherwise converted into a limited liability company that is disregarded for U.S. federal income tax purposes and not treated as a qualified REIT subsidiary; and

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  Inland Diversified taking certain actions in order to reduce or eliminate the payment of distributions and/or the imposition of taxes resulting from the net-lease transactions.

Conditions to Completion of the Merger

Mutual Closing Conditions

        The obligation of each of Kite Realty and Inland Diversified to complete the merger is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the merger, of the following conditions:

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  approval of the issuance of the Kite Realty common shares in connection with the merger and the Kite Realty declaration of trust amendment by the Kite Realty shareholders;

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  approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the Inland Diversified stockholders;

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  a registration statement on Form S-4 having been declared effective, no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn;

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  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority prohibiting the consummation of the merger or any other transactions contemplated by the merger agreement, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the merger agreement that makes the consummation of the merger illegal;

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  the Kite Realty common shares to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance; and

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  the acquisition by Inland Diversified of the replacement properties following the closing of the net-lease transactions as described in "—Covenants and Agreements—Net-Lease Transactions."

Additional Closing Conditions for the Benefit of Kite Realty and Merger Sub

        The obligations of Kite Realty and Merger Sub to effect the merger and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver by Kite Realty, at or prior to the effective time of the merger, of the following additional conditions:

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  the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Inland Diversified regarding its organization, qualification, certain aspects of its capital structure, authority, financial advisor, stockholder approval, brokers, exemption from the Investment Company Act and the net-lease transactions;

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  the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Inland Diversified regarding certain aspects of its capital structure;

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  the accuracy of all other representations and warranties made in the merger agreement by Inland Diversified (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined above) on Inland Diversified;

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  Inland Diversified having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the merger;

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  no event, change, or occurrence arising after the date of the merger agreement shall exist on the closing date that, individually, or in the aggregate constitutes, or would reasonably be expected to constitute, a material adverse effect with respect to Inland Diversified;

  •
  receipt by Kite Realty of an officer's certificate dated as of the closing date and signed by Inland Diversified's chief executive officer or chief financial officer on behalf of Inland Diversified, certifying that the closing conditions described in the five preceding bullets have been satisfied;

  •
  receipt by Kite Realty of an opinion dated as of the closing date from Alston & Bird LLP, or other counsel reasonably satisfactory to Kite Realty, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the merger, Inland Diversified has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

  •
  receipt by Kite Realty of an opinion dated as of the effective date of the Form S-4 from Hogan Lovells US LLP regarding the merger's qualification as a reorganization within the meaning of Section 368(a) of the Code;

  •
  receipt by Kite Realty of a certification from Inland Diversified dated no more than 30 days prior to the closing date certifying that no interest in Inland Diversified is a "United States real property interest" as defined in Section 897(c)(1) of the Code; and

  •
  the closing of the net-lease transactions shall have occurred.

Additional Closing Conditions for the Benefit of Inland Diversified

        The obligations of Inland Diversified to effect the merger and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver by Inland Diversified, at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Kite Realty regarding its organization, qualification, certain aspects of its capital structure, authority, financial advisors, shareholder approval, brokers and exemption from the Investment Company Act;

  •
  the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by Kite Realty regarding certain aspects of its capital structure;

  •
  the accuracy of all other representations and warranties made in the merger agreement by Kite Realty (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined above) on Kite Realty;

  •
  Kite Realty having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the merger;

  •
  no event, change, or occurrence arising after the date of the merger agreement shall exist on the closing date that, individually, or in the aggregate constitutes, or would reasonably be expected to constitute, a material adverse effect with respect to Kite Realty;

  •
  receipt by Inland Diversified of an officer's certificate dated as of the closing date and signed by Kite Realty's chief executive officer or chief financial officer on behalf of Kite Realty, certifying that the closing conditions described in the five preceding bullets have been satisfied;

  •
  receipt by Inland Diversified of an opinion dated as of the closing date from Hogan Lovells US LLP, or other counsel reasonably acceptable to Kite Realty, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, Kite Realty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit the Combined Company to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the merger and thereafter; and

  •
  receipt by Inland Diversified of an opinion dated as of the effective date of the Form S-4 from Alston & Bird LLP regarding the merger's qualification as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Agreement

        The merger agreement may be terminated at any time before the effective time of the merger by the mutual written consent of Kite Realty and Inland Diversified.

Termination by Either Kite Realty or Inland Diversified

        The merger agreement may also be terminated prior to the effective time of the merger by either Kite Realty or Inland Diversified if:

  •
  the merger has not been consummated on or before August 31, 2014, which date will be automatically extended until the date that is 225 days after the closing of the sale by Inland Diversified of certain net-lease commercial real estate properties to Realty Income Corporation, if all conditions to closing have been satisfied by August 31, 2014 other than the redeployment of the proceeds of these property sale transactions to acquire replacement properties for purposes of Section 1031 of the Code, the subsequent approval of Kite Realty's shareholders and other conditions that by their nature are to be and are capable of being satisfied at closing (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date);

  •
  any governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining or otherwise prohibiting the merger, and such action has become final and non-appealable (provided that this termination right will not be available to a party if the issuance of such order or action was primarily due to the failure of such party to comply with any provision of the merger agreement); or

  •
  shareholders of Kite Realty failed to approve the issuance of Kite Realty common shares in connection with the merger and the Kite Realty declaration of trust amendment, or shareholders of Inland Diversified failed to approve the merger and the other transactions contemplated by the merger agreement, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party's shareholder approval was primarily due to the party's material breach of certain provisions of the merger agreement).

Termination by Kite Realty

        The merger agreement may also be terminated prior to the effective time of the merger by Kite Realty under the following circumstances:

  •
  Inland Diversified has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach, either individually or in the aggregate, if occurring or continuing on the closing date, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by the outside date (provided that this termination right will not be available if Kite Realty is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

  •
  at any time prior to the approval of the Inland Diversified stockholders, if the Inland Diversified Board or any committee thereof (i) has made an Adverse Recommendation Change and Kite Realty terminates the merger agreement within 30 days of the date Kite Realty receives notice of the Adverse Recommendation Change, (ii) after public announcement or disclosure of an Acquisition Proposal or an intention to make an Acquisition Proposal for Inland Diversified, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Inland Diversified's stockholders of the approval of the merger and the other transactions contemplated by the merger agreement within 10 business days of being requested to do so by Kite Realty, (iii) fails to recommend to Inland Diversified's stockholders the approval of the merger and the other transactions contemplated by the merger agreement in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Inland Diversified or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the merger agreement prohibiting the solicitation of Acquisition Proposals by Inland Diversified (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an alternative acquisition agreement); or

  •
  at any time prior to the approval of the Kite Realty shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless Kite Realty concurrently pays the termination fee described below under "—Termination Fee and Expenses Payable by Kite Realty to Inland Diversified" and enters into an alternative acquisition agreement relating to such Superior Proposal.

Termination by Inland Diversified

        The merger agreement may also be terminated prior to the effective time of the merger by Inland Diversified under the following circumstances:

  •
  Kite Realty has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach, either individually or in the aggregate, if occurring or continuing on the closing date, would result in the failure of certain closing conditions to be satisfied and cannot be cured or waived by the outside date (provided that this termination right will not be available to Inland Diversified if it is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

  •
  at any time prior to the approval of the Kite Realty shareholders, if the Kite Realty Board or any committee thereof (i) has made an Adverse Recommendation Change and Inland Diversified terminates the merger agreement within 30 days of the date Inland Diversified receives notice of the Adverse Recommendation Change, (ii) after public announcement or disclosure of an Acquisition Proposal or an intention to make an Acquisition Proposal for Kite Realty, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Kite Realty's shareholders to approve the issuance of common shares of Kite Realty in connection with the merger and approve the Kite Realty declaration of trust amendment within 10 business days of being requested to do so by Inland Diversified, (iii) fails to recommend to Kite Realty's shareholders the approval of the issuance of common shares of Kite Realty in connection with the merger and the approval of the Kite Realty declaration of trust amendment in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Kite Realty or any of its subsidiaries to enter into a definitive agreement for, any Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the merger agreement prohibiting the solicitation of Acquisition Proposals by Kite Realty (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an alternative acquisition agreement); or

  •
  at any time prior to the approval of the Inland Diversified stockholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless Inland Diversified concurrently pays the termination fee described below under "—Termination Fee and Expenses Payable by Inland Diversified to Kite Realty" and enters into an alternative acquisition proposal relating to such Superior Proposal.

Termination Fee and Expenses Payable by Kite Realty to Inland Diversified

        Kite Realty has agreed to pay a termination fee of $30 million to Inland Diversified if:

  •
  all of the following events have occurred:

  •
  the merger agreement is terminated (i) by either Kite Realty or Inland Diversified because (a) the merger has not occurred by the outside date, or (b) the Kite Realty shareholders have failed to approve the issuance of Kite Realty common shares in the merger and approve the Kite Realty declaration of trust amendment, or (ii) by Inland Diversified upon a material uncured breach by Kite Realty of its representations, warranties, covenants or agreements set forth in the merger agreement;

  •
  an Acquisition Proposal with respect to Kite Realty (provided that the references to "20%" in the definition of "Acquisition Proposal" will be replaced with "50%" for purposes of determining whether a termination fee is due and payable) has been announced, disclosed, or otherwise made known, or any person or entity has publicly announced an intention to make such an Acquisition Proposal, after the date of the merger agreement and, in the case of termination for breach as described above, prior to the breach giving rise to such right of termination, or in the case of failure to obtain the Kite Realty shareholder approval, prior to the Kite Realty shareholder meeting; and

    •
    within 12 months after such termination, Kite Realty consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

  •
  the merger agreement is terminated by Inland Diversified because prior to the approval of the Kite Realty shareholders, if the Kite Realty Board or any committee thereof (i) has made an Adverse Recommendation Change and Inland Diversified terminates the merger agreement within 30 days of the date Inland Diversified receives notice of the Adverse Recommendation Change, (ii) after public announcement or disclosure of an Acquisition Proposal or an intention to make an Acquisition Proposal for Kite Realty, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Kite Realty's shareholders to approve the issuance of common shares of Kite Realty in connection with the merger and approve the Kite Realty declaration of trust amendment within 10 business days of being requested to do so by Inland Diversified, (iii) fails to recommend to Kite Realty's shareholders the approval of the issuance of common shares of Kite Realty in connection with the merger and the approval of the Kite Realty declaration of trust amendment in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Kite Realty or any of its subsidiaries to enter into a definitive agreement for, an Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the merger agreement prohibiting the solicitation of Acquisition Proposals by Kite Realty (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an alternative acquisition agreement); or

  •
  the merger agreement is terminated by Kite Realty at any time prior to the approval of the issuance of Kite Realty common shares in the merger and the approval of the Kite Realty declaration of trust amendment by the Kite Realty shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal.

        In addition, Kite Realty has agreed to pay reasonable, documented out-of-pocket expenses actually incurred by Inland Diversified up to a maximum of $8 million if the merger agreement is terminated (i) by either Inland Diversified or Kite Realty because the Kite Realty shareholders fail to approve the issuance of Kite Realty common shares in the merger and the approval of the Kite Realty declaration of trust amendment, or (ii) by Inland Diversified upon a material uncured breach by Kite Realty of its representations, warranties, covenants or agreements set forth in the merger agreement. In no event, however, will Kite Realty be required to pay to Inland Diversified both the $30 million termination fee and the applicable expense reimbursement amount. In the event that the $30 million termination fee later becomes payable as described above, any expense reimbursement amount so paid will be credited against the amount of the termination fee then payable by Kite Realty.

        The parties to the merger agreement have agreed that the payment of the termination fee and expense reimbursement constitutes liquidated damages in a reasonable amount that will compensate Inland Diversified in the circumstances in which the termination fee is payable. Notwithstanding the foregoing, payment of the termination fee will not limit Inland Diversified's rights with respect to any liabilities or damages incurred or suffered by Inland Diversified by reason of Kite Realty's willful and material breach of the merger agreement or fraud.

Termination Fee and Expenses Payable by Inland Diversified to Kite Realty

        Inland Diversified has agreed to pay a termination fee of $43 million to Kite Realty if:

  •
  all of the following events have occurred:

  •
  the merger agreement is terminated (i) by either Inland Diversified or Kite Realty because (a) the merger has not occurred by the outside date, or (b) the Inland Diversified shareholders have failed to approve the merger and the other transactions contemplated by the merger agreement, or (ii) by Kite Realty upon a material uncured breach by Inland Diversified of its representations, warranties, covenants or agreements set forth in the merger agreement;

  •
  an Acquisition Proposal with respect to Inland Diversified (provided that the references to "20%" in the definition of "Acquisition Proposal" will be replaced with "50%" for purposes of determining whether a termination fee is due and payable) has been announced, disclosed, or otherwise made known, or any person or entity has publicly announced an intention to make such an Acquisition Proposal, after the date of the merger agreement and, in the case of termination for breach as described above, prior to the breach giving rise to such right of termination, or in the case of failure to obtain the Inland Diversified stockholder approval, prior to the Inland Diversified stockholder meeting; and

  •
  within 12 months after such termination, Inland Diversified consummates a transaction regarding, or enters into a definitive agreement with respect to, an Acquisition Proposal which is later consummated; or

  •
  the merger agreement is terminated by Kite Realty because, prior to the approval of the Inland Diversified stockholders, if the Inland Diversified Board or any committee thereof (i) has made an Adverse Recommendation Change and Kite Realty terminates the merger agreement within 30 days of the date Kite Realty receives notice of the Adverse Recommendation Change, (ii) after public announcement or disclosure of an Acquisition Proposal or an intention to make an Acquisition Proposal for Inland Diversified, fails to recommend against such Acquisition Proposal and to publicly reaffirm its recommendation to Inland Diversified's stockholders of the approval of the merger and the other transactions contemplated by the merger agreement within 10 business days of being requested to do so by Kite Realty, (iii) fails to recommend to Inland Diversified's stockholders the approval of the merger and the other transactions contemplated by the merger agreement in this joint proxy statement/prospectus, (iv) approves, adopts, publicly endorses or recommends, or enters into or allows Inland Diversified or any of its subsidiaries to enter into a definitive agreement for, an Acquisition Proposal, or (v) has materially violated any of its obligations under the provisions of the merger agreement prohibiting the solicitation of Acquisition Proposals by Inland Diversified (other than any immaterial or inadvertent violations thereof not intended to result in the entry into an alternative acquisition agreement); or

  •
  the merger agreement is terminated by Inland Diversified at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the Inland Diversified stockholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal.

        In addition, Inland Diversified has agreed to pay reasonable, documented out-of-pocket expenses actually incurred up to a maximum of $8 million if the merger agreement is terminated (i) by either Kite Realty or Inland Diversified (a) because the Inland Diversified stockholders fail to approve the merger and the other transactions contemplated by the merger agreement, or (b) because the merger has not occurred by August 31, 2014 and all closing conditions have been satisfied (other than those conditions that by their nature are to be and are capable of being satisfied at the closing), except Inland Diversified's acquisition of the replacement properties in connection with the net-lease transactions, or (ii) by Kite Realty, upon a material uncured breach by Inland Diversified of its representations, warranties, covenants or agreements set forth in the merger agreement. In the event that the $43 million termination fee later becomes payable as described above, any expense reimbursement amount so paid will be credited against the amount of the termination fee then payable by Inland Diversified.

        Inland Diversified has also agreed to pay a termination fee of $3 million plus reasonable, documented out-of-pocket expenses actually incurred up to a maximum of $8 million if the merger agreement is terminated by either Kite Realty or Inland Diversified because the merger has not occurred by August 31, 2014 and all closing conditions have been satisfied (other than those conditions that by their nature are to be and are capable of being satisfied at the closing), except the closing of the net-lease transactions, Inland Diversified's acquisition of the replacement properties in connection with the net-lease transactions and the approval of Kite Realty's shareholders at its special meeting. In the event that the $43 million termination fee later becomes payable as described above, the amount of the $3 million fee plus any expense reimbursement amount so paid will be credited against the amount of the termination fee then payable by Inland Diversified.

        The parties to the merger agreement have agreed that the payment of the termination fee and expense reimbursement constitutes liquidated damages in a reasonable amount that will compensate Kite Realty in the circumstances in which the termination fee is payable. Notwithstanding the foregoing, payment of the termination fee will not limit Kite Realty's rights with respect to any liabilities or damages incurred or suffered by Kite Realty by reason of Inland Diversified's willful and material breach of the merger agreement or fraud.

Miscellaneous Provisions

Payment of Expenses

        Other than as described above under "—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Inland Diversified to Kite Realty" and "—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Kite Realty to Inland Diversified," the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement except that Kite Realty and Inland Diversified will share equally all expenses related to the printing, filing and distribution of the Form S-4 and this joint proxy statement/prospectus (other than attorneys' and accountants' fees).

Specific Performance

        The parties to the merger agreement are entitled to seek injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

        The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the Kite Realty Board and the Inland Diversified Special Committee, respectively, at any time before or after receipt of the required shareholder approvals and prior to the effective time of the merger; provided that, after obtaining the approval of the stockholders of Inland Diversified of the merger and the other transactions contemplated by the merger agreement and the approval of the Kite Realty shareholders of the issuance of Kite Realty common shares in the merger and the Kite Realty declaration of trust amendment, no amendment may be made which (i) changes the amount or form of consideration to be delivered to the Inland Diversified stockholders under the merger agreement or which by applicable law or, in the case of Kite Realty, in accordance with the rules of the NYSE requires the further approval of the stockholders of Inland Diversified or the shareholders of Kite Realty without such further approval of such stockholders or shareholders or (ii) is not permitted under applicable law.

Waiver

        Prior to the effective time of the merger, Kite Realty, Inland Diversified, or Merger Sub, by an instrument in writing signed by the applicable party, may extend the time for performance of any obligations of the other parties or waive any inaccuracies in the representations and warranties of the other party or the other party's compliance with any agreements or conditions contained in the merger agreement.

Governing Law

        The merger agreement is governed by the laws of the State of Maryland, without giving effect to its conflict of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

ANCILLARY AGREEMENTS

Master Liquidity Event Agreement

        Concurrently with execution of the merger agreement, Inland Diversified entered into the Master Agreement with the Business Manager, the Property Managers, and certain other affiliates of the Business Manager. The Master Agreement sets forth the terms of the consideration due to the Business Manager and the Property Managers in connection with the merger, provides for the automatic termination upon the closing of the merger of the Business Management Agreement, the Property Management Agreements and certain other agreements between or among Inland Diversified and affiliates of the Business Manager and includes certain other agreements in order to facilitate the merger.

  Fees and Expenses

        The Master Agreement provides that:

  •
  The liquidity event fee payable by Inland Diversified to the Business Manager upon the consummation of the merger, which is required to be paid pursuant to the terms of the Business Management Agreement, was agreed to be $10.24 million; provided, that the total amount of the liquidity event fee will be increased to not more than $12.0 million in the event that the Business Manager achieves certain cost savings for Inland Diversified prior to the closing of the merger resulting from:

  •
  reduction in interest rate swap-breakage fee costs resulting from the non-payment thereof;

  •
  annualized interest savings from new indebtedness placed on properties acquired to achieve "like kind exchange" treatment for properties sold pursuant to the sale of Inland Diversified's single-tenant property portfolio; and/or

  •
  avoidance of prepayment penalties related to prepayment of certain debt of Inland Diversified.

    If the savings achieved by Inland Diversified prior to the closing of the merger are at least $3.0 million, the amount of the liquidity event fee will be increased to $12.0 million. If the savings achieved by Inland Diversified prior to the closing of the merger are less than $3.0 million, the Business Manager will be entitled to a pro-rata portion of the increase in the liquidity event fee based upon the amount of savings achieved.

    Under the terms of the Business Management Agreement, absent agreement between the parties, the precise amount of the liquidity event fee could not be finally determined until the consummation of the merger. The parties agreed to a specific liquidity event fee payable to the Business Manager in order to provide certainty to the parties as to those costs.

  •
  The quarterly management fees payable to the Business Manager pursuant to the terms of the Business Management Agreement and the monthly management fees payable to the Property Managers pursuant to the terms of the Property Management Agreements will be paid by Inland Diversified in accordance with past practices through the closing of the merger. The prorated management fees with respect to the quarter or month, as applicable, in which the closing of the merger occurs will be paid by Inland Diversified at closing of the merger based on the Business Manager's estimates of such fees and are subject to a post-closing adjustment based on the actual amounts due, which adjustment is payable by Kite Realty, as the surviving entity in the merger, or the Business Manager, as the case may be.

  •
  The expense reimbursements payable to the Business Manager and the Property Managers pursuant to the terms of the Business Management Agreement and the Property Management

    Agreements will be reimbursed by Inland Diversified in accordance with past practices through the closing of the merger. Any unpaid expense reimbursements as of the closing of the merger will be paid following the closing of the merger by Kite Realty, as the surviving entity in the merger.

  •
  Upon the closing of the merger, Inland Diversified will reimburse the Business Managers and Property Managers for a specified amount of severance payments and retention bonuses that may be paid by the Business Manager and the Property Managers to certain employees of the Business Manager and the Property Managers who are providing services to Inland Diversified prior to closing of the merger (excluding any executive officers of Inland Diversified, the Business Manager or the Property Managers). Kite Realty, as the surviving entity in the merger, will reimburse the Business Managers and Property Managers for any such payments which become due and payable subsequent to the closing of the merger.

  •
  Except as provided for in the Master Agreement, none of the Business Manager, the Property Managers or any of their respective affiliates will receive, in connection with the consummation of the merger or the sale of Inland Diversified's single-tenant property portfolio or any transactions contemplated thereby, any additional incentive fee or other liquidity, disposition, brokerage, or other fees of any kind from Inland Diversified or any of its affiliates.

  Termination of Agreements with Business Manager and its Affiliates

        Pursuant to the Master Agreement, each of (i) the Business Management Agreement, (ii) the Master Property Management Agreements between Inland Diversified and each of the Property Managers, (iii) the Property Management Agreements, (iv) the Property Acquisition Agreement, dated August 24, 2009, by and among the Business Manager, Inland Diversified and Inland Real Estate Acquisitions, Inc., an affiliate of the Business Manager, and (iv) the Investment Advisory Agreement For Discretionary Accounts, dated August 24, 2009, by and between Inland Diversified and Inland Investment Advisors, Inc., an affiliate of the Business Manager, will automatically terminate without further notice or action, effective as of the closing of the merger, and all requirements for the delivery of notice are deemed waived in connection with such terminations. In addition, pursuant to the Master Agreement, Inland Diversified will, effective as of the closing of the merger, withdraw from the Software and Consulting Shared Services Agreement, dated as of February 13, 2006, by and among Inland Diversified, Inland Computer Services, Inc. and the other affiliated entities party thereto, and all notice requirements are deemed waived in connection with such withdrawal.

  Waiver of Non-Solicitation and Non-Hire Restrictions

        Pursuant to the Master Agreement, the Business Manager and the Property Managers waived the non-solicitation provisions and, effective as of the closing of the merger, the non-hire provisions, of the Business Management Agreement and the Property Management Agreements with respect to certain individuals employed by the Business Manager and the Property Managers in order to (i) permit Inland Diversified and Kite Realty to engage in discussions with such individuals regarding employment with Kite Realty, and (ii) permit Kite Realty or its affiliates to hire such individuals following the closing of the merger.

        Pursuant to the Master Agreement, the Business Manager and the Property Managers also waived the non-solicitation and non-hire provisions of the Business Management Agreement and the Property Management Agreements with respect to the consulting agreements between Kite Realty and each of Barry L. Lazarus, JoAnn McGuiness and Elizabeth McNeely, each of whom is an executive officer of the Business Manager or Property Managers, which were entered into in connection with the execution of the merger agreement (as discussed below).

   Negotiations with Kite Realty

        Pursuant to the Master Agreement, the Business Manager and the Property Managers agreed that in the event Kite Realty wishes to acquire assets or services at or following the closing of the merger that the Business Manager or the Property Managers owns or provides in the normal course of its business, then the Business Manager or the Property Managers, as applicable, will entertain such offers and negotiate the terms of such offers in good faith with Kite Realty.

  Removal of "Inland" Name

        Pursuant to the Master Agreement, Inland Diversified agreed to use its commercially reasonable efforts to remove the "Inland" name from the names of its subsidiaries, including any single purpose entities formed to hold title to real estate.

  Termination

        In the event that the merger agreement is terminated prior to the consummation of the merger, the Master Agreement will automatically terminate and be of no further effect.

        The foregoing summary of the Master Agreement is subject to, and qualified in its entirety by reference to, the full text of the Master Agreement, a copy of which is attached hereto as Annex B and is incorporated herein by reference.

Transition Services Agreement

        Concurrently with execution of the merger agreement, the Business Manager, The Inland Real Estate Group, Inc. and Kite Realty OP entered into a Transition Services Agreement pursuant to which the Business Manager will provide certain business management services following the closing of the merger in order to assist in the transition of the business management of Inland Diversified's assets from the Business Manager to Kite Realty. Pursuant to the Transition Services Agreement, the Business Manager is entitled to receive (i) a one-time management fee of $1.36 million payable by Kite Realty OP upon the closing of the merger, and (ii) certain hourly fees for the various business services performed by the Business Manager at the request of Kite Realty OP, payable monthly by Kite Realty OP. The Transition Services Agreement has an initial term of 60 days following the closing of the merger and provides for two 30-day renewal terms at Kite Realty's option. The Transition Services Agreement will terminate automatically upon the termination of the merger agreement, and may be terminated by Kite Realty OP at any time upon five days' prior written notice.

Consulting Arrangements

        Concurrently with the execution of the merger agreement, Barry L. Lazarus, a member of the Inland Diversified Board and the President and Chief Operating Officer of Inland Diversified, entered into an Interim Services and Consulting Agreement with Kite Realty pursuant to which Mr. Lazarus will serve as a consultant to Kite Realty in connection with transition planning and other matters related to the closing of the merger. The Consulting Agreement provides that Kite Realty will pay Mr. Lazarus a lump-sum consulting fee of $800,000, payable upon, and subject to, the closing of the merger. In the event that Kite Realty terminates the Consulting Agreement prior to the closing of the merger other than for "cause," Kite Realty will remain obligated to pay Mr. Lazarus the full consulting fee that would otherwise be payable under the Consulting Agreement upon the closing of the merger. The Consulting Agreement defines "cause" as, among other things, (i) the willful failure to perform under or material breach of the Consulting Agreement by Mr. Lazarus, (ii) any activity by Mr. Lazarus that would constitute a material breach of the "no-shop" provisions of the merger agreement or is intended to hinder, materially delay or prevent the consummation of the merger, and (iii) Mr. Lazarus' conviction for any felony or commission of an act of fraud, theft or dishonesty.

        Concurrently with the execution of the merger agreement, JoAnn McGuinness, President of Inland Diversified Real Estate Services, LLC, and Elizabeth McNeeley, Senior Vice President, Treasurer and Secretary of Inland Diversified Real Estate Services, LLC, entered into Interim Services and Consulting Agreements with Kite Realty, pursuant to which Ms. McGuinness and Ms. McNeeley will serve as a consultants to Kite Realty in connection with transition planning and other matters related to the closing of the merger. The consulting agreements provides that Kite Realty will pay Ms. McGuinness and Ms. McNeeley lump-sum consulting fees in the amounts of $62,000 and $10,419, respectively, payable upon, and subject to, the closing of the merger.

Management Agreements

        Concurrently with the execution of the merger agreement, Kite Realty OP and Inland Diversified Real Estate Services LLC entered into a Management Agreement pursuant to which Inland Diversified Real Estate Services LLC will provide property management services with respect to the Inland Diversified retail properties following the closing of the merger in order to assist in the transition of retail property management to Kite Realty in exchange for a market-based monthly management fee based on a percentage of the gross revenues of the properties under management. The Management Agreement has an initial term of 90 days following the closing of the merger and provides for automatic 30-day renewal periods until either party gives notice of non-renewal. The Management Agreement will terminate automatically upon the termination of the merger agreement, and may be terminated by Kite Realty OP at any time following the initial term upon five days' prior written notice.

        Concurrently with the execution of the merger agreement, Kite Realty OP and Community Property Management Corp., an affiliate of the Business Manager, entered into separate Management Agreements with respect to each Inland Diversified multi-family property pursuant to which Community Property Management Corp. will provide property management services following the closing of the merger in order to assist in the transition of the management of such properties to Kite Realty in exchange for a market-based monthly management fee based on a percentage of the gross revenues of the properties under management. These Management Agreements each have an initial term of 90 days following the closing of the merger and provide for automatic 30-day renewal periods until either party gives notice of non-renewal. These Management Agreements each terminate automatically upon the termination of the merger agreement or the sale or other disposition of the property under management.

 COMPARATIVE STOCK PRICES AND DIVIDENDS

        Kite Realty's common shares are traded on the NYSE under the symbol "KRG." The following table presents trading information for Kite Realty's common shares on February 7, 2014, the last trading day before the execution of the merger agreement, and [    •    ], 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Kite Realty Common Shares
Date	High		Low		Close
February 7, 2014		$6.20		$6.06		$6.15
[•], 2014	$		$		$

        Inland Diversified's common stock is not currently listed on any national securities exchange or quoted in the over-the-counter market. There is no established public trading market for Inland Diversified's common stock.

        In addition, for illustrative purposes, the following table provides Inland Diversified equivalent per share information on each of the specified dates. Inland Diversified equivalent per share amounts are calculated by multiplying Kite Realty per share amounts by the applicable exchange ratio, which will be determined based on the volume-weighted average trading price of Kite Realty common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder meeting with respect to the approval of the merger and the other transactions contemplated by the merger agreement, but cannot be higher than 1.707 or lower than 1.650. If the average trading price is:

  •
  equal to or less than $6.36, the exchange ratio will equal 1.707;

  •
  between $6.36 and $6.58, the exchange ratio will equal $10.85 divided by the average trading price; and

  •
  $6.58 or greater, the exchange ratio will equal 1.650.

	Kite Realty Common Shares						Inland Diversified Equivalent Per Share
Date	High		Low		Close		High		Low		Close
February 7, 2014		$6.20		$6.06		$6.15		$10.58		$10.34		$10.50
[•], 2014	$		$		$		$		$		$

 Market Prices and Dividend Data

        The following tables set forth the high and low sales prices of Kite Realty common shares as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

	High	Low	Dividend
2011
First Quarter	$5.70	$4.70	$0.06
Second Quarter	5.43	4.54	0.06
Third Quarter	5.08	3.53	0.06
Fourth Quarter	4.77	3.19	0.06
2012
First Quarter	$5.62	$4.49	$0.06
Second Quarter	5.54	3.81	0.06
Third Quarter	5.40	4.84	0.06
Fourth Quarter	5.69	4.48	0.06
2013
First Quarter	$6.91	$5.47	$0.06
Second Quarter	6.87	5.27	0.06
Third Quarter	6.19	5.52	0.06
Fourth Quarter	6.87	5.88	0.06

        Although the exchange ratio will be adjusted for changes in the market price of Kite Realty common shares, subject to the maximum and minimum exchange ratios described above, the market value of the Kite Realty common shares that holders of Inland Diversified common stock will have the right to receive on the date the merger is completed may vary significantly from the market value of the Kite Realty common shares that holders of Inland Diversified common stock would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Kite Realty common shares prior to voting your shares. See "Risk Factors—Risks Related to the Merger" beginning on page [    •    ].

 DESCRIPTION OF CAPITAL SHARES

        The following is a summary of some of the terms of Kite Realty's capital shares, the Kite Realty declaration of trust, Kite Realty's amended and restated bylaws, as amended, and certain provisions of the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law. You should read the Kite Realty declaration of trust and the Kite Realty bylaws and the applicable provisions of Maryland law for complete information on Kite Realty's capital shares. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Kite Realty declaration of trust and bylaws. To obtain copies of these documents, see "Where You Can Find More Information and Incorporation by Reference" beginning on page [    •    ].

        The description of Kite Realty capital shares in this section applies to the capital shares of the Combined Company after the merger. For additional information, see "Comparison of Rights of Shareholders of Kite Realty and Stockholders of Inland Diversified" beginning on page [    •    ].

Shares Authorized

        Kite Realty's authorized capital shares currently consists of 200,000,000 common shares of beneficial interest, par value $0.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. If the proposal to approve the Kite Realty declaration of trust amendment is approved by the holders of two-thirds of the outstanding Kite Realty common shares, the authorized capital shares of Kite Realty will consist of [    •    ] common shares and 40,000,000 preferred shares.

Shares Outstanding

        As of [    •    ], 2014, the record date for the Kite Realty special meeting, Kite Realty had [    •    ] common shares issued and outstanding. Kite Realty has reserved [    •    ] common shares for issuance under Kite Realty's dividend reinvestment and share purchase plan. Upon consummation of the merger, the Combined Company is expected to have approximately [    •    ] million common shares issued and outstanding.

        As of [    •    ], 2014, Kite Realty had 4,100,000 of its Series A Preferred Shares issued and outstanding.

Common Shares

Voting Rights

        Subject to the provisions of the Kite Realty declaration of trust, regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding Kite Realty common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. The Kite Realty declaration of trust provides for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to amendments to the declaration of trust (which requires two-thirds of all the votes entitled to be cast), the election of trustees (which requires a plurality of all the votes cast at a meeting of Kite Realty shareholders at which a quorum is present), dissolution (which requires two-thirds of all the votes entitled to be cast) and removal of trustees (which requires two-thirds of all the votes entitled to be cast). The Kite Realty declaration of trust permits Kite Realty's trustees to amend the Kite Realty declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

        Holders of Kite Realty common shares will be entitled to receive dividends when, as and if declared by the Kite Realty Board out of assets legally available for the payment of dividends. They also will be entitled to share ratably in Kite Realty's assets legally available for distribution to Kite Realty shareholders in the event of Kite Realty's liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of Kite Realty's shares and to the provisions of the Kite Realty declaration of trust regarding the restrictions on ownership and transfer of shares.

        Holders of Kite Realty common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of its securities. Subject to the restrictions on transfer of shares contained in the Kite Realty declaration of trust and to the ability of the Kite Realty Board to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

        Kite Realty common shares are subject to the restrictions on ownership and transfer designed to preserve Kite Realty's qualification as a REIT for U.S. federal income tax purposes. See "Restrictions on Ownership and Transfer" below.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        The Kite Realty declaration of trust authorizes the Kite Realty Board to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the Kite Realty Board. Prior to issuance of shares of each class or series, the Kite Realty Board is required by the Maryland REIT law and the Kite Realty declaration of trust to set for each such class or series, subject to the provisions of the Kite Realty declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, the Kite Realty Board could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of [    •    ], 2014, 4,100,000 Series A Preferred Shares were outstanding.

        To permit Kite Realty increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, the Kite Realty declaration of trust allows Kite Realty to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Kite Realty securities may be listed or traded. Although Kite Realty has no present intention of doing so, it could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of Kite Realty common shares do not have preemptive rights, which means they have no right to acquire any additional shares that Kite Realty may issue at a subsequent date.

Certain Provisions of Maryland Law and the Kite Realty Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of the Kite Realty declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, the Kite Realty declaration of trust and bylaws.

Number of Trustees; Vacancies

        The Kite Realty declaration of trust and bylaws provide that the number of Kite Realty trustees will be established by a vote of a majority of the members of the Kite Realty Board. The Kite Realty Board currently consists of eight trustees. The Kite Realty bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to the Kite Realty declaration of trust, each of the Kite Realty trustees is elected by Kite Realty shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, the Kite Realty Board may elect, without shareholder approval, to create staggered terms for its members.

        The Kite Realty bylaws provide that at least a majority of Kite Realty trustees will be "independent," with independence being defined in the manner established by the Kite Realty Board and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

        The Kite Realty declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of the Kite Realty trustees, this provision, when coupled with the provision in the Kite Realty bylaws authorizing the Kite Realty Board to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

        The Kite Realty Board has approved a resolution that exempts Kite Realty from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to Kite Realty in the future. Maryland law prohibits "business combinations" between Kite Realty and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of Kite Realty common shares; or

  •
  an affiliate or associate of Kite Realty's who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of Kite Realty's then outstanding voting shares.

        A person is not an interested shareholder if the Kite Realty Board approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the Kite Realty Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Kite Realty Board.

        After the five-year prohibition, any business combination between Kite Realty and an interested shareholder generally must be recommended by the Kite Realty Board and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of Kite Realty's then outstanding shares of beneficial interest; and

  •
  two-thirds of the votes entitled to be cast by holders of Kite Realty's voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if Kite Realty's common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by the Kite Realty Board before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

        The Kite Realty bylaws contain a provision exempting any and all acquisitions of Kite Realty common shares from the control shares provisions of Maryland law. However, the Kite Realty Board may opt to make these provisions applicable to Kite Realty at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer or by officers or trustees who are Kite Realty's employees are excluded from the shares entitled to vote on the matter. "Control shares" are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the Kite Realty Board to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, Kite Realty may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, Kite

Realty may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquirer may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if Kite Realty is a party to the transaction or to acquisitions approved by or exempted by the Kite Realty declaration of trust or bylaws, nor does it apply to any acquisition by any person of shares of beneficial interest of Kite Realty so long as the bylaw provision exempting any and all acquisitions of Kite Realty common shares from the control shares provisions of Maryland law remains in place.

Merger, Amendment of Declaration of Trust

        Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Under the Kite Realty declaration of trust, Kite Realty cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. The Kite Realty declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and the Kite Realty declaration of trust, Kite Realty trustees are permitted, without any action by Kite Realty shareholders, to amend the Kite Realty declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the Kite Realty shareholders.

Limitation of Liability and Indemnification

        The Kite Realty declaration of trust limits the liability of Kite Realty trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        The Kite Realty declaration of trust authorizes Kite Realty, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of Kite Realty's present or former trustees or officers or any individual who, while a trustee or officer and at Kite Realty's request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. The Kite Realty declaration of trust and bylaws require Kite Realty, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to Kite Realty.

        Maryland law will permit Kite Realty to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith;

  •
  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        In addition, Maryland law will prohibit Kite Realty from indemnifying Kite Realty's present and former trustees and officers for an adverse judgment in an action by Kite Realty or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. The Kite Realty bylaws and Maryland law require Kite Realty, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

        In addition, Kite Realty has entered into indemnification agreements with each of its trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Operations

        Kite Realty generally is prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause it to fail to qualify as a REIT.

Term and Termination

        The Kite Realty declaration of trust provides for Kite Realty to have a perpetual existence. Pursuant to the Kite Realty declaration of trust, and subject to the provisions of any of Kite Realty's classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire Kite Realty Board, the Kite Realty shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

        Under the Kite Realty bylaws, annual meetings of shareholders are to be held each year between April 15 and May 15 at a date and time as determined by the Kite Realty Board. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of the Kite Realty Board, Kite Realty's president or Kite Realty's chief executive officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. The Kite Realty bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

        The Kite Realty bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Kite Realty Board and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to Kite Realty's notice of the meeting;

  •
  by the Kite Realty Board; or

  •
  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Kite Realty bylaws.

        With respect to special meetings of shareholders, only the business specified in Kite Realty's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Kite Realty Board may be made only:

  •
  pursuant to Kite Realty's notice of the meeting;

  •
  by the Kite Realty Board; or

  •
  provided that the Kite Realty Board has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Kite Realty bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford the Kite Realty Board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Kite Realty Board, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting Kite Realty's shareholder meetings. Although the Kite Realty bylaws do not give the Kite Realty Board the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to the Kite Realty Board or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Kite Realty Declaration of Trust and Bylaws

        The business combination provisions of Maryland law (if the Kite Realty Board opts to make them applicable to Kite Realty), the control share acquisition provisions of Maryland law (if the applicable provision in the Kite Realty bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of Kite Realty's shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of the Kite Realty bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit the Kite Realty Board, without shareholder approval and regardless of what is provided in the Kite Realty declaration of trust or bylaws, to implement takeover defenses that Kite Realty may not yet have.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Code, Kite Realty's shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of Kite Realty's outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities).

        Because the Kite Realty Board believes that it is essential for Kite Realty to qualify as a REIT and for anti-takeover reasons, the Kite Realty declaration of trust, subject to certain exceptions, contain restrictions on the number of Kite Realty's shares of beneficial interest that a person may own. The Kite Realty declaration of trust provides that:

  •
  no person, other than an excepted holder or a designated investment entity (each as defined in the Kite Realty declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 7%, in value or number of shares, whichever is more restrictive, of Kite Realty's issued and outstanding common shares;

  •
  no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;

  •
  no excepted holder, which means members of the Kite Realty family, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of Kite Realty's issued and outstanding common shares after application of the relevant attribution rules;

  •
  no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

  •
  no person shall beneficially own shares that would result in Kite Realty otherwise failing to qualify as a REIT (including but not limited to ownership that would result in Kite Realty owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Kite Realty (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause Kite Realty to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

  •
  no person shall beneficially or constructively own Kite Realty's shares of beneficial interest that would result in Kite Realty being "closely held" under Section 856(h) of the Code or otherwise cause Kite Realty to fail to qualify as a REIT; and

  •
  no person shall transfer Kite Realty's shares of beneficial interest if such transfer would result in Kite Realty's shares of beneficial interest being owned by fewer than 100 persons.

        The Kite Realty declaration of trust defines a "designated investment entity" as:

  1.
  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

  2.
  an entity that qualifies as a regulated investment company under Section 851 of the Code; or

  3.
  an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of Kite Realty, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act; so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit on common shares or the 9.8% ownership limit on preferred shares if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

        The Kite Realty Board may waive the 7% ownership limit for common shares, the 9.8% ownership limit for preferred shares, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 7% limit for common shares, the 9.8% limit for preferred shares or the 9.8% designated investment entity limit, as applicable, would not jeopardize Kite Realty's qualification as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Kite Realty's shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to Kite Realty and provide the company with such other information as Kite Realty may request in order to determine the effect of such transfer on Kite Realty's status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then the Kite Realty declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if the Kite Realty Board determines that it is no longer in Kite Realty's best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing Kite Realty's shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of Kite Realty's shares, including common shares, will be required to give written notice to Kite Realty within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to Kite Realty such additional information as the company may request in order to determine the effect, if any, of such beneficial ownership on Kite Realty's status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to Kite Realty such information as the company may request, in good faith, in order to determine Kite Realty's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of Kite Realty's shareholders.

REIT Qualification

        The Kite Realty declaration of trust provides that the Kite Realty Board may revoke or otherwise terminate its REIT election, without approval of Kite Realty's shareholders, if it determines that it is no longer in Kite Realty's best interests to attempt to qualify, or continue to qualify, as a REIT.

Transfer Agent

        The registrar and transfer agent for the Kite Realty common shares is Broadridge Financial Solutions, Inc.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF KITE REALTY AND STOCKHOLDERS
OF INLAND DIVERSIFIED

        If the merger is consummated, stockholders of Inland Diversified will become shareholders of Kite Realty. The rights of Inland Diversified stockholders are currently governed by and subject to the provisions of the MGCL and the charter and bylaws of Inland Diversified. Upon consummation of the merger, the rights of the former Inland Diversified stockholders who receive Kite Realty common shares will be governed by the Maryland REIT law and the Kite Realty declaration of trust and Kite Realty bylaws, rather than the charter and bylaws of Inland Diversified.

        The following is a summary of the material differences between the rights of holders of Kite Realty common shares and holders of Inland Diversified common stock, but does not purport to be a complete description of those differences or a complete description of the terms of the Kite Realty common shares subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) Maryland law; (ii) the Kite Realty declaration of trust; (iii) the Inland Diversified charter; (iv) the Kite Realty bylaws; and (v) the Inland Diversified bylaws.

        This section does not include a complete description of all differences between the rights of holders of Kite Realty common shares and holders of Inland Diversified common stock, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of Kite Realty and Inland Diversified, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information and Incorporation by Reference."

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Corporate Governance	Kite Realty is a Maryland REIT. The rights of Kite Realty shareholders are governed by the Maryland REIT law, the Kite Realty declaration of trust and the Kite Realty bylaws.	Inland Diversified is a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes.

The rights of Inland Diversified stockholders are governed by the MGCL, the Inland Diversified charter and the Inland Diversified bylaws.

Authorized Capital Stock

Kite Realty is currently authorized to issue an aggregate of 200,000,000 common shares of beneficial interest, par value $0.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. If the proposal to approve the Kite Realty declaration of trust amendment is approved by the holders of two-thirds of the outstanding Kite Realty common shares, the authorized capital stock of Kite Realty will consist of [•] common shares, and 40,000,000 preferred shares.

As of the record date for the Kite Realty special meeting, Kite Realty had [•] common shares issued and outstanding and 4,100,000 preferred shares issued and outstanding. Kite Realty has reserved [•] common shares for issuance under Kite Realty's dividend reinvestment and share purchase plan.

Inland Diversified is currently authorized to issue an aggregate of 2,460,000,000 shares of common stock, par value $.001 per share, and 40,000,000 shares of preferred stock, $.001 par value per share.

As of the record date for the Inland Diversified special meeting, Inland Diversified had [•] shares of common stock issued and outstanding and no preferred shares issued and outstanding.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Voting Rights

Subject to the provisions of the Kite Realty declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee. Each share may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required by statute or by the bylaws or declaration of trust. Unless otherwise provided in the declaration of trust, each outstanding share, regardless of class, shall be entitled to vote on each matter submitted to a vote at a meeting of shareholders.

Subject to the provisions of the Inland Diversified charter regarding restrictions on the transfer and ownership of shares of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of the directors. The holders of a majority of shares of common stock present in person or by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the Inland Diversified Board, vote to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by applicable law or by the charter. Unless otherwise provided by statute or by the charter, each outstanding share, regardless of class, shall be entitled to vote on each matter submitted to a vote at a meeting of stockholders.

Cumulative Voting	Holders of Kite Realty stock do not have the right to cumulate their votes with respect to the election of trustees.	Inland Diversified stockholders having voting power are not entitled to exercise cumulative voting rights.
Size of the Board of Trustees

The number of trustees may be established by a vote of a majority of the members of the Kite Realty board of trustees. Currently, the Kite Realty board of trustees consists of eight trustees.

Upon completion of the merger, the board of trustees of the Combined Company will be increased to nine trustees.

The number of directors may be established or increased or decreased from time to time by a vote of a majority of the entire Inland Diversified Board. Currently, the Inland Diversified Board consists of seven directors.

Independent Trustees	At least a majority of trustees on the Kite Realty board of trustees must be independent trustees.	At least a majority of the directors on the Inland Diversified Board must be independent directors.
Classified Board and Term of Trustees	The Kite Realty board of trustees is not classified. The trustees of Kite Realty hold office for a term expiring at the next annual meeting and until their successors are duly elected and qualified.

The Inland Diversified Board is not classified.

The directors of Inland Diversified hold office for a term expiring at the next annual meeting and until their successors are duly elected and qualified.

Election of Trustees	A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee.

The holders of a majority of the shares of stock of Inland Diversified present in person or by proxy at an annual meeting at which a quorum is present may, without the necessity for concurrence by the Inland Diversified Board, vote to elect a director.

Removal of Trustees	A trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees.

The stockholders may remove any director with or without cause by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote generally in the election of directors in the manner provided in the Inland Diversified charter.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Filling Vacancies of Trustees

Any vacancy (including a vacancy created by an increase in the number of trustees) may be filled by a majority of the trustees, even if the remaining trustees do not constitute a quorum. Any individual so elected as trustee shall hold office for the unexpired term of the trustee he or she is replacing and until a successor is elected and qualified.

Vacancies resulting from the removal of a director by the stockholders may be filled by the stockholders by the affirmative vote of a majority of the shares of outstanding stock, present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote. Any vacancy on the Inland Diversified Board for any cause other than an increase in the number of directors or the removal of a director by the stockholders shall be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Inland Diversified Board; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

Amendment of the Kite Realty declaration of trust and the Inland Diversified Certificate of Incorporation

The Kite Realty declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and Kite Realty's declaration of trust, Kite Realty's trustees are permitted, without any action by Kite Realty's shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

The Inland Diversified charter may be amended only by the affirmative vote of the holders of a majority of the then outstanding voting shares of common stock. The Inland Diversified directors may amend the charter, without any action by Inland Diversified's stockholders, with respect to any amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter.

Bylaw Amendments	The Kite Realty board of trustees has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

The Inland Diversified Board has the exclusive power, by a majority vote of directors present at any regular meeting or at any special meeting to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Merger, Consolidations or Sales of Substantially All Assets

Under Maryland REIT law, a Maryland REIT generally cannot dissolve or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. The Kite Realty declaration of trust provides that Kite Realty cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter.

Under the MGCL, a Maryland corporation generally cannot dissolve, merger, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but no less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Inland Diversified charter provides that the Inland Diversified Board may not without the approval of holders of at least a majority of the outstanding voting shares of common stock (i) sell all or substantially all of Inland Diversified's assets other than in the ordinary course of Inland Diversified's business or in connection with liquidation and dissolution or as otherwise permitted by law, (ii) cause a merger, consolidation or share exchange of Inland Diversified except as permitted by law or (iii) dissolve or liquidate Inland Diversified.

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Ownership Limitations	To qualify as a REIT, and for anti-takeover reasons, the Kite Realty declaration of trust, subject to certain exceptions, contains the following restrictions on the number of shares of beneficial interest that a person may own:

•

no person, other than an excepted holder or a designated investment entity (each as defined in the Kite Realty declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;

•

no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class or series of preferred shares;

•

no excepted holder, which means members of the Kite Realty family, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of Kite Realty's issued and outstanding common shares after application of the relevant attribution rules;

•

no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

•

no person shall beneficially own shares that would result in Kite Realty otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Kite Realty owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Kite Realty (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause Kite Realty to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

•

no person shall beneficially or constructively own Kite Realty's shares of beneficial interest that would result in Kite Realty being "closely held" under Section 856(h) of the Code or otherwise cause Kite Realty to fail to qualify as a REIT; and

•

no person shall transfer Kite Realty's shares of beneficial interest if such transfer would result in Kite Realty's shares of beneficial interest being owned by fewer than 100 persons.

To qualify as a REIT, and for anti-takeover reasons, the Inland Diversified charter, subject to certain exceptions, contains the following restrictions on the number of shares of stock that a person may own:

•

no person, other than an excepted holder (as defined in the Inland Diversified charter), may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of common stock of Inland Diversified;

•

no person, other than an excepted holder, may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares of all classes or series of stock of Inland Diversified;

•

no excepted holder may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, more than the percentage limit of equity stock established by the Inland Diversified Board for such excepted holder;

•

no person may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, shares of stock to the extent that such ownership would result in Inland Diversified being "closely held" within the meaning of Section 856(h) of the Code, or otherwise fail to qualify as a REIT; and

•

no person shall transfer shares of stock if such transfer would result in Inland Diversified stock being beneficially owned by less than 100 persons.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Annual Meetings of the Shareholders	Annual meetings of shareholders are to be held each year between April 15 and May 15 at a date and time as determined by the Kite Realty Board.	Annual meetings of stockholders shall be held on the day and time as the Inland Diversified Board may determine.
Special Meetings of the Shareholders

Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of the Kite Realty Board, the president or the chief executive officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Special meetings of the stockholders may be called by the chairman of the Inland Diversified Board, the chief executive officer, the president, a majority of the directors or a majority of the independent directors. Special meetings of stockholders may also be called by the secretary of Inland Diversified upon written request of stockholders holding in the aggregate not less than 10% of the outstanding shares of the capital stock of Inland Diversified entitled to vote at such meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals	The Kite Realty bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Kite Realty board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•

pursuant to Kite Realty's notice of meeting;

•

by Kite Realty's board of trustees; or

•

by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in Kite Realty's bylaws.

In general, written notice of shareholder nominations or business for an annual meeting must be delivered to the secretary of the trust no later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; provided, however, that in the event that the mailing of the notice for the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the trust.

The Inland Diversified bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Inland Diversified Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only:

•

pursuant to Inland Diversified's notice of meeting;

•

by or at the direction of the Inland Diversified Board; or

•

by any stockholder of Inland Diversified who was a stockholder of record both at the time of the provision of notice and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who complied with the advance notice procedures set forth in Inland Diversified's bylaws.

In general, written notice of stockholder nominations or business for an annual meeting must be delivered to the secretary of Inland Diversified no later than 5:00 p.m., Central Time, on the 90th day prior nor earlier than 5:00 p.m., Central Time, on the 120th day prior to the first anniversary of the date of proxy statement for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the preceding year's annual meeting or if Inland Diversified has not previously held an annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 5:00 p.m., Central Time, on the 120th day prior to the annual meeting and not later than 5:00 p.m., Central Time, on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Inland Diversified.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Notice of Shareholder Meetings

Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice of the meeting. In the case of special meetings, such notice must state the purpose for which the meeting is called.

Not less than ten nor more than 90 days before the date of every stockholders' meeting, the secretary shall give to each stockholder entitled to vote at the meeting, and to each stockholder not entitled to vote who is entitled to notice of a meeting, a written or printed notice of the meeting. In the case of special meetings, such notice must state the purpose or purposes for which the meeting is called.

State Anti-Takeover Statutes

The business combination provisions of Maryland law (if Kite Realty's board of trustees opts to make them applicable to the trust), the control share acquisition provisions of Maryland law (if the applicable provision in Kite Realty's bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of Kite Realty's shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of Kite Realty's bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit Kite Realty's board of trustees, without shareholder approval and regardless of what is provided in Kite Realty's declaration of trust or bylaws, to implement takeover defenses that Kite Realty may not yet have.

The business combination provisions of Maryland law (if the Inland Diversified Board opts to make them applicable to Inland Diversified), the restrictions on the acquisition of Inland Diversified's stock, the power to issue additional shares of common stock or preferred stock and the advance notice provisions of Inland Diversified's bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of Inland Diversified stock or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit the Inland Diversified Board, without stockholder approval and regardless of what is provided in Inland Diversified's charter or bylaws, to implement takeover defenses that Inland Diversified may not yet have.

Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
Liability and Indemnification of Trustees and Officers	Kite Realty's declaration of trust limits the liability of its trustees and officers for money damages, except for liability resulting from:

•

actual receipt of an improper benefit or profit in money, property or services; or

•

a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

Kite Realty's declaration of trust authorizes it, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of Kite Realty's present or former trustees or officers or any individual who, while a trustee or officer and at Kite Realty's request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Kite Realty's declaration of trust and bylaws require Kite Realty, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to Kite Realty.

Maryland law will permit Kite Realty to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•

the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith;

•

was the result of active and deliberate dishonesty;

•

the trustee or officer actually received an improper personal benefit in money, property or services; or

•

in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law will prohibit Kite Realty from indemnifying its present and former trustees and officers for an adverse judgment in an action by Kite Realty or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Kite Realty's bylaws and Maryland law require Kite Realty, as a condition to advancing expenses in certain circumstances, to obtain:

•

a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•

a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Inland Diversified's charter and bylaws authorize it to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse reasonable expenses in advance of final disposition of a proceeding to any of Inland Diversified's present or former directors or officers or any individual who, while a director or officer and at Inland Diversified's request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Inland Diversified's charter prohibits Inland Diversified from indemnifying any present and former director and officer against liabilities unless:

•

the Inland Diversified Board has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of Inland Diversified;

•

such director or officer was acting on behalf of or performing services on the part of Inland Diversified;

•

such liability or loss was not the result of gross negligence or willful misconduct by any independent director or negligence or misconduct by any other indemnified party (as such term is defined in the charter) (excluding any independent directors of Inland Diversified); and

•

the indemnification is recoverable only out of the assets of Inland Diversified and not from the stockholders.

Inland Diversified's charter and bylaws prohibit Inland Diversified from indemnifying any director or officer for any losses, liabilities or expenses arising from an alleged violation of federal or state securities laws by such director or officer unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular director or officer; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the director or officer; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering their request has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which securities of Inland Diversified were offered and sold as to indemnification for violations of securities laws.

	Rights of Kite Realty Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of Inland Diversified Stockholders
In addition, Kite Realty has entered into indemnification agreements with each of its trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Inland Diversified's charter and bylaws allow Inland Diversified to advance amounts to a director or officer for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought, and only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the director or officer, for or on behalf of Inland Diversified; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) such director or officer receiving such advances undertakes in writing to repay the advanced funds to Inland Diversified, together with the applicable legal rate of interest thereon, in cases in which such director or officer is found not to be entitled to indemnification.

Distributions

Holders of Kite Realty common shares will be entitled to receive dividends when, as and if declared by the Kite Realty Board out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to Kite Realty shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of the Kite Realty Articles regarding the restrictions on ownership and transfer of shares.

The Series A Preferred Shares rank senior to the Kite Realty common shares with respect to the payment of distributions

Subject to the MGCL provisions identifying or limiting funds legally available for distribution, Inland Diversified may pay distributions to its stockholders, as authorized from time to time by the Inland Diversified Board and declared by Inland Diversified.

Subject to any preferential rights in favor of any class or series of preferred stock, upon liquidation or dissolution of Inland Diversified, each issued and outstanding share of common stock will be entitled to participate pro rata in the assets of Inland Diversified remaining after paying, or making adequate provision for, all known debts and liabilities of Inland Diversified.

Dissenters' Rights	Holders of Kite Realty common shares are not entitled to dissenters' or appraisal rights in connection with the merger because the common shares of Kite Realty are listed on the NYSE.

Inland Diversified's charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the Inland Diversified Board, upon the affirmative vote of a majority of the Inland Diversified Board, shall determine that such rights apply.

REIT Qualification

Kite Realty's declaration of trust provides that the board of trustees may revoke or otherwise terminate Kite Realty's REIT election, without approval of the shareholders, if it determines that it is no longer in Kite Realty's best interests to attempt to qualify, or continue to qualify, as a REIT.

Inland Diversified's charter provides that the Inland Diversified Board may revoke or otherwise terminate Inland Diversified's REIT election, without approval of the stockholders, if a majority of the members of the Inland Diversified Board (including a majority of the independent directors) determines that it is no longer in the best interest of Inland Diversified to qualify as a REIT.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of Kite Realty's investment policies and policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Kite Realty Board without a vote of the Kite Realty shareholders. Any change to any of these policies would be made by the Kite Realty Board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of the Kite Realty Board's business judgment, it believes that it is advisable to do so in Kite Realty's and Kite Realty's shareholders' best interests. Kite Realty cannot assure you that its investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        Kite Realty intends to continue to focus on targeted acquisitions and development of neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics and selected commercial properties. Kite Realty may also consider future opportunities to invest in other types of properties. Kite Realty currently expects to incur additional debt in connection with future acquisitions of real estate.

        Kite Realty expects to conduct substantially all of its investment activities through Kite Realty OP and its other affiliates. Kite Realty's policy is to acquire assets primarily for current income generation. There are no limitations on the amount or percentage of Kite Realty's total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

        Kite Realty has not in the past engaged in any significant investments in mortgages, although Kite Realty may engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        Kite Realty has not generally engaged in investment activities in other entities (other than joint ventures in which it is actively involved). Subject to REIT qualification rules, Kite Realty may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. Kite Realty also may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties. Kite Realty may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with its investment policies. Subject to REIT qualification rules, there are no limitations on the amount or percentage of Kite Realty's total assets that may be invested in any one issuer. Kite Realty does not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, Kite Realty does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act and it intends to divest securities before any registration would be required. Kite Realty has not in the past acquired, and does not anticipate that it will in the future seek to acquire, loans secured by properties and has not, nor does it intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

 Dispositions

        Subject to REIT qualification rules, avoidance of the 100% "prohibited transactions tax," and the tax protection obligations that Kite Realty has undertaken in connection with its formation transactions, it will consider disposing of properties if management determines that a sale of a property would be in its best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Property dispositions that would give rise to an indemnification obligation under the tax protection agreement are subject to approval by a majority of Kite Realty's independent trustees.

Financing Policies

        Kite Realty has incurred substantial debt in order to fund operations and development and acquisition activities. The Kite Realty Board will consider a number of factors when evaluating Kite Realty's level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be developed or acquired with debt financing, the estimated market value of Kite Realty's properties upon refinancing and the ability of particular properties, as well as the company as a whole, to generate cash flow to cover expected debt service.

        Generally speaking, although Kite Realty may incur any of the forms of indebtedness described below, Kite Realty intends to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. Kite Realty may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in its properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include Kite Realty's general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, Kite Realty may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. Kite Realty may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which it participates, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. Kite Realty also may incur indebtedness for other purposes when, in the opinion of the Kite Realty Board or Kite Realty's management, it is advisable to do so. In addition, Kite Realty may need to borrow to make distributions (including distributions that may be required under the Code) if it does not have sufficient cash available to make those distributions.

Lending Policies

        Kite Realty does not have a policy limiting its ability to make loans to other persons. Subject to REIT qualification rules, Kite Realty may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by Kite Realty for the property sold. Kite Realty and Kite Realty OP may make loans to joint ventures in which it or they participate or may participate in the future. Kite Realty has not engaged in any significant lending activities in the past nor does it intend to in the future.

Equity Capital Policies

        The Kite Realty Board has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although Kite Realty has no current plans to do so, it may in the future issue common shares in connection with acquisitions. Kite Realty also may issue units in Kite Realty OP in connection with acquisitions of property.

        Kite Realty may, under certain circumstances, purchase its common shares in the open market or in private transactions with its shareholders, if those purchases are approved by the Kite Realty Board. The Kite Realty Board has no present intention of causing Kite Realty to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Reporting Policies

        Kite Realty is subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, Kite Realty files periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See "Where You Can Find More Information and Incorporation by Reference" on page [    •    ].

 SHAREHOLDER PROPOSALS

Kite Realty 2014 Annual Meeting of Shareholders and Shareholder Proposals

        Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in Kite Realty's proxy materials for the next annual meeting of shareholders must have been received at Kite Realty's principal executive offices no later than December 10, 2013.

        In addition, any Kite Realty shareholder who wishes to propose a nominee to the Kite Realty Board or propose any other business to be considered by the Kite Realty shareholders (other than a shareholder proposal included in Kite Realty's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must have complied with the advance notice provisions and other requirements of Article II, Section 13 of the Kite Realty bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Kite Realty Board and the proposal of business to be considered by the Kite Realty shareholders for the 2014 annual meeting must have been received no earlier than December 10, 2013 and no later than January 9, 2014.

        Pursuant to SEC rules, if a Kite Realty shareholder notifies Kite Realty after February 23, 2014 of an intent to present a proposal at the 2014 annual meeting of shareholders and the proposal is voted upon at the 2014 annual meeting, Kite Realty's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2014 annual meeting.

Inland Diversified 2014 Annual Stockholder Meeting and Stockholder Proposals

        If the merger is completed on the expected timetable, it is not expected that Inland Diversified will hold a 2014 annual meeting of Inland Diversified stockholders. If the merger is not completed, the Inland Diversified stockholders will continue to be entitled to attend and participate in Inland Diversified's annual meeting, and Inland Diversified will hold a 2014 annual meeting, in which case Inland Diversified will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held.

        If Inland Diversified's 2014 annual meeting is held, Inland Diversified stockholder proposals intended to be presented at the 2014 annual meeting must have been received by Inland Diversified no later than December 17, 2013, in order to be included in the proxy statement and form of proxy relating to that meeting pursuant to SEC Rule 14a-8; provided, that if the 2014 annual meeting of Inland Diversified stockholders is held after July 12, 2014, such proposals must be received by Inland Diversified a reasonable time before Inland Diversified begins to print and mail its proxy materials. In order to be included in the proxy statement for any 2014 annual meeting of Inland Diversified stockholders, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals.

        A stockholder who wishes to make a proposal at the Inland Diversified annual meeting other than pursuant to SEC Rule 14a-8 must comply with the notice and other requirements set forth in the Inland Diversified bylaws. Pursuant to the current Inland Diversified bylaws, that notice must have been submitted in writing and delivered to the secretary of Inland Diversified not earlier than December 17, 2013 and not later than January 16, 2014; provided, that if the 2014 annual meeting of Inland Diversified stockholders is held after August 11, 2014, that notice must be submitted in writing and delivered to the secretary of Inland Diversified not earlier than 5:00 p.m., Central Time, on the 120th day prior to the annual meeting and not later than 5:00 p.m., Central Time, on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Inland Diversified.

 LEGAL MATTERS

        The validity of the Kite Realty common shares to be issued in the merger will be passed upon by Hogan Lovells US LLP. It is a condition to the merger that Kite Realty and Inland Diversified receive opinions from Hogan Lovells US LLP and Alston & Bird LLP, respectively, concerning the U.S. federal income tax consequences of the merger.

EXPERTS

        The consolidated financial statements and schedule of Kite Realty appearing in Kite Realty's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of Inland Diversified as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an emphasis of matter paragraph that states on February 9, 2014, Inland Diversified entered into an agreement and plan of merger, which is subject to a number of closing conditions.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        Kite Realty and Inland Diversified each file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by Kite Realty and Inland Diversified at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Kite Realty's and Inland Diversified's SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. This reference to the SEC's Internet site is intended to be an inactive textual reference only.

        Investors may also consult Kite Realty's or Inland Diversified's website for more information about Kite Realty or Inland Diversified, respectively. Kite Realty's website is www.kiterealty.com. Inland Diversified's website is www.inlanddiversified.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Kite Realty has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Kite Realty common shares to be issued to Inland Diversified's stockholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Kite Realty common shares. The rules and regulations of the SEC allow Kite Realty and Inland Diversified to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        The SEC allows Kite Realty to "incorporate by reference" into this prospectus the information it files with the SEC, which means that Kite Realty can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this prospectus. Later information filed with the SEC will update and supersede this information.

        This prospectus incorporates by reference the Kite Realty documents listed below, all of which have been previously filed by Kite Realty with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 7, 2014;

  •
  Definitive Proxy Statement filed with the SEC on April [    •    ], 2014;

  •
  Current Reports on Form 8-K filed with the SEC on November 26, 2013 (as amended by the Current Report on Form 8-K/A filed with the SEC on February 5, 2014), January 8, 2014, February 10, 2014 and February 11, 2014; and

  •
  the description of Kite Realty's common shares included in Kite Realty's Registration Statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

        Kite Realty also incorporates by reference into this prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the Inland Diversified and Kite Realty special meetings; provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

        You may request a copy of these filings, at no cost, by contacting David Buell, Financial Reporting Manager, Kite Realty Group, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, by telephone at 317-577-5600, by e-mail at dbuell@kiterealty.com, or by visiting Kite Realty's website, www.kiterealty.com. The information contained on Kite Realty's website is not part of this prospectus. The reference to Kite Realty's website is intended to be an inactive textual reference only.

        In addition, attached as Annex F to this joint proxy statement/prospectus is Inland Diversified's Annual Report on Form 10-K for the year ended December 31, 2013 which is included as a part of this joint proxy statement/prospectus.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

F-1

KITE REALTY GROUP TRUST
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        On February 9, 2014, Kite Realty Group Trust, or Kite Realty, KRG Magellan, LLC, or Merger Sub, and Inland Diversified Real Estate Trust, Inc., or Inland Diversified, entered into a definitive agreement and plan of merger, which is referred to as the merger agreement, pursuant to which Kite Realty and Inland Diversified will combine through a merger of Inland Diversified with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty, which we refer to as the merger.

        Under the terms of the merger agreement, each outstanding share of common stock of Inland Diversified immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive between 1.707 and 1.650 Kite Realty common shares, based on the exchange ratio in the merger agreement. The exact exchange ratio is based on the volume-weighted average trading price of Kite Realty common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder meeting with respect to the approval of the merger and the other transactions contemplated by the merger agreement, which we refer to as the average trading price, but cannot be higher than 1.707 or lower than 1.650.

        We anticipate that, following the merger, continuing Kite Realty stockholders will hold between 40.6% and 41.4% of the diluted common equity of the combined company, which we refer to as the Combined Company, and former Inland Diversified stockholders will hold between 58.6% and 59.4% of the diluted common equity of the Combined Company. The merger is subject to customary closing conditions, including receipt of the approval of both the Kite Realty shareholders and the Inland Diversified stockholders, among other things. The merger is currently anticipated to close late in the second quarter or in the third quarter of 2014.

        The following unaudited pro forma condensed consolidated financial statements are based on Kite Realty's historical consolidated financial statements and Inland Diversified's historical consolidated financial statements, each incorporated by reference in this joint proxy statement/prospectus, and have been adjusted in the statements below to give effect to the merger. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 gives effect to the merger as if it had occurred on January 1, 2013, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 gives effect to the merger as if it had occurred on December 31, 2013. The historical consolidated financial statements of Inland Diversified have been adjusted to reflect certain reclassifications in order to conform to Kite Realty's financial statement presentation.

        The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with Kite Realty considered the acquirer of Inland Diversified. See "The Merger—Accounting Treatment." Under the acquisition method of accounting, the purchase price is allocated to the underlying Inland Diversified tangible assets, intangibles acquired and liabilities assumed based on their respective fair values, with the excess purchase price, if any, allocated to goodwill.

        The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain limited information that is currently available. The total consideration for the merger and the assignment of fair values to Inland Diversified's assets acquired and liabilities assumed has not been finalized, is subject to change, and could vary materially from the actual amounts at the time the merger is completed. A final determination of the fair value of Inland Diversified's assets and liabilities, including intangibles, will be based on the actual tangible assets, intangibles and liabilities of Inland Diversified that exist as of the closing date of the merger and, therefore, cannot be made prior

F-2

to the completion of the merger. In addition, the value of the consideration to be paid by Kite Realty upon the consummation of the merger will be determined based on the average trading price. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements presented below. Kite Realty estimated the fair value of Inland Diversified's assets and liabilities based on discussions with Inland Diversified's management, preliminary valuation studies, due diligence and information presented in Inland Diversified's public filings. Until the merger is completed, both companies are limited in their ability to share certain information. Upon completion of the merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma condensed consolidated balance sheet and/or pro forma condensed consolidated statement of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

        The aggregate purchase price for financial statement purposes will be based on the average trading price, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma condensed consolidated financial statements. If the actual average trading price per Kite Realty common share is higher than the assumed amount, it is expected that the final purchase price will be higher. Conversely, if the actual average trading price is lower than the assumed amount, it is expected that the final purchase price will be lower. A hypothetical 10% increase in Kite Realty's average trading price on the closing date of the merger would have an approximate $79 million impact on the purchase price.

        Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give pro forma effect to events that are: (1) directly attributable to the merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the Combined Company following the merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

        The unaudited pro forma condensed consolidated financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the merger and do not attempt to predict or suggest future results. The projected operating synergies are expected to include between $17 million and $19 million in combined annual cost synergies (these synergies have not been reflected in the pro forma condensed consolidated statement of operations). The unaudited pro forma condensed consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the Combined Company following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of the Combined Company following the merger.

F-3

        The unaudited pro forma condensed consolidated financial statements have been developed from and should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma condensed consolidated financial statements;

  •
  the historical audited consolidated financial statements of Kite Realty as of and for the year ended December 31, 2013, included in Kite Realty's Form 10-K, which is incorporated by reference in this joint proxy statement/prospectus;

  •
  the historical audited consolidated financial statements of Inland Diversified as of and for the year ended December 31, 2013, included in Inland Diversified's Form 10-K, which are included in Annex F to this joint proxy statement/prospectus; and

  •
  other information relating to Kite Realty and Inland Diversified contained in or incorporated by reference into this document. See "Where You Can Find More Information," "Selected Historical Financial Information of Kite Realty" and "Selected Historical Financial Information of Inland Diversified."

F-4

KITE REALTY GROUP TRUST

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2013

(Unaudited)

	Kite Realty Historical	Inland Diversified Historical (A)	Inland Pro Forma Adjustments (F)	Pro Forma Adjustments		Kite Realty Pro Forma
Assets
Investment properties	$1,877,058	$1,667,505	$—	$381,725	(B)	$3,926,288
Accumulated depreciation	(232,580)	(94,544)	—	94,544	(C)	(232,580)

	1,644,478	1,572,961	—	476,269		3,693,708
Cash and cash equivalents	18,134	32,233	200,794	(248,794)	(G)(H)	2,367
Tenant receivables	24,767	17,023	—	(8,886)	(D)	32,904
Other receivables	4,567	3,478	—	—		8,045
Escrow deposits	11,046	5,616	20,973	(20,973)	(G)	16,662
Investments in marketable securities	—	34,070	—	—		34,070
Deferred costs, net	56,388	201,436	—	(82,156)	(E)	175,668
Prepaid and other assets	4,547	5,301	—	—		9,848
Assets held for sale, net	—	455,480	(455,480)	—		—

Total assets	$1,763,927	$2,327,598	$(233,713)	$115,460		$3,973,272

Liabilities and Equity
Mortgage and other indebtedness	$857,144	$1,005,593	$—	$(208,482)	(G)	$1,654,255
Accounts payable and accrued expenses	61,437	20,655	—	—		82,092
Deferred investment property acquisition obligations	—	29,203	—	3,703	(I)	32,906
Deferred revenue and other liabilities	44,313	52,298	—	47,649	(J)	144,260
Liabilities held for sale, net	—	256,029	(256,029)	—		—

Total liabilities	962,894	1,363,778	(256,029)	(157,130)		1,913,513
Commitments and contingencies
Redeemable noncontrolling interests	43,928	67,950	—	—		111,878
Equity
Shareholders' equity:
Preferred shares	102,500	—	—	—		102,500
Common shares	1,308	118	—	1,893	(K)	3,319
Additional paid-in capital	821,526	1,053,472	—	183,293	(K)	2,058,291
Accumulated other comprehensive income	1,353	2,703	—	(2,703)	(K)	1,353
Accumulated deficit	(173,130)	(160,423)	22,316	90,107	(K)(H)	(221,130)

Total shareholders' equity	753,557	895,870	22,316	272,590		1,944,333
Noncontrolling interests	3,548	—	—	—		3,548

Total equity	757,105	895,870	22,316	272,590		1,947,881

Total liabilities and equity	$1,763,927	$2,327,598	$(233,713)	$115,460		$3,973,272

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

F-5

KITE REALTY GROUP TRUST

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Unaudited)

(in thousands, except per share data)

	Kite Realty Historical	Kite Realty Pro Forma Adjustments (L)	Kite Realty Pro Forma	Inland Diversified Historical	Pro Forma Adjustments			Combined Company Pro Forma
Revenue
Minimum rent	$93,637	$23,842	$117,479	$140,763		$3,324	(M)	$261,566
Tenant reimbursements	24,422	5,662	30,084	35,565		—		65,649
Other property related revenue	11,429	—	11,429	9,480		—		20,909

Total Revenue	129,488	29,504	158,992	185,808		3,324		348,124
Expenses:
Property operating	21,729	3,993	25,722	33,977		—		59,699
Real estate taxes	15,263	3,265	18,528	20,564		—		39,092
Business management-fee related party	—	—	—	14,666		(14,666)	(N)	—
General, administrative and other	8,211	—	8,211	9,223		—	(Q)	17,434
Acquisition costs	2,214	(2,214)	—	619		—	(O)	619
Depreciation and amortization	54,479	21,000	75,479	73,608		25,241	(P)	174,328

Total expenses	101,896	26,044	127,940	152,657		10,575		291,172
Operating income	27,592	3,460	31,052	33,151		(7,251)		56,952
Interest expense	(27,994)	(1,851)	(29,845)	(42,669)		15,271	(R)	(57,243)
Income tax expense of taxable REIT subsidiary	(263)	—	(263)	—		—		(263)
Interest, dividend and other income	—	—	—	3,135		—		3,135
Realized gain on sale of marketable securities	—	—	—	641		—		641
Other (expense) income, net	(62)	—	(62)	260		—		198

(Loss) income from continuing operations	(727)	1,609	882	(5,482)		8,020		3,420
Net loss (income) attributable to noncontrolling interests	686	(437)	249	(2,440)		(221)		(2,412)	(S)

Net loss from continuing operations attributable to Kite Realty Group Trust	(41)	1,172	1,131	(7,922)		7,799		1,008
Dividends on preferred shares	(8,456)	—	(8,456)	—		—		(8,456)

Net loss from continuing operations attributable to common shareholders	$(8,497)	$1,172	$(7,325)	$(7,922)		$7,799		$(7,448)

(Loss) income from continuing operations attributable to common shareholders per common share—basic and diluted	$(0.09)	$0.03	$(0.06)	$(0.07)	$	N/A		$(0.02)

Weighted average common shares outstanding—basic and diluted	94,142	36,684	130,826	116,668		N/A		331,900	(T)

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

F-6

KITE REALTY GROUP TRUST, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:

Overview

        For purposes of the unaudited pro forma condensed consolidated financial statements (the "pro forma financial statements"), we have assumed a total preliminary purchase price for the merger of approximately $2.1 billion, which consists of Kite Realty common shares and the assumption of certain debt expected to be outstanding at the acquisition date. Under the terms of the merger agreement, the exact exchange ratio is based on the average trading price, but cannot be higher than 1.707 or lower than 1.650. Each issued and outstanding share of Inland Diversified common stock will receive between 1.707 and 1.650 Kite Realty common shares, totaling a maximum aggregate number of Kite Realty common shares of approximately [    •    ] million shares. The pro forma condensed consolidated financial statements have been prepared assuming the merger is accounted for using the acquisition method of accounting under U.S. GAAP (which we refer to as "acquisition accounting") with Kite Realty as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible assets, identifiable intangibles and liabilities assumed of Inland Diversified based on their respective fair values, as further described below.

        To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Inland Diversified's financial statement presentation to that of Kite Realty, as described in Note 2. However, the unaudited pro forma condensed consolidated financial statements may not reflect all adjustments necessary to conform the accounting policies of Inland Diversified to those of Kite Realty due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.

        The pro forma adjustments represent Kite Realty's management's estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial condensed consolidated statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma condensed consolidated financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact.

        The pro forma condensed consolidated statement of operations for the year ended December 31, 2013 combines the historical consolidated statements of operations of Kite Realty (after giving effect to Kite Realty's 2013 property acquisitions and related equity issuances) and Inland Diversified, giving effect to the merger as if it had been consummated on January 1, 2013, the beginning of the earliest period presented. The pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Kite Realty and the historical consolidated balance sheet of Inland Diversified (after giving effect to the sale of the single tenant, net-lease portfolio which is accounted for as held for sale) as of December 31, 2013, giving effect to the merger as if it had been consummated on December 31, 2013.

        Completion of the merger is subject to, among other things, approval by the shareholders of both companies. As of the date of this joint proxy statement/prospectus, the merger is expected to be completed late in the second quarter or in the third quarter of 2014.

F-7

KITE REALTY GROUP TRUST, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: (Continued)

Preliminary Estimated Purchase Price

        The total preliminary estimated purchase price of approximately $2.1 billion was determined based on the number of shares of Inland Diversified common stock outstanding as of February 7, 2014, an assumed exchange ratio of 1.707, the ten-day volume weighted-average price of Kite Realty's common shares as of March 13, 2014 ($6.16 per share) and the assumption of certain debt expected to be outstanding at the acquisition date. For purposes of the pro forma condensed consolidated financial statements, such common stock is assumed to be exchanged as of the closing date of the merger. Further, no effect has been given to any other new shares of Inland Diversified common stock that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the merger. In all cases in which Kite Realty's closing share price is a determining factor in arriving at final consideration for the merger, the share price assumed for the total preliminary purchase price is the ten-day volume weighted average price of Kite Realty's common shares as of March 13, 2014 ($6.16 per share).

        The actual purchase price will be computed using the average trading price of Kite Realty common shares for the 10 consecutive trading days ending on the third trading day immediately preceding Inland Diversified's stockholder meeting with respect to the approval of the merger and the other transactions contemplated by the merger agreement; therefore, the actual purchase price will fluctuate with the market price of Kite Realty common shares until the third trading day preceding the Inland Diversified stockholder meeting. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. For more information regarding the consideration exchanged in the merger, see "The Merger Agreement—Merger Consideration; Effects of the Merger."

        The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of Kite Realty common shares (in thousands, except per share data):

	Average Trading Price of Kite Realty Common Shares	Consideration Given (Kite Realty Shares to be Issued)	Calculated Value of Consideration
Ten-day volume weighted average price as of March 13, 2014	$6.16	201,100	$1,238,766
Decrease of 10%	$5.54	201,100	$1,114,094
Increase of 10%	$6.78	194,387	$1,317,944

        The total preliminary estimated purchase price described above has been allocated to Inland Diversified's tangible assets, intangibles acquired and liabilities assumed for purposes of these pro forma condensed consolidated financial statements, based on their estimated relative fair values assuming the merger was completed on the pro forma condensed consolidated balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro

F-8

KITE REALTY GROUP TRUST, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1: (Continued)

forma condensed consolidated financial statements. The final purchase price allocation will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair value of Inland Diversified's tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Inland Diversified's accounting policies to those of Kite Realty, could differ materially from the pro forma adjustments presented herein. The total preliminary purchase price was allocated as follows, based on Inland Diversified's historical consolidated Balance Sheet as of December 31, 2013 (in thousands):

Asset/Liability	Book Value	Fair Value Adjustment	Total Value
Investment properties, net	$1,572,961	$476,269	$2,049,230
Deferred costs, net	201,436	(82,156)	119,280
Investments in marketable securities	34,070	—	34,070
Cash and cash equivalents	32,333	—	32,333
Other assets	31,418	(8,886)	22,532
Notes payable	(1,005,593)	(13,285)	(1,018,878)
Deferred investment property acquisition obligations	(29,203)	(3,703)	(32,906)
Deferred revenue and other liabilities, including interest rate swaps	(52,298)	(47,649)	(99,947)
Accounts payable, accrued expenses, and other liabilities	(20,655)	—	(20,655)
Redeemable noncontrolling interests	(67,950)	—	(67,950)
Expected net proceeds from sale of single-tenant assets			221,767
Total Preliminary Purchase Price			$1,238,776

Note 2:

(A)
The Inland Diversified historical amounts include the reclassifications of certain balances in order to conform to Kite Realty's presentation as noted below:

        Balance Sheet

  •
  Inland Diversified's balance for investment in unconsolidated entities, previously disclosed as a separate line item, was reclassified into prepaids and other assets.

  •
  Inland Diversified's balance for acquired lease intangibles, net, previously disclosed as a separate line item, was reclassified into deferred costs, net.

  •
  Inland Diversified's balance for distributions payable, previously disclosed as a separate line item, was reclassified into accounts payable and accrued expenses.

  •
  Inland Diversified's balance for accrued real estate taxes payable, previously disclosed as a separate line item, was reclassified into accounts payable and accrued expenses.

  •
  Inland Diversified's balance for acquired below market lease intangibles, net, previously disclosed as a separate line item, was reclassified into deferred revenue and other liabilities.

F-9

KITE REALTY GROUP TRUST, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: (Continued)

  •
  Inland Diversified's balance due to related parties, previously disclosed as a separate line item, was reclassified into accounts payable and accrued expenses.

        Statement of Operations

  •
  Equity in income from unconsolidated entities, previously disclosed as a separate line item, was reclassified into other (expense) income, net.

Balance Sheet Adjustments

(B)
The real estate assets of Inland Diversified have been adjusted to their estimated fair values as of December 31, 2013. A third party service provider was used to estimate the fair value generally by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminarily estimated purchase price allocation was performed using the ten day volume weighted-average price of Kite Realty common shares as of March 13, 2014.

(C)
Inland Diversified's historical accumulated depreciation is eliminated since the assets were presented at estimated fair value.

(D)
Inland Diversified's historical straight-line rent receivable of $8.9 million is eliminated.

(E)
Inland Diversified's historical deferred costs, net of $201.4 million, net, are eliminated.

The adjustment also includes an estimate for the acquired value of in-place leases of $98.6 million and $20.7 million for leases that have above market rents. The estimated fair value of in place leases was calculated based upon the best estimate of the costs to obtain tenants, primarily leasing commissions, in each applicable market. An asset or liability is recognized for acquired leases with favorable or unfavorable rents based on our best estimates of current rents in each market.

(F)
Inland Diversified's portfolio of single tenant, net-lease properties is presented as held for sale as of December 31, 2013 and the sale is a condition to closing. This pro forma adjustment assumes the sale of those assets with the proceeds from the sale of those assets being used to repay the associated mortgages and the remaining proceeds held in cash and escrow deposits.

(G)
The debt balances of Inland Diversified have been adjusted by $13.3 million to reflect the estimated fair value at December 31, 2013. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

This pro forma adjustment also assumes the use of cash from the net proceeds of the sale of the single tenant, net-lease portfolio to pay down debt of $221.8 million. This amount is comprised of $200.8 million included in cash and cash equivalents and $21.0 million included in escrow deposits.

(H)
Estimated transaction costs anticipated to be paid by Kite Realty of $25 million and Inland Diversified of $23 million prior to or concurrent with the closing of the merger, consisting primarily of fees for investment bankers, due diligence costs, legal, accounting, tax, expenses related to the Business Manager transition and termination, and certain filings to be paid to third

F-10

KITE REALTY GROUP TRUST, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: (Continued)

  parties based on actual expenses incurred to date and Kite Realty's best estimate of its remaining fees.

(I)
Adjustment represents the estimated fair value of deferred investment property acquisition obligations related to earnout components of certain Inland Diversified properties.

(J)
Inland Diversified's historical acquired below market lease intangibles, net of $45.7 million, are eliminated.

The adjustment also includes an estimate for the fair value upon the merger of the acquired below market lease intangibles of $93.4 million. The estimated fair value for acquired leases with unfavorable rents is based on Kite Realty's best estimates of current rents in each market.

(K)
Adjustment represents the elimination of all historical Inland Diversified balances and the issuance of Kite Realty common shares in the merger using a value of $6.16 based on the ten-day volume weighted-average share price as of March 13, 2014.

Statement of Operations Adjustments—December 31, 2013

(L)
Reflects a full year impact of Kite Realty's 2013 property acquisitions as if they had all occurred on January 1, 2013. This also assumes the Kite Realty common shares issued in April, May, and November of 2013 were issued on January 1, 2013. The net proceeds from the issuance of these Kite Realty common shares were utilized to fund Kite Realty's 2013 property acquisitions. You can find more information regarding Kite Realty's 2013 property acquisitions and related equity issuances in Kite Realty's annual report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference. See "Where You Can Find More Information and Incorporation by Reference."

(M)
Rental revenue is adjusted to remove the historical amortization of the above/below market lease intangible assets, net of $2.4 million and to recognize $0.9 million of the amortization of above/below market lease intangible liability, net. This amortization adjustment is computed on a straight-line basis over the estimated life of the acquired leases.

(N)
Reflects the elimination of all related party management contracts after the merger between Inland Diversified Business Manager and Advisor. The Combined Company will be a self-administered and self-managed REIT and therefore will be terminating these agreements upon completion of the merger.

(O)
See Note (H) for a discussion of acquisition costs. These costs were not reflected in the pro forma income statement.

(P)
Depreciation and amortization is adjusted to remove $73.6 million of historical depreciation and amortization expense and to recognize $98.8 million of depreciation and amortization due to the fair value adjustment of the real estate assets and intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which are approximately 25 years for buildings, 5 to 7.5 years for land improvements and tenant improvements, 5 years for furniture, fixtures, and

F-11

KITE REALTY GROUP TRUST, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2: (Continued)

  equipment, and 6 years for lease intangibles, which approximates the remaining life for the acquired leases.

(Q)
We expect the merger to create $17 million to $19 million in annual general, administrative and Business Manager cost efficiencies but there can be no assurance that such costs will be achieved. These costs have not been included and no estimate has been included for projected cost savings.

(R)
Interest expense is reduced by $5.1 million as the result of the amortization of the fair market value of debt adjustment as discussed in (G) above over the remaining term of the debt.

Interest expense is also adjusted to remove $1.3 million of historical amortization of deferred financing costs.

Interest expense is reduced by $8.9 million as the result of the $221.8 million pay down of debt from the net proceeds of the single tenant, net-lease portfolio sale, as discussed in note (G) above. Interest expense was reduced based upon an estimated interest rate of 4.02%.

(S)
The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders' pro forma combined ownership percentage of 1.96% in the consolidated results of the combined company.

(T)
The adjustment to the weighted average shares outstanding assumes Kite Realty issues 201,100,000 Kite Realty common shares in exchange for Inland Diversified shares. The calculation of basic and diluted loss per common share was as follows:

	Year Ended December 31, 2013 (in thousands, except per share data)
	Kite Realty Historical	Inland Diversified Historical	Kite Realty Pro Forma
Adjusted loss from continuing operations attributable to common shareholders, basic and diluted	$(8,497)	$(7,922)	$(7,448)
Weighted average common shares outstanding, basic and diluted	94,142	116,668 *	331,900
Net loss attributable to common shareholders per common share, basic and diluted	$(0.09)	$(0.07)	$(0.02)

Note:    The pro forma weighted average common shares assumes that the shares issued as part of the merger were converted to Kite Realty common shares using an exchange ratio of 1.707 Kite Realty common shares for each share of Inland Diversified common stock.

*
Inland Diversified did not report any dilutive shares in its historical financial statements because there was a reported loss attributable to common shareholders. Also, no adjustment was made to loss attributable to common shareholders for potentially dilutive noncontrolling interest because the pro forma statement of operations reflects a loss from continuing operations.

F-12

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

KITE REALTY GROUP TRUST

KRG MAGELLAN, LLC

AND

INLAND DIVERSIFIED REAL ESTATE TRUST,  INC.

DATED AS OF FEBRUARY 9, 2014

ii

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2014 (this "Agreement"), is by and among Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes ("Parent"), KRG Magellan, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent ("Merger Sub"), and Inland Diversified Real Estate Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes ("Company"). Each of Parent, Merger Sub and Company is sometimes referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

        WHEREAS, the Parties wish to effect a business combination transaction in which Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub being the surviving entity (the "Surviving Entity") in the Merger, whereby each outstanding share of common stock, $0.001 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act ("MLLCA");

        WHEREAS, a special committee of independent directors of the Board of Directors of Company (the "Company Special Committee") has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, and (b) recommended the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Board of Directors of Company (the "Company Board");

        WHEREAS, the Company Board, based upon the unanimous recommendation of the Company Special Committee, has (a) declared that this Agreement, the Merger and the transactions contemplated by this Agreement are fair to, advisable and in the best interests of Company and its stockholders, (b) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (c) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company stockholders and (d) recommended the approval of the Merger and the other transactions contemplated by this Agreement by the Company stockholders;

        WHEREAS, the Board of Trustees of Parent (the "Parent Board") has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares in the Merger and the adoption of the Parent Charter Amendment, are advisable and in the best interests of Parent and its shareholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and the adoption of the Parent Charter Amendment, (c) directed that the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and the adoption of the Parent Charter Amendment be submitted for approval at a meeting of Parent's shareholders, and (d) recommended the approval of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and the adoption of the Parent Charter Amendment by Parent's shareholders;

        WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and has adopted and approved this Agreement and approved the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, concurrently herewith, Kite Realty Group, L.P., a Delaware limited partnership and Parent Subsidiary, Business Manager, Property Managers and certain of their affiliates are entering into various agreements pursuant to which Business Manager and Property Managers and certain of their affiliates will, for a transition period following Closing, assist Parent in transitioning business management, property management and leasing services for the Company Properties;

        WHEREAS, concurrently herewith, Company has entered into a Master Liquidity Event Agreement with the Business Manager, the Property Managers and certain of their affiliates setting forth, among other things, certain fees payable to Business Manager;

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

        Section 1.1    Definitions.

          (a)   For purposes of this Agreement:

        "Action" means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

        "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Average Parent Trading Price" means the volume-weighted average trading price of a Parent Common Share, as reported on the NYSE, for the ten consecutive trading days ending on the third (3rd) trading day preceding the Company Stockholder Meeting .

        "Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or stock-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, profit sharing, pension, or savings or any other remuneration, compensation or employee benefit plan, agreement, program, policy or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

        "Book-Entry Share" means a book-entry share registered in the transfer books of Company.

        "Bulwark Purchase Agreement" means the Purchase Agreement, dated December 16, 2013, by and among Bulwark Corporation, Company and the Net-Lease Purchaser, as such agreement may be amended from time to time.

        "Business Day" means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

        "Business Manager" means Inland Business Manager & Advisor, Inc.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Company Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Company than those contained in the Confidentiality Agreement, provided that such an agreement need not contain any standstill or similar provision prohibiting the making of a Company Acquisition Proposal.

        "Company Advisory Agreement" means the Third Amended and Restated Business Management Agreement, dated as of June 10, 2013, by and between Company and the Business Manager, as amended or modified from time to time.

        "Company Bylaws" means the Amended and Restated Bylaws of Company as amended and supplemented and in effect on the date hereof.

        "Company Charter" means the Articles of Amendment and Restatement of Company filed with the SDAT on August 13, 2009, as amended, supplemented and corrected and in effect on the date hereof.

        "Company DRIP" means Company's Third Amended and Restated Distribution Reinvestment Plan, as amended.

        "Company Expense Amount" means the reasonable, documented out-of-pocket Expenses actually incurred by Company, not to exceed $8,000,000.

        "Company Intervening Event" means a material event, circumstance, change or development that was not known or reasonably foreseeable to the Company Board on the date of this Agreement (and which does not relate to a Company Acquisition Proposal or Parent Acquisition Proposal), which event, circumstance, change or development becomes known to the Company Board before the Company Stockholder Approval is obtained.

        "Company Leases" means each lease or sublease (including ground leases) that was in effect as of December 31, 2013 and to which Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto). Notwithstanding the foregoing, "Company Leases" shall not include any lease or sublease to which any Net-Lease Company is a party or that relates to the Market Place Property; provided, that to the extent all of the closings of the Net-Lease Sale have not occurred prior to the Effective Time and Parent waives the condition to Closing set forth in Section 8.2(h), "Company Lease" shall include the leases or subleases to which any Net-Lease Company is a party or that relates to the Market Place Property with respect to which a Net-Lease Closing has not yet occurred.

        "Company Material Adverse Effect" means any event, circumstance, change, effect, development, condition or occurrence that (i) has had or would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries (but excluding the Net-Lease Companies and the Net-Lease Properties), taken as a whole, or (ii) would prevent or materially impair the ability of Company to consummate the Merger before the Outside Date; provided, that for purposes of clause (i) "Company Material Adverse Effect" shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated hereby, or the public announcement of this Agreement, the Merger or the other transactions contemplated hereby, (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Parent, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any damage or destruction of any Company Property that is substantially covered by insurance, (J) changes in Law or GAAP (or any binding interpretation thereof), (K) any termination, or threatened termination, of the Net-Lease Purchase Agreement or failure of the Net-Lease Sale to be completed prior to the Effective Time or (L) any Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, which in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the United States, and in the case of clause (H), do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the geographic regions in which Company and the Company Subsidiaries operate.

        "Company Permitted Liens" shall mean any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Lien that is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 4.18(a)(v) of the Company Disclosure Letter or incurred in connection with the transactions contemplated by Section 7.19 in accordance with the provisions of Section 6.1(b)(viii); (v) Lien that is disclosed on the most recent consolidated balance sheet of Company or notes thereto (or securing liabilities reflected on such balance sheet); (vi) any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties, subject to any purchase rights including rights of first refusal or offer that may be set forth in such leases; (vii) Liens that are recorded in a public record or disclosed on existing title policies made available to the Parent prior to the date hereof (provided any Indebtedness disclosed in a title insurance policy not set forth on Section 4.18(a)(v) of the Company Disclosure Letter shall not be a Company Permitted Lien); or (viii) Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company and that does not materially interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Company Property.

        "Company Properties" means each real property owned, or leased (including ground leased) as lessee or sublessee, by Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property). Notwithstanding the foregoing, "Company Properties" shall not include any Net-Lease Property; provided, that to the extent all of the closings of the Net-Lease Sale have not occurred prior to the Effective Time and Parent waives the condition to Closing set forth in Section 8.2(h), "Company Properties" shall include the Net-Lease Properties with respect to which a Net-Lease Closing has not yet occurred.

        "Company Stockholder Meeting" means the duly called and held meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

        "Company Subsidiary" means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of "Company Subsidiary" is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest. Notwithstanding the foregoing, "Company Subsidiary" shall not include any Net-Lease Company; provided, that to the extent all of the closings of the Net-Lease Sale have not occurred prior to the Effective Time, "Company Subsidiary" shall include the Net-Lease Companies with respect to which a Net-Lease Closing has not yet occurred.

        "Confidentiality Agreement" means the Confidentiality Agreement dated as of August 29, 2013, between Parent and Company.

        "Environmental Law" means any applicable Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

        "Environmental Permit" means any permit, approval, license or other authorization required under any applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to an entity (the "Referenced Entity"), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or stockholder approvals, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Authority" means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

        "Hazardous Substances" means: (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as amended, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, toxic mold, methane, asbestos and radon.

        "Indebtedness" means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

        "Intellectual Property" means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IRS" means the United States Internal Revenue Service or any successor agency.

        "Joint Proxy Statement" means a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

        "Knowledge" (i) with respect to Company means the knowledge, after reasonable inquiry, of the persons named in Schedule A and (ii) with respect to Parent means the knowledge, after reasonable inquiry, of the persons named in Schedule B. For purposes of Section 4.16 and Section 5.16, "reasonable inquiry" does not require environmental sampling or testing of any kind.

        "Law" means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

        "Lien" means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Manager Employee" means an individual employed by the Business Manager or the Property Managers who provides services for or on behalf of Company and/or the Company Subsidiaries as contemplated by the Company Advisory Agreement or a Real Estate Management Agreement.

        "Market Place Property" means all of the right, title and interest of Inland Diversified Cumming Market Place, L.L.C.'s to the real, personal, tangible and intangible property located at or related to the real property located at 1615 Market Place Boulevard, Cumming, Georgia.

        "Net-Lease Closing" means the closing or series of closings contemplated under the Net-Lease Purchase Agreement, each Alternative Net-Lease Purchase Agreement, if any, each Kick-Out Purchase Agreement, if any, and the Bulwark Purchase Agreement.

        "Net-Lease Companies" means, collectively, the entities listed in Section 4.26 of the Company Disclosure Letter.

        "Net-Lease Properties" means the Market Place Property and all of the properties owned or leased by the Net-Lease Companies, all of which Net-Lease Properties are listed on Section 4.26 of the Company Disclosure Letter.

        "Net-Lease Purchase Agreement" means the Purchase Agreement, dated as of December 16, 2013, by and among the Net-Lease Sellers (other than Bulwark Corporation) and the Net-Lease Purchaser, as such agreement may be amended from time to time.

        "Net-Lease Purchaser" means Realty Income Corporation, or any other Person that enters into or becomes a party to the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement as a purchaser.

        "Net-Lease Sale" means (i) the sale of all of the outstanding equity interests of the Net-Lease Companies to the Net-Lease Purchaser pursuant to the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, and (ii) the sale of fee title to the Market Place Property to the Net-Lease Purchaser pursuant to the Net-Lease Purchase Agreement.

        "Net-Lease Sellers" means (i) Company, (ii) Inland Cumming Market Place, L.L.C. and (iii) Bulwark Corporation.

        "NYSE" means the New York Stock Exchange.

        "Order" means a judgment, order or decree of any Governmental Authority.

        "Parent Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement.

        "Parent Bylaws" means the Bylaws of Parent as amended and supplemented and in effect on the date hereof.

        "Parent Charter Amendment" means the proposed amendment of the Parent Declaration of Trust for the purpose of increasing the authorized number of Parent Common Shares in an amount consistent with Section 1.1(a) of the Parent Disclosure Letter (and in any event to a number sufficient to allow for the issuance of the Merger Consideration) shares of beneficial interest of Parent pursuant to articles of amendment to be prepared by Parent and filed with the SDAT.

        "Parent Common Shares" means the common shares of beneficial interest, $0.01 par value per share, of Parent.

        "Parent Declaration of Trust" means the Articles of Amendment and Restatement of Declaration of Trust of Parent filed with the SDAT on August 12, 2004, as amended and supplemented, including by the Articles Supplementary filed with the SDAT on December 6, 2010, effective on December 7, 2010, and March 9, 2012, effective on March 12, 2012, relating to Parent's Series A Cumulative Redeemable Perpetual Preferred Shares, and in effect on the date hereof.

        "Parent DRIP" means Parent's Distribution Reinvestment and Share Purchase Plan, as amended.

        "Parent Equity Incentive Plans" means the Parent 2004 Equity Incentive Plan and the Parent 2013 Equity Incentive Plan, each as amended.

        "Parent Expense Amount" means the reasonable, documented out-of-pocket Expenses actually incurred by Parent, not to exceed $8,000,000.

        "Parent Intervening Event" means a material event, circumstance, change or development that was not known or reasonably foreseeable to the Parent Board on the date of this Agreement (and which does not relate to a Company Acquisition Proposal or a Parent Acquisition Proposal), which event, circumstance, change or development becomes known to the Parent Board before the Parent Shareholder Approval is obtained.

        "Parent Leases" means each lease or sublease (including ground leases) that was in effect as of December 31, 2013 and to which Parent or Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

        "Parent LP Agreement" means that certain Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P., dated August 16, 2004, as amended.

        "Parent Material Adverse Effect" means any event, circumstance, change, effect, development, condition or occurrence that (i) has had or would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent, and the Parent Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Parent or to consummate the Merger before the Outside Date; provided, that for purposes of clause (i) "Parent Material Adverse Effect" shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts, or any decrease in the market price of Parent Common Shares, or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure or decrease may be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated hereby, or the public announcement of this Agreement, the Merger or the other transactions contemplated hereby, (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Company, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any damage or destruction of any Parent Property that is substantially covered by insurance, (J) changes in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Parent Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, which in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the United States, and in the case of clause (H) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the geographic regions in which Parent and the Parent Subsidiaries operate.

        "Parent OP Units" means the units of partnership interest in Kite Realty Group, L.P., which includes general partnership interest units and units of partnership interest designated as "Class A

Units," "Class B Units" and "Series A Preferred Partnership Units" pursuant to the Parent LP Agreement.

        "Parent Permitted Liens" shall mean any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Lien that is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 5.18(v) of the Parent Disclosure Letter; (v) Lien that is disclosed on the most recent consolidated balance sheet of Parent or notes thereto (or securing liabilities reflected on such balance sheet); (vi) any Parent Material Contracts, or leases to third parties for the occupation of portions of the Parent Properties as tenants only by such third parties, subject to any purchase rights including rights of first refusal or offer that may be set forth in such leases; (vii) Liens that are recorded in a public record or disclosed on existing title policies made available to Company prior to the date hereof (provided any Indebtedness disclosed in a title insurance policy not set forth on Section 5.18(v) of the Parent Disclosure Letter shall not be a Parent Permitted Lien); or (viii) Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and that does not materially interfere with the continued use (assuming its continued use in the manner currently used), current operation or transfer of, any Parent Property.

        "Parent Properties" means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

        "Parent Shareholder Meeting" means the duly called and held meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

        "Parent Subsidiary" means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of "Parent Subsidiary" is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

        "Person" or "person" means an individual, corporation, partnership, limited partnership, limited liability company, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

        "Property Manager" means each of Inland Asset Services LLC, Inland Leasing Services LLC, Inland Development Services LLC and Inland Real Estate Services LLC.

        "Replacement Property Period" shall mean the one hundred eighty (180) day period beginning on the date of the closing of the sale of the Net-Lease Properties included in the Specified Portfolio.

        "Representative" means, with respect to any Person, such Person's directors, trustees, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives. The Parties agree that for the purposes of this Agreement, with respect to Company and the Company Subsidiaries, the term "Representative" includes the Business Manager and its directors and officers.

        "SEC" means the U.S. Securities and Exchange Commission (including the staff thereof).

        "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Stock Value" means $10.85.

        "Tax" or "Taxes" means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

        "Tenant Improvement(s)" means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant's trade or business at the Company Properties or Parent Properties, as the case may be.

          (b)   The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Agreement	Preamble
Alternative Net-Lease Purchase Agreement	Section 7.18(d)
Articles of Merger	Section 2.3
Certificate	Section 3.1(a)(ii)
Claim	Section 7.6(a)
Claim Expenses	Section 7.6(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Proposal	Section 7.3(h)(i)
Company Adverse Recommendation Change	Section 7.3(b)
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Common Stock	Recitals
Company Designees	Section 2.6
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.19
Company Material Contract	Section 4.18(b)
Company Notice Period	Section 7.3(e)
Company Parties	Section 9.3(b)
Company Pending Acquisitions	Section 6.1(b)(vi)
Company Permits	Section 4.6(a)

Defined Terms	Location of Definition
Company Preferred Stock	Section 4.3(a)
Company Related Party Agreement	Section 4.25
Company SEC Documents	Section 4.7(a)
Company Share Repurchase Program	Section 4.3(b)
Company Special Committee	Recitals
Company Stockholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.12(h)
Company Superior Proposal	Section 7.3(h)(ii)
Company Superior Proposal Termination	Section 7.3(d)
Company Tax Protection Agreements	Section 4.12(h)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(b)(i)
Company Third Party	Section 4.17(j)
Company Title Insurance Policy(ies)	Section 4.17(l)
Effective Time	Section 2.3
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchange Ratio	Section 3.1(a)(ii)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(a)(ii)
Indemnified Parties	Section 7.6(a)
Interim Period	Section 6.1(a)
Kick-Out Purchase Agreement	Section 7.18(e)
Letter of Transmittal	Section 3.2(d)(i)
Listing	Section 7.9
Manager Employee Plan	Section 4.13(d)
Maryland Courts	Section 10.9
Material Company Leases	Section 4.17(g)
Material Parent Leases	Section 5.17(g)
Maximum Amount	Section 7.6(c)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Net-Lease Termination Fee	Section 9.3(b)(iii)
Organizational Documents	Section 7.6(a)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	Section 7.4(h)(i)
Parent Adverse Recommendation Change	Section 7.4(b)
Parent Alternative Acquisition Agreement	Section 7.4(a)
Parent Benefit Plans	Section 5.13(a)
Parent Board	Recitals
Parent Board Recommendation	Section 5.4(b)
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.19
Parent Material Contract	Section 5.18(b)
Parent Notice Period	Section 7.4(e)
Parent Parties	Section 9.3(c)

Defined Terms	Location of Definition
Parent Pending Acquisitions	Section 6.2(b)(vi)
Parent Permits	Section 5.6(a)
Parent Preferred Shares	Section 5.3(a)
Parent SEC Documents	Sections 5.7(a)
Parent Shareholder Approval	Section 5.21
Parent Subsidiary Partnership	Section 5.12(h)
Parent Superior Proposal	Section 7.4(h)(ii)
Parent Superior Proposal Termination	Section 7.4(d)
Parent Tax Protection Agreements	Section 5.12(h)
Parent Terminating Breach	Section 9.1(d)(i)
Parent Termination Fee	Section 9.3(c)(i)
Parent Third Party	Section 5.17(j)
Parent Title Insurance Policy(ies)	Section 5.17(l)
Party(ies)	Preamble
Pdf	Section 10.4
Prime Rate	Section 9.3(e)
QRS Conversions	Section 7.23
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 9.3(d)
Recipient	Section 9.3(d)
REIT	Section 4.12(b)
Replacement Properties	Section 7.19
SDAT	Section 2.3
Shadow Anchor	Section 4.17(r)
Solvent	Section 4.26(d)
SOX Act	Section 4.7(b)
Specified Portfolio	Section 7.19
Specified Proceeds	Section 7.19
Surviving Entity	Recitals
Takeover Statutes	Section 4.24
Taxable REIT Subsidiary	Section 4.1(c)
Termination Payment	Section 9.3(d)
Transfer Taxes	Section 9.5

        Section 1.2    Interpretation and Rules of Construction.     In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation" unless the context expressly provides otherwise;

          (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

          (e)   any pronoun shall include the corresponding masculine, feminine and neuter forms;

          (f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

          (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

        Section 2.1    The Merger.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, Company shall be merged with and into Merger Sub with Merger Sub surviving the Merger, whereupon the separate existence of Company shall cease, and Merger Sub shall continue under the name "KRG Magellan, LLC." The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLCA.

        Section 2.2    Closing.     The closing (the "Closing") of the Merger will take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, DC 20004 on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is extended by mutual agreement of the Parties (the "Closing Date"); provided, that notwithstanding the satisfaction or waiver of the closing conditions described in Article 8, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (i) the date on which all of the consents listed on Section 2.2 of the Parent Disclosure Letter have been obtained, or (ii) the Outside Date.

        Section 2.3    Effective Times.     Prior to the Closing, Parent and Company shall prepare and, on the Closing Date, Parent, Merger Sub and Company shall (a) cause articles of merger with respect to the Merger (the "Articles of Merger") to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the MLLCA and (b) make any other filings, recordings or publications required to be made by Parent or Company under the MGCL or the MLLCA in connection with the Merger. The Merger shall become effective upon the date and at the time set forth in the Articles of Merger (such date and time, the "Effective Time").

        Section 2.4    Governing Documents.     Subject to Section 7.6, at the Effective Time and by virtue of the Merger, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

        Section 2.5    Officers of the Surviving Entity.     From and after the Effective Time, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the Effective Time shall be and remain the officers of the Surviving Entity.

        Section 2.6    Parent Board Representation.     The Parent Board shall take all action necessary to, upon and subject to the occurrence of the Effective Time, cause the Parent Board to consist of nine (9) trustees, including the three (3) individuals (the "Company Designees") set forth in Section 2.6 of the Company Disclosure Letter, provided that each Company Designee must: (a) meet the definition of "independent director" set forth in the rules and regulations of the NYSE for companies listed on the

NYSE and applicable regulations promulgated by the SEC, (b) meet the independence standards set forth in Parent's corporate governance guidelines, which, in each case, shall be considered by the Parent Board in good faith prior to the Effective Time, and (c) not have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulations S-K under the Securities Act and the Exchange Act, provided, further, that to the extent the Company Designees fail to satisfy the requirements set forth in the clauses (a), (b) and (c) above, then Parent and Company shall work together in good faith to select qualified candidates in a number sufficient to result in a total of three (3) Company Designees. Such individuals shall serve as trustees of Parent until the next annual meeting of Parent's shareholders and until their successors are duly elected and qualified in accordance with the organizational documents of Parent. The Corporate Governance and Nominating Committee of the Parent Board shall consider in good faith the nomination for reelection of each of the Company Designees at each subsequent annual meeting of Parent's shareholders through the 2015 annual meeting.

        Section 2.7    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and Section 361 of the Code.

ARTICLE 3

EFFECTS OF THE MERGER

        Section 3.1    Effects on Shares.

          (a)    Treatment of Equity Interests.     At the Effective Time and by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders of any securities of Company, Parent or Merger Sub:

            (i)    Cancellation of Company Common Stock.     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Merger. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Merger.

            (ii)    Conversion of Company Common Stock.     Except as provided in Section 3.1(a)(i) and subject to Section 3.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the certificate representing such share ("Certificate") or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) 1.707 (the "Exchange Ratio", subject to adjustment pursuant to the proviso below or pursuant to Section 3.1(b)) Parent Common Shares (the "Merger Consideration"), without interest, plus the right, if any, to receive pursuant to Section 3.6, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock would have been converted pursuant to this Section 3.1(a) (the "Fractional Share Consideration"); provided, however, (x) if the Average Parent Trading Price is greater than $6.36 and less than $6.58, the Exchange Ratio shall equal the number determined by dividing the Stock Value by the Average Parent Trading Price (rounded to the nearest 1/1,000 of a Parent Common

    Share), and (y) if the Average Parent Trading Price is equal to or greater than $6.58, the Exchange Ratio shall be 1.650.

            (iii)    Treatment of Merger Sub Membership Interests.     All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

            (iv)    Treatment of Parent Common Shares.     At and after the Effective Time, each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

          (b)    Adjustments.     Without limiting the provisions of this Agreement and subject to Sections 6.1(b)(ii) and 6.1(b)(iii), between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change. Without limiting the provisions of this Agreement and subject to Sections 6.2(b)(ii) and 6.2(b)(iii), between the date of this Agreement and the Effective Time, if the outstanding Parent Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.

          (c)    Share Transfer Books.     From and after the Effective Time, the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Effective Time, Persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement. On or after the Effective Time, any Certificates or Book-Entry Shares of Company presented to the Exchange Agent or the Surviving Entity shall be cancelled and exchanged for the Merger Consideration with respect to Company Common Stock formerly represented thereby.

        Section 3.2    Exchange Fund; Exchange Agent.

          (a)   Prior to the mailing of the Joint Proxy Statement, Parent will designate a bank or trust company reasonably acceptable to Company to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Sections 3.1(a)(ii) and 3.6.

          (b)   At or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Parent Common Shares in book-entry form equal to the aggregate shares to be issued as Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.2(e) (such evidence of book-entry Parent Common Shares, and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), in each case, for the sole benefit of the holders of shares of Company Common Stock. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

          (c)   The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Surviving Entity and shall be paid to the Surviving Entity as the Surviving Entity directs. No investment of the Exchange Fund shall relieve the Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, the Parent or the Surviving Entity shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy the Parent's and the Surviving Entity's obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

          (d)   Exchange Procedures.

              (i)  As soon as reasonably practicable after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a "Letter of Transmittal"), in customary form as prepared by Parent and reasonably acceptable to Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement and the Merger, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.6 and dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e).

             (ii)  Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6 and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e), by mail or by wire transfer after the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or "agent's message" or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or

    Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.2(e).

            (iii)  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

          (e)    Dividends with respect to Parent Common Shares.     No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share not transferred with respect to the number of whole Parent Common Shares issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share there shall be paid to the holder thereof, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole Parent Common Shares to which such holder is entitled pursuant to this Agreement; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of shares of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Parent and the Surviving Entity (and only as general creditors thereof) for payment of the Merger Consideration.

          (g)    No Liability.     None of Parent, Merger Sub, Company, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Company Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

        Section 3.3    Withholding Rights.     Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Fractional Share Consideration and any other amounts otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.4    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

        Section 3.5    Dissenters Rights.     No dissenters' or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.

        Section 3.6    Fractional Shares.     No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to Section 3.1(a) who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) the volume weighted average price of a Parent Common Share for the last full trading day ending immediately prior to the Effective Time, as reported by Bloomberg, multiplied by (ii) such fraction of a Parent Common Share.

        Section 3.7    General Effects of the Merger.     At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Entity, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except (a) as set forth in the disclosure letter prepared by Company, with numbering corresponding to the numbering of this Article 4 delivered by Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Article 4 shall be deemed disclosed with respect to any other Section or subsection of this Article 4 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any of the Company Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), Company hereby represents and warrants to Parent that:

        Section 4.1    Organization and Qualification; Subsidiaries.

          (a)   Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Company in each Company Subsidiary, including a list of each Company Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code (each a "Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code (each, a "Taxable REIT Subsidiary") and each Company Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

          (d)   Neither Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

        Section 4.2    Organizational Documents.     Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws and the organizational documents or governing documents of each Company Subsidiary as in effect on the date hereof.

        Section 4.3    Capital Structure.

          (a)   The authorized capital stock of Company consists of 2,460,000,000 shares of Company Common Stock and 40,000,000 shares of preferred stock, $0.001 par value per share ("Company

  Preferred Stock"). At the close of business on February 6, 2014, (i) 117,809,586.052 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Company Preferred Stock were issued and outstanding.

          (b)   Effective as of December 1, 2013, Company has suspended reinvestment pursuant to and issuance of shares of Company Common Stock pursuant to the Company DRIP, and such suspension remains in effect. Effective as of December 13, 2013, Company has suspended repurchases of Company Common Stock pursuant to the Amended and Restated Share Repurchase Program (the "Company Share Repurchase Program"), and such suspension remains in effect. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote.

          (c)   All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are maintained on Company's financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).

          (d)   There are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

          (e)   Neither Company nor any Company Subsidiary is a party to or, to the Knowledge of Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries.

          (f)    Company does not have a "poison pill" or similar stockholder rights plan.

          (g)   Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

          (h)   All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 4.4    Authority.

          (a)   Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Company is a party, including the Merger. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to receipt of the Company Stockholder Approval, and to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT. This Agreement has been duly executed and delivered by Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)   Each of the Company Special Committee and the Company Board (acting on the unanimous recommendation of the Company Special Committee), at a duly held meeting, has (i) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Merger, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Company Stockholder Meeting and (v) resolved to recommend that holders of Company Common Stock vote in favor of approval of the Merger and the other transactions contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement (such recommendations, the "Company Board Recommendation"), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

        Section 4.5    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by Company does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter or the Company Bylaws, or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound, or (iii) assuming receipt of the Company Stockholder Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the "Form S-4"), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, (iv) such filings as may be required in connection with state and local Transfer Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.6    Permits; Compliance with Law.

          (a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16 and Section 4.17, which are addressed solely in those Sections, Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither Company nor any Company Subsidiary has received any claim or notice nor has any Knowledge indicating that Company or any Company Subsidiary currently is not in compliance with the terms of any Company Permit.

          (b)   Neither Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.15, Section 4.16, or Section 4.17 which are solely addressed in those Sections), or (ii) any Company Permits (except for Company Permits addressed in

  Section 4.16 or Section 4.17 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.7    SEC Documents; Financial Statements.

          (a)   Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Company with the SEC, including any amendments or supplements thereto, since January 1, 2012 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2012 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. No Company Subsidiary is required to file any form or report with the SEC.

          (b)   Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since January 1, 2012. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "SOX Act") and the rules and regulations thereunder, as amended from time to time.

          (c)   The consolidated financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

          (d)   Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any Company Subsidiary or such Company's or Company Subsidiary's audited financial statements or other Company SEC Documents.

        Section 4.8    Absence of Certain Changes or Events.     From December 31, 2012 through the date of this Agreement, Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.

        Section 4.9    No Undisclosed Material Liabilities.     There are no material liabilities of Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Company dated as of September 30, 2013 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013.

        Section 4.10    No Default.     None of Company or any of the Company Subsidiaries is in default or violation (and to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws, or (ii) the comparable charter or organizational documents of any of the Company Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Company or any of the Company Subsidiaries is a party or by which Company, any of the Company Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.11    Litigation.     Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Company, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting Company or any Company Subsidiary or any director or officer of Company or any Company Subsidiary, in their capacity as a director or an officer of Company or such Company Subsidiary, and (b) neither Company nor any Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

        Section 4.12    Taxes.

          (a)   Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Company and each Company Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

          (b)   Company (i) for all taxable years commencing with Company's taxable year ending December 31, 2009 and through December 31, 2013, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Company. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Company's dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Company's REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Company's net capital gain for such year.

          (c)   (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of Company or any Company Subsidiary; (ii) no material deficiency for Taxes of Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Company nor any of the Company Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (d)   Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

          (e)   Neither Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

          (f)    Since its inception, Company and the Company Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) none of Company nor any Company Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Company or any Company Subsidiary.

          (g)   Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, "Company Tax Protection Agreements" means any written agreement to which Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, "Company Subsidiary Partnership" means a Company Subsidiary that is a partnership for United States federal income tax purposes.

          (i)    There are no Tax Liens upon any property or assets of Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (j)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company or any Company Subsidiary, and after the Closing Date neither Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

          (k)   Neither Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

          (l)    Neither Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (m)  Neither Company nor any Company Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

          (n)   As of the date of this Agreement, Company is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (o)   None of Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

          (p)   No written power of attorney that has been granted by Company or any Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

        Section 4.13    Benefit Plans; Employees and Manager Employees.

          (a)   Company and the Company Subsidiaries do not maintain, sponsor, contribute to or have any liability (whether actual or contingent) with respect to, and have never maintained, sponsored, contributed to, participated in or had any liability (whether actual or contingent) with respect to, any Benefit Plan. Neither Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to adopt, maintain, sponsor, contribute to or participate in any Benefit Plan.

          (b)   Company and each of the Company Subsidiaries currently rely and have always relied upon the Business Manager and the Property Manager for the performance of services and activities on behalf of and for the benefit of Company and the Company Subsidiaries.

          (c)   None of Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, or participates in, or has ever maintained, sponsored, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a "pension plan" under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code).

          (d)   Company has provided or made available, or has caused Business Manager, Property Manager and any of their respective Affiliates that employ any Manager Employees to provide or make available, to Parent a summary of each material Benefit Plan covering Manager Employees (each, a "Manager Employee Plan").

          (e)   Company has provided or made available to Parent under separate cover a true, correct, and complete listing of all Manager Employees as of the date of this Agreement, including each such Manager Employee's name, job title or function, employer, job location, and date of hire, as well as a true, correct, and complete listing of his or her current base salary or wage payable, the amount of all incentive compensation paid or payable to such Manager Employee for the most recently-completed calendar year, the amount of accrued but unused vacation time, and his or her current participation in any Manager Employee Plan, each as of the date of this Agreement.

          (f)    Company has sought and received, as of the date of this Agreement, Business Manager's and each Property Manager's prior written consent for Parent and its Affiliates, directly or indirectly, (i) to solicit or encourage during the Interim Period any individual to leave the employment or other service of the Business Manager or any Property Manager effective as of the Closing Date and (ii) to offer during the Interim Period to hire any person effective as of the Closing Date who has left the employment of the Business Manager or any Property Manager within the one-year period prior to the date of this Agreement. Company has otherwise provided evidence acceptable to Parent, as of the date of this Agreement, pursuant to which the Business Manager and the Property Managers have agreed to make all Manager Employees available to Parent or its Affiliates for interview and for potential hire.

        Section 4.14    Information Supplied.     None of the information relating to Company and the Company Subsidiaries contained in the Joint Proxy Statement or that is provided by Company and the Company Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting or the Parent Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Company, its officers and directors and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Company or any Company Subsidiaries.

        Section 4.15    Intellectual Property.     Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) neither Company nor any Company Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Company or any Company Subsidiary of any trademarks or patents, (b) to the Knowledge of Company, the conduct of the business of Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate, and is not alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party, (c) to the Knowledge of Company, no third party is misappropriating, infringing or otherwise violating any Intellectual Property rights of Company or any Company Subsidiary, and (d) Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company and the Company Subsidiaries as it is currently conducted.

        Section 4.16    Environmental Matters.     Except as set forth in any Phase I or Phase II report or any Company Title Insurance Policy provided to Parent prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a)   Company and each Company Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Company and each Company Subsidiary have complied with all Environmental Laws.

          (b)   Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

          (c)   Neither Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Company or any Company Subsidiary which remains unresolved. There is no Action pending or, to the Knowledge of Company, threatened against Company and any Company Subsidiary under any Environmental Law.

          (d)   Neither Company nor any Company Subsidiary has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary under any Environmental Law.

          (e)   Neither Company nor any Company Subsidiary has assumed by contract any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (f)    Neither Company nor any Company Subsidiary has caused, and to the Knowledge of Company, no third party has caused any release of a Hazardous Substance that would reasonably be expected to result in liability to Company or any Company Subsidiary under any Environmental Law.

          (g)   There is no site to which Company or any Company Subsidiary has transported, disposed, or arranged for the transport or disposal of Hazardous Substances which, to the Knowledge of Company, is or would reasonably be expected to become the subject of any Action under Environmental Law or with respect to Hazardous Substances.

        Section 4.17    Properties.

          (a)   Section 4.17(a) of the Company Disclosure Letter sets forth a list of the address and common name of each Company Property and identifies each Company Property under which Company or any Company Subsidiary is a lessee or sublessee, including any Company Property in which Company or any Company Subsidiary holds any air rights. Section 4.17(a) of the Company Disclosure Letter sets forth a list of the real property which, as of the date of this Agreement, is under contract to be purchased by Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. There are no real properties that either Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date. Section 4.17(a) of the Company Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Company or any Company Subsidiary.

          (b)   Either Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) or air rights to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens none of which Company Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.17(b) of the Company Disclosure Letter describes the material Company Permitted Liens which are being contested in good faith by appropriate proceedings.

          (c)   Neither Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (e)   No condemnation, eminent domain or similar proceeding or rezoning proceeding has occurred or is pending with respect to any owned or ground leased Company Property, and, to the Knowledge of Company, no (i) condemnation or rezoning proceedings are threatened with respect to any of the Company Properties and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

          (f)    Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of December 31, 2013, which rent rolls have previously been made available by or on behalf of Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of December 31, 2013, and to which Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Company Properties and (ii) identify the rent payable under the Company Lease as of such date. Company has provided or made available to Parent a list of all security deposit amounts currently held under the Company Leases and such security deposits are in the amounts required by the applicable Company Lease and which security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases.

          (g)   True and complete (in all material respects) copies of all (x) ground leases affecting the interest of Company or any Company Subsidiary in the Company Properties and (y) Company Leases for real property in excess of 10,000 square feet (the "Material Company Leases"), in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither Company nor any Company Subsidiary is and, to the Knowledge of Company, no other party is in breach or violation of, or default under, any Material Company Lease, (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Company Lease by Company or any Company Subsidiary, or, to the Knowledge of Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (iii) no tenant under a Material Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Company or any Company Subsidiary in excess of $500,000 in the aggregate, and (iv) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Company or a Company Subsidiary and, to the Knowledge of Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Company nor any Company Subsidiary has received written notice from any tenant under any Material Company Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material

  Company Lease, no tenant under a Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, neither Company nor any Company Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Material Company Lease and no tenant under a Material Company Lease is in monetary default in an amount in excess of $100,000 relating to the payment of any amounts payable under such Material Company Lease. Neither Company nor any Company Subsidiary has received a notice from any tenant under a Material Company Lease that such tenant intends to terminate such tenant's Company Lease or that such tenant or other party intends to cease operations of such store.

          (h)   To the Knowledge of the Company, there are no material Tax abatements or exemptions specifically affecting any of the Company Properties. Neither Company nor any Company Subsidiary has received any written notice of (and Company and Company Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Company Property or of any proposed public improvement assessments that, in any of the foregoing, will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Company and Company Subsidiaries, considered as a whole, in each case, to the extent such Tax is (i) on a Company Property that is not subject to a Company Lease, (ii) on a Company Property for which Company is not required by the terms of Company Leases to be reimbursed for such Tax and (iii) on a Company Property that is leased to multiple tenants.

          (i)    As of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

          (j)    Except for Company Permitted Liens or as set forth in Company Leases and title documents provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than Company or a Company Subsidiary (a "Company Third Party").

          (k)   Except pursuant to a Company Lease, or any ground lease affecting any Company Property, neither Company nor any Company Subsidiary is a party to any agreement pursuant to which Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

          (l)    Company and each Company Subsidiary, as applicable, are in possession of title insurance policies with respect to each Company Property (each, a "Company Title Insurance Policy" and, collectively, the "Company Title Insurance Policies"). A copy of each Company Title Insurance Policy in Company's possession has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

          (m)  To the Knowledge of Company, Section 4.17(m) of the Company Disclosure Letter lists each Company Property that is (i) under development as of the date hereof (other than normal repair and maintenance), and describes the status of such development as of the date hereof or (ii) subject to a binding agreement for development or commencement of construction by Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

          (n)   Section 4.17(n) of the Company Disclosure Letter lists the parties currently providing third-party property management services to Company or a Company Subsidiary and the number of Company Properties currently managed by each such party.

          (o)   The Company Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Company, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the Knowledge of Company, adequate and suitable for the purposes for which they are presently being used.

          (p)   To the Knowledge of Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

          (q)   Company and any Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of Company's or any Company Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not and would not reasonably be expected to have a Company Material Adverse Effect.

          (r)   With respect to any Company Property that includes or is adjacent to any retail store in excess of 30,000 square feet that is owned by the operator of such retail store (a "Shadow Anchor"): (i) neither Company nor any Company Subsidiary has received written notice that such Shadow Anchor intends to sell its property or close the store operated by such Shadow Anchor; and (ii) neither Company nor to the Knowledge of Company any Shadow Anchor or any other party has received written notice of material default under any reciprocal easement agreement or joint operating agreement or similar agreement that relates to the operation of such Company Property.

        Section 4.18    Material Contracts.

          (a)   Except for contracts listed in Section 4.18(a) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

              (i)  is required to be filed as an exhibit to the Company Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

             (ii)  obligates Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

            (iii)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by Company or any Company Subsidiary or the geographic area in which Company or any Company Subsidiary may conduct business, except for radius restrictions that may be contained in Company Leases entered into in the ordinary course of business consistent with past practice;

            (iv)  is an agreement that obligates Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor;

             (v)  constitutes an Indebtedness obligation of Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

            (vi)  requires Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting any Company Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

           (vii)  constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

          (viii)  sets forth the operational terms of a joint venture, partnership, limited liability company with a Company Third Party member or strategic alliance of Company or any Company Subsidiary;

            (ix)  constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000;

             (x)  constitutes an agreement under which Company or a Company Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $500,000; or

            (xi)  requires payment of commissions (including leasing commissions on brokerage fees) or Tenant Improvement costs, allowances or other concessions in excess of $500,000.

          (b)   Each contract in any of the categories set forth in Section 4.18(a) to which Company or any Company Subsidiary is a party or by which it is bound is referred to herein as a "Company Material Contract."

          (c)   Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on Company and each Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of Company or any Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary has received notice of any violation of or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.19    Insurance.     Section 4.19 of the Company Disclosure Letter sets forth a list of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Company Properties (the "Company Insurance Policies"). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all the Company Insurance Policies have been paid, and Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

        Section 4.20    Opinion of Financial Advisor.     The Company Special Committee has received the oral opinion of Wells Fargo Securities, LLC (to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the assumptions and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to holders (other than Parent and its Affiliates) of Company Common Stock. Company will deliver to Parent a complete and correct copy of such written opinion promptly after receipt thereof by the Company Special Committee solely for informational purposes.

        Section 4.21    Approval Required.     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the "Company Stockholder Approval") is the only vote of holders of securities of Company required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

        Section 4.22    Brokers.     Except for the fees and expenses payable to Wells Fargo Securities, LLC, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary; a true and complete copy of the agreement with respect to the engagement of Wells Fargo Securities, LLC has previously been made available to Parent.

        Section 4.23    Investment Company Act.     Neither Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 4.24    Takeover Statutes.     The Company Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of Company, no other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Neither Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an

"interested stockholder" or an "affiliate" of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.

        Section 4.25    Related Party Transactions.     Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 4.25 of the Company Disclosure Letter sets forth each agreement between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, including Business Manager, Property Manager and any of their respective Affiliates, on the other hand (each, a "Company Related Party Agreement").

        Section 4.26    Net-Lease Properties; Net-Lease Purchase Agreement.

          (a)   None of the Net-Lease Companies owns or has any rights to any of the assets or properties used in the business currently conducted by Company or any Company Subsidiary other than the Net-Lease Properties. Neither Company nor any Company Subsidiary has any liabilities with respect to the Net-Lease Properties or under any contract or arrangement of any Net-Lease Company.

          (b)   The consideration provided pursuant to the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement (i) is fair and reasonable and (ii) constitutes reasonably equivalent value and fair consideration under Title 11 of the United States Code and under the Laws of the United States, any state, territory, possession or the District of Columbia.

          (c)   The Net-Lease Sale was not made to hinder, delay or defraud any creditor of any Net-Lease Company.

          (d)   As of the date hereof and upon the consummation of the Net-Lease Sale pursuant to the terms of the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement, each Net-Lease Company (i) is and will be Solvent, (ii) has and will have sufficient capital for carrying on its business and (iii) is and will be able to pay its debts as they mature. As used in this Agreement, the term "Solvent" means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of each Net-Lease Company is not less than the total amount required to pay the liabilities of each Net-Lease Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (B) each Net-Lease Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (C) no Net-Lease Company is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (D) no Net-Lease Company is engaged in any business or transaction, or proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which any Net-Lease Company is engaged; and (E) no Net-Lease Company is otherwise insolvent under the standards set forth in applicable Laws.

          (e)   Each of the Net-Lease Sellers had as of the date of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement and continues to have the requisite organizational power and authority to execute and deliver the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, and has the requisite organizational power and authority to perform its obligations thereunder and to consummate the transactions contemplated by the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be. The execution and delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement,

  as the case may be, by each of the Net-Lease Sellers, and the consummation by each of the Net-Lease Sellers of the transactions contemplated thereby has been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of each of the Net-Lease Sellers is necessary to authorize the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, or the consummation of the transactions contemplated thereby. No vote of the holders of shares of Company Common Stock or any other class or series of capital stock or other equity securities of Company is required in connection with the execution or delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by any of the Net-Lease Sellers or in connection with the consummation by any of the Net-Lease Sellers of any of the transactions contemplated by the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be. The Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, has been duly executed and delivered by each of the Net-Lease Sellers and, assuming the Net-Lease Purchase Agreement was duly authorized, executed and delivered by the Net-Lease Purchaser, constitutes a legally valid and binding obligation of each of the Net-Lease Sellers, respectively, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law. The Tranche I Closing (as defined in the Net-Lease Purchase Agreement) has been consummated prior to the date hereof and at such Tranche I Closing, the Net-Lease Properties and related Net-Lease Companies listed on Section 4.26 of the Company Disclosure Letter have been acquired by the Net-Lease Purchaser.

          (f)    The execution and delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by any of the Net-Lease Sellers does not, and the performance of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, and the consummation of the transactions contemplated thereby by any of the Net-Lease Sellers will not, (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or result in the triggering of any payments pursuant to, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary is a party, except (x) under any Assumed Mortgage or the Market Place Mortgage (each as defined in the Net-Lease Purchase Agreement) and (y) otherwise as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The execution and delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by any of the Net-Lease Sellers did not, and the performance of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by the Net-Lease Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

        Section 4.27    Transaction Expenses.     The expenses incurred or to be incurred by Company and the Company Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement are not, as of the date of this Agreement, expected to exceed the amount set forth on Section 4.27 of the Company Disclosure Letter.

        Section 4.28    No Other Representations and Warranties.     Except for the representations or warranties expressly set forth in this Article 4, neither Company nor any other Person on behalf of Company has made any representation or warranty, expressed or implied, with respect to Company or Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company or Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent or any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to Company or any of its Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except (a) as set forth in the disclosure letter prepared by Parent, with numbering corresponding to the numbering of this Article 5 delivered by Parent to Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Article 5 shall be deemed disclosed with respect to any other Section or subsection of this Article 5 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any of the Parent Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 5), Parent hereby represents and warrants to Company that:

        Section 5.1    Organization and Qualification; Subsidiaries.

          (a)   Parent is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business as a foreign real estate investment trust, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (c)   Section 5.1(c) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, including a list of each Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Parent Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

          (d)   Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities).

        Section 5.2    Organizational Documents.     Parent has made available to Company complete and correct copies of the Parent Declaration of Trust and Parent Bylaws and the organizational documents or governing documents of each Parent Subsidiary as in effect on the date hereof.

        Section 5.3    Capital Structure.

          (a)   The authorized shares of beneficial interest of Parent consists of 200,000,000 Parent Common Shares and 40,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Parent Preferred Shares"), of which Parent Preferred Shares 4,180,000 have been designated as 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares. At the close of business on February 7, 2014, (i)130,886,126 Parent Common Shares were issued and outstanding, and (ii) 4,100,000 Parent Preferred Shares were issued and outstanding, all of which are 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares.

          (b)   All issued and outstanding shares of beneficial interest of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of beneficial interest is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares may vote.

          (c)   All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Parent Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are maintained on Parent's financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).

          (d)   Except as set forth in the Parent LP Agreement or in Section 5.3(d) of the Parent Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of beneficial interest or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or other equity interests.

          (e)   Neither Parent nor any Parent Subsidiary is a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Parent or any of the Parent Subsidiaries.

          (f)    Parent does not have a "poison pill" or similar shareholder rights plan.

          (g)   Neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

          (h)   All dividends or other distributions on the Parent Common Shares, the Parent Preferred Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 5.4    Authority.

          (a)   Parent and Merger Sub each have the requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Parent and Merger Sub are parties, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust and limited liability company action, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger and the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT, and the filing of the Parent Charter Amendment with and acceptance for record of the Parent Charter Amendment by the SDAT. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due authorization, execution and delivery by Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)   The Parent Board, at a duly held meeting, has (i) unanimously determined that the terms of this Agreement and the transactions contemplated hereby are in the best interests of the holders of Parent Common Shares, (ii) unanimously approved, adopted and declared advisable this Agreement and the Merger, authorized the issuance of Parent Common Shares as payment of the Merger Consideration, subject to the Parent Shareholder Approval, and approved, adopted and declared advisable the Parent Charter Amendment, subject to the Parent Shareholder Approval, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) unanimously directed that the issuance of Parent Common Shares and the approval of the Parent Charter Amendment be submitted for consideration at the Parent Shareholder Meeting and (v) unanimously resolved to recommend that holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares and the approval of the Parent Charter Amendment and to include such recommendation in the Joint Proxy Statement (such recommendations, the "Parent Board Recommendation"), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.4.

        Section 5.5    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of (A) the Parent Declaration of Trust or Parent Bylaws, or (B) any equivalent organizational or governing documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent, or any Parent Subsidiary is bound, or (iii) assuming receipt of the Parent Shareholder Approval, require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary is a party except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or

  "blue sky" Laws, in connection with the issuance of Parent Common Shares pursuant to this Agreement and approval of listing the Parent Common Shares including the Merger Consideration on the NYSE, (iv) such filings as may be required in connection with state and local Transfer Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.6    Permits; Compliance with Law.

          (a)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.16 and Section 5.17, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any Knowledge indicating that Parent or any Parent Subsidiary currently is not in compliance with the terms of any Parent Permit.

          (b)   Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.12, Section 5.15, Section 5.16 or Section 5.17 which are solely addressed in those Sections), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.16 or Section 5.17 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.7    SEC Documents; Financial Statements.

          (a)   Parent has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Parent with the SEC, including any amendments or supplements thereto, since January 1, 2012 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2012 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Parent does not have any outstanding and unresolved comments from the SEC with respect to any Parent SEC Documents. No Parent Subsidiary is required to file any form or report with the SEC.

          (b)   Parent has made available to Company complete and correct copies of all written correspondence between the SEC on one hand, and Parent, on the other hand, since January 1, 2012. At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time.

          (c)   The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

          (d)   Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent's or Parent Subsidiary's audited financial statements or other Parent SEC Documents.

        Section 5.8    Absence of Certain Changes or Events.     From December 31, 2012 through the date of this Agreement, Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Parent Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.9    No Undisclosed Material Liabilities.     There are no material liabilities of Parent or any of the Parent Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Parent dated as of September 30, 2013 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013.

        Section 5.10    No Default.     None of Parent or any of the Parent Subsidiaries is in default or violation (and to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Parent Declaration of Trust or the Parent Bylaws, or (ii) the comparable charter or organizational documents of any of the Parent Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Parent or any of the Parent Subsidiaries is a party or by which Parent, any of the Parent Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.11    Litigation.     Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary, in their capacity as a director or an officer of Parent or such Parent Subsidiary, and (b) neither Parent nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

        Section 5.12    Taxes.

          (a)   Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

          (b)   Parent (i) for all taxable years commencing with Parent's taxable year ending December 31, 2009 and through December 31, 2013, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, no such challenge is pending or threatened to the Knowledge of Parent. No Parent Subsidiary is a corporation for United States federal income tax purposes other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Parent's dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Parent's REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Parent's net capital gain for such year.

          (c)   (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary; (ii) no material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of the Parent Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (d)   Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

          (e)   Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

          (f)    Since its inception, Parent and the Parent Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) none of Parent nor any Parent Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Parent or any Parent Subsidiary.

          (g)   Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, "Parent Tax Protection Agreements" means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, "Parent Subsidiary Partnership" means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

          (i)    There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (j)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

          (k)   Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

          (l)    Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (m)  Neither Parent nor any Parent Subsidiary has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

          (n)   As of the date of this Agreement, Parent is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (o)   None of Parent nor any Parent Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

          (p)   No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

        Section 5.13    Benefit Plans; Employees.

          (a)   Section 5.13(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a list of material Benefit Plans maintained, contributed to, or participated in for the benefit of or relating to any current employee, officer, or trustee of Parent and the Parent Subsidiaries ("Parent Benefit Plans"), excluding former agreements under which neither Parent nor any Parent Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by Parent or any Parent Subsidiary under the Laws of any jurisdiction. Parent has made available to Company a copy of the plan documents governing each such Parent Benefit Plan.

          (b)   None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, or participates in, or has ever maintained, sponsored, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a "pension plan" under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a "multiple employer plan" (as defined in Section 413(c) of the Code). None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA. Except as set forth in Section 5.13(b) of the Parent Disclosure Letter, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide welfare benefits with respect to any person beyond his or her retirement or other termination of service other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B.

          (c)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, result in the payment by Parent, any Parent Subsidiary, or any Affiliate thereof of any amount or benefit to a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an "excess parachute payment" as defined in Section 280G(b)(1) of the Code.

          (d)   To the Knowledge of Parent, each Parent Benefit Plan and the administrators and fiduciaries of each Parent Benefit Plan have complied with the applicable requirements of ERISA, the Code, and any other applicable Law, except where the failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Benefit Plan that is intended to comply with Section 401(a) of the Code has received a current, favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a current, favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of Parent, no event has occurred with respect to any Parent Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty. All contributions due from Parent, any Parent Subsidiary or any of their respective ERISA Affiliates with respect to the Parent Benefit Plan have been timely made as required by law or by the terms of the Parent Benefit Plans.

          (e)   To the Knowledge of Parent, (i) there are no material proceedings pending (other than routine claims for benefits) or threatened with respect to a Parent Benefit Plan or the assets of a Parent Benefit Plan; (ii) no fiduciary (as defined in ERISA Section 3(21) of a Parent Benefit Plan has breached any fiduciary, co-fiduciary or other duty imposed under Title I of ERISA; and (iii) no "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Code Section 4975) of any Parent Benefit Plan has engaged in any nonexempt "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406) which has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (f)    Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, nor is any such agreement or contract presently being negotiated. There are no activities or proceedings of any labor union to organize any employees of Parent or any Parent Subsidiary or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Parent, threatened by or with respect to any employees of Parent or any Parent Subsidiary, nor has any such action occurred or, to the Knowledge of Parent, been threatened, within the past three (3) years. There are no material unfair labor practice complaints pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary before the National Labor Relations Board or any other Governmental Authority. No material charges with respect to or relating to Parent or any Parent Subsidiary are pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority. There is no material employment-related Action pending or, to the Knowledge of Parent, threatened with respect to any current or former employees of Parent or any Parent Subsidiary, including any Actions with respect to payment of wages, salary or overtime pay. Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of Parent, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment law.

        Section 5.14    Information Supplied.     None of the information relating to Parent and the Parent Subsidiaries contained in the Joint Proxy Statement or that is provided by Parent and the Parent Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting or the Parent Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Parent with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and trustees and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or any Parent Subsidiaries.

        Section 5.15    Intellectual Property.     Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any Parent Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Parent or any Parent Subsidiary of any trademarks or patents, (b) to the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate, and is not alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party, (c) to the Knowledge of Parent, no third party is misappropriating, infringing or otherwise violating any Intellectual Property rights of Parent or any Parent Subsidiary, and (d) Parent and the Parent Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted.

        Section 5.16    Environmental Matters.     Except as set forth in any Phase I or Phase II report or any Parent Title Insurance Policy provided to Company prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

          (a)   Parent and each Parent Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Parent and each Parent Subsidiary have complied with all Environmental Laws.

          (b)   Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

          (c)   Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no Action pending or, to the Knowledge of Parent, threatened against Parent and any Parent Subsidiary under any Environmental Law.

          (d)   Neither Parent nor any Parent Subsidiary has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

          (e)   Neither Parent nor any Parent Subsidiary has assumed by contract any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (f)    Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any release of a Hazardous Substance that would reasonably be expected to result in liability to Parent or any Parent Subsidiary under any Environmental Law.

          (g)   There is no site to which Parent or any Parent Subsidiary has transported, disposed, or arranged for the transport, or disposal of Hazardous Substances which, to the Knowledge of Parent, is or would reasonably be expected to become the subject of any Action under Environmental Law or with respect to Hazardous Substances.

        Section 5.17    Properties.

          (a)   Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the address and common name of each Parent Property and identifies each Parent Property under which Parent or any Parent Subsidiary is a lessee or sublessee, including any Parent Property in which Parent or any Parent Subsidiary holds any air rights. Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the real property which, as of the date of this Agreement, is under contract to be purchased by Parent or a Parent Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary as lessee or sublessee after the date of this Agreement. Except as set forth on Section 5.17(a) of the Parent Disclosure Letter, there are no real properties that either Parent or any Parent Subsidiary is obligated to buy, lease or sublease at some future date. Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Parent or any Parent Subsidiary.

          (b)   Either Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) or air rights to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens none of which Parent Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.17(b) of the Parent Disclosure Letter describes the material Parent Permitted Liens which are being contested in good faith by appropriate proceedings.

          (c)   Neither Parent nor any of the Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (d)   No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Parent Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (e)   No condemnation, eminent domain or similar proceeding or rezoning proceeding has occurred or is pending with respect to any owned or ground leased Parent Property, and, to the Knowledge of Parent, no (i) condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

          (f)    Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of December 31, 2013, which rent rolls have previously been made available by or on behalf of Parent or any Parent Subsidiary to Company (including an indication of whether any Parent Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of December 31, 2013 and to which Parent or a Parent Subsidiary is a party as lessor or sublessor with respect to each of the Parent Properties and (ii) identify the rent payable and security deposit amounts currently held under the Parent Lease as of such date. Such security deposits are in the amounts required by the applicable Parent Lease and which security deposits have been held and applied in all material respects in accordance with Law and the applicable Parent Leases.

          (g)   True and complete (in all material respects) copies of all (x) ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and (y) Parent Leases for real property in excess of 10,000 square feet (the "Material Parent Leases"), in each case in effect as of the date hereof, have been made available to Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any Parent Subsidiary, or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (iii) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Parent or any Parent Subsidiary in excess of $500,000 in the aggregate, and (iv) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor any Parent Subsidiary has received written notice from any tenant under any Material Parent Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material Parent Lease, no tenant under a Material Parent Lease is currently asserting in writing a right to cancel or terminate such Material Parent Lease prior to the end of the current term, neither Parent nor any Parent Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Material Parent Lease and no tenant under a Material Parent Lease is in monetary default in an amount in excess of $100,000 relating to the payment of any amounts payable under such Material Parent Lease. Neither Parent nor any Parent Subsidiary has received a notice from any tenant under a Material Parent Lease that such tenant intends to terminate such tenant's Parent Lease or that such tenant or other party intends to cease operations of such store.

          (h)   To the Knowledge of the Parent, there are no material Tax abatements or exemptions specifically affecting any of the Parent Properties. Neither Parent nor any Parent Subsidiary has received any written notice of (and Parent and Parent Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Parent Property or of any proposed public improvement assessments that, in any of the foregoing, will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Parent and Parent Subsidiaries, considered as a whole, in each case, to the extent such Tax is (i) on a Parent Property that is not subject to a Parent Lease, (ii) on a Parent Property for which Parent is not required by the terms of Parent Leases to be reimbursed for such Tax and (iii) on a Parent Property that is leased to multiple tenants.

          (i)    As of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

          (j)    Except for Parent Permitted Liens or as set forth in Parent Leases and title documents provided to Company prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a "Parent Third Party").

          (k)   Except pursuant to a Parent Lease, or any ground lease affecting any Parent Property, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

          (l)    Parent and each Parent Subsidiary, as applicable, are in possession of title insurance policies with respect to each Parent Property (each, a "Parent Title Insurance Policy" and, collectively, the "Parent Title Insurance Policies"). A copy of each Parent Title Insurance Policy in Parent's possession has been made available to Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.

          (m)  To the Knowledge of Parent, Section 5.17(m) of the Parent Disclosure Letter lists each Parent Property that is (i) under development as of the date hereof (other than normal repair and maintenance), and describes the status of such development as of the date hereof or (ii) subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

          (n)   Section 5.17(n) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of Parent Properties currently managed by each such party.

          (o)   The Parent Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Parent, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Company, and (z) are, to the Knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

          (p)   To the Knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

          (q)   Parent and any Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent's or any Parent Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not and would not reasonably be expected to have a Parent Material Adverse Effect.

          (r)   With respect to any Parent Property that includes or is adjacent to any Shadow Anchor: (i) neither Parent nor any Parent Subsidiary has received written notice that such Shadow Anchor intends to sell its property or close the store operated by such Shadow Anchor; and (ii) neither Parent nor to the Knowledge of Parent any Shadow Anchor or any other party has received written notice of material default under any reciprocal easement agreement or joint operating agreement or similar agreement that relates to the operation of such Parent Property.

        Section 5.18    Material Contracts.

          (a)   Except for contracts listed in Section 5.18(a) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Documents, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:

              (i)  is required to be filed as an exhibit to the Parent Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

             (ii)  obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;

            (iii)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business, except for radius restrictions that may be contained in Parent Leases entered into in the ordinary course of business consistent with past practice;

            (iv)  is an agreement that obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or a Parent Subsidiary is the indemnitor;

             (v)  constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

            (vi)  requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting any Parent Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease or any ground lease affecting any Parent Property;

           (vii)  constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

          (viii)  sets forth the operational terms of a joint venture, partnership, limited liability company with a Parent Third Party member or strategic alliance of Parent or any Parent Subsidiary;

            (ix)  constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $1,000,000;

             (x)  constitutes an agreement under which Parent or a Parent Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $500,000; or

            (xi)  requires payment of commissions (including leasing commissions on brokerage fees) or Tenant Improvement costs, allowances or other concessions in excess of $500,000.

          (b)   Each contract in any of the categories set forth in Section 5.18(a) to which Parent or any Parent Subsidiary is a party or by which it is bound is referred to herein as a "Parent Material Contract."

          (c)   Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation of or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.19    Insurance.     Section 5.19 of the Parent Disclosure Letter sets forth a list of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Parent Properties (the "Parent Insurance Policies"). The Parent Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Parent Lease. Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all premiums due and payable under all the Parent Insurance Policies have been paid, and Parent and the Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

        Section 5.20    Opinion of Financial Advisor.     The Parent Board has received the oral opinions of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (to be confirmed in writing), to the effect that, as of the date of such opinions and based on and subject to the various qualifications, assumptions and limitations set forth in such opinions, that the Exchange Ratio is fair, from a financial point of view, to Parent. Parent will deliver to Company a complete and correct copy of such written opinions promptly after receipt thereof by the Parent Board solely for informational purposes.

        Section 5.21    Approval Required.     The affirmative votes of the holders of (i) a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of the Parent Common Shares to be issued in the Merger and (ii) two thirds of the outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting to approve the Parent Charter Amendment (the "Parent Shareholder Approval") are the only votes of holders of securities of Parent required to approve the issuance of the Parent Common Shares to be issued in the Merger and the Parent Charter Amendment.

        Section 5.22    Brokers.     Except for the fees and expenses payable to Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, or any Parent Subsidiary; a true and complete copy of the agreement with respect to the engagement of each of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated has previously been made available to Company.

        Section 5.23    Investment Company Act.     Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 5.24    Takeover Statutes.     The Parent Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. To the Knowledge of Parent, no other Takeover Statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any Parent Subsidiary is, nor at any time during the last two (2) years has been, an "interested stockholder" or an "affiliate" of an interested stockholder of Company as defined in

Section 3-601 of the MGCL. The Parent Common Shares have been listed continuously on the NYSE since no later than January 1, 2013.

        Section 5.25    Related Party Transactions.     Except for this Agreement or as set forth in the Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 5.25 of the Parent Disclosure Letter sets forth each agreement between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than the Parent Subsidiaries) of Parent, on the other hand.

        Section 5.26    Sufficient Funds.     Parent has available sufficient cash or lines of credit available to pay the Fractional Share Consideration, and all amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement and any other related fees and expenses.

        Section 5.27    No Other Representations and Warranties.     Except for the representations or warranties expressly set forth in this Article 5, neither Parent nor any other Person on behalf of Parent has made any representation or warranty, expressed or implied, with respect to Parent or Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Parent in this Article 5, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Company or any other Person has made or is making any representations or warranties relating to Company whatsoever, express or implied, beyond those expressly given by Company in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent or any of its Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Business by Company.

          (a)   Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Interim Period"), except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or expressly permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company's or any Company Subsidiary's control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Company Insurance Policies and (E) maintain the status of Company as a REIT.

          (b)   Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below, Parent's consent shall be deemed given if Parent has not, within three (3) Business Days, so provided or withheld such consent)), as may be expressly required or expressly permitted by this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

              (i)  amend or propose to amend (A) the Company Charter or the Company Bylaws, (B) such equivalent organizational or governing documents of any Company Subsidiary, if such amendment would be materially adverse to Company or Parent or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

             (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);

            (iii)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary, except for (A) the declaration and payment by Company of regular daily dividends, aggregated and paid monthly in accordance with past practice, at an annualized rate not to exceed $0.60 per share of Company Common Stock, (B) the declaration and payment of dividends in accordance with Section 7.12, (C) the declaration and payment of dividends or other distributions to Company by any directly or indirectly wholly owned Company Subsidiary, and (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii) and Section 7.12, Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity-level income or excise Tax under the Code, after taking into account the dividends made or expected to be made pursuant to Section 7.12(a);

            (iv)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company or a Company Subsidiary (other than pursuant to Article VIII of the Company Charter), or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Company Common Stock under the Company DRIP or the Company Share Repurchase Program;

             (v)  except for (A) transactions among Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (B) as otherwise contemplated in Section 6.1(b)(vi), or (C) the sale of capital stock or other equity interests of the Net-Lease Companies pursuant to the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, issue, sell, pledge, dispose, encumber or grant any shares of Company or any of the Company Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company or any of the Company Subsidiaries' capital stock or other equity interests;

            (vi)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $150,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, (B) the pending acquisitions set forth on Section 6.1(b)(vi) of the Company Disclosure Letter and as contemplated in Section 7.19 (the "Company Pending Acquisitions"), and (C) acquisitions of real property in the ordinary course of business consistent with past practice that would not, or not reasonably be expected to, prevent, materially alter or materially delay the ability of Company to consummate the Merger;

           (vii)  sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) in accordance with the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, (B) sales, transfers or other dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10,000,000 in the aggregate (less any indebtedness paid off, assumed or for which Company or a Company Subsidiary is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Company to consummate the Merger, and (C) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Company's existing revolving credit facility that (I) acquire properties that are the subject of the Company Pending Acquisitions or (II) are not currently included in Company's borrowing base under Company's existing revolving credit facility and are set forth on Section 6.1(b)(vii) of the Company Disclosure Letter;

          (viii)  incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under Company's existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) in connection with funding any transactions permitted by this Section 6.1(b), including any transactions permitted by Section 7.19, in an amount not to exceed $50,000,000 in the aggregate, (C) Indebtedness that does not, individually or in the aggregate, exceed $10,000,000, (D) in connection with any Tenant Improvements at any of the Company Properties, and (E) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

            (ix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by Company or a wholly owned Company Subsidiary to Company or a wholly owned Company Subsidiary, (B) loans, advances or investments required to be made under any of the Company Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which a Company Subsidiary is a party as of the date of this Agreement and (C) investments permitted pursuant to Section 6.1(b)(vi);

             (x)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any (A) Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), or (B) Company Related Party Agreement, in each case other than (1) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, (2) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Company, any Company Subsidiary, Parent or any Parent Subsidiary, (3) in connection with any Tenant Improvements at any of the Company Properties; (4) as may be reasonably necessary to comply with the terms of this Agreement, or (5) as otherwise expressly permitted by other sections of this Section 6.1(b);

            (xi)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary;

           (xii)  make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with the Net-Lease Purchase Agreement, the Bulwark Purchase Agreement and dispositions of Company Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.1(b);

          (xiii)  waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (y) that do not exceed $250,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)) and any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Company Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock in accordance with Section 7.8(c);

          (xiv)  except as required by applicable Law, (A) hire or terminate (without cause) any employee, officer or director of Company or any Company Subsidiary or appoint any Person to a position of officer or director of Company or any Company Subsidiary (other than to replace any officer that departs after the date of this Agreement), (B) increase in any manner the amount, rate or terms of compensation or benefits of any officer or director of Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practice, (C) enter into, or adopt any employment, bonus, severance or retirement contract or plan or other compensation or Benefit Plan, or (D) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to adversely interfere with, do harm to, or compromise the relationship or potential relationship between Manager Employees and Parent or its Affiliates;

            (xv)  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

          (xvi)  enter into any new line of business;

         (xvii)  fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

        (xviii)  enter into or modify in a manner adverse to Company or Parent any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Company's qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

          (xix)  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

            (xx)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Company or to prevent or impair the ability of Company to consummate the Merger;

          (xxi)  form any new funds or joint ventures;

         (xxii)  except (A) pursuant to Company's budgeted items as set forth on Section 6.1(b)(xxii) of the Company Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Company Properties; (C) for the expansion of a Company Property pursuant to expansion rights requested by the applicable tenant in the ordinary course of business and in accordance with the terms of the applicable Company Lease and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, Company shall provide notice to Parent and promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $250,000 individually, or $1,000,000 in the aggregate;

        (xxiii)  amend or modify the compensation terms or any other obligations of Company contained in the engagement letter with Company's financial advisor in connection with the Merger in a manner materially adverse to Company, any Company Subsidiary, the Surviving Entity or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;

         (xxiv)  except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement; or

          (xxv)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary for Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of Company in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

        Section 6.2    Conduct of Business by Parent.

          (a)   Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or expressly permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent's or any Parent Subsidiary's control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Parent Insurance Policies and (E) maintain the status of Parent as a REIT.

          (b)   Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below, Company's consent shall be deemed given if Company has not, within three (3) Business Days, so provided or withheld such consent)), as may be expressly required or expressly permitted by this Agreement, or as set forth in Section 6.2(a) or 6.2(b) of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:

              (i)  amend or propose to amend (A) the Parent Declaration of Trust or the Parent Bylaws (other than the Parent Charter Amendment and any other amendment necessary to effect the Merger and the other transactions contemplated hereby), (B) such equivalent organizational or governing documents of any Parent Subsidiary if such amendment would be materially adverse to Parent or Company or (C) waive the share ownership limit or create an Excepted Holder Limit (as defined in the Parent Declaration of Trust) under the Parent Declaration of Trust;

             (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent or any Parent Subsidiary (other than any wholly owned Parent Subsidiary);

            (iii)  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular dividends, aggregated and paid quarterly in accordance with past practice at an annualized rate not to exceed $0.24 per Parent Common Share, (B) the declaration and payment of dividends payable pursuant to the terms of the 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares in accordance with past practice at an annualized rate not to exceed $2.0625 per share of Series A Cumulative Redeemable Preferred Shares, (C) distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the Parent Common Shares as contemplated in this Section 6.2(b)(iii) or Section 7.12, (D) the declaration and payment of dividends in accordance with Section 7.12, (E) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, and (F) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii) and Section 7.12, Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity-level income or excise Tax under the Code, after taking into account the dividends made or expected to be made pursuant to Section 7.12(b);

            (iv)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of Parent or a Parent Subsidiary, other than (A) pursuant to Article VIII of the Parent Declaration of Trust, (B) the acquisition by Parent of Parent Common Shares in connection with the forfeiture or surrender of Parent Common Shares by holders of Parent options in order to pay the exercise price of the Parent option in connection with the exercise of such Parent option, (C) the forfeiture or withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Parent Equity Incentive Plans and issuances under the Parent DRIP and Parent's 2008 Employee Share Purchase Plan and (D) redemption of Parent OP Units pursuant to the Parent LP Agreement.

             (v)  except for (A) transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (B) issuances of Parent Common Shares upon the exercise or settlement of any Parent option and issuances of equity or equity-based awards under the Parent Equity Incentive Plans, Parent's 2008 Employee Share Purchase Plan or the Parent DRIP, (C) exchanges of Parent OP Units for Parent Common Shares in accordance with the Parent LP Agreement, (D) in an underwritten public offering for cash, or (E) as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Parent's or any of the Parent Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent's or any of the Parent Subsidiaries' capital stock or other equity interests;

            (vi)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $150,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary, (B) the pending acquisitions set forth on Section 6.2(b)(vi) of the Parent Disclosure Letter (the "Parent Pending Acquisitions"), and (C) acquisitions of real property in the ordinary course of business consistent with past practice that would not, or not reasonably be expected to, prevent, materially alter or materially delay the ability of Parent to consummate the Merger;

           (vii)  sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) by Parent, or any wholly-owned Parent Subsidiary, with, to or from any existing wholly-owned Parent Subsidiary, (B) sales, transfers or other dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10,000,000 in the aggregate (less any indebtedness paid off, assumed or for which Parent or a Parent Subsidiary is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Parent to consummate the Merger, and (C) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Parent's existing revolving credit facility that (I) acquire properties that are the subject of Parent Pending Acquisitions or (II) are not currently included in Parent's borrowing base under Parent's existing revolving credit facility;

          (viii)  incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Parent or any of the Parent Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent's existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii), (B) in connection with funding any transactions permitted by this Section 6.2(b); (C) Indebtedness that does not, individually or in the aggregate, exceed $10,000,000; (D) in connection with any Tenant Improvements at any of the Parent Properties; (E) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2(b)(viii) of the Parent Disclosure Letter and (F) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Parent compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

            (ix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) loans, advances or investments required to be made under any Parent Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Parent Property or any existing joint venture arrangements to which a Parent Subsidiary is a party as of the date of this Agreement and (C) investments permitted pursuant to Section 6.2(b)(vi);

             (x)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Parent or any Parent Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Parent, any Parent Subsidiary or Company or any Company Subsidiary, (C) in connection with any Tenant Improvements at any of the Parent Properties; (D) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2(b)(viii) of the Parent Disclosure Letter (E) as may be reasonably necessary to comply with the terms of this Agreement, or (F) as otherwise expressly permitted by other sections of this Section 6.2(b);

            (xi)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Parent Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Parent Lease), except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Parent or any Parent Subsidiary);

           (xii)  make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of Parent Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.2(b);

          (xiii)  waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Parent included in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (y) that do not exceed $250,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parent or any Parent Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Parent or any of the Parent Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)) and any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Parent Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Parent Common Shares or Parent OP Units in accordance with Section 7.8(c);

          (xiv)  except as required by applicable Law, existing written employment agreements or Parent Benefit Plans, or as set forth on Section 6.2(b)(xiv) of the Parent Disclosure Letter (A) hire or terminate (without cause) any named executive officer or trustee of Parent or any Parent Subsidiary or promote or appoint any Person to a position of named executive officer or trustee of Parent or any Parent Subsidiary (other than to replace any named executive officer that departs after the date of this Agreement), (B) materially increase the amount, rate or terms of compensation or benefits of any named executive officer or trustee of Parent or any Parent Subsidiary other than in the ordinary course of business and consistent with past practice, or (C) enter into, adopt amend or terminate any employment, bonus, severance or retirement contract or plan or other compensation or Benefit Plan other than in the ordinary course of business (for purposes of this clause (xiv), "named executive officer" shall have the meaning set forth in Item 402 of Regulation S-K under the Securities Act and the Exchange Act);

           (xv)  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change, with respect to accounting policies, principles or practices, unless required by GAAP or the SEC;

          (xvi)  enter into any new line of business;

         (xvii)  fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

        (xviii)  enter into or modify in a manner adverse to Company or Parent any Parent Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Parent's qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

          (xix)  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

           (xx)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Parent or to prevent or impair the ability of Parent to consummate the Merger;

          (xxi)  form any new funds or joint ventures;

         (xxii)  except (A) pursuant to Parent's budgeted items set forth on Section 6.2(b)(xxii) of the Parent Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Parent Properties; (C) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2(b)(viii) of the Parent Disclosure Letter, (D) for the expansion of a Parent Property pursuant to expansion rights requested by the applicable tenant in the ordinary course of business and in accordance with the terms of the applicable Parent Lease and (E) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Parent Properties or as is necessary in the event of an emergency situation, after prior notice to Company (provided, that if the nature of such emergency renders prior notice to Company impracticable, Parent shall provide notice to Company and promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $250,000 individually, or $1,000,000 in the aggregate;

        (xxiii)  amend or modify the compensation terms or any other obligations of Parent contained in the engagement letter with Parent's financial advisors in connection with the Merger in a manner materially adverse to Parent, any Parent Subsidiary or Company or engage other financial advisors in connection with the transactions contemplated by this Agreement;

        (xxiv)  except to the extent permitted by Section 7.4, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement; or

          (xxv)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to shareholders of Parent in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

        Section 6.3    No Control of Other Party's Business.     Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent's or any Parent Subsidiary's operations prior to the Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company or any Company Subsidiary's operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

        Section 7.1    Preparation of the Form S-4, the Joint Proxy Statement; Stockholders Meetings.

          (a)   As promptly as reasonably practicable following the date of this Agreement, (i) Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Shareholder Meeting. Each of Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, (C) mail or deliver the Joint Proxy Statement to its shareholders as promptly as practicable after the Form S-4 is declared effective and (D) keep the Form S-4 effective for so long as is necessary to complete the Merger. Each of Company and Parent shall furnish all information as may reasonably be requested concerning itself, its Affiliates and its shareholders to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such actions.

          (b)   If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4/Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company and the shareholders of Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.14 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by Company, and any information concerning or related to Parent, Merger Sub or their Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

          (c)   As promptly as practicable following the date of this Agreement, Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Company Stockholder Meeting. As soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting. Company shall, through the Company Board, recommend to its stockholders that they provide the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(b). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) more than one hundred twenty (120) days following the record date established in accordance with this Section 7.1(c).

          (d)   As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Declaration of Trust and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Parent Shareholder Meeting. As soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting. Parent shall, through the Parent Board, recommend to its shareholders that they provide the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.4(b). Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that the Parent Shareholder Meeting is not postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) more than one hundred twenty (120) days following the record date established in accordance with this Section 7.1(d).

          (e)   Company will use its reasonable best efforts to hold the Company Stockholder Meeting as soon as reasonably practicable after the date of this Agreement. Parent will use its reasonable best efforts to hold the Parent Shareholder Meeting as soon as reasonably practicable after the acquisition of the Replacement Properties by Company pursuant to Section 7.19.

          (f)    After obtaining the Parent Shareholder Approval and prior to Closing, Parent shall file the Parent Charter Amendment with the SDAT.

        Section 7.2    Access to Information; Confidentiality.

          (a)   During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of Company and Parent shall, and shall cause each of Company Subsidiaries and the Parent Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records and, during such period, each of Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4 or Article 5, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of Company or of Parent respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Company nor Parent shall be required by this Section 7.2(a) to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Company or Parent, as applicable, has used commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the disclosing Party. Each of Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Effective Time, each of Parent and Company shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent or Company and their respective Representatives and Affiliates from contacting such parties in pursuing the business of Parent and Company respectively operating in the ordinary course).

          (b)   Each of Company and Parent will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

        Section 7.3    No Solicitation; Company Acquisition Proposals.

          (a)   Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any Representatives of Company or any of the Company Subsidiaries to, and shall use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Company Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or requiring or having the effect of requiring Company to abandon, terminate or violate its obligations hereunder or fail to consummate the Merger (each, a "Company Alternative Acquisition Agreement"), or (iv) agree to or propose publicly to do any of the foregoing. Company shall, and shall cause each of the Company Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Parent, its Subsidiaries and any of their respective Representatives) to any "data room" hosted by Company, the Company Subsidiaries or any of their respective Representatives relating to any Company Acquisition Proposal, and (D) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement to which it or any of its Affiliates, including the Company Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with Company's outside counsel and financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with Company's outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, subject to compliance with the other terms of this Section 7.3, Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and such Person's Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Company Acquisition Proposal (and such Person's Representatives) regarding such Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Company and its Representatives may contact in writing any Person submitting a Company Acquisition Proposal after the date of this Agreement (that was not the result of a violation of this Section 7.3(a) ) solely to clarify the terms of a Company Acquisition Proposal for the sole purpose of the Company Board informing itself about such Company Acquisition Proposal, provided that Company shall have previously complied with the provisions of Section 7.3(f) with respect to providing Parent with the information specified therein and shall have previously provided Parent with a copy of any such written request for clarification at least twenty-four (24) hours prior to the time that Company sends such written request to the Person from whom Company received the unsolicited written Company Acquisition Proposal. Company agrees that in the event any Representative of Company or any Company Subsidiary takes any action which, if taken by Company, would constitute a material violation of this Section 7.3(a), then Company shall be deemed to be in violation of this Section 7.3(a) for all purposes of this Agreement.

          (b)   Except as provided in Sections 7.3(c) and (d), the Company Board (i) shall not fail to make and shall not withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Special Committee or the Company Board of this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b) being referred to herein as a "Company Adverse Recommendation Change").

          (c)   Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Company Acquisition Proposal, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Stockholder Approval the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with Company's outside counsel) that (i) a Company Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.

          (d)   Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change (and in the event that the Company Board determines such Company Acquisition Proposal to be a Company Superior Proposal, in accordance with this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(iii) (a "Company Superior Proposal Termination")), if and only if (i) Company receives an unsolicited, written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Company Acquisition Proposal was not the result of a violation of Section 7.3(a), (iii) the Company Board determines in good faith (after consultation with Company's outside counsel and financial advisor) that such Company Acquisition Proposal constitutes a Company Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with Company's outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.

          (e)   Prior to effecting a Company Superior Proposal Termination or Company Adverse Recommendation Change in accordance with Section 7.3(c) or (d), (i) Company shall notify Parent in writing, at least four (4) Business Days prior to taking such action (the "Company Notice Period"), of its intention to effect such Company Superior Proposal Termination or Company Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Company Acquisition Proposal, the material terms and conditions of, and attach a complete copy of, such Company Superior Proposal and the identity of the Person making such proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Company Notice Period, Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, as may be proposed by Parent, and (iii) at the end of the Company Notice Period, the Company Board must determine in good faith that, (x) after consultation with Company's outside counsel and financial advisor, in circumstances involving or relating to a Company Acquisition Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent), and that, after consultation with Company's outside counsel, the failure to effect such Company Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with Company's outside counsel, in circumstances not involving or relating to a Company Acquisition Proposal, the failure to effect such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Company Acquisition Proposal, any material amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material amendment of any such Company Superior Proposal during the Company Notice Period shall require a new notice and Company Notice Period, and Company shall be required to comply again with the requirements of this Section 7.3(e) with respect to such new written notice, except that the new Company Notice Period shall be three (3) Business Days instead of four (4) Business Days. Company shall be required to comply with the obligations under the foregoing Section 7.3(e) with respect to each Company Acquisition Proposal it receives or any Company Intervening Event the Company Board identifies.

          (f)    In addition to the obligations of Company set forth in Sections 7.3(a) and (e), Company shall within one (1) Business Day notify Parent in writing in the event that after the date hereof Company or any of the Company Subsidiaries or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information from any Person that informs Company or any of the Company Subsidiaries or Representatives that it is considering making, or has made, a Company Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Company relating to a possible Company Acquisition Proposal. Such notice shall be made orally and confirmed in writing and shall include the material terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Company Acquisition Proposal in any material respect). Company shall keep Parent informed in all material respects of the status (including after the occurrence of any material amendment or modification) and terms of any such Company Acquisition Proposal or request on a current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Company Acquisition Proposal in any material respect. Without limiting any of the foregoing, Company shall within one (1) Business Day notify Parent orally and in writing if Company determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

          (g)   Nothing contained in this Section 7.3 shall prohibit Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with Company's outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(g) affect the obligations of Company specified in Section 7.3(b) and the Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent unless specifically permitted pursuant to the terms of Section 7.3(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Company Adverse Recommendation Change.

          (h)   For purposes of this Agreement:

              (i)  "Company Acquisition Proposal" means any proposal, offer, or inquiry from any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on book value) of Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction and immediately following consummation of the Net-Lease Closing or (B) of 20% or more of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company, including any tender offer or exchange offer in which any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Company, in each case other than the transactions contemplated by this Agreement, and other than the sale of assets or equity interests pursuant to the terms of the Net-Lease Purchase Agreement, the Bulwark Purchase Agreement, any Alternative Net-Lease Purchase Agreement and any Kick-Out Purchase Agreement.

             (ii)  "Company Superior Proposal" means any bona fide Company Acquisition Proposal made after the date hereof (with all percentages included in the definition of "Company Acquisition Proposal" increased to 50%), taking into account all legal, financial, regulatory and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

            (iii)  References in this Section 7.3 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof (including the Company Special Committee), and (b) Company outside counsel shall mean, as applicable, outside counsel to Company or a duly authorized committee thereof.

            (iv)  Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms.

        Section 7.4    No Solicitation; Parent Acquisition Proposals.

          (a)   Parent shall not, and shall cause the Parent Subsidiaries not to, and shall not authorize or permit any Representatives of Parent or any of the Parent Subsidiaries to, and shall use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Parent Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Parent Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement) or requiring or having the effect of requiring the Parent to abandon, terminate or violate its obligations hereunder or fail to consummate the Merger (each, a "Parent Alternative Acquisition Agreement"), or (iv) agree to or propose publicly to do any of the foregoing. Parent shall, and shall cause each of the Parent Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Parent and the Parent Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Company or any of its Representatives) conducted heretofore with respect to any Parent Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Company, its Subsidiaries and any of their respective Representatives) to any "data room" hosted by Parent, the Parent Subsidiaries or any of their respective Representatives relating to any Parent Acquisition Proposal, and (D) not terminate, waive, amend, release or modify any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement to which it or any of its Affiliates, including the Parent Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Parent Shareholder Approval, (1) Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Parent Acquisition Proposal was not the result of a violation of this Section 7.4(a), (3) the Parent Board determines in good faith (after consultation with Parent's outside counsel and financial advisor) that such Parent Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with Parent's outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, then, subject to compliance with the other terms of this Section 7.4, Parent may (and may authorize the Parent Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Acquisition Proposal (and such Person's Representatives) pursuant to a Parent Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Company or shall be provided (to the extent permitted by applicable Law) to Company prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Parent Acquisition Proposal (and such Person's Representatives) regarding such Parent Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Parent and its Representatives may contact in writing any Person submitting a Parent Acquisition Proposal after the date of this Agreement (that was not the result of a violation of this Section 7.4(a)) solely to clarify the terms of a Parent Acquisition Proposal for the sole purpose of the Parent Board informing itself about such Parent Acquisition Proposal, provided that Parent shall have previously complied with the provisions of Section 7.4(f) with respect to providing Company with the information specified therein and shall have previously provided Company with a copy of any such request for clarification at least twenty-four (24) hours prior to the time that Parent sends such written request to the Person from whom Parent received the unsolicited written Parent Acquisition Proposal. Parent agrees that in the event any Representative of the Parent or any Parent Subsidiary takes any action which, if taken by Parent, would constitute a material violation of this Section 7.4(a), then Parent shall be deemed to be in violation of this Section 7.4(a) for all purposes of this Agreement.

          (b)   Except as provided in Sections 7.4(c) and (d), the Parent Board (i) shall not fail to make and shall not withdraw, withhold, modify or qualify in any manner adverse to Company (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Company) the approval, recommendation or declaration of advisability by the Special Committee or the Parent Board of this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Parent Acquisition Proposal (each such action set forth in this Section 7.4(b) being referred to herein as a "Parent Adverse Recommendation Change").

          (c)   Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Parent Acquisition Proposal, subject to compliance with Section 7.4(e), at any time prior to obtaining the Parent Shareholder Approval the Parent Board may, make a Parent Adverse Recommendation Change if, and only if, after the date of this Agreement, the Parent Board determines in good faith (after consultation with Parent's outside counsel) that (i) a Parent Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.

          (d)   Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.4(e), at any time prior to obtaining the Parent Shareholder Approval the Parent Board may make a Parent Adverse Recommendation Change (and in the event that the Parent Board determines such Company Acquisition Proposal to be a Parent Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1(c)(iii) (a "Parent Superior Proposal Termination")), if and only if (i) Parent receives an unsolicited, written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Parent Acquisition Proposal was not the result of a violation of Section 7.4(a), (iii) the Parent Board determines in good faith (after consultation with Parent's outside counsel and financial advisor) that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, and (iv) the Parent Board determines in good faith (after consultation with Parent's outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.

          (e)   Prior to effecting a Parent Superior Proposal Termination or Parent Adverse Recommendation Change in accordance with Section 7.4(c) or (d), (i) Parent shall notify Company in writing, at least four (4) Business Days prior to taking such action (the "Parent Notice Period"), of its intention to effect such Parent Superior Proposal Termination or Parent Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Parent Acquisition Proposal, the material terms and conditions of, and attach a complete copy of, such any Parent Superior Proposal and the identity of the Person making such proposal), and (y) in circumstances not involving or relating to a Parent Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Parent Notice Period, Parent shall, and shall cause its Representatives to, negotiate with Company in good faith (to the extent Company wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Parent Acquisition Proposal, the Parent Superior Proposal ceases to be a Parent Superior Proposal, and (y) in circumstances not involving or relating to a Parent Acquisition Proposal, as may be proposed by Company, and (iii) at the end of the Parent Notice Period, the Parent Board must determine in good faith that, (x) after consultation with Parent's outside counsel and financial advisor, in circumstances involving or relating to a Parent Acquisition Proposal, such Parent Superior Proposal continues to constitute a Parent Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Company), and that, after consultation with Parent's outside counsel, the failure to effect such Parent Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with Parent's outside counsel, in circumstances not involving or relating to a Parent Acquisition Proposal, the failure to effect such Parent Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Parent Acquisition Proposal, any material amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material amendment of any such Parent Superior Proposal during the Parent Notice Period shall require a new notice and Parent Notice Period, and Parent shall be required to comply again with the requirements of this Section 7.4(e) with respect to such new written notice, except that the new Parent Notice Period shall be three (3) Business Days instead of four (4) Business Days. Parent shall be required to comply with the obligations under the foregoing Section 7.4(e) with respect to each Parent Acquisition Proposal it receives or any Parent Intervening Event the Parent Board identifies.

          (f)    In addition to the obligations of Parent set forth in Sections 7.4(a) and (e), Parent shall within one (1) Business Day notify Company in writing in the event that after the date hereof Parent or any of the Parent Subsidiaries or Representatives receives (i) any Parent Acquisition Proposal or (ii) any request for non-public information from any Person that informs Parent or any of the Parent Subsidiaries or Representatives that it is considering making, or has made, a Parent Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Parent relating to a possible Parent Acquisition Proposal. Such notice shall be made orally and confirmed in writing and shall include the material terms and conditions of such Parent Acquisition Proposal or request and the identity of the Person making any such Parent Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Parent Acquisition Proposal in any material respect). Parent shall keep Company informed in all material respects of the status (including after the occurrence of any material amendment or modification) and terms of any such Parent Acquisition Proposal or request on a current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Company Acquisition Proposal in any material respect. Without limiting any of the foregoing, Parent shall within one (1) Business Day notify Company orally and in writing if Parent determines to begin providing non-public information or to engage in negotiations concerning a Parent Acquisition Proposal pursuant to Section 7.4(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

          (g)   Nothing contained in this Section 7.4 shall prohibit Parent or the Parent Board through its Representatives, directly or indirectly, from (i) issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of Parent if, in the good faith judgment of the Parent Board (after consultation with Parent's outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.4(g) affect the obligations of Parent specified in Section 7.4(b) and Parent shall not withdraw, modify or change the Parent Board Recommendation in a manner adverse to Company unless specifically permitted pursuant to the terms of Section 7.4(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change, unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Parent Adverse Recommendation Change.

          (h)   For purposes of this Agreement:

              (i)  "Parent Acquisition Proposal" means any proposal, offer, or inquiry from any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Parent and the Parent Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on book value) of Parent and the Parent Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 20% or more of any class of capital stock, other equity security or voting power of Parent or any resulting parent company of Parent, including any tender offer or exchange offer in which any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Parent, in each case other than the transactions contemplated by this Agreement as in effect on the date hereof.

             (ii)  "Parent Superior Proposal" means any bona fide Parent Acquisition Proposal made after the date hereof (with all percentages included in the definition of "Parent Acquisition Proposal" increased to 50%), taking into account all legal, financial, regulatory and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the shareholders of Parent from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Company in response to any such Parent Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

            (iii)  References in this Section 7.4 to (a) the Parent Board shall mean the board of trustees of Parent or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to Parent or a duly authorized committee thereof.

            (iv)  Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms.

        Section 7.5    Public Announcements.     Except with respect to any Company Adverse Recommendation Change, any Parent Adverse Recommendation Change or any action taken by Company or the Company Board, or by Parent or the Parent Board, pursuant to, and in accordance with Section 7.3 or Section 7.4, respectively, so long as this Agreement is in effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties' consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties' consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

        Section 7.6    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Company Charter, the Company Bylaws, Parent Declaration of Trust or Parent Bylaws or, if applicable, similar organizational documents or agreements of any Company Subsidiary or Parent Subsidiary (with respect to each such entity, the "Organizational Documents"), from and after the Effective Time, Parent and the Surviving Entity shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time, serving as a manager, director, officer, trustee or fiduciary, which for the avoidance of doubt, shall include the Business Manager and the Property Managers, in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the Organizational Documents of the Company and the Company Subsidiaries as in effect on the date hereof, of Company, or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries and acting in such capacity (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (A) Parent's and the Surviving Entity's receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party's compliance with the standard of conduct required herein; provided, that neither Parent nor the Surviving Entity shall be liable for any amounts paid in settlement effected without its prior written consent, as applicable, and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable). The indemnification and advancement obligations of the Surviving Entity pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 7.6(a), (I) the term "Claim" means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any

  Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party's duties or service as a manager, director, officer, trustee, employee, agent or fiduciary of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing at or prior to the Effective Time, and (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (II) the term "Claim Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

          (b)   Without limiting the foregoing, the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers, directors, trustees, officers, agents or fiduciaries or other Indemnified Parties as provided in the Organizational Documents and the indemnification agreements of Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Effective Time, the Organizational Documents of the Surviving Entity and of any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents of Company or any applicable Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, agents or fiduciaries of Company or any of the Company Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

          (c)   For a period of six (6) years after the Effective Time, the Surviving Entity shall maintain in effect Company's current directors' and officers' liability insurance covering each Person covered, on the date of this Agreement, by Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Company's current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company's existing policies as of the date hereof or (ii) in consultation with Parent, Company may obtain extended reporting period coverage under Company's existing insurance programs (to be effective as of the Effective Time) or purchase a "tail" policy for a period of six (6) years after the Effective Time for a cost not in excess of the Maximum Amount (as defined below); and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.6(c) in excess of 300% of the most recent annual premiums paid by Company prior to the date of this Agreement for such purpose (the "Maximum Amount"), it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such Maximum Amount.

          (d)   If the Surviving Entity or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.6.

          (e)   The Surviving Entity shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.6; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

          (f)    The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

        Section 7.7    Appropriate Action; Consents; Filings.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Company and Parent shall and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Affiliates, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

          (b)   In connection with and without limiting the foregoing Section 7.7(a), each of Parent and Company shall (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to) use its reasonable best efforts to give any notices to third parties, and each of Parent and Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.7 as "outside counsel only." Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

        Section 7.8    Notification of Certain Matters; Transaction Litigation.

          (a)   Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

          (b)   Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.8(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b)(i)(A) or Section 9.3(c)(i)(A).

          (c)   Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any Action commenced or, to such Party's Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and its Representatives shall give Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent and/or its trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 7.9    Listing.     As promptly as reasonably practicable following the date of this Agreement, Parent and its Representatives shall prepare and cause to be filed with the NYSE an application for listing of additional shares pursuant to which the Parent Common Shares to be issued in the Merger will be listed on the NYSE (the "Listing"). Parent shall use its reasonable best efforts to have the Listing accepted by the NYSE as promptly as practicable after its submission such that the Parent Common Shares to be issued in the Merger will be listed immediately following the Effective Time. Company shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the application for listing of additional shares. Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of the NYSE with respect thereto, Parent shall provide Company with a reasonable opportunity to review and comment on such document or response.

        Section 7.10    Section 16 Matters.     Prior to the Effective Time, Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.10.

        Section 7.11    Certain Tax Matters.     Each of Parent and Company shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of Parent or Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. All Parties shall treat the Merger as a tax-free "reorganization" under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        Section 7.12    Dividends.

          (a)   If, on the Closing Date, Company has declared dividends on shares of Company Common Stock pursuant to Section 6.1(b)(iii)(A) with record dates prior to the Effective Time and such dividends have not been paid, Company shall pay those dividends on the Closing Date immediately prior to the Effective Time.

          (b)   If Parent has paid a dividend on Parent Common Shares pursuant to Section 6.2(b)(iii)(A) more than fifteen (15) days before the Closing Date, Parent shall be permitted to declare and pay dividends on Parent Common Shares on the Closing Date immediately prior to the Effective Time at an annualized rate not to exceed $0.24 per Parent Common Share pro-rated for the period since the last distribution pursuant to Section 6.2(b)(iii)(A).

          (c)   In the event that either Company or Parent shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or 6.2(b)(iii), respectively, it shall notify the other party at least twenty (20) days prior to the Closing Date, and such other party shall be entitled to declare a dividend per share payable (i) in the case of Parent, to holders of Parent Common Shares, in an amount per share of Parent Common Shares equal to the quotient obtained by dividing (A) the dividend declared by Company with respect to each share of Company Common Stock by (B) the Exchange Ratio and (ii) in the case of Company, to holders of Company Common Stock, in an amount per share of Company Common Stock equal to the product of (x) the dividend declared by Parent with respect to each share of Parent Common Shares and (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.12(c) shall be prior to the Closing Date.

        Section 7.13    Voting of Shares.     Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of the approval of this Agreement and approval of the Merger. Company shall vote all Parent Common Shares beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Shareholder Meeting, if any, in favor of the approval of this Agreement and the issuance of Parent Common Shares in connection with the Merger and the Parent Charter Amendment.

        Section 7.14    Takeover Statutes.     The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

        Section 7.15    Tax Representation Letters.

          (a)   Company shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Alston & Bird LLP, counsel to Company, and Hogan Lovells US LLP, counsel to Parent, a tax representation letter, dated as of the Closing Date and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Parent, and Alston & Bird LLP, counsel to Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Alston & Bird LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

          (b)   Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (ii) deliver to Hogan Lovells US LLP, counsel to Parent, a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Parent for purposes of rendering the opinion described in Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Parent, and Alston & Bird LLP, counsel to Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Parent as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Alston & Bird LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

        Section 7.16    Related Party Agreements.

          (a)   Company shall terminate, or cause to be terminated, at or immediately prior to the Closing, (x)(i) the Company Advisory Agreement and (ii) each Amended and Restated Master Real Estate Management Agreement, dated as of September 8, 2011, between Company and each of the Property Managers and each related individual Real Estate Management Agreement entered into pursuant thereto between Company and the Company Subsidiaries and Property Manager and (y) the other Company Related Party Agreements, in each case, pursuant to the terms of that certain Master Liquidity Event Agreement, dated as of the date hereof, by and among Company, the Business Manager and the Property Managers.

          (b)   Prior to the Effective Time, and conditioned on the effectiveness of the Merger, Company shall redeem or otherwise divest, to an entity other than any Company Subsidiary, of all of its membership interest in Oak Property and Casualty LLC, and shall terminate its participation therein, in accordance with the terms of the Amended and Restated Operating Agreement, dated March 31, 2009, and the terms of the Membership Participation Agreement, dated September 29, 2006, each of Oak Property and Casualty LLC, including, for the avoidance of doubt the provisions thereof entitling the Company to a return of its capital and surplus contribution following a period of five (5) years after the end of the year of such termination.

          (c)   Prior to the Effective Time, Company shall divest in full, or cause to be divested in full, whether by redemption or otherwise to an entity other than any Company Subsidiary, its ownership interest in The Inland Real Estate Group of Companies, Inc. in exchange for at least its capital therein and in compliance with the applicable organizational documents of The Inland Real Estate Group of Companies, Inc.

        Section 7.17    Manager Employees.     Company shall use commercially reasonable efforts, or shall cause the Business Manager and Property Manager to use commercially reasonable efforts, to (i) provide or make available to Parent and its Affiliates during the Interim Period all reasonably necessary data for the Parent's or its Affiliate's determination to solicit or to offer to hire, effective as of the Closing Date, any of the Manager Employees, and (ii) provide assistance to and cooperate with Parent and its Affiliates, to the extent requested by Parent and its Affiliates, in order to make all Manager Employees available to Parent or its Affiliates for interview and for potential hire during, and after expiration of, the Interim Period. For the avoidance of doubt, this Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives, and nothing in this Agreement shall confer any rights or remedies of any kind or description upon any former, current or future directors, trustees, officers, employees, agents, general and limited partners, managers, members, shareholders, stockholders,

Affiliates and assignees of Parent, Parent Subsidiaries, Company and Company Subsidiaries or their respective successors and assigns.

        Section 7.18    Net-Lease Purchase Agreement.

          (a)   Company shall, and shall cause the other Net-Lease Sellers and the Net-Lease Companies to, use their respective reasonable best efforts to cause the Net-Lease Closing to occur in full prior to the Closing Date (provided that, with respect to the closing under the Bulwark Purchase Agreement, the Company shall in any event select and acquire the Replacement Properties before the Parent Shareholder Meeting in accordance with Section 7.19) in accordance with the terms of the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement, as applicable.

          (b)   Notwithstanding anything to the contrary in this Agreement, including Section 6.1), Company shall not, and shall cause the other Net-Lease Sellers and the Net-Lease Companies not to (i) agree to or effect any amendment or modification to, or any waiver under, or any termination of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement that would (A) materially expand the conditions precedent to the Net-Lease Closing, (B) extend the outside closing date thereunder or reasonably be expected to materially delay or hinder the Net-Lease Closing, (C) impose any indemnification obligation or other material liability on, modify the releases contemplated thereby or otherwise expand the obligations of the Net-Lease Sellers after the Net-Lease Closing in a way that is adverse to the Surviving Entity or its Affiliates, or (D) otherwise modify the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement in any material respect, or (ii) assign any of their respective rights under the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement or any agreement, document or instrument contemplated thereby or executed in connection therewith, in each case without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that any consent provided by Parent hereunder shall not and shall not be deemed to affect Parent's closing conditions or constitute a waiver thereof).

          (c)   Company shall cause the other Net-Lease Sellers to distribute to their members, including any members that are Company Third Parties, an amount equal to such portion of the proceeds from the Net-Lease Sale, if any, received by the other Net-Lease Seller, promptly (and in no event later than one (1) Business Day) after the receipt thereof in accordance with the terms of the other Net-Lease Seller's operating agreement.

          (d)   In the event the Net-Lease Purchase Agreement, the Bulwark Purchase Agreement, any Kick-Out Purchase Agreement or any Alternative Net-Lease Purchase Agreement is terminated by the Net-Lease Purchaser or any purchaser under an Alternative Net-Lease Purchase Agreement, Company shall use its reasonable best efforts to, and to cause the other Net-Lease Sellers and the Net-Lease Companies to, enter into one or more substitute purchase agreements that are reasonably acceptable to Parent (each an "Alternative Net-Lease Purchase Agreement") and shall provide reasonable notice to Parent, and keep Parent reasonably apprised of the status and expectations related to any Alternative Net-Lease Purchase Agreement; provided, however, that an Alternative Net-Lease Purchase Agreement shall be deemed to be reasonably acceptable to Parent, upon written notice to Parent, if the terms of such Alternative Net-Lease Purchase Agreement would not (i) materially expand the conditions precedent to the Net-Lease Closing beyond those set forth in the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as applicable, (ii) reasonably be expected to delay the Net-Lease Closing beyond the last Business Day prior to the Outside Date, or (iii) impose any indemnification obligation or other material liability on, modify the releases contemplated by the agreement being terminated or otherwise expand the obligations of the Net-Lease Sellers after the Net-Lease Closing in a way that is adverse to the

  Surviving Entity or its Affiliates and beyond the obligations or liabilities set forth in the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement.

          (e)   In the event that any Net-Lease Property is excluded from the Net-Lease Sale pursuant to "kick-out" or similar provisions relating to the exercise of tenant rights of first offer or rights of first refusal, Company shall use its reasonable best efforts to, and to cause the other Net-Lease Sellers and the Net-Lease Companies to, enter into a substitute Purchase Agreement with such tenant (or any affiliate of such tenant) with respect to such property that is reasonably acceptable to Parent (a "Kick-Out Purchase Agreement"); provided, however, that a Kick-Out Purchase Agreement shall be deemed to be reasonably acceptable to Parent, upon written notice to Parent, if the terms of such Kick-Out Purchase Agreement would not (i) materially expand the conditions precedent to the Net-Lease Closing beyond those set forth in the Net-Lease Purchase Agreement, (ii) reasonably be expected to delay or hinder the Net-Lease Closing beyond the last Business Day prior to the Outside Date, (iii) impose any indemnification obligation or other material liability on, modify the releases contemplated by the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as applicable, or otherwise expand the obligations of the Net-Lease Sellers after the Net-Lease Closing in a way that is adverse to the Surviving Entity or its Affiliates and beyond the obligations or liabilities set forth in the Net-Lease Purchase Agreement and the Kick-Out Purchase Agreement.

          (f)    In the event that the Company and the other Net-Lease Sellers enter into any Alternative Net-Lease Purchase Agreement or Kick-Out Purchase Agreement, the term "Net-Lease Purchase Agreement" shall be deemed to include any Alternative Net-Lease Purchase Agreement or Kick-Out Purchase Agreement to the extent then in effect. Without limiting the generality of the foregoing, the obligations set forth in Sections 7.18(a) and (b) shall apply to any Alternative Net-Lease Purchase Agreement or Kick-Out Purchase Agreement.

        Section 7.19    Section 1031 Matters.     The Parties acknowledge that it is the intention of Company to elect "like kind exchange" treatment pursuant to Section 1031 of the Code with respect to certain of the Net-Lease Properties designated on Section 7.19 of the Company Disclosure Letter (the "Specified Portfolio") and, in connection therewith, Company, after consultation with Parent, shall have the right and authority to take such actions or inactions as it determines in order to effectuate such treatment. In furtherance thereof, and consistent with the requirements of a deferred exchange, the proceeds of the sale of the Specified Portfolio (the "Specified Proceeds"), shall be held in escrow by a "qualified intermediary" pending acquisition by Company of replacement properties (the "Replacement Properties"). Company and the Company Subsidiaries shall select and acquire the Replacement Properties prior to the Parent Shareholder Meeting and after providing Parent with advance notice of and an opportunity to consult with Company regarding the properties under consideration by Company to be the Replacement Properties and the terms of their acquisition. Company shall keep Parent reasonably apprised of the anticipated completion date of the acquisition of the Replacement Properties. Notwithstanding the foregoing, if the Replacement Properties are properties identified on Section 7.19 of the Company Disclosure Letter, and the Replacement Properties are to be acquired in accordance with the terms set forth on Section 7.19 of the Company Disclosure Letter, Company and the Company Subsidiaries shall be deemed to have satisfied the notice and consultation requirement of the immediately preceding sentence.

        Section 7.20    Termination of Company DRIP and Company Share Repurchase Program.

          (a)   The Company Board shall (i) adopt such resolutions or take such other actions as may be required to terminate the Company DRIP effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are purchased or issued pursuant to the Company DRIP during the Interim Period, and (iii) ensure that no purchase or other rights under the Company

  DRIP enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

          (b)   The Company Board shall (i) adopt such resolutions or take such other actions as may be required to terminate the Company Share Repurchase Program effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are repurchased by Company pursuant to the Company Share Repurchase Program during the Interim Period, and (iii) ensure that no repurchase or other rights under the Company Share Repurchase Program enable the holder of such rights to cause Parent or any Parent Subsidiary to repurchase Parent Common Shares issued in connection with the Merger as a result of such repurchase or other rights at or after the Effective Time.

        Section 7.21    Merger Sub; Parent Subsidiaries; Company Subsidiaries.     Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

        Section 7.22    Corporate and Entity Names.     No later than sixty (60) days following the Closing Date, Parent shall change the corporate and entity names of each Company Subsidiary to names that do not include the words "Inland," "Inland Diversified" or any derivative thereof, or any terms confusingly similar thereto.

        Section 7.23    QRS Conversions.     Prior to the Closing Date, Company shall cause each of Splendido Real Estate, Inc., Bulwark Corporation and any other Company Subsidiary that is treated as a Qualified REIT Subsidiary to be merged or otherwise converted into a limited liability company that is (a) disregarded for U.S. federal income tax purposes and (b) not treated as a Qualified REIT Subsidiary (the "QRS Conversions"). Prior to the Closing Date, Company shall provide to Parent written evidence of the QRS Conversions, including a schedule setting forth each Company Subsidiary so converted prior to the Closing Date.

        Section 7.24    Company Tax Planning for 2014.     Company shall cause the actions described on Section 7.24 of the Parent Disclosure Letter to be taken and any other actions that (i) do not result in the payment of distributions in excess of the regular daily distributions described in Section 6.1(b)(iii)(A), (ii) do not otherwise have an adverse impact on Parent, and (iii) are necessary to eliminate the imposition of a tax under Section 857(b) of the Code for Company's 2014 taxable year (i.e., the taxable year beginning on January 1, 2014 and ending on the Closing Date). Company shall consult with Parent in selecting which action to be taken and in connection with the implementation of such actions.

ARTICLE 8

CONDITIONS

        Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the Parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals.     Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

          (b)    Registration Statement.     The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

          (c)    No Injunctions or Restraints.     No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.

          (d)    Listing.     The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e)    Replacement Properties.     Company shall have acquired the Replacement Properties in accordance with Section 7.19.

        Section 8.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers), Section 4.23 (Investment Company Act) and Section 4.26 (Net-Lease Properties; Net-Lease Purchase Agreement), shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Covenants and Obligations of Company.     Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

          (c)    Material Adverse Change.     On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.

          (d)    Delivery of Certificates.     Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

          (e)    Opinion Relating to REIT Qualification.     Parent shall have received the written opinion of Alston & Bird LLP (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.15 and shall be subject to customary assumptions, exceptions, limitations and qualifications).

          (f)    Section 368 Opinion.     Parent shall have received the written opinion of its counsel, Hogan Lovells US LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, in substantially the form and substance as set forth in Exhibit B, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.15. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

          (g)    FIRPTA Certificate.     On or prior to the Closing Date, Company shall have delivered to Parent a certification from Company issued in the manner described in Treasury Regulations Section 1.897-2(h), dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Company, certifying that no interest in Company is a "United States real property interest" (as defined in Section 897(c)(1) of the Code).

          (h)    Net Lease Transactions.     The Net-Lease Closing shall have occurred.

        Section 8.3    Conditions to Obligations of Company.     The obligations of Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Effective Time, of the following additional conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties set forth in Sections 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3 (Capital Structure) (except Section 5.3(a)), Section 5.4 (Authority), Section 5.20 (Opinion of Financial Advisor), Section 5.21 (Approval Required), Section 5.22 (Brokers) and Section 5.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or "Parent Material Adverse Effect" qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Covenants or Obligations of Parent.     Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

          (c)    Material Adverse Change.     On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Parent Material Adverse Effect.

          (d)    Delivery of Certificates.     Parent shall have delivered to Company a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Parent certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

          (e)    Opinion Relating to REIT Qualification.     Company shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Company), dated as of the Closing Date in substantially the form attached hereto as Exhibit C, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15 and shall be subject to customary assumptions, limitations and qualifications).

          (f)    Section 368 Opinion.     Company shall have received the written opinion of its counsel, Alston & Bird LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and as of the Closing Date, in substantially the form and substance as set forth in Exhibit D, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.15. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

        Section 9.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Parent or the stockholders of Company (except as otherwise specified in this Section 9.1):

          (a)   by mutual written consent of each of Parent and Company;

          (b)   by either Parent or Company:

              (i)  if the Merger shall not have been consummated on or before August 31, 2014 (the "Outside Date"); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; provided, further, that if on the Outside Date all conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied (other than the conditions set forth in Section 8.1(e) and Section 8.1(a) (with respect to the Parent Shareholder Approval only) and those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing), then the Outside Date shall be automatically extended until the date that is forty-five (45) days after the last day of the Replacement Property Period; or

             (ii)  if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to comply with any provision of this Agreement; or

            (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to Company where a failure to obtain the Company Stockholder Approval was primarily caused by any action or failure to act of Company that constitutes a material breach any of its obligations under Section 7.1 or 7.3; or

            (iv)  if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent where a failure to obtain the Parent Shareholder Approval was primarily caused by any action or failure to act of Parent that constitutes a material breach of any of its obligations under Section 7.1 or 7.4.

          (c)   by Parent:

              (i)  if Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 (a "Company Terminating Breach") and (B) cannot be cured or waived by the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

             (ii)  prior to obtaining the Company Stockholder Approval, if Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change (provided, that Parent's right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of a Company Adverse Recommendation Change will expire thirty (30) days after the last date upon which Parent receives notice from Company that the Company Board or a committee thereof has made such Company Adverse Recommendation Change), (B) after public announcement by any Person of a Company Acquisition Proposal or an intention (whether or not conditional) to make a Company Acquisition Proposal, or after any such Company Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Company Acquisition Proposal and to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent, (C) fails to include the Company Board Recommendation in the Joint Proxy Statement, (D) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of Company Subsidiary to enter into a definitive agreement for, any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement), or (E) shall have materially violated (or shall be deemed pursuant to the last sentence of Section 7.3(a) to have violated) any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof not intended to result in a Company Alternative Acquisition Agreement); or

            (iii)  prior to obtaining the Parent Shareholder Approval, if the Parent Board determines to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal in accordance with Section 7.4(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(c)(i)(C) is made in full to Company and the Parent Alternative Acquisition Agreement is entered into with respect to such Parent Superior Proposal, and in the event that such Parent Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

          (d)   by Company:

              (i)  if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 (a "Parent Terminating Breach") and (B) cannot be cured or waived by the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

             (ii)  prior to obtaining the Parent Shareholder Approval, if Parent or the Parent Board or any committee thereof (A) shall have effected a Parent Adverse Recommendation Change (provided, that Company's right to terminate this Agreement pursuant to this Section 9.1(d)(ii)(A) in respect of a Parent Adverse Recommendation Change will expire thirty (30) days after the last date upon which Company receives notice from Parent that the Parent Board or a committee thereof has made such Parent Adverse Recommendation Change), (B) after public announcement by any Person of a Parent Acquisition Proposal or an intention (whether or not conditional) to make a Parent Acquisition Proposal, or after any such Parent Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Parent Acquisition Proposal and to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of being requested to do so by Company, (C) fails to include the Parent Board Recommendation in the Joint Proxy Statement, (D) approves, adopts, publicly endorses or recommends, or enters into or allows Parent or any Parent Subsidiary to enter into a definitive agreement for, any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement), or (E) shall have materially violated (or shall be deemed pursuant to the last sentence of Section 7.4(a) to have violated) any of its obligations under Section 7.4 (other than any immaterial or inadvertent violations thereof not intended to result in a Parent Alternative Acquisition Agreement); or

            (iii)  prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(b)(i)(C) is made in full to Parent and the Company Alternative Acquisition Agreement is entered into with respect to such Company Superior Proposal, and in the event that such Company Alternative Acquisition

    Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

        Section 9.2    Effect of Termination.     In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.5 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions), and the definition of all defined terms appearing in such sections, shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement. For purposes of the foregoing, "willful and material breach" shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

        Section 9.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, that Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys' and accountants' fees.

          (b)   In the event that:

              (i)

              (A)  (I)(x) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(c)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(c)(i)) prior to the breach giving rise to such right of termination, a Company Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of "Company Acquisition Proposal" increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Company Board or made known generally to Company's stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Stockholder Meeting, a Company Acquisition Proposal has been announced, disclosed or otherwise communicated or made known (whether or not publicly) to the Company Board or made known generally to Company's stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal and (II) within twelve (12) months after the date of such termination, a transaction in respect of a Company Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated;

              (B)  this Agreement is terminated by Parent pursuant to Sections 9.1(c)(ii); or

              (C)  this Agreement is terminated by Company pursuant to Section 9.1(d)(iii);

    then, in any such event, Company shall pay to Parent a termination fee of $43,000,000 (the "Company Termination Fee");

             (ii)  the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied (other than the condition set forth in Section 8.1(e) and those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and this Agreement is terminated by either Party pursuant to Section 9.1(b)(i) then, in such event, Company shall pay to Parent an amount equal to the Parent Expense Amount;

            (iii)  the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied (other than the conditions set forth in Sections 8.2(h), 8.1(e) and 8.1(a) (with respect to the Parent Shareholder Approval only) and those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and this Agreement is terminated by either Party pursuant to Section 9.1(b)(i) then, in such event, Company shall pay to Parent an amount equal to the Parent Expense Amount plus $3,000,000 (collectively, the "Net-Lease Termination Fee"); or

            (iv)  this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then in any such event, Company shall pay to Parent an amount equal to the Parent Expense Amount;

  it being understood that in no event shall Company be required to pay the Company Termination Fee or Parent Expense Amount on more than one occasion, or pay the Net-Lease Termination Fee and separately pay the Parent Expense Amount on separate occasions. Subject to Section 9.3(d), payment of the Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(B) , (iii) at the time of termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(C) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(d)(iii), (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Parent Expense Amount), in the case of the payment of the Parent Expense Amount payable pursuant to Section 9.3(b)(ii), (v) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Net-Lease Termination Fee), in the case of the payment of the Net-Lease Termination Fee payable pursuant to Section 9.3(b)(iii), and (vi) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Parent Expense Amount), in the case of the Parent Expense Amount payable pursuant to Section 9.3(b)(iv). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount becomes payable, then payment to Parent of the Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount shall be Parent's sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the "Company Parties") in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby; provided, however, that the existence of the circumstances which could require the Company Termination Fee to become subsequently payable by Company pursuant to Section 9.3(b)(i)(A) shall not relieve Company of its obligations to pay the amounts pursuant to Section 9.3(b)(ii), (iii), or (iv) in accordance with such Sections, and the payment by Company pursuant to Section 9.3(b)(ii), (iii), or (iv), shall not relieve Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.3(b)(i)(A); and provided, further that, in the event that Company previously has made a payment pursuant to Section 9.3(b)(ii), (iii), or (iv), the amount of such payment actually made to Parent shall be credited against any Company Termination Fee subsequently payable by Company pursuant to Section 9.3(b)(i)(A).

          (c)   In the event that:

              (i)

              (A)  (I)(x) this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(i) or by Company pursuant to Section 9.1(d)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(d)(i)) prior to the breach giving rise to such right of termination, a Parent Acquisition Proposal (with, for all purposes of this Section 9.3(c)(i), all percentages included in the definition of "Parent Acquisition Proposal" increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Parent Board or made known generally to Company's stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Parent Acquisition Proposal, or (y) this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iv), and prior to the Parent Shareholder Meeting, a Parent Acquisition Proposal has been announced, disclosed or otherwise communicated or made known (whether or not publicly) to the Parent Board or made known generally to Parent's shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make such a Parent Acquisition Proposal and (II) within twelve (12) months after the date of such termination, a transaction in respect of a Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement in respect of a Parent Acquisition Proposal that is later consummated; or

              (B)  this Agreement is terminated by Company pursuant to Section 9.1(d)(ii); or

              (C)  this Agreement is terminated by Parent pursuant to Section 9.1(c)(iii);

    then, in any such event, Parent shall pay to Company a termination fee of $30,000,000 (the "Parent Termination Fee"); or

             (ii)  this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iv) or by Company pursuant to Section 9.1(d)(i), then in any such event, Parent shall pay to Company an amount equal to the Company Expense Amount;

  it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expense Amount on more than one occasion. Subject to Section 9.3(d), payment of the Parent Termination Fee or Company Expense Amount, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Parent Acquisition Proposal, in the case of a

  Parent Termination Fee payable pursuant to Section 9.3(c)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(B), and (iii) at the time of termination, in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(C) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(c)(iii), and (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Company Expense Amount), in the case of the payment of the Company Expense Amount payable pursuant to Section 9.3(c)(ii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Parent Termination Fee or Company Expense Amount becomes payable, then payment to Company of the Parent Termination Fee or Company Expense Amount, shall be Company's sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, the Parent Subsidiaries and each of their respective former, current and future directors, trustees, officers, employees, agents, general and limited partners, managers, members, shareholders, stockholders, Affiliates and assignees and each former, current or future director, trustee, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder, Affiliate or assignee of any of the foregoing (collectively, the "Parent Parties") in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Termination Fee or Parent Expense Amount no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby; provided, however, that the existence of the circumstances which could require the Parent Termination Fee to become subsequently payable by Parent pursuant to Section 9.3(c)(i)(A) shall not relieve Parent of its obligation to pay the Company Expense Amount pursuant to Section 9.3(c)(ii) in accordance with such Section, and the payment by Parent pursuant to Section 9.3(c)(ii), shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 9.3(c)(i)(A); and, provided further, that in the event that Parent previously has made a payment pursuant to Section 9.3(c)(ii), the amount of such payment actually made to Company shall be credited against any Parent Termination Fee subsequently payable by Parent pursuant to Section 9.3(c)(i)(A).

          (d)   Notwithstanding any other provision in this Agreement, the amount of the Parent Termination Fee, the Company Termination Fee, the Net-Lease Termination Fee, the Parent Expense Amount or the Company Expense Amount (each a "Termination Payment") payable to a Party (the "Recipient") pursuant to this Section 9.3 in any taxable year of the Recipient shall not exceed the sum (calculated for the Recipient's taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Recipient for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside Tax counsel to the Recipient plus (B) such additional amount that it is estimated can be paid to the Recipient in such taxable year without creating a risk that the payment would cause the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code ("Qualifying Income"), which determination shall be made by independent Tax accountants to the Recipient, plus (C) if the Recipient receives a letter from outside Tax counsel to the Recipient indicating that (i) the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the applicable Termination Payment either would constitute Qualifying Income or would be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code or (ii) the Recipient's outside counsel has rendered a legal opinion to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of such Termination Payment. Any amount of any Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph, provided, that no such payment need be made after the fifth anniversary of the date of termination. Notwithstanding the foregoing, if the Recipient shall cease to qualify as a REIT for federal income tax purposes, the entire unpaid balance of any Termination Payment shall be payable immediately.

          (e)   Each of Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 9.3(b) , and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 9.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(b), from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the "Prime Rate"). If Parent fails promptly to pay any amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 9.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(c), from the date of termination of this Agreement at a rate per annum equal to the Prime Rate.

        Section 9.4    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Special Committee and the Parent Board, respectively, at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or, in the case of Parent, in accordance with the rules of NYSE requires the further approval of the stockholders of Company or shareholders of Parent without such further approval of such stockholders or shareholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

        Section 9.5    Transfer Taxes.     Parent and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock, all Transfer Taxes.

ARTICLE 10

GENERAL PROVISIONS

        Section 10.1    Nonsurvival of Representations and Warranties and Certain Covenants.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

        Section 10.2    Notices.     All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to Company to:
Inland Diversified Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523
	Attn:	Charles H. Wurtzebach
	email:	cwurtzebach@yahoo.com
with a copy (which shall not constitute notice) to:
Alston & Bird LLP 950 F Street, NW Washington, DC 20007
	Attn:	David E. Brown, Jr. Rosemarie A. Thurston
	email:	david.brown@alston.com rosemarie.thurston@alston.com
	Fax:	(202) 654-4945 (404) 253-8447
(b)	if to Parent to:
Kite Realty Group Trust 30 S. Meridian Street, Suite 1100 Indianapolis, IN 46204
	Attn:	John A. Kite, Chairman and Chief Executive Officer
	email:	jkite@kiterealty.com
	Fax:	(317) 577-5605
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP 555 13th Street NW Washington, DC 20004
	Attn:	David Bonser Paul Manca
	email:	david.bonser@hoganlovells.com paul.manca@hoganlovells.com
	Fax:	(202) 637-5910

        Section 10.3    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        Section 10.4    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 10.5    Entire Agreement.     This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

        Section 10.6    No Third-Party Beneficiaries.     This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time) and Section 7.6 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.7    Extension; Waiver.     At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 10.8    Governing Law.     This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

        Section 10.9    Consent to Jurisdiction.     Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of any federal court located in the State of Maryland or any Maryland State court (the "Maryland Courts") for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        Section 10.10    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

        Section 10.11    Specific Performance.     The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity.

        Section 10.12    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

        Section 10.13    Authorship.     The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

KITE REALTY GROUP TRUST
By:	/s/ DANIEL R. SINK
	Name:	Daniel R. Sink
	Title:	Executive Vice President and Chief Financial Officer

KRG MAGELLAN, LLC
By:	/s/ DANIEL R. SINK
	Name:	Daniel R. Sink
	Title:	Executive Vice President and Chief Financial Officer

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
By:	/s/ BARRY L. LAZARUS
	Name:	Barry L. Lazarus
	Title:	President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Company REIT Qualification Opinion

 [ALSTON & BIRD LETTERHEAD]

Kite Realty Group Trust
30 South Meridan Street Suite 1100
Indianapolis, Indiana 46204

Ladies and Gentlemen:

        We are acting as counsel to the Special Committee to the Board of Inland Diversified Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), in connection with the merger of the Company with and into K RG Magellan, a Maryland limited liability company and a direct wholly-owned subsidiary of the Kite Realty Group Trust, a Maryland real estate investment trust ("Merger Sub"), with Merger Sub as the surviving company in the merger (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of            , 2014 (the "Merger Agreement") as more fully described in the registration statement on Form S-4 (Registration No. 333-                  ) (the "Registration Statement") containing the joint proxy statement/prospectus (the "Joint Proxy Statement"). This opinion letter is being delivered pursuant to Section 8.2(e) of the Merger Agreement. We are rendering this opinion letter regarding the qualification of the Company as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Merger Agreement.

        In preparing this opinion letter, we have reviewed and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties, and covenants contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement, (iii) the tax representation letters of the Company delivered to us for purposes of this opinion letter (the "Officer's Certificate"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion letter or otherwise have considered relevant to our analysis. Our opinion letter is based solely on the information and representations in such documents.

        For purposes of this opinion letter, we have assumed (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement, the Merger will be effective under the laws of the State of Maryland and each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; (ii) the genuineness of all signatures on documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as copies; (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts; (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (vii) due execution and delivery of all such documents by all the parties thereto; (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

        Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer's Certificate and the description of the Company and its subsidiaries and their activities in the Registration Statement are true, accurate, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (ii) the Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer's Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement true for future periods through the effective date of the Merger, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company's qualification as a REIT for any taxable year; (iv) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based; (v) all factual statements, descriptions, representations, warranties, and covenants contained in any of the documents referred to herein (including, without limitation, the Officer's Certificate) or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (vi) any statements, representations or warranties made in any of the documents referred to herein qualified as to knowledge or belief or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective date of the Merger, in each case without such qualification; and (vii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

        Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions, could adversely affect our opinions. In particular, the failure of any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions to be true as of the effective date of the Merger could cause the opinions set forth below to be invalid. Similarly, any change in applicable law between the date hereof and the effective date of the Merger could also cause the opinions set forth below to be invalid. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

        For purposes of our opinions set forth herein, although we have discussed the Officer's Certificate with the signatories thereto, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer's Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer's Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinions are conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer's Certificate may affect our conclusions set forth herein.

        The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

        Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

        Our opinion does not preclude the possibility that the Company may have to utilize one or more of the various "savings provisions" under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing any savings provisions could require the Company to pay significant penalty or excise taxes.

        An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion.

        No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

        This opinion letter is being furnished to you in connection with the transactions contemplated by the Merger Agreement. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,
ALSTON & BIRD LLP

To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer (including the addressee), for the purpose of avoiding penalties that may be imposed on any such taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Exhibit B

Form of Parent Reorganization Opinion

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

                            , 2014

Board of Directors
Kite Realty Group Trust
30 South Meridian Street
Suite 1100
Indianapolis, Indiana 46204

Ladies and Gentlemen:

        This opinion letter is being delivered to you in connection with the merger (the "Merger") of Inland Diversified Real Estate Trust, Inc., a Maryland corporation ("Inland"), with and into KRG Magellan, LLC, a Maryland limited liability company ("Merger Sub") and wholly-owned subsidiary of Kite Realty Group Trust, a Maryland real estate investment trust ("Kite"), with Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Kite, Merger Sub, and Inland, dated as of February     , 2014 (the "Merger Agreement"), as more fully described in the registration statement on Form S-4 (File No.            -                        ) containing the consent solicitation/information statement/prospectus of Kite filed with the Securities and Exchange Commission on                                           , 2014, as amended through the date hereof (the "Registration Statement"). This opinion letter is being delivered to you pursuant to Section 8.2(f) of the Merger Agreement. Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

        In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; (3) officers' certificates delivered by each of Kite and Inland, both dated as of the date hereof (the "Tax Certificates"); and (4) such other instruments and documents related to the formation, organization, and operation of Kite and Inland or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the "Reviewed Documents"). In addition, we have reviewed the form of opinion of counsel to be delivered to Inland by Alston & Bird LLP pursuant to Section 8.3(f) of the Merger Agreement concurrently herewith (the "A&B Opinion").

Assumptions and Representations

        In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

          1.     (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

          2.     There will have been, by the Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

          3.     To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by Kite and Merger Sub, and by Inland, their respective managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates but, for these purposes, not including the Registration Statement), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies)—or similarly qualified—is true, correct, and complete, as if made without such qualification.

          4.     All representations, warranties, and statements made or agreed to by Kite and Merger Sub, and by Inland, and by their respective managements, employees, officers, directors, and stockholders in the Registration Statement, insofar as they relate to tax matters or the Merger and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will continue to be true, complete, and accurate in all respects.

          5.     The Merger Agreement is valid and binding in accordance with its terms. The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement. The Merger will qualify as a merger under the applicable laws of Maryland.

          6.     Commencing not later than its taxable year ended December 31, 2004, Kite has qualified as a real estate investment trust (a "REIT") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and will continue to qualify as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

          7.     Commencing not later than its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger, Inland has qualified as a REIT under the Code.

          8.     Each of Kite and Inland will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

          9.     The A&B Opinion is being delivered to Inland concurrently herewith in the form provided to us, and the A&B Opinion has not been and will not be modified or withdrawn.

Opinion

        Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Merger, when effective, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

          1.     The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither Kite nor Inland has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

          2.     This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

          3.     Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Merger) as set forth in the Registration Statement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement, or to any transaction whatsoever, including the Merger, unless all the transactions described in the Merger Agreement and the Registration Statement (or otherwise contemplated in connection with the Merger) have been consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver, or breach of any provision thereof) and the description thereof set forth in the Registration Statement, and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the relevant transactions (including the Merger) differ from the terms of the Merger Agreement (without amendment, waiver, or breach of any material provision thereof) or the descriptions set forth in the Registration Statement, or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion letter has been prepared solely for your use in connection with the Merger and speaks as of the date hereof. We undertake no responsibility to advise you or any other person by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

        To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer (including the addressee), for the purpose of avoiding penalties that may be imposed on any such taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Sincerely yours,

HOGAN LOVELLS US LLP

Exhibit C

Form of Parent REIT Qualification Opinion

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

                        , 2014

Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523

Ladies and Gentlemen:

        We have acted as tax counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the "Company"), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February     , 2014 (the "Merger Agreement"), by and among the Company, KRG Magellan, LLC, a Maryland limited liability company (the "Merger Sub"), and Inland Diversified Real Estate Trust, Inc., a Maryland corporation ("Inland"). This opinion letter is being delivered to you pursuant to Section 8.3(e) of the Merger Agreement. Capitalized terms used herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

Bases for Opinion

        The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including but not limited to the following documents (including exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

  (1)
  the Registration Statement on Form S-4 (File No.        -                ) containing the consent solicitation/information statement/prospectus of the Company filed with the Securities and Exchange Commission on                , 2014 (the "Proxy");

  (2)
  the Merger Agreement;

  (3)
  certain organizational documents of the Company and its subsidiaries; and

  (4)
  such other documents as we deemed necessary or appropriate (those documents referred to in clauses (1) through (4), the "Reviewed Documents").

        The opinion set forth in this letter is premised on, among other things, the written representations of the Company and Kite Realty Group, L.P., a Delaware limited partnership (the "Operating Partnership"), contained in a letter to us dated as of the date hereof (the "Kite Representation Letter") and in a letter from Inland to us and the Company pursuant to Section 7.15(a) of the Merger Agreement dated as of the date hereof (the "Inland Representation Letter," and together with the Kite Representation Letter, the "Representation Letters"). Although we have discussed the Kite Representation Letter with the signatories thereto, for purposes of rendering our opinion we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Representation Letters. We consequently have relied upon the representations and statements of the Company and the Operating Partnership as described in the Reviewed Documents and the Kite Representation Letter, and of Inland in the Inland Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the representations and statements as to factual matters set forth in Reviewed Documents or the Kite Representation Letter.

        In this regard, we have assumed with your consent the following:

  (1)
  that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letters made as a belief or made "to the knowledge of" or similarly qualified is true, correct, and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

  (2)
  the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

  (3)
  that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

  (4)
  the Merger Agreement is valid and binding in accordance with its terms;

  (5)
  the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

  (6)
  from and after the date of this letter, the Company will comply with its representation contained in the Kite Representation Letter that the Company will utilize all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable real estate investment trust ("REIT") qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available; and

  (7)
  that Inland qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger.

        Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Proxy and the Representation Letters) may adversely affect the conclusions stated herein.

Opinion

        Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2004, and the Company's current organization and current and proposed method of operation (as described in the Proxy and the Kite Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

        The Company's qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of the calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of these "savings provisions" in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken at this time to review the Company's compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

        This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

        This opinion letter has been prepared for your use in connection with the transactions contemplated by the Merger Agreement and speaks as of the date hereof. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

        To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Very truly yours,

HOGAN LOVELLS US LLP

Exhibit D

Form of Company Reorganization Opinion

 [ALSTON & BIRD LETTERHEAD]

Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523

Ladies and Gentlemen:

        This letter is being provided to you in connection with the merger of Inland Diversified Real Estate Trust, Inc. ("the Company"), with and into KRG Magellan, LLC, a Maryland limited liability company and a direct wholly-owned subsidiary of the Kite Realty Group Trust ("Merger Sub"), with Merger Sub as the surviving company in the merger (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of            , 2014 (the "Merger Agreement") as more fully described in the registration statement on Form S-4 (Registration No. 333-                ) (the "Registration Statement") containing the joint proxy statement/prospectus (the "Joint Proxy Statement"). This opinion letter is being delivered in connection with the joint proxy statement/prospectus (the "Joint Proxy Statement") included in the registration statement on Form S-4 (Registration No.     -                ) (the "Registration Statement") and pursuant to Section 8.3(f) of the Merger Agreement. We are rendering this opinion letter regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Merger Agreement.

        In preparing this opinion letter, we have reviewed and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties, and covenants contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement, (iii) the tax representation letters of the Company delivered to us for purposes of this opinion letter (the "Officer's Certificate"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion letter or otherwise have considered relevant to our analysis. Our opinion letter is based solely on the information and representations in such documents.

        For purposes of this opinion letter, we have assumed (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement, the Merger will be effective under the laws of the State of Maryland and each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; (ii) the genuineness of all signatures on documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as copies; (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts; (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (vii) due execution and delivery of all such documents by all the parties thereto; (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

        Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer's Certificate and the description of the Company and its subsidiaries and their activities in the Registration Statement are true, accurate and complete in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (ii) the Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer's Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement true for future periods through the effective date of the Merger, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company's qualification as a REIT for any taxable year; (iv) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based; (v) all factual statements, descriptions, representations, warranties, and covenants contained in any of the documents referred to herein (including, without limitation, the Officer's Certificates) or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (vi) any statements, representations or warranties made in any of the documents referred to herein qualified as to knowledge or belief or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective date of the Merger, in each case without such qualification; and (vii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

        Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions, or any change after the date hereof in applicable law, could adversely affect our opinions. In particular, the failure of any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions to be true as of the effective date of the Merger could cause the opinions set forth below to be invalid. Similarly, any change in applicable law between the date hereof and the effective date of the Merger could also cause the opinions set forth below to be invalid. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

        For purposes of our opinions set forth herein, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer's Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer's Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinions are conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer's Certificate may affect our conclusions set forth herein.

        The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

        Based on the foregoing, we are of the opinion that, for United States federal income tax purposes, the Merger, when effective, will be treated as a "reorganization" within the meaning of Section 368(a) of Code, as in effect on the date hereof.

        An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion.

        No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

        This opinion letter is being furnished to you in connection with the transactions contemplated by the Merger Agreement. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,
ALSTON & BIRD LLP

        To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer (including the addressee), for the purpose of avoiding penalties that may be imposed on any such taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Schedule A

Knowledge of Company

Barry Lazarus

Steve Hippel

JoAnn McGuinness

Schedule B

Knowledge of Parent

John A. Kite

Thomas K. McGowan

Daniel R. Sink

Thomas R. Ollinger

Annex B

MASTER LIQUIDITY EVENT AGREEMENT

        This MASTER LIQUIDITY EVENT AGREEMENT (this "Agreement") is entered into as of February 9, 2014 (the "Effective Date"), by and among Inland Diversified Real Estate Trust, Inc., a Maryland corporation (the "Company"), Inland Diversified Business Manager & Advisor Inc., an Illinois corporation (the "Business Manager"), Inland Diversified Real Estate Services LLC, a Delaware limited liability company, Inland Diversified Asset Services LLC, a Delaware limited liability company, Inland Diversified Development Services LLC, a Delaware limited liability company, Inland Diversified Leasing Services LLC, a Delaware limited liability company (each a "Property Manager" and collectively the "Property Managers"), Inland Investment Advisors, Inc., an Illinois corporation and Inland Computer Services, Inc., an Illinois corporation. The Company, the Business Manager, the Property Managers and the other parties hereto are collectively referred to herein as the "Parties" and each individually as a "Party." Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms under the Business Management Agreement (as defined below).

RECITALS

        WHEREAS, the Business Manager serves as the external business manager and advisor to the Company pursuant to that certain Third Amended and Restated Business Management Agreement, dated as of July 10, 2013, between the Business Manager and the Company (the "Business Management Agreement");

        WHEREAS, the Property Managers provide property management services to the Company pursuant to the certain Amended and Restated Master Real Estate Management Agreement by and between the Company and Inland Diversified Real Estate Services LLC, dated as of September 8, 2011, the certain Amended and Restated Master Real Estate Management Agreement, by and between the Company and Inland Diversified Asset Services LLC, dated as of September 8, 2011, the certain Amended and Restated Master Real Estate Management Agreement, by and between the Company and Inland Diversified Development Services LLC, dated as of September 8, 2011, and the certain Amended and Restated Master Real Estate Management Agreement, by and between the Company and Inland Diversified Leasing Services LLC, dated as of September 8, 2011 (collectively the "Master Property Management Agreements"), and the Real Estate Management Agreements by and between the Company and its subsidiaries and the Property Managers, entered into pursuant to the Master Property Management Agreements and currently in effect (collectively, the "Management Agreements");

        WHEREAS, concurrently with the execution of this Agreement, the Company, Kite Realty Group Trust, a Maryland corporation ("Parent"), and KRG Magellan, LLC, a Maryland limited liability company ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is contemplated that the Company will merge with and into Merger Sub with Merger Sub being the surviving entity of the merger (the "Merger");

        WHEREAS, the Company, certain affiliates of the Company (including Bulwark Corporation) and Realty Income Corporation, a Delaware corporation ("Realty Income"), have entered into Purchase and Sale Agreements, each dated December 16, 2013, pursuant to which it is contemplated that the Company and certain affiliates of the Company will sell the Company's portfolio of net-lease commercial real estate assets to Realty Income (the "Net-Lease Portfolio Sale"); and

        WHEREAS, the Parties desire to enter into this Agreement in order to commemorate the terms of the consideration due to the Business Manager and the Property Managers in connection with the Merger and the Net-Lease Sale and to provide for certain other agreements in order to facilitate the Merger and the other transactions contemplated thereby.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, as applicable:

ARTICLE I.
FEES AND EXPENSES

        1.01    Liquidity Event Fee.     The Business Manager and the Company agree that the Liquidity Event Fee payable to the Business Manager pursuant to Section 8(c) of the Business Management Agreement in connection with the consummation of the Merger on the terms set forth in the Merger Agreement shall be an amount equal to $10,235,000 (the "Liquidity Event Fee"), which Liquidity Event Fee will be paid to the Business Manager by the Company, at or immediately prior to the closing of the Merger (the "Closing"). Notwithstanding the foregoing, (1) the Liquidity Event Fee shall be increased by $1,765,000 (the "Increase Amount") (resulting in an aggregate Liquidity Event Fee payable by the Company to the Business Manager at the Closing of $12,000,000) in the event that, as of the Closing, the Company has realized at least $3,000,000 in aggregate savings resulting from: (a) reduction in interest rate swap-breakage fee costs resulting from the non-payment of such swap-breakage fee costs; (b) annualized interest savings on new indebtedness placed on properties for which "like kind exchange" treatment has been elected pursuant to Section 1031 of the Internal Revenue Code as compared to current interest expense incurred by the Company computed through the end of the remaining term of the current financing; and/or (c) the avoidance of pre-payment penalties related to the prepayment of the indebtedness secured by the Company's property located at 8810 Calvine Road, Elk Grove, California through the substitution of other property owned by the Company which is acceptable to the current lender with respect to such indebtedness, and (2) in the event that the aggregate savings realized by the Company as of the Closing pursuant to clause (1) of this sentence total less than $3,000,000, the Liquidity Event Fee shall be increased by a pro rata amount equal to (x) the Increase Amount, multiplied by (y) a fraction, numerator of which is the aggregate savings realized by the Company as of the Closing pursuant to clause (1) of this sentence and the denominator of which is $3,000,000.

        1.02    Business Management Fee.     The Business Manager shall be entitled to receive the quarterly Management Fee (the "BM Fee"), if any, to which the Business Manager is entitled pursuant to the terms and conditions of Business Management Agreement, prorated through the date of the termination of the Business Management Agreement pursuant to Section 2.02 of this Agreement. The Business Manager shall prepare and furnish to the Company, not later than two (2) business days prior to the Closing, a statement setting forth a calculation and estimate, in good-faith and consistent with past practice, of any pro rata BM Fee payable to the Business Manager for the calendar quarter in which the Closing occurs and the Company shall pay the BM Fee set forth in such statement to the Business Manager at the Closing. The amount of the BM Fee paid at Closing pursuant to the preceding sentence shall be subject to adjustment following the Closing based upon a final statement setting forth a calculation of the pro rata BM Fee payable to the Business Manager prepared by the Business Manager and furnished to Merger Sub or Parent not later than thirty (30) days following the Closing. Parent or Merger Sub, as successor to the Company, on the one hand, and Business Manager, on the other hand, shall be responsible for paying any additional amount owed to the other based upon such post-Closing adjustment and shall pay any such amount within three (3) business days after receipt by Merger Sub or Parent of the statement setting forth such post-Closing adjustment.

        1.03    Business Manager Expenses.     Notwithstanding anything to the contrary in this Agreement, consistent with past practices and subject to the terms and conditions of the Business Management Agreement, the Business Manager and its Affiliates will be entitled to receive reimbursement for expenses attributable to the Company paid or incurred by the Business Manager, the Sponsor or their respective Affiliates, including all expenses and costs of the salaries and benefits of persons employed by the Business Manager, the Sponsor and their respective Affiliates and performing services for the Company, through the date of the termination of the Business Management Agreement pursuant to Section 2.02 of this Agreement. The Business Manager shall prepare and furnish to Parent, not later ten (10) days following the Closing, a statement setting forth a calculation of any expenses reimbursable to the Business Manager, and Parent or Merger Sub, as the successor to the Company, shall reimburse Business Manager for such expenses within ten (10) days of receipt of such statement.

        1.04    Property Manager Fees.     The Property Managers shall prepare and furnish to the Company, not later two (2) business days prior to the Closing, a statement setting forth a calculation and estimate, in good-faith and consistent with past practice, of the fees payable to the Property Managers for the month in which the Closing occurs pursuant to the Management Agreements in place immediately prior to the Closing (the "PM Fees"), and the Company shall pay the PM Fees set forth in such statement to the Property Managers at the Closing. The amount of the PM Fees paid at Closing pursuant to the preceding sentence shall be subject to adjustment following the Closing based upon a final statement setting forth a calculation of the PM Fees payable to the Property Managers prepared by the Property Managers and furnished to Merger Sub and Parent not later than thirty (30) days following the Closing. Parent or Merger Sub, as successor to the Company, on the one hand, and Property Managers, on the other hand, shall be responsible for paying any additional amount owed to the other based upon such post-Closing adjustment and shall pay any such amount within three (3) business days after receipt by Merger Sub or Parent of the statement setting forth such post-Closing adjustment.

        1.05    Property Manager Expenses.     Notwithstanding anything to the contrary in this Agreement, consistent with past practices and subject to the terms and conditions of the Management Agreements, the Property Managers will be entitled to receive reimbursement for all expenses paid or incurred by the Property Managers in providing services under such agreements, including the cost of the salary and benefits of persons employed by the Property Managers and performing services under such agreements, through the date of the termination of the Management Agreements pursuant to Section 2.02 of this Agreement. The Property Managers shall prepare and furnish to Parent, not later ten (10) days following the Closing, a statement setting forth a calculation of any expenses reimbursable to the Property Managers, and Parent or Merger Sub, as the successor to the Company, shall reimburse the Property Managers for such expenses within ten (10) days of Parent's receipt of such statement.

        1.06    Employee Compensation.

          (a)   Schedule 1.06(a) sets forth the amounts and terms of the stay-bonuses and severance payments which may be paid by the Property Managers in connection with the Merger. At the Closing, the Company shall reimburse the Property Managers for one hundred percent (100%) of the stay bonuses and severance payments set forth on Schedule 1.06(a) due and payable by the Property Managers at the Closing; provided, however, that Parent or Merger Sub, as the successor to the Company, shall reimburse the Property Managers for one hundred percent (100%) of any such severance payments which become due and payable subsequent to the Closing.

          (b)   Schedule 1.06(b) sets forth the amount and terms of stay-bonuses and severance payments which may be paid by the Business Manager in connection with the Merger. At the Closing, the Company shall reimburse the Business Manager for one hundred percent (100%) of the stay bonuses and severance payments set forth on Schedule 1.06(b) due and payable by the Business Manager at the Closing; provided, however, that Parent or Merger Sub, as the successor to the Company, shall reimburse the Business Manager for one hundred percent (100%) of any such severance payments which become due and payable subsequent to the Closing.

          (c)   The Parties agree that neither the Company nor the Parent will pay or reimburse any severance payments, bonuses or other employee-related payments or compensation to the Business Manager, the Property Manager or any of their Affiliates or any persons employed by the Business

  Manager, the Property Manager or any of their Affiliates in connection with the consummation of the Merger or the Net-Lease Sale or any transactions contemplated thereby, other than pursuant to Section 1.03, Section 1.05, Section 1.06(a) and Section 1.06(b) of this Agreement.

        1.07    Other Fees.     The Parties agree that, except as provided in this Agreement, none of the Business Manager, the Property Managers or any of their respective Affiliates shall be entitled to or receive, in connection with the consummation of the Merger or the Net-Lease Sale or any transactions contemplated thereby, any incentive fee or other liquidity, disposition, brokerage, or other fees of any kind from the Company or any of its Affiliates pursuant to the Business Management Agreement, the Master Property Management Agreements, any Management Agreement or any other agreement or instrument.

ARTICLE II.
ADDITIONAL AGREEMENTS

        2.01    Waiver of Non-Solicitation and Non-Hire.

          (a)   Effective upon the Effective Date, the Business Manager hereby waives the non-solicitation provisions set forth in Section 19 of the Business Management Agreement with respect to each of the individuals set forth on Schedule 2.01(a) hereto (collectively, the "Business Manager Employees") and permits the Company and Parent to engage in discussions with the Business Manager Employees regarding employment with Parent following the Effective Date. Effective upon the Closing, the Business Manager shall be deemed to have waived the non-hire provisions set forth in Section 19 of the Business Management Agreement with respect to each of the Business Manager Employees and to permit Parent or its Affiliate to hire the Business Manager Employees following the Closing. The Business Manager further waives the non-solicitation and non-hire provisions set forth in Section 19 of the Business Management Agreement with respect to the discussion between Barry Lazarus and Parent in regards to a potential consulting agreement to be entered into between Mr. Lazarus and Parent or one of its affiliates, and the entering into and performance of such agreement, which such waiver shall be deemed effective as of February 6, 2014.

          (b)   Effective upon the Effective Date, the Property Managers hereby waive the non-solicitation provisions set forth in Section 7 of the Master Property Management Agreements with respect to each of the individuals set forth on Schedule 2.01(b) hereto (collectively, the "Property Manager Employees") and permit the Company and Parent to engage in discussions with the Property Manager Employees regarding employment with Parent following the Effective Date. Effective upon the Closing, the Property Managers shall be deemed to have waived the non-hire provisions set forth in Section 7 of the Master Property Management Agreements with respect to each of the Property Manager Employees and to permit Parent or its Affiliate to hire the Property Manager Employees following the Closing. The Property Managers further waive the non-solicitation provision set forth in Section 7 of the Master Property Management Agreements with respect to the discussions between JoAnn McGuiness and Elizabeth McNeely and Parent in regards to a potential consulting agreement to be entered into between Ms. McGuiness and Parent, or one of its affiliates, and Ms. McNeely and Parent, or one of its affiliates, and the entering into and performance of such agreements, which waiver shall be deemed effective as of February 6, 2014.

        2.02    Termination of Agreements.

          (a)   The Parties hereby (A) agree that the Business Management Agreement, each of the Master Property Management Agreements, each of the Management Agreements, the Property Acquisition Agreement, dated August 24, 2009, by and between the Business Manager, the Company and Inland Real Estate Acquisitions, Inc., and the Investment Advisory Agreement For

  Discretionary Accounts, dated August 24, 2009, by and between the Company and Inland Investment Advisors, Inc. (collectively, the "Terminated Agreements"), shall automatically terminate and be of no further force and effect immediately upon the Closing, (B) agree that this Agreement constitutes all required notice of such terminations pursuant to the Terminated Agreements and (C) agree, only with respect to the completion of the Merger, to waive any and all requirements for the giving of any other prior notice or the form of termination under the Terminated Agreements with respect to such terminations.

          (b)   The Company agrees to withdraw, effective as of the Closing, from the Software and Consulting Shared Services Agreement, dated as of February 13, 2006 (as amended, the "Shared Services Agreement"), by and among the Company, Inland Computer Services, Inc., Inland Real Estate Corporation, Inland American Real Estate Trust, Inc., Inland Real Estate Income Trust, Inc., Inland American Holdco Management, LLC, Inland Diversified Holdco Management, LLC and Inland National Holdco, LLC, and the Parties agree that this Agreement constitutes all required notice of the Company's withdrawal from the Shared Services Agreement.

        2.03    Actions Upon Closing.     Following the Closing, the Business Manager and the Property Managers agree to (A) promptly return to Parent or Merger Sub, as the successor to the Company in the Merger, all books and records and other materials of the Company in their custody or possession, and (B) promptly pay over to Parent or Merger Sub, as the successor to the Company in the Merger, all moneys collected and held for the account of the Company pursuant to the Business Management Agreement, the Master Property Management Agreements, the Management Agreements or any other agreement or instrument, after deducting any accrued compensation and reimbursement for expenses to which the Business Manager or the Property Managers are entitled pursuant to this Agreement.

        2.04    Further Actions.     The Business Manager and the Property Managers agree to cooperate with the Company and Parent prior to the Closing and take all reasonable actions requested by the Company or Parent prior to the Closing in order to carry out and effect the Merger and the transactions contemplated thereby.

        2.05    Communications.     The Business Manager and the Property Managers shall consult with the Company (solely with respect to the period prior to the Merger) and Parent before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or the Merger or any transactions contemplated hereby or thereby, and neither the Business Manager or the Property Managers or any of their Affiliates shall issue any such press release or make any such public statement or filing prior to obtaining the consent of the Company (solely with respect to the period prior to the Merger) and Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

        2.06    Negotiations with Parent.     The Business Manager and the Property Managers agree that in the event that Parent wishes to acquire assets or services at or following the Closing, that the Business Manager or the Property Managers owns or provides in the normal course of its business, the Business Manager or the Property Managers, as applicable, will entertain such offers and negotiate the terms of the offer in good faith with Parent.

        2.07    Removal of the "Inland" Name.     Prior to the Closing, the Company agrees to use its commercially reasonable efforts to remove the "Inland" name from the names of any single purpose entities formed to hold title to real estate or any other subsidiaries of the Company

        2.08    Company Superior Proposal.     In the event that the Company enters into a definitive binding agreement with respect to a Company Superior Proposal (as defined in the Merger Agreement), the Business Manager and the Property Managers agree to negotiate in good faith with the Company with respect to another agreement in connection with such Company Superior Proposal on terms comparable to this Agreement. This Section 2.08 shall survive any termination of this Agreement pursuant to Section 4.02.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        3.01    Authorization.     Each of the Parties is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, and has full right, power, and authority to enter into this Agreement and to assume and perform its respective obligations under this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by each of the Parties of its respective obligations hereunder have been duly authorized by all requisite action by each of the Parties.

        3.02    Consents and Approvals.     No consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any person or governmental authority or under any applicable laws is required to be obtained by any of the Parties in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

        3.03    No Violation.     None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the Parties to this Agreement, and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under, (a) the organizational documents of each of the Parties, (b) any agreement, document or instrument to which any of the Parties is a party or by which any of the Parties is bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on any of the Parties.

ARTICLE IV.
MISCELLANEOUS

        4.01    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        4.02    Termination; Survival.     In the event that the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall automatically terminate and be of no further effect and the Terminated Agreements shall continue in full force and effect. Except as specifically set forth herein, the terms of this Agreement shall not survive any termination of this Agreement pursuant to the prior sentence. The obligations and liabilities of the Parties under this Agreement shall survive (a) any termination or assignment of the Business Management Agreement or Master Property Management Agreements prior to the Closing, (b) any assignment of the Merger Agreement, and (c) the Closing and consummation of the Merger.

        4.03    Modification.     This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by each Party hereto, or their respective permitted successors or permitted assignees.

        4.04    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        4.05    Entire Agreement.     This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

        4.06    Third Party Beneficiaries.     Except for the provisions of Section 1.07, 2.01, 2.05, and 2.06 (which shall be for the benefit of Parent), this Agreement is not intended to confer upon any person other than the Parties any rights or remedies.

        4.07    Waiver.     Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

        4.08    Governing Law.     This Agreement, and all claims or causes of actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

        4.09    Headings.     The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

        4.10    Execution in Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document form" ("pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        4.11    Incorporation of Recitals.     The Recitals set forth above are hereby incorporated herein by reference thereto.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Inland Diversified Real Estate Trust, Inc., a Maryland corporation
By:	/s/ CHARLES H. WURTZEBACH
	Name:	Charles H. Wurtzebach
	Title:	Chairman, Special Committee
Inland Diversified Business Manager & Advisor Inc., an Illinois corporation
By:	/s/ ROBERTA S. MATLIN
	Name:	Roberta S. Matlin
	Title:	Vice President
Inland Diversified Real Estate Services, LLC, a Delaware limited liability company
By:	/s/ JOANN M. MCGUINNESS
	Name:	JoAnn M. McGuinness
	Title:	President
Inland Diversified Asset Services, LLC, a Delaware limited liability company
By:	/s/ JOANN M. MCGUINESS
	Name:	JoAnn M. McGuiness
	Title:	President
Inland Diversified Development Services, LLC, a Delaware limited liability company
By:	/s/ JOANN M. MCGUINNESS
	Name:	JoAnn M. McGuinness
	Title:	President
Inland Diversified Leasing Services, LLC, a Delaware limited liability company
By:	/s/ JOANN M. MCGUINNESS
	Name:	JoAnn M. McGuinness
	Title:	President

Inland Investment Advisors, Inc., an Illinois corporation
By:	/s/ ROBERTA S. MATLIN
	Name:	Roberta S. Matlin
	Title:	President
Inland Computer Services, Inc., an Illinois corporation
By:	/s/ KEVIN MCCANN
	Name:	Kevin McCann
	Title:	President

Annex C

February 9, 2014
The Board of Trustees
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, Indiana 46204

Members of the Board of Trustees:

        We understand that Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes ("Kite Realty"), proposes to enter into an Agreement and Plan of Merger, dated as of February 9, 2014 (the "Agreement"), by and among Kite Realty, KRG Magellan, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Kite Realty ("Merger Sub"), and Inland Diversified Real Estate Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes ("Inland Diversified"), pursuant to which, among other things, Inland Diversified will merge with and into Merger Sub (the "Merger"), with Merger Sub being the surviving company in the Merger (the "Transaction") and each outstanding share of the common stock, par value $0.001 per share, of Inland Diversified ("Inland Common Stock") will be converted into the right to receive 1.707 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Kite Realty ("Kite Common Stock"); provided, that (x) if the Average Parent Trading Price (as defined below) is greater than $6.36 and less than $6.58, the Exchange Ratio shall equal the quotient determined by dividing $10.85 by the Average Parent Trading Price and rounding to the nearest thousandth of a share of Kite Common Stock and (y) if the Average Parent Trading Price is equal to or greater than $6.58, the Exchange Ratio shall equal 1.650. "Average Parent Trading Price" shall mean the volume weighted average trading price of a share of Kite Common Stock, as reported on the New York Stock Exchange, for the ten (10) consecutive trading days ending on the third (3rd) trading day preceding the Company Stockholder Meeting (as defined in the Agreement). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Kite Realty of the Exchange Ratio provided for in the Transaction.

        In connection with this opinion, we have, among other things:

  (*)
  reviewed certain publicly available business and financial information relating to Inland Diversified and Kite Realty;

  (*)
  reviewed financial and operating information with respect to the business, operations and prospects of Inland Diversified and its assets furnished to or discussed with us by the management of Inland Diversified, including certain financial forecasts relating to Inland Diversified prepared by the management of Inland Diversified (the "Inland Forecasts");

  (*)
  reviewed an alternative version of the Inland Forecasts incorporating certain adjustments thereto made by the management of Kite Realty (the "Adjusted Inland Forecasts") and discussed with the management of Kite Realty its assessments as to the relative likelihood of achieving the future financial results reflected in the Inland Forecasts and the Adjusted Inland Forecasts;

  (*)
  reviewed certain estimates as to the amount and timing of cost savings (collectively, the "Cost Savings") anticipated by the management of Kite Realty to result from the Transaction;

  (*)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Kite Realty and its assets furnished to by the management of Kite Realty, including certain financial forecasts relating to Kite Realty prepared by the management of Kite Realty (such forecasts, the "Kite Forecasts");

  (*)
  discussed the past and current business, operations, financial condition and prospects of Inland Diversified with members of senior managements of Kite Realty, and discussed the past and current business, operations, financial condition and prospects of Kite Realty with members of senior management of Kite Realty;

  (*)
  reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Kite Realty, including the potential effect on Kite Realty's estimated funds from operation per share and adjusted funds from operation per share;

  (*)
  reviewed the trading history for Kite Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

  (*)
  compared certain financial information of Inland Diversified and Kite Realty with each other and with similar information of other companies we deemed relevant;

  (*)
  reviewed the relative financial contributions of Inland Diversified and Kite Realty to the future financial performance of the combined company on a pro forma basis;

  (*)
  reviewed a draft, dated February 9, 2014, of the Agreement (the "Draft Agreement");

  (*)
  reviewed information from management of Inland Diversified regarding the principal terms of the transactions contemplated by the Purchase and Sale Agreement (the "Bulwark Purchase Agreement"), dated as of December 16, 2013, between Bulwark Corporation and Realty Income Corporation and the Purchase and Sale Agreement (the "Net-Lease Purchase Agreement"), dated as of December 16, 2013, by and among Inland Diversified, Inland Diversified Cumming Market Place, L.L.C., and Realty Income Corporation; and

  (*)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Kite Realty and Inland Diversified that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Inland Forecasts, we have been advised by the management of Inland Diversified, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Inland Diversified as to the future financial performance of Inland Diversified. With respect to the Kite Forecasts, the Adjusted Inland Forecasts and the Cost Savings, we have assumed, at the direction of Kite Realty, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Kite Realty as to the future financial performance of Kite Realty and Inland Diversified and the other matters covered thereby and, based on the assessments of the management of Kite Realty as to the relative likelihood of achieving the future financial results reflected in the Inland Forecasts and the Adjusted Inland Forecasts, we have relied, at the direction of

Kite Realty, on the Adjusted Inland Forecasts for purposes of our opinion. We have relied, at the direction of Kite Realty, on the assessments of the management of Kite Realty as to Kite Realty's ability to achieve the Cost Savings and have been advised by Kite Realty, and have assumed, that the Cost Savings will be realized in the amounts and at the times projected.

        We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Inland Diversified or Kite Realty, nor have we made any physical inspection of the properties or assets of Inland Diversified or Kite Realty. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and we have been advised by managements of Kite Realty and Inland Diversified and therefore have assumed, with the consent of Kite Realty, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We have not evaluated the solvency or fair value of Inland Diversified or Kite Realty under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Kite Realty, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Inland Diversified, Kite Realty or the contemplated benefits of the Transaction. We have assumed, at the direction of Kite Realty, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We have been advised by Kite Realty and Inland Diversified that each of Kite Realty and Inland Diversified has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its formation as a REIT and we have assumed, at the direction of Kite Realty, that following the consummation of the Transaction, the combined company will continue to qualify for U.S. federal income tax purposes as a REIT.

        We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any related transactions, including, without limitation, the form or structure of the Transaction or any terms, aspects or implications of the Bulwark Purchase Agreement or the Net-Lease Purchase Agreement or the transactions contemplated thereby or any other arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to Kite Realty of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Kite Realty or in which Kite Realty might engage or as to the underlying business decision of Kite Realty to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of Kite Realty, upon the assessments of Kite Realty's representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Kite Realty, Inland Diversified and the Transaction (including the contemplated benefits thereof) as to which we understand that Kite Realty obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of Kite Common Stock actually will be when issued in connection with the Transaction or the prices at which Kite Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

        We have acted as financial advisor to Kite Realty in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Kite Realty has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Kite Realty, Inland Diversified and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Kite Realty and have received or in the future may receive compensation for the rendering of these services, including (i) having acted having acted as underwriter or agent for various equity offerings of Kite Realty and certain of its affiliates, (ii) having acted or acting as arranger, book runner, and syndication agent for, and lender under, certain credit facilities, letters of credit and other loans for Kite Realty and certain of its affiliates and (iii) having provided or providing certain treasury and management services and products to Kite Realty.

        In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Inland Diversified and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, arranger and syndication agent for, and lender under, certain term loans, letters of credit and other loans for Inland Diversified and certain of its affiliates and (ii) having provided or providing certain treasury and management services and products to Inland Diversified.

        It is understood that this letter is for the benefit and use of the Board of Trustees of Kite Realty (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Kite Realty.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex D

EXECUTION VERSION
February 9, 2014

The Board of Trustees
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, Indiana 46204

Members of the Board of Trustees:

        We understand that Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes ("Kite Realty"), intends to enter into a transaction (the "Proposed Transaction") with Inland Diversified Real Estate Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes ("Inland Diversified"), pursuant to which, among other things, Inland Diversified will merge with and into KRG Magellan, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Kite Realty ("Merger Sub"), with Merger Sub being the surviving company in the merger (the "Merger") and each issued and outstanding share of the common stock, par value $0.001 per share, of Inland Diversified ("Inland Common Stock") (other than shares of Inland Common Stock to be automatically retired in accordance with the terms of the Agreement) will be converted into the right to receive 1.707 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Kite Realty ("Kite Common Stock"); provided, that (x) if the Average Parent Trading Price (as defined below) is greater than $6.36 and less than $6.58, the Exchange Ratio shall equal the quotient determined by dividing $10.85 by the Average Parent Trading Price and rounding to the nearest thousandth of a share of Kite Common Stock and (y) if the Average Parent Trading Price is equal to or greater than $6.58, the Exchange Ratio shall equal 1.650. "Average Parent Trading Price" shall mean the volume weighted average trading price of a share of Kite Common Stock, as reported on the New York Stock Exchange, for the ten (10) consecutive trading days ending on the third (3rd) trading day preceding the Company Stockholder Meeting (as defined in the Agreement (as defined below)). In connection with the Proposed Transaction, at the effective time of the Merger, the organizational documents of Merger Sub will become the organizational documents of the surviving company, existing management of Kite Realty shall remain with Kite Realty, and the Board of Trustees of Kite Realty shall take all action necessary to cause Inland Diversified representatives to hold three (3) of nine (9) seats on the Board of Trustees of Kite Realty. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Kite Realty, Merger Sub, and Inland Diversified (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Trustees of Kite Realty to render our opinion with respect to the fairness, from a financial point of view, to Kite Realty of the Exchange Ratio to be paid by Kite Realty in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Kite Realty's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

        In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of February 9, 2014, and the specific terms of the Proposed Transaction; (2) such publicly available information concerning Kite Realty and Inland Diversified that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2012 and their respective Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2013, June 30, 2013 and March 31, 2013; (3) financial and operating information with respect to the business, operations and prospects of Kite Realty and its assets furnished to us by Kite Realty, including financial projections of Kite Realty prepared by the management of Kite Realty (such projections, the "Kite Projections"); (4) financial and operating information with respect to the business, operations and prospects of Inland Diversified and its assets furnished to us by Inland Diversified, including financial projections of Inland Diversified prepared by the management of Inland Diversified as adjusted by the management of Kite Realty (such projections, the "Adjusted Inland Projections"), reflecting discussions with the management of Kite Realty of its assessments as to the relative likelihood of achieving the future financial results reflected in the Adjusted Inland Projections; (5) a version of the Adjusted Inland Projections incorporating adjustments with respect to certain estimates relating to cost savings, asset sales, and related transaction costs prepared by the management of Kite Realty (such projections, the "Cost Savings-Adjusted Inland Projections"), reflecting discussions with the management of Kite Realty of its assessments as to the relative likelihood of achieving the future financial results reflected in the Cost Savings-Adjusted Inland Projections; (6) the trading history for Kite Common Stock from February 9, 2009 to February 7, 2014 and a comparison of such trading history with those of other companies and indices that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of Kite Realty and Inland Diversified with each other and with those of other companies that we deemed relevant; (8) information received from management of Inland Diversified regarding the principal terms of the transactions contemplated by the Purchase and Sale Agreement (the "Bulwark Purchase Agreement"), dated as of December 16, 2013, between Bulwark Corporation and Realty Income Corporation and the Purchase and Sale Agreement (the "Net-Lease Purchase Agreement"), dated as of December 16, 2013, by and among Inland Diversified, Inland Diversified Cumming Market Place, L.L.C., and Realty Income Corporation; (9) published estimates of independent research analysts with respect to the future financial performance and price target of Kite Realty; (10) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company; and (11) the relative financial contributions of Inland Diversified and Kite Realty to the future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the management of Kite Realty concerning the past and current business, operations, assets, liabilities, financial condition and prospects of Kite Realty and Inland Diversified and the potential strategic benefits of the Proposed Transaction, including but not limited to the potential impacts to Kite Realty's growth, portfolio and leverage, and we have undertaken such other studies, analyses and investigations, and considered such other information and factors, as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of Kite Realty and Inland Diversified that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Adjusted Inland Projections and the Cost Savings-Adjusted Inland Projections, we have assumed, at the direction and with the consent of Kite Realty, that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kite Realty as to the future financial performance of Inland Diversified and that Inland Diversified will perform substantially in accordance with such projections, and we have relied upon such projections in arriving at our opinion. With respect to the Kite Projections, upon the advice of the management of Kite Realty, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kite Realty as to the future financial performance of Kite Realty and that Kite Realty will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Kite Realty or Inland Diversified and have not made or obtained any evaluations or appraisals of the assets or liabilities of Kite Realty or Inland Diversified. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. Furthermore, we express no view or opinion as to what the value of Kite Common Stock actually will be when issued in connection with the Proposed Transaction or the prices at which Kite Common Stock will trade at any time, including following announcement or consummation of the Proposed Transaction.

        We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of Kite Realty, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Kite Realty has obtained such advice as it deemed necessary from qualified professionals. We have been advised by Kite Realty and Inland Diversified that each of Kite Realty and Inland Diversified has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its formation as a REIT and we have assumed, at the direction of Kite Realty, that following the consummation of the Proposed Transaction, the combined company will continue to qualify for U.S. federal income tax purposes as a REIT. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and we have been advised by managements of Kite Realty and Inland Diversified and therefore have assumed, with the consent of Kite Realty, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We express no view or opinion as to any terms or other aspects of the Proposed Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Proposed Transaction. We also express no view or opinion as to any terms or other aspects of the Bulwark Purchase Agreement or the Net-Lease Purchase Agreement and the transactions contemplated thereby, and we have assumed, at the direction of Kite Realty, that the transactions contemplated by the Bulwark Purchase Agreement and the Net-Lease Purchase Agreement will be consummated in accordance with the terms of such agreements without waiver, modification or amendment of any material term, condition or agreement thereof.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by Kite Realty in the Proposed Transaction is fair to Kite Realty.

        We have acted as financial advisor to Kite Realty in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion, and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, Kite Realty has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for Kite Realty, Inland Diversified, and certain of their affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have acted as joint bookrunner on Kite Realty's equity offering in November 2013.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Kite Realty and Inland Diversified for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Trustees of Kite Realty and is rendered to the Board of Trustees in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Kite Realty as to how such stockholder should vote or act with respect to the Proposed Transaction or any related matter.

Very truly yours,
/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

Annex E

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

February 9, 2014

The Special Committee of the Board of Directors
Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523

The Special Committee of the Board of Directors:

        The Special Committee of the Board of Directors (the "Special Committee") of Inland Diversified Real Estate Trust, Inc., a Maryland corporation ("Inland Diversified"), has asked Wells Fargo Securities, LLC ("Wells Fargo Securities") to advise it with respect to the fairness, from a financial point of view, to holders of the common stock, par value $0.001 per share, of Inland Diversified ("Inland Diversified Common Stock"), other than as specified below, of the Exchange Ratio (defined below) provided for pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Inland Diversified, Kite Realty Group Trust, a Maryland real estate investment trust ("Kite"), and KRG Magellan, LLC, a Maryland limited liability company and wholly owned subsidiary of Kite ("Merger Sub"). Pursuant to the Merger Agreement, Inland Diversified will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity of the Merger, and each outstanding share of Inland Diversified Common Stock will be converted into the right to receive 1.707 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Kite ("Kite Common Stock"); provided that the Exchange Ratio will be subject to adjustment (as to which we express no opinion) (i) if Kite's volume-weighted average trading price, as reported on the New York Stock Exchange, for the 10 consecutive trading days ending on the third trading day prior to Inland Diversified's stockholders' meeting for the Merger (the "Average Kite Trading Price") is greater than $6.36 per share and less than $6.58 per share, in which case the exchange ratio provided for in the Merger Agreement will be equal to the number determined by dividing $10.85 by the Average Kite Trading Price and (ii) if the Average Kite Trading Price is equal to or greater than $6.58 per share, in which case the exchange ratio provided for in the Merger Agreement will be 1.650. The terms and conditions of the Merger and related transactions are more fully set forth in the Merger Agreement.

        In arriving at our opinion, we have, among other things:

  •
  Reviewed a draft, dated February 9, 2014, of the Merger Agreement, including the financial terms thereof;

  •
  Reviewed certain publicly available business, financial and other information regarding Inland Diversified and Kite, including information set forth in their respective annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 2010, 2011 and 2012 and quarterly reports on Form 10-Q for the period ended September 30, 2013;

  •
  Reviewed certain other business and financial information regarding Inland Diversified and Kite furnished to us by and discussed with the managements of Inland Diversified and Kite, including financial forecasts and estimates relating to Inland Diversified for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Inland Diversified and financial forecasts and estimates relating to Kite for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Kite;

  •
  Discussed with the managements of Inland Diversified and Kite the operations and prospects of Inland Diversified and Kite, including the historical financial performance and trends in the results of operations of Inland Diversified and Kite;

  •
  Discussed with the managements of Inland Diversified and Kite the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of Inland Diversified and Kite to result from the Merger;

The Special Committee of the Board of Directors
Inland Diversified Real Estate Trust, Inc.
February 9, 2014

  •
  Participated in discussions and negotiations among representatives of Inland Diversified, Kite and their respective advisors regarding the proposed Merger;

  •
  Reviewed reported prices and trading activity for Kite Common Stock;

  •
  Analyzed the estimated net asset value of each of Inland Diversified's and Kite's real estate portfolios and other assets based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Inland Diversified and Kite;

  •
  Compared certain financial data of Inland Diversified and Kite with similar data of certain publicly traded companies that we deemed relevant in evaluating Inland Diversified and Kite;

  •
  Analyzed the estimated present value of the future dividends per share of Inland Diversified and Kite based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Inland Diversified and Kite; and

  •
  Considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as we deemed relevant.

        In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of Inland Diversified and Kite that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to Inland Diversified and Kite utilized in our analyses, we have been advised by the respective managements of Inland Diversified and Kite and, at the direction of the Special Committee, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions as to the future financial performance of Inland Diversified and Kite, as the case may be, the potential pro forma financial effects of, and potential synergies that may result from, the Merger and related transactions and the other matters covered thereby. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Inland Diversified or Kite since the respective dates of the most recent financial statements and other information provided to us. We have relied, at the direction of the Special Committee, upon the assessments of the managements of Inland Diversified and Kite as to (i) the potential impact on Inland Diversified and Kite of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and (ii) the ability to integrate the businesses of Inland Diversified and Kite. We also have relied, at the direction of the Special Committee, upon the assessments of the management of Inland Diversified as to matters relating to Inland Diversified's pending net-lease sale transaction with Realty Income Corporation (the "Net-Lease Sale"), including with respect to the expected timing of closings thereof and the estimated amount and use of the net proceeds therefrom. We have assumed, with the Special Committee's consent, that there will not be any developments with respect to any of the foregoing, or any adjustment to the Exchange Ratio, that would in any respect be meaningful to our analyses or opinion.

The Special Committee of the Board of Directors
Inland Diversified Real Estate Trust, Inc.
February 9, 2014

        In arriving at our opinion, we have not conducted physical inspections of the properties or assets of Inland Diversified, Kite or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Inland Diversified, Kite or any other entity. We also have not evaluated the solvency or fair value of Inland Diversified, Kite or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

        In rendering our opinion, we have assumed, at the direction of the Special Committee, that the final form of the Merger Agreement, when signed by the parties thereto, will not differ from the draft Merger Agreement reviewed by us in any respect meaningful to our analyses or opinion, that the Merger and related transactions will be consummated in accordance with the terms described in the Merger Agreement and in compliance with all applicable laws and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger and related transactions, no delay, limitation or restriction will be imposed or action will be taken that will have an adverse effect on Inland Diversified, Kite, the Merger or related transactions. We also have assumed, at the direction of the Special Committee, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have been advised that each of Inland Diversified and Kite has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its formation as a REIT and further have assumed, at the direction of the Special Committee, that the Merger and related transactions will not adversely affect such status or operations.

        We are not expressing any opinion as to what the value of Kite Common Stock actually will be when issued pursuant to the Merger or the prices at which Kite Common Stock or Inland Diversified Common Stock will trade at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Special Committee is aware, the credit, financial and stock markets have experienced significant volatility and we express no opinion or view as to any potential effects of such volatility on Inland Diversified, Kite, the Merger or related transactions. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

        Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to holders of Inland Diversified Common Stock (other than Kite, Merger Sub and their respective affiliates) of the Exchange Ratio provided for pursuant to the Merger Agreement to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Merger or any related transactions, including, without limitation, the form or structure of the Merger, the Net-Lease Sale or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger, any related transactions or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger or related transactions, or class of such persons, relative to the Exchange Ratio or otherwise. Our opinion does not address the merits of the underlying decision by Inland Diversified to enter into the Merger Agreement or the relative merits of the Merger or related transactions compared with other business strategies or transactions available or that have been or might be considered by the management, the

The Special Committee of the Board of Directors
Inland Diversified Real Estate Trust, Inc.
February 9, 2014

Special Committee or the Board of Directors of Inland Diversified or in which Inland Diversified might engage. We also are not expressing any view or opinion with respect to, and with the Special Committee's consent have relied upon the assessments of representatives of Inland Diversified regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Inland Diversified obtained such advice as it deemed necessary from qualified professionals.

        The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged as financial advisor to Inland Diversified in connection with the Merger and will receive a fee for such services, portions of which were payable in connection with Wells Fargo Securities' engagement and Inland Diversified's strategic alternatives review, a portion of which will be payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. Inland Diversified has agreed to reimburse certain of Wells Fargo Securities' expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business for which we and such affiliates receive customary fees. Wells Fargo Securities and our affiliates in the past have provided, currently are providing, and in the future may provide banking and other financial services to Inland Diversified, Kite and their respective affiliates for which Wells Fargo Securities and our affiliates have received and expect to receive fees, including having acted or currently acting as (i) financial advisor for Inland Diversified in connection with the Net-Lease Sale, (ii) lender under, and as syndication agent, co-documentation agent, joint bookrunner and/or joint lead arranger for, certain credit facilities of Kite Realty Group, L.P. and (iii) managing underwriter and bookrunner in connection with certain equity offerings of Kite. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Inland Diversified, Kite and their respective affiliates for our and our affiliates' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

        It is understood that this opinion is for the information and use of the Special Committee (in its capacity as such) in its evaluation of the Merger. Our opinion does not constitute a recommendation to the Special Committee, the Board of Directors of Inland Diversified or any other person or entity in respect of the Merger or any related transactions, including as to how any stockholder should vote or act in connection with the Merger, any related transactions or any other matters.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of Inland Diversified Common Stock (other than Kite, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM TO

COMMISSION FILE NUMBER: 000-53945

Inland Diversified Real Estate Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	26-2875286 (I.R.S. Employer Identification No.)
2901 Butterfield Road, Oak Brook, Illinois (Address of principal executive offices)	60523 (Zip Code)

630-218-8000
(Registrant's telephone number, including area code)

         Securities registered pursuant to Section 12(b) of the Act: None

         Securities registered pursuant to Section 12(g) of the Act: Common stock, $0.001 par value per share

(Title of Class)

         Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐    No ☒

         Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐    No ☒

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes ☒    No ☐

         Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.45 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

         There is no established market for the registrant's shares of common stock. The number of shares held by non-affiliates as of June 30, 2013 (the last business day of the registrant's most recently completed second fiscal quarter) was 115,933,852.

         As of March 3, 2014, there were 117,809,586 shares of the registrant's common stock outstanding.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

PART I

Item 1.    Business

General

        Inland Diversified Real Estate Trust, Inc. (which we refer to herein as the "Company," "we," "our" or "us") was incorporated in June 2008 as a Maryland corporation. We were formed to acquire and develop a diversified portfolio of commercial real estate located in the United States and Canada. We also may invest in other real estate assets such as interests in real estate investment trusts, or "REITs," or other "real estate operating companies" that own these assets, joint ventures and commercial mortgage debt. Our sponsor, Inland Real Estate Investment Corporation, referred to herein as our "Sponsor" or "IREIC," is a subsidiary of The Inland Group, Inc. Various affiliates of our Sponsor are involved in our business. We are externally managed and advised by Inland Diversified Business Manager & Advisor, Inc. referred to herein as our "Business Manager," a wholly owned subsidiary of our Sponsor. Our Business Manager is responsible for overseeing and managing our day-to-day operations. Our properties are managed by one of Inland Diversified Real Estate Services LLC, Inland Diversified Asset Services LLC, Inland Diversified Leasing Services LLC or Inland Diversified Development Services LLC, referred to collectively herein as our "Real Estate Managers." These entities are indirectly controlled by the four principals of The Inland Group, Inc.; Messrs. Daniel Goodwin, Robert Baum, G. Joseph Cosenza and Robert Parks. Unless otherwise noted, all dollar amounts are stated in thousands, except per share amounts.

        On August 24, 2009, we commenced our initial public offering of up to 500,000,000 shares of our common stock to the public at a price of $10.00 per share on a "best efforts" basis and up to 50,000,000 shares of our common stock at a price of $9.50 per share to our stockholders pursuant to our distribution reinvestment plan, or "DRP." The dealer manager of our public offering was Inland Securities Corporation, a wholly owned subsidiary of our Sponsor. The "best efforts" portion of the offering was completed on August 23, 2012. As of the termination of our best efforts public offering on August 23, 2012, we sold a total of 110,485,936 shares, generating $1,099,311 in aggregate gross offering proceeds. Following the termination of the best efforts portion of the offering, we filed another registration statement to permit us to continue offering and selling shares of common stock to stockholders who choose to participate in the DRP. On November 13, 2013, our board of directors voted to suspend the DRP, effective immediately. In our initial public offering we sold 119,839,478 shares, including 9,353,542 shares pursuant to the DRP, generating $1,188,170 in aggregate gross offering proceeds.

        At December 31, 2013, we owned 135 retail properties, four office properties and two industrial properties collectively totaling 12.5 million square feet including 24 multi-family units and two multi-family properties totaling 420 units. The properties are located in 31 states. As of December 31, 2013, we had a diversified portfolio of properties with our top two tenants, Kohl's Department Stores, Inc. and Walgreens comprising 4.3% and 4.1% of our total annualized base rent, respectively and our top two tenant types, dollar stores including off price clothing and grocery stores comprising 17.3% and 11.9% of our total square feet, respectively. As of December 31, 2013, our portfolio had a weighted average physical occupancy and economic occupancy of 96.1% and 97.2%, respectively. Economic occupancy excludes square footage associated with an earnout component. At the time that we acquired certain properties, the purchase agreement contained an earnout component to the purchase price, meaning we did not pay a portion of the purchase price at closing for certain vacant spaces, although we own the entire property. We are not obligated to settle this contingent purchase price unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the applicable acquisition agreement.

 Net Lease Sale Transactions

        On December 16, 2013, we, Inland Diversified Cumming Market Place, L.L.C., a Delaware limited liability company and our subsidiary, and Bulwark Corporation, a Delaware corporation and our subsidiary, entered into two Purchase and Sale Agreements (collectively, the "Purchase and Sale Agreements") with Realty Income Corporation, a Maryland corporation and unaffiliated third party purchaser ("Realty Income"). The Purchase and Sale Agreements collectively provide for the sale of a total of 84 of our single tenant, net leased properties (the "Net Lease Properties") to Realty Income in a series of transactions which we refer to as the "Net Lease Sale Transactions."

        The Purchase and Sale Agreements provide that the Net Lease Properties will be sold in multiple separate tranches. The closing of each tranche is subject to the satisfaction of various closing conditions. On January 31, 2014, we closed the first tranche of Net Lease Properties (the "Tranche I Closing"), resulting in the sale to Realty Income of a total of 46 of the Net Lease Properties for an aggregate cash purchase price of approximately $201,955. The Tranche I Closing resulted in net proceeds to us of $126,312. Subject to the satisfaction of all closing conditions, the sale of the remainder of the Net Lease Sale Transactions is expected to close by April 30, 2014. However, there are no assurances that the remainder of the Net Lease Sale Transactions will be consummated on the expected timetable, or at all.

        Following the Tranche I Closing, our portfolio consisted of 91 retail properties, three office properties and one industrial property collectively totaling 11.5 million square feet including 24 multi-family units and two multi-family properties totaling 420 units. Assuming the completion of the Net Lease Sale Transactions and the sale of all of the properties contemplated to be sold therein, following the completion of the Net Lease Sale Transactions we will own 57 retail properties, collectively totaling approximately 10.2 million square feet including 24 multi-family units and two multi-family properties with a total of 420 units.

Proposed Merger

        On February 9, 2014, we entered into an agreement and plan of merger (the "Merger Agreement") with Kite Realty Group Trust, a publicly traded (NYSE: KRG) Maryland real estate investment trust ("Kite"), and KRG Magellan, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Kite ("Merger Sub"). The Merger Agreement provides for, upon the terms and conditions of the Merger Agreement, the merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite (the "Merger"). Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of our common stock will be converted into the right to receive shares of beneficial interest of Kite, par value $0.01 per share ("Kite Common Shares"), based on:

  •
  an exchange ratio of 1.707 Kite Common Shares for each share of our common stock if the volume-weighted average trading price of Kite Common Shares for the ten consecutive trading days ending on the third trading day preceding the meeting of our stockholders to approve the Merger (the "Reference Price") is equal to or less than $6.36;

  •
  a floating exchange ratio if the Reference Price is more than $6.36 or less than $6.58 (with such floating exchange ratio being determined by dividing $10.85 by the Reference Price); and

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  an exchange ratio of 1.650 Kite Common Shares for each share of our common stock if the Reference Price is $6.58 or greater.

        Pursuant to the Merger Agreement, upon the effective time of the Merger, the board of trustees of Kite will consist of nine members, six of whom will be current trustees of Kite and three of whom will be designated by us.

        The completion of the Merger is subject to a number of closing conditions, including, among others: (i) approval by Kite's stockholders and our stockholders, including the approval of Kite's stockholders of an amendment to Kite's declaration of trust to increase the number of Kite Common Shares that Kite is authorized to issue; (ii) the absence of a material adverse effect on either us or Kite; (iii) the receipt of tax opinions relating to the REIT status of Kite and the Company and the tax-free nature of the transaction; (iv) the completion of the Net Lease Sale Transactions; and (v) the completion of the redeployment of certain proceeds from the Net Lease Sale Transactions to acquire replacement properties for purposes of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As a result of the closing conditions to which the Merger is subject, there are no assurances that the proposed Merger will be consummated on the expected timetable, or at all. If the closing conditions are satisfied, it is anticipated that the Merger will close during the second or third quarter of 2014.

        The Merger Agreement may be terminated under certain circumstances, including by either us or Kite if the Merger has not been consummated on or before the outside date of August 31, 2014, subject to extension under certain circumstances. The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, we may be required to pay to Kite a termination fee of $43,000 and/or reimburse Kite's transaction expenses up to an amount equal to $8,000. Where termination is in connection with a failure to close the Net Lease Sale Transactions, we may be required to (i) reimburse Kite for its transaction expenses up to an amount equal to $8,000 and (ii) pay Kite a termination fee of $3,000. The Merger Agreement also provides that, under specified circumstances, Kite may be required to pay us a termination fee of $30,000 and/or reimburse our transaction expenses up to an amount equal to $8,000. Under certain circumstances, including upon payment of the applicable termination fee, either party is permitted to terminate the Merger Agreement to enter into a definitive agreement with a third party with respect to a superior acquisition proposal.

        If the Merger is consummated, it is expected to significantly change the scope of our business and as a result our 2013 results of operations may not necessarily be representative of our future results of operations. Unless otherwise stated, all disclosures and discussion in this Form 10-K do not include the expected effects of the Merger.

        In connection with the execution of Merger Agreement, we entered into a Master Liquidity Event Agreement (the "Master Agreement") with the Business Manager, the Real Estate Managers, and certain other affiliates of the Business Manager. The Master Agreement sets forth the terms of the consideration due to the Business Manager and the Real Estate Managers in connection with the Merger, provides for the automatic termination upon the closing of the Merger of our agreements with the Business Manager and the Real Estate Managers and certain other agreements between us and affiliates of the Business Manager and includes certain other agreements in order to facilitate the Merger. See Part III, Item 13 of this Annual Report on Form 10-K, "Certain Relationships and Related Transactions, and Director Independence," for additional information.

Segment Data

        We have one reportable segment as defined by accounting principles generally accepted in the United States ("U.S. GAAP") for the years ended December 31, 2013, 2012 and 2011. Accordingly, we did not report any other segment disclosures in this annual report.

Investment Policies

Investments in Real Estate

        We acquire commercial real estate located throughout the United States and Canada, with a focus on investments in retail properties, office buildings, multi-family properties, including student housing properties, industrial/distribution and warehouse facilities, and lodging properties. We may also purchase medical office buildings and other healthcare-related facilities and public infrastructure assets, including toll roads, water utilities, correctional facilities, airports, ports, electricity and gas transmission and distribution networks and telecommunications facilities. We may purchase properties with operating histories, newly constructed properties, properties under development, or undeveloped properties.

        We have not focused on any one particular geographic location and seek to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property or a particular tenant. We are not specifically limited in the number or size of properties we may acquire, or with respect to the amount that we may invest in a single property. We have sought investments in properties with existing "net" leases. "Net" leases require tenants to pay a share, either prorated or fixed, of all, or a majority, of a particular property's operating expenses, including real estate taxes, special assessments, utilities, insurance, common area maintenance and building repairs, as well as base rent payments.

        We may acquire assets by purchasing the property directly or indirectly by purchasing interests, including controlling interests, in REITs, or other "real estate operating companies" that own these assets, such as real estate management companies and real estate development companies. We may purchase the common or preferred stock of these entities (or debt securities issued by these entities) or options to acquire interests in these entities. We do not have any policies limiting its acquisitions of REITs or other real estate operating companies to those conducting a certain type of real estate business or owning a specific property type or real estate asset. We may also acquire, develop or improve properties through joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other unaffiliated third parties. In determining whether to invest in a particular joint venture, the Business Manager evaluates the real estate assets that the joint venture owns or is being formed to own under the same criteria used for the selection of direct investments in properties.

Investments in Real Estate Mortgages

        We may originate and invest in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in these loans. These loans may be secured by first or second mortgages on commercial real estate or a pledge of ownership interests in the entity owning commercial real estate. Our underwriting process typically involves comprehensive financial, structural, operational and legal due diligence.

        We will not make, or invest in, mortgage loans, excluding investments in CMBS, unless we obtain an appraisal of the underlying property from a certified independent appraiser, except for mortgage loans insured or guaranteed by a government or governmental agency. In addition to the appraisal, we will seek to obtain a customary lender's title insurance policy or commitment as to the priority of the mortgage or condition of the title. We will not make, or invest in, mortgage loans, excluding investments in CMBS, secured by a property if the aggregate amount of all mortgage loans secured by the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors, and provided further that the loans do not exceed the appraised value of the property at the date of the loans. We are not limited in the percentage of our assets that may be invested in any type of loan or in any single loan or the types of properties subject to mortgages or other loans in which we may invest.

 Tax Status

        We have elected to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code beginning with the tax year ended December 31, 2009. Because we qualify for taxation as a REIT, we generally will not be subject to federal income tax on taxable income that is distributed to stockholders. If we fail to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, we will be subject to federal (including any applicable alternative minimum tax) and state income tax on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income, property or net worth, respectively, and to federal income and excise taxes on our undistributed income.

Competition

        We are subject to significant competition in seeking real estate investments and tenants. We compete with many third parties engaged in real estate investment activities including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities. Some of these competitors, including larger REITs, have substantially greater financial resources than we do and generally enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

Employees

        We do not have any employees. In addition, all of our executive officers are officers of IREIC or one or more of its affiliates and are compensated by those entities, in part, for their service rendered to us. We do not separately compensate our executive officers for their service as officers or, except as set forth below with respect to our corporate secretary, reimburse either our Business Manager or Real Estate Managers or any of their affiliates for any compensation paid to individuals who also serve as our executive officers, or the executive officers of our Business Manager or our Real Estate Managers or their affiliates. Our corporate secretary is employed by The Inland Real Estate Group, Inc., an affiliate of the Business Manager. We reimburse The Inland Real Estate Group, based on hourly billing rates, for the time that our secretary spends providing legal services related to our company or for our benefit.

Conflicts of Interest

        Certain persons performing services for our Business Manager and Real Estate Managers are employees of IREIC or its affiliates, and may also perform services for its affiliates and other IREIC-sponsored entities. These individuals face competing demands for their time and services and may have conflicts in allocating their time between our business and assets and the business and assets of these other entities. IREIC also may face a conflict of interest in allocating personnel and resources among these entities. In addition, conflicts exist to the extent that we acquire properties in the same geographic areas where properties owned by other IREIC-sponsored programs are located. In these cases, a conflict may arise in the acquisition or leasing of properties if we and another IREIC-sponsored program are competing for the same properties or tenants in negotiating leases, or a conflict may arise in connection with the resale of properties if we and another IREIC-sponsored program are selling similar properties at the same time.

        Our charter contains provisions setting forth our ability to engage in certain related party transactions. Our board of directors reviews all of these transactions and, as a general rule, any related party transactions must be approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction. Further, we may not engage in certain transactions with entities sponsored by, or affiliated with, IREIC unless a majority of our board of directors, including a majority of our independent directors, finds the transaction to be fair and reasonable and on terms no less favorable to us than those from an unaffiliated party under the same circumstances. Our board has adopted a policy prohibiting us from engaging in the following types of transactions with IREIC-affiliated entities:

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  purchasing real estate assets from, or selling real estate assets to, any IREIC-affiliated entities (this excludes circumstances where we have entered into an agreement for services with an entity affiliated with IREIC, such as Inland Real Estate Acquisitions, Inc. ("IREA"), who from time to time may enter into a purchase agreement to acquire a property and then assigns the purchase agreement to us);

  •
  making loans to, or borrowing money from, any IREIC-affiliated entities (this excludes expense advancements under existing agreements and the deposit of monies in any banking institution affiliated with IREIC); and

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  investing in joint ventures with any IREIC-affiliated entities.

        This policy does not impact agreements or relationships between us and IREIC and its affiliates that relate to the day-to-day management of our business.

Environmental Matters

        As an owner of real estate, we are subject to various environmental laws, rules and regulations adopted by various governmental bodies or agencies. Compliance with these laws, rules and regulations has not had a material adverse effect on our business, assets, or results of operations, financial condition and ability to pay distributions. We do not believe that our existing portfolio as of December 31, 2013 will require us to incur material expenditures to comply with these laws and regulations.

Access to Company Information

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, as a result, we electronically file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission ("SEC"). We have filed and we will continue to file documents in connection with the Merger with the SEC. The public may read and copy any of the reports that are filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800)-SEC-0330. The SEC maintains an Internet site at www.sec.gov that contains our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Report on Form 8-K, proxy statements and other filings with the SEC. Access to these filings is free of charge.

        We make available, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including all amendments to such filing, on our website, www.inlanddiversified.com. These filings are available as soon as reasonably practicable after such material is electronically filed or furnished to the SEC.

Item 1A.    Risk Factors

        The factors described below represent our principal risks. Other factors may exist that we do not consider to be significant based on information that is currently available or that we are not currently able to anticipate. The occurrence of any of the risks discussed below could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to our stockholders.

Potential investors and our stockholders may be referred to as "you" or "your" in this Item 1A, "Risk Factors," section.

 Risks Related to Our Business

Failure to complete the Merger could negatively impact the value of our common stock and the future value of our business and financial results.

        If the Merger is not completed, our ongoing business could be adversely affected and we will be subject a variety of risks associated with the failure to complete the Merger, including but not limited to:

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  being required, under certain circumstances, to pay to Kite a termination fee of $43,000 and/or reimburse Kite's transaction expenses up to an amount equal to $8,000;

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  incurrence of substantial costs relating to the proposed merger, such as legal, accounting, financial advisory, filing, printing and mailing fees; and

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  diversion of resources and the focus of our management from operational matters and other strategic opportunities while working to implement the Merger.

        If the Merger is not completed, these risks could negatively impact the value of our common stock, the future value of our business and our financial results.

The pendency of the Merger could adversely affect our business and operations.

        In connection with the pending Merger, some of our tenants or vendors may delay or defer decisions, which could negatively impact our revenues, earnings, cash flows and expenses regardless of whether the Merger is completed. Similarly, current and prospective employees of the Business Manager or the Property Managers may experience uncertainty about their future roles with the combined company following the Merger, which may materially adversely affect the ability of the Business Manager or the Property Managers to attract and retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the Merger Agreement, we may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions could prove beneficial.

If we do not complete the Merger, there will continue to be no public trading market for our shares and a public market may never develop.

        There currently is no public market for our shares and, absent the completion of the pending Merger or a similar transaction, there is no assurance that a public market may develop. In addition, our charter does not require our board of directors to seek stockholder approval to liquidate our assets by a specified date. If the Merger is not completed, our stockholders will not have the opportunity to sell their shares and our board of directors will review other alternatives for a liquidity event, which may not occur in the near term or on terms as attractive as the terms of the Merger. Our charter also prohibits the ownership of more than 9.8% of our common stock, in value or number of shares (whichever is more restrictive), by a single investor, unless exempted by our board of directors, which may further limit your ability to sell or otherwise dispose of your shares. Furthermore, our board of directors has voted to suspend our share repurchase program until further notice, effective December 13, 2013, and we do not anticipate that the board of directors will resume our share redemption program while the Merger is pending. As a result, if we do not complete the Merger, you may have to hold your shares for an indefinite period of time or, if you are able to sell your shares, you likely would have to sell them at a substantial discount to the price you paid for the shares. If our share repurchase program was resumed, the program contains numerous restrictions that limit our stockholders' ability to sell their shares, including those relating to the number of shares of our common stock that we can repurchase at any time and limiting the funds we will use to repurchase shares pursuant to the program.

The Merger Agreement contains provisions that could discourage a potential competing acquiror of our company or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

        The Merger Agreement contains provisions that, subject to limited exceptions, restrict our ability to solicit, initiate, knowingly encourage or facilitate any third-party proposals to acquire all or a significant part of our company. With respect to any bona fide third-party acquisition proposal, we generally have an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before our board of directors, or committee thereof, may withdraw or modify its recommendation to our shareholders in response to such acquisition proposal. Upon termination of the Merger Agreement in certain circumstances, we may be required to pay a substantial termination fee and/or expense reimbursement to Kite.

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of our company from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the Merger Agreement.

On U.S. GAAP basis we have incurred a net loss attributable to common stockholders in two of the last three years.

        We have incurred a net loss attributable to common stockholders on a U.S. GAAP basis in two of the last three years. Our losses can be attributed, in part, to startup costs and expenses incurred while we increased the size of our portfolio. In addition, depreciation and amortization substantially reduced our net income attributable to common stockholders on a U.S. GAAP basis. If we incur future losses, our financial condition, operations, cash flow, and our ability to pay our debt service and pay distributions to our stockholders may be materially and adversely affected. We are subject to all of the business risks and uncertainties associated with any business, including the risk that the value of an investor's investment could decline substantially. We were formed in June 2008 and, as of December 31, 2013, had acquired 135 retail properties, four office properties, two industrial properties and two multi-family properties. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

Economic conditions disruptions may adversely impact many aspects of our operating results and operating condition.

        U.S. and international markets continue to experience volatility due to a combination of many factors, including, the tapering of bond purchases by the Federal Reserve, the potential for rising interest rates, and uncertain growth. This volatility may have an adverse impact on the availability of credit to businesses generally, and real estate in particular, and could lead to weakening of the U.S. and global economies. The availability of debt financing secured by commercial real estate could decline as a result of tightened underwriting standards. Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole or by the local economic conditions in the markets in which our real estate assets are located, including the dislocations in the credit markets and general global economic recession. Economic conditions may also impact the ability of certain of our tenants to satisfy rental payments under existing leases. Specifically, these conditions may have the following consequences:

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  the financial condition of our tenants may be adversely affected, which may result in us having to reduce rental rates in order to retain the tenants;

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  an increase in the number of bankruptcies or insolvency proceedings of our tenants and lease guarantors, which could delay our efforts to collect rent and any past due balances under the relevant leases and ultimately could preclude collection of these sums;

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  credit spreads for major sources of capital may widen if stockholders demand higher risk premiums or interest rates could increase due to inflationary expectations, resulting in an increased cost for debt financing;

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  a reduction in the amount of capital that is available to finance real estate, which, in turn, could lead to a decline in real estate values generally, slow real estate transaction activity and reduce the loan to value ratio upon which lenders are willing to lend;

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  the value of certain of real estate assets may decrease below the amounts we pay for them, which would limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by these assets and could reduce the availability of unsecured loans;

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  the value and liquidity of short-term investments, if any, could be reduced as a result of the dislocation of the markets for our short-term investments and increased volatility in market rates for these investments or other factors; and

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  one or more counterparties to derivative financial instruments that we enter into could default on their obligations to us, or could fail, increasing the risk that we may not realize the benefits of these instruments.

        For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our investments.

The amount and timing of distributions may vary.

        There are many factors that can affect the availability and timing of cash distributions paid to our stockholders such as our ability to earn positive yields on, real estate assets, the yields on securities of other entities in which we invest, our operating expense levels, as well as many other variables. The actual amount and timing of distributions is determined by our board of directors in its discretion, based on its analysis of our earnings, cash flow, anticipated cash flow, capital expenditure investments and general financial condition. Actual cash available for distribution may vary substantially from estimates. In addition, to the extent we invest in development or redevelopment projects, or in properties requiring significant capital requirements, our ability to make distributions may be negatively impacted. If we are not able to generate sufficient cash flow from operations, determined in accordance with U.S. GAAP, to fully fund distributions, some or all of our distributions may be paid from other sources, including cash flow generated from investing activities, including the net proceeds from the sale of our assets. Distributions reduce the amount of money available to invest in properties or other real estate assets.

        In addition, our credit facility agreement imposes limits on our ability to pay distributions. More specifically, without lender consent, we may not declare and pay distributions if any default under the agreement then exists or if distributions, excluding any distributions reinvested through our DRP, for the then-current quarter and the three immediately preceding fiscal quarters in the aggregate for such period would exceed 95% of our funds from operations, or "FFO," for such period. If distributions did exceed 95% of our FFO, we would be required to reduce distributions unless the lenders agreed to waive the requirement. There is no assurance that the lenders would agree to waive the requirement, if that became necessary.

Our ongoing strategy contemplates future acquisitions, and we may not be successful in identifying and consummating these transactions.

        Our business strategy involves, among other things, further acquisitions. We may not be successful in identifying suitable properties or other assets or in consummating these acquisitions on satisfactory terms, if at all.

        Further, we face significant competition for attractive investment opportunities from an indeterminate number of other real estate investors, including investors with significant capital resources such as domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds. As a result of competition, we may be unable to acquire additional properties on terms acceptable to us, if at all.

        Of the limited number of desirable properties that we are seeing come to market, we are either facing significant competition to acquire stabilized properties, or having to accept lease-up risk associated with properties that have lower occupancy. As market conditions and real estate values recover, more properties may become available for acquisition, but we can provide no assurances that these properties will meet our investment objectives or that we will be successful in acquiring these properties. Although conditions in the credit markets have improved over the past year, the ability of buyers to utilize higher levels of leverage to finance property acquisitions has been, and remains, somewhat limited.

Actions of our joint venture partners could negatively impact our performance.

        As of December 31, 2013, we had entered into four joint ventures with unaffiliated third parties, and may enter into additional joint ventures in the future. As noted below we are not, and generally do not expect to be, in a position to exercise sole decision-making authority regarding the, joint ventures. Consequently, our joint venture investments may involve risks not otherwise present with other methods of investment in real estate. Per the terms of each of the joint venture operating agreements, we have the right to manage the joint venture business property operations on a day to day basis. However, we may need the approval of our joint venture partners in order to sell or refinance the properties, subject to the terms of the joint venture agreements. If we determine that it is in our best interest to either sell or refinance any one of the joint venture properties and our joint venture partners do not provide their approval, our ability to achieve our goals in regard to such investments may be restricted. If we enter into additional joint ventures in the future, we may be subject to similar or other restrictions with regard to those joint ventures.

        Our joint ventures have and may continue to issue redeemable noncontrolling interests to our current and future joint venture partners. At the noncontrolling interest holders' option, we may be required to pay cash, but if the noncontrolling interest holder elects to redeem its interest for the Company's stock, we have the option to pay cash, issue common stock, or a mixture of both. This may cause cash restraints on us which may, among other things, limit our ability to pay distributions. If these redeemable noncontrolling interests are redeemed for common shares it may cause dilution of the common shares outstanding.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and invest in real estate assets.

        We have deposited our cash and cash equivalents in several banking institutions in an attempt to minimize exposure to the failure or takeover of any one of these entities. However, the Federal

Insurance Deposit Corporation, or "FDIC," generally only insures limited amounts per depositor per insured bank. At December 31, 2013, we had cash and cash equivalents and restricted cash deposited in interest bearing transaction accounts at certain financial institutions, exceeding these federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over the federally insured levels. The loss of our deposits could reduce the amount of cash we have available to distribute or invest.

Your return may be reduced if we are required to register as an investment company under the Investment Company Act.

        The company is not registered, and does not intend to register itself or any of its subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company or any of its subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

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  limitations on capital structure;

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  restrictions on specified investments;

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  prohibitions on transactions with affiliates; and

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  compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

        The company intends to continue conducting its operations, directly and through wholly or majority-owned subsidiaries, so that the company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is not deemed to be an "investment company" if it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is not deemed to be an "investment company" if it neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire "investment securities" having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the "40% test."

        As of the date of this report, the company and all of its wholly and majority-owned subsidiaries are not considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. In the event that the company or any of its wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of "investment company," we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

        Under Section 3(c)(5)(C), the SEC staff generally requires the company to maintain at least 55% of its assets directly in qualifying assets to qualify for this exception. Mortgage-backed securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-backed securities, including the rights that we have with respect to the underlying loans. The company's ownership of mortgage-backed securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.

        The method we use to classify our assets for purposes of the Investment Company Act is based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for exemption from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exemption from the definition of an "investment company" provided by Section 3(c)(5)(C) of the Investment Company Act.

        A change in the value of any of our assets could cause us to fall within the definition of "investment company" and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

        If we were required to register the company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

        A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationship with our tenants, and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

Risks Related to Investments in Real Estate

There are inherent risks with real estate investments.

        Investments in real estate assets are subject to varying degrees of risk. For example, an investment in real estate cannot generally be quickly converted to cash, limiting our ability to promptly vary our portfolio in response to changing economic, financial and investment conditions. Investments in real estate assets also are subject to adverse changes in general economic conditions which, for example, reduce the demand for rental space. Among the factors that could impact our real estate assets and the value of an investment in us are:

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  local conditions such as an oversupply of space or reduced demand for real estate assets of the type that we seek to acquire, including, with respect to any lodging properties we may acquire, quick changes in supply of and demand for rooms that are rented or leased on a day-to-day basis;

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  inability to collect rent from tenants;

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  vacancies or inability to rent space on favorable terms;

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  inflation and other increases in operating costs, including insurance premiums, utilities and real estate taxes;

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  increases in energy costs or airline fares or terrorist incidents which impact the propensity of people to travel and therefore impact revenues from any lodging properties we may acquire, especially because operating costs cannot be adjusted as quickly;

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  federal, state or local regulations and controls affecting rents, zoning, prices of goods, fuel and energy consumption, water and environmental restrictions, as well as any adverse changes in these or other laws and regulations applicable to us;

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  the relative illiquidity of real estate investments;

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  changing market demographics;

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  an inability to acquire and finance properties on favorable terms, if at all;

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  acts of God, such as earthquakes, floods or other uninsured losses; and

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  changes or increases in interest rates and availability of financing.

        In addition, periods of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or increased defaults under existing leases.

We face significant competition in the leasing market, which may decrease or prevent increases in the occupancy and rental rates of our properties.

        We own properties located throughout the United States. We compete with numerous developers, owners and operators of commercial properties, many of which own properties similar to, and in the same market areas as, our properties. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to attract new tenants and retain existing tenants when their leases expire. Also, if our competitors develop additional properties in locations near our properties, there may be increased competition for creditworthy tenants, which may require us to make capital improvements to properties that we would not have otherwise made.

We depend on tenants for the majority of our revenue from real property investments, and lease terminations or the exercise of any co-tenancy rights will adversely affect our operations.

        Any defaults on lease payment obligations by a tenant will cause us to lose the revenue associated with the relevant lease. If these defaults become significant, we will be forced to use other funds to make payments on the mortgage indebtedness secured by the impacted property to prevent a foreclosure action. If a tenant defaults, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. In addition, if a tenant at a single-user facility, which has been designed or built primarily for a particular tenant or a specific type of use, fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant, if at all, without making substantial capital improvements or incurring other significant re-leasing costs.

        Further, with respect to any retail properties we acquire, we have and may continue to enter into leases containing co-tenancy provisions. Co-tenancy provisions may allow a tenant to exercise certain rights if, among other things, another tenant fails to open for business, delays its opening or ceases to operate, or if a percentage of the property's gross leasable space or a particular portion of the property is not leased or subsequently becomes vacant. A tenant exercising co-tenancy rights may be able to abate minimum rent, reduce its share or the amount of its payments of common area operating expenses and property taxes or cancel its lease. In addition, in the case of leases with retail tenants, the majority of the leases contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. In the event of a default at one of these properties, these lease provisions may limit the number and types of prospective tenants interested in leasing space at that property.

We may suffer adverse consequences due to the financial difficulties, bankruptcy or insolvency of our tenants.

        An economic downturn may cause our tenants to experience financial difficulties, including bankruptcy, insolvency or a general downturn in their business. The retail sector in particular could be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. As of December 31, 2013, retail properties represented approximately 91.9% of our real property portfolio, based on aggregate purchase price paid at closing. We cannot provide assurance that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by, or relating to, one of our tenants or a lease guarantor would bar efforts by us to collect pre-bankruptcy debts from that tenant or lease guarantor, or its property, unless we receive an order permitting us to do so from the bankruptcy court. In addition, we cannot evict a tenant solely because of bankruptcy. The bankruptcy of a tenant or lease guarantor could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. If, however, a lease is rejected by a tenant in bankruptcy, we would have only a general, unsecured claim for damages. An unsecured claim would only be paid to the extent that funds are available and only in the same percentage as is paid to all other holders of general, unsecured claims. Restrictions under the bankruptcy laws further limit the amount of any other claims that we can make if a lease is rejected. As a result, it is likely that we would recover substantially less than the full value of the remaining rent during the term.

Certain of our tenants generated a significant portion of our revenue, and rental payment defaults by this significant tenant could adversely affect our results of operations.

        As of December 31, 2013, approximately 4.3% and 4.1% of our consolidated annualized base rental revenue was generated from leases with Kohl's Department Stores Inc. and Walgreens, respectively and the top five tenants in our portfolio totaled 15.8% of our annualized base rental revenue. If any of these tenants were to cease paying rent or fulfilling their other monetary obligations, we could have significantly reduced rental revenues or higher expenses until the default was cured or the properties were leased to a new tenant or tenants. In addition, there is no assurance that the properties could be re-leased on similar or better terms, if at all.

Leases representing approximately 2.5% (excluding multi-family units) of our portfolio square footage are scheduled to expire in 2014. We may be unable to renew leases or lease vacant space at favorable rates or at all.

        As of December 31, 2013, leases representing approximately 2.5% (excluding multi-family units) of our portfolio were scheduled to expire in 2014, and an additional 3.8% (excluding multi-family units) of the square footage of our portfolio was available for lease as of December 31, 2013. We may be unable to extend or renew any of the expiring leases, or we may be able to re-lease these spaces only at rental rates equal to or below existing rental rates. We also may not be able to lease space which is currently not occupied on acceptable terms and conditions, if at all. In addition, some of our tenants have leases that include early termination provisions that permit the lessee to terminate all or a portion of its lease with us after a specified date or upon the occurrence of certain events with little or no compensation to us. We may be required to offer substantial rent abatements, tenant improvements, early termination rights or below-market renewal options to retain these tenants or attract new ones. Portions of our properties may remain vacant for extended periods of time. Further, some of our leases currently provide tenants with options to renew the terms of their leases at rates that are less than the current market rate or to terminate their leases prior to the expiration date thereof. If we are unable to obtain new rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants.

        We expect that, upon the expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to pay for significant leasing costs or tenant improvements in order to retain tenants whose leases are expiring or to attract new tenants. Additionally, we may need to raise capital to fund these expenditures. If we are unable to do so, we will not be able to fund the required expenditures. This could result in non-renewals by tenants upon expiration of their leases or inhibit our ability to attract new or replacement tenants, which would result in declines in revenues from operations.

Geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the real estate markets of those areas.

        As of December 31, 2013, approximately 14.7% and 12.0% of our consolidated annualized base rental revenue of our consolidated portfolio was generated by properties located in the States of Florida and Nevada, respectively. Accordingly, our rental revenues and property operating results are likely to be impacted by economic changes affecting these states. This geographic concentration also exposes us to risks of oversupply and competition in these real estate markets.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

        From time to time, we have acquired multiple properties in a single transaction. Portfolio acquisitions typically are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our Business Manager and Real Estate Managers in managing the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. We also may be required to accumulate a large amount of cash to fund such acquisitions. We would expect the returns that we earn on such cash to be less than the returns on real property. Therefore, acquiring multiple properties in a single transaction may reduce the overall yield on our portfolio.

Short-term leases may expose us to the effects of declining market rent.

        Certain types of the properties we own, such as multi-family properties, typically have short-term leases, generally one year or less, with tenants. There is no assurance that we will be able to renew these leases as they expire or attract replacement tenants on comparable terms, if at all.

Inflation may adversely affect our financial condition and results of operations.

        Increases in the rate of inflation may adversely affect our net operating income from leases with stated rent increases or limits on the tenant's obligation to pay its share of operating expenses, which could be lower than the increase in inflation at any given time. Inflation could also have an adverse effect on consumer spending, which may impact our tenants' sales and, with respect to those leases including percentage rent clauses, our average rents.

Operating expenses may increase in the future and to the extent these increases cannot be passed on to our tenants, our cash flow and our operating results would decrease.

        Operating expenses, such as expenses for fuel, utilities, labor, building materials and insurance are not fixed and may increase in the future. There is no guarantee that we will be able to pass these increases on to our tenants. To the extent these increases cannot be passed on to our tenants, any increases would cause our cash flow and our operating results to decrease.

We depend on the availability of public utilities and services, especially for water and electric power. Any reduction, interruption or cancellation of these services may adversely affect us.

        Public utilities, especially those that provide water and electric power, are fundamental for the sound operation of our assets. The delayed delivery or any material reduction or prolonged interruption of these services could allow certain tenants to terminate their leases or result in an increase in our costs, as we may be forced to use backup generators, which also could be insufficient to fully operate our facilities and could result in our inability to provide services. Accordingly, any interruption or limitation in the provision of these essential services may adversely affect us.

An increase in real estate taxes may decrease our income from properties.

        Local real property tax assessors may seek to reassess the value of a property or properties at the time of acquisition. Generally, from time to time our property taxes will increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through the tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions.

CC&Rs may restrict our ability to operate a property.

        We have and may continue to acquire properties that are contiguous to other parcels of real property, comprising part of the same commercial center. These properties may be subject to significant covenants, conditions and restrictions, known as "CC&Rs," that restrict our operation of these properties and any improvements on these properties, and our ability to grant easements on such properties. Moreover, the operation and management of contiguous properties may impact those properties. Currently no material restrictions exist, however compliance with CC&Rs in the future may adversely affect our operating costs.

We do not own or control the land in any ground lease properties that we have or may acquire.

        We have and may continue to acquire property on land owned by a governmental entity or other third party, while we own a leasehold, permit, or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, we will have no economic interest in the land or building at the expiration of the ground lease or permit. As a result, we will not share in any increase in value of the land associated with the underlying property.

Further, because we do not control the underlying land, the lessor could take certain actions to disrupt our rights in the property or our tenants' operation of the properties or the case of a governmental entity, take the property in an eminent domain proceeding.

We may be unable to sell assets if or when we decide to do so.

        Maintaining our REIT qualification and continuing to avoid registration under the Investment Company Act as well as many other factors, such as general economic conditions, the availability of financing, interest rates and the supply and demand for the particular asset type, may limit our ability to sell real estate assets. These factors are beyond our control. We cannot predict whether we will be able to sell any real estate asset on favorable terms and conditions, if at all, or the length of time needed to sell an asset.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

        We may, from time to time, sell a property or other asset by providing financing to the purchaser. There are no limits or restrictions on our ability to accept purchase money obligations secured by a mortgage as payment for the purchase price. The terms of payment to us will be affected by custom in the area where the property being sold is located and then-prevailing economic conditions. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or reinvestment in other properties, will be delayed until the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. We will bear the risk of default by the purchaser and may incur significant litigation costs in enforcing our rights against the purchaser.

Uninsured losses or premiums for insurance coverage may adversely affect your returns.

        The nature of the activities at certain properties we may acquire will expose us and our tenants or operators to potential liability for personal injuries and, in certain instances, property damage claims. In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Mortgage lenders generally require property owners to purchase specific coverage insuring against terrorism as a condition for providing mortgage, bridge or mezzanine loans. These policies may or may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for these losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of the particular asset will likely be reduced by the uninsured loss. In addition, we cannot assure you that we will be able to fund any uninsured losses.

Potential development and construction delays and resulting increased costs and risks may hinder our operating results and decrease our net income.

        We have acquired, and may again in the future acquire, unimproved real property or properties that are under development or construction. Investments in these properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities or community groups and the developers' ability to complete the property in conformity with plans, specifications, budgeted costs and timetables. If a developer fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A developer's performance may also be affected or delayed by conditions beyond the developer's control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to developers before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

If we contract with a development company for newly developed property, our earnest money deposit made to the development company may not be fully refunded.

        We may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from a development company that is engaged in construction and development of commercial real properties. Properties acquired from a development company may be either existing income-producing properties, properties to be developed or properties under development. We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire these properties. In the case of properties to be developed by a development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property. At the time of contracting and the payment of the earnest money deposit by us, the development company typically will not have acquired title to any real property. Typically, the development company will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion. We may enter into a contract with the development company even if at the time we enter into the contract we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property. However, we may not be required to close a purchase from the development company, and may be entitled to a refund of our earnest money, in the following circumstances:

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  the development company fails to develop the property;

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  all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

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  we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

        The obligation of the development company to refund our earnest money will be unsecured, and we may not be able to obtain a refund of such earnest money deposit from it under these circumstances since the development company may be an entity without substantial assets or operations.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

        The seller of a property often sells the property in its "as is" condition on a "where is" basis and "with all faults," without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.

We have acquired properties in regions that are particularly susceptible to natural disasters.

        We have acquired, and may continue to acquire, properties located in geographical areas, including in the states of Florida, Louisiana and Texas, that are regularly impacted by severe storms, hurricanes, and flooding. In addition, according to some experts, global climate change could result in heightened hurricane activity, thus further impacting these areas. Natural disasters in these or other areas may cause damage to our properties beyond the scope of our insurance coverage, thus requiring us to make substantial expenditures to repair these properties and resulting in a loss of revenues from these properties. We have acquired 22 properties and may acquire additional properties located in regions that are particularly susceptible to natural disasters which can be exposed to more severe weather than properties located in other regions. Elements such as salt water and humidity in these areas can increase or accelerate wear on the properties' weatherproofing and mechanical, electrical and other systems, and cause mold issues over time. As a result, we may incur additional operating costs and expenditures for capital improvements at properties that we have acquired and may continue to acquire in these areas.

The costs of complying with environmental laws and other governmental laws and regulations may adversely affect us.

        All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. We also are required to comply with various local, state and federal fire, health, life-safety and similar regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigating or remediating contaminated properties. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of removing or remediating could be substantial. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent a property or to use the property as collateral for borrowing.

        Environmental laws and regulations also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures by us. Environmental laws and regulations provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with new or more stringent laws or regulations or stricter interpretations of existing laws may require material expenditures by us. For example, various federal, regional and state laws and regulations have been implemented or are under consideration to mitigate the effects of climate change caused by greenhouse gas emissions. Among other things, "green" building codes may seek to reduce emissions through the imposition of standards for design, construction materials, water and energy usage and efficiency, and waste management. These requirements could increase the costs of maintaining or improving our existing properties or developing new properties.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

        The presence of mold at any of our properties could require us to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. The presence of mold could expose us to liability from our tenants, their employees and others if property damage or health concerns arise.

We may incur significant costs to comply with the Americans With Disabilities Act or similar laws.

        Our properties generally are subject to the Americans With Disabilities Act of 1990, as amended, which we refer to as the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for "public accommodations" and "commercial facilities" that generally require that buildings and services be made accessible and available to people with disabilities. In addition, with respect to any apartment properties, we also must comply with the Fair Housing Amendment Act of 1988, or "FHAA," which requires that apartment communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors.

        The requirements of the Disabilities Act or FHAA could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We attempt to acquire properties that comply with the Disabilities Act and the FHAA or place the burden on the seller or other third party, such as a tenant, to ensure compliance with these laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. We may incur significant costs to comply with these laws.

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

        We may acquire real estate assets located in areas that are susceptible to attack. In addition, any kind of terrorist activity, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could lessen travel by the public, which could have a negative effect on any of our properties especially if we acquire lodging properties. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

        More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy. Additionally, increased economic volatility could adversely affect our tenants' ability to pay rent on their leases or our ability to fund our operations including raising additional capital.

We may have increased exposure to liabilities as a result of any participation by us in Section 1031 Exchange Transactions.

        We may enter into transactions that qualify for like-kind exchange treatment under Section 1031 of the Code, referred to herein as "1031 Exchange Transactions." Real estate acquired through a 1031 Exchange Transaction is commonly structured as the acquisition of real estate owned in co-tenancy arrangements as tenants-in-common with persons (referred to as "1031 Participants"), generally held in tax pass-through entities, including single-member limited liability companies or similar entities. Changes in tax laws may adversely affect 1031 Exchange Transactions. Owning co-tenancy interests involves risks generally not otherwise present with an investment in real estate such as:

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  the risk that a co-tenant may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

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  the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

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  the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents or allow a bankruptcy court to reject the tenants in common agreement or management agreement entered into by the co-tenants owning interests in the property.

Actions by a co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

        If our interests become adverse to those of the other co-tenants in a 1031 Exchange Transaction, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase the co-tenancy interests, we cannot guarantee that we will have sufficient funds available to complete a purchase.

        In addition, we may desire to sell our co-tenancy interests in a given property at a time when the other co-tenants do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. We also expect it to be more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright. Further, agreements that contain obligations to acquire unsold co-tenancy interests in properties may be viewed by institutional lenders as a contingent liability against our cash or other assets, limiting our ability to borrow funds in the future.

Risks Related to Investments in Other Real Estate Assets

Through owning equity interests in REITs or other real estate operating companies that invest in real estate or real estate-related assets, we are subject to the risks impacting each entity's assets.

        We have invested, and may continue to invest, in real estate-related securities. Equity securities are always unsecured and subordinated to other obligations of the issuer. Investments in real estate-related equity securities are subject to numerous risks including: (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities; (2) substantial market price volatility resulting from, among other things, changes in prevailing interest rates in the overall market or related to a specific issuer, as well as changing investor perceptions of the market as a whole, REIT or real estate securities in particular or the specific issuer in question; (3) subordination to the liabilities of the issuer; (4) the possibility that earnings of the issuer may be insufficient to meet its debt service obligations or to pay distributions; and (5) with respect to investments in real estate-related preferred equity securities, the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to redeem the securities. In addition, investments in real estate-related securities involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed herein. Investing in real estate-related securities exposes our results of operations and financial condition to the factors impacting the trading prices of publicly-traded entities.

Market volatility and the risk of market deterioration may reduce the value of any real estate related securities in which we may invest.

        Mortgage loans experienced increasing rates of delinquency, foreclosure and loss during the recent dislocations in the world credit markets. These and other related events significantly impacted the capital markets associated not only with mortgage-backed securities, asset-backed securities and collateralized debt obligations, but also with the credit and financial markets as a whole. Investing significant amounts in real estate-related securities, including CMBS, will expose our results of operations and financial condition to the volatility of the credit markets.

        Because there may be significant uncertainty in the valuation of, or in the stability of the value of, certain securities holdings, the fair values of these investments might not reflect the prices that we would obtain if we sold these investments. Furthermore, these investments are subject to rapid changes in value caused by sudden developments that could have a material adverse effect on the value of these investments.

        To the extent that these volatile market conditions persist or deteriorate, they may negatively impact our ability to both acquire and potentially sell our real estate related securities holdings at a price and on terms acceptable to us, and we may be required to recognize impairment charges or unrealized losses.

Risks Associated with Debt Financing

Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.

        The domestic and international commercial real estate debt markets could become very volatile like recent years as a result of, among other things, the tightening of underwriting standards by lenders and credit rating agencies. This could result in less availability of credit and increasing costs for what is available. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in existing or future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

        Further, economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing any loan investments we may make, which could have various negative impacts. Specifically, the value of collateral securing any loan investment we may make could decrease below the outstanding principal amounts of such loans, requiring us to pledge more collateral.

Borrowings may reduce the funds available for distribution and increase the risk of loss since defaults may cause us to lose the properties securing the loans.

        We typically borrow money to finance a portion of the purchase price of assets that we acquire. We may also borrow money for other purposes to, among other things, satisfy the requirement that we distribute at least 90% of our "REIT annual taxable income," subject to certain adjustments, to our stockholders, or as is otherwise necessary or advisable to assure that we continue to qualify as a REIT for federal income tax purposes. Over the long term, however, payments required on any amounts we borrow reduce the funds available for, among other things, acquisitions, capital expenditures for existing properties or distributions to our stockholders because cash otherwise available for these purposes is used to pay principal and interest on this debt.

        Defaults on loans secured by a property or properties we own may result in us losing the property or properties securing the loan that is in default as a result of foreclosure actions initiated by a lender. For tax purposes, a foreclosure is treated as a sale of the property or properties for a purchase price equal to the outstanding balance of the debt secured by the property or properties. If the outstanding balance of the debt exceeds our tax basis in the property or properties, we would recognize taxable gain on the foreclosure but would not receive any cash proceeds. We also may fully or partially guarantee any monies that subsidiaries borrow to purchase or operate properties. In these cases, we will likely be responsible to the lender for repaying the loans if the subsidiary is unable to do so. If any mortgage contains cross-collateralization or cross-default provisions, more than one property may be affected by a default.

If we are unable to borrow at favorable rates, we may not be able to acquire new assets.

        If we are unable to borrow money at favorable rates, we may be unable to acquire additional real estate assets or refinance existing loans at maturity. Further, we may enter into loan agreements or other credit arrangements that require us to pay interest on amounts we borrow at variable or "adjustable" rates. Increases in interest rates increase our interest costs. If interest rates are higher when we refinance our loans, our expenses will increase and we may not be able to pass on this added cost in the form of increased rents, thereby reducing our cash flow and the amount available for distribution to you. Further, during periods of rising interest rates, we may be forced to sell one or more of our properties in order to repay existing loans, which may not permit us to maximize the return on the particular properties being sold.

Lenders may restrict certain aspects of our operations, which could, among other things, limit our ability to make distributions to you.

        The terms and conditions contained in any of our loan documents may require us to maintain cash reserves, limit the aggregate amount we may borrow on a secured and unsecured basis, require us to satisfy restrictive financial covenants, prevent us from entering into certain business transactions, such as a merger, sale of assets or other business combination, restrict our leasing operations or require us to obtain consent from the lender to complete transactions or make investments that are ordinarily approved only by our board of directors. In addition, secured lenders may restrict our ability to discontinue insurance coverage on a mortgaged property even though we may believe that the insurance premiums paid to insure against certain losses, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, are greater than the potential risk of loss. Our credit facility, in particular, contains certain financial and operating covenants, including, among other things, leverage ratios, coverage ratios, as well as limitations on our ability to incur secured indebtedness. In addition, our credit facility could also limit our ability to pay distributions. More specifically, without lender consent, we may not declare and pay distributions if any default under the agreement then exists or if distributions, excluding any distributions reinvested through our DRP, for the then-current quarter and the three immediately preceding fiscal quarters in the aggregate for such period would exceed 95% of our funds from operations, or "FFO," for such period. If distributions did exceed 95% of our FFO, we would be required to reduce distributions unless the lenders agreed to waive the requirement. There is no assurance that the lenders would agree to waive the requirement, if that became necessary. The credit facility also contains customary default provisions including the failure to timely pay debt service issued thereunder and the failure to comply with the financial and operating covenants. These covenants could limit our ability to obtain additional funds needed to address liquidity needs or pursue future acquisitions. In addition, the failure to comply with any of these covenants could cause a default and accelerate payment of advances under the credit facility. Violating the covenants would likely result in us incurring higher financing costs and fees or an acceleration of the maturity date of advances under the credit facility all of which would have a material adverse effect on our results of operations and financial condition.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

        We have obtained, and may continue to enter into, mortgage indebtedness that does not require us to pay principal for all or a portion of the life of the debt instrument. During the period when no principal payments are required, the amount of each scheduled payment is less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan is not reduced (except in the case of prepayments). After the interest-only period, we may be required either to make scheduled payments of principal and interest or to make a lump-sum or "balloon" payment at or prior to maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan if we do not have funds available or are unable to refinance the obligation.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

        We have borrowed money, including under our line of credit, which bears interest at variable rates, and therefore are exposed to increases in costs in a rising interest rate environment. Increases in interest rates would increase our interest expense on any variable rate debt, as well as any debt that must be refinanced at higher interest rates at the time of maturity. Our future earnings and cash flows could be adversely affected due to the increased requirement to service our debt and could reduce the amount we are able to distribute to our stockholders. As of December 31, 2013, we had $247,278 or 19.8% of our total outstanding debt that bore interest at variable rates, which begins to mature in 2015. As of December 31, 2013, we had $7,638 of fixed rate debt maturing by the end of 2014 of which $6,720 was subsequently repaid on March 10, 2014.

To hedge against interest rate fluctuations, we have and may use derivative financial instruments. Derivative financial instruments may be costly and ineffective.

        From time to time we have used, and may continue to use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our properties. Derivative instruments include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions are determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time. There is no assurance that our hedging activities will have a positive impact on our results of operations or financial condition. We might be subject to costs, such as transaction fees or breakage costs, if we terminate these arrangements.

        To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we are exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract, particularly in light of current market conditions. Further, the REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. We may be unable to manage these risks effectively.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

        Derivative financial instruments may require us to fund cash payments upon the early termination of a derivative agreement caused by an event of default or other early termination event. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. In addition, some of these derivative arrangements may require that we maintain specified percentages of cash collateral with the counterparty to fund potential liabilities under the derivative contract. We may have to make cash payments in order to maintain the required percentage of collateral with the counterparty. These economic losses would be reflected in our results of operations, and our ability to fund these obligations and financial condition would depend on the liquidity of our respective assets and access to capital at the time.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

        The terms of any loan that we may enter into may preclude us from pre-paying the principal amount of the loan or could restrict us from selling or otherwise disposing of or refinancing properties. For example, lock-out provisions may prohibit us from reducing the outstanding indebtedness secured by any of our properties, refinancing this indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness secured by our properties. Lock-out provisions could impair our ability to take other actions during the lock-out period. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders. As of December 31, 2013, we had 23 loans with lock-out provisions in effect totaling $424,270 or approximately 35.8% of our total mortgage debt.

We may be contractually obligated to purchase property even if we are unable to secure financing for the acquisition.

        We typically finance a portion of the purchase price for each property that we acquire. However, to ensure that our offers are as competitive as possible, we generally do not enter into contracts to purchase property that include financing contingencies. Thus, we may be contractually obligated to purchase a property even if we are unable to secure financing for the acquisition. In this event, we may choose to close on the property by using cash on hand, which would result in less cash available for our operations and distributions to stockholders. Alternatively, we may choose not to close on the acquisition of the property and default on the purchase contract. If we default on any purchase contract, we could lose our earnest money and become subject to liquidated or other contractual damages and remedies.

The total amount we may borrow is limited by our charter.

        Our charter generally limits the total amount we may borrow to 300% of our net assets, equivalent to a 75% loan-to-asset value ratio, unless our board of directors (including a majority of our independent directors) determines that a higher level is appropriate and the excess in borrowing is disclosed to stockholders in our next quarterly report along with the justification for the excess. This limit could adversely affect our business, including:

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  limiting our ability to purchase real estate assets;

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  causing us to lose our REIT status if we cannot borrow to fund the monies needed to satisfy the REIT distribution requirements;

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  causing operational problems if there are cash flow shortfalls for working capital purposes; and

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  causing the loss of a property if, for example, financing is necessary to cure a default on a mortgage.

 Risks Related to Conflicts of Interest

There are conflicts of interest between us and affiliates of our sponsor that may affect our acquisition of properties and financial performance.

        Our sponsor and Inland Private Capital Corporation ("IPCC") sponsored other REITs real estate exchange private placement limited partnerships and limited liability companies. Two of the REITs, Inland American Real Estate Trust, Inc. and Inland Real Estate Income Trust, Inc., are managed by affiliates of our Business Manager. Two other REITs, Inland Real Estate Corporation, Inc. and Retail Properties of America, Inc., formally known as Inland Western Retail Real Estate Trust, Inc., is self-managed, but our sponsor and its affiliates continue to hold a significant investment in these entities. We may be seeking to buy real estate assets at the same time as certain of these other programs. Further, certain programs sponsored by our sponsor or IPCC own and manage the type of properties that we own, and in the same geographical areas in which we own them. Therefore, our properties may compete for tenants with other properties owned and managed by these other programs. Persons performing services for our Real Estate Managers may face conflicts of interest when evaluating tenant leasing opportunities for our properties and other properties owned and managed by these programs, and these conflicts of interest may have an adverse impact on our ability to attract and retain tenants.

Our sponsor may face a conflict of interest in allocating personnel and resources between its affiliates, our Business Manager and our Real Estate Managers.

        We currently rely, to a great extent, and will continue to rely if the Merger is not completed, on persons performing services for our Business Manager and Real Estate Managers and their affiliates to manage our day-to-day operations. Some of these persons also provide services to one or more investment programs previously sponsored by our sponsor. These individuals face competing demands for their time and service and may have conflicts in allocating their time between our business and assets and the business and assets of our sponsor, its affiliates and the other programs formed and organized by our sponsor. In addition, if another investment program sponsored by our sponsor decides to internalize its management functions in the future, it may do so by hiring and retaining certain of the persons currently performing services for our Business Manager and Real Estate Managers, and if it did so, would likely not allow these persons to perform services for us.

We do not have arm's-length agreements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC.

        None of the agreements and arrangements with our Business Manager, our Real Estate Managers or any other affiliates of our sponsor was negotiated at arm's-length. These agreements may contain terms and conditions that are not in our best interest and would not otherwise be applicable if we entered into arm's length agreements with third parties.

Our Business Manager and its affiliates face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

        We pay significant fees to our Business Manager, Real Estate Managers and other affiliates of our sponsor for services provided to us. Most significantly, our Business Manager receives fees based on the aggregate book value, including acquired intangibles, of our invested assets. Further, our Real Estate Managers receive fees based on the gross income from properties under management. Other parties related to, or affiliated with, our Business Manager or Real Estate Managers may also receive fees or cost reimbursements from us. These compensation arrangements may cause these entities to take or not take certain actions. For example, these arrangements may provide an incentive for our Business Manager to borrow more money than prudent to increase the amount we can invest. Ultimately, the interests of these parties in receiving fees conflict with the interest of our stockholders in earning income on their investment in our common stock.

We rely on entities affiliated with our sponsor to identify real estate assets.

        We rely on Inland Real Estate Acquisitions, Inc. ("IREA") and other affiliates of our sponsor to identify suitable investment opportunities for us. Other public or private programs sponsored by our sponsor or IPCC also rely on these entities to identify potential investments. These entities invest in some of the same property types that we seek and have, in some cases, rights of first refusal or other pre-emptive rights to the properties that IREA identifies. Our right to acquire properties identified by IREA is subject to the exercise of any prior rights vested in these entities. We may not, therefore, be presented with opportunities to acquire properties that we otherwise would be interested in acquiring.

Three of our seven directors face conflicts of interest because of their positions or affiliations with our real estate manager and our business manager.

        Three of our directors, Mr. Parks, Ms. Gujral and Mr. Lazarus also serve as officers or directors of other entities affiliated with Real Estate Manager or Business Manager. Their affiliation with these other entities could result in conflicts with our business and interests that are most likely to arise in their participating in deliberations or voting on matters by our board of directors related to, among others:

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  enforcing our agreements with the Business Manager or Real Estate Manager and their affiliates; and

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  property sales, which reduce the amount of property management fees payable to our Real Estate Manager.

Risks Related to Our Corporate Structure

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

        Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders. These policies may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Our investment policies, the methods for implementing them, and our other objectives, policies and procedures may be altered by a majority of the directors (which must include a majority of the independent directors), without the approval of our stockholders. As a result, the nature of your investment could change without your consent. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and commercial real property market fluctuations, all of which could materially adversely affect our ability to achieve our investment objectives.

Our charter authorizes us to issue additional shares of stock, which may reduce the percentage of our common stock owned by our other stockholders, subordinate your rights or discourage a third party from acquiring us.

        Investors who purchased shares in our public offering will not have preemptive rights to purchase any shares issued by us in the future. Our charter authorizes us to issue up to 2.5 billion shares of capital stock, of which 2.46 billion shares are classified as common stock and 40 million are classified as preferred stock. We may, in the sole discretion of our board:

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  sell additional shares in future offerings;

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  issue equity interests in a private offering of securities;

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  classify or reclassify any unissued shares of common or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock;

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  amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue;

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  issue shares of our capital stock in exchange for real estate assets;

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  issue shares of our capital stock to our Business Manager or Real Estate Managers in connection with any business combination between us and any of them; or

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  cause dilution of our earnings per common share due to the conversion of redeemable noncontrolling interests into common shares.

        Future issuances of common stock will reduce the percentage of our outstanding shares owned by our other stockholders. Further, our board of directors could authorize the issuance of stock with terms and conditions that could subordinate the rights of the holders of our current common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Our rights, and the rights of our stockholders, to recover claims against our officers, directors, Business Manager and Real Estate Managers are limited.

        Under our charter, we may generally indemnify our directors, our Business Manager, our Real Estate Managers and their respective affiliates for any losses or liabilities suffered by any of them and hold these persons or entities harmless for any loss or liability suffered by us as long as: (1) these persons or entities have determined in good faith that the course of conduct that caused the loss or liability was in our best interest; (2) these persons or entities were acting on our behalf or performing services for us; (3) the loss or liability was not the result of the negligence or misconduct of the directors (gross negligence or willful misconduct of the independent directors), Business Manager, the Real Estate Managers or their respective affiliates; or (4) the indemnity or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders. As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, our Business Manager and our Real Estate Managers and their respective affiliates, than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our Business Manager and the Real Estate Managers and their respective affiliates in some cases.

Our board of directors may, in the future, adopt certain measures under Maryland law without stockholder approval that may have the effect of making it less likely that you would receive a "control premium" for your shares.

        Corporations organized under Maryland law with a class of registered securities and at least three independent directors are permitted to protect themselves from unsolicited proposals or offers to acquire the company by electing to be subject, by a charter or bylaw provision or a board of directors resolution and notwithstanding any contrary charter or bylaw provision, to any or all of five provisions:

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  staggering the board of directors into three classes;

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  requiring a two-thirds vote of stockholders to remove directors;

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  providing that only the board can fix the size of the board;

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  providing that all vacancies on the board, regardless of how the vacancy was created, may be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  requiring that special stockholders meetings be called only by holders of shares entitled to cast a majority of the votes entitled to be cast at the meeting.

        These provisions may discourage an extraordinary transaction, such as a merger, tender offer or sale of all or substantially all of our assets, all of which might provide a premium price for your shares.

        Further, under the Maryland Business Combination Act, we may not engage in any merger or other business combination with an "interested stockholder" or any affiliate of that interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. After the five-year period ends, any merger or other business combination with the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:

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  80% of all votes entitled to be cast by holders of outstanding shares of our voting stock; and

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  two-thirds of all of the votes entitled to be cast by holders of outstanding shares of our voting stock other than those shares owned or held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder unless, among other things, our stockholders receive a minimum payment for their common stock equal to the highest price paid by the interested stockholder for its common stock.

        Our directors have adopted a resolution exempting any business combination involving us and The Inland Group or any affiliate of The Inland Group, including our Business Manager and Real Estate Managers, from the provisions of this law.

Our charter places limits on the amount of common stock that any person may own without the prior approval of our board of directors.

        To maintain our qualification as a REIT, no more than 50% of the outstanding shares of our common stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (other than the first taxable year for which an election to be a REIT has been made). Our charter prohibits any persons or groups from owning more than 9.8% of our common stock, in value or number of shares (whichever is more restrictive), without the prior approval of our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets that might involve a premium price for holders of our common stock. Further, any person or group attempting to purchase shares exceeding these limits could be compelled to sell the additional shares and, as a result, to forfeit the benefits of owning the additional shares.

Our charter permits our board of directors to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

        Our board of directors is permitted, subject to certain restrictions set forth in our charter, to issue up to forty million shares of preferred stock without stockholder approval. Further, our board may classify or reclassify any unissued common or preferred stock and establish the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.

Maryland law limits, in some cases, the ability of a third party to vote shares acquired in a "control share acquisition."

        The Maryland Control Share Acquisition Act provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Federal Income Tax Risks

If we fail to maintain our qualification as a REIT, our operations and distributions to stockholders will be adversely affected.

        Qualification as a REIT involves the application of highly technical and complex rules related to, among other things, the composition of our assets, the income generated by those assets and distributions paid to our stockholders. There are limited judicial or administrative interpretations regarding these rules. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualifying as a REIT or the federal income tax consequences of such qualification.

        If we were to fail to qualify as a REIT, without the benefit of certain relief provisions, in any taxable year:

  •
  we would not be allowed to deduct distributions paid to stockholders when computing our taxable income;

  •
  we would be subject to federal (including any applicable alternative minimum tax) and state income tax on our taxable income at regular corporate rates;

  •
  we would be disqualified from being taxed as a REIT for the four taxable years following the year during which we failed to qualify, unless entitled to relief under certain statutory provisions;

  •
  we would have less cash to pay distributions to stockholders; and

  •
  we may be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of being disqualified.

        In addition, if we were to fail to qualify as a REIT, we would not be required to pay distributions to stockholders, and all distributions to stockholders that we did pay would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that, under current law, which is subject to change, our U.S. stockholders who are taxed as individuals would be taxed on our dividends at long-term capital gains rates through 2012 and that our corporate stockholders would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Code.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income.

        Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or, for tax years beginning before January 1, 2013, qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may: (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us; (2) be designated by us, as qualified dividend income generally to the extent they are attributable to dividends we receive from any taxable REIT subsidiaries or certain other taxable C corporations in which we own shares of stock; or (3) constitute a return of capital generally to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder's investment in our common stock. Distributions that exceed our current and accumulated earnings and profits and a stockholder's basis in our common stock generally will be taxable as capital gain.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders.

        To qualify as a REIT, we must distribute to our stockholders each year 90% of our taxable income, subject to certain adjustments and excluding any net capital gain. At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to make these distributions and maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from: (1) differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes; (2) the effect of non-deductible capital expenditures; (3) the creation of reserves; or (4) required debt amortization payments. We may need to borrow funds at times when market conditions are unfavorable. Further, if we are unable to borrow funds when needed for this purpose, we would have to find alternative sources of funding or risk losing our status as a REIT.

If we were considered to actually or constructively pay a "preferential dividend" to certain of our stockholders, our status as a REIT could be adversely affected.

        The requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income is determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Guidance from the Internal Revenue Service generally permits a discount in the price paid for stock purchased under a distribution reinvestment plan of up to 5% of the value of the stock without creating a preferential dividend. Currently, however, there is uncertainty as to the Internal Revenue Service's position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased). There is no de minimis exception with respect to preferential dividends; therefore, if the Internal Revenue Service were to take the position that we inadvertently paid a preferential dividend, we may be deemed to have failed the 90% distribution requirement, and our status as a REIT could be terminated for the year in which the determination is made if we were unable to cure such failure.

Certain of our business activities are potentially subject to the prohibited transaction tax.

        Our ability to dispose of property during the first two years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through any wholly owned subsidiary (or entity in which we are treated as a partner), excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Determining whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We cannot provide assurance that any particular property we own, directly or through any wholly owned subsidiary (or entity in which we are treated as a partner), excluding our taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax; however there is no assurance that we will be able to qualify for the safe harbor. Even if we do not hold property for sale in the ordinary course of a trade or business, there is no assurance that our position will not be challenged by the Internal Revenue Service, especially if we make frequent sales or sales of property in which we have short holding periods.

Certain fees paid to us may affect our REIT status.

        Income received in the nature of rental subsidies or rent guarantees, in some cases, may not qualify as rental income from real estate and could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the 75% and 95% gross income tests required for REIT qualification. If the aggregate of non-qualifying income under the 95% gross income test in any taxable year ever exceeded 5% of our gross revenues for the taxable year or non-qualifying income under the 75% gross income test in any taxable year ever exceeded 25% of our gross revenues for the taxable year, we could lose our REIT status for that taxable year and the four taxable years following the year of losing our REIT status.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

        To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, certain government securities and qualified real estate assets, including shares of stock in other REITs, certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than qualified government securities, qualified real estate assets and taxable REIT subsidiaries) generally may not include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than qualified government securities, qualified real estate assets and taxable REIT subsidiaries) may consist of the securities of any one issuer, and no more than 25% of the value of our total assets may be securities (including securities issued by our taxable REIT subsidiaries), excluding government securities, stock issued by our qualified REIT subsidiaries and other securities that qualify as REIT real estate assets. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

        If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within thirty days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

The "taxable mortgage pool" rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations.

        If we securitize mortgages, certain of our securitizations could be considered to result in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Our ability to dispose of some of our properties may be constrained by their tax attributes.

        Federal tax laws may limit our ability to sell properties and this may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions may reduce our ability to respond to changes in the performance of our investments.

        Our ability to dispose of some of our properties is constrained by their tax attributes. Properties which we own for a significant period of time often have low tax bases. If we dispose of low-basis properties outright in taxable transactions, we may recognize a significant amount of taxable gain that we must distribute to our stockholders in order to avoid tax, and potentially, if the gain does not qualify as a net capital gain, in order to meet the minimum distribution requirements of the Code for REITs, which in turn would impact our cash flow. To dispose of low basis or tax-protected properties efficiently we may use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes (including tax protection covenants).

You may have tax liability on distributions that you elect to reinvest in our common stock.

        If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the fair market value of the share of our common stock that you receive in lieu of cash distributions. As a result, unless you are a tax-exempt entity, you will have to use funds from other sources to pay your tax liability.

In certain circumstances, we may be subject to federal, state and local income taxes as a REIT.

        Even if we maintain our status as a REIT, we may become subject to federal, state and local income taxes. For example:

  •
  We will be subject to tax on any undistributed income. We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year plus amounts retained for which federal income tax was paid are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

  •
  If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

  •
  If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% "prohibited transaction" tax.

  •
  We will be subject to a 100% penalty tax on certain amounts if the economic arrangements of our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties.

Certain equity participation in mortgage loans may result in taxable income and gains from these properties, which could adversely impact our REIT status.

        If we participate under a mortgage loan in any appreciation of the properties securing the mortgage loan or its cash flow and the Internal Revenue Service characterizes this participation as "equity," we might have to recognize income, gains and other items from the property. This could affect our ability to maintain our status as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

        The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risk with respect to borrowings made or to be made to acquire or carry real estate assets generally will not constitute gross income for purposes of the 75% and 95% income requirements applicable to REITs. In addition, any income from certain other qualified hedging transactions would generally not constitute gross income for purposes of both the 75% and 95% income tests. However, we may be required to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Legislative or regulatory action could adversely affect investors.

        Changes to the tax laws are likely to occur, and these changes may adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.

        The maximum tax rate on qualified dividends paid by corporations to individuals is 20%. REIT dividends, however, generally do not constitute qualified dividends and consequently are not eligible for the current reduced tax rates. Therefore, our stockholders will pay federal income tax on distributions out of our current and accumulated earnings and profits (excluding distributions of amounts either subject to corporate-level taxation or designated as a capital gain dividend) at the applicable "ordinary income" rate, the maximum of which is 39.6%. In addition this income also might be subject to the 3.8% Medicare surtax on certain investment income. However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, and we thus expect to avoid the "double taxation" to which other corporations are typically subject.

        Future legislation might result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed, for federal income tax purposes, as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Item 1B.    Unresolved Staff Comments

        None.

Item 2.    Properties

        All dollar amounts are stated in thousands, except share data, per share amounts, rent per square foot, and rent per unit.

        As of December 31, 2013, we owned interests in 135 retail properties, four office properties, two industrial properties and two multi-family properties. As of December 31, 2013, we, through our wholly-owned subsidiaries, either owned a fee simple interests in each of our properties or a controlling interest in the joint ventures which owns each of our properties. Our properties are encumbered by mortgage loans with an aggregate outstanding principal balance as of December 31, 2013 of $1,184,256. For additional information regarding our mortgage indebtedness, see Note 10 to the consolidated financial statements included in "Item 8. Consolidated Financial Statements and Supplementary Data" to this annual report.

        As of December 31, 2013 and 2012, annualized base rent per square foot for all of our properties other than the multi-family properties averaged $13.69 and $13.51, respectively. As of December 31, 2013 and 2012, annualized base rent per square foot for our multi-family properties averaged $12,415 and $12,098 per unit, respectively. Annualized base rent is calculated by annualizing the current, in-place monthly base rent for leases, including any tenant concessions, such as rent abatement or allowances, which may have been granted.

        The following table sets forth additional information regarding our property portfolio as of December 31, 2013:

		As of December 31, 2013
Property/Type	Location	Square Footage/Units	Physical Occupancy	Economic Occupancy(a)
Retail:
Merrimack Village Center	Merrimack, NH	82,292	100.0%	100.0%
Pleasant Hill Commons	Kissimmee, FL	70,642	93.5%	93.5%
Regal Court	Shreveport, LA	363,174	91.4%	91.4%
Draper Crossing	Draper, UT	167,148	99.1%	99.1%
Tradition Village Center	Port St. Lucie, FL	112,421	75.4%	75.4%
The Landing at Tradition	Port St. Lucie, FL	359,758	90.4%	90.4%
Temple Terrace	Temple Terrace, FL	87,213	98.0%	98.0%

		As of December 31, 2013
Property/Type	Location	Square Footage/Units	Physical Occupancy	Economic Occupancy(a)
Kohl's at Calvine Pointe*	Elk Grove, CA	89,887	100.0%	100.0%
Lake City Commons	Lake City, FL	66,510	88.9%	92.4%
Publix Shopping Center	St. Cloud, FL	78,820	97.8%	97.8%
Kohl's Bend River Promenade*	Bend, OR	69,000	100.0%	100.0%
Whispering Ridge	Omaha, NE	69,676	100.0%	100.0%
Bell Oaks Shopping Center	Newburgh, IN	94,811	100.0%	100.0%
Colonial Square Town Center	Fort Myers, FL	272,354	93.8%	96.3%
Shops at Village Walk	Fort Myers, FL	78,533	90.0%	90.0%
Lima Marketplace	Fort Wayne, IN	106,880	98.7%	98.7%
Dollar General—Ariton*	Ariton, AL	9,014	100.0%	100.0%
Dollar General—Collins*	Collins, GA	9,014	100.0%	100.0%
Dollar General—Decatur*	Decatur, AL	9,014	100.0%	100.0%
Dollar General—Dublin*	Dublin, GA	10,640	100.0%	100.0%
Dollar General—Duncanville*	Duncanville, AL	9,026	100.0%	100.0%
Dollar General—Excel*	Frisco City, AL	8,982	100.0%	100.0%
Dollar General—LaGrange*	LaGrange, GA	9,014	100.0%	100.0%
Dollar General—Milledgeville*	Milledgeville, GA	9,014	100.0%	100.0%
Dollar General—Uriah*	Uriah, AL	9,100	100.0%	100.0%
Waxahachie Crossing	Waxahachie, TX	97,127	98.8%	98.8%
Village at Bay Park	Ashwaubenon, WI	180,754	94.6%	94.6%
Northcrest Shopping Center	Charlotte, NC	133,674	94.9%	98.9%
Prattville Town Center	Prattville, AL	168,842	97.5%	97.5%
Landstown Commons	Virginia Beach, VA	409,747	92.0%	92.0%
Silver Springs Pointe	Oklahoma City, OK	135,028	92.0%	92.8%
Copps Grocery Store	Neenah, WI	61,065	100.0%	100.0%
University Town Center	Norman, OK	158,516	97.4%	98.2%
Pick N Save Grocery Store	Burlington, WI	48,403	100.0%	100.0%
Walgreens—Lake Mary	Lake Mary, FL	21,370	100.0%	100.0%
Walgreens Plaza	Jacksonville, NC	42,219	87.9%	87.9%
Walgreens—Heritage Square	Conyers, GA	22,385	80.1%	80.1%
Perimeter Woods	Charlotte, NC	303,328	97.4%	100.0%
Draper Peaks	Draper, UT	229,794	90.4%	97.8%
Shoppes at Prairie Ridge	Pleasant Prairie, WI	232,629	97.3%	100.0%
Fairgrounds Crossing	Hot Springs, AR	155,127	98.7%	98.7%
Mullins Crossing	Evans, GA	297,168	99.5%	99.5%
Fox Point	Neenah, WI	171,121	98.1%	98.1%
Harvest Square	Harvest, AL	70,590	97.2%	97.2%
Palm Coast Landing	Palm Coast, FL	171,297	97.6%	97.6%
Dollar General—Sycamore*	Sycamore, AL	9,026	100.0%	100.0%
Dollar General Market— Port St. Joe*	Port St. Joe, FL	20,707	100.0%	100.0%
Hamilton Crossing	Alcoa, TN	179,864	97.6%	100.0%
Dollar General—Buffalo*	Buffalo, NY	10,566	100.0%	100.0%
Shoppes at Branson Hills	Branson, MO	447,718	99.4%	99.4%
Shoppes at Hawk Ridge	Lake St. Louis, MO	75,951	98.2%	100.0%
Bayonne Crossing	Bayonne, NJ	360,045	98.6%	100.0%
Eastside Junction	Athens, AL	79,700	96.3%	96.3%
Shops at Julington Creek	Jacksonville, FL	40,207	89.4%	96.2%

		As of December 31, 2013
Property/Type	Location	Square Footage/Units	Physical Occupancy	Economic Occupancy(a)
Dollar General Store—Lillian*	Lillian, AL	9,026	100.0%	100.0%
Dollar General Market—Slocomb*	Slocomb, AL	20,707	100.0%	100.0%
Dollar General Store—Clanton*	Clanton, AL	10,566	100.0%	100.0%
BB&T—Plantation*	Plantation, FL	3,750	100.0%	100.0%
BB&T—Wilmington*	Wilmington, NC	4,375	100.0%	100.0%
KeyBank—Beachwood*	Beachwood, OH	4,460	100.0%	100.0%
KeyBank—Euclid*	Euclid, OH	7,879	100.0%	100.0%
KeyBank—Mentor*	Mentor, OH	4,231	100.0%	100.0%
KeyBank—Pepper Pike*	Pepper Pike, OH	3,353	100.0%	100.0%
KeyBank—Shaker Heights*	Shaker Heights, OH	7,049	100.0%	100.0%
Regions Bank—Acworth*	Acworth, GA	3,933	100.0%	100.0%
Regions Bank—Alpharetta*	Alpharetta, GA	3,852	100.0%	100.0%
Dollar General Store*	Marbury, AL	9,026	100.0%	100.0%
Dollar General Store*	Gilbertown, AL	12,406	100.0%	100.0%
South Elgin Commons	Elgin, IL	128,000	100.0%	100.0%
Walgreens—Berlin	Berlin, CT	14,820	100.0%	100.0%
Walgreens—Brandford	Brandford, CT	13,548	100.0%	100.0%
Walgreens—Brockton	Brockton, MA	16,704	100.0%	100.0%
Walgreens—Derry	Derry, NH	14,820	100.0%	100.0%
Walgreens—Dover	Dover, NH	14,418	100.0%	100.0%
Walgreens—Ledgewood	Ledgewood, NJ	14,696	100.0%	100.0%
Walgreens—Melrose	Melrose, MA	16,053	100.0%	100.0%
Walgreens—Mount Ephraim	Mount Ephraim, NJ	14,739	100.0%	100.0%
Walgreens—Sewell	Sewell, NJ	14,820	100.0%	100.0%
Saxon Crossing	Orange City, FL	119,894	98.0%	99.0%
Dollar General Store—Enterprise*	Enterprise, AL	9,002	100.0%	100.0%
Dollar General Store—Odenville*	Odenville, AL	9,100	100.0%	100.0%
BP—Gordonsville*	Gordonsville, VA	5,756	100.0%	100.0%
BP—Fontaine*	Charlottesville, VA	3,589	100.0%	100.0%
BP—Monticello*	Charlottesville, VA	2,257	100.0%	100.0%
BP—Seminole*	Charlottesville, VA	2,573	100.0%	100.0%
Citgo—Gordonsville*	Gordonsville, VA	4,136	100.0%	100.0%
BJ's at Ritchie Station	Capital Heights, MD	117,875	100.0%	100.0%
Dollar General Market—Candler*	Candler, NC	20,700	100.0%	100.0%
Shops at Moore	Moore, OK	259,903	97.1%	97.5%
Kohl's—Cummings	Cumming, GA	86,584	100.0%	100.0%
Dollar General Market—Vienna*	Vienna, GA	20,707	100.0%	100.0%
Centre Point Commons	Bradenton, FL	119,275	83.7%	98.8%
Dollar General Store—Borger	Borger, TX	9,014	100.0%	100.0%
Dollar General Store—Brookshire	Brookshire, TX	12,480	100.0%	100.0%
Dollar General Store—Bullard	Bullard, TX	9,100	100.0%	100.0%
Dollar General Store—Cisco	Cisco, TX	9,014	100.0%	100.0%
Dollar General Store—Glen Rose	Glen Rose, TX	12,480	100.0%	100.0%
Dollar General Store—Hamilton	Hamilton, TX	9,100	100.0%	100.0%
Dollar General Store—Itasca	Itasca, TX	9,014	100.0%	100.0%
Dollar General Store—Joaquin	Joaquin, TX	12,480	100.0%	100.0%

		As of December 31, 2013
Property/Type	Location	Square Footage/Units	Physical Occupancy	Economic Occupancy(a)
Dollar General Store—Llano	Llano, TX	12,000	100.0%	100.0%
Dollar General Store—Memphis	Memphis, TX	9,100	100.0%	100.0%
Dollar General Store—Mt. Vernon	Mt. Vernon, TX	9,100	100.0%	100.0%
Dollar General Store—Pineland	Pineland, TX	11,914	100.0%	100.0%
Dollar General Store—Rockdale	Rockdale, TX	9,014	100.0%	100.0%
Dollar General Store—Sealy	Sealy, TX	9,014	100.0%	100.0%
Dollar General Store—Van Horn	Van Horn, TX	12,500	100.0%	100.0%
Lake City Commons II	Lake City, FL	16,291	100.0%	100.0%
Pathmark—Seaford	Seaford, NY	41,030	100.0%	100.0%
Pathmark—Upper Darby	Upper Darby, PA	52,791	100.0%	100.0%
Pathmark—Wilmington	Wilmington, DE	48,622	100.0%	100.0%
Schnucks—Arsenal*	St. Louis, MO	61,514	100.0%	100.0%
Schnucks—Festus*	Festus, MO	52,223	100.0%	100.0%
Schnucks—Grand*	St. Louis, MO	71,985	100.0%	100.0%
Dollar General Store—Anson	Anson, TX	9,100	100.0%	100.0%
Dollar General Store—East Bernard	East Bernard, TX	9,014	100.0%	100.0%
City Center(b)	White Plains, NY	365,905	100.0%	100.0%
Miramar Square	Miramar, FL	238,334	85.6%	85.6%
Crossing at Killingly Commons	Dayville, CT	395,084	96.5%	100.0%
Wheatland Town Center	Dallas, TX	158,103	100.0%	100.0%
Dollar General Store—Hertford*	Hertford, NC	12,406	100.0%	100.0%
Dollar General Market—Resaca*	Resaca, GA	20,707	100.0%	100.0%
Landings at Ocean Isle Beach	Ocean Isle Beach, NC	53,220	94.5%	94.5%
The Corner	Tucson, AZ	79,902	95.5%	100.0%
University Town Center Phase II	Norman, OK	259,133	96.4%	100.0%
Dollar General Store—Remlap*	Remlap, AL	9,100	100.0%	100.0%
Dollar General Market—Canton*	Canton, MS	20,707	100.0%	100.0%
Cannery Corner	Las Vegas, NV	44,472	84.8%	88.7%
Centennial Center	Las Vegas, NV	857,831	95.3%	97.5%
Centennial Gateway	Las Vegas, NV	193,009	89.9%	96.2%
Eastern Beltway	Las Vegas, NV	525,226	99.8%	100.0%
Eastgate	Henderson, NV	96,589	87.2%	87.2%
Lowe's Plaza	Las Vegas, NV	30,208	37.1%	58.8%
Dollar General Store—Samson*	Samson, AL	12,480	100.0%	100.0%
Copps Grocery—Stevens Point	Stevens Point, WI	69,911	100.0%	100.0%
Office:
Siemens' Building	Buffalo Grove, IL	105,106	100.0%	100.0%
Time Warner Cable Division HQ	East Syracuse, NY	102,924	100.0%	100.0%
Elementis Worldwide Global HQ	East Windsor, NJ	65,552	100.0%	100.0%
Hasbro Office Building*	Providence, RI	135,908	100.0%	100.0%
Industrial:
Siemens Gas Turbine Service Division	Deer Park, TX	160,000	100.0%	100.0%
FedEx Distribution Centers*	Houston, TX	256,815	100.0%	100.0%
Multi-Family:
The Crossings at Hillcroft	Houston, TX	300 units	92.0%	92.0%

		As of December 31, 2013
Property/Type	Location	Square Footage/Units	Physical Occupancy	Economic Occupancy(a)
One Webster	Chelsea, MA	120 units	94.2%	94.2%
City Center(b)	White Plains, NY	24 units	100.0%	100.0%

Portfolio Totals		12,521,013 sq. ft. and 444 units	96.1%	97.2%

(a)
Economic occupancy excludes square footage associated with an earnout component. At the time of acquisition, certain properties have an earnout component to the purchase price, meaning we did not pay a portion of the purchase price at closing for certain vacant spaces, although we own the entire property. We are not obligated to settle this contingent purchase price unless the seller obtains leases for the vacant spaces within the time limits and parameters set forth in the applicable acquisition agreement.

(b)
City Center is a multi-tenant retail property that also includes 24 multifamily units.

*
Property was sold to Realty Income in Tranche I Closing on January 31, 2014. Following the Tranche I Closing, we owned interests in 91 retail properties, three office properties and one industrial property, collectively totaling 11.5 million square feet including 24 multi-family units, and two multi-family properties with a total of 420 units.

        Assuming the completion of the Net Lease Sale Transactions and the sale of all of the properties contemplated to be sold therein, following the completion of the Net Lease Sale Transactions we will own 57 retail properties, collectively totaling approximately 10.2 million square feet including 24 multi-family units, and two multi-family properties with a total of 420 units.

        The following table sets forth a summary, as of December 31, 2013, of lease expirations scheduled to occur during each of the calendar years from 2014 to 2018 and thereafter, assuming no exercise of renewal options or early termination rights for leases commenced on or prior to December 31, 2013 and excluding multi-family leases.

Lease Expiration Year	Number of Expiring Leases	Gross Leasable Area of Expiring Leases—Square Footage	Percent of Total Gross Leasable Area of Expiring Leases	Total Annualized Base Rent of Expiring Leases(a)	Percent of Total Annualized Base Rent of Expiring Leases	Annualized Base Rent per Leased Square Foot
2014(b)	114	297,176	2.5%	$6,377	3.5%	$21.46
2015	108	326,204	2.7%	6,446	3.6%	19.76
2016	144	546,347	4.5%	9,297	5.2%	17.02
2017	149	835,545	6.9%	14,739	8.1%	17.64
2018	200	1,535,454	12.7%	24,638	13.6%	16.05
Thereafter	399	8,537,593	70.7%	119,551	66.0%	14.00

Leased Total	1,114	12,078,319	100.0%	$181,048	100.0%	$14.99

(a)
Represents the base rent in place at the time of lease expiration.

(b)
Includes month-to-month leases.

        The following table sets forth the top five tenants in our portfolio based on annualized base rent for leases in-place on December 31, 2013 excluding multi-family leases.

Tenant	Number of Leases	Gross Leasable Area—Square Footage	Percent of Portfolio Total Gross Leasable Area	Total Annualized Base Rent	Percent of Portfolio Total Annualized Base Rent	Annualized Base Rent per Square Foot
Kohl's Department Stores Inc.	10	832,839	6.7%	$7,587	4.3%	$9.11
Walgreens	14	204,167	1.6%	7,299	4.1%	35.75
Dollar General	44	502,721	4.0%	5,077	2.9%	10.10
PetSmart	15	281,848	2.3%	4,277	2.4%	15.17
Ross Dress For Less	12	342,967	2.7%	3,757	2.1%	10.95

Top Five Tenants	95	2,164,542	17.3%	$27,997	15.8%	$12.93

        We believe our properties are adequately covered by insurance and are generally suitable for their intended purposes. Our properties face competition in attracting new tenants and residents, as applicable, and in retaining current tenants and residents, as applicable, from other properties in and around their respective submarkets.

        The following table sets forth a summary of tenant diversity for our entire portfolio based on leases in-place on December 31, 2013.

Tenant Type	Square Footage Including Multi-family Units	Percent of Total Square Footage
Dollar stores and off price clothing	2,156,783	17.3%
Grocery	1,482,062	11.9%
Lifestyle, health clubs, books and phones	1,289,614	10.3%
Department	1,138,365	9.1%
Home Improvement	768,894	6.2%
Clothing and accessories	722,743	5.8%
Restaurants and fast food	719,646	5.8%
Home goods	675,283	5.4%
Sporting goods	607,968	4.9%
Multi-family	445,309	3.6%
Consumer services, salons, cleaners and banks	430,651	3.4%
Industrial	416,815	3.3%
Commercial office	409,490	3.3%
Pet supplies	406,285	3.2%
Health, doctors and health food	396,876	3.2%
Electronics	254,276	2.0%
Other	166,327	1.3%

Total	12,487,387	100.0%

Item 3.    Legal Proceedings

        We are not a party to, and none of our properties is subject to, any material pending legal proceedings.

Item 4.    Mine Safety Disclosures

        Not applicable.

 PART II

Item 5.    Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

        All dollar amounts are stated in thousands, except per share amounts.

Market Information

        There is no established public trading market for our shares of common stock.

        The Financial Industry Regulatory Authority, or "FINRA," requires registered broker-dealers, including the soliciting dealers who had sold shares in our initial "best efforts" public offering, to disclose in customer account statements an estimated per share value of our common stock if our annual report discloses an estimated per share value. FINRA rules currently prohibit broker-dealers from using an estimated per share value developed from data that is more than eighteen months old. As a result, broker-dealers are prohibited from disclosing on a customer account statement a per share value derived from the per share public offering price from our best efforts public offering for more than eighteen months following the termination of the offering. Our initial best efforts public offering terminated in August 2012.

        On February 19, 2014, for the sole purpose of assisting broker-dealers that sold our common stock in our initial best efforts public offering to comply with the rules regarding account statement reporting published by FINRA, our board of directors, including our independent directors, adopted an estimated per share value of our common stock as of February 18, 2014 of $10.70. As discussed in Part I, Item 1 of this Annual Report on Form 10-K, "Business-Formation," on February 9, 2014, we entered into the Merger Agreement with Kite. Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of our common stock will be converted into the right to receive Kite common shares, based on:

  •
  an exchange ratio of 1.707 Kite common shares for each share of our common stock if the Reference Price is equal to or less than $6.36;

  •
  a floating exchange ratio if the Reference Price is more than $6.36 or less than $6.58 (with such floating exchange ratio being determined by dividing $10.85 by the Reference Price); and

  •
  an exchange ratio of 1.650 Kite common shares for each share of our common stock if the Reference Price is $6.58 or greater.

        The $10.70 estimated per share value as of February 18, 2014 was determined by multiplying (i) the final closing price of the Kite common shares on February 18, 2014 of $6.27 per share by (ii) the exchange ratio of 1.707 Kite common shares for each share of our common stock, which is the exchange ratio that would be applied at the effective time of the merger if the Reference Price was equal to the $6.27 per share closing price of the Kite common shares on February 18, 2014. In accordance with the requirements of FINRA, beginning on February 21, 2014, we made available to broker-dealers information for inclusion in the customer account statements they provide to holders of our common stock that referenced the $10.70 estimated per share value of our common stock as of February 18, 2014. The estimated per share value as of February 18, 2014 was calculated as of a moment in time based solely upon the final closing price of the Kite common shares on February 18, 2014. The trading price of the Kite common shares will fluctuate daily, and as a result the Reference Price (which will be calculated based on the ten day volume-weighted average trading price of Kite common shares, rather than a single day's closing price) actually used to determine the exchange ratio for our common stock at the effective time of the Merger may differ significantly from the assumed Reference Price of $6.27 per share used to determine our estimated per share value as of February 18, 2014. Therefore, the estimated per share value as of February 18, 2014 most likely does not represent the actual per share value of the Kite common shares that our stockholders would receive pursuant to the Merger or the price that our stockholders would receive if they were able to sell their shares of our common stock prior to the closing of the Merger.

Stockholders

        As of March 3, 2014, we had 117,809,586 shares of common stock outstanding, held by 27,616 stockholders of record. The number of stockholders is based on the records of DST Systems, Inc., which serves as our registrar and transfer agent.

Distributions

        We currently pay distributions based on daily record dates, payable monthly in arrears. For 2013, we paid distributions that equal to a daily amount equal to $0.00164384, which if paid each day for the 365-day period, would equal to $0.60 per share or a 6.0% annualized rate based on a purchase price of $10.00 per share. During the years ended December 31, 2013, 2012 and 2011, we paid cash distributions, which were paid monthly in arrears to stockholders, totaling $69,824, $51,767, and $23,641, respectively. For federal income tax purposes for the years ended December 31, 2013, 2012 and 2011, 39%, 38% and 27% of the distributions constituted a non-dividend distribution, respectively.

Notification Regarding Payments of Distributions

        Stockholders should be aware that the method by which a stockholder has chosen to receive his or her distributions affects the timing of the stockholder's receipt of those distributions. Specifically, under our transfer agent's payment processing procedures, distributions are paid in the following manner:

          (1)   those stockholders who have chosen to receive their distributions via ACH wire transfers receive their distributions on the distribution payment date (as determined by our board of directors);

          (2)   those stockholders who have chosen to receive their distributions by paper check are typically mailed those checks on the distribution payment date, but sometimes paper checks are mailed on the day following the distribution payment date; and

          (3)   for those stockholders holding shares through a broker or other nominee, the distributions payments are wired, or paper checks are mailed, to the broker or other nominee on the day following the distribution payment date.

        All stockholders who hold shares directly in record name may change at any time the method through which they receive their distributions from our transfer agent, and those stockholders will not have to pay any fees to us or our transfer agent to make such a change. Accordingly, each stockholder may select the timing of receipt of distributions from our transfer agent by selecting the method above that corresponds to the desired timing for receipt of the distributions.

        On November 13, 2013 our board of directors voted to suspend the DRP until further notice, effective immediately. If the DRP is reinstated, all stockholders are eligible to participate at no cost in our DRP. Because all stockholders may elect to have their distributions sent via ACH wire on the distribution payment date or credited on the distribution payment date to their DRP, we will treat all of our stockholders, regardless of the method by which they have chosen to receive their distributions, as having constructively received their distributions from us on the distribution payment date for federal income tax purposes. In the event the Merger does not occur, we plan to reinstate the DRP.

        Stockholders who hold shares directly in record name and who would like to change their distribution payment method should complete a "Change of Distribution Election Form."

        We note that the payment method for stockholders who hold shares through a broker or nominee is determined by the broker or nominee. Similarly, the payment method for stockholders who hold shares in a tax-deferred account, such as an IRA, is generally determined by the custodian for the account. Stockholders that currently hold shares through a broker or other nominee and would like to receive distributions via ACH wire or paper check should contact their broker or other nominee regarding their processes for transferring shares to record name ownership. Similarly, stockholders who hold shares in a tax deferred account may need to hold shares outside of their tax-deferred accounts to change the method through which they receive their distributions. Stockholders who hold shares through a tax-deferred account and who would like to change the method through which they receive their distributions should contact their custodians regarding the transfer process and should consult their tax advisor regarding the consequences of transferring shares outside of a tax-deferred account.

Share Repurchase Program

        We adopted a share repurchase program ("SRP"), effective August 24, 2009. The SRP was amended and restated effective as of May 20, 2010. On November 13, 2013 our board of directors voted to suspend the amended and restated SRP until further notice, effective December 13, 2013. We do not anticipate that the board of directors will resume our SRP while the Merger is pending. In the event the Merger does not occur, our board of directors may consider reinstatement of the SRP.

        As a result of the suspension of the SRP, all redemption requests received from stockholders during the fourth quarter of 2013 on or before December 13, 2013 and that were determined by us to be in good order on or before December 13, 2013 were honored in accordance with the terms, conditions and limitations of the SRP. We did not process or accept any requests for redemption received after December 13, 2013 and will not process or accept any future requests until such time as our board of directors may approve resumption of the SRP.

        Under the SRP, we could make "ordinary repurchases," which are defined as all repurchases other than upon the death of a stockholder, at prices ranging from 92.5% of the "share price," as defined in the SRP, for stockholders who have owned their shares continuously for at least one year, but less than two years, to 100% of the "share price" for stockholders who have owned their shares continuously for at least four years. In the case of "exceptional repurchases," which are defined as repurchases upon the death of a stockholder, we could repurchase shares at a repurchase price equal to 100% of the "share price."

        With respect to ordinary repurchases, we could make repurchases only if we had sufficient funds available to complete the repurchase. In any given calendar month, we were authorized to use only the proceeds generated from our DRP during that month to fund ordinary repurchases under the program; provided that, if we had excess funds during any particular month, we could, but are not obligated to, carry those excess funds to the subsequent calendar month for the purpose of making ordinary repurchases. Subject to funds being available, in the case of ordinary repurchases, we further would limit the number of shares repurchased during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous calendar year. With respect to exceptional repurchases, we were authorized to use all available funds to repurchase shares. In addition, the one-year holding period and 5% limit described herein would not apply to exceptional repurchases. We must, however, receive the written request for an exceptional repurchase within one year after the death of the stockholder.

        The SRP will immediately terminate if our shares are listed on any national securities exchange. In addition, our board of directors, in its sole discretion, may amend, suspend (in whole or in part), or terminate our SRP. In the event that we amend, suspend or terminate the SRP, however, we will send stockholders notice of the amendment, suspension or termination at least thirty days prior to the effective date thereof, and we will disclose the amendment, suspension or termination in a report filed with the Securities and Exchange Commission on either Form 8-K, Form 10-Q or Form 10-K, as appropriate. Further, our board reserves the right in its sole discretion at any time and from time to time to reject any requests for repurchases. For the years ended December 31, 2013 and 2012, we processed all of the requests we received for share repurchases.

        The table below outlines the shares of common stock we repurchased during the quarter ended December 31, 2013, pursuant to the SRP.

	Total Requests Received for Shares Repurchased	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 2013	73,003	73,003	$9.43	73,003		(1)
November 2013	117,047	117,047	$9.58	117,047		(1)
December 2013	117,460	117,460	$9.63	117,460		(1)

Total	307,510	307,510	$9.60	307,510		(1)

(1)
A description of the maximum number of shares that may be purchased under our repurchase program is included in the narrative preceding this table.

Securities Authorized for Issuance under Equity Compensation Plans

        None.

Use of Proceeds from Registered Securities

        None.

Recent Shares of Unregistered Securities

        None.

Item 6.    Selected Financial Data

        The following table shows our selected financial data relating to our consolidated historical financial condition and results of operations. This selected data should be read in conjunction with "Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in this annual report (all amounts are in thousands, except share and per share amounts).

	December 31,
	2013	2012	2011	2010	2009
Total assets	$2,327,598	$2,393,523	$1,010,386	$450,114	$26,439
Mortgages, credit facility and securities margin payable including held for sale	$1,248,273	$1,249,422	$464,956	$192,871	$—

	For the years ended December 31,
	2013	2012	2011	2010	2009
Total income	$185,808	$113,364	$64,430	$16,504	$96
Net (loss) income attributable to common stockholders	$(283)	$2,616	$(2,279)	$(1,743)	$(297)
Net (loss) income attributable to common stockholders per common share, basic and diluted(a)	$0.00	$0.03	$(0.05)	$(0.13)	$(0.81)
Distributions declared to common stockholders	$70,002	$54,687	$25,263	$8,203	$212
Distributions per weighted average common share(a)	$0.60	$0.60	$0.60	$0.60	$0.15
Cash flows provided by (used in) operating activities	$84,333	$56,670	$27,872	$2,658	$(342)
Cash flows used in investing activities	$(43,606)	$(1,215,402)	$(454,168)	$(346,755)	$(9,691)
Cash flows (used in) provided by financing activities	$(44,793)	$1,134,777	$445,649	$369,262	$25,369
Weighted average number of common shares outstanding, basic and diluted	116,667,708	91,146,154	42,105,681	13,671,936	367,888

(a)
The net (loss) income attributable to common stockholders, per common share basic and diluted is based upon the weighted average number of common shares outstanding for the year or period ended. The distributions per common share are based upon the weighted average number of common shares outstanding for the year or period ended.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Annual Report on Form 10-K constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Words such as "may," "could," "should," "expect," "intend," "plan," "goal," "seek," "anticipate," "believe," "estimate," "predict," "variables," "potential," "continue," "expand," "maintain," "create," "strategies," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements.

        These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of the management of Inland Diversified Real Estate Trust, Inc. (which we refer to herein as the "Company," "we," "our" or "us") based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under "Risk Factors" in this Annual Report on Form 10-K and the factors described below:

  •
  our investment policies and strategies are very broad and permit us to invest in numerous types of commercial real estate;

  •
  if we cannot generate sufficient cash flow from operations to fully fund distributions, some or all of our distributions may be paid from other sources, including cash flow generated by investing activities, which will reduce the amount of money available to invest in assets;

  •
  no established public trading market currently exists, and one may never exist, for our shares, and we are not required to liquidate;

  •
  we may borrow up to 300% of our net assets, and principal and interest payments will reduce the funds available for distribution;

  •
  we do not have employees and rely on our Business Manager and Real Estate Managers to manage our business and assets;

  •
  employees of our Business Manager and three of our directors are also employed by our Sponsor or its affiliates and face competing demands for their time and service and may have conflicts in allocating their time to our business and assets;

  •
  we do not have arm's length agreements with our Business Manager, Real Estate Managers or any other affiliates of our Sponsor;

  •
  we may pay significant fees to our Business Manager, Real Estate Managers and other affiliates of our Sponsor;

  •
  our Business Manager could recommend investments in an attempt to increase its fees which are generally based on a percentage of our invested assets and, in certain cases, the purchase price for the assets;

  •
  in connection with the pending Merger, some of our tenants or vendors may delay or defer decisions, which could negatively impact our revenues, earnings, cash flows and expenses regardless of whether the Merger is completed;

  •
  the Merger may not be consummated on the terms described in the Merger Agreement or at all, which could adversely affect our ongoing business and expose us to a number of risks, including but not limited to significant transaction costs incurred by us related to the Merger and potential termination fee payable by us to Kite in certain circumstances; and

  •
  we may fail to continue to qualify as a REIT.

        Forward-looking statements in this Annual Report on Form 10-K reflect our management's view only as of the date of this Report, and may ultimately prove to be incorrect or false. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

        The following discussion and analysis relates to the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012. You should read the following discussion and analysis in conjunction with the "Selected Financial Data" section of this annual report and our consolidated financial statements and the related notes included in this report. Unless otherwise noted, all dollar amounts are stated in thousands, except share data, per share amounts, rent per square foot, and rent per unit.

Overview

        We are a Maryland corporation sponsored by Inland Real Estate Investment Corporation ("IREIC" or the "Sponsor"), formed to acquire and develop commercial real estate located in the United States and Canada. We also may invest in other real estate assets such as interests in real estate investment trusts, or REITs, or other "real estate operating companies" that own these assets, joint ventures and commercial mortgage debt. We may originate or invest in real estate-related loans made to third parties. Our primary investment objectives are to balance investing in real estate assets that produce attractive current yield and long-term risk-adjusted returns to our stockholders, with our desire to preserve stockholders' capital and to pay sustainable and predictable distributions to our stockholders. We elected to be taxed as a REIT commencing with the tax year ended December 31, 2009 and intend to continue to qualify as a REIT for federal income tax purposes.

        On August 24, 2009, we commenced our initial public offering of up to 500,000,000 shares of our common stock to the public at a price of $10.00 per share on a "best efforts" basis and up to 50,000,000 shares of our common stock at a price of $9.50 per share to our stockholders pursuant to our distribution reinvestment plan, or "DRP." The dealer manager of our public offering was Inland Securities Corporation, a wholly owned subsidiary of our Sponsor. The "best efforts" portion of the offering was completed on August 23, 2012. As of the termination of our best efforts public offering on August 23, 2012, we sold a total of 110,485,936 shares, generating $1,099,311 in aggregate gross offering proceeds. Following the termination of the best efforts portion of the offering, we filed another registration statement to permit us to continue offering and selling shares of common stock to stockholders who choose to participate in the DRP. On November 13, 2013, our board of directors voted to suspend the DRP, effective immediately. In our initial public offering we sold 119,839,478 shares, including 9,353,542 shares pursuant to the DRP, generating $1,188,170 in aggregate gross offering proceeds.

        At December 31, 2013, we owned 135 retail properties, four office properties, and two industrial properties collectively totaling 12.5 million square feet including 24 multi-family units and two multi-family properties totaling 420 units. As of December 31, 2013, our combined portfolio had weighted average physical and economic occupancy of 96.1% and 97.2%, respectively. Economic occupancy excludes square footage associated with an earnout component. At the time of acquisition, certain properties have an earnout component to the purchase price, meaning we did not pay a portion of the purchase price at closing related to certain vacant spaces, although we own the entire property. We are not obligated to settle this contingent purchase price obligation unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the applicable acquisition agreement.

        As of December 31, 2013 and 2012, annualized base rent per square foot averaged $13.69 and $13.51, respectively for all properties other than the multi-family properties and $12,415 and $12,098 per unit, respectively for the multi-family properties. Annualized base rent is calculated by annualizing the current, in-place monthly base rent for leases, including any tenant concessions, such as rent abatement or allowances, which may have been granted.

Net Lease Sale Transactions

        On December 16, 2013, we, Inland Diversified Cumming Market Place, L.L.C., a Delaware limited liability company and our subsidiary, and Bulwark Corporation, a Delaware corporation and our subsidiary, entered into the Purchase and Sale Agreements with Realty Income. The Purchase and Sale Agreements collectively provide for the sale of the Net Lease Properties to Realty Income in a series of transactions which we refer to as the "Net Lease Sale Transactions."

        The Purchase and Sale Agreements provide that the Net Lease Properties will be sold in multiple separate tranches. The closing of each tranche is subject to the satisfaction of various closing conditions. On January 31, 2014, we closed the first tranche of Net Lease Properties, the Tranche I Closing, resulting in the sale to Realty Income of a total of 46 of the Net Lease Properties for an aggregate cash purchase price of approximately $201,955. The Tranche I Closing resulted in net proceeds to us of $126,312. Subject to the satisfaction of all closing conditions, the sale of the remainder of the Net Lease Sale Transactions is expected to close by April 30, 2014. However, there are no assurances that the remainder of the Net Lease Sale Transactions will be consummated on the expected timetable, or at all.

        Following the Tranche I Closing, our portfolio consisted of 91 retail properties, three office properties and one industrial property collectively totaling 11.5 million square feet including 24 multi-family units and two multi-family properties totaling 420 units.

Proposed Merger

        On February 9, 2014, we entered into the Merger Agreement with Kite and Merger Sub. The Merger Agreement provides for, upon the terms and conditions of the Merger Agreement, the merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite. Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of our common stock will be converted into the right to receive Kite Common Shares, based on:

  •
  an exchange ratio of 1.707 Kite Common Shares for each share of our common stock if the volume-weighted average trading price of Kite Common Shares for the ten consecutive trading days ending on the third trading day preceding the meeting of our stockholders to approve the Merger (the "Reference Price") is equal to or less than $6.36;

  •
  a floating exchange ratio if the Reference Price is more than $6.36 or less than $6.58 (with such floating exchange ratio being determined by dividing $10.85 by the Reference Price); and

  •
  an exchange ratio of 1.650 Kite Common Shares for each share of our common stock if the Reference Price is $6.58 or greater.

        Pursuant to the Merger Agreement, upon the effective time of the merger, the board of trustees of Kite will consist of nine members, six of whom will be current trustees of Kite and three of whom will be designated by us.

        The completion of the Merger is subject to a number of closing conditions, including, among others: (i) approval by Kite's stockholders and our stockholders, including the approval of Kite's stockholders of an amendment to Kite's declaration of trust to increase the number of Kite Common Shares that Kite is authorized to issue; (ii) the absence of a material adverse effect on either us or Kite; (iii) the receipt of tax opinions relating to the REIT status of Kite and the Company and the tax-free nature of the transaction; (iv) the completion of the Net Lease Sale Transactions; and (v) the completion of the redeployment of certain proceeds from the Net Lease Sale Transactions to acquire replacement properties for purposes of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As a result of the closing conditions to which the Merger is subject, there are no assurances that the proposed Merger will be consummated on the expected timetable, or at all. If the closing conditions are satisfied, it is anticipated that the Merger may close during the second or third quarter of 2014.

        The Merger Agreement may be terminated under certain circumstances, including by either us or Kite if the Merger has not been consummated on or before the outside date of August 31, 2014, subject to extension under certain circumstances. The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, we may be required to pay to Kite a termination fee of $43,000 and/or reimburse Kite's transaction expenses up to an amount equal to $8,000. Where termination is in connection with a failure to close the Net Lease Sale Transactions, we may be required to (i) reimburse Kite for its transaction expenses up to an amount equal to $8,000 and (ii) pay Kite a termination fee of $3,000. The Merger Agreement also provides that, under specified circumstances, Kite may be required to pay us a termination fee of $30,000 and/or reimburse our transaction expenses up to an amount equal to $8,000. Under certain circumstances, including upon payment of the applicable termination fee, either party is permitted to terminate the Merger Agreement to enter into a definitive agreement with a third party with respect to a superior acquisition proposal.

        In connection with the execution of Merger Agreement, we entered into the Master Agreement with the Business Manager, the Real Estate Managers, and certain other affiliates of the Business Manager. The Master Agreement sets forth the terms of the consideration due to the Business Manager and the Real Estate Managers in connection with the Merger, provides for the automatic termination upon the closing of the Merger of our agreements with the Business Manager and the Real Estate Managers and certain other agreements between us and affiliates of the Business Manager and includes certain other agreements in order to facilitate the Merger. See Part III, Item 13 of this Annual Report on Form 10-K, "Certain Relationships and Related Transactions, and Director Independence," for additional information.

Market Outlook

        After almost three years of uneven growth, the economy has improved to a level at which most indicators show progress has been achieved and some consumer confidence has returned. The unemployment rate has broken below the 7% range for the first time in several quarters. The Dow Jones Industrial Average has been at a record high for almost all of 2014. And in the real estate industry, we have seen increases in rental and occupancy rates over the past year. Our portfolio is reflective of this trend in that rental rates have increased and our economic occupancy levels have remained above 97% since we began operating.

        There are other signs of progress. Development activity has reached a level not seen since 2007. We feel this signifies demand for space by tenants who can no longer satisfy their needs by backfilling existing shopping centers. We expect that this also means that construction lenders are providing funds to the industry. To date, our portfolio has benefitted from lower levels of competition resulting from sparse development activity, yet no industry can survive without at least some growth. We believe that demand based growth of retail tenants means corresponding demand from their customers, a healthy sign for everyone.

        We are faced with a constantly changing environment, bringing new challenges to the industry. Our industry knowledge leads us to believe most operators of retail real estate portfolios are attempting to decrease their exposure to tenants who are affected by internet business. Many such tenants are closing their doors, or downsizing the size of their stores. The profile of a typical shopping center includes fewer book stores, electronics retailers and smaller office supply space. Instead, we are seeing service businesses, health clubs and upscale value oriented stores replace them. Other retailers have innovated to meet this challenge by offering same day delivery of items purchased in store or over the internet.

        Our acquisition philosophy has been to acquire newer, well located properties occupied by tenants who provide necessity based goods and services. Our property management philosophy has been to work with our tenants to help ensure their success in light of specific or industry wide challenges. With a moderately improving economy, a portfolio built upon conservative principles and our dedication to focused management, we are optimistic as we enter 2014.

Liquidity and Capital Resources

General

        Our principal demands for funds are to acquire real estate and real estate-related assets, to pay capital expenditures including tenant improvements, to pay our operating expenses including property operating expenses, to pay principal and interest on our outstanding indebtedness, to fund repurchases of previously issued common stock and to pay distributions to our stockholders. We seek to fund our cash needs for items other than asset acquisitions, capital expenditures and related financings from operations. Our cash needs for acquisitions (including any contingent earnout payments), capital improvements and related financings have been funded primarily from the sale of our shares, including through our DRP, as well as debt financings. For the years ended December 31, 2013, 2012 and 2011, $38,286, $31,349 and $14,657, respectively, have been provided by the DRP which have been used to fund redemptions and other capital needs. On November 13, 2013, our board of directors voted to suspend the DRP, effective immediately, and the SRP, effective December 13, 2013. We do not believe that the suspension of the DRP will have a material impact on our ability to fund capital needs. Our primary source to fund our future cash needs, including cash to fund earnout payments, are expected to come from our undistributed cash flow from operations as well as secured or unsecured financings, including proceeds from lines of credit. The maximum total earnout payments which are expected to be paid in cash, issuance of redeemable noncontrolling interests by our consolidated joint ventures or from proceeds from mortgages payable during the next three years related to our acquisitions was $32,906 at December 31, 2013 and will not materially affect our liquidity. During the years ended December 31, 2013, we paid $8,806 related to construction in progress, capital expenditures and tenant improvements. We anticipate capital expenditures including tenant improvements to further increase in future years relating to signing new leases as our tenant's leases expire and as our properties age. These costs may be material.

        On December 16, 2013, we entered into the Purchase and Sale Agreements with Realty Income. All or the majority of the net proceeds from the Net Lease Sale Transactions will be used to pay down the line of credit and mortgage debt secured by the remaining properties held by the Company. The Tranche I Closing occurred on January 31, 2014, from which we received approximately $126,312 in net proceeds.

        As of December 31, 2013, $52,500 was outstanding on our line of credit with an interest rate of 2.14% per annum which was subsequently repaid on January 31, 2014. We may borrow, on an unsecured basis, up to $105,000 on the line of credit. Our general strategy is to target borrowing 55% of the total value of our assets on a portfolio basis. As of December 31, 2013, our borrowings did not exceed our target of 55% of the total value of our assets. For these purposes, the value of each asset is equal to the purchase price paid for the asset or the value reported in the most recent appraisal of the asset, whichever is the later to occur. Our charter limits the amount we may borrow to 300% of our net assets (as defined in our charter) unless any excess borrowing is approved by the board of directors including a majority of the independent directors and is disclosed to our stockholders in our next quarterly report along with justification for the excess. As of December 31, 2013, our borrowings did not exceed 300% of our net assets and we had a principal balance outstanding on mortgage loans of $1,184,256 with a weighted average stated interest rate including interest rate swaps of 4.30% per annum. As of December 31, 2013, we had $247,278 or 19.8% of our total outstanding debt that bore interest at variable rates, at a weighted average interest rate equal to 2.25% per annum, including the effect of interest rate swaps. This variable rate debt will begin to mature in 2015. As of December 31, 2013, we had $999,819 or 80.2% of our total outstanding debt that bore interest at fixed rates at a weighted average interest rate equal to 4.66% per annum. As of December 31, 2013, we had $7,638 of fixed rate debt maturing by the end of 2014 with a weighted average interest rate equal to 5.84% per annum of which $6,720 was repaid on March 10, 2014. See "Quantitative and Qualitative Disclosures About Market Risk" below.

        As of December 31, 2013, our consolidated joint ventures had issued $67,950 in noncontrolling interests that will become redeemable at future dates generally no earlier than in 2015 but generally no later than 2022 based on certain redemption criteria. The redeemable noncontrolling interests are not mandatorily redeemable. At the noncontrolling interest holders' option, we may be required to pay cash, but if the noncontrolling interest holder elects to redeem its interest for the Company's stock, we have the option to pay cash, issue common stock, or a mixture of both.

        As of December 31, 2013, we had invested $34,070 in marketable securities, primarily in real estate-related equity securities issued by publicly traded companies and publicly traded corporate bonds and had borrowed $10,341 on margin.

        As of December 31, 2013 and December 31, 2012, we owed $2,074 and $2,532, respectively, to our Sponsor and its affiliates for business management fees not otherwise waived, advances from these parties used to pay administrative costs and certain accrued expenses which are included in due to related parties on the consolidated balance sheets. These amounts represent non-interest bearing advances by the Sponsor and its affiliates, which the Company has subsequently repaid.

Distributions

        All or the majority of the net proceeds from the Net Lease Sale Transactions will be used to pay down the line of credit and mortgage debt secured by the remaining properties held by the Company and will not be distributed to stockholders as stated in the Merger Agreement. We generated sufficient cash flow from operations, determined in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), to fully fund distributions paid during the years ended December 31, 2013. Cash retained by us of $164 from the waiver of the business management fee for the years ended December 31, 2013 by our Business Manager had the effect of increasing cash flow from operations for this period because we did not have to use cash to pay the fee. However, even if the Business Manager had not waived this business management fee during the years ended December 31, 2013, we would have still generated sufficient cash flow from operations to fund the distributions paid for the period. There is no assurance that any deferral or waiver of any fee or reimbursement will be available to fund distributions in the future.

        We intend to fund cash distributions to our stockholders from cash generated by our operations. Cash generated by operations is not equivalent to our net income from continuing operations as determined under U.S. GAAP or our taxable income for federal income tax purposes. If we are unable to generate sufficient cash flow from operations, determined in accordance with U.S. GAAP, to fully fund distributions, some or all of our distributions may be paid from cash flow generated from investing activities, including the net proceeds from the sale of our assets. In addition, we may fund distributions from, among other things, advances or contributions from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers or waives all, or a portion, of its business management fee, or waives its right to be reimbursed for certain expenses. As noted above a deferral or waiver of any fee or reimbursement owed to our Business Manager has the effect of increasing cash flow from operations for the relevant period because we do not have to use cash to pay any fee or reimbursement which was deferred or waived during the relevant period. We will, however, use cash in the future if we pay any fee or reimbursement that was deferred. Neither our Business Manager nor IREIC has any obligation to provide us with advances or contributions, and our Business Manager is not obligated to defer or waive any portion of its business management fee or reimbursements. Further, there is no assurance that these other sources will be available to fund distributions.

        We have not funded any distributions from the net proceeds from the sale of our shares but may need to if the Merger Agreement is delayed or does not close. In addition, we have not funded any distributions from the proceeds generated by borrowings, and do not intend to do so.

        We intend to continue paying distributions for future periods in the amounts and at times as determined by our board of directors.

        During the years ended December 31, 2013, 2012 and 2011, we paid distributions in the amount of $69,824, $51,767 and $23,641 respectively. These distributions were funded from cash flows from operations determined in accordance with U.S. GAAP.

        One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations determined under U.S. GAAP. Cash generated from operations is not equivalent to our net income from continuing operations as determined under U.S. GAAP.

        A summary of the distributions declared, distributions paid and cash flows provided by operations for the years ended December 31, 2013, 2012 and 2011 follows:

Distributions Paid

Year Ended December 31,	Distributions Declared	Distributions Declared Per Share(1)	Cash	Reinvested via DRP(2)	Total	Cash Flows From Operations	Funds From Operations(3)
2013	$70,002	$0.60	$31,538	$38,286	$69,824	$84,333	$88,999
2012	$54,687	$0.60	$20,418	$31,349	$51,767	$56,670	$55,830
2011	$25,263	$0.60	$8,984	$14,657	$23,641	$27,872	$26,672

(1)
Assumes a share was issued and outstanding each day during the period.

(2)
On November 13, 2013, the Company's board of directors voted to suspend the DRP until further notice, effective immediately.

(3)
Funds from operations is defined in the following section.

Share Repurchase Program

        We have a share repurchase program that provides limited liquidity to eligible stockholders. During the year ended December 31, 2013, we received requests to repurchase 947,968 shares and used $9,100 to repurchase all 947,968 requested shares at an average per share repurchase price during this period of $9.60. Since the start of the program through December 31, 2013, we have used $19,604 to repurchase an aggregate of 2,049,892 shares. These repurchases were funded from proceeds from our DRP. On November 13, 2013, the Company's board of directors voted to suspend the SRP until further notice, effective December 13, 2013. Written notice of the suspension was provided to each stockholder pursuant to the terms of the SRP.

Cash Flow Analysis

	For the Years Ended December 31,
	2013	2012	2011
Net cash flows provided by operating activities	$84,333	$56,670	$27,872
Net cash flows used in investing activities	$(43,606)	$(1,215,402)	$(454,168)
Net cash flows (used in) provided by financing activities	$(44,793)	$1,134,777	$445,649

        Net cash provided by operating activities was $84,333, $56,670 and $27,872 for the years ended December 31, 2013, 2012 and 2011, respectively. The funds generated in 2013, 2012 and 2011 were primarily from property operations from our real estate portfolio. The increase from 2011 to 2012 as well as 2012 to 2013 is due to the growth of our real estate portfolio and related, full period, property operations.

        Net cash flows used in investing activities was $43,606, $1,215,402 and $454,168 for the years ended December 31, 2013, 2012 and 2011, respectively. We used $44,945, $1,191,719 and $447,559 during the years ended December 31, 2013, 2012 and 2011, respectively, to purchase properties. We had $6,297 provided by net repayment of notes receivables during the year ended December 31, 2013, and used $19,543 and $12,362 to purchase marketable securities net of sales during the years ended December 31, 2012 and 2011, respectively.

        Net cash flows (used in) provided by financing activities was $(44,793), $1,134,777 and $445,649 for the years ended December 31, 2013, 2012 and 2011, respectively. Of these amounts, cash flows from financing activities of $38,286, $31,349 and $14,657, resulted from the sale of our common stock through our DRP during the years ended December 31, 2013, 2012 and 2011, respectively. We used $69,824, $51,767 and $23,641 during the years ended December 31, 2013, 2012 and 2011, respectively, to pay distributions to our stockholders. During the years ended December 31, 2012 and 2011, we generated $536,094 and $308,222, respectively through our "best efforts" offering which was completed on August 23, 2012. During the years ended December 31, 2013, 2012 and 2011, we generated $27,674, $675,470 and $185,697, respectively, from net loan proceeds from borrowings secured by properties in our portfolio. During the year ended December 31, 2013, we used $28,531 to pay down our credit facility and securities margin payable. During the year ended December 31, 2012, we generated $16,580, from net borrowings from securities margin debt. We also used $54,269 and 33,741 to pay offering costs during the years ended December 31, 2012 and 2011, respectively.

Results of Operations

        The following discussions are based on our consolidated financial statements for the three and years ended December 31, 2013, 2012 and 2011.

        We generate almost all of our net operating income from property operations. In order to evaluate our overall portfolio, management analyzes the net operating income of properties that we have owned and operated for both periods presented, in their entirety, referred to herein as "same store" properties. By evaluating the property net operating income of our "same store" properties, management is able to monitor the operations of our existing properties for comparable periods to measure the performance of our current portfolio and determine the effects of our new acquisitions on net income. Property net operating income, a non-U.S. GAAP measure, is also meaningful as an indicator of the effectiveness of our management of properties because property net operating income excludes certain items that are not reflective of the effectiveness of our management, such as depreciation and amortization and interest expense.

Comparison of the years ended December 31, 2013 and 2012

        A total of 32 of our investment properties are considered "same store" properties during the years ended December 31, 2013 and 2012. These "same store" properties are properties classified as held and used that were acquired on or before January 1, 2012. Our "Other investment properties," as reflected in the table below, include one redevelopment property and properties classified as held and used that were acquired after January 1, 2012. For the years ended December 31, 2013 and 2012, 27 and 26 properties were included in "other investment properties," respectively. The following table presents the property net operating income (reconciled to U.S. GAAP net income) broken out between "same store" and "other investment properties," prior to straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense for the years ended December 31, 2013 and 2012 along with a reconciliation to net income attributable to common stockholders, calculated in accordance with U.S. GAAP.

        We had 84 Net Lease Properties held for sale as of December 31, 2013, pursuant to the Purchase and Sale Agreements with Realty Income. These properties are excluded from the "same store" and "other investment properties," and are included in income from discontinued operations.

	Year December 31,
	2013	2012
Property operating revenue:
"Same store" investment properties, 32 properties:
Rental income	$69,314	$68,498
Tenant recovery income	15,965	15,881
Other property income	2,009	2,099
Other investment properties:
Rental income	69,810	21,756
Tenant recovery income	18,662	5,689
Other property income	4,526	233

Total property income	180,286	114,156

Property operating expenses:
"Same store" investment properties, 32 properties:
Property operating expenses	15,934	15,095
Real estate taxes	9,950	9,712
Other investment properties:
Property operating expenses	16,677	4,305
Real estate taxes	10,614	3,589

Total property operating expenses	53,175	32,701

Property net operating income:
"Same store" investment properties, 32 properties	61,404	61,671
Other investment properties	65,707	19,784

Total property net operating income	127,111	81,455

Other income:
Tenant recovery income related to prior periods	938	(394)
Straight-line rents	4,082	2,725
Amortization of lease intangibles	(2,443)	(2,274)
Fair value adjustment of earnout liability	2,945	(849)
Interest, dividend and other income	3,135	2,556
Realized gain on sale of marketable securities	641	26
Equity in loss of unconsolidated entities	260	17

Total other income	9,558	1,807

Other expenses:
Bad debt expense	1,366	819
Depreciation and amortization	73,608	44,833
General and administrative expenses	9,223	4,269
Acquisition related costs	619	5,019
Interest expense	42,669	28,069
Business management fee	14,666	1,500

Total other expenses	142,151	84,509

Loss from continuing operations	(5,482)	(1,247)
Income from discontinued operations	7,639	4,113

Net income	2,157	2,866
Noncontrolling interests:
Noncontrolling interests	—	(41)
Redeemable noncontrolling interests	(2,440)	(209)

Net income attributable to noncontrolling interests	(2,440)	(250)

Net (loss) income attributable to common stockholders	$(283)	$2,616

        On a "same store" basis, comparing the results of operations of the investment properties owned during the year ended December 31, 2013 with the results of the same investment properties during the year ended December 31, 2012, property net operating income decreased $267 with total property income increasing $810 and total property operating expenses which includes real estate tax increasing $1,077 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. These variances are explained by each component below.

        Rental income increased $816 on a "same store" basis for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to the effect of new tenants related to our earnout closings, taking occupancy of previously vacant spaces. As of December 31, 2013 and 2012, our "same store" weighted average physical occupancy increased to 94.6% from 94.3%, respectively. On an aggregate portfolio basis, rental income increased $48,870, for the year ended December 31, 2013, as compared to the year ended December 31, 2012, reflecting an increase in rental income from our other investment properties. The increase is a result of the 27 investment properties acquired after January 1, 2012.

        Tenant recovery income increased $84 on a "same store" basis for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to increases in the recoverable property operating expenses and real estate taxes which resulted in us recognizing more recovery income. On an aggregate portfolio basis, tenant recovery income increased $13,057 for the years ended December 31, 2013, as compared to the year ended December 31, 2012, reflecting an increase in tenant recovery income from other investment properties. The increase is a result of the 27 investment properties acquired after January 1, 2012.

        Other property income decreased $90 on a "same store" basis, for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to a decrease in termination fee income. On an aggregate portfolio basis, other property income increased $4,203 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. The increase is a result of the 27 investment properties acquired after January 1, 2012 as well as the increase in termination fee income of $1,892.

        Property operating expenses increased $839 on a "same store" basis, for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to an increase in property repairs and maintenance costs during the year ended December 31, 2013. On an aggregate portfolio basis, total property operating expenses increased $13,211 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. The increase is a result of the 27 investment properties acquired after January 1, 2012.

        Real estate tax expense increased $238 on a "same store" basis, for the year ended December 31, 2013, as compared to the year ended December 31, 2012. This increase in real estate tax expense during the year ended December 31, 2013 can be attributed to increases in assessed values of our investment properties by the various taxing authorities. On an aggregate portfolio basis, total real estate tax expense increased $7,263 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. The increase is a result of the 27 investment properties acquired after January 1, 2012.

        Total other income increased $7,751 for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to an increase related to fair value adjustments of our earnout liability, adjustments to tenant recovery income resulting from differences in estimated expense recoveries billed and actual expenses, along with an increase in realized gains from the sales of certain of our marketable securities, as well as straight line rent from a greater number of properties in our portfolio.

        Bad debt expense increased $547 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. The increase in bad debt expense is primarily due to increased estimated tenant reserves for uncollectible accounts and write offs due to tenant failures, which were insignificant. We periodically review the collectability of outstanding receivables. Allowances are taken for those balances that we have reason to believe may be uncollectible, including any amounts relating to straight-line rent receivables. Amounts deemed to be uncollectible are written off.

        Depreciation and amortization increased $28,775 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. The increase in depreciation and amortization is primarily due to the full year ownership of a majority of our portfolio during 2013 compared to the partial year ownership of a majority of our portfolio during 2012.

        General and administrative expenses increased $4,954 for the year ended December 31, 2013, as compared to the years ended December 31, 2012. The increase is due to $3,402 of costs incurred during the year ended December 31, 2013, related to evaluating potential liquidity options which culminated in the Purchase and Sale Agreement signed on December 16, 2013 and the Merger agreement signed on February 9, 2014 as well as incremental increases resulting from the growth of the portfolio.

        Acquisition costs decreased $4,400 for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to a decrease in the number of potential and actual acquisitions we pursued during the year ended December 31, 2013 compared to the year ended December 31, 2012.

        Interest expense increased $14,600 for the year ended December 31, 2013, as compared to the year ended December 31, 2012. The increase in interest expense is primarily due to a debt related to 2012 acquisitions being held for a full year.

        Business management fee was $14,666 and $1,500 for the years ended December 31, 2013 and 2012, respectively. The Business Manager could have been paid a business management fee in the amount equal to $14,830 and $9,195 for the years ended December 31, 2013 and 2012, respectively, however the Business Manager permanently waived $164 and $7,695, respectively of potential fees it may have earned.

Comparison of the years ended December 31, 2012 and 2011

        A total of 14 of our investment properties are considered "same store" properties during the years ended December 31, 2012 and 2011. These "same store" properties are properties classified as held and used that were acquired on or before January 1, 2011. Our "Other investment properties," as reflected in the table below, include one redevelopment property and properties classified as held and used that were acquired after January 1, 2011. For the years ended December 31, 2012 and 2011, 44 and 19 properties were included in "other investment properties," respectively. The following table presents the property net operating income (reconciled to U.S. GAAP net income) broken out between "same store" and "other investment properties," prior to straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense for the years ended December 31, 2012 and 2011 along with a reconciliation to net income attributable to common stockholders, calculated in accordance with U.S. GAAP.

        We had 84 Net Lease Properties classified as held for sale as of December 31, 2013, pursuant to the Purchase and Sale Agreements with Realty Income. These properties are excluded from the "same store" and "other investment properties," and are included in income from discontinued operations.

	Year Ended December 31,
	2012	2011
Property operating revenue:
"Same store" investment properties, 14 properties:
Rental income	$26,700	$26,356
Tenant recovery income	7,006	7,731
Other property income	1,211	1,341
Other investment properties:
Rental income	63,554	24,366
Tenant recovery income	14,564	4,653
Other property income	1,121	244

Total property income	114,156	64,691

Property operating expenses:
"Same store" investment properties, 14 properties:
Property operating expenses	7,279	7,222
Real estate taxes	4,964	5,142
Other investment properties:
Property operating expenses	12,121	4,391
Real estate taxes	8,337	2,609

Total property operating expenses	32,701	19,364

Property net operating income:
"Same store" investment properties, 14 properties	22,674	23,064
Other investment properties	58,781	22,263

Total property net operating income	81,455	45,327

Other income:
Tenant recovery income related to prior periods	(394)	(44)
Straight-line rents	2,725	1,727
Amortization of lease intangibles	(2,274)	(1,629)
Fair value adjustment of earnout liability	(849)	(315)
Interest, dividend and other income	2,556	871
Realized gain on sale of marketable securities	26	365
Equity in income of unconsolidated entities	17	105

Total other income	1,807	1,080

Other expenses:
Bad debt expense	819	395
Depreciation and amortization	44,833	25,713
General and administrative expenses	4,269	2,770
Acquisition related costs	5,019	2,648
Interest expense	28,069	17,432
Business management fee	1,500	1,000

Total other expenses	84,509	49,958

Loss from continuing operations	(1,247)	(3,551)
Income from discontinued operations	4,113	1,374

Net income (loss)	2,866	(2,177)
Noncontrolling interests:
Noncontrolling interests	(41)	(102)
Redeemable noncontrolling interests	(209)	—

Net income attributable to noncontrolling interests	(250)	(102)

Net income (loss) attributable to common stockholders	$2,616	$(2,279)

        On a "same store" basis, comparing the results of operations of the investment properties owned during the year ended December 31, 2012 with the results of the same investment properties during the year ended December 31, 2011, property net operating income decreased $390 with total property income decreasing $511 and total property operating expenses including real estate tax expense decreased $121 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. These variances are explained by each component below.

        Rental income increased $344 on a "same store" basis for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due increases in rent on existing tenants. As of December 31, 2012 and 2011, our "same store" weighted average physical occupancy decreased to 92.6% from 94.0%, respectively. On an aggregate portfolio basis, rental income increased $39,532, for the year ended December 31, 2012, as compared to the year ended December 31, 2011, reflecting an increase in rental income from our other investment properties during 2012. The increase is a result of the 44 investment properties acquired after January 1, 2011.

        Tenant recovery income decreased $725 on a "same store" basis for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to decrease in real estate tax expenses, as discussed below, which directly affected the amount of tenant recovery income and a decrease in the recovery percentage which resulted in us recognizing less recovery income. On an aggregate portfolio basis, tenant recovery income increased $9,186 for the year ended December 31, 2012, as compared to the year ended December 31, 2011, reflecting an increase in tenant recovery income from other investment properties. The increase is a result of the 44 investment properties acquired after January 1, 2011.

        Other property income decreased $130 on a "same store" basis, for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to a decrease in termination fee income. On an aggregate portfolio basis, other property income increased $747 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase is a result of the 44 investment properties acquired after January 1, 2011.

        Property operating expenses increased $57 on a "same store" basis, for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to an increase in insurance premiums during the year ended December 31, 2012 as compared to the year ended December 31, 2011. On an aggregate portfolio basis, total property operating expenses increased $7,787 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase is a result of the 44 investment properties acquired after January 1, 2011.

        Real estate tax expense decreased $178 on a "same store" basis, for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The decrease in real estate tax expense during 2012 can be attributed to decreases in assessed values of our investment properties by the various taxing authorities. On an aggregate portfolio basis, total real estate tax expense increased $5,550 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase is a result of the 44 investment properties acquired after January 1, 2011.

        Total other income increased $727 for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to an increase in interest and dividend income which is a result of the increased investments in our marketable securities portfolio and an increase in straight line rent from a greater number of properties in our portfolio. This increase was partially offset by earnout liability fair value adjustments, as well as adjustments to tenant recovery income resulting from differences in estimated expense recoveries billed and actual expenses and an increase in amortization of lease intangibles from a greater number of properties in our portfolio and write-offs of certain acquired above market lease intangibles.

        Bad debt expense increased $424 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase in bad debt expense is primarily due to increased estimated tenant reserves for uncollectible accounts and write offs due to tenant failures, which were insignificant. We periodically review the collectability of outstanding receivables. Allowances are taken for those balances that we have reason to believe may be uncollectible, including any amounts relating to straight-line rent receivables. Amounts deemed to be uncollectible are written off.

        Depreciation and amortization increased $19,120 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase in depreciation and amortization is primarily due to the increase in the number of properties in our portfolio from December 31, 2011 to December 31, 2012.

        General and administrative expenses increased $1,499 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase is primarily due to an increase in payroll reimbursements paid to the Business Manager, professional fees, state taxes and information technology costs, mortgage servicing fees and investment advisor fees resulting from the growth of the portfolio.

        Acquisition costs increased $2,371 for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to an increase in the number of potential and actual acquisitions we pursued during the year ended December 31, 2012 compared to the year ended December 31, 2011.

        Interest expense increased $10,637 for the year ended December 31, 2012, as compared to the year ended December 31, 2011. The increase in interest expense is primarily due to a $784,446 increase in mortgage payables, credit facility and security margin payable from December 31, 2011 to December 31, 2012.

        Business management fee was $1,500 and $1,000 for the years ended December 31, 2012 and 2011, respectively. The Business Manager could have been paid a business management fee in the amount equal to $9,195 and $4,807 for the years ended December 31, 2012 and 2011, respectively, however the Business Manager permanently waived $7,695 and $3,807, respectively of potential fees it may have earned.

Funds from Operations and Modified Funds from Operations

        The historical cost accounting rules used for real estate assets require, among other things, straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, the presentation of operating results for a REIT using historical cost accounting alone may be less informative and insufficient. Therefore, we utilize certain non-U.S. GAAP supplemental performance measures due to certain unique operating characteristics of real estate companies. One non-U.S. GAAP supplemental performance measure that we consider is known as funds from operations, or "FFO." The National Association of Real Estate Investment Trusts, or "NAREIT," an industry trade group, promulgated this measure which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income or loss computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real property, adding back real estate impairment charges and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. While impairment charges are added back in the calculation of FFO, we caution that due to the fact that impairments to the value of any property are typically based on reductions in estimated future undiscounted cash flows compared to current carrying value, declines in the undiscounted cash flows which led to the impairment charges reflect declines in property operating performance which may be permanent. From inception through December 31, 2013, we have not had any impairment charges and, therefore, no adjustments to FFO have been necessary for impairment charges. We believe our FFO calculation complies with NAREIT's definition described above.

        Changes in the accounting and reporting promulgations under U.S. GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and certain other changes to U.S. GAAP accounting for real estate intangible assets subsequent to the establishment of NAREIT's definition of FFO have impacted the reporting of operating income. Specifically, acquisition fees and expenses for all industries are accounted for as operating expenses and no longer capitalized as they were prior to 2009. We do not pay acquisition fees to our Business Manager or its affiliates, but we do incur acquisition related costs. Under U.S. GAAP, acquisition related costs are characterized as operating expenses in determining operating income. These expenses are paid in cash by us, and therefore reduce net income and cash available to be distributed to our stockholders. The acquisition of real estate assets, and the corresponding expenses associated with that process, was a key operational feature of our business plan enabling us to generate operating income and cash flow and make distributions to our stockholders. Publicly registered, non-listed REITs typically engage in a significant amount of acquisition activity, and thus incur significant acquisition related costs, during their initial years of investment and operation. Although other start up entities likewise may engage in significant acquisition activity during their initial years, REITs such as us that are not listed on an exchange are unique in that they typically have a limited timeframe during which they acquire a significant number of properties and thus incur significant acquisition related costs. More specifically, as disclosed elsewhere herein, we used the proceeds raised in our "best efforts" offering to acquire properties. Because the offering is completed, our acquisition activity is expected to decline, and acquisition related costs are likewise expected to decrease in future periods. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or "IPA," an industry trade group, has standardized a measure known as modified funds from operations, or "MFFO", which the IPA has promulgated as a supplemental measure for publicly registered non-listed REITs and which may be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT.

        MFFO excludes costs that are more reflective of investing activities, some of which are acquisition related costs that affect our operations only in periods in which properties are acquired, and other non-operating items that are included in FFO. By excluding expensed acquisition related costs, the use of MFFO provides information consistent with the operating performance of the properties in our portfolio. Additionally, fair value adjustments including impairments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, may not be directly related or attributable to our current operating performance. By excluding such market changes that may reflect anticipated and unrealized gains or losses, we believe that MFFO may provide both investors and analysts, on a going forward basis, an indication of our operating performance. Because MFFO may be a recognized measure of operating performance within the non-listed REIT industry, MFFO and the adjustments used to calculate it may be useful in order to evaluate our performance against other non-listed REITs. MFFO is not equivalent to our net income or loss as determined under U.S. GAAP as detailed in the table below, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to acquire a significant amount of properties. Our disclosure of MFFO and the adjustments used to calculate it presents our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, and that may be useful to investors. MFFO should only be used to compare our operating performance during our "best efforts" offering to our current operating performance, because it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties were acquired. We did not pay acquisition fees to our Business Manager or its affiliates which would be classified as acquisition related costs under U.S. GAAP.

        We believe our definition of MFFO, a non-U.S. GAAP measure, is consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the "Practice Guideline," issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of U.S. GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market lease assets and liabilities (which are adjusted in order to reflect such payments from a U.S. GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. Inasmuch as interest rate hedges are not a fundamental part of our operations, it is appropriate to exclude such nonrecurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

        However, the calculation of FFO and MFFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO and MFFO whereas items that are expensed reduce FFO and MFFO. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. Neither FFO nor MFFO represent cash flows from operations as defined by U.S. GAAP, are not indicative of cash available to fund all cash flow needs or liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Management uses FFO and MFFO for several reasons. We use FFO and MFFO to compare our operating performance to that of other REITs, to assess our historical operating performance, and we compute FFO and MFFO as part of our acquisition process to determine whether a proposed investment will satisfy our investment objectives.

        We believe that the use of FFO and MFFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs. However, FFO and MFFO, should not be construed to be equivalent to or a substitute for U.S. GAAP net income or in its applicability in evaluating our operating performance. U.S. GAAP measures should be construed as more relevant measures of financial performance and considered more prominently than the non-U.S. GAAP FFO and MFFO measures and the adjustments to U.S. GAAP in calculating FFO and MFFO. However, we believe that the U.S. GAAP measures and the non-U.S. GAAP FFO and MFFO measures taken together do provide a useful presentation of our operating performance.

        Presentation of this information is intended to provide information which may be useful to investors as they compare the operating performance of different REITs and to give investors insight into our historical operations, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. The exclusion of impairments limits the usefulness of FFO and MFFO as a historical operating performance measure because an impairment charge indicates that the applicable property's operating performance may have been permanently affected.

        Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that the company uses to calculate FFO or MFFO. In the future, the SEC or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we might have to adjust the calculations and characterization of FFO or MFFO.

        For the years ended December 31, 2013, 2012 and 2011, we paid distributions of $69,824, $51,767 and $23,641, respectively. For the years ended December 31, 2013, 2012 and 2011, we generated FFO of $88,999, $55,830 and $26,672, respectively, MFFO of $83,273, $60,827 and $29,453, respectively and cash flow from operations of $84,333, $56,670 and $27,872, respectively.

        The table below represents a reconciliation of our net income (loss) attributable to common stockholders to FFO and MFFO for years ended December 31, 2013, 2012 and 2011 (dollars in thousands):

	Year Ended December 31,
	2013	2012	2011
Net (loss) income attributable to common stockholders	$(283)	$2,616	$(2,279)
Add:
Depreciation and amortization related to investment properties	89,282	53,239	28,980
Less:
Noncontrolling interest's share of depreciation and amortization related to investment properties	—	(25)	(29)

Funds from operations (FFO)	$88,999	$55,830	$26,672

Add:
Acquisition related costs(1)	619	5,019	2,648
Amortization of acquired above and below market leases, net(2)	3,205	2,855	2,015
Noncontrolling interest's share of amortization of acquired below market leases and straight-line rental income	—	6	24
Less:
Straight-line rental income(3)	(5,964)	(3,706)	(1,856)
Fair value adjustment of earnout liability(4)	(2,945)	849	315
Realized gain on sale of marketable securities(5)	(641)	(26)	(365)

Modified funds from operations (MFFO)	$83,273	$60,827	$29,453

(1)
Changes in the accounting and reporting promulgations under U.S. GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and certain other changes to U.S. GAAP accounting for real estate intangible assets subsequent to the establishment of NAREIT's definition of FFO have impacted the reporting of operating income. Specifically, acquisition fees and expenses for all industries are accounted for as operating expenses and no longer capitalized as they were prior to 2009.

The acquisition of real estate assets, and the corresponding expenses associated with that process, is an operational feature of our business plan in order to generate additional operating income and cash flow. By excluding expensed acquisition costs, MFFO may provide useful supplemental information for each type of real estate investment that is consistent with management's analysis of the investing and operating performance of our properties. Such information may be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. Acquisition related costs include payments to affiliates of our Business

  Manager or third parties; however, we do not pay acquisition fees to our Business Manager or its affiliates. Acquisition related costs under U.S. GAAP are considered operating expenses and are included in the determination of net (loss) income and income from continuing operations, both of which are performance measures under U.S. GAAP. These expenses are paid in cash by us, and therefore reduces the cash that will be available to distribute to our stockholders. All paid and accrued acquisition related costs will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us. Because our "best efforts" offering is completed, management believes that acquisition related costs will not be a significant cost to us going forward.

(2)
Under U.S. GAAP, certain intangibles are accounted for at cost and are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, we believe by excluding charges relating to amortization of these intangibles, MFFO may provide useful supplemental information on the operating performance of the real estate.

(3)
Under U.S. GAAP, our rental receipts are allocated to periods using a straight-line methodology. This may result in income recognition that is different than underlying contract terms. By adjusting for these items (to reflect such payments from a U.S. GAAP accrual basis to a cash basis of disclosing the rent and lease payments), we believe MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms.

(4)
Fair value adjustments of earnout liability mainly relating to purchase price allocations determined at the time of acquisition and subsequently adjusted.

(5)
We have adjusted for gains or losses included in net (loss) income from the sale of securities holdings where trading of such holdings is not a fundamental attribute of the business plan because they are items that may not be reflective of on-going operations.

Investment in Unconsolidated Entities

        In 2009, we became a member of a limited liability company formed as an insurance association captive (the "Insurance Captive"), which is owned in equal proportions by us and four other REITs sponsored by our Sponsor and serviced by an affiliate of our Business Manager. We entered into the Insurance Captive to stabilize insurance costs, manage our exposures and recoup expenses through the functions of the captive program.

Critical Accounting Policies

        A critical accounting policy is one that, we believe, would materially affect our operating results or financial condition, and requires management to make estimates or judgments in certain circumstances. We believe that our most critical accounting policies relate to the valuation and purchase price allocation of investment properties, recognition of rental income, valuation of marketable securities and redeemable noncontrolling interests. These judgments often result from the need to make estimates about the effect of matters that are inherently uncertain. U.S. GAAP requires information in financial statements about accounting principles, methods used and disclosures pertaining to significant estimates. The following disclosure discusses judgments known to management pertaining to trends, events or uncertainties that were taken into consideration upon the application of critical accounting policies and the likelihood that materially different amounts would be reported upon taking into consideration different conditions and assumptions.

Revenue Recognition

        We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

        If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset will be the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. We consider a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment.

        We recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decrease in the later years of a lease. We periodically review the collectability of outstanding receivables. Allowances are taken for those balances that we deem to be uncollectible, including any amounts relating to straight-line rent receivables.

        Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period the applicable expenses are incurred. We make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to materially differ from the estimated reimbursement.

        We recognize lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, the tenant is no longer occupying the property and amounts due are considered collectible. Upon early lease termination, we provide for losses related to unrecovered intangibles and other assets. As a lessor, we defer the recognition of contingent rental income, such as percentage rent, until the specified target that triggered the contingent rental income is achieved.

Acquisition of Investment Properties

        We are required to determine the total purchase price of each acquired investment property, which includes estimating any contingent consideration to be paid or received in future periods. We are required to allocate the purchase price of each acquired investment property between land, building and improvements, acquired above market and below market leases, in-place lease value, and any assumed financing that is determined to be above or below market terms. In addition, we are required to allocate a portion of the purchase price to the value of customer relationships, if any. The allocation of the purchase price is an area that requires judgment and significant estimates. We use the information contained in the independent appraisal obtained at acquisition or other market sources as the basis for the allocation to land and building and improvements.

        The aggregate value of intangibles is measured based on the difference between the stated price and the property value calculation as if vacant. We determine whether any financing assumed is above or below market based upon comparison to similar financing terms for similar investment properties. We also allocate a portion of the purchase price to the estimated acquired in-place lease costs based on estimated lease execution costs for similar leases as well as lost rent payments during assumed lease up period when calculating as if vacant fair values. We also evaluate each acquired lease based upon current market rates at the acquisition date and we consider various factors including geographical location, size and location of leased space within the investment property, tenant profile and the credit risk of the tenant in determining whether the acquired lease is above or below market.

        After an acquired lease is determined to be above or below market, we allocate a portion of the purchase price to such above or below acquired leases based upon the present value of the difference between the contractual lease rate and the estimated market rate. The determination of the discount rate used in the present value calculation is based upon the "risk free rate." This discount rate is a significant factor in determining the market valuation which requires our judgment of subjective factors such as market knowledge, economics, demographics, location, visibility, age and physical condition of the property. The portion of the purchase price allocated to acquired above market lease value and acquired below market lease value are amortized on a straight-line basis over the term of the related lease as an adjustment to rental income. For below market lease values, the amortization period includes any renewal periods with fixed rate renewals.

        The acquisition of certain properties included earnout components to the purchase price, meaning we did not pay a portion of the purchase price of the property at closing, although we own the entire property. We are not obligated to pay the contingent portion of the purchase prices unless space which was vacant at the time of acquisition is later leased by the seller within the time limits and parameters set forth in the acquisition agreements. The earnout payments are based on a predetermined formula applied to rental income received. The earnout agreements have a limited obligation period ranging from one to three years from the date of acquisition. If at the end of the time period certain space has not been leased, occupied and rent producing, we will have no further obligation to pay additional purchase price consideration and will retain ownership of that entire property. Based on our best estimate, we have recorded a liability for the potential future earnout payments using estimated fair value measurements at the date of acquisition which include the lease-up periods, market rents, probability of occupancy and discount rate. We have recorded this earnout amount as additional purchase price of the related properties and as a liability included in deferred investment property acquisition obligations on the accompanying consolidated balance sheets. The liability increases as the anticipated payment date draws near based on a present value; such increases in the liability are recorded as amortization expense on the accompanying consolidated statements of operations and other comprehensive income. We record changes in the underlying liability assumptions to other property income on the accompanying consolidated statements of operations and other comprehensive income.

Investment Properties Held For Sale

        We will classify a property as held for sale in the period in which we committed to a plan to dispose of the property, our Board of Directors has approved the sale of the property, are in the process of finding or have found a buyer, the property is available for immediate sale and subject only to sales terms that are usual and customary, and the sale of the property is probable and is expected to be completed within one year without significant changes. We suspend depreciation on the investment properties held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases. We will classify the assets and related liabilities as held for sale in its consolidated balance sheets in the period the held for sale criteria is met and reclassify for presentation purposes all prior periods presented. We do not allocate any general and administrative expenses to discontinued operations and only interest expense to the extent the held for sale property is secured by specific mortgage debt and the mortgage debt will not be assigned to another property owned by us after the disposition.

Disposition of Real Estate

        We account for dispositions in accordance with U.S. GAAP. We will recognize a gain or loss in full when a property is sold. A sale is considered complete when the profit is determinable, the collectability of the sales price is reasonably assured or can be estimated, and when the earnings process is virtually complete, and we are not obliged to perform significant activities after the sale to earn the profit. We will record the transaction as discontinued operations for all periods presented in accordance with U.S. GAAP.

Impairment of Investment Property

        We assess the carrying values of our respective long-lived assets classified as held and used whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review our assets for recoverability, we consider current market conditions, as well as our intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If our analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.

        We estimate the future undiscounted cash flows based on our intent as follows: (i) for real estate properties that we intend to hold long-term, including land held for development, properties currently under development and operating buildings, recoverability is assessed based on the estimated future net rental income from operating the property and termination value; and (ii) for real estate properties that we intend to sell, including land parcels, properties currently under development and operating buildings, recoverability is assessed based on estimated proceeds from disposition that are estimated based on future net rental income of the property and expected market capitalization rates.

        The use of projected future cash flows is based on assumptions that are consistent with our estimates of future expectations and the strategic plan we use to manage our underlying business. However assumptions and estimates about future cash flows, including comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions which impact the discounted cash flow approach to determine value, are complex and subjective. Changes in economic and operating conditions and our ultimate investment intent that occur subsequent to the impairment analyses could impact these assumptions and result in future impairment charges of the real estate properties.

        We assess the carrying value for all properties classified as held for sale for possible impairment. If the fair value less selling costs is less than the current carrying value, we recognize an impairment charge for the amount by which the carrying value exceeds fair value less selling costs.

        In addition, we evaluate our equity method investments for impairment indicators. The valuation analysis considers the investment positions in relation to the underlying business and activities of our investments.

Impairment of Marketable Securities

        We assess our investments in marketable securities for impairments. A decline in the market value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other-than-temporary, will result in an impairment to reduce the carrying amount to fair value. The impairment will be charged to earnings and a new cost basis for the security will be established. To determine whether an impairment is other-than-temporary, we consider whether we have the ability and intent to hold the investment until a market price recovery and consider whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. We consider the following factors in evaluating our securities for impairments that are other than temporary:

  •
  declines in REIT stocks and the stock market relative to our marketable security positions;

  •
  the estimated net asset value ("NAV") of the companies we invest in relative to their current market prices;

  •
  future growth prospects and outlook for companies using analyst reports and company guidance, including dividend coverage, NAV estimates and growth in "funds from operations," or "FFO," and

  •
  duration of the decline in the value of the securities.

Redeemable Noncontrolling Interests

        Certain of our consolidated joint ventures have issued units to noncontrolling interest holders that are redeemable at the noncontrolling interest holder's option for cash or into our common shares at our option. If the noncontrolling interest holder seeks redemption of its units for our common shares, the joint ventures may redeem the units through issuance of our common shares or through cash settlement at the redemption price. The redemption is at the option of the holder after passage of time or upon the occurrence of an event that is not solely within the control of any of the joint ventures. Because redemption of the noncontrolling interests is outside of the applicable joint venture's control, the interests are presented on the consolidated balance sheets outside of permanent equity as redeemable noncontrolling interests. None of the noncontrolling interests are currently redeemable, but it is probable that the noncontrolling interests will become redeemable. Based on such probability, we measure and record the noncontrolling interests at their maximum redemption amount at each balance sheet date. Any adjustments to the carrying amount of the redeemable noncontrolling interests for changes in the maximum redemption amount are recorded to additional paid in capital in the period of the change.

        At issuance, the fair value of the redeemable noncontrolling interests were estimated by applying the income approach, which included significant inputs that are not observable, including discount rates and redemption values.

Contractual Obligations

        We have entered into mortgage loans which may require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of December 31, 2013, all of the mortgages were current in payments and we were in compliance with such covenants.

        We have provided a partial guarantee on certain financial obligations of our subsidiaries with an outstanding principal balance of $284,482. As of December 31, 2013, these guarantees totaled to an aggregate recourse amount of $95,499.

        From time to time, we acquire properties subject to the obligation to pay the seller additional monies depending on the future leasing and occupancy of the property. These earnout payments are based on a predetermined formula. Each earnout agreement has a time limit of generally one to three years and other parameters regarding the obligation to pay any additional monies. If at the end of the time period, certain space has not been leased and occupied, we will not have any further obligation. As of December 31, 2013 and 2012, we had liabilities of $29,203 and $70,580, respectively, recorded on the consolidated balance sheet as deferred investment property acquisition obligations. The maximum potential payment is $32,906 at December 31, 2013.

        As of December 31, 2013, our consolidated joint ventures had $67,950 in redeemable noncontrolling interests that will become redeemable at future dates generally no earlier than in 2015 but generally no later than 2022 based on certain redemption criteria. The redeemable noncontrolling interests are not mandatorily redeemable. At the noncontrolling interest holders' option, we may be required to pay cash, but if the noncontrolling interest holder elects to redeem its interest for the Company's stock, we have the option to pay cash, issue common stock, or a mixture of both.

	Payments due by period
	Total	2014		2015/2016	2017/2018	2019 and Thereafter
Principal payments on long-term debt(1)	$1,184,256	$7,638	(2)	$197,195	$251,103	$728,320
Interest payments on long-term debt	358,692	51,505		94,106	77,192	135,889
Securities margin payable	10,341	10,341		—	—	—
Credit facility(3)	52,500	—		52,500	—	—

Total(3)	$1,605,789	$69,484		$343,801	$328,295	$864,209

(1)
The long-term debt obligations exclude net mortgage premiums of $1,176 associated with debt assumed at acquisition, net of accumulated amortization as of December 31, 2013.

(2)
On March 10, 2014, we repaid the outstanding mortgage loan balance of $6,720 secured by Publix Shopping Center property located in St. Cloud, Florida.

(3)
As part of the Tranche I Closing of the Net Lease Sale Transactions on January 31, 2014, the Company repaid mortgage debt with a principal balance of $74,964 and a weighted average interest rate of 4.25% as of December 31, 2013. Some of the proceeds were used to subsequently repay the outstanding balance on the Credit Facility.

Off-Balance Sheet Arrangements

        We currently have no off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Subsequent Events

        Our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on January 1, 2014 through the close of business on March 31, 2014. Distributions were declared in a daily amount equal to $0.00164384 per share, which if paid each day for a 365-year period, would equate to $0.60 or a 6.0% annualized rate based on a purchase price of $10.00 per share. Distributions were and will continue to be paid monthly in arrears, as follows:

  •
  In January 2014, total distributions declared for the month of December 2013 were paid cash in the amount equal to $6,009.

  •
  In February 2014, total distributions declared for the month of January 2014 were paid cash in the amount equal to $6,003.

  •
  In March 2014, total distributions declared for the month of February 2014 were paid cash in the amount equal to $5,422.

        On December 16, 2013, we entered into the Purchase and Sale Agreements with Realty Income. On January 31, 2014, we closed the Tranche I Closing, resulting in the sale by us to Realty Income of a total of 46 of the Net Lease Properties for an aggregate cash purchase price of approximately $201,955. See "Net Lease Sale Transactions" above.

        On February 9, 2014, we entered into the Merger Agreement with Kite and Merger Sub and the Master Agreement with the Business Manager. See "Proposed Merger" above.

        On March 10, 2014, we repaid the outstanding mortgage loan balance of $6,720 secured by Publix Shopping Center property located in St. Cloud, Florida.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

        Dollar amounts are stated in thousands.

Interest Rate Risk

        We may be exposed to interest rate changes primarily as a result of long-term debt used to purchase properties or other real estate assets, maintain liquidity and fund capital expenditures or operations. Including derivative financial instruments, we currently have limited exposure to financial market risks through fixing our interest rates on all long-term debt as of December 31, 2013 except some mortgages payable, the securities margin payable and the credit facility. As of December 31, 2013, we had outstanding debt, which is subject to fixed interest rates and variable rates of $999,819 and $247,278, respectively, bearing interest at weighted average interest rates equal to 4.66% per annum and 2.25% per annum, respectively, including the effect of interest rate swaps. As of December 31, 2013, we had $7,638 of fixed rate debt maturing by the end of 2014 of which $6,720 was subsequently repaid on March 10, 2014.

        If market rates of interest on all non-hedged debt which is subject to variable rates as of December 31, 2013 permanently increased by 1% (100 basis points), the increase in interest expense on all debt would decrease future earnings and cash flows by approximately $2,473 annually. If market rates of interest on all non-hedged debt which is subject to variable rates as of December 31, 2013 permanently decreased by 1% (100 basis points), the decrease in interest expense on all debt would increase future earnings and cash flows by the same amount.

        We use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets and investments in commercial mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. We have used derivative financial instruments to hedge against interest rate fluctuations, we are exposed to both credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us because the counterparty may not perform. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We will seek to manage the market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. There is no assurance we will be successful.

        Our board has established policies and procedures regarding our use of derivative financial instruments for purposes of fixing or capping floating interest rate debt if it qualifies as an effective hedge pursuant to U.S. GAAP for principal amounts up to $50,000 per transaction.

Derivatives

        The following table summarizes our interest rate swap contracts outstanding as of December 31, 2013:

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value as of December 31, 2013
March 11, 2011(1)	April 5, 2011	November 5, 2015	5.01%	1 month LIBOR	$9,350	$(322)
June 22, 2011	June 24, 2011	June 22, 2016	4.47%	1 month LIBOR	13,359	(457)
October 28, 2011	November 1, 2011	October 21, 2016	3.75%	1 month LIBOR	10,837	(240)
May 9, 2012	May 9, 2012	May 9, 2017	3.38%	1 month LIBOR	10,150	(66)
June 13, 2012(2)	June 10, 2011	December 10, 2018	5.17%	1 month LIBOR	49,391	(3,041)
July 24, 2012(1)	July 26, 2012	July 20, 2017	3.09%	1 month LIBOR	4,677	23
October 1, 2012	April 1, 2014	March 29, 2019	3.85%	1 month LIBOR	45,000	977
October 2, 2012	October 4, 2012	October 1, 2017	3.73%	1 month LIBOR	24,750	132
October 4, 2012(1)	October 4, 2012	October 3, 2019	3.15%	1 month LIBOR	10,808	402
December 20, 2012	December 20, 2012	December 20, 2017	3.36%	1 month LIBOR	9,900	87
February 14, 2013(1)	February 14, 2013	December 31, 2022	4.25%	1 month LIBOR	14,900	757

				Total	$203,122	$(1,748)

(1)
Interest rate swaps were settled as part of the tranche I closing of the Net Lease Sale Transactions properties on January 31, 2014.

(2)
Assumed at the time of acquisition of Walgreens NE Portfolio with a then fair value of ($5,219).

Securities Price Risk

        Securities price risk is the risk that we will incur economic losses due to adverse changes in equity and debt security prices. Our exposure to changes in equity and debt security prices is a result of our investment in these types of securities. Market prices are subject to fluctuation and therefore, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market prices of a security may result from any number of factors including perceived changes in the underlying fundamental characteristics of the issuer, the relative price of alternative investments, interest rates, default rates, and general market conditions. Additionally, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold. We do not currently engage in derivative or other hedging transactions to manage our security price risk.

        While it is difficult to project what factors may affect the prices of equity and debt sectors and how much the effect might be, the table below illustrates the impact of a ten percent increase and a ten percent decrease in the price of the equity and debt securities held by us would have on the fair value of the securities as of December 31, 2013.

	Cost	Fair Value	Fair Value Assuming a Hypothetical 10% Increase	Fair Value Assuming a Hypothetical 10% Decrease
Equity securities	$24,666	$24,871	$27,358	$22,384
Debt securities	8,826	9,199	10,119	8,279

Total marketable securities	$33,492	$34,070	$37,477	$30,663

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

INDEX

Item 8.    Consolidated Financial Statements and Supplementary Data

Schedules not filed:

        All schedules other than the one listed in the Index have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Inland Diversified Real Estate Trust, Inc.:

        We have audited the accompanying consolidated balance sheets of Inland Diversified Real Estate Trust, Inc. and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations and other comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule III. These consolidated financial statements and financial statement schedule III are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule III based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inland Diversified Real Estate Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in note 1 to the consolidated financial statements, on February 9, 2014, the Company entered into an agreement and plan of merger, which is subject to a number of closing conditions.

/s/ KPMG LLP
Chicago, Illinois
March 13, 2014

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	December 31,
	2013	2012
Assets
Investment properties:
Land	$304,971	$302,013
Building and improvements	1,353,212	1,333,268
Construction in progress	9,322	2,637

Total	1,667,505	1,637,918
Less accumulated depreciation	(94,544)	(46,134)

Net investment properties	1,572,961	1,591,784
Cash and cash equivalents	32,233	36,299
Restricted cash and escrows	5,616	4,059
Investment in marketable securities	34,070	40,941
Investment in unconsolidated entities	485	249
Accounts and rents receivable (net of allowance of $2,285 and $1,159, respectively)	17,023	11,367
Acquired lease intangibles, net	194,759	219,523
Deferred costs, net	6,677	7,205
Other assets	8,294	14,695
Assets held for sale, net	455,480	467,401

Total assets	$2,327,598	$2,393,523

Liabilities and Equity
Mortgages, credit facility and securities margin payable	$1,005,593	$1,006,742
Accounts payable and accrued expenses	7,873	6,222
Distributions payable	6,009	5,831
Accrued real estate taxes payable	4,699	4,390
Deferred investment property acquisition obligations	29,203	70,580
Other liabilities	6,566	7,968
Acquired below market lease intangibles, net	45,732	49,031
Due to related parties	2,074	2,532
Liabilities held for sale, net	256,029	259,029

Total liabilities	1,363,778	1,412,325

Commitments and contingencies
Redeemable noncontrolling interests	67,950	47,215
Equity:
Preferred stock, $.001 par value, 40,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 2,460,000,000 shares authorized, 117,809,586 and 114,727,439 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	118	115
Additional paid in capital, net of offering costs of $118,182 as of December 31, 2013 and December 31, 2012	1,053,472	1,024,289
Accumulated distributions and net income	(160,423)	(90,138)
Accumulated other comprehensive income (loss)	2,703	(283)

Total equity	895,870	933,983

Total liabilities and equity	$2,327,598	$2,393,523

See accompanying notes to consolidated financial statements.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Consolidated Statements of Operations and Other Comprehensive Income

(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2013	2012	2011
Income:
Rental income	$140,763	$90,705	$50,820
Tenant recovery income	35,565	21,176	12,340
Other property income	9,480	1,483	1,270

Total income	185,808	113,364	64,430
Expenses:
General and administrative expenses	9,223	4,269	2,770
Acquisition related costs	619	5,019	2,648
Property operating expenses	33,977	20,219	12,008
Real estate taxes	20,564	13,301	7,751
Depreciation and amortization	73,608	44,833	25,713
Business management fee-related party	14,666	1,500	1,000

Total expenses	152,657	89,141	51,890

Operating income	33,151	24,223	12,540
Interest, dividend and other income	3,135	2,556	871
Realized gain on sale of marketable securities	641	26	365
Interest expense	(42,669)	(28,069)	(17,432)
Equity in income of unconsolidated entities	260	17	105

Loss from continuing operations	(5,482)	(1,247)	(3,551)
Income from discontinued operations	7,639	4,113	1,374

Net income (loss)	2,157	2,866	(2,177)
Noncontrolling interests:
Noncontrolling interests	—	(41)	(102)
Redeemable noncontrolling interests	(2,440)	(209)	—

Net income attributable to noncontrolling interests	(2,440)	(250)	(102)

Net (loss) income attributable to common stockholders	$(283)	$2,616	$(2,279)

Basic and diluted earnings per common share:
Continuing operations attributable to common stockholders	$(0.07)	$(0.02)	$(0.08)
Discontinued operations attributable to common stockholders	0.07	0.05	0.03

Net (loss) income attributable to common stockholders	$0.00	$0.03	$(0.05)

Weighted average number of common shares outstanding, basic and diluted	116,667,708	91,146,154	42,105,681

Comprehensive income:
Net income (loss)	$2,157	$2,866	$(2,177)
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities	(2,421)	3,469	(634)
Unrealized gain (loss) on derivatives	5,407	(1,989)	(1,293)

Comprehensive income (loss)	5,143	4,346	(4,104)
Noncontrolling interests	—	(41)	(102)
Redeemable noncontrolling interests	(2,440)	(209)	—

Comprehensive income (loss) attributable to common stockholders	$2,703	$4,096	$(4,206)

See accompanying notes to consolidated financial statements.

Inland Diversified Real Estate Trust, Inc.

Consolidated Statements of Equity

For the years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	Number of Shares	Common Stock	Additional Paid-in Capital, Net of Offering Costs	Accumulated Distributions and Net Loss	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
Balance at January 1, 2011	26,120,871	$26	$231,882	$(10,525)	$164	$4,402	$225,949
Distributions declared	—	—	—	(25,263)	—	—	(25,263)
Distributions paid to noncontrolling interests	—	—	—	—	—	(107)	(107)
Proceeds from offering	30,949,567	31	308,191	—	—	—	308,222
Offering costs	—	—	(33,493)	—	—	—	(33,493)
Proceeds from distribution reinvestment plan	1,542,941	1	14,656	—	—	—	14,657
Shares repurchased	(182,202)	—	(1,766)	—	—	—	(1,766)
Discounts on shares issued to affiliates	—	—	55	—	—	—	55
Contributions from sponsor	—	—	1,500	—	—	—	1,500
Unrealized loss on marketable securities	—	—	—	—	(634)	—	(634)
Unrealized loss on derivatives	—	—	—	—	(1,293)	—	(1,293)
Net (loss) income	—	—	—	(2,279)	—	102	(2,177)

Balance at December 31, 2011	58,431,177	$58	$521,025	$(38,067)	$(1,763)	$4,397	$485,650
Distributions declared	—	—	—	(54,687)	—	—	(54,687)
Distributions paid to noncontrolling interests	—	—	—	—	—	(2,720)	(2,720)
Proceeds from offering	53,885,826	54	536,040	—	—	—	536,094
Offering costs	—	—	(54,055)	—	—	—	(54,055)
Proceeds from distribution reinvestment plan	3,299,771	4	31,345	—	—	—	31,349
Shares repurchased	(889,335)	(1)	(8,448)	—	—	—	(8,449)
Discounts on shares issued to affiliates	—	—	294	—	—	—	294
Purchase of noncontrolling interests	—	—	(1,912)	—	—	(1,718)	(3,630)
Unrealized gain on marketable securities	—	—	—	—	3,469	—	3,469
Unrealized loss on derivatives	—	—	—	—	(1,989)	—	(1,989)
Net income (excluding income attributable to redeemable noncontrolling interests of $209)	—	—	—	2,616	—	41	2,657

Balance at December 31, 2012	114,727,439	$115	$1,024,289	$(90,138)	$(283)	$—	$933,983
Distributions declared	—	—	—	(70,002)	—	—	(70,002)
Proceeds from distribution reinvestment plan	4,030,115	4	38,282	—	—	—	38,286
Shares repurchased	(947,968)	(1)	(9,099)	—	—	—	(9,100)
Unrealized loss on marketable securities	—	—	—	—	(2,421)	—	(2,421)
Unrealized gain on derivatives	—	—	—	—	5,407	—	5,407
Net loss (excluding income attributable to redeemable noncontrolling interests of $2,440)	—	—	—	(283)	—	—	(283)

Balance at December 31, 2013	117,809,586	$118	$1,053,472	$(160,423)	$2,703	$—	$895,870

See accompanying notes to consolidated financial statements.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operations:
Net income (loss)	$2,157	$2,866	$(2,177)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	89,282	53,239	28,980
Amortization of debt premium and financing costs	1,338	1,134	825
Amortization of acquired above market leases	6,578	4,496	3,000
Amortization of acquired below market leases	(3,373)	(1,641)	(985)
Fair value adjustment of deferred investment property acquisition obligations	(2,945)	849	315
Straight-line rental income	(5,964)	(3,706)	(1,856)
Equity in income of unconsolidated entities	(260)	(17)	(105)
Discount on shares issued to affiliates	—	294	55
Payment of leasing fees	(470)	(278)	(120)
Realized gain on sale of marketable securities	(641)	(26)	(365)
Changes in assets and liabilities:
Restricted escrows	(114)	(65)	1,885
Accounts and rents receivable, net	(1,892)	(3,305)	(1,111)
Other assets	(477)	(1,110)	(640)
Accounts payable and accrued expenses	2,032	2,437	752
Accrued real estate taxes payable	608	855	811
Other liabilities	(1,797)	149	(748)
Due to related parties	271	499	(644)

Net cash flows provided by operating activities	84,333	56,670	27,872

Cash flows from investing activities:
Purchase of investment properties	(44,945)	(1,191,719)	(447,559)
Construction in progress, capital expenditures and tenant improvements	(8,806)	(1,189)	(1,650)
Purchase of marketable securities	(581)	(21,371)	(19,185)
Sale of marketable securities	5,672	1,828	6,823
Restricted escrows	(1,268)	(2,951)	7,340
Repayment of notes receivable	11,007	—	63
Investment in notes receivable	(4,710)	—	—
Investment in unconsolidated entities	25	—	—

Net cash flows used in investing activities	(43,606)	(1,215,402)	(454,168)

Cash flows from financing activities:
Proceeds from offering	—	536,094	308,222
Proceeds from the distribution reinvestment plan	38,286	31,349	14,657
Shares repurchased	(9,100)	(8,449)	(1,766)
Payment of offering costs	—	(54,269)	(33,741)
Proceeds from mortgages payable	37,358	624,340	240,951
Principal payments on mortgages payable	(9,684)	(22,370)	(48,254)
Proceeds from credit facility	—	73,500	48,000
Principal payments on credit facility	(21,000)	—	(55,000)
Proceeds from securities margin debt	656	21,464	15,281
Principal payments on securities margin debt	(8,187)	(4,884)	(15,495)
Payment of loan fees and deposits	(396)	(5,833)	(3,458)
Distributions paid	(69,824)	(51,767)	(23,641)
Distributions paid to noncontrolling interests	—	(2,720)	(107)
Payment of preferred return to redeemable noncontrolling interests	(2,178)	(109)	—
Purchase of noncontrolling interests	—	(1,569)	—
Payment of amount due to related parties	(724)	—	—

Net cash flows (used in) provided by financing activities	(44,793)	1,134,777	445,649

Net (decrease) increase in cash and cash equivalents	(4,066)	(23,955)	19,353
Cash and cash equivalents, at beginning of period	36,299	60,254	40,901

Cash and cash equivalents, at end of period	$32,233	$36,299	$60,254

See accompanying notes to consolidated financial statements.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Consolidated Statements of Cash Flows (Continued)

(Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Supplemental disclosure of cash flow information:
In conjunction with the purchase of investment properties, the Company acquired assets and assumed liabilities as follows:
Land	$3,227	$220,650	$83,797
Building and improvements	19,191	1,014,650	400,305
Construction in progress	—	2,218	—
Acquired in-place lease intangibles	3,709	150,915	59,168
Acquired above market lease intangibles	332	22,553	11,616
Acquired below market lease intangibles	—	(34,598)	(9,816)
Assumption of mortgage debt at acquisition	—	(92,195)	(85,528)
Non-cash mortgage premium	—	(445)	(1,358)
Tenant improvement payable	—	(1,597)	(123)
Deferred investment property acquisition obligations	—	(57,990)	(24,753)
Settlement of deferred investment property acquisition obligations	40,662	15,962	14,679
Accounts payable and accrued expenses	—	(118)	(327)
Other liabilities	(31)	(12,367)	(2,506)
Restricted escrows	—	266	2,800
Deferred costs	—	913	75
Accounts and rents receivable	—	—	364
Other assets	4	11,381	256
Accrued real estate taxes payable	—	(1,364)	(1,090)
Issuance of redeemable noncontrolling interest	(20,473)	(47,115)	—
Partial settlement of note receivable	(1,676)	—	—

Purchase of investment properties	$44,945	$1,191,719	$447,559

Cash paid for interest	$52,332	$34,186	17,575

Supplemental schedule of non-cash investing and financing activities:
Distributions payable	$6,009	$5,831	$2,911

Contributions from sponsor—forgiveness of debt	$—	$—	$1,500

See accompanying notes to consolidated financial statements.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share data)

(1) Organization

        Inland Diversified Real Estate Trust, Inc. (which may be referred to as the "Company," "we," "us," or "our") was formed on June 30, 2008 (inception) to acquire and develop a diversified portfolio of commercial real estate investments located in the United States and Canada. The Company has entered into a Business Management Agreement (the "Agreement") with Inland Diversified Business Manager & Advisor, Inc. (the "Business Manager"), to be the Business Manager to the Company. The Business Manager is a related party to our sponsor, Inland Real Estate Investment Corporation (the "Sponsor"). In addition, Inland Diversified Real Estate Services LLC, Inland Diversified Asset Services LLC, Inland Diversified Leasing Services LLC and Inland Diversified Development Services LLC, which are indirectly controlled by the four principals of The Inland Group, Inc. (collectively, the "Real Estate Managers"), serve as the Company's real estate managers. The Company was authorized to sell up to 500,000,000 shares of common stock ("Shares") at $10.00 each in its "best efforts" offering which commenced on August 24, 2009 and up to 50,000,000 shares at $9.50 each issuable pursuant to the Company's distribution reinvestment plan ("DRP"). The "best efforts" portion of the offering was completed on August 23, 2012. On November 13, 2013, the Company's board of directors voted to suspend the DRP until further notice, effective immediately.

        At December 31, 2013, the Company owned 135 retail properties, four office properties and two industrial properties collectively totaling 12.5 million square feet including 24 multi-family units and two multi-family properties totaling 420 units. As of December 31, 2013, the portfolio had a weighted average physical occupancy and economic occupancy of 96.1% and 97.2%, respectively. Economic occupancy excludes square footage associated with an earnout component. At the time that we acquired certain properties, the purchase agreement contained an earnout component to the purchase price, meaning the Company did not pay a portion of the purchase price at closing related to certain vacant spaces, although it owns the entire property. The Company is not obligated to settle this contingent purchase price unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the applicable acquisition agreement (note 16).

Proposed Merger

        On February 9, 2014, the Company entered into an agreement and plan of merger (the "Merger Agreement") with Kite Realty Group Trust, a publicly traded (NYSE: KRG) Maryland real estate investment trust ("Kite"), and KRG Magellan, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Kite ("Merger Sub"). The Merger Agreement provides for, upon the terms and conditions of the Merger Agreement, the merger of the Company with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite (the "Merger"). Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company's common stock will be converted into the right to receive shares of beneficial interest of Kite, par value $0.01 per share ("Kite Common Shares"), based on:

  •
  an exchange ratio of 1.707 Kite Common Shares for each share of our common stock if the volume-weighted average trading price of Kite Common Shares for the ten consecutive trading days ending on the third trading day preceding the meeting of our stockholders to approve the Merger (the "Reference Price") is equal to or less than $6.36;

  •
  a floating exchange ratio if the Reference Price is more than $6.36 or less than $6.58 (with such floating exchange ratio being determined by dividing $10.85 by the Reference Price); and

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(1) Organization (Continued)

  •
  an exchange ratio of 1.650 Kite Common Shares for each share of our common stock if the Reference Price is $6.58 or greater.

        Pursuant to the Merger Agreement, upon the effective time of the merger, the board of trustees of Kite will consist of nine members, six of whom will be current trustees of Kite and three of whom will be designated by us.

        The completion of the Merger is subject to a number of closing conditions, including, among others: (i) approval by Kite's stockholders and the Company's stockholders, including the approval of Kite's stockholders of an amendment to Kite's declaration of trust to increase the number of Kite Common Shares that Kite is authorized to issue; (ii) the absence of a material adverse effect on either the Company or Kite; (iii) the receipt of tax opinions relating to the REIT status of Kite and the Company and the tax-free nature of the transaction; (iv) the completion of the Net Lease Sale Transactions; and (v) the completion of the redeployment of certain proceeds from the Net Lease Sale Transactions to acquire replacement properties for purposes of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As a result of the closing conditions to which the Merger is subject, there are no assurances that the proposed Merger will be consummated on the expected timetable, or at all. If the closing conditions are satisfied, it is anticipated that the Merger will close during the second or third quarter of 2014.

        The Merger Agreement may be terminated under certain circumstances, including by either the Company or Kite if the Merger has not been consummated on or before the outside date of August 31, 2014, subject to extension under certain circumstances. The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company may be required to pay to Kite a termination fee of $43,000 and/or reimburse Kite's transaction expenses up to an amount equal to $8,000. Where termination is in connection with a failure to close the Net Lease Sale Transactions, the Company may be required to (i) reimburse Kite for its transaction expenses up to an amount equal to $8,000 and (ii) pay Kite a termination fee of $3,000. The Merger Agreement also provides that, under specified circumstances, Kite may be required to pay the Company a termination fee of $30,000 and/or reimburse the Company's transaction expenses up to an amount equal to $8,000. Under certain circumstances, including upon payment of the applicable termination fee, either party is permitted to terminate the Merger Agreement to enter into a definitive agreement with a third party with respect to a superior acquisition proposal.

        If the Merger is consummated, it is expected to significantly change the scope of the Company's business and as a result the Company's 2013 results of operations may not necessarily be representative of the Company's future results of operations. Unless otherwise stated, all disclosures and discussion in this Form 10-K do not include the expected effects of the Merger.

        On February 19, 2014, solely to assist broker-dealers in meeting their customer account statement reporting obligations, the Company's board of directors established an estimated per share value of the Company common stock as of February 18, 2014 of $10.70. This estimated per share value was determined based upon the final closing price of the Kite Common Shares on February 18, 2014 and the exchange ratio for Kite Common Shares under the Merger Agreement that would apply if the Reference Price was equal to the final closing price of the Kite Common Shares on February 18, 2014.

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(1) Organization (Continued)

        In connection with the execution of Merger Agreement, the Company entered into a Master Liquidity Event Agreement (the "Master Agreement") with the Business Manager, the Real Estate Managers, and certain other affiliates of the Business Manager. The Master Agreement sets forth the terms of the consideration due to the Business Manager and the Real Estate Managers in connection with the Merger, provides for the automatic termination upon the closing of the Merger of the Company's agreements with the Business Manager and the Real Estate Managers and certain other agreements between the Company and affiliates of the Business Manager and includes certain other agreements in order to facilitate the Merger. Pursuant to the Master Agreement, the Company agreed that the liquidity event fee payable by the Company to the Business Manager upon the consummation of the Merger pursuant to the terms of Business Management Agreement will be $10,235; provided, however, that the total amount of the liquidity event fee will be increased to not more than $12,000 in the event that the Business Manager achieves certain cost savings for the Company prior to the closing of the Merger.

        The Company provides the following programs to facilitate investment in the Company's shares and limited liquidity for stockholders.

        The Company allowed stockholders to purchase additional shares from the Company by automatically reinvesting distributions through the DRP, subject to certain share ownership restrictions. Such purchases under the DRP were not subject to any selling commissions, and were made at a price of $9.50 per share prior to the DRP being suspended on November 13, 2013.

        On November 13, 2013, the Company's board of directors voted to suspend the share repurchase program, as amended ("SRP"), until further notice, effective December 13, 2013. The Company was authorized to repurchase shares under the SRP, if requested, subject to, among other conditions, funds being available. In any given calendar month, proceeds used for the SRP for ordinary repurchases cannot exceed the proceeds from the DRP, for that month. In addition, the Company would limit the number of ordinary shares repurchased during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous year. However in the case of repurchases made upon the death of a stockholder known as exceptional repurchases, the Company was authorized to use any funds to complete the repurchase, and neither the limit regarding funds available from the DRP nor the 5% limit would apply. The SRP will be terminated if the Company's shares become listed for trading on a national securities exchange. In addition, the Company's board of directors, in its sole direction, may amend, suspend or terminate the SRP.

Net Lease Sale Transactions

        On December 16, 2013, the Company, Inland Diversified Cumming Market Place, L.L.C., a Delaware limited liability company and the Company's subsidiary, and Bulwark Corporation, a Delaware corporation and the Company's subsidiary, entered into two Purchase and Sale Agreements (collectively, the "Purchase and Sale Agreements") with Realty Income Corporation, a Maryland corporation and unaffiliated third party purchaser ("Realty Income"). The Purchase and Sale Agreements collectively provide for the sale of a total of 84 of the Company's single tenant, Net Leased properties (the "Net Lease Properties") to Realty Income in a series of transactions which the Company refers to as the "Net Lease Sale Transactions." (see note 4)

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(1) Organization (Continued)

        The Purchase and Sale Agreements provide that the Net Lease Properties will be sold in multiple separate tranches. The closing of each tranche is subject to the satisfaction of various closing conditions. On January 31, 2014, the Company closed the first tranche of Net Lease Properties (the "Tranche I Closing"), resulting in the sale to Realty Income of a total of 46 of the Net Lease Properties for an aggregate cash purchase price of approximately $201,955. The Tranche I Closing resulted in net proceeds to the Company of $126,312. Subject to the satisfaction of all closing conditions, the sale of the remainder of the Net Lease Sale Transactions is expected to close by April 30, 2014. However, there are no assurances that the remainder of the Net Lease Sale Transactions will be consummated on the expected timetable, or at all.

        Following the Tranche I Closing, the Company's portfolio consisted of 91 retail properties, three office properties and one industrial property collectively totaling 11.5 million square feet including 24 multi-family and two multi-family properties totaling 420 units.

(2) Summary of Significant Accounting Policies

General

        The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the current year presentation. The reclasses primarily represent reclassifications of assets and liabilities to assets and liabilities held for sale as well as revenue and expenses to discontinued operations.

        Information with respect to square footage, units and occupancy is unaudited.

Consolidation

        The accompanying consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries and entities in which the Company has a controlling financial interest. Interests of third parties in these consolidated entities are reflected as noncontrolling interests in the accompanying consolidated financial statements. Wholly owned subsidiaries generally consist of limited liability companies (LLCs). All intercompany balances and transactions have been eliminated in consolidation.

        Each property is owned by a separate legal entity which maintains its own books and financial records and each entity's assets are not available to satisfy the liabilities of other affiliated entities, except for certain properties which have cross-collateralized first mortgages as previously disclosed.

        The Company consolidates the operations of a joint venture if it determines that it's either the primary beneficiary of a variable interest entity ("VIE") or has substantial influence and control of the entity. The primary beneficiary is the party that has the ability to direct the activities that most significantly impact the entity's economic performance and the obligation to absorb losses and right to

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(2) Summary of Significant Accounting Policies (Continued)

receive the returns from the VIE that would be significant to the VIE. There are significant judgments and estimates involved in determining the primary beneficiary of a variable interest entity or the determination of who has control and influence of the entity. When the Company consolidates an entity, the assets, liabilities and results of operations will be included in the consolidated financial statements.

        In instances where the Company is not the primary beneficiary of a variable interest entity or it does not control the joint venture, the Company uses the equity method of accounting. Under the equity method, the operations of a joint venture are not consolidated with the Company's operations but instead its share of operations would be reflected as equity in income of unconsolidated entities on the consolidated statements of operations and other comprehensive income. Additionally, the Company's investment in the entities is reflected as investment in unconsolidated entities on the consolidated balance sheets.

Cash and Cash Equivalents

        The Company considers all demand deposits and money market accounts and all short-term investments with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The combined account balances at one or more institutions periodically exceed the Federal Depository Insurance Corporation ("FDIC") insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant, as the Company does not anticipate the financial institutions' non-performance.

Restricted Cash and Escrows

        The Company had restricted escrows of $7,555 and $6,173 (including amounts related to investment properties held for sale) as of December 31, 2013 and 2012, respectively, which consist of cash held in escrow based on lender requirements for collateral or funds to be used for the payment of insurance, real estate taxes, tenant improvements and leasing commissions.

Revenue Recognition

        The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded by the Company under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. The Company considers a

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number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment.

        Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decrease in the later years of a lease. The Company periodically reviews the collectability of outstanding receivables. Allowances are taken for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.

        Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period the applicable expenses are incurred. The Company makes certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursement.

        The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, the tenant is no longer occupying the property and amounts due are considered collectible. Upon early lease termination, the Company provides for gains or losses related to unrecovered intangibles and other assets.

        As a lessor, the Company defers the recognition of contingent rental income, such as percentage rent, until the specified target that triggered the contingent rental income is achieved.

Capitalization and Depreciation

        Real estate acquisitions are recorded at cost less accumulated depreciation. Improvement and betterment costs are capitalized, and ordinary repairs and maintenance are expensed as incurred.

        Transactional costs in connection with the acquisition of real estate properties and businesses are expensed as incurred.

        Depreciation expense is computed using the straight-line method. Building and improvements are depreciated based upon estimated useful lives of 30 years and 5-15 years for furniture, fixtures and equipment and site improvements.

        Tenant improvements are amortized on a straight-line basis over the shorter of the life of the asset or the term of the related lease as a component of depreciation and amortization expense. Leasing fees are amortized on a straight-line basis over the term of the related lease as a component of depreciation and amortization expense. Loan fees are amortized on a straight-line basis, which approximates the effective interest method, over the term of the related loans as a component of interest expense.

        Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

        Depreciation expense was $60,256, $34,799 and $16,715 (including amounts related to discontinued operations) for the years ended December 31, 2013, 2012 and 2011, respectively.

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(2) Summary of Significant Accounting Policies (Continued)

Fair Value Measurements

        The Company has estimated fair value using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

        The Company defines fair value based on the price that it believes would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

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  Level 1—Quoted prices in active markets for identical assets or liabilities.

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  Level 2—Quoted prices in active markets for similar assets or liabilities; quoted prices in markets that are not active; and model-derived valuations whose inputs are observable.

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  Level 3—model-derived valuations with unobservable inputs that are supported by little or no market activity.

Acquisition of Investment Properties

        Upon acquisition, the Company determines the total purchase price of each property (note 3), which includes the estimated contingent consideration to be paid or received in future periods (note 16). The Company allocates the total purchase price of properties and businesses based on the fair value of the tangible and intangible assets acquired and liabilities assumed based on Level 3 inputs, such as comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions, from a third party appraisal or other market sources.

        Certain of the Company's properties included earnout components to the purchase price, meaning the Company did not pay a portion of the purchase price of the property at closing, although the Company owns the entire property. The Company is not obligated to settle the contingent portion of the purchase prices unless space which was vacant at the time of acquisition is later leased by the seller within the time limits and parameters set forth in the related acquisition agreements. The earnout payments are based on a predetermined formula applied to rental income received. The earnout agreements have a limited obligation period ranging from one to three years from the date of acquisition. If at the end of the time period certain space has not been leased, occupied and rent producing, the Company will have no further obligation to pay additional purchase price consideration and will retain ownership of that entire property. Based on its best estimate, the Company has recorded a liability for the potential future earnout payments using estimated fair value at the date of acquisition using Level 3 inputs including lease-up periods ranging from one to three years, market rents ranging from $9.60 to $45.00, probability of occupancy ranging from 90% to 100% based on leasing activity and discount rates, generally 10%. The Company has recorded these earnout amounts as additional purchase price of the related properties and as a liability included in deferred investment property acquisition obligations on the consolidated balance sheets. The liability increases as the anticipated payment date draws near based on a present value; such increases in the liability are recorded as

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(2) Summary of Significant Accounting Policies (Continued)

amortization expense on the consolidated statements of operations and other comprehensive income. The Company records changes in the underlying liability assumptions to other property income on the consolidated statements of operations and other comprehensive income.

        The portion of the purchase price allocated to acquired above market lease value and acquired below market lease value are amortized on a straight-line basis over the term of the related lease as an adjustment to rental income. For below-market lease values, the amortization period includes bargain renewal option periods at a fixed rate. Amortization pertaining to the above market lease value of $6,578, $4,496 and $3,000 (including amounts related to discontinued operations) was recorded as a reduction to rental income for the years ended December 31, 2013, 2012 and 2011, respectively. Amortization pertaining to the below market lease value of $3,373, $1,641 and $985 (including amounts related to discontinued operations) was recorded as an increase to rental income for the years ended December 31, 2013, 2012 and 2011, respectively.

        The portion of the purchase price allocated to acquired in-place lease value is amortized on a straight-line basis over the acquired leases' weighted-average remaining term. The Company incurred amortization expense pertaining to acquired in-place lease intangibles of $26,712, $15,916 and $10,107 (including amounts related to discontinued operations) for the years ended December 31, 2013, 2012 and 2011, respectively. The portion of the purchase price allocated to customer relationship value is amortized on a straight-line basis over the weighted-average remaining lease term. As of December 31, 2013, no amount has been allocated to customer relationship value.

        The following table summarizes the Company's identified intangible assets and liabilities (including amounts related to investment properties held for sale) as of December 31, 2013 and 2012.

	December 31,
	2013	2012
Intangible assets:
Acquired in-place lease value	$272,060	$269,615
Acquired above market lease value	48,955	49,581
Accumulated amortization	(65,752)	(34,684)

Acquired lease intangibles, net	$255,263	$284,512

Intangible liabilities:
Acquired below market lease value	$52,636	$53,241
Accumulated amortization	(5,546)	(2,779)

Acquired below market lease intangibles, net	$47,090	$50,462

        As of December 31, 2013, the weighted average amortization periods for acquired in-place lease, above market lease and below market lease intangibles (excluding amounts related to investment properties held for sale) are 12, 9 and 23 years, respectively.

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(2) Summary of Significant Accounting Policies (Continued)

        Estimated amortization of the respective intangible lease assets and liabilities (excluding amounts related to investment properties held for sale) as of December 31, 2013 for each of the five succeeding years and thereafter is as follows:

	In-place Leases	Above Market Leases	Below Market Leases
2014	$21,664	$4,153	$2,738
2015	21,390	3,847	2,641
2016	20,868	3,517	2,527
2017	19,922	3,229	2,493
2018	17,169	2,353	2,410
Thereafter	69,669	6,978	32,923

Total	$170,682	$24,077	$45,732

Investment Properties Held For Sale

        The Company will classify an investment property as held for sale in the period in which it has committed to a plan to dispose of the property, the Company's Board of Directors has approved the sale of the property, are in the process of finding or have found a buyer, the property is available for immediate sale and subject only to sales terms that are usual and customary, and the sale of the property is probable and is expected to be completed within one year without significant changes. The Company suspends depreciation on the investment properties held for sale, including depreciation for tenant improvements and additions, as well as on the amortization of acquired in-place leases. The Company will classify the assets and related liabilities as held for sale in its consolidated balance sheets in the period the held for sale criteria is met and reclassify for presentation purposes all prior periods presented. The Company does not allocate any general and administrative expenses to discontinued operations and only interest expense to the extent the held for sale property is secured by specific mortgage debt and the mortgage debt will not be assigned to another property owned by the Company after the disposition. During December 2013, the Net Lease Properties met the criteria to be held for sale and was classified as held for sale as of December 31, 2013 and 2012. Assets and liabilities related to the Merger Agreement were not classified as held for sale as of December 31, 2013 and 2012.

Disposition of Real Estate

        The Company accounts for dispositions in accordance with U.S. GAAP. The Company recognizes a gain or loss in full when a property is sold. A sale is considered complete when the profit is determinable, the collectability of the sales price is reasonably assured or can be estimated, and when the earnings process is virtually complete, and the Company is not obliged to perform significant activities after the sale to earn the profit. The Company records the transaction as discontinued operations for all periods presented in accordance with U.S. GAAP.

Impairment of Investment Properties

        The Company assesses the carrying values of its respective long-lived assets classified as held and used whenever events or changes in circumstances indicate that the carrying amounts of these assets

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may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review its assets for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary (Level 3 inputs). If the Company's analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.

        The Company estimates the future undiscounted cash flows based on the estimated future net rental income from operating the property and termination value.

        The use of projected future cash flows is based on assumptions that are consistent with our estimates of future expectations and the strategic plan the Company uses to manage its underlying business. However assumptions and estimates about future cash flows, including comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions which impact the discounted cash flow approach to determining value are complex and subjective. Changes in economic and operating conditions and the Company's ultimate investment intent that occur subsequent to the impairment analysis could impact these assumptions and result in future impairment charges of the real estate properties.

        The Company assesses the carrying value for all properties classified as held for sale for possible impairment. If the fair value less selling costs is less than the current carrying value, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the fair value less selling costs.

        During the years ended December 31, 2013, 2012 and 2011, the Company incurred no impairment charges for any investment property classified as held and used or held for sale.

Impairment of Marketable Securities

        The Company assesses the investments in marketable securities for impairment. A decline in the market value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other-than-temporary will result in an impairment to reduce the carrying amount to fair value using Level 1 and 2 inputs (note 7). The impairment will be charged to earnings and a new cost basis for the security will be established. To determine whether impairment is other-than-temporary, the Company considers whether they have the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. The Company considers the following factors in evaluating our securities for impairments that are other than temporary:

  •
  declines in the REIT and overall stock market relative to our security positions; and

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(2) Summary of Significant Accounting Policies (Continued)

  •
  the estimated net asset value ("NAV") of the companies it invests in relative to their current market prices;

  •
  future growth prospects and outlook for companies using analyst reports and company guidance, including dividend coverage, NAV estimates and growth in "funds from operations," or "FFO;" and duration of the decline in the value of the securities.

        During the years ended December 31, 2013, 2012 and 2011, the Company incurred no other-than-temporary impairment charges.

Redeemable Noncontrolling Interests

        Certain of the Company's consolidated joint ventures have issued units to noncontrolling interest holders that are redeemable at the noncontrolling interest holder's option for cash or for shares of the Company's common stock at the Company's option. If the noncontrolling interest holder seeks redemption of its units for the Company's shares, the joint ventures may redeem the units through issuance of common shares by the Company on a one-for-one basis or through cash settlement at the redemption price. The redemption is at the option of the holder after passage of time or upon the occurrence of an event that is not solely within the control of the joint ventures. Because redemption of the noncontrolling interests is outside of the applicable joint venture's control, the interests are presented on the consolidated balance sheets outside of permanent equity as redeemable noncontrolling interests. None of the noncontrolling interests are currently redeemable, but it is probable that the noncontrolling interests will become redeemable. Based on such probability, the Company measures and records the noncontrolling interests at their maximum redemption amount at each balance sheet date. Any adjustments to the carrying amount of the redeemable noncontrolling interests for changes in the maximum redemption amount are recorded to additional paid in capital in the period of the change (see note 11).

        At issuance, the fair value of the redeemable noncontrolling interests were estimated by applying the income approach, which included significant inputs that are not observable (Level 3), including discount rates and redemption values.

REIT Status

        The Company has qualified and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ended December 31, 2009. Because the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax on taxable income that is distributed to stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its taxable income (subject to certain adjustments) to its stockholders. The Company will monitor the business and transactions that may potentially impact our REIT status. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal (including any applicable alternative minimum tax) and state income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain

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(Dollar amounts in thousands, except per share data)

(2) Summary of Significant Accounting Policies (Continued)

state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

Derivatives

        The Company uses derivative instruments, such as interest rate swaps, primarily to manage exposure to interest rate risks inherent in variable rate debt. The Company may also enter into forward starting swaps or treasury lock agreements to set the effective interest rate on a planned fixed-rate financing. The Company's interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. In a forward starting swap or treasury lock agreement that the Company cash settles in anticipation of a fixed rate financing or refinancing, the Company will receive or pay an amount equal to the present value of future cash flow payments based on the difference between the contract rate and market rate on the settlement date. The Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedging instruments under the accounting requirements for derivatives and hedging.

(3) Acquisitions

        On March 22, 2013, the Company acquired a fee simple interest in a 12,480 square foot retail property known as Dollar General Store located in Samson, Alabama. The Company purchased this property from an unaffiliated third party for $1,516.

        On September 26, 2013, the Company acquired a fee simple interest in a 69,911 square foot retail property known as Copps Grocery Store located in Stevens Point, Wisconsin. The Company purchased this property from an unaffiliated third party for $15,228.

        On November 26, 2013, the Company acquired a fee simple interest in a 64,216 square foot building that relates to the University Town Center Phase II located in Norman, Oklahoma. The Company purchased this property from an unaffiliated third party for $9,715. This property is an additional phase of a property that the Company purchased on November 2, 2012. Given the proximity, the 2012 acquisition and the 2013 acquisition are evaluated by management as a single property.

        The following table presents certain additional information regarding the Company's acquisitions during the year ended December 31, 2013. The amounts recognized for major assets acquired and liabilities assumed as of the acquisition date:

Property Name	Land	Building and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles	Deferred Investment Property Acquisition Obligations (note 16)
Dollar General Store	$269	$1,069	$178	$—	$—
Copps Grocery Store	1,378	11,507	2,343	—	—
University Town Center Phase II	1,580	6,615	1,520	—	—

Total	$3,227	$19,191	$4,041	$—	$—

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(3) Acquisitions (Continued)

        During the year ended December 31, 2013, the Company acquired through its wholly owned subsidiaries, the properties listed above for an aggregate purchase price of $26,459. The Company financed these acquisitions from cash flow from operations, proceeds from our DRP and through the borrowing of $8,375.

        The Company incurred $619, $5,019 and $2,648 for the years ended December 31, 2013, 2012 and 2011, respectively, of acquisition, dead deal and transaction related costs that were recorded in acquisition related costs in the consolidated statements of operations and other comprehensive income and relate to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as time and travel expense reimbursements to the Sponsor and its affiliates. The Company does not pay acquisition fees to its Business Manager or its affiliates.

        For the properties acquired during the year ended December 31, 2013, the Company recorded revenue of $599 and property net income of $114 not including expensed acquisition related costs.

        The following table presents certain additional information regarding the Company's acquisitions during the year ended December 31, 2012. The amounts recognized for major assets acquired and liabilities assumed as of the acquisition date:

Property Name	Land	Building and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles	Deferred Investment Property Acquisition Obligations (note 16)
Dollar General Market	$793	$2,170	$627	$—	$—
Hamilton Crossing	2,825	24,287	3,975	—	989
Dollar General—Buffalo	240	977	133	—	—
Shoppes at Branson Hills(1)	8,247	27,366	7,080	3,424	857
Shoppes at Hawk Ridge	2,709	5,416	1,691	19	—
Bayonne Crossing	20,911	48,066	8,916	3,212	6,806
Eastside Junction	1,856	8,805	1,059	483	—
Shops at Julington Creek	2,247	5,578	685	11	985
Dollar General Store—Lillian	318	575	132	—	—
Dollar General Market—Slocomb	608	1,898	333	—	—
Dollar General Store—Clanton	389	656	171	—	—
Bank Branch Portfolio—9 properties	6,433	9,256	2,947	—	—
Dollar General Store—Marbury	231	685	139	—	—
Dollar General Store—Gilbertown	123	1,008	193	—	—
Elementis Worldwide Global HQ	1,089	12,327	4,209	—	—
One Webster	3,462	19,243	690	—	—
South Elgin Commons	3,771	18,684	3,196	664	—
Walgreens NE Portfolio—9 properties(2)	21,650	41,771	8,120	1,060	—

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(3) Acquisitions (Continued)

Property Name	Land	Building and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles	Deferred Investment Property Acquisition Obligations (note 16)
Saxon Crossing	3,455	14,555	2,743	23	—
Dollar General Store—Enterprise	220	768	161	—	—
Dollar General Store—Odenville	197	613	124	—	—
Siemens Gas Turbine Service Division	2,786	13,837	1,089	—	—
Virginia Convenience Store Portfolio—5 Properties	5,477	8,610	1,613	—	—
FedEx Distribution Centers	5,820	30,518	2,962	—	—
BJ's at Richie Station	4,486	24,827	3,087	—	—
Dollar General Market—Candler	398	2,497	405	—	—
Shops at Moore	6,674	28,206	5,091	1,477	—
Kohl's—Cumming(3)	2,750	5,478	273	—	—
Shoppes at Branson Hills(1)	2,552	9,067	1,132	157	—
Dollar General Market—Vienna	635	1,883	313	—	—
Centre Point Commons	2,842	21,938	3,632	2,835	—
Dollar General Portfolio—15 properties	2,201	12,851	3,022	—	—
Lake City Commons II	511	2,130	269	28	—
Pathmark Portfolio—3 properties	5,538	35,456	8,179	408	—
Schnucks Portfolio—3 properties	4,446	15,938	2,240	—	—
Dollar General Store—Anson	109	816	181	—	—
Dollar General Store—East Bernard	76	799	174	—	—
City Center(4)	11,617	136,439	19,231	1,860	19,508
Miramar Square	14,940	34,784	8,716	1,169	—
Crossing at Killingly Commons(5)	15,281	39,212	7,408	2,200	5,093
Wheatland Town Center	3,684	32,973	4,152	2,789	10,647
Dollar General Market—Resaca	634	2,203	433	—	—
Dollar General Store—Hertford	193	1,077	151	—	—
Landings at Ocean Isle Beach	2,587	5,497	2,165	—	—
The Corner	3,521	20,429	5,198	—	3,681
University Town Center Phase II	3,995	21,027	3,004	3,558	2,205
Dollar General Store—Remlap	124	682	136	—	—
Dollar General Market—Canton	629	2,329	403	—	—
Hasbro Office Building	3,400	21,635	4,773	—	—
Cannery Corner	3,322	10,557	3,628	—	—
Centennial Center(6)	9,824	111,444	15,884	5,910	2,883
Centennial Gateway(6)	6,758	39,834	5,858	376	3,322
Eastern Beltway(6)	5,467	52,095	6,938	2,642	—

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(3) Acquisitions (Continued)

Property Name	Land	Building and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles	Deferred Investment Property Acquisition Obligations (note 16)
Eastgate(6)	3,794	19,775	3,279	293	—
Lowe's Plaza	1,805	3,103	1,125	—	1,014

Total	$220,650	$1,014,650	$173,468	$34,598	$57,990

(1)
The Company closed on different buildings on March 9, 2012 and August 15, 2012 but this is considered one property.

(2)
The Company assumed mortgages payable and an interest rate swap agreement associated with the acquisition of these properties (note 10).

(3)
This acquisition includes the issuance of redeemable noncontrolling interests in a consolidated joint venture (note 11) to the seller with a fair value of $1,416 as of the acquisition date.

(4)
This acquisition includes the issuance of redeemable noncontrolling interests in a consolidated joint venture (note 11) to the seller with a fair value of $6,092 as of the acquisition date. Additionally at the time of acquisition, the Company received a $10,000 note receivable, and subsequently increased to $11,000, from the redeemable noncontrolling interest holder at an interest rate of 6.00% per annum that matured on May 31, 2013 and has been repaid. The redeemable noncontrolling interest holder has pledged its redeemable noncontrolling interests as collateral to this note receivable.

(5)
This acquisition includes the issuance of redeemable noncontrolling interests in a consolidated joint venture (note 11) to the seller with a fair value of $9,608 as of the acquisition date and assumed a mortgage payable (note 10).

(6)
The acquisition of this portfolio of properties includes the issuance of redeemable noncontrolling interests in a consolidated joint venture (note 11) to the seller with a fair value of $30,000 as of the acquisition date.

        During the year ended December 31, 2012, the Company acquired through its wholly owned subsidiaries, the properties listed above for an aggregate purchase price of $1,314,075. The Company financed these acquisitions with net proceeds from the "best efforts" offering, proceeds from our DRP and through the borrowing of $624,340, debt assumption of $92,195 secured by first mortgages on the properties and borrowing $73,500 on the line of credit.

        The following condensed pro forma consolidated financial statements for the year ended December 31, 2012 include pro forma adjustments related to the acquisitions and financings during 2012 considered material to the consolidated financial statements which were Palm Coast Landing, Bayonne Crossing, Shoppes at Branson Hills, Walgreens NE Portfolio, Saxon Crossing, South Elgin Commons, FedEx Distribution Centers, BJ's at Richie Station, Shops at Moore, Centre Point Commons, Pathmark Portfolio, City Center, Miramar Square, Crossings at Killingly Commons, The Corner, University Town Center Phase II, Cannery Corner, Centennial Center, Centennial Gateway,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(3) Acquisitions (Continued)

Eastern Beltway, Eastgate and Lowe's Plaza, which are presented assuming the acquisitions had been consummated as of January 1, 2011. Acquisitions for the year ended December 31, 2013 were not considered material.

        On a pro forma basis, the Company assumes the common shares outstanding as of December 31, 2012 were outstanding as of January 1, 2011. The following condensed pro forma financial information has not been adjusted for discontinued operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the 2012 acquisitions had been consummated as of January 1, 2011, nor does it purport to represent the results of operations for future periods.

	For the year ended December 31, 2012
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$134,335	$56,664	$190,999
Net income (loss) attributable to common stockholders	$2,616	$(5,306)	$(2,690)

Net income (loss) attributable to common stockholders per common share, basic and diluted	$0.03		$(0.02)

Weighted average number of common shares outstanding, basic and diluted	91,146,154		114,727,439

(4) Discontinued Operations and Investment Properties Held for Sale

        On December 16, 2013, the Company entered into the Purchase and Sale Agreements, providing for the sale of the Net Leased Properties in an all-cash transaction with a gross sales price of approximately $503,013. The transaction is expected to close in three tranches during the first and second quarters of 2014. The Tranche I Closing was competed on January 31, 2014, and the second and third tranches are expected to close by the end of April 2014. Each closing is subject to customary approvals and the completion of certain closing conditions, and it is possible that the timing of the closings may be delayed. The Net Leased Properties qualified for held for sale accounting treatment upon meeting all applicable GAAP criteria on December 16, 2013, at which time depreciation and amortization was suspended. The assets and liabilities associated with these properties are separately classified as held for sale in the consolidated balance sheets as of December 31, 2013. All periods presented on the consolidated balance sheets and consolidated statements of operations and other comprehensive income have been adjusted to conform to the current year presentation. Properties relating to the Merger Agreement were classified as held and used as of December 31, 2013.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(4) Discontinued Operations and Investment Properties Held for Sale (Continued)

        The following table presents the assets and liabilities associated with the held for sale properties:

	December 31,
	2013	2012
Assets
Investment properties:
Land	$89,365	$89,096
Building and improvements	315,958	314,805

Total	405,323	403,901
Less accumulated depreciation	(20,555)	(8,709)

Net investment properties	384,768	395,192
Restricted cash and escrows	1,939	2,114
Accounts and rents receivable, net	4,199	1,998
Acquired lease intangibles, net	60,504	64,989
Deferred costs, net	2,570	2,890
Other assets	1,500	218

Total assets held for sale	$455,480	$467,401

Liabilities
Mortgages payable	$242,680	$242,680
Accounts payable and accrued expenses	1,012	846
Accrued real estate taxes payable	813	513
Other liabilities	10,166	13,559
Acquired below market lease intangibles, net	1,358	1,431

Total liabilities held for sale	$256,029	$259,029

        The Company will have no continuing involvement with any of its disposed properties subsequent to their disposal. The Company did not record any gain or loss associated with the sale of these properties during the year ended December 31, 2013. Any gain will be recorded once each tranche is closed. The Company did not dispose of or enter into any binding agreements to sell any other properties during the years ended December 31, 2012 and 2011.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(4) Discontinued Operations and Investment Properties Held for Sale (Continued)

        The results of operations for the investment properties that are accounted for as discontinued operations are presented for each of the years ended December 31, 2013, 2012 and 2011in the table below:

	Year Ended December 31,
	2013	2012	2011
Income:
Rental income	$35,587	$19,129	$7,253
Tenant recovery income	1,640	876	38
Other property income	118	116	78

Total income	37,345	20,121	7,369
Expenses:
Property operating expenses	2,003	1,002	287
Real estate taxes	1,366	669	38
Depreciation and amortization	15,674	8,406	3,267

Total expenses	19,043	10,077	3,592

Operating income	18,302	10,044	3,777
Interest, dividend and other income	1	—	—
Interest expense	(10,664)	(5,931)	(2,403)

Income from discontinued operations	7,639	4,113	1,374
Redeemable noncontrolling interests associated with discontinued operations	(71)	(27)	—

Net income from discontinued operations attributable to common stockholders	$7,568	$4,086	$1,374

(5) Operating Leases

        Minimum lease payments to be received under operating leases including ground leases and excluding leases relating to discontinued operations and multi-family units (lease terms of twelve-months or less) as of December 31, 2013 for the years indicated, assuming no expiring leases are renewed, are as follows:

Minimum Lease Payments
2014	$133,811
2015	129,558
2016	123,110
2017	111,911
2018	90,462
Thereafter	584,711

Total	$1,173,563

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(5) Operating Leases (Continued)

        The remaining lease terms range from less than one year to 72 years. Most of the revenue from the Company's properties consists of rents received under long-term operating leases. Some leases require the tenant to pay fixed base rent paid monthly in advance, and to reimburse the Company for the tenant's pro rata share of certain operating expenses including real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs paid by the Company and recoverable under the terms of the lease. Under these leases, the Company pays all expenses and is reimbursed by the tenant for the tenant's pro rata share of recoverable expenses paid. Certain other tenants are subject to net leases which provide that the tenant is responsible for fixed base rent as well as all costs and expenses associated with occupancy. Under net leases where all expenses are paid directly by the tenant rather than the landlord, such expenses are not included in the consolidated statements of operations and other comprehensive income. Under leases where all expenses are paid by the Company, subject to reimbursement by the tenant, the expenses are included within property operating expenses and reimbursements are included in tenant recovery income on the consolidated statements of operations and other comprehensive income.

(6) Unconsolidated Entities

        The Company is a member of a limited liability company formed as an insurance association captive (the "Insurance Captive"), which is owned in equal proportions by the Company and three related parties, Inland Real Estate Corporation, Inland American Real Estate Trust, Inc. and Inland Real Estate Income Trust, Inc. and a third party, Retail Properties of America, Inc. and is serviced by an affiliate of the Business Manager, Inland Risk and Insurance Management Services Inc. The Insurance Captive was formed to initially insure/reimburse the members' deductible obligations for the first $100 of property insurance and $100 of general liability insurance. The Company entered into the Insurance Captive to stabilize its insurance costs, manage its exposures and recoup expenses through the functions of the captive program. This entity is considered to be a variable interest entity (VIE) as defined in U.S. GAAP and the Company is not considered to be the primary beneficiary. Therefore, this investment is accounted for utilizing the equity method of accounting. The Company's risk of loss is limited to its investment and it is not required to fund additional capital to the entity.

		Ownership % at		Investment at
Joint Venture	Description	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Oak Property & Casualty LLC	Insurance Captive	20%	25%	$484	$248

        The Company's share of net income from its investment in the unconsolidated entity is based on the ratio of each member's premium contribution to the venture. The Company was allocated income of $260, $17 and $105 for the years ended December 31, 2013, 2012 and 2011, respectively.

        On May 28, 2009, the Company purchased 1,000 shares of common stock in the Inland Real Estate Group of Companies for $1, which are accounted for under the cost method and included in investment in unconsolidated entities on the consolidated balance sheets.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(7) Investment in Marketable Securities

        Investment in marketable securities of $34,070 and $40,941 at December 31, 2013 and 2012, respectively, consists of primarily preferred and common stock and corporate bond investments in other publicly traded REITs which are classified as available-for-sale securities and recorded at fair value. The cost basis of the Company's investment in marketable securities was $33,492 and $37,943 at December 31, 2013 and 2012, respectively.

        Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of comprehensive income until realized. The Company has recorded an accumulated net unrealized gain of $578 and $2,999 on the consolidated balance sheets as of December 31, 2013 and 2012, respectively. The Company had net unrealized (losses) gains of $(2,421), $3,469 and $(634) for the years ended December 31, 2013, 2012 and 2011, respectively. These unrealized (losses) and gains have been recorded as other comprehensive income in the consolidated statements of operations and other comprehensive income.

        Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis or first-in, first-out basis. The Company had realized gains of $641, $26 and $365 for the years ended December 31, 2013, 2012 and 2011, respectively. These gains have been recorded as realized gain on sale of marketable securities in the consolidated statements of operations and other comprehensive income.

        The Company's policy for assessing recoverability of its available-for-sale securities is to record a charge against net earnings when the Company determines that a decline in the fair value of a security drops below the cost basis and believes that decline to be other-than-temporary, which includes determining whether for marketable securities: (1) the Company intends to sell the marketable security, and (2) it is more likely than not that the Company will be required to sell the marketable security before its anticipated recovery.

(8) Fair Value of Financial Instruments

        The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, restricted cash and escrows, accounts and rents receivable, accounts payable and accrued expenses, accrued real estate taxes payable and due to related parties approximates their fair values at December 31, 2013 and 2012 due to the short maturity of these instruments.

        All financial assets and liabilities are recognized or disclosed at fair value using a fair value hierarchy as described in note 2—"Fair Value Measurements."

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(8) Fair Value of Financial Instruments (Continued)

        The following table presents the Company's assets and liabilities, measured at fair value on a recurring basis, and related valuation inputs within the fair value hierarchy utilized to measure fair value as of December 31, 2013 and 2012:

	Level 1	Level 2	Level 3	Total
December 31, 2013
Asset—investment in marketable securities	$24,871	$9,199	$—	$34,070
Asset—interest rate swap	$—	$2,379	$—	$2,379
Liability—interest rate swap	$—	$4,127	$—	$4,127
December 31, 2012
Asset—investment in marketable securities	$31,231	$9,710	$—	$40,941
Liability—interest rate swap	$—	$8,078	$—	$8,078

        The valuation techniques used to measure fair value of the investment in marketable securities above was quoted prices from national stock exchanges and quoted prices from third party brokers for similar assets (note 7). The Company performs certain validation procedures such as verifying changes in security prices from one period to the next and verifying ending security prices on a test basis.

        The valuation techniques used to measure the fair value of the interest rate swaps above in which the counterparties have high credit ratings, were derived from pricing models provided by a third party, such as discounted cash flow techniques, with all significant inputs derived from or corroborated by observable market data. The Company verifies the ending values provided by the third party to the values received on the counterparties' statements for reasonableness. The Company's discounted cash flow techniques use observable market inputs, such as LIBOR-based yield curves.

        The Company estimates the fair value of its total debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by the Company's lenders using Level 3 inputs. The carrying value of the Company's mortgage debt (including mortgage debt classified as held for sale) was $1,185,433 and $1,158,051 at December 31, 2013 and 2012, respectively, and its estimated fair value was $1,211,250 and $1,189,621 as of December 31, 2013 and 2012, respectively. The Company's carrying amount of variable rate borrowings on the credit facility and securities margin payable approximates their fair values at December 31, 2013 and 2012.

(9) Transactions with Related Parties

        The Company has an investment in an insurance captive entity with other REITs sponsored by our Sponsor and a third party. The entity is included in the Company's disclosure of Unconsolidated Entities (note 6) and is included in investment in unconsolidated entities on the consolidated balance sheets.

        As of December 31, 2013 and 2012, the Company owed a total of $2,074 and $2,532, respectively, to our Sponsor and its affiliates related to advances used to pay administrative and offering costs and certain accrued expenses which are included in due to related parties on the consolidated balance sheets. These amounts represent non-interest bearing advances by the Sponsor and its affiliates and accrued business management fees, which the Company intends to repay.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(9) Transactions with Related Parties (Continued)

        At December 31, 2013 and 2012, the Company held $789 and $629, respectively, in shares of common stock in Inland Real Estate Corporation, which are classified as available-for-sale securities and recorded at fair value.

        The Company has 1,000 shares of common stock in the Inland Real Estate Group of Companies with a recorded value of $1 at December 31, 2013 and 2012, which are accounted for under the cost method and included in investment in unconsolidated entities on the consolidated balance sheets.

        The following table summarizes the Company's related party transactions for the years ended December 31, 2013, 2012 and 2011.

		For the Year Ended December 31,			Unpaid Amounts as of
		2013	2012	2011	December 31, 2013	December 31, 2012
General and administrative:
General and administrative reimbursement	(a)	$1,259	$1,101	$793	$292	$335
Loan servicing	(b)	306	185	98	—	—
Discount on shares issued to affiliates	(c)	—	294	55	—	—
Investment advisor fee	(d)	291	270	106	25	26

Total general and administrative to related parties		$1,856	$1,850	$1,052	$317	$361

Offering costs	(e)(f)	$—	$51,745	$30,179	$—	$123
Acquisition related costs	(g)	288	2,048	961	—	348
Real estate management fees	(h)	9,165	5,601	3,124	—	—
Business management fee	(i)	14,666	1,500	1,000	1,757	975
Loan placement fees	(j)	65	1,109	418	—	—
Cost reimbursement	(k)	47	—	75	—	—
Sponsor noninterest bearing advances	(l)	—	—	(1,500)	—	724
Sponsor contributions to pay dividends	(l)	—	—	1,500	—	—

(a)
The Business Manager and its related parties are entitled to reimbursement for general and administrative expenses of the Business Manager and its related parties relating to the Company's administration. Such costs are included in general and administrative expenses in the consolidated statements of operations and other comprehensive income.

(b)
A related party of the Business Manager provides loan servicing to the Company for an annual fee equal to .03% of the first $1,000,000 of serviced loans and ..01% for serviced loans over $1,000,000. These loan servicing fees are paid monthly and are included in general and administrative expenses in the consolidated statements of operations and other comprehensive income.

(c)
The Company established a discount stock purchase policy for related parties and related parties of the Business Manager that enables the related parties to purchase shares of common stock at $9.00 per share. The Company sold 0, 294,331 and 55,203 shares to related parties for the years ended December 31, 2013, 2012 and 2011, respectively.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(9) Transactions with Related Parties (Continued)

(d)
The Company pays a related party of the Business Manager to purchase and monitor its investment in marketable securities.

(e)
A related party of the Business Manager received selling commissions equal to 7.5% of the sale price for each share sold and a marketing contribution equal to 2.5% of the gross offering proceeds from shares sold, the majority of which were reallowed (paid) to third party soliciting dealers. The Company also reimbursed a related party of the Business Manager and the soliciting dealers for bona fide, out-of-pocket itemized and detailed due diligence expenses in amounts up to 0.5% of the gross offering proceeds. In addition, the Sponsor, its affiliates and third parties were reimbursed for any issuer costs that they paid on the Company's behalf, including any bona fide out-of-pocket, itemized and detailed due diligence expenses not reimbursed from amounts paid or reallowed (paid) as a marketing contribution, in an amount that did not exceed 1.5% of the gross offering proceeds. The Company did not pay selling commissions or the marketing contribution or reimburse issuer costs in connection with shares of common stock issued through the distribution reinvestment plan. Such costs were offset against the stockholders' equity accounts.

(f)
The majority of the offering costs were reallowed (paid) to third party soliciting dealers. Pursuant to the terms of the "best efforts" offering, issuer costs were not permitted to exceed 1.5% of the gross offering proceeds over the life of the "best efforts" offering. These costs did not exceed these limitations upon completion of the "best efforts" offering.

(g)
The Business Manager and its related parties are reimbursed for acquisition, dead deal and transaction related costs of the Business Manager and its related parties relating to the Company's acquisition of real estate assets. These costs relate to both closed and potential transactions and include customary due diligence costs including time and travel expense reimbursements. Such costs are included in acquisition related costs in the consolidated statements of operations and other comprehensive income. The Company does not pay acquisition fees to its Business Manager or its affiliates.

(h)
The real estate managers, entities owned principally by individuals who are related parties of the Business Manager, receive monthly real estate management fees up to 4.5% of gross operating income (as defined), for management and leasing services. Such costs are included in property operating expenses in the consolidated statements of operations and other comprehensive income. In addition to these fees, the real estate managers receive reimbursements of payroll costs for property level employees. The Company reimbursed or will reimburse the real estate managers and other affiliates $2,254, $1,458 and $827 for the years ended December 31, 2013, 2012 and 2011, respectively.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(9) Transactions with Related Parties (Continued)

(i)
Subject to satisfying the criteria described below, the Company pays the Business Manager a quarterly business management fee equal to a percentage of the Company's "average invested assets" (as defined in the business management agreement), calculated as follows:

(1)
if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.1875% of its "average invested assets" for that prior calendar quarter;

(2)
if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 6% annualized distribution rate but less than 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.1625% of its "average invested assets" for that prior calendar quarter;

(3)
if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 5% annualized distribution rate but less than 6% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.125% of its "average invested assets" for that prior calendar quarter; or

(4)
if the Company does not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, it will not, except as set forth below, pay a business management fee for that prior calendar quarter.

(5)
Assuming that (1), (2) or (3) above is satisfied, the Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid. If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business Manager's sole discretion, be waived permanently or deferred, without interest, to be paid at a later point in time. This obligation to pay the deferred fee terminates if the Company acquires the Business Manager. For the years ended December 31, 2013, 2012 and 2011, the Business Manager was entitled to a business management fee in the amount equal to $14,830, $9,195 and $4,807, respectively of which $164, $7,695 and $3,807, respectively was permanently waived.

Separate and distinct from any business management fee, the Company will also reimburse the Business Manager, the Real Estate Managers and their affiliates for certain expenses that they, or any related party including the Sponsor, pay or incur on its behalf including the salaries and benefits of persons employed except that the Company will not reimburse either our Business Manager or Real Estate Managers for any compensation paid to individuals who also serve as the Company's executive officers, or the executive officers of the Business Manager, the Real Estate Managers or their affiliates; provided that, for these purposes, the secretaries will not be considered "executive officers." These costs were recorded in general and administrative expenses in the consolidated statements of operations and other comprehensive income.

(j)
The Company pays a related party of the Business Manager 0.2% of the principal amount of each loan it places for the Company. Such costs are capitalized as loan fees and amortized over the respective loan term.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(9) Transactions with Related Parties (Continued)

(k)
The Company reimburses a related party of the Business Manager for costs incurred for construction oversight provided to the Company relating to its development project. These reimbursements are paid monthly during the development period. These costs are capitalized and are included in construction in progress on the consolidated balance sheet.

(l)
As of December 31, 2012, the Company owed $724 to our Sponsor related to advances used to pay administrative and offering costs prior to the commencement of the "best efforts" offering. These amounts are included in due to related parties on the consolidated balance sheets and has been subsequently paid.

        The Company may pay additional types of compensation to affiliates of the Sponsor in the future, including the Business Manager and our Real Estate Managers and their respective affiliates; however, we did not pay any other types of compensation for the years ended December 31, 2013, 2012 and 2011.

(10) Mortgages, Credit Facility, and Securities Margins Payable

        The following table shows the scheduled maturities and required principal payments of the Company's mortgages payable and Credit Facility including liabilities related to investment properties

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(10) Mortgages, Credit Facility, and Securities Margins Payable (Continued)

held for sale as of December 31, 2013, for each of the next five years and thereafter, including the effects of interest rate swaps:

	2014(d)	2015	2016	2017	2018	Thereafter	Total
Fixed rate debt:
Mortgages payable(a)	$7,638	$96,016	$48,806	$97,715	$125,131	$624,513	$999,819

Total fixed rate debt	7,638	96,016	48,806	97,715	125,131	624,513	999,819

Variable rate debt:
Mortgages payable(a)	—	50,140	2,233	23,077	5,180	103,807	184,437
Credit Facility	—	52,500	—	—	—	—	52,500

Total variable debt	—	102,640	2,233	23,077	5,180	103,807	236,937

Total debt(b)	$7,638	$198,656	$51,039	$120,792	$130,311	$728,320	$1,236,756

Mortgages payable related to investment properties held for sale(c)	$341	$10,090	$1,002	$21,596	$47,205	$162,447	$242,681
Weighted average interest rate on debt:
Fixed rate debt	5.84%	5.26%	4.84%	4.47%	5.23%	4.52%	4.70%
Variable rate debt	—	2.03%	2.66%	2.59%	2.52%	2.55%	2.33%

Total	5.84%	3.59%	4.75%	4.11%	5.12%	4.24%	4.25%

Weighted average interest rate on mortgages payable related to investment properties held for sale(c)	5.17%	5.02%	5.15%	4.15%	5.16%	4.45%	4.59%

(a)
Excludes net mortgage premiums of $1,176, associated with debt assumed at acquisition, net of accumulated amortization as of December 31, 2013.

(b)
Excludes securities margin payable of $10,341 which is due upon the sale of marketable securities, and currently has an interest rate of 0.51% per annum, as of December 31, 2013.

(c)
As part of the Tranche I Closing of the Net Lease Properties on January 31, 2014, the Company repaid mortgage debt with a principal balance of $74,964 and a weighted average interest rate of 4.25% as of December 31, 2013. Some of the proceeds were used to subsequently repay the outstanding balance on the Credit Facility.

(d)
On March 10, 2014, the Company repaid the outstanding mortgage loan balance of $6,720 secured by Publix Shopping Center property located in St. Cloud, Florida.

        The principal amount of our mortgage loans outstanding as of December 31, 2013 and 2012 was $1,184,256 and $1,156,582, respectively, and had a weighted average stated interest rate of 4.30% and 4.32% per annum, respectively, which includes effects of interest rate swaps. All of the Company's mortgage loans are secured by first mortgages on the real estate assets.

        On February 20, 2013, the Company entered into a $14,750 loan secured by a first mortgage on The Corner located in Tucson, Arizona. This loan bears interest at a fixed rate equal to 4.10% per annum, and matures on March 1, 2023.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(10) Mortgages, Credit Facility, and Securities Margins Payable (Continued)

        On September 26, 2013, the Company entered into an $8,375 loan secured by a first mortgage on Copps Grocery Store located in Stevens Point, Wisconsin. This loan bears interest at a fixed rate equal to 3.95% per annum, and matures on September 26, 2018.

        The mortgage loans may require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of December 31, 2013, all of the mortgages were current in payments and the Company was in compliance with such covenants.

        On November 1, 2012, the Company entered into an amended and restated credit agreement (as amended the "Credit Facility"), under which the Company may borrow, on an unsecured basis, up to $105,000. The Company has the right, provided that no default has occurred and is continuing, to increase the facility amount up to $200,000 with approval from the lending group. The obligations under the Credit Facility will mature on October 31, 2015, which may be extended to October 31, 2016 subject to satisfaction of certain conditions. The Company has the right to terminate the facility at any time, upon one business day notice and the repayment of all of its obligations thereunder. Borrowings under the Credit Facility bear interest at a base rate applicable to any particular borrowing (e.g., LIBOR) plus a graduated spread that varies with the Company's leverage ratio. The Company generally will be required to make monthly interest-only payments, except that we may be required to make partial principal payments in order to comply with certain debt covenants set forth in the Credit Facility. On December 31, 2013, the interest rate was 2.14% per annum. The Company is also required to pay, on a quarterly basis, an amount up to 0.35% per annum on the average daily unused funds remaining under the Credit Facility. The Credit Facility requires compliance with certain covenants which may restrict the availability of funds under the Credit Facility. Our performance of the obligations under the Credit Facility, including the payment of any outstanding indebtedness thereunder, is secured by a guaranty by certain of our subsidiaries owning unencumbered properties. The amount outstanding on the Credit Facility was $52,500 and $73,500 as of December 31, 2013 and 2012, respectively.

        The Company has purchased a portion of its marketable securities through margin accounts. As of December 31, 2013 and 2012, the Company had a payable of $10,341 and $17,872, respectively, for securities purchased on margin. The debt bears a variable interest rate. As of December 31, 2013 and December 31, 2012, the interest rate was 0.51% and 0.56% per annum, respectively. The securities margin payable is due upon the sale of any marketable securities.

Interest Rate Swap Agreements

        The Company entered into interest rate swaps to fix the floating LIBOR based debt under certain variable rate loans to a fixed rate to manage the risk exposed to interest rate fluctuations. The Company will generally match the maturity of the underlying variable rate debt with the maturity date on the interest swap.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(10) Mortgages, Credit Facility, and Securities Margins Payable (Continued)

        The following table summarizes the Company's interest rate swap contracts outstanding as of December 31, 2013:

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value as of December 31, 2013	Fair Value as of December 31, 2012
March 11, 2011(1)	April 5, 2011	November 5, 2015	5.01%	1 month LIBOR	$9,350	$(322)	$(489)
June 22, 2011	June 24, 2011	June 22, 2016	4.47%	1 month LIBOR	13,359	(457)	(678)
October 28, 2011	November 1, 2011	October 21, 2016	3.75%	1 month LIBOR	10,837	(240)	(387)
May 9, 2012	May 9, 2012	May 9, 2017	3.38%	1 month LIBOR	10,150	(66)	(211)
June 13, 2012(2)	June 10, 2011	December 10, 2018	5.17%	1 month LIBOR	49,391	(3,041)	(5,428)
July 24, 2012(1)	July 26, 2012	July 20, 2017	3.09%	1 month LIBOR	4,677	23	(44)
October 1, 2012	April 1, 2014	March 29, 2019	3.85%	1 month LIBOR	45,000	977	(315)
October 2, 2012	October 4, 2012	October 1, 2017	3.73%	1 month LIBOR	24,750	132	(299)
October 4, 2012(1)	October 4, 2012	October 3, 2019	3.15%	1 month LIBOR	10,808	402	(109)
December 20, 2012	December 20, 2012	December 20, 2017	3.36%	1 month LIBOR	9,900	87	(118)
February 14, 2013(1)(3)	February 14, 2013	December 31, 2022	4.25%	1 month LIBOR	14,900	757	—

				Total	$203,122	$(1,748)	$(8,078)

(1)
Interest rate swaps were settled as part of Tranche I Closing of the Net Lease Properties on January 31, 2014.

(2)
Assumed at the time of acquisition of Walgreens NE Portfolio with a then fair value of ($5,219).

(3)
On February 14, 2013, the Company entered into a floating-to-fixed interest rate swap agreement with a notional value of $14,900 and a maturity date of December 31, 2022 associated with the debt secured by a first mortgage on the Hasbro Office Building located in Providence, Rhode Island.

        The Company has documented and designated these interest rate swaps as cash flow hedges. Based on the assessment of effectiveness using statistical regression, the Company determined that the interest rate swaps are effective. Effectiveness testing of the hedge relationship and measurement to quantify ineffectiveness is performed each fiscal quarter using the hypothetical derivative method. As these interest rate swaps qualify as cash flow hedges, the Company adjusts the cash flow hedges on a quarterly basis to their fair values with corresponding offsets to accumulated other comprehensive income. The Company does not offset derivative liabilities with derivative assets relating to its cash flow hedges. The Company has recorded an accumulated net unrealized gain (loss) of $2,125 and $(3,282) on the consolidated balance sheet as of December 31, 2013 and 2012, respectively. The interest rate swaps have been and are expected to remain highly effective for the term of the hedge. Effective amounts are reclassified to interest expense as the related hedged expense is incurred. Any ineffectiveness on the hedges is reported in other income/expense. For the years ended December 31, 2013 and 2012, the Company had $58 and $(66), respectively of ineffectiveness on its cash flow hedges. Amounts related to the swaps expected to be reclassified from accumulated other comprehensive income to interest expense in the next twelve months total $2,239.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(10) Mortgages, Credit Facility, and Securities Margins Payable (Continued)

        The table below presents the fair value of the Company's cash flow hedges as well as their classification on the consolidated balance sheets as of December 31, 2013 and 2012.

	December 31, 2013		December 31, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as cash flow hedges:
Interest rate swaps(1)	Other liabilities	$(4,127)	Other liabilities	$(8,078)
Interest rate swaps(2)	Other assets	2,379	Other assets	—

(1)
Includes $(3,364) and $(6,055) relating to assets held for sale as of December 31, 2013 and 2012, respectively.

(2)
Includes $1,182 relating to assets held for sale as of December 31, 2013.

        The table below presents the effect of the Company's derivative financial instruments (including amounts related to discontinued operations) on the consolidated statements of operations and other comprehensive income for the years ended December 31, 2013, 2012 and 2011:

									Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
					Amount of (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
								Location of Gain(Loss) Recognized in Income on Derivative (Ineffective Portion)
Derivatives in Cash Flow Hedging Relationships
	2013	2012	2011		2013	2012	2011		2013	2012	2011

Interest rate swaps	$3,936	$(2,727)	$(1,581)	Interest Expense	$(1,471)	$(738)	$(288)	Other Expense	$58	$(66)	$—

(11) Redeemable Noncontrolling Interests

        Certain of the Company's consolidated joint ventures have issued units to noncontrolling interest holders that are redeemable at the noncontrolling interest holder's option for cash, or for shares of the Company's common stock at the Company's option. If the noncontrolling interest holder seeks redemption of its units for the Company's shares, the joint ventures may redeem the units through issuance of common stock by the Company on a one-for-one basis or through cash settlement at the redemption price. These redeemable noncontrolling interests will become redeemable at future dates generally no earlier than in 2015 but generally no later than 2022 based on certain redemption criteria. The redeemable noncontrolling interests are not mandatorily redeemable.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(11) Redeemable Noncontrolling Interests (Continued)

        The following table summarizes the redeemable noncontrolling interests as of December 31, 2013.

Joint Venture	Number of Redeemable Noncontrolling Interests Units Outstanding(1)	Redeemable Noncontrolling Interests at Issuance	Carrying Value of Redeemable Noncontrolling Interests	Preferred Return per Annum	Notes
Kohl's Cumming	141,602	$1,416	$1,416	5.00%	(2)(3)
City Center	2,656,450	26,565	26,758	4.00%	(3)(4)
Crossing at Killingly	960,802	9,608	9,776	3.50%	(3)(5)
Territory Portfolio	3,000,000	30,000	30,000	4.00%	(6)

Total	6,758,854	$67,589	$67,950

(1)
Redeemable noncontrolling interest units had a fair value of $10.00 each at the time of issuance.

(2)
As part of the Tranche I Closing of the Net Leased Properties on January 31, 2014, the Company's ownership interest in the Kohl's Cumming joint venture, a consolidated subsidiary, was sold and the redeemable noncontrolling interests was derecognized.

(3)
If the unit holder elects shares and the joint venture pays the redemption price in cash, the redemption value will be greater of i) $10.00 per unit, plus any accumulated, accrued and unpaid distributions to and including the date of redemption or ii) the Company's share price per share.

(4)
Preferred return started on June 7, 2013, upon fulfillment of the deferred investment property acquisition obligations.

(5)
Preferred return will increase to 5.50% per annum on October 3, 2015. The joint venture may issue up to an additional 298,121 redeemable noncontrolling interest units to settle its earnout liability included in the Company's investment property acquisition obligation on the consolidated balance sheet (note 16).

(6)
If the unit holder elects shares and the joint venture pays the redemption price in cash, the redemption value will be $10.00 per unit plus 50% of the excess of the Company's share price per share over $10.00 per unit.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(11) Redeemable Noncontrolling Interests (Continued)

        Below is a table reflecting the activity of the consolidated redeemable noncontrolling interests as of and for the years ended December 31, 2013.

	Redeemable Noncontrolling Interests
	2013	2012
Balance at beginning of period	$47,215	$—
Issuance of redeemable noncontrolling interests(1)	20,473	47,115
Net income attributable to redeemable noncontrolling interests	2,440	209
Payment of preferred return	(2,178)	(109)

Balance at close of period	$67,950	$47,215

(1)
On June 7, 2013, the Company issued 2,047,300 redeemable noncontrolling interest units to settle the earnout obligation related to the City Center joint venture.

(12) Accumulated Other Comprehensive Income (Loss)

        The following table indicates the changes and reclassifications affecting accumulated other comprehensive income (loss) by component for the year ended December 31, 2013.

	Gain (Loss) on Cash Flow Hedges		Unrealized Gains and (Losses) on Available-for-sale Securities	Total
Accumulated other comprehensive income (loss)—January 1, 2013	$(3,282)		$2,999	$(283)
Activity for current-period:
Other comprehensive income (loss) before reclassifications	3,936		(1,780)	2,156
Amounts reclassified from other comprehensive income (loss) into income	1,471	(1)	(641) (2)	830

Net current-period other comprehensive income (loss)	5,407		(2,421)	2,986

Accumulated other comprehensive income—December 31, 2013	$2,125		$578	$2,703

(1)
Included in interest expense on the consolidated statements of operations and other comprehensive income.

(2)
Included in realized gain on sale of marketable securities on the consolidated statements of operations and other comprehensive income.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(13) Income Taxes

        The Company had no uncertain tax positions as of December 31, 2013 and 2012. The Company expects no significant increases or decreases in uncertain tax positions due to changes in tax positions within one year of December 31, 2013. The Company has no interest or penalties relating to income taxes recognized in the consolidated statements of operations and other comprehensive income for the years ended December 31, 2013, 2012 and 2011. As of December 31, 2013, returns for the calendar years 2010, 2011 and 2012 remain subject to examination by the U.S. tax jurisdiction and various state and local tax returns remain subject to examination for the years 2009, 2010, 2011 and 2012 by the state and local tax jurisdictions.

(14) Distributions

        The Company has paid distributions based on daily record dates, payable monthly in arrears. The distributions that the Company has paid are equal to a daily amount equal to $0.00164384, which if paid each day for a 365-day period, would equal to $0.60 per share or a 6.0% annualized rate based on a purchase price of $10.00 per share. During for the years ended December 31, 2013, 2012 and 2011, the Company declared cash distributions, totaling $70,002, $54,687 and $25,263, respectively.

(15) Earnings (Loss) per Share

        Basic earnings (loss) per share ("EPS") are computed by dividing net (loss) income attributable to common stockholders by the weighted average number of common shares outstanding for the period (the "common shares"). Diluted EPS is computed by dividing net (loss) income attributable to common stockholders by the common shares plus potential common shares issuable upon exercising options or other contracts. As of December 31, 2013 and 2012, the Company's only potentially dilutive common share equivalents outstanding were the redeemable noncontrolling interests that could be converted to 6,758,854 and 4,721,554 common shares, respectively, at future dates. As of December 31, 2013, our consolidated joint venture may issue up to an additional 298,121 redeemable noncontrolling interest units to settle its earnout liability included in the Company's investment property acquisition obligation on the consolidated balance sheet (note 16). Such common share equivalents were excluded as they were antidilutive.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(16) Commitments and Contingencies

        Thirteen of the Company's properties have earnout components related to property acquisitions. The maximum potential earnout payment was $32,906 at December 31, 2013. The table below presents the change in the Company's earnout liability for the years ended December 31, 2013, 2012 and 2011.

	For the Year Ended December 31,
	2013	2012
Earnout liability—beginning of period, fair value	$70,580	$25,290
Increases:
Acquisitions	—	57,990
Amortization expense	2,230	2,477
Decreases:
Payments to settle earnouts	(18,513)	(16,026)
Payments to settle earnouts in units(1)	(20,473)	—
Partial repayment of note receivable in settlement of earnout	(1,676)	—
Other:
Fair value adjustment of earnout liability	(2,945)	849

Earnout liability—end of period, fair value	$29,203	$70,580

(1)
On June 7, 2013, the Company issued 2,047,300 redeemable noncontrolling interest units with a fair value of $20,473 to settle the earnout obligation related to the City Center joint venture.

        The Company has provided a partial guarantee on certain financial obligations of our subsidiaries with an outstanding principal balance of $284,482. As of December 31, 2013, these guarantees totaled to an aggregate recourse amount of $95,499.

        As of December 31, 2013, our consolidated joint ventures had $67,950 in redeemable noncontrolling interests that will become redeemable at future dates generally no earlier than in 2015 but generally no later than 2022 based on certain redemption criteria. The Kohl's Cumming redeemable noncontrolling interest units were transferred as part of Tranche I Closing of the Net Lease Properties on January 31, 2014. The redeemable noncontrolling interests are not mandatorily redeemable. At the noncontrolling interest holders' option, the Company may be required to pay cash, but if the noncontrolling interest holder elects to redeem its interest for the Company's stock, the Company at its option, may pay cash, issue common stock, or a mixture of both. See additional information relating to these redeemable noncontrolling interests in note 11.

        The Company may be subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the consolidated financial statements of the Company.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(17) Segment Reporting

        The Company has one reportable segment as defined by U.S. GAAP for the years ended December 31, 2013 and 2012.

(18) Subsequent Events

        The Company has evaluated events and transactions that have occurred subsequent to December 31, 2013 for potential recognition and disclosure in these consolidated financial statements.

        The Company's board of directors declared distributions payable to stockholders of record each day beginning on the close of business on January 1, 2013 through the close of business on March 31, 2013. Distributions were declared in a daily amount equal to $0.00164384 per share, which if paid each day for a 365-year period, would equate to $0.60 or a 6.0% annualized rate based on a purchase price of $10.00 per share. Distributions were and will continue to be paid monthly in arrears, as follows:

  •
  In January 2014, total distributions declared for the month of December 2013 were paid cash in the amount equal to $6,009.

  •
  In February 2014, total distributions declared for the month of January 2014 were paid cash in the amount equal to $6,003.

  •
  In March 2014, total distributions declared for the month of February 2014 were paid cash in the amount equal to $5,422.

        On December 16, 2013, the Company entered into the Purchase and Sale Agreements with Realty Income. On January 31, 2014, the Company completed the Tranche I Closing, resulting in the sale to Realty Income of a total of 46 of the Net Lease Properties for an aggregate cash purchase price of approximately $201,955. See Note 1 to these consolidated financial statements.

        On February 9, 2014, the Company entered into the Merger Agreement with Kite and Merger Sub and the Master Agreement with the Business Manager. See Note 1 to these consolidated financial statements.

        On March 10, 2014, the Company repaid the outstanding mortgage loan balance of $6,720 secured by Publix Shopping Center property located in St. Cloud, Florida.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands, except per share data)

(19) Quarterly Supplemental Financial Information (unaudited)

        The following represents the results of operations, for each quarterly period, during 2013 and 2012.

	2013
	December 31	September 30	June 30	March 31
Total income as previously reported	$48,978	$55,376	$53,540	$56,487
Reclassified to discontinued operations(1)	—	(9,514)	(9,272)	(9,787)

Adjusted total income	$48,978	$45,862	$44,268	$46,700
Net income (loss) attributable to common stockholders	$768	$227	$(1,483)	$205
Net income (loss) attributable to common stockholders per common share, basic and diluted(2)	$0.01	$0.00	$(0.01)	$0.00
Weighted average number of common shares outstanding, basic and diluted(2)	117,895,702	117,107,314	116,255,280	115,380,042

	2012
	December 31	September 30	June 30	March 31
Total income as previously reported	$44,308	$35,794	$29,179	$24,205
Reclassified to discontinued operations(1)	(8,572)	(6,674)	(2,827)	(2,049)

Adjusted total income	$35,736	$29,120	$26,352	$22,156
Net (loss) income attributable to common stockholders	$(306)	$1,594	$990	$338
Net (loss) income attributable to common stockholders per common share, basic and diluted(2)	$0.00	$0.02	$0.01	$0.01
Weighted average number of common shares outstanding, basic and diluted(2)	114,436,422	104,419,606	81,159,713	64,164,709

(1)
Represents income that has been reclassified to discontinued operations since previously reported amounts in Form 10-Q or 10-K.

(2)
Quarterly income per common share amounts may not total the annual amounts due to rounding and the changes in the number of weighted common shares outstanding.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2013

(Dollars in thousands)

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Retail
Merrimack Village Center	5,445	2,500	5,654	99	2,500	5,753	8,253	825	2007	2009
Merrimack, NH
Pleasant Hill Commons	6,800	5,000	5,200	47	5,000	5,247	10,247	783	2008	2010
Kissimmee, FL
Regal Court	23,900	6,500	31,306	278	6,500	31,584	38,084	4,308	2008	2010
Shreveport, LA
Draper Crossing	—	8,500	11,665	361	8,500	12,026	20,526	1,614	2001	2010
Draper, UT
Tradition Village Center	8,750	4,400	12,702	25	4,400	12,727	17,127	1,610	2006	2010
Port St. Lucie, FL
The Landing At Tradition	28,750	21,090	25,185	147	21,090	25,332	46,422	3,226	2007	2010
Port St. Lucie, FL
Temple Terrace	—	3,500	825	3,767	3,500	4,592	8,092	574	1969	2010
Temple Terrace, FL
Kohl's at Calvine Pointe	10,500	3,437	9,263	—	3,437	9,263	12,700	1,291	2007	2010
Elk Grove, CA
Lake City Commons	5,200	1,584	7,570	43	1,584	7,613	9,197	990	2008	2010
Lake City, FL
Publix Shopping Center	6,749	2,065	6,009	242	2,065	6,251	8,316	770	2003	2010
St. Cloud, FL
Kohl's Bend River Promenade	9,350	5,440	7,765	—	5,440	7,765	13,205	991	2009	2010
Bend, OR
Whispering Ridge	5,000	2,101	6,445	—	2,101	6,445	8,546	760	2008	2010
Omaha, NE
Bell Oaks Shopping Center	6,548	1,800	9,058	—	1,800	9,058	10,858	1,075	2008	2010
Newburgh, IN
Colonial Square Town Center	18,140	4,900	19,360	283	4,900	19,643	24,543	2,379	2010	2010
Fort Myers, FL
Shops At Village Walk	6,860	1,645	7,840	—	1,645	7,840	9,485	886	2009	2010
Fort Myers, FL
Lima Marketplace	8,383	4,765	12,452	1	4,765	12,454	17,219	1,381	2008	2010
Fort Wayne, IN
Dollar General—Ariton	391	35	704	—	35	704	739	78	2010	2010
Ariton, AL
Dollar General—Collins	465	142	720	—	142	720	862	76	2010	2010
Collins, GA
Dollar General—Decatur	450	171	676	—	171	676	847	75	2010	2010
Decatur, AL

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Dollar General—Dublin	606	258	876	—	258	876	1,134	97	2010	2010
Dublin, GA
Dollar General—Duncanville	430	78	733	—	78	733	811	81	2010	2010
Duncanville, AL
Dollar General—Excel	455	49	810	—	49	810	859	85	2010	2010
Frisco City, AL
Dollar General—Lagrange	554	197	838	—	197	838	1,035	93	2011	2010
LaGrange, GA
Dollar General—Milledgeville	423	139	650	—	139	650	789	69	2010	2010
Milledgeville, GA
Dollar General—Uriah	391	19	727	—	19	727	746	77	2010	2010
Uriah, AL
Waxahachie Crossing	7,750	1,752	13,190	75	1,752	13,265	15,017	1,388	2010	2011
Waxahachie, TX
Village at Bay Park	9,183	5,068	8,956	45	5,068	9,002	14,070	954	2005	2011
Ashwaubenon, WI
Northcrest Shopping Center	15,780	3,907	26,974	—	3,907	26,974	30,881	2,689	2008	2011
Charlotte, NC
Prattville Town Center	15,930	2,463	23,553	—	2,463	23,553	26,016	2,351	2007	2011
Prattville, AL
Landstown Commons	50,140	9,751	68,167	394	9,751	68,561	78,312	6,673	2007	2011
Virginia Beach, VA
Silver Springs Pointe	8,800	3,032	12,126	—	3,032	12,126	15,158	1,230	2001	2011
Oklahoma City, OK
Copps Grocery Store	3,480	892	4,642	—	892	4,642	5,534	460	2000	2011
Neenah, WI
University Town Center (2 properties)	18,690	11,046	54,148	164	11,046	54,312	65,358	3,534	2009/2012/2013	2009/2012/2013
Norman, OK
Pick N Save Grocery Store	4,490	923	5,993	—	923	5,993	6,916	597	2009	2011
Burlington, WI
Walgreens—Lake Mary	5,080	1,743	7,031	—	1,743	7,031	8,774	670	2009	2011
Lake Mary, FL
Walgreens Plaza	4,650	1,031	7,320	—	1,031	7,320	8,351	701	2010	2011
Jacksonville, NC
Walgreens—Heritage Square	4,460	1,224	6,504	24	1,224	6,528	7,752	620	2010	2011
Conyers, GA
Perimeter Woods	33,330	9,010	44,081	33	9,010	44,114	53,124	4,007	2008	2011
Charlotte, NC
Draper Peaks	23,905	11,144	28,566	416	11,144	28,981	40,126	2,689	2007	2011
Draper, UT
Shoppes At Prairie Ridge	15,591	4,556	20,388	2	4,556	20,390	24,946	1,903	2009	2011
Pleasant Prairie, WI
Fairgrounds Crossing	13,453	6,163	14,356	84	6,163	14,440	20,603	1,352	2011	2011
Hot Springs, AR
Mullins Crossing	21,339	5,683	30,263	—	5,683	30,263	35,946	2,486	2005	2011
Evans, GA

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Fox Point	10,837	3,502	11,581	20	3,502	11,601	15,103	988	2008	2011
Neenah, WI
Harvest Square	6,800	2,317	8,529	141	2,317	8,670	10,987	666	2008	2011
Harvest, AL
Palm Coast Landing	22,550	3,950	31,002	—	3,950	31,002	34,952	2,188	2010	2011
Palm Coast, FL
Dollar General—Sycamore	461	215	577	—	215	577	792	41	2011	2011
Sycamore, AL
Dollar General Market—Port St. Joe	2,017	793	2,170	—	793	2,170	2,963	163	2011	2012
Port St. Joe, FL
Hamilton Crossing	15,637	2,825	24,287	—	2,825	24,287	27,112	1,571	2008	2012
Alcoa, TN
Dollar General Store—Buffalo	—	240	977	—	240	977	1,217	63	2011	2012
Buffalo, NY
Shoppes at Branson Hills	29,964	10,798	36,434	—	10,798	36,434	47,232	2,335	2005	2012
Branson, MO
Shoppes at Hawk Ridge	4,950	2,709	5,416	50	2,709	5,466	8,175	359	2008	2012
Lake St. Louis, MO
Bayonne Crossing	45,000	20,911	48,066	—	20,911	48,066	68,977	3,118	2011	2012
Bayonne, NJ
Eastside Junction	6,270	1,856	8,805	93	1,856	8,898	10,754	537	2008	2012
Athens, AL
Shops at Julington Creek	4,785	2,247	5,578	—	2,247	5,578	7,825	345	2011	2012
Jacksonville, FL
Dollar General Store—Lillian	—	318	575	—	318	575	893	34	2012	2012
Lillian, AL
Dollar General Market—Slocomb	1,417	608	1,898	—	608	1,898	2,506	118	2012	2012
Slocomb, AL
Dollar General Store—Clanton	—	389	656	—	389	656	1,045	39	2012	2012
Clanton, AL
BB&T—Plantation	1,295	610	1,483	—	610	1,483	2,093	89	2001	2012
Plantation, FL
BB&T—Wilmington	1,024	776	1,177	—	776	1,177	1,953	69	1990	2012
Wilmington, NC
KeyBank—Beachwood	1,145	1,146	601	—	1,146	601	1,747	38	1979	2012
Beachwood, OH
KeyBank—Euclid	612	260	912	—	260	912	1,172	53	1965	2012
Euclid, OH
KeyBank—Mentor	921	680	914	—	680	914	1,594	54	1976	2012
Mentor, OH
KeyBank—Pepper Pike	860	957	689	—	957	689	1,646	40	1974	2012
Pepper Pike, OH
KeyBank—Shaker Heights	932	736	1,047	—	736	1,047	1,783	61	1957	2012
Shaker Heights, OH

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Regions Bank—Acworth	1,043	570	1,068	—	570	1,068	1,638	64	2004	2012
Acworth, GA
Regions Bank—Alpharetta	1,522	698	1,365	—	698	1,365	2,063	84	2003	2012
Alpharetta, GA
Dollar General Store—Marbury	—	231	685	—	231	685	916	41	2012	2012
Marbury, AL
Dollar General Store—Gilbertown	—	123	1,008	—	123	1,008	1,131	56	2012	2012
Gilbertown, AL
South Elgin Commons	—	3,771	18,684	—	3,771	18,684	22,455	1,098	2011	2012
Elgin, IL
Walgreens—Berlin	4,840	2,000	4,155	—	2,000	4,155	6,155	245	2007	2012
Berlin, CT
Walgreens—Brandford	5,285	2,200	4,500	—	2,200	4,500	6,700	266	2007	2012
Brandford, CT
Walgreens—Brockton	6,421	3,500	4,424	—	3,500	4,424	7,924	263	2007	2012
Brockton, MA
Walgreens—Derry	4,988	1,750	4,363	—	1,750	4,363	6,113	258	2007	2012
Derry, NH
Walgreens—Dover	4,742	1,800	4,043	—	1,800	4,043	5,843	240	2008	2012
Dover, NH
Walgreens—Ledgewood	6,223	2,600	5,352	—	2,600	5,352	7,952	316	2007	2012
Ledgewood, NJ
Walgreens—Melrose	6,026	3,000	4,435	—	3,000	4,435	7,435	249	2007	2012
Melrose, MA
Walgreens—Mount Ephraim	6,223	2,600	5,581	—	2,600	5,581	8,181	311	2007	2012
Mount Ephraim, NJ
Walgreens—Sewell	4,643	2,200	4,918	—	2,200	4,918	7,118	283	2008	2012
Sewell, NJ
Saxon Crossing	11,400	3,455	14,555	—	3,455	14,555	18,010	814	2009	2012
Orange City, FL
Dollar General Store—Enterprise	—	220	768	—	220	768	988	43	2012	2012
Enterprise, AL
Dollar General Store—Odenville	—	197	613	—	197	613	810	33	2012	2012
Odenville, AL
BP—Gordonsville	707	840	322	—	840	322	1,162	17	1997	2012
Gordonsville, VA
BP—Fontaine	1,476	1,043	1,374	—	1,043	1,374	2,417	73	1989	2012
Charlottesville, VA
BP—Monticello	1,030	399	1,285	—	399	1,285	1,684	68	1995	2012
Charlottesville, VA
BP—Seminole	1,695	945	1,833	—	945	1,833	2,778	97	1992	2012
Charlottesville, VA

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Citgo—Gordonsville	3,727	2,250	3,796	—	2,250	3,796	6,046	201	2003	2012
Gordonsville, VA
BJ's at Ritchie Station	17,820	4,486	24,827	—	4,486	24,827	29,313	1,238	2010	2012
Capital Heights, MD
Dollar General Market—Candler	—	398	2,497	—	398	2,497	2,895	132	2012	2012
Candler, NC
Shops at Moore	21,300	6,674	28,206	—	6,674	28,206	34,880	1,482	2010	2012
Moore, OK
Kohl's—Cumming	4,675	2,750	5,478	—	2,750	5,478	8,228	286	2000	2012
Cumming, GA
Dollar General Market—Vienna	1,417	635	1,883	—	635	1,883	2,518	93	2012	2012
Vienna, GA
Centre Point Commons	14,410	2,842	21,938	—	2,842	21,938	24,780	1,026	2007	2012
Bradenton, FL
Dollar General Store—Borger	589	214	680	—	214	680	894	34	2010	2012
Borger, TX
Dollar General Store—Brookshire	863	347	960	—	347	960	1,307	48	2010	2012
Brookshire, TX
Dollar General Store—Bullard	600	159	747	—	159	747	906	37	2009	2012
Bullard, TX
Dollar General Store—Cisco	531	40	757	—	40	757	797	38	2010	2012
Cisco, TX
Dollar General Store—Glen Rose	903	297	1,087	—	297	1,087	1,384	54	2010	2012
Glen Rose, TX
Dollar General Store—Hamilton	626	147	807	—	147	807	954	40	2010	2012
Hamilton, TX
Dollar General Store—Itasca	543	30	784	—	30	784	814	39	2010	2012
Itasca, TX
Dollar General Store—Joaquin	656	50	935	—	50	935	985	47	2010	2012
Joaquin, TX
Dollar General Store—Llano	804	207	1,019	—	207	1,019	1,226	51	2010	2012
Llano, TX
Dollar General Store—Memphis	461	29	654	—	29	654	683	33	2009	2012
Memphis, TX
Dollar General Store—Mt. Vernon	641	60	919	—	60	919	979	46	2010	2012
Mt. Vernon, TX
Dollar General Store—Pineland	703	108	950	—	108	950	1,058	47	2009	2012
Pineland, TX
Dollar General Store—Rockdale	592	117	784	—	117	784	901	39	2010	2012
Rockdale, TX
Dollar General Store—Sealy	723	348	745	—	348	745	1,093	37	2010	2012
Sealy, TX

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Dollar General Store—Van Horn	707	48	1,022	—	48	1,022	1,070	51	2010	2012
Van Horn, TX
Lake City Commons II	—	511	2,130	—	511	2,130	2,641	105	2011	2012
Lake City, FL
Pathmark—Seaford	13,839	2,440	17,000	—	2,440	17,000	19,440	854	1968	2012
Seaford, NY
Pathmark—Upper Darby	8,835	1,750	11,834	—	1,750	11,834	13,584	588	1978	2012
Upper Darby, PA
Pathmark—Wilmington	4,794	1,348	6,622	—	1,348	6,622	7,970	326	1981	2012
Wilmington, DE
Schnucks—Arsenal	—	1,403	4,722	—	1,403	4,722	6,125	234	1984	2012
St. Louis, MO
Schnucks—Festus	—	1,507	5,584	—	1,507	5,584	7,091	276	1984	2012
Festus, MO
Schnucks—Grand	—	1,536	5,632	—	1,536	5,632	7,168	264	1989	2012
St. Louis, MO
Dollar General Store—Anson	608	109	816	—	109	816	925	38	2009	2012
Anson, TX
Dollar General Store—East Bernard	577	76	799	—	76	799	875	37	2009	2012
East Bernard, TX
City Center	93,000	11,617	136,439	—	11,617	136,439	148,056	6,005	2004	2012
White Plains, NY
Miramar Square	31,625	14,940	34,784	—	14,940	34,784	49,724	1,626	2008	2012
Miramar, FL
Crossing at Killingly Commons	33,000	15,281	39,212	—	15,281	39,212	54,493	1,819	2010	2012
Dayville, CT
Wheatland Town Center	15,080	3,684	32,973	—	3,684	32,973	36,657	1,450	2012	2012
Dallas, TX
Dollar General Store—Hertford	—	193	1,077	—	193	1,077	1,270	47	2012	2012
Hertford, NC
Dollar General Market—Resaca	1,635	634	2,203	—	634	2,203	2,837	103	2012	2012
Resaca, GA
Landings at Ocean Isle Beach	—	2,587	5,497	8	2,587	5,505	8,092	244	2009	2012
Ocean Isle Beach, NC
The Corner	14,750	3,521	20,429	—	3,521	20,429	23,950	844	2010	2012
Tucson, AZ
Dollar General Store—Remlap	—	124	682	—	124	682	806	30	2012	2012
Remlap, AZ
Dollar General Market—Canton	—	629	2,329	—	629	2,329	2,958	89	2012	2012
Canton, MS
Cannery Corner	—	3,322	10,557	—	3,322	10,557	13,879	376	2008	2012
North Las Vegas, NV

		Initial Cost(A)			Gross amount at which carried at end of period(B)
	Encumbrance	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(C)	Land and Improvements	Buildings and Improvements	Total(D)	Accumulated Depreciation(E)(F)	Date Constructed	Date of Acquisition
Centennial Center	70,455	9,824	111,444	10	9,824	111,454	121,278	3,918	2002	2012
Las Vegas, NV
Centennial Gateway	29,978	6,758	39,834	—	6,758	39,834	46,592	1,403	2005	2012
Las Vegas, NV
Eastern Beltway	34,100	5,467	52,095	—	5,467	52,089	57,562	1,830	1998	2012
Las Vegas, NV
Eastgate	14,407	3,794	19,775	—	3,794	19,775	23,569	697	1998	2012
Henderson, NV
Lowe's Plaza	—	1,805	3,103	—	1,805	3,103	4,908	110	2007	2012
Las Vegas, NV
Dollar General Store—Samson	—	269	1,069	—	269	1,069	1,338	30	2012	2013
Samson, AL
Copps Grocery—Stevens Point	8,375	1,378	11,507	—	1,378	11,507	12,885	107	2012	2013
Stevens Point, WI
Office
Siemens' Building	10,250	4,426	9,880	405	4,426	10,285	14,711	1,274	2009	2010
Buffalo Grove, IL
Time Warner Cable Division HQ	9,100	682	15,408	—	682	15,408	16,090	1,673	2000	2010
East Syracuse, NY
Elementis Worldwide Global HQ	9,625	1,089	12,327	—	1,089	12,327	13,416	694	2012	2012
East Windsor, NJ
Hasbro Office Building	14,900	3,400	21,635	84	3,400	21,719	25,119	766	2012	2012
Providence, RI
Multi-Family
The Crossings At Hillcroft	11,370	1,240	17,362	—	1,240	17,362	18,602	1,986	2007	2010
Houston, TX
One Webster	12,925	3,462	19,243	—	3,462	19,243	22,705	1,068	2011	2012
Chelsea, MA
Industrial
Siemens Gas Turbine Service Division	9,790	2,786	13,837	—	2,786	13,837	16,623	766	2012	2012
Deer Park, TX
FedEx Distribution Centers	21,615	5,820	30,518	—	5,820	30,518	36,338	1,937	2009	2012
Houston, TX

TOTAL(G):	$1,184,256	$394,336	$1,661,829	$7,341	$394,336	$1,669,165	$2,063,508	$115,099

Notes:

(A)
The initial cost to the Company represents the original purchase price of the property, including estimated earnouts and other amounts incurred subsequent to acquisition which were contemplated at the time the property was acquired.

(B)
The aggregate cost of real estate owned at December 31, 2013 for federal income tax purposes was approximately $1,973,643. (unaudited).

(C)
Does not include construction in progress.

(D)
Reconciliation of real estate owned:

	Year ended December 31,
	2013	2012
Balance at beginning of period	$2,039,182	$802,646
Acquisitions	22,420	1,235,302
Improvements	1,906	1,234

Balance at close of period	$2,063,508	$2,039,182

(E)
Reconciliation of accumulated depreciation:

	Year ended December 31,
	2013	2012
Balance at beginning of period	$54,843	$20,044
Depreciation expense	60,256	34,799

Balance at close of period	$115,099	$54,843

(F)
Depreciation is computed based upon the following estimated lives:

Buildings and improvements	15 - 30 years
Tenant improvements	Shorter of life of asset or term of the lease
(G)
Amounts in this table may not tie to the total due to rounding.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 9A.    Controls and Procedures

        As required by Rule 13a-15(b) and Rule 15d-15(b) under the Exchange Act, our management, including our principal executive officer and our principal financial officer, evaluated as of December 31, 2013, the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and Rule 15d-15(e). Based on that evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures, as of December 31, 2013, were effective for the purpose of ensuring that information required to be disclosed by us in this report is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the Exchange Act and is accumulated and communicated to management, including our principal executive officer and principal financial and accounting officer, as appropriate to allow timely decisions regarding required disclosures.

Management's Annual Report on Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Our management, including our principal executive officer and principal financial officer, evaluated as of December 31, 2013, the effectiveness of our internal control over financial reporting based on the framework in "Internal Control—Integrated Framework" 1992 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on its evaluation, our management has concluded that we maintained effective internal control over financial reporting as of December 31, 2013.

        This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's independent registered public accounting firm pursuant to permanent rules adopted by the Securities and Exchange Commission, permitting the Company to provide only management's report in this annual report.

Changes in Internal Control over Financial Reporting

        There has been no change in our internal control over financial reporting during the three months ended December 31, 2013, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.    Other Information

        None.

 Part III

Item 10.    Directors, Executive Officers and Corporate Governance

        Our directors and executive officers and their respective positions and offices are as follows:

Name	Age	Title
Robert D. Parks	70	Director and Chairman of the Board
Lee A. Daniels	71	Independent Director
Gerald W. Grupe	75	Independent Director
Brenda G. Gujral	71	Director
Heidi N. Lawton	51	Independent Director
Barry L. Lazarus	67	Director and President
Charles H. Wurtzebach	65	Independent Director
Roberta S. Matlin	69	Vice President
Steven T. Hippel	42	Treasurer and Chief Financial Officer
Jeremy Zednick	41	Chief Accounting Officer
Cathleen M. Hrtanek	37	Secretary

        Robert D. Parks.    Director and chairman of the board since June 2008. Mr. Parks has over forty years of experience in the commercial real estate industry, having been a principal of the Inland organization since May 1968. Mr. Parks is currently chairman of Inland Real Estate Investment Corporation ("IREIC"), a position he has held since November 1984. He has also served as a director of Inland Investment Advisors, Inc. since June 1995, and served as a director of Inland Securities Corporation from August 1984 until June 2009. He served as a director of Inland Real Estate Corporation from 1994 through June 2008, and served as chairman of the board from May 1994 to May 2004 and president and chief executive officer from 1994 to April 2008. He also served as a director and chairman of the board of Inland Retail Real Estate Trust, Inc. from its inception in September 1998 to March 2006, and as chief executive officer until December 2004, and as the chairman of the board and a director of Retail Properties of America, Inc. (formerly, Inland Western Retail Real Estate Trust, Inc.) from its inception in March 2003 to October 2010. Mr. Parks also has served as the chairman of the board and a director of Inland American Real Estate Trust, Inc. since its inception in October 2004. Mr. Parks is responsible for the ongoing administration of existing investment programs, corporate budgeting and administration for IREIC. He oversees and coordinates the marketing of all investments and investor relations. Prior to joining Inland, Mr. Parks taught in Chicago's public schools. He received his bachelor degree from Northeastern Illinois University and his master's degree from the University of Chicago. He is a member of the National Association of Real Estate Investment Trusts, or "NAREIT."

        Lee A. Daniels has been an independent director of Inland Diversified Real Estate Trust, Inc. since September 2008. Mr. Daniels serves as the Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Mr. Daniels brings to the board a depth of knowledge and experience regarding the law, government and community relations, based on his more than forty six years of legal practice and experience in government and community relations. Mr. Daniels founded Lee Daniels & Associates, LLC, a consulting firm for government and community relations, in February 2007. From 2007 to 2012 Mr. Daniels was a principal in a commercial real estate firm. From 1992 to 2006, Mr. Daniels was an equity partner at the Chicago law firm of Bell Boyd & Lloyd, and previously had been an equity partner at Katten Muchin & Zavis from 1982 to 1991 and Daniels & Faris from 1967 to 1982. From 1971 to 1974, Mr. Daniels served as Special Assistant Attorney General for the State of Illinois. Mr. Daniels also served as a member of the Illinois House of Representatives from 1975 to 2007, and was Speaker of the Illinois House of Representatives from 1995 to 1997 and Minority Leader from 1983 to 1995 and 1998 to 2003.

        Mr. Daniels has served as an independent director of Inland Real Estate Income Trust, Inc. since February 2012. Mr. Daniels serves as a member of the Audit Committee. Mr. Daniels currently serves as the Chairman of Haymarket Center in Chicago (member since June 2010) and previously on the Board of Governors (1990 - 2013) and Healthcare Board of Trustees (1981 - 2013) for Elmhurst Memorial Hospital. Mr. Daniels also previously served on Boards of Directors of Suburban Bank of Elmhurst and Elmhurst Federal Savings and Loan Association. Mr. Daniels received his bachelor degree from University of Iowa in Iowa City, Iowa, and received his law degree from The John Marshall Law School in Chicago, Illinois. Mr. Daniels received the Distinguished Alumni Award from both the University of Iowa (1997) and the John Marshall Law School (1995). Mr. Daniels serves as a Distinguished Fellow in the Political Science Department and Special Assistant to the President for Government and Community Relations at Elmhurst College, where he received an Honorary Doctor of Laws in 1996.

        Gerald W. Grupe.    Independent director since October 2009. Mr. Grupe founded Ideal Insurance Agency, Inc., serving as president and chief executive officer from June 1980 to June 2009. Ideal provides insurance program administration, claims administration and related services to public and quasi-public entities in Illinois, including representing the Volunteer Firemen's Insurance Services, for which Mr. Grupe served as regional director from June 1974 to June 2009. Mr. Grupe retired from Ideal in June 2009. In addition, Mr. Grupe served as the chairman of the board of the Illinois Public Risk Fund from 1984 to June 2006 and served as its treasurer from June 2006 to June 2009.

        Brenda G. Gujral.    Serves as a director of IREIC. Ms. Gujral served as IREIC's president most recently from January 2013 to December 2013 and also served in that capacity from July 1987 through June 1992 and again from January 1998 through January 2011. Ms. Gujral was appointed chief executive officer of IREIC in January 2008 until February 2012. She served as a director of Inland Securities Corporation from January 1997 to August 2013, and has served as its president from January 2013 to August 2013 (and served as its president and chief operating officer from January 1997 to June 2009). Ms. Gujral was a director of Inland Western Retail Real Estate Trust, Inc. (n/k/a Retail Properties of America, Inc.) from its inception in March 2003 until May 2012 and served as its chief executive officer from June 2005 until November 2007. Ms. Gujral serves as a director of Inland American Real Estate Trust, Inc. and served as its president since its inception in October of 2004 until December of 2011. She also serves as a director of Inland Diversified Real Estate Trust, Inc. since its inception in June 2008, and served as its president from June 2008 to May 2009. She has been a director of the board of Inland Private Capital Corporation (f/k/a Inland Real Estate Exchange Corporation) since May 2001 and has served as its President since May 2012. She has been a director of Inland Opportunity Business Manager & Advisor, Inc. since April 2009, and was a director of Inland Retail Real Estate Trust, Inc. from its inception in September 1998 until it was acquired in February 2007.

        Ms. Gujral has been with the Inland organization for thirty five years, becoming an officer in 1982. Prior to joining the Inland organization, she worked for the Land Use Planning Commission, establishing an office in Portland, Oregon, to implement land use legislation for that state. Ms. Gujral graduated from California State University. She holds Series 7, 22, 39 and 63 certifications from the Financial Industry Regulatory Authority ("FINRA"), and is a member of the National Association of Real Estate Investment Trusts ("NAREIT"), the Investment Program Association ("IPA") and the Real Estate Investment Securities Association ("REISA").

        Heidi N. Lawton.    Independent director since July 2010. Since 1994, Ms. Lawton has also served as a member of the board of directors of Inland Real Estate Corporation (NYSE: IRC), the chairperson of IRC's compensation committee and a member of IRC's nominating and corporate governance committee and audit committee. Ms. Lawton is the managing broker and principal of Lawton Realty Group, Inc., a full service commercial real estate brokerage, development and management firm, which she founded in 1989. Ms. Lawton has over twenty years of experience acquiring, developing and managing, as well as arranging financing for large commercial properties. Through her experiences she has developed skills in assessing risk and reading and writing financial reports. She has also successfully turned around failed developments and associations. Her areas of expertise include acquisitions for property development; structuring real estate investments, property conversions, and implementing value add strategies. Ms. Lawton has been licensed as a real estate professional since 1982 and served as president of the Northern Illinois Commercial Association of Realtors in 2009.

        Barry L. Lazarus.    Director since October 2009, and our president and chief operating officer, as well as a director and the president of our Business Manager, since May 2009. As such Mr. Lazarus implements board policy and coordinates our operations as well as service provider activities on a day to day basis. Mr. Lazarus has been affiliated with the Inland organization for forty years. Mr. Lazarus originally joined the Inland organization in 1973, after three years in public accounting, His first position was controller and he was later promoted to treasurer. In 1979, he relocated to Arizona and formed The Butterfield Company, a development and contracting firm, while also serving as a consultant to investors in several commercial ventures. In October 1990, Mr. Lazarus rejoined Inland and became the president of Intervest Midwest Real Estate Corporation ("Intervest"), then an affiliate of The Inland Group, Inc. and in 1994 Mr. Lazarus's company Wisconsin and Southern Land Company, Inc. acquired Intervest from The Inland Group, Inc. From January 1999 through December 2004, Mr. Lazarus was president and chief financial officer of Inland Retail Real Estate Trust, Inc. ("IRRETI"). In December 2004, he was also promoted to chief executive officer at which time he relinquished his position as chief financial officer. As chief financial officer, Mr. Lazarus structured the company's overall financial plan, including budgeting, arranging corporate lines of credit and development and permanent financing. As president, he coordinated the major operating divisions of IRRETI as well as the various entities providing services to IRRETI. He was part of the team of professionals that negotiated the merger and sale of IRRETI to Developers Diversified Real Estate Corporation (NYSE: DDR), which closed in February 2007. In May 2007, Mr. Lazarus became chief executive officer of Inland Atlantic Development Corporation, a private company providing development services in the Southeastern United States. Mr. Lazarus received his bachelor of business administration degree from the University of Wisconsin and is a certified public accountant.

        Charles H. Wurtzebach, Ph.D.    Independent director since May 2009. Dr. Wurtzebach is currently the George L. Ruff Professor in Real Estate Studies in the Department of Real Estate at DePaul University in Chicago, Illinois, lecturing at both the undergraduate and graduate levels, participating in joint research projects with other faculty, and providing support to the DePaul Real Estate Center. Dr. Wurtzebach joined the faculty at DePaul University in January 2009. From 1999 to November 2008, Dr. Wurtzebach served as managing director and property chief investment officer of Henderson Global Investors (North America) Inc., where he was responsible for the strategic portfolio planning and the overall management of Henderson's North American business. This included responsibility for Henderson's overall product offerings including institutional equity, property, and retail equity and fixed interest. As property chief investment officer, Dr. Wurtzebach worked directly with Henderson's property portfolio managers developing client investment strategies. He also chaired Henderson's North American Property Investment and Management Committees. He was also a member of Henderson's Global Senior Management Team. Dr. Wurtzebach was president and chief executive officer of Heitman Capital Management from June 1994 to May 1998 and president of JMB Institutional Realty from June 1991 to June 1994. In these positions with Heitman and JMB, Dr. Wurtzebach actively supervised the financial risk exposure, financial reporting and internal control procedures of each company. In addition, Dr. Wurtzebach was the Director of the Real Estate and Urban Land Economics program within the Graduate School of Business at the University of Texas at Austin from 1974 to 1986. Dr. Wurtzebach has co-authored or acted as co-editor of several books including Modern Real Estate, co-authored with Mike Miles, and Managing Real Estate Portfolios, co-edited with Susan Hudson-Wilson. Additional publication experience includes authoring numerous academic and professional articles. A frequent featured speaker at professional and academic gatherings, Dr. Wurtzebach was the

1994 recipient of the prestigious Graaskamp Award for Research Excellence presented by the Pension Real Estate Association and is a member of the American Real Estate Society and a past president and director of the Real Estate Research Institute. Dr. Wurtzebach obtained his bachelor degree from DePaul University, a master's degree in business administration from Northern Illinois University and a Ph.D. in finance from the University of Illinois at Urbana.

        Roberta S. Matlin.    Our vice president since September 2008, and the vice president of our Business Manager since May 2009. Ms. Matlin also served as the president of our Business Manager from June 2008 to May 2009.

        Ms. Matlin joined IREIC in 1984 as director of investor administration and currently serves as a director and senior vice president of IREIC, in the latter capacity directing its day-to-day internal operations. Ms. Matlin also has been a director of Inland Private Capital Corporation since May 2001, a vice president of Inland Institutional Capital Partners Corporation since May 2006 and a director since August 2012. She also has served as a director and president of Inland Investment Advisors, Inc. since June 1995 and Intervest Southern Real Estate Corporation since July 1995, and a director and president of Inland Securities Corporation from July 1995 to March 1997 and director and vice president since April 1997. Ms. Matlin has served as a director of Pan American Bank since December 2007 and since 2008 Ms. Matlin has served as vice president of administration of Inland Diversified Real Estate Trust, Inc. and also has served as the president of Inland Diversified Business Manager & Advisor, Inc. from June 2008 through May 2009 and is currently its vice president. Since April 2009 she has served as president of Inland Opportunity Business Manager & Advisor, Inc. She has served as vice president of administration of Inland American Real Estate Trust, Inc. since its inception in October 2004. She served as president of Inland American Business Manager & Advisor from October 2004 until January 2012. She has served as vice president of administration of Inland Real Estate Income Trust, Inc. and IREIT Business Manager & Advisor, Inc. since August 2011. Ms. Matlin served as vice president of administration of Inland Western Retail Real Estate Trust, Inc. from 2003 until 2007, vice president of administration of Inland Retail Real Estate Trust, Inc. from 1998 until 2004, vice president of administration of Inland Real Estate Corporation from 1995 until 2000 and trustee and executive vice president of Inland Mutual Fund Trust from 2001 until 2004.

        Prior to joining Inland, Ms. Matlin worked for the Chicago Region of the Social Security Administration of the United States Department of Health and Human Services. Ms. Matlin is a graduate of the University of Illinois in Champaign. She holds Series 7, 22, 24, 39, 63 and 65 certifications from FINRA, and is a member of REISA.

        Steven T. Hippel.    Our chief financial officer as well as the chief financial officer of our Business Manager since July of 2012. In addition, Mr. Hippel was our chief accounting officer as well as the chief accounting officer of our Business Manager from November 2009 until January 2014. From September 2004 to May 2009, Mr. Hippel served as the senior vice president and chief financial officer of ORIX Real Estate Capital, Inc., a wholly owned subsidiary of ORIX USA Corporation. Mr. Hippel directed all corporate and partnership financial reporting, accounting, treasury and tax compliance for ORIX's nationwide portfolio of commercial and residential real estate development and investment assets, mortgage loan receivables and third-party investment management assets. Prior to joining ORIX, Mr. Hippel was employed by Shorenstein Company from January 2002 to September 2004, serving as the vice president of finance and accounting from March 2003 to September 2004. At Shorenstein, Mr. Hippel oversaw the accounting, reporting, and operational requirements for three investment funds. Mr. Hippel also worked with Deloitte & Touche in their Chicago-based real estate practice from June 1995 to December 2001, where he served as an audit and advisory manager from August 2000 to December 2001.

        Mr. Hippel received his bachelor degree in economics, with honors, from Williams College in Williamstown, Massachusetts and his Master of Science degree in accountancy from DePaul University in Chicago, Illinois. Mr. Hippel is a certified public accountant and a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the International Council of Shopping Centers.

        Jeremy Zednick.    Our chief accounting officer as well as the chief accounting officer of our Business Manager since January 2014. Mr. Zednick joined Inland Diversified Business Manager & Advisor, Inc., in October 2010 as controller—accounting and financial reporting. Prior to this, he served as vice president—corporate accounting at Prime Group Realty Trust from April 2009 to May 2010 where he oversaw the accounting and financial reporting departments. Prior to joining Prime Group Realty Trust, Mr. Zednick served as corporate controller of ORIX Real Estate Capital, Inc., a wholly owned subsidiary of ORIX USA Corporation, from December 2004 to October 2008. Mr. Zednick led ORIX's corporate accounting, treasury and reporting efforts. Prior to ORIX, Mr. Zednick also held various positions at Equity Office, Brookdale and Ernst & Young. Mr. Zednick received his bachelor degree in business administration—accounting from University of Miami in Coral Gables, Florida. Mr. Zednick is a certified public accountant and a member of the American Institute of Certified Public Accountants.

        Cathleen M. Hrtanek.    Our secretary, and the secretary of our Business Manager, since September 2008. Ms. Hrtanek joined Inland in 2005 and is an associate counsel and vice president of The Inland Real Estate Group, Inc. In her capacity as associate counsel, Ms. Hrtanek represents many of the entities that comprise the Inland Real Estate Group of Companies on a variety of legal matters. She is also a member of the audit committee for the two public partnerships sponsored by IREIC. Ms. Hrtanek also has served as the secretary of Inland Monthly Income Trust, Inc. since August 2011, as the secretary of Inland Opportunity Business Manager & Advisor, Inc. since April 2009 and as the secretary of Inland Private Capital Corporation (formerly, Inland Real Estate Exchange Corporation) since August 2009. Prior to joining Inland, Ms. Hrtanek had been employed by Edwards Wildman Palmer LLP (formerly, Wildman Harrold Allen & Dixon LLP) in Chicago, Illinois since September 2001. Ms. Hrtanek has been admitted to practice law in the State of Illinois and is a licensed real estate broker. Ms. Hrtanek received her bachelor degree from the University of Notre Dame in South Bend, Indiana and her law degree from Loyola University Chicago School of Law.

Audit Committee

        Our board has formed a separately-designated standing audit committee, comprised of Messrs. Daniels and Wurtzebach and Ms. Lawton. Mr. Wurtzebach serves as the chairman of the audit committee, and our board has determined that Mr. Wurtzebach qualifies as an "audit committee financial expert" as defined by the SEC. All of the members of the audit committee are "independent" as defined by our charter. The audit committee assists the board in fulfilling its oversight responsibility relating to: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of the independent registered public accounting firm; (4) the adequacy of our internal controls; and (5) the performance of our independent registered public accounting firm.

Nominating and Corporate Governance Committee.

        Our board has formed a separately-designated standing nominating and corporate governance committee, comprised of Messrs. Daniels, Grupe and Wurtzebach and Ms. Lawton. Mr. Daniels serves as the chairman of this committee. All of the members of the audit committee are "independent" as defined by our charter. The committee is responsible for recommending individuals to the board for nomination as members of the board and its committees as well as developing and recommending corporate governance guidelines. The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by the Business Manager and by stockholders. In recommending candidates for director positions, the committee takes into account many factors and evaluates each director candidate in light of, among other things, the candidate's knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate's independence from conflict with the Company and the ability of the candidate to devote an appropriate amount of effort to board duties. The committee also focuses on persons actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. A majority of our directors must be independent, as defined in our charter. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director, other than the independent directors, must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully evaluate the type of assets we acquire. The committee also considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. The committee evaluates each individual candidate by considering all of these factors as a whole, favoring active deliberation rather than the use of rigid formulas to assign relative weights to these factors.

Special Committee

        In April 2013, our board of directors established a special committee to evaluate, review of and negotiate various liquidity and strategic alternatives for our company and to execute any transaction recommended by the special committee and approved by the board. The special committee is comprised of Dr. Wurtzebach, Mr. Daniels and Mr. Grupe, with Dr. Wurtzebach serving as chairman of the special committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than 10% of our common stock to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) of our common stock and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2013, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely made by reporting persons during the fiscal year ended December 31, 2013.

Code of Ethics

        We have adopted a code of ethics that applies to all of our executive officers and directors, including but not limited to, our principal executive officer, principal financial officer and principal accounting officer. Our code of ethics is available on our website free of charge at http://www.inlanddiversified.com. We will also provide a copy of the code of ethics free of charge upon request to our customer relations group.

Item 11.    Executive Compensation

Compensation of Executive Officers

        All of our executive officers are officers of IREIC or one or more of its affiliates and are compensated by those entities, in part, for services rendered to us. We do not separately compensate our executive officers for their service as officers or, except as set forth below with respect to our corporate secretary, reimburse either our Business Manager or Real Estate Managers or any of their affiliates for any compensation paid to individuals who also serve as our executive officers, or the executive officers of our Business Manager or our Real Estate Managers or their affiliates. Our corporate secretary is employed by The Inland Real Estate Group, Inc., or "TIREG," an affiliate of the Business Manager. We reimburse TIREG, based on hourly billing rates, for the time that our corporate secretary spends providing legal services related to our company or for our benefit. During the year ended December 31, 2013, we incurred TIREG for approximately $126,500 pursuant to this arrangement.

        Due to the fact that we do not employee or directly compensate any of our executive officers, we do not have, and our board of directors has not considered, a compensation policy or program for our executive officers and we have not included a "Compensation Discussion and Analysis" in this annual report. The fees we pay to the Business Manager and Real Estate Managers under the business management agreement or the real estate management agreements, respectively, are described in more detail under Item 13, "Certain Relationships and Related Transactions."

Compensation of Directors

        We pay our independent directors an annual retainer of $30,000, plus $1,250 for each in-person meeting of the board and $750 for each telephonic meeting of the board attended by an independent director. We also pay the chairperson of our audit committee an annual retainer of $10,000 and the chairpersons of any other committee of our board, including any special committee, an annual retainer of $7,500. We pay our independent directors $750 for each in-person meeting of each committee of the board and $500 for each telephonic meeting of each committee of the board attended by an independent director. We reimburse all of our directors for any out-of-pocket expenses incurred by them in attending meetings. We do not compensate any director that also is an employee of our company, our Business Manager or its affiliates.

        The following table further summarizes compensation earned by our independent directors for the year ended December 31, 2013.

	Fees Earned in Cash ($)	All Other Compensation ($)	Total ($)
Lee A. Daniels	$108,750	$—	$108,750
Gerald W. Grupe	$88,750	$—	$88,750
Heidi N. Lawton	$54,250	$—	$54,250
Charles H. Wurtzebach	$112,250	$—	$112,250

Compensation Committee Interlocks and Insider Participation

        We currently do not have a compensation committee of our board of directors because we do not pay, or plan to pay, any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The following table shows, as of March 1, 2014, the amount of our common stock beneficially owned (unless otherwise indicated) by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Robert D. Parks, Director and Chairman of the Board(3)	81,895	*
Lee A. Daniels, Independent Director(4)	4,298	*
Gerald W. Grupe, Independent Director(5)	10,000	*
Brenda G. Gujral, Director(6)	3,855	*
Heidi N. Lawton, Independent Director	—	—
Barry L. Lazarus, Director and President(7)	24,170	*
Charles H. Wurtzebach, Independent Director(8)	1,224	*
Roberta S. Matlin, Vice President(9)	1,136	*
Steven T. Hippel, Treasurer and Chief Financial Officer	—	—
Jeremy Zednick, Chief Accounting Officer	—	—
Cathleen M. Hrtanek, Secretary(10)	3,633	*

All Directors and Officers as a group (eleven persons)	130,211	*

*
Less than 1%

(1)
The business address of each person listed in the table is c/o Inland Diversified Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523.

(2)
All fractional ownership amounts have been rounded to the nearest whole number.

(3)
Mr. Parks has sole voting power and shares investment power with his wife over all of the shares that he beneficially owns. Mr. Parks shares voting power and investment power over 10,778 of the shares that that they own, and he shares voting power and investment power with his brother over 10,000 shares that they own.

(4)
Mr. Daniels has sole voting and investment power over all of the shares that he beneficially owns.

(5)
Mr. Grupe and his wife share voting and investment power over all of the shares that he beneficially owns.

(6)
Ms. Gujral has sole voting power and shares investment power with her husband over 507 of the shares that she beneficially owns. Ms. Gujral has sole voting and investment power over the remainder of the shares that she beneficially owns.

(7)
Mr. Lazarus has sole voting power and shares investment power with his wife over all of the shares that he beneficially owns.

(8)
Dr. Wurtzebach has sole voting and investment power over all of the shares that he beneficially owns.

(9)
Ms. Matlin has sole voting power and shares investment power with the trustee of her trust over all of the shares that she beneficially owns.

(10)
Ms. Hrtanek has sole voting and investment power over all of the shares that she beneficially owns.

Item 13.    Certain Relationships and Related Transactions, and Director Independence

        Set forth below is a summary of the material transactions between our company and various affiliates of IREIC, including our Business Manager and Real Estate Managers, during the year ended December 31, 2013.

Business Management Agreement

        We have entered into a Business Management Agreement with Inland Diversified Business Manager & Advisor, Inc., which serves as our Business Manager with responsibility for overseeing and managing our day-to-day operations. Subject to satisfying the criteria described below, we pay our Business Manager a quarterly business management fee equal to a percentage of our "average invested assets," calculated as follows: (1) if we have declared distributions during the prior calendar quarter just ended, in an amount equal to, or greater than, an average 7% annualized distribution rate (assuming a share was purchased for $10.00), we pay a fee equal to 0.1875% of our "average invested assets" for that prior calendar quarter; (2) if we have declared distributions during the prior calendar quarter just ended, in an amount equal to, or greater than, an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we pay a fee equal to 0.1625% of our "average invested assets" for that prior calendar quarter; (3) if we have declared distributions during the prior calendar quarter just ended, in an amount equal to, or greater than, an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we pay a fee equal to 0.125% of our "average invested assets" for that prior calendar quarter; or (4) if we do not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, we do not, except as set forth below, pay a business management fee for that prior calendar quarter. Assuming that (1), (2) or (3) above is satisfied, our Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid. If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business Manager's sole discretion, be waived permanently or accrued, without interest, to be paid at a later point in time. For the year ended December 31, 2013, because we declared distributions during each calendar quarter in an amount equal to 6% per annum, the Business Manager was entitled to a business management fee in an amount equal to approximately $14.8 million, of which approximately $0.1 million was permanently waived and $14.7 million was paid or accrued.

        As used herein, "average invested assets" means, for any period, the average of the aggregate book value of our assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, real estate assets, as well as amounts invested in consolidated and unconsolidated joint ventures or other partnerships, REITs and other real estate operating companies, before reserves for amortization and depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter. Notwithstanding the above, "average invested assets" excludes, for these purposes, any investments in securities, including any non-controlling interests in REITs or other real estate operating companies, for which a separate investment advisor fee is paid.

        After stockholders have first received, on an aggregate basis, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, aggregate "invested capital," we will pay our Business Manager an incentive fee equal to 15% of the net proceeds from the sale of our real estate assets, including assets owned by a REIT or other real estate operating company that we acquire and operate as a subsidiary. For these purposes, "invested capital" means the aggregate original issue price paid for the shares of our common stock reduced by prior distributions identified as special distributions from the sale or financing of our real estate assets. Net sales proceeds will be calculated after paying any property disposition fee to Inland Real Estate Brokerage, Inc. or Inland Partnership Property Sales Corporation. We did not satisfy the conditions necessary for the payment of an incentive fee, and thus did not incur any incentive fees, during the year ended December 31, 2013.

        Upon a "liquidity event," we will pay our Business Manager a "liquidity event fee" equal to 15% of the amount by which (1) the "market value" of the outstanding shares of our common stock, or the common stock of our subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to our stockholders in order to pay them the "priority return" from inception through the date that market value is determined. In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the liquidity event fee will be paid at the time that we have paid the total distributions required to be paid to our stockholders in order to pay them the priority return, calculated as described herein. The obligation to pay the liquidity event fee will terminate if we acquire our Business Manager prior to a liquidity event. The terms "liquidity event," "market value" and "priority return" are defined in our Business Management Agreement. We did not experience a "liquidity event," and thus did not incur a liquidity event fee, during the year ended December 31, 2013. As described below, pursuant to the Master Agreement we have agreed, among other things, to pay our Business Manager a liquidity event fee upon the closing of the Merger with Kite.

Real Estate Management Agreements

        We have entered into real estate management agreements with each of our Real Estate Managers ("Property Management Agreements"), under which our Real Estate Managers and their affiliates manage or oversee each of our real properties. For each property that is managed directly by any of our Real Estate Managers or their affiliates, we pay the applicable Real Estate Manager a monthly fee of up to 4.5% of the gross income from each property the entity manages. The applicable Real Estate Manager determines, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation. This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties. For the year ended December 31, 2013, we incurred real estate management fees in an aggregate amount equal to approximately $9.2 million.

        If we acquire a property that will be managed directly by entities other than our Real Estate Managers or their affiliates, such as any healthcare-related properties and lodging properties which must be operated by third parties to ensure proper treatment of the income generated by these properties under the applicable REIT rules or that will be owned through a joint venture, or if we acquire a property as a result of acquiring interests in other REITs or real estate operating companies, we will pay the applicable Real Estate Manager a monthly oversight fee of up to 1% of the gross income from the applicable property. The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limit. We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers. In addition, with respect to any property that is managed directly by entities other than our Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, we may pay a monthly oversight fee based upon the "hourly billing rate" of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for us in respect of that property. In no event will our Real Estate Managers receive both a real estate management fee and an oversight fee with respect to a particular property. In addition, except as otherwise approved by a majority of our independent directors, the total fees paid to our Real Estate Managers for managing a particular property, including oversight fees, may not exceed 4.5% of the gross income generated by the applicable property. During the year ended December 31, 2013, we incurred oversight fees and related expenses in an aggregate amount equal to approximately $2.3 million. As described below, pursuant to the Master Agreement we have agreed, among other things, to terminate the Property Management Agreements upon the closing of the Merger with Kite.

Other Fees and Expense Reimbursements

        We reimburse our Business Manager, Real Estate Managers and entities affiliated with each of them, such as Inland Real Estate Acquisitions, Inc. ("IREA"), Inland Institutional Capital Partners Corporation and their respective affiliates for expenses paid on our behalf in connection with acquiring real estate assets, regardless of whether we acquire the assets. We may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced. For the year ended December 31, 2013, we incurred approximately $0.3 million in acquisition expenses.

        We pay Inland Mortgage Servicing Corporation 0.03% per year on the first billion dollars and 0.01% thereafter on all mortgages that are serviced by Inland Mortgage Servicing Corporation. In addition, we pay Inland Mortgage Brokerage Corporation and Inland Commercial Mortgage Corporation 0.2% of the principal amount of each loan placed for us by either entity. During the year ended December 31, 2013, we incurred approximately $0.3 million in loan servicing fees and approximately $0.1 million in loan placement fees.

        We pay Inland Investment Advisors, Inc. a monthly fee for providing investment advisory services in connection with our investments in securities. We pay fees at an annual rate equal to 1% of the first $1 to $5 million of securities under management, 0.85% of securities from $5 to $10 million, 0.75% of securities from $10 to $25 million, 0.65% of securities from $25 to $50 million, 0.60% of securities from $50 to $100 million and 0.50% of securities above $100 million. Assets under management are determined based on the aggregate carrying value of the securities as reported on the applicable broker's monthly statement or report. During the year ended December 31, 2013, we incurred approximately $0.3 million in investment advisory fees.

        We reimburse IREIC, our Business Manager, our Real Estate Managers and their respective affiliates for any expenses that they pay or incur in providing ancillary services to us. During the year ended December 31, 2013, we reimbursed approximately $1.3 million to IREIC, our Business Manager and their respective affiliates.

        We reimburse a related party of the Business Manager for costs incurred for construction oversight provided to us relating to our joint venture redevelopment project. During the year ended December 31, 2013, we incurred approximately $0.1 million in construction oversite fees.

        We may pay a property disposition fee to Inland Real Estate Brokerage, Inc. or Inland Partnership Property Sales Corporation in an amount equal to the lesser of: (1) 3% of the contract sales price of the property; or (2) 50% of the customary commission which would be paid to a third party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6% of the contract sales price. We did not incur any property disposition fees during the year ended December 31, 2013.

Other Related Party Transactions

        As of December 31, 2013, we owed approximately $2.1 million to IREIC and its affiliates related to advances used to pay administrative and certain accrued expenses which are included in due to related parties. These amounts were subsequently repay.

        We are a member of a limited liability company formed as an insurance association captive, which is owned in equal proportions by us and four other REITs sponsored by IREIC and serviced by an affiliate of our Business Manager. We entered into this insurance captive in 2009, to stabilize insurance costs, manage our exposures and recoup expenses through the functions of the captive program.

        At December 31, 2013, we owned 75,000 shares of common stock of Inland Real Estate Corporation, valued at approximately $0.8 million as of December 31, 2013, and 1,000 shares of common stock in the Inland Real Estate Group of Companies, with a recorded value of $1,000 at December 31, 2013.

Master Liquidity Event Agreement

        In connection with the execution of the Merger Agreement, on February 9, 2014, we entered into the Master Agreement with the Business Manager, each of the Property Managers, Inland Investment Advisors, Inc. and Inland Computer Services, Inc.

        The Master Agreement provides that the liquidity event fee payable to the Business Manager pursuant to the terms of Business Management Agreement upon the consummation of the Merger will be $10,235,000; provided, however, that the total amount of the liquidity event fee will be increased to not more than $12,000,000 in the event that the Business Manager achieves certain cost savings for us prior to the closing of the Merger. If the savings achieved prior to the closing of the Merger are at least $3.0 million, the amount of the liquidity event fee will be increased to $12.0 million. If the savings achieved prior to the closing of the merger are less than $3.0 million, the Business Manager will be entitled to a pro-rata portion of the increase in the liquidity event fee. Under the terms of the Business Management Agreement, absent agreement between the parties, the precise amount of the liquidity event fee could not be finally determined until consummation of the Merger. The parties agreed to a specific liquidity event fee payable to the Business Manager in order to provide certainty to the parties, including Kite, as to those costs.

        The Master Agreement provides that the management fees payable to the Business Manager and the Real Estate Managers pursuant to the terms of the Business Management Agreement and the Property Management Agreements will be paid by us in accordance with past practice up to the closing of the merger, with such final payments subject to adjustment as necessary by Kite and the Business Manager and Real Estate Managers following the Merger.

        Except as provided for in the Master Agreement, none of the Business Manager, the Real Estate Managers or any of their respective affiliates will receive, in connection with the consummation of the Merger or the Net Lease Sale Transactions, or any transactions contemplated thereby, any additional incentive fee or other liquidity, disposition, brokerage, or other fees of any kind from us or any of our affiliates.

        Pursuant to the Master Agreement, upon the closing of the Merger, we will reimburse the Business Managers and the Real Estate Managers for all of the severance payments and retention bonuses paid by the Business Manager and the Real Estate Managers to certain employees (excluding any of our executive officers and executive officers of the Business Manager or the Real Estate Managers). Kite will reimburse the Business Managers and Real Estate Managers for any such payments which become due and payable subsequent to the closing of the Merger.

        Pursuant to the Master Agreement, the Business Manager and the Property Managers agreed to waive the non-solicitation provisions and, effective as of the closing of the Merger, the non-hire provisions, of the Business Management Agreement and the Property Management Agreements with respect to certain individuals employed by the Business Manager and the Property Managers in order to permit (1) us and Kite to engage in discussions with such individuals regarding the employment of such individuals with Kite, and (2) Kite or its affiliates to hire such individuals following the closing of the Merger.

        The Master Agreement provides that each of the Business Management Agreement, the Property Management Agreements and certain other agreements by and between the Company and the Business Manager and the Business Manager's affiliates will automatically terminate, or that we will withdraw from such agreements, effective as of the closing of the Merger.

        The Master Agreement also provides for certain other agreements in order to facilitate the Merger. In the event that the Merger Agreement is terminated prior to the consummation of the Merger, the Master Agreement will automatically terminate and be of no further effect.

Policies and Procedures with Respect to Related Party Transactions

        We may not engage in transactions with entities sponsored by, or affiliated with, IREIC unless a majority of our board of directors, including a majority of our independent directors, finds the transaction to be fair and reasonable and on terms no less favorable to us than those from an unaffiliated party under the same circumstances. Our board also has adopted a policy prohibiting us from engaging in the following types of transactions with these entities:

  •
  purchasing real estate assets from, or selling real estate assets to, any IREIC-affiliated entities (this excludes circumstances where an entity affiliated with IREIC, such as IREA, enters into a purchase agreement to acquire a property and then assigns the purchase agreement to us);

  •
  making loans to, or borrowing money from, any IREIC-affiliated entities (this excludes expense advancements under existing agreements and the deposit of monies in any banking institution affiliated with IREIC); and

  •
  investing in joint ventures with any IREIC-affiliated entities.

        This policy does not impact agreements or relationships between us and IREIC and its affiliates that relate to the day-to-day management of our business or our offering of securities.

Director Independence

        As required by our charter, a majority of our directors must be "independent." As defined by our charter, an "independent director" is a person who: (1) is not directly or indirectly associated, and has not been directly or indirectly associated within the two years prior to becoming an independent director, with our sponsor, IREIC, our Business Manager or any of their affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with or as an officer or director of IREIC, our Business Manager or any of their affiliates; (2) has not served, or is not serving, as directors for more than three REITs originated by IREIC or advised by the Business Manager or any of its affiliates; and (3) performs no other services for us, except as a director.

        Although our shares are not listed for trading on any national securities exchange and therefore our board of directors is not subject to the independence requirements of the New York Stock Exchange ("NYSE") or any other national securities exchange, our board has evaluated whether our directors are "independent" as defined by the NYSE. The NYSE standards provide that to qualify as an independent director, among other things, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

        After reviewing all relevant transactions or relationships between each director, or any of his or her family members, and our company, our management and our independent registered public accounting firm, and considering each director's direct and indirect association with IREIC, our Business Manager or any of their affiliates, the board has determined that Ms. Lawton along with Mr. Daniels, Mr. Grupe and Dr. Wurtzebach qualify as independent directors.

Item 14.    Principal Accounting Fees and Services

        During the years ended December 31, 2013 and 2012, KPMG LLP, or KPMG, served as our independent registered public accounting firm and provided us certain tax and other services.

 Principal Independent Registered Public Accounting Firm Fees

        The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2013 and 2013, together with fees for audit-related services and tax services rendered by KPMG for the years ended December 31, 2013 and 2012, respectively.

	Year Ended December 31,
Description	2013	2012
Audit fees(1)	$740,000	$913,969
Audit-related fees	—	—
Tax fees(2)	191,477	140,000
All other fees	—	—

TOTAL	$931,477	$1,053,969

(1)
Audit fees consist of fees paid for the audit of our annual financial statements included in our quarterly reports on Form 10-Q, as well as fees relating to registration statements and the audits of Historical Summary of Gross Income and Direct Operating Expenses of properties acquired.

(2)
Tax fees are comprised of tax compliance fees.

Pre-Approval Policies

        Our audit committee has reviewed and approved all of the fees charged by KPMG, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2013 and 2012, respectively, were consistent with maintaining KPMG's independence. Accordingly, the audit committee has approved all of the services provided by KPMG. As a matter of policy, we will not engage our primary independent registered public accounting firm for non-audit services other than "audit-related services," as defined by the SEC, certain tax services and other permissible non-audit services except as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting. The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC's auditor independence rules are satisfied.

        Under the policy, the audit committee must pre-approve any engagements to render services provided by our independent registered public accounting firm and the fees charged for these services including an annual review of audit fees, audit-related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the audit committee will periodically monitor the levels of fees charged by KPMG and compare these fees to the amounts previously approved. The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval.

Part IV

Item 15.    Exhibits and Financial Statement Schedules

(a)
List of documents filed:

(1)
Financial Statements:

    Report of Independent Registered Public Accounting Firm

    The consolidated financial statements of the Company are set forth in the report in Item 8.

  (2)
  Financial Statement Schedules:

    Financial statement schedule for the year ended December 31, 2013 is submitted herewith.

    Real Estate and Accumulated Depreciation (Schedule III)

  (3)
  Exhibits:

    The list of exhibits filed as part of this Annual Report is set forth on the Exhibit Index attached hereto.

(b)
Exhibits:

  The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

(c)
Financial Statement Schedules

  All schedules other than those indicated in the index have been omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
BY:	/s/ BARRY L. LAZARUS Barry L. Lazarus President and principal executive officer Date: March 13, 2014

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ ROBERT D. PARKS Name: Robert D. Parks	Director and chairman of the board	March 13, 2014
By:	/s/ BARRY L. LAZARUS Name: Barry L. Lazarus	Director and president (principal executive officer)	March 13, 2014
By:	/s/ STEVEN T. HIPPEL Name: Steven T. Hippel	Treasurer and chief financial officer (principal financial officer)	March 13, 2014
By:	/s/ BRENDA G. GUJRAL Name: Brenda G. Gujral	Director	March 13, 2014
By:	/s/ LEE A. DANIELS Name: Lee A. Daniels	Director	March 13, 2014
By:	/s/ HEIDI N. LAWTON Name: Heidi N. Lawton	Director	March 13, 2014
By:	/s/ GERALD W. GRUPE Name: Gerald W. Grupe	Director	March 13, 2014
By:	/s/ CHARLES H. WURTZEBACH Name: Charles H. Wurtzebach	Director	March 13, 2014

Exhibit Index

Exhibit No.	Description
3.1	First Articles of Amendment and Restatement of Inland Diversified Real Estate Trust, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registrant's Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))
3.2
Amended and Restated Bylaws of Inland Diversified Real Estate Trust, Inc., effective August 12, 2009 (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registrant's Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))
4.1
Distribution Reinvestment Plan (incorporated by reference to Post-Effective Amendment No. 1 to the Registrant's Form S-3D Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 3, 2012 (file number 333-182748))
4.2
Amended and Restated Share Repurchase Program (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 3 to the Registrant's Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on April 16, 2010 (file number 333-153356)), as amended by First Amendment to the Amended and Restated Share Repurchase Program of Inland Diversified Real Estate Trust, Inc., effective November 1, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 14, 2011)
4.3
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.3 to the Registrant's Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on September 5, 2008 (file number 333-153356))
10.1
Second Amended and Restated Business Management Agreement, effective as of May 9, 2013, by and among, Inland Diversified Real Estate Trust, Inc., Inland Diversified Business Manager & Advisor, Inc. and Inland Real Estate Investment Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q, as filed by the Registrant with the Securities and Exchange Commission on May 10, 2013)
10.2
Third Amended and Restated Business Management Agreement, effective as of July 10, 2013, by and among, Inland Diversified Real Estate Trust, Inc., Inland Diversified Business Manager & Advisor, Inc. and Inland Real Estate Investment Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on July 16, 2013)
10.3
Amended and Restated Master Real Estate Management Agreement, effective as of September 8, 2011, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Real Estate Services LLC (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 14, 2011)
10.4
Amended and Restated Master Real Estate Management Agreement, effective as of September 8, 2011, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Asset Services LLC (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 14, 2011)

Exhibit No.	Description
10.5	Amended and Restated Master Real Estate Management Agreement, effective as of September 8, 2011, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Leasing Services LLC (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 14, 2011)
10.6
Amended and Restated Master Real Estate Management Agreement, effective as of September 8, 2011, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Development Services LLC (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 14, 2011)
10.7
First Amended and Restated Credit Agreement, dated as of November 1, 2012, among Inland Diversified Real Estate Trust, Inc., as borrower, and KeyBank National Association, as administrative agent, KeyBanc Capital Markets, as sole lead arranger, RBS Citizens, N.A. d/b/a Charter One, as syndication agent, PNC Bank, National Association, as documentation agent and the several banks, financial institutions and other entities that may from time to time become parties thereto, as lenders (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on November 7, 2012)
10.8
Form of Note, dated November 1, 2012, by Inland Diversified Real Estate Trust, Inc. for the benefit lenders under the Credit Agreement (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on November 7, 2012)
10.9
Subsidiary Guaranty, dated as of November 1, 2012, by the parties identified on the signature pages thereto to and for the benefit of KeyBank National Association for itself and as administrative agent for the lenders under the Credit Agreement and to and for the benefit of the counterparties to certain related swap obligations (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on November 7, 2012)
10.10
Term Loan Agreement, dated as of March 25, 2011, by and between Inland Diversified Virginia Beach Landstown, L.L.C., as borrower, and Bank of America, N.A., as lender (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on March 31, 2011)
10.11
Promissory Note, dated as of March 25, 2011, by Inland Diversified Virginia Beach Landstown, L.L.C. for the benefit of Bank of America, N.A. (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on March 31, 2011)
10.12
Promissory Note, dated as of March 25, 2011, by Inland Diversified Virginia Beach Landstown, L.L.C. for the benefit of Bank of America, N.A. (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on March 31, 2011)
10.13
Guaranty Agreement, dated as of March 25, 2011, by Inland Diversified Real Estate Trust, Inc. in favor of Bank of America, N.A. (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on March 31, 2011)

Exhibit No.	Description
10.14	Environmental Indemnification and Release Agreement, dated as of March 25, 2011, by and between Inland Diversified Virginia Beach Landstown, L.L.C. and Bank of America, N.A. (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on March 31, 2011)
10.15
Loan Agreement, dated as of April 29, 2011, by and between Inland Diversified Prattville Legends, L.L.C., as borrower, and JPMorgan Chase Bank, National Association, as lender (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.16
Promissory Note, dated as of April 29, 2011, by Inland Diversified Prattville Legends, L.L.C. for the benefit of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.17
Guaranty Agreement, dated as of April 29, 2011, by Inland Diversified Real Estate Trust, Inc. for the benefit of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.18
Environmental Indemnification Agreement, dated as of April 29, 2011, by and between Inland Diversified Prattville Legends, L.L.C. and Inland Diversified Real Estate Trust, Inc. in favor of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.19
Loan Agreement, dated as of April 29, 2011, by and between Inland Diversified Charlotte Northcrest, L.L.C., as borrower, and JPMorgan Chase Bank, National Association, as lender (incorporated by reference to Exhibit 10.9 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.20
Promissory Note, dated as of April 29, 2011, by Inland Diversified Charlotte Northcrest, L.L.C. for the benefit of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.10 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.21
Guaranty Agreement, dated as of April 29, 2011, by Inland Diversified Real Estate Trust, Inc. for the benefit of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.11 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.22
Environmental Indemnification Agreement, dated as of April 29, 2011, by and between Inland Diversified Charlotte Northcrest, L.L.C. and Inland Diversified Real Estate Trust, Inc. in favor of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.12 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 5, 2011)
10.23
Loan Agreement, dated as of May 19, 2011, by and between Inland Diversified Norman University, L.L.C., as borrower, and JPMorgan Chase Bank, National Association, as lender (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 25, 2011)

Exhibit No.	Description
10.24	Promissory Note, dated as of May 19, 2011, by Inland Diversified Norman University, L.L.C. for the benefit of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 25, 2011)
10.25
Guaranty Agreement, dated as of May 19, 2011, by Inland Diversified Real Estate Trust, Inc. for the benefit of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 25, 2011)
10.26
Environmental Indemnification Agreement, dated as of May 19, 2011, by and between Inland Diversified Norman University, L.L.C. and Inland Diversified Real Estate Trust, Inc. in favor of JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on May 25, 2011)
10.27
Loan Assumption Agreement, dated as of June 1, 2011, by and between Inland Diversified Charlotte Perimeter Woods, L.L.C., as borrower, and Jackson National Life Insurance Company, as lender (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on June 7, 2011)
10.28
Assumption and Modification Agreement, dated as of June 1, 2011, by Inland Diversified Charlotte Perimeter Woods, L.L.C. for the benefit of Jackson National Life Insurance Company (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on June 7, 2011)
10.29
Indemnification Agreement, dated as of June 1, 2011, by Inland Diversified Real Estate Trust, Inc. for the benefit of Jackson National Life Insurance Company (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on June 7, 2011)
10.30
Environmental Indemnity Agreement, dated as of June 1, 2011, by and between Inland Diversified Charlotte Perimeter Woods, L.L.C. and Inland Diversified Real Estate Trust, Inc., as Indemnitor, in favor of Jackson National Life Insurance Company (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on June 7, 2011)
10.31
Limited Payment Guaranty, dated as of August 18, 2011, by Inland Diversified Real Estate Trust, Inc. for the benefit of U.S. Bank National Association, as Trustee, Successor-In-Interest to Bank of America, N.A., in its capacity as Trustee, Successor to Wells Fargo Bank, N.A., in its capacity as Trustee, for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates Series 2006 GG8, its Successors and Assigns (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 24, 2011)

Exhibit No.	Description
10.32	Guaranty of Recourse Obligations, dated as of August 18, 2011, by Inland Diversified Real Estate Trust, Inc. in favor of U.S. Bank National Association, as Trustee, Successor-In-Interest to Bank of America, N.A., in its capacity as Trustee, Successor to Wells Fargo Bank, N.A., in its capacity as Trustee, for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates Series 2006 GG8 (incorporated by reference to Exhibit 10.9 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 24, 2011)
10.33
Environmental and Hazardous Substance Indemnification Agreement, dated as of August 18, 2011, by and between Inland Diversified Evans Mullins, L.L.C. and Inland Diversified Real Estate Trust, Inc., collectively, the Indemnitor, to and for the benefit of U.S. Bank National Association, as Trustee, Successor-In-Interest to Bank of America, N.A., in its capacity as Trustee, Successor to Wells Fargo Bank, N.A., in its capacity as Trustee, for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates Series 2006 GG8 (incorporated by reference to Exhibit 10.10 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 24, 2011)
10.34
First Modification of Note, Loan Agreement and Other Loan Documents, dated as of March 13, 2012, by and among Inland Diversified Virginia Beach Landstown, L.L.C., as borrower, Bank of America, N.A., as lender, and Inland Diversified Real Estate Trust, Inc. as guarantor (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on March 19, 2012)
10.35
Limited Liability Company Operating Agreement of Inland Diversified White Plains City Center Member, L.L.C., made as of September 28, 2012, by and between Inland Diversified White Plains City Center Member II, L.L.C., LC White Plains Retail, LLC and LC White Plains Recreation, LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)
10.36
Agreement of Contribution, dated as of September 28, 2012, by and between LC White Plains Retail, LLC, LC White Plains Recreation, LLC and Inland Diversified White Plains City Center Member II, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)
10.37
Mortgage, dated as of September 28, 2012, by Inland Diversified White Plains City Center, L.L.C. to and in favor of Bank of America, N.A. (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)
10.38
Environmental Indemnification and Release Agreement, dated as of September 28, 2012, by and between Inland Diversified White Plains City Center, L.L.C., Inland Diversified Real Estate Trust, Inc. and Bank of America, N.A. (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)
10.39
Limited Guaranty Agreement, dated as of September 28, 2012, by Inland Diversified Real Estate Trust, Inc. in favor of Bank of America, N.A. (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)

Exhibit No.	Description
10.40	Term Loan Agreement, dated as of September 28, 2012, by and between Inland Diversified White Plains City Center, L.L.C., as borrower and Bank of America, N.A. as lender (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)
10.41
Promissory Note, dated as of September 28, 2012, by Inland Diversified White Plains City Center, L.L.C. for the benefit of Bank of America, N.A. (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 4, 2012)
10.42
Limited Liability Company Operating Agreement of Inland Diversified Dayville Killingly Member, L.L.C., made as of October 3, 2012, by and between Inland Diversified Dayville Killingly Member II, L.L.C. and Dayville Unit Investors, LLC (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)
10.43
Agreement of Contribution, dated as of October 3, 2012, by and between Dayville Unit Investors, LLC and Inland Diversified Dayville Killingly Member II, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)
10.44
Third Amended and Restated Mortgage Note, dated as of October 3, 2012, by Dayville Property Development LLC to and in favor of The Huntington National Bank (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)
10.45
Environmental Indemnity Agreement, dated as of October 3, 2012, by Dayville Property Development LLC and Inland Diversified Real Estate Trust, Inc. to The Huntington National Bank (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)
10.46
Twelfth Loan Modification and Extension Agreement and Release of Guaranty and Indemnity, made as of October 3, 2012, by and between Dayville Property Development LLC, BVS Acquisition Co., LLC, Inland Diversified Real Estate Trust, Inc. and The Huntington National Bank (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)
10.47
Guaranty and Suretyship Agreement, made as of October 3, 2012, by and between Inland Diversified Real Estate Trust, Inc. and The Huntington National Bank (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)
10.48
Assignment and Assumption of Limited Liability Company Membership Interests, entered into effective as of October 3, 2012, by and between Dayville Unit Investors LLC and Inland Diversified Dayville Killingly Member II, L.L.C. and Inland Diversified Dayville Killingly Member, L.L.C. (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on October 10, 2012)

Exhibit No.	Description
10.49	Agreement of Purchase and Sale and Contribution Agreement, made as of October 17, 2012, between Inland Real Estate Acquisitions, Inc. and Centennial Centre, L.L.C., Centennial Holdings, L.L.C., Eastern - Beltway, Ltd., Craig Losee Corner, LLC, Retail Development Partners, LLC and Virgin Territory LLC, as amended by the First Amendment, executed as of December 20, 2012 and the Second Amendment, executed as of December 27, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.50
Agreement of Purchase and Sale and Contribution Agreement, made as of October 17, 2012, between Centennial Gateway, L.L.C. and Inland Real Estate Acquisitions, Inc., as amended by the First Amendment, executed as of December 20, 2012 (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.51
Assignment and Assumption of Agreement for Purchase and Sale, dated as of December 27, 2012, by and between Inland Real Estate Acquisitions, Inc. and Inland Diversified Las Vegas Centennial Centre, L.L.C. (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.52
Assignment and Assumption of Agreement for Purchase and Sale, dated as of December 27, 2012, by and between Inland Real Estate Acquisitions, Inc. and Inland Diversified Las Vegas Centennial Gateway, L.L.C. (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.53
Assignment and Assumption of Agreement for Purchase and Sale, dated as of December 27, 2012, by and between Inland Real Estate Acquisitions, Inc. and Inland Diversified Henderson Eastgate, L.L.C. (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.54
Assignment and Assumption of Agreement for Purchase and Sale, dated as of December 27, 2012, by and between Inland Real Estate Acquisitions, Inc. and Inland Diversified Las Vegas Eastern Beltway, L.L.C. (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.55
Assignment and Assumption of Agreement for Purchase and Sale, dated as of December 27, 2012, by and between Inland Real Estate Acquisitions, Inc. and Inland Diversified Las Vegas Craig, L.L.C. (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.56
Assignment and Assumption of Agreement for Purchase and Sale, dated as of December 27, 2012, by and between Inland Real Estate Acquisitions, Inc. and Inland Diversified North Las Vegas Losee, L.L.C. (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)

Exhibit No.	Description
10.57	Limited Liability Company Agreement of Inland Territory, L.L.C., made as of December 27, 2012, by and between Inland Territory Member, L.L.C., Centennial Centre, L.L.C., Eastern - Beltway, Ltd., Centennial Gateway, L.L.C., and Retail Development Partners, LLC (incorporated by reference to Exhibit 10.9 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.58
Loan Agreement, dated as of December 27, 2012, between Inland Diversified Las Vegas Centennial Centre, L.L.C. and Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.10 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.59
Promissory Note, dated as of December 27, 2012, by Inland Diversified Las Vegas Centennial Centre, L.L.C. for the benefit of Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.11 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.60
Environmental Indemnity Agreement (Unsecured), made jointly and severally as of December 27, 2012, by and between Inland Diversified Las Vegas Centennial Centre, L.L.C. and Inland Diversified Real Estate Trust, Inc. in favor of Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.12 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.61
Guaranty of Recourse Obligations (Unsecured), made as of December 27, 2012, by Inland Diversified Real Estate Trust, Inc. for the benefit of Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.13 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.62
Post-Closing Agreement, dated as of December 27, 2012, by Inland Diversified Las Vegas Centennial Centre, L.L.C. to Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.14 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.63
Loan Agreement, dated as of December 27, 2012, between Inland Diversified Las Vegas Eastern Beltway, L.L.C. and Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.15 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.64
Promissory Note, dated as of December 27, 2012, by Inland Diversified Las Vegas Eastern Beltway, L.L.C. for the benefit of Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.16 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.65
Environmental Indemnity Agreement (Unsecured), made jointly and severally as of December 27, 2012, by and between Inland Diversified Las Vegas Eastern Beltway, L.L.C. and Inland Diversified Real Estate Trust, Inc. in favor of Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.17 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)

Exhibit No.	Description
10.66	Guaranty of Recourse Obligations (Unsecured), made as of December 27, 2012, by Inland Diversified Real Estate Trust, Inc. for the benefit of Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.18 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.67
Loan Agreement, dated as of December 27, 2012, by and among Inland Diversified Las Vegas Centennial Gateway, L.L.C., Inland Diversified Henderson Eastgate, L.L.C. and The Royal Bank of Scotland PLC (incorporated by reference to Exhibit 10.19 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.68
Promissory Note, dated as of December 27, 2012, by Inland Diversified Las Vegas Centennial Gateway, L.L.C., Inland Diversified Henderson Eastgate, L.L.C. for the benefit of The Royal Bank of Scotland PLC (incorporated by reference to Exhibit 10.20 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.69
Contribution Agreement, entered into as of December 27, 2012, by and among Inland Diversified Las Vegas Centennial Gateway, L.L.C., Inland Diversified Henderson Eastgate, L.L.C. and The Royal Bank of Scotland PLC (incorporated by reference to Exhibit 10.21 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.70
Guaranty of Recourse Obligations, dated as of December 27, 2012, by Inland Diversified Real Estate Trust, Inc. as guarantor, in favor of The Royal Bank of Scotland PLC (incorporated by reference to Exhibit 10.22 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.71
Post Closing Obligations Letter, dated as of December 27, 2012, from Inland Diversified Las Vegas Centennial Gateway, L.L.C. and Inland Diversified Henderson Eastgate, L.L.C. to The Royal Bank of Scotland PLC (incorporated by reference to Exhibit 10.23 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on January 3, 2013)
10.72
Agreement, dated as of January 4, 2013, between Inland Diversified Las Vegas Centennial Centre, L.L.C. and Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K/A, as filed by the Registrant with the Securities and Exchange Commission on January 9, 2013)
10.73
Agreement, dated as of January 4, 2013, between Inland Diversified Las Vegas Eastern Beltway, L.L.C. and Cantor Commercial Real Estate Lending, L.P. (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K/A, as filed by the Registrant with the Securities and Exchange Commission on January 9, 2013)
10.74
Purchase Agreement, dated as of December 16, 2013, by and among Inland Diversified Real Estate Trust, Inc., Inland Diversified Cumming Market Place, L.L.C., and Realty Income Corporation (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on December 17, 2013)

Exhibit No.	Description
10.75	Purchase Agreement, dated as of December 16, 2013, by and among Bulwark Corporation, Inland Diversified Real Estate Trust, Inc. (solely as guarantor), and Realty Income Corporation (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on December 17, 2013)
14.1
Code of Ethics (incorporated by reference to Exhibit 14.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed by the Registrant with the Securities and Exchange Commission on March 13, 2013)
21.1	Subsidiaries of the Registrant*
23.1	Consent of KPMG LLP*
31.1	Certification by Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
31.2	Certification by Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
32.1	Certification by Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2	Certification by Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
99.1
First Amendment to the Amended and Restated Share Repurchase Program of Inland Diversified Real Estate Trust, Inc., effective November 1, 2011 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 14, 2011)
101
The following financial information from our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 13, 2014, is formatted in Extensible Business Reporting Language ("XBRL"): (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations and Other Comprehensive Income, (iii) Consolidated Statements of Equity, (iv) Consolidated Statements of Cash Flows (v) Notes to Consolidated Financial Statements.

*
Filed as part of this Annual Report on Form 10-K.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Kite Realty's declaration of trust contains a provision that limits the liability of Kite Realty's trustees and officers to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and Kite Realty's bylaws, Kite Realty is required, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by Kite Realty if it shall ultimately be determined that the standard of conduct was not met.

        Kite Realty's declaration of trust provides that Kite Realty (a) shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee, and (b) may indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former officer or any individual who, at Kite Realty's request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former officer, partner, employee or agent of Kite Realty. Kite Realty has the power, with the approval of Kite Realty's board of trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of Kite Realty in any of the capacities described in (a) or (b) above and to any employee or agent of Kite Realty or a predecessor of Kite Realty. Maryland law requires Kite Realty to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

        In addition, Kite Realty has entered into indemnification agreements with each of Kite Realty's trustees and executive officers to provide for indemnification to the maximum extent permitted by Maryland law.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 18, 2014.

Kite Realty Group Trust
By:	/s/ JOHN A. KITE John A. Kite Chairman and Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints John A. Kite and Daniel R. Sink, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JOHN A. KITE John A. Kite	Chairman, Chief Executive Officer, and Trustee (Principal Executive Officer)	March 18, 2014
/s/ DANIEL R. SINK Daniel R. Sink	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2014
/s/ WILLIAM E. BINDLEY William E. Bindley	Trustee	March 18, 2014
/s/ VICTOR J. COLEMAN Victor J. Coleman	Trustee	March 18, 2014
/s/ RICHARD A. COSIER Richard A. Cosier	Trustee	March 18, 2014
/s/ CHRISTIE B. KELLY Christie B. Kelly	Trustee	March 18, 2014

/s/ GERALD L. MOSS Gerald L. Moss	Trustee	March 18, 2014
/s/ DAVID R. O'REILLY David R. O'Reilly	Trustee	March 18, 2014
/s/ BARTON R. PETERSON Barton R. Peterson	Trustee	March 18, 2014

EXHIBIT INDEX

Exhibit No.		Description	Location
2.1		Agreement and Plan of Merger by and among Kite Realty Group Trust, KRG Magellan, LLC and Inland Diversified Real Estate Trust, Inc., dated February 9, 2014	Attached as Annex A to the joint proxy statement/prospectus included in this registration statement

3.1		Articles of Amendment and Restatement of Declaration of Trust of Kite Realty Group Trust	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on August 20, 2004

3.2		Articles Supplementary designating Kite Realty Group Trust's 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on March 12, 2012

3.3		Articles Supplementary establishing additional shares of Kite Realty Group Trust's 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share	Incorporated by reference to Exhibit 3.1 to Kite Realty Group Trust's registration statement on Form 8-A filed on December 7, 2010

3.4		First Amended and Restated Bylaws of Kite Realty Group Trust, as amended	Incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of Kite Realty Group Trust for the period ended June 30, 2012

4.1		Form of Common Share Certificate	Incorporated by reference to Exhibit 4.1 to Kite Realty Group Trust's registration statement on Form S-11 (File No. 333-114224) declared effective by the SEC on August 10, 2004

4.2		Form of share certificate evidencing the 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share	Incorporated by reference to Exhibit 4.1 to Kite Realty Group Trust's registration statement on Form 8-A filed on December 7, 2010

5.1	*	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered

8.1	*	Opinion of Hogan Lovells US LLP regarding certain tax matters

8.2	*	Opinion of Alston & Bird LLP regarding certain tax matters

21.1		List of Subsidiaries of Kite Realty Group Trust	Incorporated by reference to Exhibit 21.1 to Kite Realty Group Trust's Annual Report on Form 10-K filed on March 7, 2014

Exhibit No.		Description	Location
23.1		Consent of Hogan Lovells US LLP as to the legality of the securities being registered	Included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference

23.2		Consent of Hogan Lovells US LLP as to tax matters	Included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference

23.3		Consent of Alston & Bird LLP	Included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference

23.4		Consent of Ernst & Young LLP, independent registered public accounting firm	Filed herewith

23.5		Consent of Sellers Richardson Holman & West, LLP	Filed herewith

23.6		Consent of KPMG LLP, independent registered public accounting firm	Filed herewith

24.1		Powers of Attorney	Included on the signature pages of this Registration Statement

99.1		Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Filed herewith

99.2		Consent of Barclays Capital Inc.	Filed herewith

99.3		Consent of Wells Fargo Securities, LLC	Filed herewith

99.4	*	Form of Proxy solicited by the Board of Trustees of Kite Realty Group Trust

99.5	*	Form of Proxy solicited by the Board of Directors of Inland Diversified Real Estate Trust, Inc.

99.6	*	Consent of Lee A. Daniels named to become trustee of the Combined Company.

99.7	*	Consent of Gerald W. Grupe named to become trustee of the Combined Company.

99.8	*	Consent of Charles H. Wurtzebach named to become trustee of the Combined Company.

*
To be filed by amendment.